FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206705-04

PROSPECTUS

$782,021,000 (Approximate)

DBJPM 2016-C3 Mortgage Trust

(Central Index Key Number 0001677390)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Sponsors and Mortgage Loan Sellers

DBJPM 2016-C3 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C3

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the DBJPM 2016-C3 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C3 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the Class X-B, Class X-C, Class D, Class E, Class F, Class G, Class H and Class R certificates) represent the ownership interests in the issuing entity, which will be a New York common law trust named DBJPM 2016-C3 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the fourth business day following the sixth day of each month (or if the sixth is not a business day, the next business day), commencing in September 2016. The rated final distribution date for the certificates is the distribution date in August 2049.

Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$33,545,000		1.502%	Fixed	August 2021
Class A-2	$6,084,000		1.886%	Fixed	August 2021
Class A-3	$11,000,000		2.362%	Fixed	July 2023
Class A-SB	$45,000,000		2.756%	Fixed	January 2026
Class A-4	$250,000,000		2.632%	Fixed	July 2026
Class A-5	$279,987,000		2.890%	Fixed	July 2026
Class X-A	$700,467,000	(3)	1.664%	Variable(4)	August 2026
Class A-M	$74,851,000		3.041%	Fixed	August 2026
Class B	$44,687,000		3.264%	Fixed	August 2026
Class C	$36,867,000		3.636%	WAC – 0.750%(5)	August 2026

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 49 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Academy Securities, Inc., will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 47.0% of each class of offered certificates and J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 53.0% of each class of offered certificates. Academy Securities, Inc. is acting as a co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about August 11, 2016. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately 112.362109798386% of the aggregate certificate balance of the offered certificates, plus accrued interest from August 1, 2016, before deducting expenses payable by the depositor.

Deutsche Bank Securities		J.P. Morgan

Co-Lead Managers and Joint Bookrunners

Academy Securities

Co-Manager

July 27, 2016

DBJPM 2016-C3

Commercial Mortgage Pass-Through Certificates
Geographic Overview of Mortgage Pool

Idaho
1 property
$2,135,486
0.2% of total
Missouri
2 properties
$45,370,000
5.1% of total
Iowa
1 property
$1,041,460
0.1% of total
Minnesota
1 property
$1,829,947
0.2% of total
Illinois
1 property
$6,792,342
0.8% of total
New York
4 properties
$142,573,402
16.0% of total
New Jersey
3 properties
$7,753,455
0.9% of total
Nevada
5 properties
$65,380,552
7.3% of total
Maryland
2 properties
$4,339,963
0.5% of total
California
8 properties
$331,203,630
37.1% of total
Virginia
1 property
$15,000,000
1.7% of total
South Carolina
3 properties
$8,048,783
0.9% of total
Arizona
4 properties
$102,529,053
11.5% of total
Georgia
3 properties
$3,868,514
0.4% of total
Texas
5 properties
$55,867,371
6.3% of total
Tennessee
2 properties
$72,474,670
8.1% of total
Florida
8 properties
$27,529,776
3.1% of total
Mortgaged Properties by Property Type
Manufactured Housing Community 0.8%
Multifamily 2.8%
Self Storage 10.8%
Retail 28.7%
Mixed Use 16.4%
Office 19.6%
Hospitality 20.8%
% of Initial Outstanding Pool Balance
0.1% – 2.0%
2.1% – 5.0%
5.1% – 10.0%
10.1% – 37.1%

Summary of Certificates

Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(6)	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass- Through Rate	Weighted Average Life (Yrs.)(7)	Principal Window(7)
Offered Certificates
Class A-1	$33,545,000		30.000%	Fixed	August 2021	1.502%	2.87	1 – 60
Class A-2	$6,084,000		30.000%	Fixed	August 2021	1.886%	5.00	60 – 60
Class A-3	$11,000,000		30.000%	Fixed	July 2023	2.362%	6.91	83 – 83
Class A-SB	$45,000,000		30.000%	Fixed	January 2026	2.756%	7.30	60 – 113
Class A-4	$250,000,000		30.000%	Fixed	July 2026	2.632%	9.70	113 – 119
Class A-5	$279,987,000		30.000%	Fixed	July 2026	2.890%	9.91	119 – 119
Class X-A	$700,467,000	(3)	N/A	Variable(4)	August 2026	1.664%	N/A	N/A
Class A-M	$74,851,000		21.625%	Fixed	August 2026	3.041%	9.93	119 – 120
Class B	$44,687,000		16.625%	Fixed	August 2026	3.264%	10.00	120 – 120
Class C	$36,867,000		12.500%	WAC – 0.750%(5)	August 2026	3.636%	10.00	120 – 120
Non-Offered Certificates(8)
Class X-B	$44,687,000	(3)	N/A	Variable(4)	August 2026	1.122%	N/A	N/A
Class X-C	$82,671,000	(3)	N/A	Variable(4)	August 2026	0.750%	N/A	N/A
Class D	$45,804,000		7.375%	WAC – 0.750%(5)	August 2026	3.636%	10.00	120 – 120
Class E	$17,874,000		5.375%	WAC(9)	August 2026	4.386%	10.00	120 – 120
Class F	$8,938,000		4.375%	WAC(9)	August 2026	4.386%	10.00	120 – 120
Class G	$10,054,000		3.250%	WAC(9)	August 2026	4.386%	10.00	120 – 120
Class H	$29,047,404		0.000%	WAC(9)	August 2026	4.386%	10.00	120 – 120
Class R(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the certificate balance of the Class B certificates. The notional amount of the Class X-C certificates will be equal to the aggregate certificate balance of the Class C and Class D certificates. The Class X-A, Class X-B and Class X-C certificates will not be entitled to distributions of principal.

(4)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the pass-through rate of the Class B certificates for that distribution date. The pass-through rate for the Class X-C certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) weighted average of the pass-through rates of the Class C and Class D certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to the distribution date. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(5)	For any distribution date, the pass-through rates for the Class C and Class D certificates will equal a per annum rate equal to (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs, minus (ii) 0.750%, but in any case, not less than 0.000%.

(6)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, are represented in the aggregate.

(7)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a principal balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayments dates of the mortgage loans.

(8)	The classes of certificates set forth below “Non-Offered Certificates” in the table are not offered by this prospectus.

(9)	For any distribution date, the pass-through rate for each of the Class E, Class F, Class G and Class H certificates will equal a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs.

(10)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-B, Class X-C, Class D, Class E, Class F, Class G, Class H and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	11
Summary of Terms	19
Risk Factors	49
The Certificates May Not Be a Suitable Investment for You	49
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	49
Risks Related to Market Conditions and Other External Factors	49
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	49
Other Events May Affect the Value and Liquidity of Your Investment	49
Risks Relating to the Mortgage Loans	50
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	50
Risks of Commercial and Multifamily Lending Generally	50
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	52
Retail Properties Have Special Risks	55
Office Properties Have Special Risks	57
Hospitality Properties Have Special Risks	58
Risks Relating to Affiliation with a Franchise or Hotel Management Company	60
Multifamily Properties Have Special Risks	60
Mixed Use Properties Have Special Risks	63
Manufactured Housing Community Properties Have Special Risks	63

Parking Properties Have Special Risks	65
Condominium Ownership May Limit Use and Improvements	65
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	66
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	67
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	68
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	69
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	70
Risks Related to Zoning Non-Compliance and Use Restrictions	72
Risks Relating to Inspections of Properties	73
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	73
Insurance May Not Be Available or Adequate	73
Terrorism Insurance May Not Be Available for All Mortgaged Properties	76
Risks Associated with Blanket Insurance Policies or Self-Insurance	77
Limited Information Causes Uncertainty	77
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	78
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	79

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	79
Static Pool Data Would Not Be Indicative of the Performance of this Pool	80
Appraisals May Not Reflect Current or Future Market Value of Each Property	80
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	81
The Borrower’s Form of Entity May Cause Special Risks	82
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	83
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	84
Other Financings or Ability to Incur Other Indebtedness Entails Risk	85
Tenancies-in-Common May Hinder Recovery	86
Risks Relating to Enforceability of Cross-Collateralization	87
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	87
Risks Associated with One Action Rules	87
State Law Limitations on Assignments of Leases and Rents May Entail Risks	88
Various Other Laws Could Affect the Exercise of Lender’s Rights	88
Risks of Anticipated Repayment Date Loans	88
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	89

Risks Related to Ground Leases and Other Leasehold Interests	90
Increases in Real Estate Taxes May Reduce Available Funds	92
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	92
Risks Related to Conflicts of Interest	92
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	92
The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers	94
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	94
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	95
Potential Conflicts of Interest of the Operating Advisor	97
Potential Conflicts of Interest of the Asset Representations Reviewer	98
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders	98
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	100
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	101
Other Potential Conflicts of Interest May Affect Your Investment	101
Other Risks Relating to the Certificates	102
The Certificates Are Limited Obligations	102
The Certificates May Have Limited Liquidity and the

Market Value of the Certificates May Decline	102
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	102
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	105
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	106
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	110
Risks Relating to Modifications of the Mortgage Loans	114
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	114
Risks Relating to Interest on Advances and Special Servicing Compensation	115
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	115
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	116
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	116

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	117
Description of the Mortgage Pool	118
General	118
Certain Calculations and Definitions	119
Definitions	119
Mortgage Pool Characteristics	127
Overview	127
Property Types	127
Mortgage Loan Concentrations	131
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	132
Geographic Concentrations	133
Mortgaged Properties With Limited Prior Operating History	134
Tenancies-in-Common	134
Condominium Interests	134
Fee & Leasehold Estates; Ground Leases	135
Environmental Considerations	136
Redevelopment, Renovation and Expansion	137
Assessment of Property Value and Condition	139
Litigation and Other Considerations	140
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	140
Loan Purpose	140
Default History, Bankruptcy Issues and Other Proceedings	140
Tenant Issues	141
Tenant Concentrations	141
Lease Expirations and Terminations	142
Purchase Options and Rights of First Refusal	145
Affiliated Leases	146
Insurance Considerations	147
Use Restrictions	147
Appraised Value	148
Non-Recourse Carveout Limitations	149
Real Estate and Other Tax Considerations	150
Delinquency Information	150
Certain Terms of the Mortgage Loans	151
Amortization of Principal	151
Due Dates; Mortgage Rates; Calculations of Interest	151
ARD Loan(s)	152

Prepayment Protections and Certain Involuntary Prepayments	152
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	155
Defeasance; Collateral Substitution	156
Partial Releases	157
Addition of Real Property to the Mortgaged Property	157
Escrows	157
Mortgaged Property Accounts	159
Delaware Statutory Trusts	159
Exceptions to Underwriting Guidelines	159
Additional Indebtedness	159
General	159
Whole Loans	160
Mezzanine Indebtedness	160
Preferred Equity	162
Other Secured Indebtedness	162
Other Unsecured Indebtedness	162
The Whole Loans	163
General	163
Westfield San Francisco Centre Whole Loan	166
693 Fifth Avenue Whole Loan	176
Shops at Crystals Whole Loan	178
Opry Mills Whole Loan	183
Center 21 Whole Loan	185
U-Haul AREC Portfolio Whole Loan	187
Staybridge Suites Times Square Whole Loan	190
Intercontinental Kansas City Hotel Whole Loan	192
Williamsburg Premium Outlets Whole Loan	194
Additional Information	196
Transaction Parties	198
The Sponsors and Mortgage Loan Sellers	198
German American Capital Corporation	198
JPMorgan Chase Bank, National Association	206
The Depositor	214
The Issuing Entity	214
The Trustee and Certificate Administrator	215
The Master Servicer and the Special Servicer	217
Non-Serviced Master Servicer	220
The Operating Advisor and Asset Representations Reviewer	224
Description of the Certificates	225
General	225

Distributions	227
Method, Timing and Amount	227
Available Funds	227
Priority of Distributions	229
Pass-Through Rates	231
Interest Distribution Amount	233
Principal Distribution Amount	233
Certain Calculations with Respect to Individual Mortgage Loans	235
Excess Interest	236
Application Priority of Mortgage Loan Collections or Whole Loan Collections	236
Allocation of Yield Maintenance Charges and Prepayment Premiums	238
Assumed Final Distribution Date; Rated Final Distribution Date	240
Prepayment Interest Shortfalls	240
Subordination; Allocation of Realized Losses	242
Reports to Certificateholders; Certain Available Information	243
Certificate Administrator Reports	243
Information Available Electronically	248
Voting Rights	253
Delivery, Form, Transfer and Denomination	253
Book-Entry Registration	253
Definitive Certificates	256
Certificateholder Communication	256
Access to Certificateholders’ Names and Addresses	256
Requests to Communicate	256
List of Certificateholders	257
Description of the Mortgage Loan Purchase Agreements	257
General	257
Dispute Resolution Provisions	267
Asset Review Obligations	267
Pooling and Servicing Agreement	268
General	268
Assignment of the Mortgage Loans	269
Servicing Standard	269
Subservicing	271
Advances	271
P&I Advances	271
Servicing Advances	272
Nonrecoverable Advances	273
Recovery of Advances	274
Accounts	275

Withdrawals from the Collection Account	277
Servicing and Other Compensation and Payment of Expenses	279
General	279
Master Servicing Compensation	285
Special Servicing Compensation	286
Disclosable Special Servicer Fees	290
Certificate Administrator and Trustee Compensation	291
Operating Advisor Compensation	291
Asset Representations Reviewer Compensation	292
CREFC® Intellectual Property Royalty License Fee	293
Appraisal Reduction Amounts	293
Maintenance of Insurance	299
Modifications, Waivers and Amendments	302
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	303
Inspections	304
Collection of Operating Information	305
Special Servicing Transfer Event	305
Asset Status Report	307
Realization Upon Mortgage Loans	310
Sale of Defaulted Loans and REO Properties	312
The Directing Certificateholder	314
General	314
Major Decisions	316
Asset Status Report	318
Replacement of Special Servicer	319
Control Termination Event and Consultation Termination Event	319
Servicing Override	321
Rights of Holders of Companion Loans	321
Limitation on Liability of Directing Certificateholder	322
The Operating Advisor	322
General	322
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	323
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	324
Annual Report	325

Recommendation of the Replacement of the Special Servicer	326
Eligibility of Operating Advisor	326
Other Obligations of Operating Advisor	327
Termination of the Operating Advisor With Cause	328
Rights Upon Operating Advisor Termination Event	328
Termination of the Operating Advisor Without Cause	329
Resignation of the Operating Advisor	329
Operating Advisor Compensation	330
The Asset Representations Reviewer	330
Asset Review	330
Eligibility of Asset Representations Reviewer	334
Other Obligations of Asset Representations Reviewer	335
Delegation of Asset Representations Reviewer’s Duties	336
Assignment of Asset Representations Reviewer’s Rights and Obligations	336
Asset Representations Reviewer Termination Events	336
Rights Upon Asset Representations Reviewer Termination Event	337
Termination of the Asset Representations Reviewer Without Cause	337
Resignation of Asset Representations Reviewer	338
Asset Representations Reviewer Compensation	338
Replacement of Special Servicer Without Cause	338
Termination of Servicer and Special Servicer for Cause	341
Servicer Termination Events	341
Rights Upon Servicer Termination Event	342
Waiver of Servicer Termination Event	344
Resignation of the Master Servicer and Special Servicer	345
Limitation on Liability; Indemnification	345
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	347

Dispute Resolution Provisions	348
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	348
Repurchase Request Delivered by a Party to the PSA	348
Resolution of a Repurchase Request	349
Mediation and Arbitration Provisions	352
Servicing of the Non-Serviced Mortgage Loans	353
Servicing of the Westfield San Francisco Centre Mortgage Loan	354
Servicing of the Shops at Crystals Mortgage Loan	356
Servicing of the Opry Mills Mortgage Loan	357
Servicing of the Intercontinental Kansas City Hotel Mortgage Loan	359
Servicing of the Williamsburg Premium Outlets Mortgage Loan	361
Servicing of the Servicing Shift Whole Loan	363
Rating Agency Confirmations	363
Evidence as to Compliance	365
Limitation on Rights of Certificateholders to Institute a Proceeding	366
Termination; Retirement of Certificates	366
Amendment	367
Resignation and Removal of the Trustee and the Certificate Administrator	370
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	371
Certain Legal Aspects of Mortgage Loans	372
General	373
Types of Mortgage Instruments	373
Leases and Rents	373
Personalty	374
Foreclosure	374
General	374
Foreclosure Procedures Vary from State to State	374
Judicial Foreclosure	374
Equitable and Other Limitations on Enforceability of Certain Provisions	375

Nonjudicial Foreclosure/Power of Sale	375
Public Sale	375
Rights of Redemption	376
Anti-Deficiency Legislation	377
Leasehold Considerations	377
Cooperative Shares	378
Bankruptcy Laws	378
Environmental Considerations	383
General	383
Superlien Laws	383
CERCLA	384
Certain Other Federal and State Laws	384
Additional Considerations	385
Due-on-Sale and Due-on-Encumbrance Provisions	385
Subordinate Financing	385
Default Interest and Limitations on Prepayments	385
Applicability of Usury Laws	386
Americans with Disabilities Act	386
Servicemembers Civil Relief Act	386
Anti-Money Laundering, Economic Sanctions and Bribery	387
Potential Forfeiture of Assets	387
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	388
Pending Legal Proceedings Involving Transaction Parties	389
Use of Proceeds	389
Yield and Maturity Considerations	390
Yield Considerations	390
General	390
Rate and Timing of Principal Payments	390
Losses and Shortfalls	391
Certain Relevant Factors Affecting Loan Payments and Defaults	392
Delay in Payment of Distributions	393
Yield on the Certificates with Notional Amounts	393
Weighted Average Life	393
Pre-Tax Yield to Maturity Tables	399
Material Federal Income Tax Considerations	402
General	402
Qualification as a REMIC	402
Status of Offered Certificates	404
Taxation of Regular Interests	405

General	405
Original Issue Discount	405
Acquisition Premium	407
Market Discount	407
Premium	408
Election To Treat All Interest Under the Constant Yield Method	408
Treatment of Losses	408
Yield Maintenance Charges and Prepayment Provisions	409
Sale or Exchange of Regular Interests	409
Taxes That May Be Imposed on a REMIC	410
Prohibited Transactions	410
Contributions to a REMIC After the Startup Day	410
Net Income from Foreclosure Property	411
Bipartisan Budget Act of 2015	411
Taxation of Certain Foreign Investors	412
FATCA	412
Backup Withholding	413

Information Reporting	413
3.8% Medicare Tax on “Net Investment Income”	413
Reporting Requirements	413
Certain State and Local Tax Considerations	414
Method of Distribution (Underwriter)	415
Incorporation of Certain Information by Reference	416
Where You Can Find More Information	417
Financial Information	417
Certain ERISA Considerations	417
General	417
Plan Asset Regulations	418
Administrative Exemptions	418
Insurance Company General Accounts	420
Legal Investment	421
Legal Matters	422
Ratings	422
Index of Defined Terms	424

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

•	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

•	Summary of Terms, commencing on page 19 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

•	Risk Factors, commencing on page 49 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 424 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

•	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

•	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

This PROSPECTUS has been prepared on the basis that any offer of certificates in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive (as defined below) from the requirement to publish a prospectus for offers of certificates. Accordingly any person making or intending to make an offer in that Relevant Member State of certificates which are the subject of an offering contemplated in this PROSPECTUS as-completed by final terms in relation to the offer of those certificates may only do so in circumstances in which no obligation arises for the DEPOSITOR, THE issuing entity or an underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.

NONE OF THE DEPOSITOR, the issuing entity or any of the underwriters has authorized, nor does any of them authorize, the making of any offer of certificates in circumstances in which an obligation arises for THE DEPOSITOR, the issuing entity or an underwriter to publish or supplement a prospectus for such offer.

For the purposes of this provision and the provision immediately below, “Prospectus Directive” means Directive 2003/71/EC AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU, and includes any relevant implementing measure in the Relevant Member State.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.) OF THE FINANCIAL

PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES)(EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.), OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC,

OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

Each UNDERWRITER has represented, warranted and agreed that: (1) It has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any OFFERED certificates (except for certificates which are a “structured product” as defined in the securities and futures ordinance (Cap. 571)(the “SFO”) of Hong Kong) Other than (A) to “Professional Investors” as defined in the SFO and any rules OR REGULATIONS made under the SFO; or (B) in other circumstances which do not result in the document being a “Prospectus” as defined in the companies (winding up and miscellaneous provisions) ordinance (CAP. 32)(The “C(WUMP)O”) of Hong Kong or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the OFFERED certificates, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (Except if permitted to do so under the securities laws of Hong Kong) other than with respect to certificates which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN

CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 UNDER THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO,

GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	DBJPM 2016-C3 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

•	German American Capital Corporation, a Maryland corporation; and

•	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association(1)	11	$431,267,371	48.3%
German American Capital Corporation(2)(3)(4)	20	$378,471,033	42.3%
German American Capital Corporation/JPMorgan Chase Bank, National Association(5)	1	$84,000,000	9.4%
Total	32	$893,738,404	100.0%

(1)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Opry Mills, representing approximately 7.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and as to which JPMorgan Chase Bank, National Association will act as mortgage loan seller, is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association and Citigroup Global Markets Realty Corp. In addition, the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as The Shops at Crystals, representing approximately 5.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and as to which JPMorgan Chase Bank, National Association will act as mortgage loan seller, is part of a whole loan that was co-originated by JPMorgan

Chase Bank, National Association, Bank of America, N.A. and Wells Fargo Bank, National Association.

(2)	Twelve (12) mortgage loans, representing approximately 27.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and acquired by German American Capital Corporation.

(3)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Staybridge Suites Times Square, representing approximately 4.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, and as to which German American Capital Corporation will act as mortgage loan seller, is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and Citigroup Global Markets Realty Corp and acquired by German American Capital Corporation.

(4)	Four (4) mortgage loans, representing approximately 5.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were originated by Pillar Multifamily, LLC and acquired by German American Capital Corporation. German American Capital Corporation has re-underwritten such mortgage loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” in this prospectus.

(5)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Westfield San Francisco Centre, representing approximately 9.4% of the aggregate pool balance as of the cut-off date, is part of a whole loan that was co-originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and JPMorgan Chase Bank, National Association. The mortgage loan is evidenced by four promissory notes, Note A-1-EMP-C1 with a principal balance of $32,892,473 as of the cut-off date as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch) is acting as mortgage loan seller, Note A-1-SFC-C1 with a principal balance of $9,107,527 as of the cut-off date as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch) is acting as mortgage loan seller, Note A-2-EMP-C1 with a principal balance of $32,892,473 as of the cut-off date as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller and Note A-2-SFC-C1 with a principal balance of $9,107,527 as of the cut-off date as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer and

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the master servicer and will be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than the mortgage loans and companion loans identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below that are each part of a whole loan and serviced under the pooling and servicing agreement indicated in such table). Midland Loan Services, a Division of PNC Bank, National Association is also expected to act as the special servicer with respect to the mortgage loans (other than any excluded special servicer loan) and the related serviced companion loans other than with respect to the non-serviced mortgage loans set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent as to certain major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the master servicer and the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan will be serviced and specially serviced by the master servicer and the special servicer, respectively, under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be serviced and specially serviced under, and by the master servicer and the special servicer, respectively, designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—U-Haul AREC Portfolio Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The master servicer and the special servicer of each non-serviced mortgage loan is set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. See “Transaction Parties—The Non-Serviced Master Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan (such mortgage loan or serviced whole loan referred to in this prospectus as an “excluded special servicer loan”), if any, the special servicer will be required to resign as special servicer of that excluded special servicer loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause” in this prospectus.

The special servicer was appointed to be the special servicer by BlackRock Realty Advisors, Inc., as agent for its managed account, which is expected to purchase the Class E, Class F, Class G and Class H certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

As of March 31, 2016, an affiliate of Midland Loan Services, a Division of PNC Bank, National Association, owns approximately 21% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors.

Midland Loan Services, a Division of PNC Bank, National Association assisted BlackRock Realty Advisors, Inc. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Non-Serviced Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer of certain of the non-serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreements identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—Non-Serviced Master Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after the servicing shift securitization date, the mortgagee of record with respect to the servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, in its capacity as trustee under the pooling and servicing agreement for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 0113. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be certificate administrator, in its capacity as custodian under the pooling and servicing agreement. From and after the servicing shift securitization date, the custodian of the mortgage file (other than the promissory note evidencing the servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below, the custodian under the pooling and servicing agreement for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, the servicing shift whole loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will act as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than the non-serviced mortgage loans, the servicing shift mortgage loan and any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class E, Class F, Class G and Class H certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that BlackRock Realty Advisors, Inc., as agent for its managed account, will purchase the Class E, Class F, Class G and Class H certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing certificateholder with respect to each mortgage loan (other than the non-serviced mortgage loans and the servicing shift mortgage loan).

With respect to the servicing shift whole loan, the holder of the companion loan identified as note A-1 will be the directing holder, and will be entitled to certain consent and consultation rights with respect to the servicing shift loan. From and after the servicing shift securitization date, the directing holder of the servicing shift whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—U-Haul AREC Portfolio Whole Loan”.

Each entity identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below is the initial directing certificateholder under the pooling and servicing agreement for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in August 2016 and the date of origination of such mortgage loan.

Closing Date	On or about August 11, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in September 2016.

Determination Date	The 6th day of each month or, if the 6th day is not a business day, then the business day immediately following such 6th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
   Date; Rated Final

Distribution Date	The assumed final distribution dates set forth below for each class of offered certificates have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	August 2021
Class A-2	August 2021
Class A-3	July 2023
Class A-SB	January 2026
Class A-4	July 2026
Class A-5	July 2026
Class X-A	August 2026
Class A-M	August 2026
Class B	August 2026
Class C	August 2026

The rated final distribution date will be the distribution date in August 2049.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of DBJPM 2016-C3 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C3:

•	Class A-1

•	Class A-2

•	Class A-3

•	Class A-SB

•	Class A-4

•	Class A-5

•	Class X-A

•	Class A-M

•	Class B

•	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-B, Class X-C, Class D, Class E, Class F, Class G, Class H and Class R.

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class A-1	$33,545,000
Class A-2	$6,084,000
Class A-3	$11,000,000
Class A-SB(1)	$45,000,000
Class A-4	$250,000,000
Class A-5	$279,987,000
Class X-A(2)	$700,467,000
Class A-M	$74,851,000
Class B	$44,687,000
Class C	$36,867,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class:

Class A-1	1.502%(1)
Class A-2	1.886%(1)
Class A-3	2.362%(1)
Class A-SB	2.756%(1)
Class A-4	2.632%(1)
Class A-5	2.890%(1)
Class X-A	1.664%(2)
Class A-M	3.041%(1)
Class B	3.264%(1)
Class C	3.636%(3)

(1)	The pass through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M and Class B certificates will be equal to a fixed per annum rate.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months), over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

(3)	For any distribution date, the pass-through rate for the Class C certificates will equal a per annum rate equal to (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs, minus (ii) 0.750%, but in any case, not less than 0.000%.

See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus.

B. Interest Rate Calculation
Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A, Class X-B and Class X-C certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	The master servicer and special servicer are entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan (including the non-serviced mortgage loans) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.00500%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan (including any related serviced companion loan) which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (including any related serviced companion loan) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (including any related serviced companion loan) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each mortgage loan or serviced whole loan will be subject to an aggregate cap per mortgage loan or serviced whole loan of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation” in this prospectus. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than the non-serviced mortgage loans) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan) at a per annum rate equal to 0.0067%. The trustee fee is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan (excluding the non-serviced mortgage loans) at a per annum rate equal to (i) 0.0029% with respect to all mortgage loans (except the non-serviced mortgage loans, the servicing shift mortgage loan, the 693 Fifth Avenue mortgage loan, the Center 21 mortgage loan and the Staybridge Suites Times Square mortgage loan); (ii) 0.0061% with respect to the 693 Fifth Avenue mortgage loan; (iii) 0.0053% with respect to the Center 21 mortgage loan and (iv) 0.0081% with respect to the Staybridge Suites Times Square mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan”, “—Shops at Crystals Whole Loan”, “—Opry Mills Whole Loan”, “—Intercontinental Kansas City Hotel Whole Loan”, “—U-Haul AREC Portfolio Whole Loan”, “—Williamsburg

Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Non-Serviced Loan	Primary Servicer Fee	Special Servicer Fee
Westfield San Francisco Centre	0.00125%	0.2500%
Opry Mills	0.00250%	0.2500%
The Shops at Crystals	0.00250%	0.2500%
Intercontinental Kansas City Hotel	0.00250%	0.2500%
Williamsburg Premium Outlets	0.00250%	0.2500%

(1)	Does not reflect the U-Haul AREC Portfolio mortgage loan, which is part of a split loan structure comprised of two mortgage notes, including a pari passu companion loan that may be included in one or more future securitizations. After the securitization of the U-Haul AREC Portfolio controlling pari passu companion loan, the U-Haul AREC Portfolio mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

Distributions

A. Amount and Order of
Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributable to the Class H certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-C certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex F to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero;

Sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero; and

Seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of certificates, other than the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M Certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B and Class X-C certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions” in this prospectus; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of
Losses and Certain Expenses	The following chart describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-C or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B and Class X-C certificates and, therefore, the amount of interest they accrue.

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

(2)	The Class X-A, Class X-B and Class X-C certificates are interest-only certificates and the Class X-B and Class X-C certificates are not offered by this prospectus.

(3)	Other than the Class X-B and Class X-C certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class B certificates. The notional amount of the Class X-C certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class C and Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

•	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

•	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

•	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

•	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

•	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

•	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period, will be distributed to the holders of the Class H certificates on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

•	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

•	maintain the priority of the lien on the related mortgaged property; and/or

•	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.
With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.
The Mortgage Pool
The Mortgage Pool	The issuing entity’s primary assets will be 32 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrowers in 54 commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—Additional Indebtedness”.
The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $893,738,404.
Whole Loans
Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 32 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of two of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and the related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten Debt Yield(1)
Westfield San Francisco Centre	$84,000,000	9.4%	$349,077,000	$124,923,000	35.5%	3.68x	13.1%
Center 21	$83,000,000	9.3%	$80,000,000	N/A	59.2%	2.01x	9.7%
Opry Mills	$65,000,000	7.3%	$310,000,000	N/A	50.8%	2.33x	10.1%
693 Fifth Avenue	$62,500,000	7.0%	$187,500,000	N/A	47.6%	1.00x	6.4%
The Shops at Crystals	$50,000,000	5.6%	$332,700,000	$167,300,000	34.8%	3.28x	12.9%
U-Haul AREC Portfolio	$46,000,000	5.1%	$48,500,000	N/A	67.4%	1.64x	10.3%
Staybridge Suites Times Square	$38,600,000	4.3%	$28,900,000	N/A	49.1%	2.09x	13.8%
Intercontinental Kansas City Hotel	$30,140,000	3.4%	$45,000,000	N/A	65.1%	1.62x	11.5%
Williamsburg Premium Outlets	$15,000,000	1.7%	$170,000,000	N/A	54.8%	2.52x	11.4%

(1)	Calculated based on the balance of the related whole loan excluding the subordinate companion loans. With respect to the mortgaged property identified on Annex A-1 to this prospectus as Intercontinental Kansas City Hotel, the Mortgage Loan LTV Ratio is calculated net of an approximately $15.9 million upfront property improvement plan (“PIP”) reserve. See “Description of the Mortgage Pool—Appraised Value” for more information.
The 693 Fifth Avenue, Center 21 and Staybridge Suites Times Square whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, and the related companion loans are referred to in this prospectus as “serviced companion loans”.
The U-Haul AREC Portfolio whole loan, the “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the U-Haul AREC Portfolio companion loan identified as note A-1 is securitized (the “servicing shift securitization date”), it is anticipated that the servicing shift whole loan will be serviced under, and by the master servicer designated in (the “servicing shift master servicer”), the pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the servicing shift securitization date, the servicing shift mortgage loan will be a “serviced whole loan”. On and after the applicable servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.
Each loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement identified in the following table relating to a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a

“non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Directing Certificate- holder	Operating Advisor	Asset Representations Reviewer
Westfield San Francisco Centre	DBJPM 2016-SFC	9.4%	Wells Fargo Bank, National Association	Pacific Life Insurance Company	Wilmington Trust, National Association	Deutsche Bank Trust Company Americas	Prima Capital Advisors LLC	N/A	N/A
Opry Mills	JPMCC 2016-JP2	7.3%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	LNR Securities Holdings, LLC	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC
The Shops at Crystals	Shops at Crystals Trust 2016-CSTL	5.6%	KeyBank National Association	AEGON USA Realty Advisors, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Teachers Insurance and Annuity Association of America	N/A	N/A
Intercontinental Kansas City Hotel	COMM 2016-DC2	3.4%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Deutsche Bank Trust Company Americas	Seer Capital Partners Master Fund L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Williamsburg Premium Outlets	DBJPM 2016-C1	1.7%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Eightfold Real Estate Capital Fund IV, L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC

(1)	Does not reflect the U-Haul AREC Portfolio mortgage loan, which is part of a split loan structure comprised of two mortgage notes, including a pari passu companion loan that may be included in one or more future securitizations. After the securitization of the U-Haul AREC Portfolio controlling pari passu companion loan, the U-Haul AREC Portfolio mortgage loan will also be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement for that securitization transaction will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.
For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.
Mortgage Loan Characteristics
The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related mezzanine debt or preferred equity.
The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.
The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics
All Mortgage Loans
Initial Pool Balance(1)	$893,738,404
Number of mortgage loans	32
Number of mortgaged properties	54
Range of Cut-off Date Balances	$4,239,969 to $84,000,000
Average Cut-off Date Balance	$27,929,325
Range of Mortgage Rates	3.3940% to 5.2400%
Weighted average Mortgage Rate	4.2599%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	119 months
Range of remaining terms to maturity(2)	60 months to 120 months
Weighted average remaining term to maturity(2)	118 months
Range of original amortization term(3)	300 months to 360 months
Weighted average original amortization term(3)	343 months
Range of remaining amortization terms(3)	295 months to 360 months
Weighted average remaining amortization term(3)	342 months
Range of LTV Ratios as of the Cut-off Date(4)(5)	29.4% to 74.8%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)	54.4%
Range of LTV Ratios as of the maturity date(2)(4)(5)	24.1% to 65.5%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	49.1%
Range of UW NCF DSCR(5)(6)	1.00x to 3.68x
Weighted average UW NCF DSCR(5)(6)	2.04x
Range of UW NOI Debt Yield(4)(5)	6.4% to 19.4%
Weighted average UW NOI Debt Yield(4)(5)	10.9%
Percentage of Initial Pool Balance consisting of:
Interest Only	47.6%
Amortizing Balloon	24.6%
Interest Only, then Amortizing	22.6%
Amortizing Balloon, ARD	5.1%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.
(3)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.
(4)	In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Intercontinental Kansas City Hotel, representing approximately 3.4% of the outstanding pool balance as of the cut-off date, (i) the cut-off date loan-to-value ratio has been calculated net of an approximately $15.9 million upfront property improvement plan (“PIP”) reserve and (ii) the maturity date loan-to-value ratio has been calculated based on the “as-stabilized” value as of January 1, 2018, which assumes that a PIP in the amount of approximately $15.9 million (including items required under the related franchise agreement and other items specified in the related mortgage loan agreement) is complete and the hotel achieves an occupancy rate, average daily rate and revenues per available room rate of 75.0%, $197.76 and $147.81, respectively.
In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 260 Townsend Street, representing approximately 3.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the cut-off date loan-to-value ratio and debt yield have been calculated net of a $6.0 million holdback reserve.
In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 201 Mentor Drive, representing approximately 1.6% of the outstanding pool balance as of the related cut-off date, the cut-off date loan-to-value ratio has been calculated based on the “as complete” value for such mortgaged property. The “as complete” value refers to the mortgaged property once certain construction, repairs or renovations for which reserves have been established, have been completed. In the case of the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Mission Bend Shopping Center, representing approximately 1.0% of the outstanding pool balance as of the related cut-off date, the cut-off date loan-to-value ratio has been calculated based on the “hypothetical as-is” value for such mortgaged property. The “hypothetical as-is” value refers to the mortgaged property’s value assuming that certain tenants which had signed leases at the time of valuation have taken occupancy and that all outstanding tenant improvements, leasing commissions and free rent have been paid.
(5)	In the case of 9 mortgage loans, collectively representing approximately 53.1% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yield have been calculated including the related pari passu companion loans.
(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period.
All of the mortgage loans accrue interest on an actual/360 basis.
For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.
Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.
None of the mortgage loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring, or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property.
See “Description of the Mortgage Pool”.

Loans Underwritten Based on Projections of Future Income	With respect to 2 of the mortgaged properties, representing approximately 2.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (by allocated loan amount), such mortgaged properties (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.
See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. With respect to the mortgaged properties identified as “Opry Mills” and “The Shops at Crystals” on Annex A-1 to this prospectus, securing mortgage loans collectively representing approximately 12.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, JPMorgan Chase Bank, National Association did not obtain certifications from the related borrower sponsors as to current contingent liabilities and/or real estate experience. However, JPMorgan Chase Bank, National Association was able to effectively evaluate the financial capacity and real estate experience based on other due diligence, including, but not limited to, searches of public records, prior experience with such borrower sponsors and/or the financial statements provided by the borrower sponsors. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—Exceptions”.
Additional Aspects of Certificates
Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.
“Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:
•	BlackRock Financial Management, Inc., Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation
•	The certificate administrator’s website initially located at www.ctslink.com
•	The master servicer’s website initially located at www.pnc.com/midland
Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.
The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class R certificates).
See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or

Substitutions of Mortgage

Loans; Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.
Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or a defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related pari passu companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).
If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and, in the case of The Shops at Crystals whole loan only, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan”, “—Shops at Crystals Whole Loan”, “—Opry Mills Whole Loan”, “—U-Haul AREC Portfolio Whole Loan”, “—Intercontinental

Kansas City Hotel Whole Loan” and “—Williamsburg Premium Outlets Whole Loan”.
Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.
In addition, the portion of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date, beneficial ownership of which is represented by the Class H certificates, will be treated as a grantor trust for federal income tax purposes (the “Grantor Trust”).
Pertinent federal income tax consequences of an investment in the offered certificates include:
•	Each class of offered certificates will constitute REMIC “regular interests”.
•	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
•	You will be required to report income on your offered certificates using the accrual method of accounting.
•	It is anticipated that the Class X-A and Class C certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.
See “Material Federal Income Tax Considerations”.
Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.
If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.
The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of

1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).
See “Legal Investment”.
Ratings	The offered certificates will not be issued unless each of the offered classes receives credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.
With respect to the mortgaged property identified as 693 Fifth Avenue on Annex A-1 to this prospectus, representing approximately 7.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the borrower sponsor owns a 20.0% non-controlling equity interest in the parent company of one of the nationally recognized statistical rating organizations engaged by the depositor to rate the certificates.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

•	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

•	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

•	the age, design and construction quality of the properties;

•	perceptions regarding the safety, convenience and attractiveness of the properties;

•	the characteristics and desirability of the area where the property is located;

•	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

•	the proximity and attractiveness of competing properties;

•	the adequacy of the property’s management and maintenance;

•	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

•	an increase in the capital expenditures needed to maintain the properties or make improvements;

•	a decline in the businesses operated by tenants or in their financial condition;

•	an increase in vacancy rates; and

•	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

•	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

•	local real estate conditions, such as an oversupply of competing properties;

•	demographic factors;

•	consumer confidence;

•	consumer tastes and preferences;

•	retroactive changes in building codes;

•	changes or continued weakness in specific industry segments;

•	location of certain mortgaged properties in less densely populated or less affluent areas; and

•	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

•	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

•	the quality and creditworthiness of tenants;

•	tenant defaults;

•	in the case of rental properties, the rate at which new rentals occur; and

•	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.  Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

•	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

•	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

•	a significant tenant were to become a debtor in a bankruptcy case;

•	rental payments could not be collected for any other reason; or

•	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses.  Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

•	the financial effect of the absence of rental income may be severe;

•	more time may be required to re-lease the space; and

•	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.  If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.  In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow.   Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

•	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

•	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

•	if the related borrower fails to provide a designated number of parking spaces;

•	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

•	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

•	if a tenant’s use is not permitted by zoning or applicable law;

•	if the tenant is unable to exercise an expansion right;

•	if the landlord defaults on its obligations under the lease;

•	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

•	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

•	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

•	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

•	in the case of government sponsored tenants, any time or for lack of appropriations; or

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.  Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

•	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

•	if the anchor tenant or shadow anchor tenant decides to vacate;

•	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

•	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

In addition, certain of the tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants to cease operating, reduce rent or terminate their leases if a specified percentage of the related mortgaged property is vacant.

Certain of the tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Another issue for retail properties is that additional competing retail properties may be built in the areas where a retail mortgaged property is located and consumers may choose to shop at the newer retail property. These and other issues may cause affected retail stores to close, which may include anchor stores or shadow anchors for a mortgaged property.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

•	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

•	the adaptability of the building to changes in the technological needs of the tenants;

•	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

•	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

•	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

•	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

•	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

•	ability to convert to alternative uses which may not be readily made;

•	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

•	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

•	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

•	the continued existence and financial strength of the franchisor or hotel management company;

•	the public perception of the franchise or hotel chain service mark; and

•	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

•	the quality of property management;

•	the ability of management to provide adequate maintenance and insurance;

•	the types of services or amenities that the property provides;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the generally short terms of residential leases and the need for continued reletting;

•	rent concessions and month-to-month leases, which may impact cash flow at the property;

•	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

•	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

•	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

•	restrictions on the age of tenants who may reside at the property;

•	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

•	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

•	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

•	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

•	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

•	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

•	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

•	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

•	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

•	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks” and/or “—Retail Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

•	the number of competing residential developments in the local market, such as other manufactured housing community properties, apartment buildings and site built single family homes;

•	the physical attributes of the community, including its age and appearance;

•	the location of the manufactured housing property;

•	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

•	the type of services or amenities it provides;

•	any age restrictions;

•	the property’s reputation; and

•	state and local regulations, including rent control and rent stabilization.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

•	decreased demand;

•	lack of proximity to apartment complexes or commercial users;

•	apartment tenants moving to single family homes;

•	decline in services rendered, including security;

•	dependence on business activity ancillary to renting units;

•	security concerns;

•	age of improvements; or

•	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

•	responding to changes in the local market;

•	planning and implementing the rental structure;

•	operating the property and providing building services;

•	managing operating expenses; and

•	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, hospitality, office, mixed use and self-storage. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New

York, Arizona, Tennessee, Nevada, Texas and Missouri. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

•	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

•	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

•	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

•	future laws, ordinances or regulations will not impose any material environmental liability; or

•	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—JPMorgan Chase Bank, National Association”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

•	the physical attributes of the health club (e.g., its age, appearance and layout);

•	the reputation, safety, convenience and attractiveness of the property to users;

•	management’s ability to control membership growth and attrition;

•	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

•	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, lab space, gas stations, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies.  In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

•	war;

•	revolution;

•	terrorism;

•	nuclear, biological or chemical materials;

•	governmental actions;

•	floods and other water related causes;

•	earth movement, including earthquakes, landslides and mudflows;

•	wet or dry rot;

•	vermin; and

•	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against.  Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

•	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

•	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

•	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

•	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

•	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the applicable master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information.  Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information.  The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DB Originator’s Underwriting Guidelines and Processes”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

•	changes in governmental regulations, zoning or tax laws;

•	potential environmental or other legal liabilities;

•	the availability of refinancing; and

•	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as complete”, “as-stabilized” or “hypothetical as-is” value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as complete”, “as-stabilized” or “hypothetical as-is” values, we cannot assure you that those assumptions are or will be accurate or that the “as complete”, “as-stabilized” or “hypothetical as-is” value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—JPMorgan Chase Bank, National Association”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 32 in Annex D-1, representation and warranty number 33 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

•	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

•	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

•	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

•	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

•	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

•	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

•	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

•	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

•	what proceedings are required for foreclosure;

•	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

•	whether and to what extent recourse to the borrower is permitted; and

•	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class H certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

•	the prevailing interest rates;

•	the net operating income generated by the mortgaged property;

•	the fair market value of the related mortgaged property;

•	the borrower’s equity in the related mortgaged property;

•	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

•	the borrower’s financial condition;

•	the operating history and occupancy level of the mortgaged property;

•	reductions in applicable government assistance/rent subsidy programs;

•	the tax laws; and

•	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of

1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on the maturity date.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease

(including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 35 in Annex D-1, representation and warranty number 36 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors and originators, and of Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the U-Haul AREC Portfolio whole loan, the servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the master servicer and special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identity of such servicing shift master servicer or servicing shift special servicer has been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of such servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of such servicing shift pooling and servicing agreement except to the extent of compliance with the requirements referred to in the previous sentence. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—U-Haul AREC Portfolio Whole Loan”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, and German American Capital Corporation, a sponsor and originator. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor and originator.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (other than a non-serviced mortgage loan) or serviced whole loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded special servicer loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded special servicer loans). While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded special servicer loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2016-C3 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

As of March 31, 2016, an affiliate of Midland Loan Services, a Division of PNC Bank, National Association owns approximately 21% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors. BlackRock Realty Advisors, Inc., as agent for its managed account, is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement, and Midland Loan Services, a Division of PNC Bank, National Association is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below. Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the master servicer and the special servicer, assisted BlackRock Realty Advisors, Inc. (or its affiliate) with its due diligence of the mortgage loans prior to the closing date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans and the servicing shift mortgage loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders

It is expected that BlackRock Realty Advisors, Inc., as agent for its managed account, will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan) or the directing certificateholder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing certificateholder for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling and Servicing Agreement	Controlling Noteholder	Directing Certificateholder
Westfield San Francisco Centre	DBJPM 2016-SFC	DBJPM 2016-SFC	Prima Capital Advisors LLC
693 Fifth Avenue	DBJPM 2016-C3	DBJPM 2016-C3	BlackRock Realty Advisors, Inc.
The Shops at Crystals	Shops at Crystals Trust 2016-CSTL	Shops at Crystals Trust 2016-CSTL	Teachers Insurance and Annuity Association of America
Opry Mills	JPMCC 2016-JP2	JPMCC 2016-JP2	LNR Securities Holdings, LLC
Center 21	DBJPM 2016-C3	DBJPM 2016-C3	BlackRock Realty Advisors, Inc.
U-Haul AREC Portfolio(1)	DBJPM 2016-C3	Deutsche Bank AG, New York Branch	BlackRock Realty Advisors, Inc.
Staybridge Suites Times Square	DBJPM 2016-C3	DBJPM 2016-C3	BlackRock Realty Advisors, Inc.
Intercontinental Kansas City Hotel	COMM 2016-DC2	COMM 2016-DC2	Seer Capital Partners Master Fund L.P.
Williamsburg Premium Outlets	DBJPM 2016-C1	DBJPM 2016-C1	Eightfold Real Estate Capital Fund IV, L.P.

(1)	The servicing of the servicing shift whole loan will be transferred on the servicing shift securitization date. The initial controlling noteholder of the servicing shift whole loan is Deutsche Bank AG, New York Branch, as holder of the related controlling companion loan. From and after the servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the controlling class representative or other directing certificateholder under such securitization.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—693 Fifth Avenue Whole Loan”, “—Center 21 Whole Loan”, “—U-Haul AREC Portfolio Whole Loan” and “—Staybridge Suites Times Square Whole Loan”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan) (or, in the case of the servicing shift mortgage loan, prior to the applicable servicing shift securitization date, by the holder of such companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing certificateholder and its affiliates (and the directing certificateholder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class E, Class F, Class G and Class H certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that BlackRock Realty Advisors, Inc., as agent for its managed account, will be the B-piece buyer. The B-piece buyer, or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement governing the servicing of such non-

serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan—Consultation and Control”, “—Shops at Crystals Whole Loan—Consultation and Control”, “—Opry Mills Whole Loan—Consultation and Control”, “—U-Haul AREC Portfolio Whole Loan—Consultation and Control”, “—Intercontinental Kansas City Hotel Whole Loan—Consultation and Control” and “—Williamsburg Premium Outlets Whole Loan—Consultation and Control.”

Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the master servicer and the special servicer, assisted BlackRock Realty Advisors, Inc. (or its affiliate), with its due diligence of the mortgage loans prior to the closing date.

Because the incentives and actions of the B-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

•	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

•	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

•	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five per cent. in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor.

On September 30, 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework”, and together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, amongst other things, re-cast the EU risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of Ministers of the European Union has also published compromise proposals concerning the Securitization Regulation. The Securitization Regulation will need to be considered, finalized and adopted by the European Parliament and Council of Ministers. It is unclear at this time when the Securitization Regulation will become effective. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and the Securitization Regulation. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements. Consequently, the certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA-regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the certificates for investment.

•	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

•	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 are not required to be brought into conformance until July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

•	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this prospectus.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

•	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity that a certificateholder may experience;

•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

With respect to the mortgaged property identified as 693 Fifth Avenue on Annex A-1 to this prospectus, representing approximately 7.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the borrower sponsor owns a 20.0% non-controlling equity interest in the parent company of one of the nationally recognized statistical rating organizations engaged by the depositor to rate the certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

•	the purchase price for the certificates;

•	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

•	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X-A, Class X-B or Class X-C certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X-A, Class X-B or Class X-C certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B or Class X-C certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

•	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

•	the level of prevailing interest rates;

•	the availability of credit for commercial real estate;

•	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B and Class X-C certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	Class B
Class X-C	Class C, Class D

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B and/or Class X-C certificates. Investors in the Class X-A, Class X-B and Class X-C certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of the Class C or Class D certificates will result in a corresponding reduction in the notional amount of the Class X-C certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this prospectus.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment. The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, the servicing shift mortgage loan or any excluded loan) and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than the servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loan, prior to the servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)	may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)	does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)	may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)	will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan) for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to a non-serviced mortgage loan, the operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, the servicing shift whole loan or any related REO Property. Additionally, with respect to the servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. There will be no operating advisor under (i) the DBJPM 2016-SFC trust and servicing agreement with respect to the Westfield San Francisco Centre Mortgage Loan and (ii) the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement with respect to the Shops at Crystals Mortgage Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan”, “—Shops at Crystals Whole Loan”, “—Opry Mills Whole Loan”, “—Intercontinental Kansas City Hotel Whole Loan”, “—U-Haul AREC Portfolio Whole Loan”, “—Williamsburg Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

•	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

•	may act solely in its own interests, without regard to your interests;

•	do not have any duties to any other person, including the holders of any class of certificates;

•	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

•	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 32 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $893,738,404 (the “Initial Pool Balance”) The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in August 2016 and the date of origination of such Mortgage Loan.

Nine (9) of the Mortgage Loans, representing approximately 53.1% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of 2 of the Mortgage Loans, representing approximately 15.0% of the Initial Pool Balance, one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. The Companion Loans, together with their related Mortgage Loans, are each referred to in this prospectus as a “Whole Loan”. Each Companion Loan is secured by the same mortgages and the same assignments of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association(1)	11	$431,267,371	48.3%
German American Capital Corporation(2)(3)(4)	20	378,471,033	42.3
German American Capital Corporation/JPMorgan Chase Bank, National Association(5)	1	84,000,000	9.4
Total	32	$893,738,404	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Opry Mills representing approximately 7.3% of the Initial Pool Balance, and as to which JPMorgan Chase Bank, National Association will act as mortgage loan seller, is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association and Citigroup Global Markets Realty Corp. In addition, the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Shops at Crystals representing approximately 5.6% of the Initial Pool Balance, and as to which JPMorgan Chase Bank, National Association will act as mortgage loan seller, is part of a Whole Loan that was co-originated by JPMorgan Chase Bank, National Association, Bank of America, N.A. and Wells Fargo Bank, National Association.

(2)	12 Mortgage Loans, representing approximately 27.2% of the Initial Pool Balance, were originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and acquired by German American Capital Corporation.

(3)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Staybridge Suites Times Square representing approximately 4.3% of the Initial Pool Balance, and as to which German American Capital Corporation will act as mortgage loan seller, is part of a Whole Loan that was co-originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and Citigroup Global Markets Realty Corp and acquired by German American Capital Corporation.

(4)	4 Mortgage Loans, representing approximately 5.3% of the Initial Pool Balance, were originated by Pillar Multifamily, LLC and acquired by German American Capital Corporation. German American Capital Corporation has re-underwritten such Mortgage Loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” in this prospectus.

(5)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Westfield San Francisco Centre, representing approximately 9.4% of the Initial Pool Balance, is part of a Whole Loan that was co-originated by Deutsche Bank AG, New York Branch (an affiliate of German American Capital Corporation) and JPMorgan Chase Bank, National Association. The Mortgage Loan is evidenced by four promissory notes, Note A-1-EMP-C1 with a principal balance of $32,892,473 as of the Cut-off Date as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch) is acting as mortgage loan seller, Note A-1-SFC-C1 with a principal balance of $9,107,527 as of the Cut-off Date as to which German American Capital Corporation (who acquired such note from Deutsche Bank AG, New York Branch) is acting as mortgage loan seller, Note A-2-EMP-C1 with a principal balance of $32,892,473 as of the Cut-off Date as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller and Note A-2-SFC-C1 with a principal balance of $9,107,527 as of the Cut-off Date as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on August 11, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Definitions. For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan that provides for interest only payments through maturity, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter or (ii) in the case of a Mortgage Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date (but without regard to any leap year adjustments), subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states a “as complete” or “hypothetical as-is” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value” in this prospectus, the Loan-to-Value Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on the “as complete”, “as-stabilized” or “hypothetical as-is” Appraised Value of a related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided (b) by the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

•	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

•	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “as complete” or “hypothetical as-is” Appraised Values, as opposed to the “as-is” Appraised Value.

•	With respect to the Mortgaged Property that secures the Mortgage Loan listed in the following table, the respective Cut-off Date LTV Ratio was calculated based on the respective Cut-off Date Balance less a related earnout or holdback reserve. The respective Cut-off Date LTV Ratio calculated without adjusting for the related earnout or holdback reserve are as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Cut- off Date LTV Ratio	Earnout or Holdback Reserve Amount	Cut-off Date LTV Ratio
Intercontinental Kansas City Hotel(1)	3.4%	82.6%	$15,898,677	65.1%
260 Townsend Street(2)	3.2%	55.5%	$6,000,000	43.7%

(1)	Reserve is for capital improvements and FF&E under a franchisor required PIP or as otherwise specified in the Mortgage Loan documents.

(2)	Reserve is for tenant improvements, leasing commissions or other landlord obligations incurred in connection with re-tenanting two vacant suites at the Mortgaged Property.

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

•	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

•	In the case of an ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.

•	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “as complete”, “as-stabilized” or “hypothetical as-is” Appraised Values, as opposed to the “as-is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use (to the extent the related Mortgaged Property includes retail or office space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality, multifamily and manufactured housing community properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the applicable Underwritten NCF Debt Yield was calculated based on the its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NCF Debt Yields calculated without adjusting for the related earnout or holdback reserve are as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NCF Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NCF Debt Yield
260 Townsend Street(1)	3.2%	7.4%	$6,000,000	9.4%

(1)	Reserve is for tenant improvements, leasing commissions or other landlord obligations incurred in connection with re-tenanting two vacant suites at the Mortgaged Property.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the applicable Underwritten NOI Debt Yield was calculated based on the Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NOI Debt Yields calculated without adjusting for the related earnout or holdback reserve are as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NOI Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NOI Debt Yield
260 Townsend Street(1)	3.2%	8.0%	$6,000,000	10.2%

(1)	Reserve is for tenant improvements, leasing commissions or other landlord obligations incurred in connection with re-tenanting two vacant suites at the Mortgaged Property.

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” “UW NCF DSCR,” “Debt Service Coverage Ratio” or “DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

•	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan.

Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI”, with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental and manufactured housing community properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

•	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance

“Units”, “Rooms” or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms and (c) in the case of a Mortgaged Property operated as a manufactured housing property, if any, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 8 Mortgage Loans, representing approximately 26.3% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut- off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	9	$256,909,794	28.7%
Anchored(2)	9	256,909,794	28.7
Hospitality	8	186,185,289	20.8
Full Service	4	114,049,324	12.8
Extended Stay	1	38,600,000	4.3
Limited Service	3	33,535,965	3.8
Office	5	175,092,342	19.6
CBD	3	153,700,000	17.2
Suburban	1	14,600,000	1.6
Medical	1	$6,792,342	0.8
Mixed Use	2	146,500,000	16.4
Super Regional Mall / Office	1	84,000,000	9.4
Retail/Office	1	62,500,000	7.0
Self-Storage	27	96,950,979	10.8
Multifamily	2	24,900,000	2.8
Garden	2	24,900,000	2.8
Manufactured Housing Community	1	7,200,000	0.8
Total/Weighted Average	54	$893,738,404	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes anchored super regional mall and single tenant properties.

Retail Properties. With respect to the retail properties set forth in the above chart and mixed use properties and office properties with retail components, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties. With respect to the hospitality properties set forth in the below chart:

•	Six (6) Mortgaged Properties identified on Annex A-1 as Staybridge Suites Times Square, Intercontinental Kansas City Hotel, Pointe Hilton Tapatio Cliffs Resort, Hampton Inn - San Diego/Kearny Mesa, Holiday Inn Express Mt. Juliet and Fairfield Hilton Head, securing approximately 14.3% of the Initial Pool Balance by Allocated Loan Amount, are flagged hospitality properties that are affiliated with a franchise or hospitality management company through a franchise or management agreement.

•	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Staybridge Suites Times Square	$ 38,600,000	4.3%	4/10/2020	7/6/2026	N/A	No
Intercontinental Kansas City Hotel	$ 30,140,000	3.4%	12/9/2025	2/6/2026	$15,898,677	No
Pointe Hilton Tapatio Cliffs Resort	$ 25,909,324	2.9%	12/31/2026	5/6/2026	N/A	No
Hampton Inn - San Diego/Kearny Mesa	$ 20,903,630	2.3%	6/30/2034	5/6/2026	$1,081,100	No
Holiday Inn Express Mt. Juliet	$ 7,474,670	0.8%	7/31/2018	5/6/2026	N/A	No
Fairfield Hilton Head	$ 5,157,665	0.6%	12/3/2029	3/6/2026	$325,000	No

•	Two (2) Mortgaged Properties identified on Annex A-1 as Marina Del Rey Hotel and River Terrace Inn, securing approximately 6.5% of the Initial Pool Balance by Allocated Loan Amount, are not flagged hospitality properties.

•	Three (3) Mortgaged Properties identified on Annex A-1 to this prospectus as Marina Del Rey Hotel, Intercontinental Kansas City Hotel and Pointe Hilton Tapatio Cliffs Resort, which secure Mortgage Loans representing in the aggregate approximately 10.5% of the Initial Pool Balance, are identified as hospitality properties even though they are comprised of a mixture of a hotel and one or more restaurant facilities that comprise a material portion of the revenue at the Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Marina Del Rey Hotel, representing approximately 4.3% of the Initial Pool Balance, approximately 33.2% of the Underwritten Revenues are comprised of food and beverage revenues.

•	In the case of the Mortgaged Property identified on Annex A-1 as Intercontinental Kansas City Hotel, securing a Mortgage Loan representing approximately 3.4% of the Initial Pool Balance, approximately 35.3% of the Underwritten Revenues are comprised of food and beverage revenues.

•	In the case of the Mortgaged Property identified on Annex A-1 as Pointe Hilton Tapatio Cliffs Resort, securing a Mortgage Loan representing approximately 2.9% of the Initial Pool Balance, approximately 42.8% of the Underwritten Revenues are comprised of food and beverage revenues.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pointe Hilton Tapatio Cliffs Resort, representing approximately 2.9% of the Initial Pool Balance, at origination the borrower reserved $825,000 into a debt service reserve account to provide some protection for the payment of debt service during off-season periods (anticipated to be June through September and November through December) when revenues may be reduced. The debt service reserve funds may be used for debt service payments during any calendar month if the lender determines, in its reasonable discretion, that insufficient gross revenues exist at the Mortgaged Property to make the debt service payment. To the extent that the debt service reserve funds are drawn upon, the borrower is required to deposit an amount sufficient to fund the debt service reserve account up to an $825,000 cap on the monthly payment date in May of each year. In addition, in the event of (i) a termination of the management agreement with Hilton Management LLC or (ii) a monetary default or material non-monetary default by Hilton Management LLC under the management beyond any applicable notice and cure periods, the borrower will be required to fund a seasonal working capital reserve account.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as River Terrace Inn, representing approximately 2.2% of the Initial Pool Balance, commencing in July 2016, the borrower is required to make monthly deposits of $80,000 during the months of July through and including November into a seasonality reserve account, subject to a cap of $320,000. Such seasonality reserve funds may be used for debt service payments, reserve payments and operating expenses during the months of December through and including March if the lender determines, in its reasonable discretion, that insufficient gross revenues exist at the Mortgaged Property to make such payments. Provided that no event of default has occurred and is continuing, the lender will return to the borrower any amounts remaining in the seasonality reserve account on the monthly payment date in April of each year.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Express Mt. Juliet, representing approximately 0.8% of the Initial Pool Balance, at origination the borrower reserved $55,000 into a seasonality reserve account. The seasonality reserve funds may be used for debt service payments, reserve payments and operating expenses during seasonal periods when, in the lender’s determination, insufficient revenues exist at the Mortgaged Property to make monthly payments. On each monthly payment date occurring in June through September, the borrower is required to deposit $13,750 into the seasonality reserve account, subject to a cap of $55,000. If, after May 6, 2019, the DSCR at the Mortgaged Property is at least 1.25x for each month in the preceding 12 month period, the lender may, at its sole discretion, reduce the seasonality reserve cap to $15,000 upon the request of the borrower.

•	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Office Properties. With respect to the office properties set forth in the above chart and mixed use properties with office components, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties. With respect to the mixed-use properties set forth in the above chart:

•	Each of the mixed use Mortgaged Properties has one or more office and retail components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self-Storage Properties. With respect to the self-storage properties set forth in the above chart:

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U-Haul AREC Portfolio, representing approximately 5.1% of the

Initial Pool Balance, approximately 9.5% of the underwritten effective gross income from the related Mortgaged Properties is received from or associated with several agreements by and among the related borrower and certain affiliates of U-Haul International Inc. (an affiliate of the borrower), including a dealership contract, pursuant to which the related borrower receives commissions for renting trucks, motor vehicles, trailers and related equipment, and other non-storage related business.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U-Haul AREC Portfolio, each Mortgaged Property derives a portion of the Underwritten Revenues from one or more of (a) rent derived from truck rentals located at the related Mortgaged Property, (b) rent derived from cell tower leases, (c) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle and boat storage and/or (d) rent derived from commercial/retail tenants operating at the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Multifamily Properties. With respect to the multifamily properties set forth in the above chart (and mixed use properties with multifamily components):

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Preserve at Oslo, representing approximately 0.7% of the Initial Pool balance, the Mortgaged Property is subject to an Extended Low-Income Housing Agreement (“ELIHA”), between the borrower and the Florida Housing Finance Corporation (“FHFC”), that requires the borrower to lease 100% of the units at the Mortgaged Property to low income tenants (with incomes at or below 60% of the area median income) until 2030. In 2011, in exchange for a loan from the FHFC (the “ELI Loan”), the borrower agreed to additional housing restrictions (including extremely low income housing and rent restrictions (“ELI Restrictions”)) on the Mortgaged Property, including a requirement that the borrower lease 5% of the units at the Mortgaged Property to extremely low income tenants (with incomes at or below 35% of the area median income), of which 50% must be leased to special needs households. The ELI Restrictions for certain units under the ELI Loan will terminate in 2026, when the ELI Loan matures, and such units will revert back to the restrictions under the ELIHA. The maximum allowable rent for the units at the Mortgaged Property is subject to annual adjustment by FHFC based upon changes in area median income. Both the ELIHA and additional ELI Restrictions will terminate upon a foreclosure or other exercise of the lender’s remedies under the Mortgage Loan documents. Notwithstanding the foregoing, any existing tenants at the time of termination will be permitted to continue paying a restricted rate of rent for three years from the date of such termination. See “— Other Secured Indebtedness” for additional information.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Manufactured Housing Community Properties. respect to the manufactured housing community properties set forth in the above chart:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Santiago MHC, representing approximately 0.8% of the Initial Pool Balance, 39 (approximately 21.1%) of the 185 pads at the Mortgaged Property are occupied by mobile homes owned by an affiliate of the borrower, of which approximately 36 sites contain mobile homes that are leased to third party tenants under “rent-to-own” programs. The third party tenants under such leases pay pad rent directly to the borrower. As of the Mortgage Loan origination date, the borrower receives rent for 143 of the 185 sites (2 of the 185 pad sites are used by employees who receive free rent as compensation and 37 of the 185 pad sites are vacant). Underwritten income is based on pad rent from the third-party tenants.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to certain of the Mortgaged Properties, one or more of the 5 largest tenants that operates its space as a specialty use, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Parking Garage/Accounts	1	3.2%
School or educational facility	1	9.4%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	4	6.5%
Restaurant	3	10.3%
Theater	3	23.7%
Gym, fitness center or a health club	2	3.4%
Bank branch	1	4.8%
Government Tenant	2	11.4%
Salon or day spa	1	2.1%

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Pads/Rooms/Sq. Ft./Units(1)	UW NCF DSCR(1)		Cut-off Date LTV Ratio(1)	U/W NOI Debt Yield(1)	Property Type
Westfield San Francisco Centre	$84,000,000	9.4%	$545	3.68	x	35.5%	13.1%	Mixed Use
Center 21	83,000,000	9.3	$236	2.01	x	59.2%	9.7%	Office
Opry Mills	65,000,000	7.3	$321	2.33	x	50.8%	10.1%	Retail
693 Fifth Avenue	62,500,000	7.0	$2,590	1.00	x	47.6%	6.4%	Mixed Use
Yuma Palms	62,500,000	7.0	$157	1.28	x	67.9%	8.5%	Retail
The Shops at Crystals	50,000,000	5.6	$1,459	3.28	x	34.8%	12.9%	Retail
U-Haul AREC Portfolio	46,000,000	5.1	$77	1.64	x	67.4%	10.3%	Self-Storage
1901 Harrison Street	42,500,000	4.8	$153	2.30	x	41.8%	11.1%	Office
Staybridge Suites Times Square	38,600,000	4.3	$217,742	2.09	x	49.1%	13.8%	Hospitality
Marina Del Rey Hotel	38,000,000	4.3	$231,707	2.40	x	57.5%	14.3%	Hospitality
Top 10 Total/Weighted Average	$572,100,000	64.0%		2.24	x	50.9%	10.8%

(1)	With respect to the Westfield San Francisco Centre, Center 21, Opry Mills, 693 Fifth Avenue, The Shops at Crystals, U-Haul AREC Portfolio and Staybridge Suites Times Square, Loan per Pads/Rooms/Sq. Ft./Units, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include the related pari passu companion loan(s) and exclude the related subordinate companion loans.

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the ten largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under

“Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.4% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include 1 Mortgage Loan, set forth in the following table entitled Multi-Property Mortgage Loans”, representing approximately 5.1% of the Initial Pool Balance, which is secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
U-Haul AREC Portfolio	$46,000,000	5.1%
Total	$46,000,000	5.1%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example, with respect to the Mortgage Loans secured by the Mortgaged Properties identified as Center 21, Yuma Palms, The Shops at Crystals and Williamsburg Premium Outlets, representing in the aggregate approximately 23.6% of the Initial Pool Balance, the related Mortgaged Properties are comprised of more than one (1) parcel, which in some cases are owned by separate borrowers.

Four (4) groups of Mortgage Loans, set forth in the following table entitled “Related Borrower Loans”, representing in the aggregate approximately 37.4% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 17.2% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Center 21	$83,000,000	9.3%
1901 Harrison Street	42,500,000	4.8
260 Townsend Street	28,200,000	3.2
Total for Group 1:	$153,700,000	17.2%
Group 2:
Opry Mills	$65,000,000	7.3%
The Shops at Crystals	50,000,000	5.6
Williamsburg Premium Outlets	15,000,000	1.7
Total for Group 2:	$130,000,000	14.5%
Group 3:
38-01 47th Avenue	$20,750,000	2.3%
39-25 21st Street	20,723,402	2.3
Total for Group 3:	$41,473,402	4.6%
Group 4:
Grizzly Self-Storage Mesquite	$5,237,609	0.6%
Grizzly Self-Storage Desoto	4,239,969	0.5
Total for Group 4:	$9,477,577	1.1%

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
CA	8	$331,203,630	37.1%
NY	4	$142,573,402	16.0%
AZ	4	$102,529,053	11.5%
TN	2	$72,474,670	8.1%
NV	5	$65,380,552	7.3%
TX	5	$55,867,371	6.3%
MO	2	$45,370,000	5.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 10 other states, with no more than 3.1% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Mortgaged Properties securing approximately 10.7% of the Initial Pool Balance by Allocated Loan Amount, are located in Texas, Florida, South Carolina and Georgia, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties securing approximately 43.3% of the Initial Pool Balance by Allocated Loan Amount, are located in California and Texas and are more susceptible to wildfires.

Mortgaged Properties securing approximately 44.1% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

Mortgaged Properties With Limited Prior Operating History

Two (2) of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Village at Shoal Creek and Clive Daniel Building, representing approximately 2.8% of the Initial Pool Balance, are each secured by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation, in each case, that was completed within 12 calendar months prior to the cut-off date and, therefore, the related Mortgaged Property has no prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans-—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Three (3) Mortgaged Properties identified on Annex A-1 to this prospectus as Staybridge Suites Times Square, The Shops at Mockingbird and Valley Fair Shopping Center, securing Mortgage Loans representing in the aggregate 7.8% of the Initial Pool Balance, have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

One of the Mortgage Loans secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hobson Medical Campus, representing approximately 0.8% of the Initial Pool Balance, is secured, in part, by the related borrower’s interest in one or more units in a condominium. The borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	49	$704,175,450	78.8%
Fee Simple/Leasehold	3	130,812,954	14.6
Leasehold	2	58,750,000	6.6
Total	54	$893,738,404	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 35 in Annex D-1 or representation and warranty number 36 in Annex E-1 indicated on Annex D-2 or Annex E-2, as applicable, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Westfield San Francisco Centre, representing approximately 9.4% of the Initial Pool Balance, the Mortgage Loan is secured in part by the one of the borrower’s leasehold interests in the portion of the Mortgaged Property known as San Francisco Centre, constituting approximately 23.4% of the total net rentable area, and by the other borrower’s fee simple interest in the portion of the Mortgaged Property known as the Emporium, constituting approximately 76.6% of the total net rentable area of the Mortgaged Property. The related ground lease, between the San Francisco Unified School District, as ground lessor and S.F. Limited Partnership, as ground lessee, has an original expiration date of June 30, 2043, with one option to extend the term for 15 years (which option is freely exercisable by the lender).  Annual minimum ground rent is $3,260,000 per annum, subject to periodic adjustments according to criteria forth in the ground lease.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Marina Del Rey Hotel, representing approximately 4.3% of the Initial Pool Balance, the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property.  The related ground lease between the County of Los Angeles, as ground lessor, and the borrower, as ground lessee, has an expiration date of February 28, 2061.  Annual ground rent is the greater of (i) a minimum base rent of approximately $742,428 (which is subject to periodic adjustment pursuant to criteria set forth in the ground lease) and (ii) a percentage rent based on a percentage of  gross revenues (including from, among other things, room revenue and food and beverage revenue) at the Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pointe Hilton Tapatio Cliffs Resort, representing approximately 2.9% of the Initial Pool Balance, the Mortgage Loan is secured by the borrower’s leasehold interest and easement interest in the approximately 32.5 acre and 45 acre portions, respectively, of the Mortgaged Property improved by a golf course, and by its fee simple interest in the remainder of the Mortgaged Property, improved by guestrooms and related resort facilities.  The term of the related ground lease between the City of Phoenix, as ground lessor, and the borrower, as ground lessee expires in March 2054, with an option for the ground lessee to renew for an additional 65 years.  Annual ground rent is approximately $36,824, subject to increase every five years based on the Consumer Price Index (“CPI”) (the average ground lease rent payment was underwritten by the lender assuming CPI escalations of 3.0%).  The golf course easement, which was sold by the State of Arizona to the borrower’s predecessor-in-interest at a public auction, is perpetual and will continue unless the parties mutually agree to terminate or if the borrower defaults under the easement by, among other things, abandoning the easement parcel or using the parcel for a purpose other than a golf course. Under the Mortgage Loan documents, the borrower agreed it will not terminate without consent of the lender and that it will not abandon or use the parcel for any other purpose.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn - San Diego/Kearny Mesa, representing approximately 2.3% of the Initial Pool Balance, the Mortgage Loan is secured by the borrower’s leasehold interest in the portion of the Mortgaged Property improved by a parking lot and a hotel entrance canopy and by its fee simple interest in the portion of the Mortgaged Property improved by the hotel structure. The related ground lease has current expiration date of April 22, 2028, with two options to extend such term for 10 years each (which options may be freely exercised by the lender on borrower’s behalf). Annual ground rent is the greater of (a) 2% of all adjusted room revenues in excess of $1,000,000 received during the applicable lease year or (b) the minimum rent of approximately $69,784, subject to increases of 5% per annum.  The leasehold portion of the Mortgaged Property is part of a tax lot which includes property that is not part of the Mortgaged Property. The borrower is required under the Mortgage Loan documents to pay real estate taxes for the entire tax lot and to escrow amounts sufficient to make such payments with the lender; The ground lessor is required to reimburse the borrower for its proportionate share of real estate tax payments attributable to that portion of the tax lot which is not part of the Mortgaged Property. Additionally, the borrower has the right, at any time during the term of the ground lease, to purchase the portion of the leasehold premises upon which the hotel’s entrance canopy is located for a purchase price equal to the fair market value of such premises as determined by averaging the fair market value determinations of an appraiser appointed by the borrower and another appraiser appointed by the borrower.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 38-01 47th Avenue, representing approximately 2.3% of the Initial Pool Balance, the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property.  The related ground lease has a term with an original expiration date of February 28, 2054, with five options to extend such term for 10 years each.  Annual ground rent is approximately $450,000, subject to a schedule of escalations set forth in the ground lease.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 9 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions. A Phase II investigation generally consists of sampling and/or testing.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U-Haul AREC Portfolio, representing approximately 5.1% of the Initial

Pool Balance, the related Phase I ESAs identified the presence of certain environmental concerns, including recognized environmental conditions, at the U-Haul N Miami Beach Mortgaged Property and the U-Haul Center North Irby St Mortgaged Property. The U-Haul N Miami Beach Mortgaged Property (2269 Northeast 163rd Street location) is listed on regulatory databases as a leaking underground storage tank (LUST) facility in connection with former onsite USTs and is reported to be ineligible for state-funded cleanup. The related Phase I ESA does note a discrepancy in the regulatory records due to a lack of documented discharge or contamination. With respect the U-Haul Center North Irby St Mortgaged Property, the Phase I ESA reported, among other environmental concerns, the presence of a UST associated with the past operation of an ice cream manufacturer at the Mortgaged Property and recommended that a limited Phase II be performed. To address these environmental concerns, and in lieu of a Phase II at the U-Haul Center North Irby St Mortgaged Property, the borrower obtained a blanket environmental insurance policy. The environmental insurance policy, issued by Chartis Specialty Insurance Company, has a term expiring on August 12, 2016, a $100,000 deductible and a limit of $10,000,000 per occurrence and in the aggregate. Under the Mortgage Loan documents, the borrower is required to extend such policy (or provide coverage under a substantially similar replacement policy) for so long as the related Mortgage Loan debt is outstanding. On July 27, 2016, the borrower obtained a replacement blanket environmental insurance policy, issued by Illinois Union Insurance Co, with the same deductible and policy limits as the current policy for a term commencing on August 12, 2016 and expiring on August 12, 2019.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Opry Mills and The Shops at Crystals, representing in the aggregate approximately 12.9% of the Initial Pool Balance, each related borrower is permitted to make alterations to the related Mortgaged Property for which the total unpaid “hard cost” construction costs may exceed the threshold amount set forth in the Mortgage Loan documents (5% of the original principal amount), provided that the related borrower delivers to the lender as security for the payment of such amounts, among other things (i) a letter of credit or (ii) a guaranty from the related guarantor(s) that has a net worth amount of at least $250,000,000, in the case of the Mortgaged Property identified on Annex A-1 as Opry Mills, or five times the full cost of any such alterations, in the case of the Mortgaged Property identified on Annex A-1 as The Shops at Crystals, and in either case, liquid assets of at least 120% of the total reasonably estimated costs then remaining to complete any alterations that are then the subject of any such guaranty. We cannot assure you that any construction activity at the Mortgaged Properties will not have a material adverse effect on the operation of the Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Center 21, representing approximately 9.3% of the Initial Pool Balance, the property condition report obtained at origination of the Mortgage Loan indicated that the roof of the tower located at the 2101 Webster Street building showed evidence of leaks and patches in the built-up membrane and recommended replacing the roof on the tower. At origination, the borrower was required to reserve $1,500,000 for the roof replacement, which represents 125% of the estimated cost of $1,200,000 provided by the report.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Intercontinental Kansas City Hotel, representing approximately 3.4% of the Initial Pool Balance, the related borrower reserved $15.9 million at origination of the Mortgage Loan for completion of a franchisor required PIP which is required by the Mortgage Loan documents to be completed by the second anniversary of the origination date, and for other renovations identified in the Mortgage Loan documents. According to the borrower’s budget set forth in the Mortgage Loan documents, the estimated cost of the franchisor required PIP is approximately $9.8 million and the estimated cost of the other renovations is approximately $6.1 million. The PIP and other renovations include capital improvements and refurbishments of the building exterior and parking areas, guest entrance, lobby, business center, public areas, dining areas and bars, fitness and pool areas, meeting rooms, function spaces, boardrooms, restrooms and guestrooms, testing and upgrading of life safety and fire systems, and assessments and upgrades of plumbing, mechanical and electrical systems. This PIP may potentially result in disruption of business at the hotel.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pointe Hilton Tapatio Cliffs Resort, representing approximately 2.9% of the Initial Pool Balance, the borrower has commenced an approximately $7.0 million elective renovation of the guestrooms at the Mortgaged Property. The renovation is expected to be completed in October 2016. At origination, the borrower reserved 100% of the estimated cost to complete the renovation of which $3,022,286.81 was released to the borrower on July 11. Additionally, the borrower has commenced a water supply redirection project in concert with the State of Arizona and the Moon Valley Country Club (“MVCC”) (each of which own adjacent golf courses) in order to irrigate the portion of the Mortgaged Property improved by a golf course from a more cost effective location. Pursuant to a development agreement between the parties, the State of Arizona is paying its share of the construction cost through water rate credits to the borrower and MVCC during construction. Under a joint funding agreement between the borrower and MVCC, the borrower is responsible for 52% of the estimated cost to complete the project. The borrower reserved $3,712,769 at origination, representing 100% of the allocable share of such estimated cost.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn – San Diego/Kearny Mesa, representing approximately 2.3% of the Initial Pool Balance, the borrower is required under the related franchise agreement to perform an estimated $1,081,100 PIP, including, among other things, renovations of the hotel guestrooms at the Mortgaged Property. The PIP is scheduled to be completed by April 2017. At origination, the borrower reserved 100% of the estimated cost to complete the PIP.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as River Terrace Inn, representing approximately 2.2% of the Initial Pool Balance, the borrower is expected to perform up to a $2.5 million elective expansion of the Mortgaged Property, including the addition of 8 hotel rooms and related public space. Any such work is subject to the prior approval of the lender and requires, among other things (i) delivery of plans and specifications reasonably satisfactory to the lender and (ii) delivery of an acceptable completion guaranty from the related guarantor. At origination, the borrower reserved $2.5 million with lender, which amount represents the maximum anticipated cost of the hotel expansion. The borrower is permitted to pay up to $250,000 more related to the expansion, provided that the aggregate amount paid by the borrower for the expansion is not more than 10% of the outstanding principal balance of the Mortgage Loan. In the event that at any time after the earlier of (i) May 6, 2017 construction has not commenced or (ii) the date the lender determines it will not grant its approval of the expansion, the $2.5 million hotel expansion reserve will be disbursed to the borrower.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fairfield Hilton Head, representing approximately 0.6% of the Initial Pool Balance, the borrowers are currently completing an estimated $1.2 million PIP, which includes, among other things, upgrades to the bathrooms, lobby, fitness center and other public areas at the Mortgaged Property. At origination, the borrower reserved $325,000, representing 100% of the estimated cost to complete the PIP.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 9 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 260 Townsend Street, representing approximately 3.2% of the Initial Pool Balance, the zoning report obtained in connection with origination of the Mortgage Loan indicates that the Mortgaged Property is legal non-conforming for the following reasons: (i) the current use of the Mortgaged Property is not permitted within the “SLI” Soma Service-Light Industrial District due to changes in the code; (ii) the building height exceeds the maximum permitted by 22.8 feet; (iii) the building encroaches into the rear setback line by at least 15 feet; and (iv) the existing parking is deficient by 47 spaces. The zoning report states that under the applicable regulations, a structure occupied by a nonconforming use that is damaged or destroyed by fire, or other calamity may be restored to its former condition and use; provided that such restoration is started within eighteen months and diligently prosecuted to completion. Laws and ordinances coverage was obtained by the borrower and is required by the Mortgage Loan documents.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U-Haul AREC Portfolio, representing approximately 5.1% of the Initial Pool Balance, the Moving & Storage of Historic Ybor City Mortgaged Property is legal non-conforming as to use. In the event of an intentional or voluntary abandonment of such legal non-conforming use for more than 180 days or of damage or destruction of 60% or more of the current assessed taxable value of all structures comprising the legal non-conforming use, the Mortgaged Property must be rebuilt in accordance with current zoning.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U-Haul AREC Portfolio, representing approximately 5.1% of the Initial Pool Balance, on March 11, 2015, a judgment in the amount of $60.7 million was entered against U-Haul International, Inc. (“U-Haul”), an affiliate of AMERCO, the non-recourse carveout guarantor, in connection with certain federal trademark infringement and related claims. The case is currently on appeal with the U.S. Court of Appeals for the Eleventh Circuit.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Opry Mills, representing approximately 7.3% of the Initial Pool Balance, in connection with a casualty from a flooding that occurred at the Mortgaged Property in 2010, the borrower sponsor was involved in a 5-year lawsuit against the insurers, which initially awarded $50,000,000 out of the $200,000,000 that the borrower sponsor claimed under its insurance policies, and was ultimately granted a summary judgment by the Chancery Court for Davidson County, Tennessee, awarding the borrower sponsor $204,000,000. At origination, the case was being appealed. The borrower sponsor has provided a guaranty to the lender related to the payment of any future legal expenses in connection with such litigation.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Twenty-one (21) of the Mortgage Loans, representing approximately 53.6% of the Initial Pool Balance, were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan secured by the Mortgaged Property.

Six (6) of the Mortgage Loans, representing approximately 30.8% of the Initial Pool Balance, were, in whole or in part, originated in connection with the borrower’s recapitalization.

Five (5) of the Mortgage Loans, representing approximately 15.6% of the Initial Pool Balance, were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

None of the Mortgage Loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed in lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed in lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Opry Mills, Yuma Palms and The Shops at Crystals, representing in the aggregate approximately 19.9% of the Initial Pool Balance, within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted payoffs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Pointe Hilton Tapatio Cliffs Resort, representing approximately 2.9% of the Initial Pool Balance, the Mortgaged Property was previously in foreclosure and was purchased by an affiliate of the current borrower through an all-cash REO sale for approximately $23.0 million in December 2012.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

•	One (1) of the Mortgaged Properties, securing 1 Mortgage Loan representing approximately 1.1% of the Initial Pool Balance by Allocated Loan Amount, is leased to a single tenant.

•	Two (2) of the Mortgaged Properties, securing 2 Mortgage Loans representing approximately 4.5% of the Initial Pool Balance by Allocated Loan Amount, are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

•	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

•	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

Mortgaged Property Name	Tenant Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Date of Expiration	Maturity Date
260 Townsend Street	Swinerton	3.2%	53.5%	3/31/2026	7/1/2026
The Shops at Mockingbird	Various	2.1%	53.7%	2025	7/1/2026

•	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. We cannot assure you that any tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1):

•	With respect to the Mortgaged Properties identified on Annex A-1 as Westfield San Francisco Centre, Center 21, Opry Mills, Yuma Palms, The Shops at Crystals, 1901 Harrison Street and Village at Shoal Creek which secure Mortgage Loans representing approximately 45.0% of the Initial Pool Balance, each Mortgaged Property is subject to leases where one or more of the top five tenants at such Mortgaged Property either has the right to terminate its lease (i) during the term of the Mortgage Loan, (ii) prior to the stated expiration of the full lease term or (iii) during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co-tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Westfield San Francisco Centre, representing approximately 9.4% of the Initial Pool Balance, the largest tenant, San Francisco State University, leasing approximately 15.8% of the net rentable area at the Mortgaged Property (of which approximately 29.5% of such space has been subleased to two subtenants), has a one-time termination option for the entirety of its space effective December 31, 2018, with notice by September 30, 2017 and payment of a termination fee equal to the sum of three months of base rent and any unamortized tenant improvements and broker commissions.

With respect to the largest five tenants at each Mortgaged Property as set forth in Annex A-1, set forth below are government tenants with leases subject to unilateral termination or termination contingent upon the tenant’s failure to appropriate sufficient funding.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
Center 21	9.3%	Federal Bureau of Investigation	11.1%

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 20 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Westfield San Francisco Centre, representing approximately 9.4% of the Initial Pool Balance, the largest tenant, San Francisco State University, leasing approximately 15.8% of the net rentable area at the Mortgaged Property, subleases a 18,712 sq. ft. portion of its space (constituting approximately 2.4% of the net rentable at the Mortgaged Property) to Westfield Labs Corporation (an affiliate of the borrower) and a 18,354 sq. ft. portion of its space (constituting approximately 2.3% of the net rentable area at the Mortgaged Property) to the San Francisco Examiner. Each sublease is coterminous with the related prime lease, which expires on December 31, 2021. In addition, the second largest tenant, Crunchyroll, Inc., leasing approximately 9.0% of the net rentable area at the Mortgaged Property, subleases a 30,000 sq.

ft. portion of its space (representing approximately 3.8% of the net rentable at the Mortgaged Property), to GoPro, Inc.  The related sublease expires on June 30, 2017 (which is prior to the related prime lease).  During the sublease period, Crunchyroll, Inc. is required to pay the borrower as additional rent 50% of all rent, additional rent or other consideration paid by GoPro, Inc. to Crunchyroll, Inc. in excess of the rent and additional rent already payable for such space under the prime lease. The lender did not include any related sublease income in its underwriting.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Center 21, which secures a Mortgage Loan representing approximately 9.3% of the Initial Pool Balance, Occupancy and UW NOI include four suites which have recently been leased by the largest tenant at the Mortgaged Property, Pandora Media, Inc., totaling approximately 99,871 sq. ft. The tenant has not yet taken occupancy of the new suites or commenced paying rent for such spaces. In addition, the fifth largest tenant at the Mortgaged Property, iParadigms LLC, has a free rent period from July 2016 through March 2017.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Opry Mills, which secures a Mortgage Loan representing approximately 7.3% of the Initial Pool Balance, Occupancy and UW NOI include four tenants, Madame Tussauds, Hofbrauhaus Beer Garden, Abercrombie & Fitch Outlet and Swarovski, that have signed leases but are not yet in occupancy and/or paying rent under their respective leases for all or a portion of their spaces.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 693 Fifth Avenue, which secures a Mortgage Loan representing approximately 7.0% of the Initial Pool Balance, 42.9% of net rentable area at the Mortgaged Property is currently vacant because of recently completed and ongoing renovations. There can be no assurance that the vacant space will be relet at favorable rental rates or at all. The loan was underwritten to an in-place economic vacancy of 13.1%, which reflects the gross potential income of the currently vacant spaces at the market rental rate, which was underwritten as $31.35 per square foot-unit. The disparity between the actual vacancy and the economic vacancy reflects the fact that the retail portion of the Mortgaged Property contributes disproportionately large amount of rental income to the total gross potential rent at the Mortgaged Property. At origination, the borrower was required to reserve $3,022,060 for outstanding tenant improvement and leasing commission obligations and $305,793 for free rent, rent abatements and tenant reimbursements. In addition, the UW NCF DSCR of the Mortgage Loan is 1.00x.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Yuma Palms, which secures a Mortgage Loan representing approximately 7.0% of the Initial Pool Balance, the second largest tenant at the Mortgaged Property, Sports Authority, filed for Chapter 11 bankruptcy on March 2, 2016. Sports Authority leases approximately 34,867 square feet (approximately 8.7% of the total rentable area) at the Mortgaged Property and is considered an anchor tenant. In connection with the bankruptcy, all Sports Authority stores across the country are expected to be closed. Due to the pending bankruptcy, the related mortgage loan seller underwrote the tenant space as vacant. However, the loss of an anchor tenant at the Mortgaged Property could have an adverse impact on the Mortgaged Property, as anchor tenants such as Sports Authority play a key role in generating customer traffic and making a retail property desirable for other tenants. We can provide no assurances that the borrower will be able to re-lease the space currently leased by Sports Authority or that any replacement tenant will be able to draw similar levels of customer and/or tenant interest in the Mortgaged Property.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as The Shops at Crystals, which secures a Mortgage Loan representing approximately 5.6% of the Initial Pool Balance, Occupancy and UW NOI include two tenants, Berluti and dSquared, that have signed leases but are not yet in occupancy and/or paying rent for all or a portion of their respective spaces under their respective leases.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 260 Townsend Street, which secures a Mortgage Loan representing approximately 3.2% of the Initial Pool Balance, approximately 21.3% of the net rentable area at the Mortgaged Property is currently vacant, and the borrower was required to reserve $6,000,000 at origination for re-tenanting such spaces. The Mortgage Loan documents require the lender to disburse the funds in the reserve in a single disbursement upon satisfaction of the following conditions: (i) there is no event of default; (ii) the borrower has entered into leases with third parties for the vacant space, as evidenced by estoppels reasonably satisfactory to the lender; and (iii) the debt service coverage ratio is equal to or greater than 2.25x based on the trailing three-month period, taking into account rent payable under the lease(s) (including any rent that would otherwise be payable during any applicable free rent period so long as either rent commences within 6 months of the lease commencement or, if not, any free rent beyond the 6-month period is reserved with the lender. In addition, the second largest tenant at the Mortgaged Property, Breeze Labs, Inc., has a free rent period from July 2016 through August 2016.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Village at Shoal Creek, which secures a Mortgage Loan representing approximately 1.7% of the Initial Pool Balance, the third largest tenant at the Mortgaged Property, Tuesday Morning, executed a lease for approximately 12.4% of the net rentable area at the Mortgaged Property, but has not yet taken occupancy. Such tenant is expected to take occupancy of its space on August 22, 2016. In addition, such tenant has a free rent period from September 2016 through February 2017.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 201 Mentor Drive, representing approximately 1.6% of the Initial Pool Balance, the third largest tenant, CIO Solutions, the fourth largest tenant, Tobin Lucks and the fifth largest tenant, Applied Research Associates, collectively leasing approximately 38.3% of the net rentable area at the Mortgaged Property, have taken occupancy but are in rent abatement periods until August 1, 2016 (in the case of Applied Research Associates) and October 1, 2016 (in the case of CIO Solutions and Tobin Lucks). In addition, the second largest tenant, Truven Health Analytics, leasing approximately 22.4% of the net rentable area at the Mortgaged Property, is in a one-time rent abatement during the month of July 2016. At origination, the borrower reserved $231,590 in connection with these rent abatement periods.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

•	With respect to the Mortgaged Properties identified on Annex A-1 as 693 Fifth Avenue, Marina Del Rey Hotel, Intercontinental Kansas City Hotel, Pointe Hilton Tapatio Cliffs Resort, Grizzly Self-Storage Mesquite and Fairfield Hilton Head, which secure Mortgage Loans representing in the aggregate approximately 18.7% of the Initial Pool Balance, a tenant, franchisor, or other party may have a right of first refusal, right of first offer or purchase option with regard to the Mortgaged Property or its leased premises.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Opry Mills and The Shops at Crystals, representing in the aggregate approximately 12.9% of the Initial Pool Balance, each borrower may, without the lender’s consent (i) lease space at the related Mortgaged Property to one or more of its affiliates that have entered into franchise agreements or licenses with a nationally recognized tenant to operate such franchise, provided that such leases cover no more in aggregate than 3,000 square feet, and (ii) enter into, modify, renew, amend and terminate any leases at the related Mortgaged Property with Simon Youth Foundation or its affiliate or designee and such lease(s) may not contain commercially reasonable terms comparable to those of an arm’s length transaction with an unrelated third party so long as (A) such lease(s) shall cover not more than 10,000 square feet in the aggregate, (B) the use of the leased premises is intended to further the mission of the Simon Youth Foundation, and (C) such lease(s) does not contain any option to purchase or other right of first refusal with respect to all or any part of the related Mortgaged Property.

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Yuma Palms and Mission Bend Shopping Center, which secure Mortgage Loans representing in the aggregate approximately 8.0% of the Initial Pool Balance, the entire Mortgaged Property is master leased to a borrower affiliate to accommodate the borrower’s Delaware statutory trust status. Annual rent payable under the master lease is at least equal to the annual debt service payments required under the Mortgage Loan. The master lease has been collaterally assigned to the lender and subordinated to the lien of the Mortgage Loan documents.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Westfield San Francisco Centre, representing approximately 9.4% of the Initial Pool Balance, the fourth largest tenant, Bespoke, is an affiliate of the borrower and occupies approximately 4.7% of the net rentable area of the Mortgaged Property as a coworking, technology demonstration and event space. Additionally, the largest tenant, San Francisco State University, leasing approximately 15.8% of the net rentable are at the Mortgaged Property, subleases a portion of its space, representing approximately 2.4% of the net rentable area at the Mortgaged Property, to Westfield Labs Corporation, which is an affiliate of the borrower and uses its space as a global digital laboratory. See “—Tenant Issues—Other” for additional information.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Clive Daniel Building, representing approximately 1.1% of the Initial Pool Balance, the sole tenant, Clive Daniel Home, is an affiliate of the borrower and leases the entire Mortgaged Property as a furniture showroom and interior design store.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hobson Medical Campus, representing approximately 0.8% of the Initial Balance, the second largest tenant, Women’s Center for Health L.P. is an affiliate of the borrower and leases approximately 23.9% of the net rentable area at the Mortgaged Property as a medical office. Additionally, the fourth largest tenant, Blue Seas MedSap, LLC, is an affiliate of the borrower and leases approximately 6.8% of the net rentable area at the Mortgaged Property as a medical spa.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Nine (9) of the Mortgaged Properties, securing 44.1% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of Arizona and California.

In the case of 49 Mortgaged Properties which secure in whole or in part 27 Mortgage Loans, representing approximately 87.4% of the Initial Pool Balance by Allocated Loan Amount, the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager. For example:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Yuma Palms, which secures a Mortgage Loan representing approximately 7.0% of the Initial Pool Balance, to the extent (i) the lease for the largest tenant at the Mortgaged Property, Harkins Theaters, is in full force and effect, (ii) there is no default beyond any applicable notice and cure period has occurred and is continuing under the lease, and (iii) the tenant maintains the insurance required under the Mortgage Loan documents, the Mortgage Loan documents permit the borrower to rely on the tenant’s insurance coverage with respect to the portion of the Mortgaged Property leased by the tenant, except with respect to the commercial general liability and umbrella liability insurance coverage. If the tenant fails to provide insurance coverage meeting the requirements of the Mortgage Loan documents, the borrower must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn - San Diego/Kearny Mesa, representing approximately 2.3% of the Initial Pool Balance, the Mortgaged Property is subject to a restriction that requires that the Mortgaged Property be used as a hotel. The restriction runs with the land, and is binding on the borrower and any successor-in-interest to the borrower unless and until revoked by the City of San Diego planning director.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states an “as complete”, “as-stabilized” or “hypothetical as-is” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related “as complete” or “hypothetical as-is” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than As-Is)	Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
201 Mentor Drive	1.6%	71.2%	$20,500,000(1)	76.8%	$19,000,000
Mission Bend Shopping Center	1.0%	58.2%	$15,260,000(2)	59.4%	$14,960,000

(1)	Reflects the “as-complete” appraised value, which assumes an estimated $1.5 million of outstanding tenant improvement and leasing commission obligations has been completed and paid in full. At origination, the borrower reserved $159,839 for unpaid tenant improvements/leasing commissions as of the Mortgage Loan origination date.

(2)	Reflects an appraisal on an “hypothetical as-is” basis as of February 1, 2016, which assumes that two tenants at the Mortgaged Property that had signed leases at the time of the valuation had taken occupancy and that all outstanding tenant improvements, leasing commissions and free rent had been paid to such tenants. At origination, the borrower reserved $238,540 for outstanding tenant improvements and leasing commissions and $15,242 for outstanding free rent obligations.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Maturity Date LTV Ratio was calculated using the related “as complete”, “as-stabilized” or “hypothetical as-is” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Maturity Date LTV Ratio (Other Than As-Is)	Appraised Value	Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Intercontinental Kansas City Hotel	3.4%	56.6%(1)	$114,000,000(1)	70.9%	$91,000,000
201 Mentor Drive	1.6%	61.2%(2)	$20,500,000(2)	66.1%	$19,000,000
Mission Bend Shopping Center	1.0%	48.3%(3)	$15,260,000(3)	49.3%	$14,960,000

(1)	Reflects an appraisal on an “as-stabilized” basis as of January 1, 2018, which assumes that a PIP in the amount of $15,898,677 (including items required under the related franchise agreement and other items specified in the related mortgage loan agreement) is complete and the hotel achieves an occupancy rate, average daily rate and revenues per available room rate of 75.0%, $197.76 and $147.81, respectively.

(2)	Reflects the “as-complete” appraised value, which assumes an estimated $1.5 million of outstanding tenant improvement and leasing commission obligations has been completed and paid in full. At origination, the borrower reserved $159,839 for unpaid tenant improvements/leasing commissions as of the Mortgage Loan origination date.

(3)	Reflects an appraisal on an “hypothetical as-is” basis as of February 1, 2016, which assumes that two tenants at the Mortgaged Property that had signed leases at the time of the valuation had taken occupancy and that all outstanding tenant improvements, leasing commissions and free rent had been paid to such tenants. At origination, the borrower was required to reserve $238,540 for outstanding tenant improvements and leasing commissions and $15,242 for outstanding free rent obligations.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” and “—JPMorgan Chase Bank, National Association” in this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2 and Annex E-2 for additional information.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Opry Mills, The Shops at Crystals and Williamsburg Premium Outlets, which secures a Mortgage Loan representing approximately 14.5% of the Initial Pool Balance, the liability of the guarantor under its related guaranty is capped at an amount equal to 20% of the original principal balance of the related Whole Loan for so long as Simon Property Group, L.P. (“Simon L.P.”) is the guarantor. In addition, subject to the satisfaction of certain requirements in the related loan documents, the related borrower under such Mortgage Loan is permitted to replace the existing guarantor with an entity controlled by Simon L.P. or Simon Property Group, Inc. for liabilities covered under the existing guaranty (which includes environmental indemnity provisions) for such Mortgage Loan accruing after the date of such replacement.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Westfield San Francisco Centre, representing approximately 9.4% of the Initial Pool Balance, the liability of Westfield America, Inc., the related non-recourse carveout guarantor, for certain claims under the related guaranty is subject to a cap of 10% of the then outstanding principal balance of the Whole Loan. In addition, in no event will the guarantor be liable for losses solely related to the borrowers’ failure to pay debt service on or repay the Whole Loan, to remain solvent or to remain adequately capitalized or to pay their debts as they become due. Additionally, at origination, the borrowers were required to deposit $4,300,000 into a Zara Free Rent/TI Reserve. In lieu of depositing cash, the borrowers delivered two letters of credit in the aggregate amount of $4,300,000 from UBS AG bank to cover the related gap rent and tenant improvement obligations for Zara, a tenant at the Mortgaged Property. In addition, in the event the borrowers are required (on a later date) to make payments to any reserve accounts, the borrowers are permitted to deliver to the lender a letter of credit or guaranty with respect to any reserve in lieu of cash.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as 693 Fifth Avenue, which secures a Mortgage Loan representing approximately 7.0% of the Initial Pool Balance, there is no separate non-recourse carve-out guarantor, and the borrower is the sole party responsible for any breaches or violations of the non-recourse carve-out provisions in the Mortgage Loan documents and the environmental indemnity.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as The Shops at Mockingbird, which secures a Mortgage Loan representing approximately 2.1% of the Initial Pool Balance, there are two borrowers and two non-recourse carveout guarantors, and one of the guarantors is liable under the Mortgage Loan documents for any breach or violation of the non-recourse carveout provisions in the Mortgage Loan documents or the environmental indemnity. The other guarantor is liable only for a breach or violation of the non-recourse carveout provisions resulting from the acts or omissions of the borrowing entity that is owned by such guarantor.

•	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

•	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as 39-25 21st Street and 38-01 47th Avenue, collectively representing approximately 4.6% of the Initial Pool Balance, each Mortgaged Property benefits from certain New York City Industrial & Commercial Abatement Program (“ICAP”) property tax abatements. The related ICAP abatements offer property tax exemptions on the added physical value from certain improvements at each of the Mortgaged Properties for fixed terms of 22 to 25 years, as the case may be. Each ICAP abatement grants an exemption of 100% of such added value during an initial period of 15 years, followed by an exemption that is then phased out by 10% each year thereafter. With respect to the 39-25 21st Street Mortgaged Property, approximately 89.34% of the assessed value is subject to two ICAP abatements, resulting in abated taxes of $44,979 (compared to unabated taxes of $426,217) during the 2016/2017 tax year. The first ICAP abatement commenced in the 1995/1996 tax year and will expire in the 2016/2017 tax year. The second ICAP abatement commenced in the 2007/2008 tax year and will expire in the 2031/2032 tax year. With respect to the 38-01 47th Avenue Mortgaged Property, approximately 82.89% of the assessed value is subject to three ICAP abatements, resulting in abated taxes of approximately $117,002 (compared to unabated taxes of approximately $684,074) during the 2016/2017 tax year. The first ICAP abatement commenced in the 1998/1999 tax year and will expire in the 2022/2023 tax year. The other two ICAP abatements commenced in the 2006/2007 tax year and will expire in the 2031/2032 tax year. With respect to each Mortgaged Property, the lender underwrote property taxes based on the average expected abated property taxes through the maturity date of the related Mortgage Loan.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Nine (9) Mortgage Loans, representing approximately 47.6% of the Initial Pool Balance, are interest-only until the related maturity date.

Fifteen (15) Mortgage Loans (excluding interest-only and partial interest-only Mortgage Loans), representing approximately 29.8% of the Initial Pool Balance, provide for payments of interest and principal until the maturity date or anticipated repayment date and then have an expected Balloon Balance at the related maturity date or anticipated repayment date.

Eight (8) Mortgage Loans, representing approximately 22.6% of the Initial Pool Balance, provide for payments of interest-only for the first 17 to 59 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date and therefore have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days		Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0		20	$378,471,033	42.3%
1	5	(1)	4	237,700,000	26.6
1	0		8	277,567,371	31.1
			32	$893,738,404	100.0%

(1)	Three Mortgage Loans permits a 5-day grace period only twice per 12-month period.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

One (1) Mortgage Loan, representing approximately 5.1% of the Initial Pool Balance, (the “ARD Loan”), provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan

After its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class H certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at the Reinvestment Yield (in some cases, converted to a monthly equivalent yield) as of the date of prepayment for the number of months remaining from such date of prepayment to each scheduled due date through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date of prepayment, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable (and, as used in the third preceding paragraph, converted for discounting purposes to a monthly compounded nominal yield); or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

•	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

•	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

Eight (8) of the Mortgage Loans, representing approximately 33.2% of the Initial Pool Balance, permit the related borrower, after a lockout period of 23 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Center 21, 1901 Harrison Street and 260 Townsend, representing in the aggregate approximately 17.2% of the Initial Pool Balance, in the event the lender restructures the related Mortgage Loan to provide for one or more mezzanine loans or any preferred equity under the related Mortgage Loan documents, each borrower has the right to prepay the portion of such Mortgage Loan up to the amount of the mezzanine loan and/or preferred equity as restructured, all without the payment of a yield maintenance or other prepayment premium.

In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to the prospectus as Westfield San Francisco Centre, representing approximately 9.4% of the Initial Pool Balance, the Mortgage Loan documents provide that the borrower may prepay a portion of principal to achieve a higher debt service coverage ratio. Any such prepayments, prior to the occurrence of an event of default under the Mortgage Loan documents, will be applied pro rata and pari passu among all of the notes that evidence the Westfield San Francisco Centre Whole Loan, including related junior notes. See “Annex A-3—Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information”

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (months from Cut-off Date)
Westfield San Francisco Centre	$ 84,000,000	9.4%	24
693 Fifth Avenue	$ 62,500,000	7.0%	24
Yuma Palms	$ 62,500,000	7.0%	25
Marina Del Rey Hotel	$ 38,000,000	4.3%	19
The Shops at Mockingbird	$ 19,209,000	2.1%	24
Village at Shoal Creek	$ 15,230,000	1.7%	24
Mission Bend Shopping Center	$ 8,800,794	1.0%	23
Hobson Medical Campus	$ 6,792,342	0.8%	24

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	2	9.1%
4	19	56.7
5	6	17.1
7	5	17.0
Total	32	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

•	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

•	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

•	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 25 of the Mortgage Loans (including 1 Mortgage Loan that permits the borrower to either defease or prepay with yield maintenance) (the “Defeasance Loans”), representing approximately 76.2% of the Initial Pool Balance, permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date; provided that 1 such Mortgage Loan, representing approximately 9.4% of the Initial Pool Balance permits the related borrower to prepay the Mortgage Loan with the payment of the greater of 1% and yield maintenance or defeasance after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 1, 2019. With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Opry Mills and The Shops at Crystals, representing approximately 12.9% of the Initial Pool Balance, the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan upon the occurrence of a certain date (August 1, 2019) with yield maintenance if the related Defeasance Lock-Out Period has not expired by such date (except that any portion of the related Whole Loan that has been securitized for more than two years is required to be defeased).

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan)(or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated repayment date, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Opry Mills, The Shops at Crystals and Williamsburg Premium Outlets, which secure Mortgage Loans representing in the aggregate approximately 14.5% of the Initial Pool Balance, the related borrower may, without lender consent, transfer immaterial or non-income producing portions of such Mortgaged Property (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the related borrower, including owners of out parcels and department store pads, pads for office buildings, hotels or other properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Addition of Real Property to the Mortgaged Property

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U-Haul AREC Portfolio, representing approximately 5.1% of the Initial Pool Balance, the related borrowers may acquire properties adjacent to an existing Mortgaged Property for expansion purposes, provided that, among other conditions, the borrowers provide the lender with a clean environmental report, updated title and survey and evidence that the property to be acquired (i) is insured in accordance with the Mortgage Loan documents and (ii) was acquired for cash (i.e. without the incurrence of any debt). The borrower is also required to take all actions necessary to encumber the newly acquired property by the lien of the mortgage of the related Mortgaged Property. In addition, a related borrower may enter into operating leases with respect to storage facilities that may be acquired by an affiliate of the borrowers in the vicinity of an existing Mortgaged Property, provided that, among other conditions: (i) such facility is operated as a remote, unstaffed facility related to an existing Mortgaged Property, (ii) the borrowers deliver a clean environmental report, a current survey and evidence that the property is insured in accordance with the Mortgage Loan documents and (iii) the related borrower and affiliate enter into an operating lease which provides, among other things, that (a) in the event that the debt service coverage ratio for the Mortgage Loan is less than 1.20x, any rent, taxes and insurance due by the borrowers under the operating lease will be abated and (b) if the lender forecloses or accepts a deed-in-lieu of foreclosure on the related Mortgaged Property, the lender will have the option to terminate the operating lease.

Escrows

Twenty-one (21) of the Mortgage Loans, representing approximately 39.8% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-two (22) of the Mortgage Loans, representing approximately 44.7% of the Initial Pool Balance, provide for monthly escrows for ongoing replacements or capital repairs.

Nine (9) of the Mortgage Loans, representing approximately 22.2% of the Initial Pool Balance, are secured by office, retail and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and mixed use properties only.

Eleven (11) of the Mortgage Loans, representing approximately 15.5% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twelve (12) of the Mortgage Loans, representing approximately 28.6% of the Initial Pool Balance, provide for upfront reserves for immediate repairs.

Four (4) of the Mortgage Loans, representing approximately 6.6% of the Initial Pool Balance, provides for periodic monthly seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

For example, with respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Center 21, The Shops at Crystals, 1901 Harrison Street and 260 Townsend, which secure Mortgage Loans representing in the aggregate approximately 22.8% of the Initial Pool Balance, the Mortgage Loan documents permit the related borrower to deliver a guaranty from the related non-recourse carveout guarantor (or any guarantor that replaces the current guarantor in accordance with the Mortgage Loan documents) or a letter of credit in lieu of making cash deposits into the tenant improvement and leasing commission reserve. In the case of the Mortgaged Properties identified on Annex A-1 as Center 21, 1901 Harrison Street and 260 Townsend Street, the related Mortgage Loan documents provide that to the extent the guarantor’s net worth is at least $600 million, all funds on reserve in the tenant improvement and leasing commission reserve will be disbursed to the borrower, and to the extent the guarantor has a net worth of at least $450 million, 50% of the funds on reserve are required to be disbursed to the borrower and the borrower is required to make 50% of the normal reserve payment. Subject to the previous sentence, upon delivery of the guaranty or the letter of credit, the Mortgage Loan documents require that any remaining funds in the reserve be disbursed to the borrower.

In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Westfield San Francisco Centre, representing approximately 9.4% of the Initial Pool Balance, the borrowers were required to deposit $4,300,000 into a Zara Free Rent/TI Reserve.  In lieu of depositing cash, the borrowers delivered  two letters of credit in the aggregate amount of $4,300,000 from UBS AG bank to cover the related gap rent and tenant improvement obligations for Zara, a tenant at the Mortgaged Property.   In addition, in the event the borrowers are required (on a later date) to make payments to any reserve accounts, the borrowers are permitted to deliver to the lender a letter of credit or guaranty with respect to any reserve.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard Lockbox	18	76.5%
Springing Hard Lockbox	8	13.7
Soft Lockbox	1	5.1
Springing Soft Lockbox	5	4.7
Total:	32	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Delaware Statutory Trusts

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Yuma Palms and Mission Bend Shopping Center and, representing approximately 8.0% in the aggregate of the Initial Pool Balance, each related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. There is a direct master lease between the Delaware statutory trust borrower and the master tenant of each Mortgaged Property. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Properties.

Exceptions to Underwriting Guidelines

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association”, 2 Mortgage Loans, collectively representing approximately 12.9% of the Initial Pool Balance, were originated by JPMCB with exceptions to its underwriting guidelines and/or typical underwriting procedures.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

•	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

•	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

•	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

•	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

•	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

•	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is unaware of any existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Center 21(1)	$83,000,000	59.2%	2.01x	N/A	Yes
1901 Harrison Street(1)	$42,500,000	41.8%	2.30x	N/A	Yes
Marina Del Rey Hotel	$38,000,000	57.5%	1.53x	10.0%	Yes
260 Townsend Street(1)	$28,200,000	43.7%	1.77x	N/A	Yes
Pointe Hilton Tapatio Cliffs Resort	$25,909,324	N/A	1.50x	N/A	Yes

(1)	The Mortgage Loan documents provide that the Combined Maximum LTV Ratio and Combined Minimum DSCR may not exceed (or be less than) the loan-to-value ratio and the debt service coverage ratio (in each case, as calculated under the Mortgage Loan documents) as of the origination date of such Mortgage Loans. The Combined Maximum LTV Ratio and Combined Minimum DSCR shown above are calculated as of the Cut-off Date and in accordance with the definitions of such terms described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” above.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower. For example:

•	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Opry Mills, Center 21, The Shops at Crystals, 1901 Harrison Street and 260 Townsend Street, which secure Mortgage Loans representing in the aggregate approximately 30.1% of the Initial Pool Balance, the related Mortgage Loan documents permit the pledge of direct or indirect equity interests in the related borrower (or, in the case of the Mortgaged Properties identified on Annex A-1 to this prospectus as Center 21, 1901 Harrison Street and 260 Townsend Street, the guarantor or its affiliates, but excluding the borrower) to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets or all or substantially all of the assets of the obligor, and there is no requirement for an intercreditor agreement with respect to such corporate or parent level credit facility.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Secured Indebtedness

With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as The Shops at Crystals, which secures a Mortgage Loan representing approximately 5.6% of the Initial Pool Balance, the Mortgage Loan documents permit the borrower to enter into a property assessed clean energy (PACE) loan that is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $7,000,000.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Preserve at Oslo, representing approximately 0.7% of the Initial Pool Balance, the Mortgaged Property is encumbered by a loan (the “ELI Loan”) from the Florida Housing Finance Corporation (“Florida Housing”) , which imposes certain extremely low and low income housing and rent restrictions (“ELI Restrictions”) on the Mortgaged Property (in addition to other low income housing and rent restrictions already in place at the Mortgaged Property). The ELI Loan, with an original principal balance of $675,000 (and an outstanding principal balance of approximately $494,910) is subordinate to the Mortgage Loan pursuant to a subordination and standstill agreement between the borrower, the lender and Florida Housing. The borrower is not required to make any payments under the ELI Loan, provided the borrower complies with the terms and conditions of such loan. The ELI Loan self-amortizes at the rate of 1/15th per annum. In the event of an uncured default under the ELI Loan, the borrower will be required to pay a sum equal to (i) the original principal balance, less 6.67% for each year that the borrower has complied with the related ELI Restrictions and (ii) any associated interest or penalties (including attorney’s fees). Under the subordination and standstill agreement, Florida Housing is required to provide the lender with notice of and an opportunity to cure any default by the borrower. See “—Multifamily Properties” for additional information.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Yuma Palms, which secures a Mortgage Loan representing approximately 7.0% of the Initial Pool Balance, the related borrower is permitted to obtain one or more subordinate unsecured loans from the non-recourse carveout guarantor, which loan(s) may be evidenced by a note, provided, among other things (i) the aggregate principal amount of such subordinate debt does not at any time exceed the lesser of $4,687,500 or 7.5% of the then-outstanding principal balance of the related Mortgage Loan, and (ii) the subordinate lender enters into a subordination and standstill agreement with the lender.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Intercontinental Kansas City Hotel, representing approximately 3.4% of the

Initial Pool Balance, the related borrower acquired the Mortgaged Property from a seller which had received “key money” of $2,500,000 from an affiliate of the franchisor. In connection with the issuance of an amended franchise agreement, the borrower assumed the obligation to pay the balance of the unamortized key money (which at origination of the Mortgage Loan was approximately $1,250,000) if the franchise agreement is terminated prior to its stated expiration date. The borrower’s obligation to pay such funds, if any, is unsecured and no ongoing payments are required to be made by the borrower to the franchisor so long as, among other things, the franchise agreement is not in default and has not been terminated. If the obligation to repay the financing is triggered, the unamortized portion of the key money financing will be payable to such affiliate of the franchisor. No subordination and standstill agreement or intercreditor agreement has been entered into in connection with the key money financing. The Mortgage Loan documents include a non-recourse carveout to the borrower and guarantor for losses associated with this obligation.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Preserve at Oslo, representing approximately 0.7% of the Initial Pool Balance, the related borrower incurred certain unsecured partnership and affiliate loans with an aggregate outstanding principal balance of approximately $4,703,003. Each such creditor has entered into a subordination and standstill agreement with the lender acknowledging, among other things, that (i) the related debt is subordinate to the Mortgage Loan, (ii) such creditor has no rights against the borrower until such time as the Mortgage Loan has been paid in full and (iii) payments on such subordinate debt may be made only out of excess cash flow at the Mortgaged Property and will terminate upon the occurrence and during the continuance of an event of default under the Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “Westfield San Francisco Centre”, “Center 21”, “Opry Mills”, “693 Fifth Avenue”, “The Shops at Crystals”, “U-Haul AREC Portfolio”, “Staybridge Suites Times Square”, “Intercontinental Kansas City Hotel” and “Williamsburg Premium Outlets” is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“Controlling Companion Loan” means, with respect to the Servicing Shift Whole Loan, the related Pari Passu Companion Loan which, upon the securitization of such Pari Passu Companion Loan, servicing is expected to shift to the Servicing Shift PSA entered into in connection with such securitization. Deutsche Bank AG, New York Branch is currently the holder of the “Controlling Companion Loan” with respect to the U-Haul AREC Portfolio Whole Loan.

“Whole Loan” means each of the Westfield San Francisco Centre Whole Loan, the Center 21 Whole Loan, the Opry Mills Whole Loan, the 693 Fifth Avenue Whole Loan, the Shops at Crystals Whole Loan, the U-Haul AREC Portfolio Whole Loan, the Staybridge Suites Times Square Whole Loan, the Intercontinental Kansas City Hotel Whole Loan and the Williamsburg Premium Outlets Whole Loan, as the context may require and as applicable.

“Non-Serviced Certificate Administrator” means (i) with respect to the Westfield San Francisco Centre Whole Loan, the certificate administrator under the DBJPM 2016-SFC Trust and Servicing Agreement, (ii)

with respect to the Shops at Crystals Whole Loan, the certificate administrator under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, (iii) with respect to the Opry Mills Whole Loan, the certificate administrator under the JPMCC 2016-JP2 Pooling and Servicing Agreement, (iv) with respect to the Intercontinental Kansas City Hotel Whole Loan, the certificate administrator under the COMM 2016-DC2 Pooling and Servicing Agreement, (v) with respect to the Williamsburg Premium Outlets Whole Loan, the certificate administrator under the DBJPM 2016-C1 Pooling and Servicing Agreement and (vi) with respect to the U-Haul AREC Portfolio Whole Loan, on and after the Servicing Shift Securitization Date, the certificate administrator under the Servicing Shift PSA.

“Non-Serviced Companion Loan” means, with respect to any Non-Serviced Whole Loan, any related mortgage note not included in the issuing entity that is not serviced under the PSA and that is generally payable on a pari passu or subordinate basis with a Non-Serviced Mortgage Loan included in the issuing entity to the extent set forth in the related Intercreditor Agreement. Each of the Westfield San Francisco Centre Companion Loans, the Shops at Crystals Companion Loans, the Opry Mills Companion Loans, the Intercontinental Kansas City Hotel Companion Loan and the Williamsburg Premium Outlets Companion Loans and, on and after the Servicing Shift Securitization Date, the U-Haul AREC Portfolio Companion Loan, will be Non-Serviced Companion Loans related to the issuing entity.

“Non-Serviced Master Servicer” means (i) with respect to the Westfield San Francisco Centre Whole Loan, the master servicer under the DBJPM 2016-SFC Trust and Servicing Agreement, (ii) with respect to the Shops at Crystals Whole Loan, the master servicer under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, (iii) with respect to the Opry Mills Whole Loan, the master servicer under the JPMCC 2016-JP2 Pooling and Servicing Agreement, (iv) with respect to the Intercontinental Kansas City Hotel Whole Loan, the master servicer under the COMM 2016-DC2 Pooling and Servicing Agreement, (v) with respect to the Williamsburg Premium Outlets Whole Loan, the master servicer under the DBJPM 2016-C1 Pooling and Servicing Agreement and (vi) with respect to the U-Haul AREC Portfolio Whole Loan, on and after the Servicing Shift Securitization Date, the master servicer under the related Servicing Shift PSA.

“Non-Serviced PSA” means (i) with respect to the Westfield San Francisco Centre Whole Loan, the DBJPM 2016-SFC Trust and Servicing Agreement, (ii) with respect to the Shops at Crystals Whole Loan, the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, (iii) with respect to the Opry Mills, the JPMCC 2016-JP2 Pooling and Servicing Agreement, (iv) with respect to the Intercontinental Kansas City Hotel Whole Loan, the COMM 2016-DC2 Pooling and Servicing Agreement, (v) with respect to the Williamsburg Premium Outlets Whole Loan, the DBJPM 2016-C1 Pooling and Servicing Agreement and (vi) with respect to the U-Haul AREC Portfolio Whole Loan, on and after the Servicing Shift Securitization Date, the related Servicing Shift PSA.

“Non-Serviced Special Servicer” means (i) with respect to the Westfield San Francisco Centre Whole Loan, the special servicer under the DBJPM 2016-SFC Trust and Servicing Agreement, (ii) with respect to the Shops at Crystals Whole Loan, the special servicer under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, (iii) with respect to the Opry Mills Whole Loan, the special servicer under the JPMCC 2016-JP2 Pooling and Servicing Agreement, (iv) with respect to the Intercontinental Kansas City Hotel Whole Loan, the special servicer under the COMM 2016-DC2 Pooling and Servicing Agreement, (v) with respect to the Williamsburg Premium Outlets, the special servicer under the DBJPM 2016-C1 Pooling and Servicing Agreement and (vi) with respect to the U-Haul AREC Portfolio Whole Loan, on and after the Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA.

“Non-Serviced Trustee” means (i) with respect to the Westfield San Francisco Centre Whole Loan, the trustee under the DBJPM 2016-SFC Trust and Servicing Agreement, (ii) with respect to the Shops at Crystals Whole Loan, the trustee under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, (iii) with respect to the Opry Mills Whole Loan, the trustee under the JPMCC 2016-JP2 Pooling and Servicing Agreement, (iv) with respect to the Intercontinental Kansas City Hotel Whole Loan, the trustee under the COMM 2016-DC2 Pooling and Servicing Agreement, (v) with respect to the Williamsburg Premium Outlets, the trustee under the DBJPM 2016-C1 Pooling and Servicing Agreement and (vi) with respect to the U-Haul AREC Portfolio Whole Loan, on and after the Servicing Shift Securitization Date, the trustee under the related Servicing Shift PSA.

“Non-Serviced Whole Loan” means any Whole Loan that is not serviced under the PSA that is divided into two or more notes, which includes a Mortgage Loan included in the issuing entity but serviced under another agreement and one or more mortgage notes not included in the issuing entity and serviced under another agreement. References in this prospectus to a Non-Serviced Whole Loan refer to the aggregate indebtedness under the related notes. Each of the Westfield San Francisco Centre Whole Loan, the Shops at Crystals Whole Loan, the Opry Mills Whole Loan, the Intercontinental Kansas City Hotel Whole Loan and the Williamsburg Premium Outlets Whole Loan will be Non-Serviced Whole Loans related to the issuing entity. On and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity. Prior to the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means, with respect to any Non-Serviced Whole Loan, a Mortgage Loan included in the issuing entity but serviced under another agreement. Each of the Westfield San Francisco Centre Mortgage Loan, the Shops at Crystals Mortgage Loan, the Opry Mills Mortgage Loan, the Intercontinental Kansas City Hotel Mortgage Loan and the Williamsburg Premium Outlets Mortgage Loan will be Non-Serviced Mortgage Loans related to the issuing entity. On and after the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan related to the issuing entity.

“Non-Serviced Securitization Trust” means (i) with respect to the Westfield San Francisco Centre Whole Loan, the securitization trust formed pursuant to the DBJPM 2016-SFC Trust and Servicing Agreement, (ii) with respect to the Shops at Crystals Whole Loan, the securitization trust formed pursuant to the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, (iii) with respect to the Opry Mills Whole Loan, the securitization trust formed pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement, (iv) with respect to the Intercontinental Kansas City Hotel Whole Loan, the securitization trust formed pursuant to the COMM 2016-DC2 Pooling and Servicing Agreement, (v) with respect to the Williamsburg Premium Outlets Whole Loan, the securitization trust formed pursuant to the DBJPM 2016-C1 Pooling and Servicing Agreement and (vi) with respect to the Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the securitization trust formed pursuant to the related Servicing Shift PSA.

“Serviced Companion Loan” means, with respect to any Serviced Whole Loan, any related mortgage note not included in the issuing entity that is serviced under the PSA and that is generally payable on a pari passu basis with a Mortgage Loan included in the issuing entity to the extent set forth in the related Intercreditor Agreement. Each of the 693 Fifth Avenue Companion Loans, the Center 21 Companion Loans, the U-Haul AREC Portfolio Companion Loan and the Staybridge Suites Times Square Companion Loan will be Serviced Companion Loans related to the issuing entity. Prior to the Servicing Shift Securitization Date, the U-Haul AREC Portfolio Companion Loan will be a Serviced Companion Loan related to the issuing entity. On and after the Servicing Shift Securitization Date, the U-Haul AREC Portfolio Companion Loan will be a Non-Serviced Companion Loan related to the issuing entity.

“Serviced Whole Loan” means any Whole Loan serviced under the PSA, which includes a mortgage note that is included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity. References in this prospectus to a Serviced Whole Loan refer to the aggregate indebtedness under the related notes. Each of the 693 Fifth Avenue Whole Loan, the Center 21 Whole Loan, the U-Haul AREC Portfolio Whole Loan and the Staybridge Suites Times Square Whole Loan will be Serviced Whole Loans related to the issuing entity. Prior to the Servicing Shift Securitization Date, the U-Haul AREC Portfolio Whole Loan will be a Serviced Whole Loan related to the issuing entity. On and after the Servicing Shift Securitization Date, the U-Haul AREC Portfolio Whole Loan will be a Non-Serviced Whole Loan related to the issuing entity.

“Serviced Pari Passu Companion Loan” means, with respect to any Serviced Whole Loan, any related Pari Passu Companion Loan that is serviced under the PSA. Each of the 693 Fifth Avenue Companion Loans, the Center 21 Companion Loan and the Staybridge Suites Times Square Companion

Loan will be Serviced Pari Passu Companion Loans. Prior to the Servicing Shift Securitization Date, the U-Haul AREC Portfolio Companion Loan will be a Serviced Pari Passu Companion Loan related to the issuing entity.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, a Mortgage Loan included in the issuing entity that will be serviced under the PSA as of the Closing Date, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the applicable Servicing Shift Securitization Date. As of the Closing Date, the U-Haul AREC Portfolio Mortgage Loan will be a Servicing Shift Mortgage Loan related to the issuing entity.

“Servicing Shift PSA” means the U-Haul AREC Portfolio Pooling and Servicing Agreement.

“Servicing Shift Securitization Date” means the U-Haul AREC Portfolio Control Note Securitization Date.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the U-Haul AREC Portfolio Whole Loan will be a Servicing Shift Whole Loan related to the issuing entity.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement. Each of the Westfield San Francisco Centre Subordinate Companion Loans and the Shops at Crystals Subordinate Companion Loans will be Subordinate Companion Loans.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten Debt Yield(1)
Westfield San Francisco Centre	$84,000,000	9.4%	$349,077,000	35.5%	3.68x	13.1%
Center 21	$83,000,000	9.3%	$80,000,000	59.2%	2.01x	9.7%
Opry Mills	$65,000,000	7.3%	$310,000,000	50.8%	2.33x	10.1%
693 Fifth Avenue	$62,500,000	7.0%	$187,500,000	47.6%	1.00x	6.4%
The Shops at Crystals	$50,000,000	5.6%	$332,700,000	34.8%	3.28x	12.9%
U-Haul AREC Portfolio	$46,000,000	5.1%	$48,500,000	67.4%	1.64x	10.3%
Staybridge Suites Times Square	$38,600,000	4.3%	$28,900,000	49.1%	2.09x	13.8%
Intercontinental Kansas City Hotel	$30,140,000	3.4%	$45,000,000	65.1%	1.62x	11.5%
Williamsburg Premium Outlets	$15,000,000	1.7%	$170,000,000	54.8%	2.52x	11.4%

(1)	Calculated based on the balance of the related Whole Loan excluding the Subordinate Companion Loans. With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Intercontinental Kansas City Hotel, the Mortgage Loan LTV Ratio is calculated net of an approximately $15.9 million upfront PIP reserve. See “Description of the Mortgage Pool—Appraised Value” for more information.

Westfield San Francisco Centre Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Westfield San Francisco Centre, representing approximately 9.4% of the Initial Pool Balance, with a Cut-off Date Balance of $84,000,000 (the “Westfield San Francisco Centre Mortgage Loan”), is part of a whole loan comprised of 28 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Westfield San Francisco Centre

Mortgaged Property”). The Westfield San Francisco Centre Whole Loan is evidenced by: (i) four pari passu promissory notes designated as Note A-1-EMP-C1, Note A-1-SFC-C1, Note A-2-EMP-C1 and Note A-2-SFC-C1, that collectively evidence the Westfield San Francisco Centre Mortgage Loan; (ii) eight pari passu promissory notes designated as Note A-1-EMP-S1, Note A-1-EMP-S2, Note A-2-EMP-S1, Note A-2-EMP-S2, Note A-1-SFC-S1, Note A-1-SFC-S2, Note A-2-SFC-S1 and Note A-2-SFC-S2, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $182,019,000, (the “Westfield San Francisco Centre Standalone Pari Passu Companion Loans”) each of which is generally pari passu in right of payment with the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan (as defined below); (iii) 12 pari passu promissory notes designated as Note A-1-EMP-C2, Note A-1-EMP-C3, Note A-1-EMP-C4, Note A-2-EMP-C2, Note A-2-EMP-C3, Note A-2-EMP-C4, Note A-1-SFC-C2, Note A-1-SFC-C3, Note A-1-SFC-C4, Note A-2-SFC-C2, Note A-2-SFC-C3 and Note A-2-SFC-C4, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $167,058,000, (the “Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan” and, together with the Westfield San Francisco Centre Standalone Pari Passu Companion Loans, the “Westfield San Francisco Centre Pari Passu Companion Loans”), which is generally pari passu in right of payment with the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Standalone Pari Passu Companion Loans; and (iv) four promissory notes designated as Note B-1-EMP, Note B-2-EMP, Note B-1-SFC and Note B-2-SFC, respectively, having an aggregate outstanding principal balance as of the Cut-off Date of $124,923,000 (the “Westfield San Francisco Centre Subordinate Companion Loans” and, together with the Westfield San Francisco Centre Pari Passu Companion Loans, the “Westfield San Francisco Centre Companion Loans”), which is subordinate in right of payment in respect of each of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans. The Westfield San Francisco Centre Standalone Pari Passu Companion Loans and the Westfield San Francisco Centre Subordinate Companion Loan are collectively referred to as the “Westfield San Francisco Centre Standalone Companion Loans”.

The Westfield San Francisco Centre Subordinate Companion Loan, together with the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans, are referred to as the “Westfield San Francisco Centre Whole Loan”. Only the Westfield San Francisco Centre Mortgage Loan is included in the Issuing Entity. Each of the Westfield San Francisco Centre Standalone Pari Passu Companion Loans and Westfield San Francisco Centre Subordinate Companion Loan is included in the DBJPM 2016-SFC Mortgage Trust. Six of the Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loans are currently being held by Deutsche Bank AG, New York Branch (an affiliate of GACC) and six of the Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loans are currently being held by JPMCB.

The holders of the Westfield San Francisco Centre Whole Loan (the “Westfield San Francisco Centre Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Westfield San Francisco Centre Noteholder (the “Westfield San Francisco Centre Intercreditor Agreement”).

Servicing. As of the Closing Date, it is anticipated that the Westfield San Francisco Centre Whole Loan is expected to be serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “DBJPM 2016-SFC Master Servicer”), and specially serviced by Pacific Life Insurance Company, as special servicer (in such capacity, the “DBJPM 2016-SFC Special Servicer”), pursuant to the trust and servicing agreement, dated as of August 1, 2016 (the “DBJPM 2016-SFC Trust and Servicing Agreement”), between the Depositor, the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Special Servicer, Wilmington Trust, National Association, as trustee (the “DBJPM 2016-SFC Trustee”), and Deutsche Bank Trust Company Americas, as certificate administrator and custodian (the “DBJPM 2016-SFC Certificate Administrator”), in connection with the DBJPM 2016-SFC Mortgage Trust (into which each of the Westfield San Francisco Centre Standalone Pari Passu Companion Loans and the Westfield San Francisco Centre Subordinate Companion Loan have been deposited), and, subject to the terms of the Westfield San Francisco Centre Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Westfield San Francisco Centre Noteholder will be effected in accordance with the DBJPM 2016-SFC Trust and Servicing Agreement and the Westfield San Francisco Centre Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Westfield San Francisco Centre Mortgage Loan (but not on the Westfield San Francisco Centre Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The DBJPM 2016-SFC Master Servicer or DBJPM 2016-SFC Trustee, as applicable, will be obligated to make servicing advances with respect to the Westfield San Francisco Centre Whole Loan, in each case unless a similar determination of nonrecoverability is made under the DBJPM 2016-SFC Trust and Servicing Agreement.

Distributions. The Westfield San Francisco Centre Intercreditor Agreement sets forth the respective rights of the holders of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans with respect to distributions of funds received in respect of the related Westfield San Francisco Centre Whole Loan, and provides, in general, that:

•	the Westfield San Francisco Centre Subordinate Companion Loan is, at all times, junior, subject and subordinate to the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans, and the right of the holders of the Westfield San Francisco Centre Subordinate Companion Loan (the “Westfield San Francisco Centre Subordinate Companion Loan Holder”) to receive payments with respect to the Westfield San Francisco Centre Subordinate Companion Loan is, to the extent set forth in the Westfield San Francisco Centre Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans to receive payments with respect to the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans.

•	prior to calculating any amounts of interest or principal due to the holders of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans, the principal balance of the Westfield San Francisco Centre Subordinate Companion Loan will be reduced (but not below zero) by any realized loss with respect to the Westfield San Francisco Centre Whole Loan, and after the principal balance of the Westfield San Francisco Centre Subordinate Companion Loans has been reduced to zero, the principal balances of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the Westfield San Francisco Centre Whole Loan.

•	If no (i) event of default with respect to an obligation of the borrowers to pay money due under the Westfield San Francisco Centre Whole Loan or (ii) non-monetary event of default pursuant to which the Westfield San Francisco Centre Whole Loan becomes a specially serviced loan (a “Westfield Triggering Event of Default”) has occurred and is continuing, then all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Special Servicer, as applicable) will be distributed as follows:

(i)	first, (A) first, to the Note A (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee and, if applicable, the master servicer or the trustee under any PSA relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the master servicer or the trustee from general collections on the related Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the Note A (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee, the master servicer or the special servicer and the master servicer or trustee with respect to any Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable “p&i” advances or P&I Advances with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to the Note B (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee), up to the amount of any nonrecoverable p&i advances with respect to Note B, as applicable, based on the outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the Westfield San Francisco Centre Standalone Companion Loans (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee), up to the amount of any nonrecoverable administrative advances with respect to the Westfield San Francisco Centre Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Westfield San Francisco Centre Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)	second, (A) first, to Note A, on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to Note B on a pro rata and pari passu basis (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note A or the Note B (or the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Special Servicer or the DBJPM 2016-SFC Trustee), as applicable, with respect to the Westfield San Francisco Centre Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the Westfield San Francisco Centre Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the Westfield San Francisco Centre Trust and Servicing Agreement;

(iii)	third, to the Note A and the Note B (or the DBJPM 2016-SFC Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the DBJPM 2016-SFC Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Westfield San Francisco Centre Whole Loan under the DBJPM 2016-SFC Trust and Servicing Agreement;

(iv)	fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v)	fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note A, on a pro rata basis, in an amount equal to all such payments and prepayments of principal (or, in the case of any principal prepayments made by the Borrower to cure a Westfield DSCR Trigger Period, a pro rata portion thereof allocable to Note A based on the relative principal balances of the Note A and Note B), until the related principal balances have been reduced to zero;

(vi)	sixth, if the proceeds of any foreclosure sale or any liquidation of the Westfield San Francisco Centre Whole Loan or the Westfield San Francisco Centre Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to

Note A in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(vii)	seventh, pari passu, to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(viii)	eighth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note B on a pro rata basis, in an amount equal to all such payments and prepayments of principal (or, in the case of any principal prepayments made by the Borrower to cure a DSCR Trigger Period, a pro rata portion thereof allocable to Note B based on the relative principal balances of the Note A and Note B), until the principal balance has been reduced to zero;

(ix)	ninth, to Note B, pari passu, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B, on a pro rata basis based on the amount of Realized Losses previously allocated to each such Note;

(x)	tenth, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the principal balance at the Westfield San Francisco Centre Whole Loan interest rate and (iii) not required to be paid to the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Trustee or the DBJPM 2016-SFC Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xi)	eleventh, pro rata and pari passu, to each Note A, any prepayment premium allocable to any prepayment of the related Note A, and then to Note B, pro rata and pari passu, any prepayment premium allocable to any prepayment of Note B, to the extent actually paid by the borrower;

(xii)	twelfth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Trustee or the DBJPM 2016-SFC Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiii)	thirteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xii) above will be distributed to the DBJPM 2016-SFC Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

The DBJPM 2016-SFC Master Servicer and the DBJPM 2016-SFC Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the DBJPM 2016-SFC Trust and Servicing Agreement.

After the occurrence of and during the continuance of a Westfield Triggering Event of Default, all amounts tendered by the borrowers (net of certain amounts payable or reimbursable to the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Special Servicer, as applicable) will be distributed as follows:

(i)	first, (A) first, to the Note A (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee, or, if applicable, the master servicer or the trustee under any pooling and servicing agreement relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the master Servicer or the trustee from general collections on the related Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the Note A (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee, the master servicer or the trustee, and the master servicer or trustee of any pooling and servicing agreement relating to a DBJPM 2016-SFC Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable “p&i advances” or P&I Advances with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to the Note B (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee), up to the amount of any nonrecoverable p&i advances with respect to Note B, as applicable, based on the outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the Westfield San Francisco Centre Standalone Companion Loans (or the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee), up to the amount of any nonrecoverable administrative advances with respect to the Westfield San Francisco Centre Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Westfield San Francisco Centre Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)	second, (A) first, to Note A, on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to Note B, on a pro rata and pari passu basis (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the Note A or the Note B (or the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Special Servicer or the DBJPM 2016-SFC Trustee), as applicable, with respect to the DBJPM 2016-SFC Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the DBJPM 2016-SFC Trust and Servicing Agreement with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the DBJPM 2016-SFC Trust and Servicing Agreement;

(iii)	third, to the Note A and the Note B (or the DBJPM 2016-SFC Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrower), and then to the Note A and the Note B (or the DBJPM 2016-SFC Special Servicer), any special servicing fees (including without limitation any workout fees and liquidation fees) earned by it with respect to the Westfield San Francisco Centre Whole Loan under the DBJPM 2016-SFC Trust and Servicing Agreement;

(iv)	fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v)	fifth, pari passu to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(vi)	sixth, pari passu to Note A, on a pro rata basis, in an amount equal to the outstanding principal balance of each such Note, until the related principal balances have been reduced to zero;

(vii)	seventh, if the proceeds of any foreclosure sale or any liquidation of the Westfield San Francisco Centre Whole Loan or the Westfield San Francisco Centre Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to Note A, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(viii)	eighth, pari passu to Note B, on a pro rata basis, in an amount equal to the outstanding principal balance of Note B, until the principal balance has been reduced to zero;

(ix)	ninth, pari passu to Note B, an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B, on a pro rata basis based on the amount of Realized Losses previously allocated to each such Note;

(x)	tenth, any interest accrued at the default rate on the stated principal balance to the extent such default interest amount is (i) actually paid by the borrower, (ii) in excess of interest accrued on the stated principal balance at the Westfield San Francisco Centre Whole Loan interest rate and (iii) not required to be paid to the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Trustee or the DBJPM 2016-SFC Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xi)	eleventh, pro rata and pari passu, to the Note A holder, any prepayment premium allocable to any prepayment of Note A, and then, pro rata and pari passu, to the Note B holder, any prepayment premium allocable to any prepayment of Note B, in each case, to the extent actually paid by the borrower;

(xii)	twelfth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Trustee or the DBJPM 2016-SFC Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiii)	thirteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xii) will be distributed pro rata to the Notes in accordance with their respective initial percentage interests.

For the purpose of this “—Distributions” section, with respect to the Westfield San Francisco Centre Mortgage Loan, the Westfield San Francisco Centre Pari Passu Companion Loans and the Westfield San Francisco Centre Subordinate Companion Loan, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the Westfield San Francisco Centre Whole Loan.

In addition, solely for the purpose of this “—Distributions” section, the following terms have the meaning below:

A “Westfield DSCR Trigger Period” commences upon the occurrence of (i) an event of default under the Westfield San Francisco Centre Whole Loan or (ii) when a DSCR is less than 1.45 to 1.00 as of the last calendar day of any fiscal quarter and ends (A) with respect to a Westfield DSCR Trigger Period continuing pursuant to clause (i), the an event of default under the Westfield San Francisco Centre Whole Loan commencing the Westfield DSCR Trigger Period has been cured and such cure has been accepted by the lender (and no other an event of default under the Westfield San Francisco Centre Whole Loan is then continuing) or (B) with respect to a Westfield DSCR Trigger Period continuing pursuant to clause (ii), if the Mortgaged Property has achieved a DSCR of at least 1.45 to 1.00 for two consecutive calendar quarters or, the borrower prepays or defeases, as applicable, a portion of the Whole Loan or deposits additional collateral acceptable to the lender, in its sole but reasonable discretion to achieve a DSCR of at least 1.45x.

“Note A” means, individually or collectively, Note A-1-EMP-C1, Note A-1-EMP-C2, Note A-1-EMP-C3, Note A-1-EMP-C4, Note A-2-EMP-C1, Note A-2-EMP-C2, Note A-2-EMP-C3, Note A-2-EMP-C4, Note A-1-EMP-S1, Note A-1-EMP-S2, Note A-2-EMP-S1, Note A-2-EMP-S2, Note A-1-SFC-C1, Note A-1-SFC-C2, Note A-1-SFC-C3, Note A-1-SFC-C4, Note A-2-SFC-C1, Note A-2-SFC-C2, Note A-2-SFC-C3, Note A-2-SFC-C4, Note A-1-SFC-S1, Note A-1-SFC-S2, Note A-2-SFC-S1 and Note A-2-SFC-S2, as the context requires.

“Note B” means, individually or collectively, Note B-1-EMP, Note B-2-EMP, Note B-1-SFC and Note B-2-SFC, as the context requires.

Consultation and Control. As of any date of determination, during a DBJPM 2016-SFC Subordinate Control Period, the DBJPM 2016-SFC Controlling Class Representative or its designee (such party, the “DBJPM 2016-SFC Directing Holder”) will be the controlling holder under the Westfield San Francisco Centre Intercreditor Agreement. As of the Closing Date, the DBJPM 2016-SFC Directing Holder is expected to be Prima Capital Advisors LLC.

A “DBJPM 2016-SFC Subordinate Control Period” means any period when the certificate balance of the DBJPM 2016-SFC Mortgage Trust Class C certificates (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates; provided, if at any time the certificate balances of all classes of certificates senior to such class of certificates have been reduced to zero as a result of the allocation of principal payments on the Westfield San Francisco Centre Standalone Companion Loans, then a DBJPM 2016-SFC Subordinate Control Period will be deemed to then be in effect. So long as the majority holder(s) of the controlling class (by aggregate certificate balance) is a borrower related party, a DBJPM 2016-SFC Subordinate Control Period will be deemed to be terminated (except for the purposes of determining whether the DBJPM 2016-SFC Directing Holder or a DBJPM 2016-SFC Controlling Class Certificateholder has the right to appoint the successor special servicer to a DBJPM 2016-SFC Special Servicer that is a borrower related party.

A “DBJPM 2016-SFC Subordinate Consultation Period” means any period when both (i) the certificate balance of the DBJPM 2016-SFC Mortgage Trust Class D certificates (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates), is less than 25% of the initial certificate balance of such class of certificates and (ii) the certificate balance of such class of certificates (without regard to the application of appraisal reduction amounts and collateral deficiency amounts allocated to such class of certificates) is at least 25% of the initial certificate balance of such class of certificates. So long as the majority holder(s) of the controlling class (by aggregate certificate balance) is a borrower related party, a DBJPM 2016-SFC Subordinate Consultation Period will be deemed to be terminated (except for the purposes of determining whether the DBJPM 2016-SFC Directing Holder or a DBJPM 2016-SFC Controlling Class Certificateholder has the right to appoint the successor special servicer to a DBJPM 2016-SFC Special Servicer that is a borrower related party.

When the certificate balance of the DBJPM 2016-SFC Mortgage Trust Class D Certificates (without regard to the application of appraisal reduction Amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates, the DBJPM 2016-SFC Directing Holder will have no consent or consultation rights under the DBJPM 2016-SFC Trust and Servicing Agreement except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the DBJPM 2016-SFC Trust and Servicing Agreement.

Certain decisions to be made with respect to the Westfield San Francisco Centre Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the DBJPM 2016-SFC Trust and Servicing Agreement are expected to require the approval of the DBJPM 2016-SFC Directing Holder.

The “DBJPM 2016-SFC Controlling Class” will be, as of any time of determination, the DBJPM 2016-SFC Mortgage Trust Class D Certificates so long as such class has an outstanding certificate balance (as reduced by any principal payments, realized losses, appraisal reduction amounts and collateral deficiency amounts allocable to such class) that is equal to or greater than 25% of the initial certificate balance of such class or, if such class does not meet the preceding requirement, there will be no DBJPM 2016-SFC Controlling Class.

A “DBJPM 2016-SFC Controlling Class Certificateholder” will be each holder (or beneficial owner, if applicable) of a certificate of the DBJPM 2016-SFC Controlling Class.

Neither the DBJPM 2016-SFC Master Servicer nor the DBJPM 2016-SFC Special Servicer will be permitted to follow any direction or objection provided by the DBJPM 2016-SFC Directing Holder that would require or cause the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Special Servicer to violate any provision of the Mortgage Loan documents, the DBJPM 2016-SFC Intercreditor Agreement, applicable law or the DBJPM 2016-SFC Trust and Servicing Agreement, including without limitation the DBJPM 2016-SFC Master Servicer’s or the DBJPM 2016-SFC Special Servicer’s obligation to act in accordance with the servicing standard, or expose any certificateholder, the DBJPM 2016-SFC Master Servicer, the DBJPM 2016-SFC Special Servicer, the DBJPM 2016-SFC Certificate Administrator, the DBJPM 2016-SFC Trustee or the DBJPM 2016-SFC Mortgage Trust or their affiliates, officers, directors or agent to any claim, suit or liability, result in the imposition of a tax upon the DBJPM 2016-SFC Mortgage Trust or materially expand the scope of the DBJPM 2016-SFC Master Servicer’s or the DBJPM 2016-SFC Special Servicer’s responsibilities under the DBJPM 2016-SFC.

Cure Rights. If the Westfield San Francisco Centre Subordinate Companion Loan is no longer included in the DBJPM 2016-SFC Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the Westfield San Francisco Centre Whole Loan, then the Westfield San Francisco Centre Subordinate Companion Loan holder will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days).

If the Westfield San Francisco Centre Subordinate Companion Loan holder elects to cure a default by way of a payment of money (a “Cure Payment”), the Westfield San Francisco Centre Subordinate Companion Loan holder will be required to make such Cure Payment as directed by the DBJPM 2016-SFC Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the Westfield San Francisco Centre Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the Westfield San Francisco Centre Subordinate Companion Loan holder and the applicable cure period has not expired and the Westfield San Francisco Centre Subordinate Companion Loan holder is permitted to cure under the terms of the Westfield San Francisco Centre Intercreditor Agreement, the default will not be treated as a default or a Westfield Triggering Event of Default (i) for purposes of “—Distributions” above, (ii) for purposes of triggering an acceleration of the Westfield San Francisco Centre Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the Westfield San Francisco Centre Mortgaged Property, or (iii) for purposes of treating the Westfield San Francisco Centre Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the Westfield San Francisco Centre Subordinate Companion Loan Holders’ right to cure a default will be limited to 6 Cure Events over the life of the Westfield San Francisco Centre Whole Loan and no single Cure Event may exceed 4 consecutive months. A “Cure Event” means the Westfield San Francisco Centre Subordinate Companion Loan Holders’ exercise of its cure rights whether for 1 month or for consecutive months in the aggregate.

Purchase Option. If the Westfield San Francisco Centre Subordinate Companion Loan is no longer included in the DBJPM 2016-SFC Mortgage Trust and a Westfield Triggering Event of Default has occurred and is continuing, then, upon written notice from the DBJPM 2016-SFC Special Servicer of such occurrence (a “Repurchase Option Notice”), the Note B holder will have the right (and if all of the Westfield San Francisco Centre Subordinate Companion Loan Holders provide such notice, then all of the Westfield San Francisco Centre Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the DBJPM 2016-SFC Special Servicer (the “Repurchase Election Notice”) after the occurrence of the Westfield Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Westfield Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Property, (c) the modification of the mortgage loan documents in accordance with the DBJPM 2016-SFC Trust and Servicing Agreement and the Westfield San Francisco Centre Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the Westfield San Francisco Centre Mortgage Loan and Westfield San Francisco Centre Pari Passu Companion Loans for the applicable purchase price provided in the Westfield San Francisco Centre Intercreditor Agreement on a date not less than five (5) business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL.

The DBJPM 2016-SFC Special Servicer will be required to give the Westfield San Francisco Centre Subordinate Companion Loan Holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Property (a “Notice of Foreclosure/DIL”). If the DBJPM 2016-SFC Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the Westfield San Francisco Centre Subordinate Companion Loan Holders and the Westfield San Francisco Centre Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the DBJPM 2016-SFC Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the Westfield San Francisco Centre Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the DBJPM 2016-SFC Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans.

Sale of Defaulted Westfield San Francisco Centre Whole Loan. Pursuant to the terms of the Westfield San Francisco Centre Intercreditor Agreement, if the Westfield San Francisco Centre Whole Loan becomes a defaulted mortgage loan, and if the DBJPM 2016-SFC Special Servicer determines to sell the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans in accordance with the DBJPM 2016-SFC Trust and Servicing Agreement, then the DBJPM 2016-SFC Special Servicer will have the right and the obligation to sell the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans as notes evidencing one whole loan in accordance with the terms of the DBJPM 2016-SFC Trust and Servicing Agreement. In connection with any such sale, the DBJPM 2016-SFC Special Servicer will be required to follow the procedures set forth in the DBJPM 2016-SFC Trust and Servicing Agreement.

Special Servicer Appointment Rights. Pursuant to the Westfield San Francisco Centre Intercreditor Agreement and the DBJPM 2016-SFC Trust and Servicing Agreement, the DBJPM 2016-SFC Directing Holder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the DBJPM 2016-SFC Special Servicer then acting with respect to the Westfield San Francisco Centre Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Companion Loan Holders.

693 Fifth Avenue Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 693 Fifth Avenue, representing approximately 7.0% of the Initial Pool Balance, with a Cut-off Date Balance of $62,500,000 (the “693 Fifth Avenue Mortgage Loan”), is part of a Whole Loan comprised of four promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The 693 Fifth Avenue Mortgage Loan is evidenced by promissory Note A-2. The portions of the 693 Fifth Avenue Whole Loan (as defined below) evidenced by (a) promissory Note A-1, with an outstanding principal balance as of the Cut-off Date of $65,000,000, which was contributed to the JPMCC 2016-JP2 Mortgage Trust and (b) promissory Note A-3 and promissory Note A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $122,500,000, which are currently being held by JPMCB or an affiliate (collectively, the “693 Fifth Avenue Companion Loans”), are pari passu in right of payment with the 693 Fifth Avenue Mortgage Loan. The 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Companion Loans are collectively referred to as the “693 Fifth Avenue Whole Loan” in this prospectus. The 693 Fifth Avenue Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the 693 Fifth Avenue Whole Loan (the “693 Fifth Avenue Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 693 Fifth Avenue Noteholder (the “693 Fifth Avenue Intercreditor Agreement”).

Servicing. The 693 Fifth Avenue Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the 693 Fifth Avenue Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any 693 Fifth Avenue Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on the 693 Fifth Avenue Mortgage Loan (but not on the 693 Fifth Avenue Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the 693 Fifth Avenue Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The 693 Fifth Avenue Intercreditor Agreement sets forth the respective rights of each of the 693 Fifth Avenue Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the 693 Fifth Avenue Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The controlling noteholder under the 693 Fifth Avenue Intercreditor Agreement with respect to the 693 Fifth Avenue Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the 693 Fifth Avenue Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists.

Pursuant to the terms of the 693 Fifth Avenue Intercreditor Agreement, the 693 Fifth Avenue Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the 693 Fifth Avenue Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the 693 Fifth Avenue Non-Controlling Note Holder. The consultation right of the 693 Fifth Avenue Non-Controlling Note Holder will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not such 693 Fifth Avenue Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the 693 Fifth Avenue Non-Controlling Note Holder’s consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 693 Fifth Avenue Mortgage Loan and the 693 Fifth Avenue Companion Loan. In no event will the master servicer or special servicer be obligated to follow or take any alternative actions recommended by the 693 Fifth Avenue Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the 693 Fifth Avenue Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the 693 Fifth Avenue Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent, trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the 693 Fifth Avenue Non-Controlling Note Holder described above, the 693 Fifth Avenue Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the master servicer or special servicer, as applicable) master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the 693 Fifth Avenue Whole Loan are discussed.

The “693 Fifth Avenue Non-Controlling Note Holder” means, with respect to the 693 Fifth Avenue Companion Loan, (i) until the 693 Fifth Avenue Companion Loan is included in a securitization, the holders of the 693 Fifth Avenue Companion Loan and (ii) if the 693 Fifth Avenue Companion Loan is included in a securitization, the party entitled under such securitization to exercise the rights granted to the holders of the 693 Fifth Avenue Companion Loan under the 693 Fifth Avenue Intercreditor Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the 693 Fifth Avenue Intercreditor Agreement, if the 693 Fifth Avenue Whole Loan becomes a Defaulted Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the 693 Fifth Avenue Intercreditor Agreement to pursue a sale of the 693 Fifth Avenue Mortgage Loan, the special servicer will be required to sell the 693 Fifth Avenue Mortgage Loan together with the 693 Fifth Avenue Companion Loan as a single whole loan, in accordance with the provisions of the PSA and the 693 Fifth Avenue Intercreditor Agreement; provided that the special servicer will not be permitted to sell the 693 Fifth Avenue Whole Loan without the consent of each 693 Fifth Avenue Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements. The 693 Fifth Avenue Whole Loan is required to be sold at a price established in accordance with the process described by the 693 Fifth Avenue Intercreditor Agreement.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the 693 Fifth Avenue Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the 693 Fifth Avenue Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

Shops at Crystals Whole Loan

General. The Mortgage Loan identified as The Shops at Crystals (the “Shops at Crystals Mortgage Loan”) on Annex A-1 to this prospectus, representing approximately 5.6% of the Initial Pool Balance, is part of a Whole Loan structure comprised of 31 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Shops at Crystals Mortgage Loan is evidenced by two tranches of debt, each comprised of one (1) promissory note (promissory notes A-1-B-2 (the “Trust A Note”) and B-1-B-2 (the “Trust B Note”)) with an aggregate Cut-off Date Balance of $50,000,000. The two tranches of debt comprising the Shops at Crystals Mortgage Loan are senior/subordinate tranches with identical interest rates as set forth in Annex A-1 hereto. The related Pari Passu Companion Loans (the “Shops at Crystals Pari Passu Companion Loans”) are also senior/subordinate debt (but are each pari passu with the related tranche of debt comprising the Shops at Crystals Mortgage Loan) with identical interest rates as set forth in Annex A-1 hereto. Each Shops at Crystals Pari Passu Companion Loan is comprised of one or more promissory notes, which together aggregate to 20 promissory notes (promissory notes A-1-A, A-2-A, A-3-A, A-1-B-1, A-2-B-1, A-2-B-2, A-2-B-3, A-3-B-1, A-3-B-2, and A-3-B-3 (collectively, the “Companion A Notes” and, together with the Trust A Note, the “A Notes”) and promissory notes B-1-A, B-2-A, B-3-A, B-1-B-1, B-2-B-1, B-2-B-2, B-2-B-3, B-3-B-1, B-3-B-2 and B-3-B-3 (collectively, the “Companion B Notes” and, together with the Trust B Note, the “B Notes”) with an aggregate Cut-off Date Balance of $332,700,000 that are not included in the issuing entity. Only the Shops at Crystals Mortgage Loan is included in the issuing entity. The Shops at Crystals Subordinate Companion Loans consist of three (3) subordinate companion loans, each of which are subordinate to the Shops at Crystals Mortgage Loan and the Shops at Crystals Pari Passu Companion Loans. Each subordinate companion loan is comprised of three pari passu promissory notes (promissory notes C-1, C-2 and C-3 (collectively, the “C Notes”), promissory notes D-1, D-2 and D-3 (collectively, the “D Notes”) and promissory notes E-1, E-2 and E-3 (collectively, the “E Notes”)), with a Cut-off Date Balance of $167,300,000 that are not included in the issuing entity. Only the Shops at Crystals Mortgage Loan is included in the issuing entity. Each tranche of the Shops at Crystals Mortgage Loan and the Shops at Crystals Pari Passu Companion Loans are pari passu with each other in terms of priority. The Shops at Crystals Subordinate Companion Loans are subordinate to the Shops at Crystals Mortgage Loan and the Shops at Crystals Pari Passu Companion Loans in terms of priority and subordinate to each Subordinate Companion Loan that is more senior thereto to the extent described below. The Shops at Crystals Mortgage Loan, the Shops at Crystals Pari Passu Companion Loans and the Shops at Crystals Subordinate Companion Loans are collectively referred to in this prospectus as the “Shops at Crystals Whole Loan”. The rights of the holders of the promissory notes evidencing the Shops at Crystals Whole Loan (the “Shops at Crystals Noteholders”) are subject to an Intercreditor Agreement (the “Shops at Crystals Intercreditor Agreement”). The Shops at Crystals Whole Loan will be serviced and administered pursuant to the trust and servicing agreement entered into in connection with a private CMBS transaction (the “Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement”) and the Shops at Crystals Intercreditor Agreement. The following summaries describe certain provisions of the Shops at Crystals Intercreditor Agreement.

Servicing. The Shops at Crystals Whole Loan is currently being serviced by KeyBank National Association, as servicer (in such capacity, the “Shops at Crystals Trust 2016-CSTL Master Servicer”), and specially serviced by AEGON USA Realty Advisors, LLC, as special servicer (in such capacity, the “Shops at Crystals Trust 2016-CSTL Special Servicer”), pursuant to the trust and servicing agreement, dated as of July 12, 2016 (the “Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement”), between the J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, the Shops at Crystals Trust 2016-CSTL Master Servicer, the Shops at Crystals Trust 2016-CSTL Special Servicer, Wells Fargo Bank, National Association, as trustee (the “Shops at Crystals Trust 2016-CSTL Trustee”), and Wells Fargo Bank, National Association, as certificate administrator and custodian (the “Shops at Crystals Trust 2016-CSTL Certificate Administrator”), in connection with the Shops at Crystals Trust 2016-CSTL Mortgage Trust, and, subject to the terms of the Shops at Crystals Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any the Shops at Crystals Noteholder will be effected in accordance with the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement and the Shops at Crystals Intercreditor Agreement.

The Shops at Crystals Whole Loan will be serviced in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Shops at Crystals Whole Loan”, but subject to the terms of the Shops at Crystals Intercreditor Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Shops at Crystals Whole Loan”.

Application of Payments

The Shops at Crystals Intercreditor Agreement sets forth the respective rights of The Shops at Crystals Noteholders with respect to distributions of funds received in respect of the Shops at Crystals Whole Loan, and provides, in general, that:

Prior to the occurrence and continuance of an event of default with respect to the Shops at Crystals Whole Loan, any collections received in respect of the Shops at Crystals Whole Loan or Mortgaged Property will be applied to the Shops at Crystals Mortgage Loan, the Shops at Crystals Companion Loans and the Shops at Crystals Subordinate Companion Loans in accordance with the related Mortgage Loan documents and the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement. Accordingly, subject to the right of the Shops at Crystals 2016-CSTL Master Servicer, the Shops at Crystals 2016-CSTL Special Servicer, the Shops at Crystals 2016-CSTL Trustee and the certificate administrator under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement to be reimbursed for any unanticipated trust fund expenses in accordance with the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement the monthly interest payment on the Shops at Crystals Whole Loan will be applied: (i) first, to the payment of interest due and payable on each of the A Notes, pro rata and pari passu; (ii) second, to the payment of interest due and payable on each of the B Notes, pro rata and pari passu; (iii) third, to the payment of interest due and payable on each of the C Notes, pro rata and pari passu; (iv) fourth, to the payment of interest due and payable on each of the D Notes, pro rata and pari passu and (v) fifth, to the payment of interest due and payable on each of the E Notes, pro rata and pari passu; and any prepayment or repayment of the principal of the Shops at Crystals Whole Loan will be applied: (a) first, to the reduction of the outstanding principal balance of each of the A Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; (b) second, to the reduction of the outstanding principal balance of each of the B Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; (c) third, to the reduction of the outstanding principal balance of each of the C Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; (d) fourth, to the reduction of the outstanding principal balance of the D Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero; and (e) fifth, to the reduction of the outstanding principal balance of each of the E Notes, pro rata and pari passu, until the outstanding principal balance of each such Note is reduced to zero.

Following the occurrence and during the continuance of an event of default with respect to the Shops at Crystals Whole Loan, payments and proceeds with respect to the Shops at Crystals Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

•	first, to provide reimbursement to the Shops at Crystals 2016-CSTL Master Servicer and the Shops at Crystals 2016-CSTL Trustee for any nonrecoverable servicing advances and administrative advances and any interest thereon;

•	second, to provide reimbursement for any nonrecoverable monthly debt service advances and interest thereon on the A Notes, on a pari passu and pro rata basis, then to provide reimbursement for any nonrecoverable monthly debt service advances and interest thereon on the B Notes, on a pari passu and pro rata basis, then to provide reimbursement for any nonrecoverable monthly debt service advances and interest thereon on the C Notes, on a pari passu and pro rata basis, then to provide reimbursement for any nonrecoverable monthly debt service advances and interest thereon on the D Notes, on a pari passu and pro rata basis and then to provide reimbursement for any nonrecoverable monthly debt service advances on the E Notes, on a pari passu and pro rata basis.

•	third, to provide reimbursement for any servicing advances and administrative advances plus any interest thereon and any trust fund expenses (in each case provided that such reimbursements or payments relate to the Shops at Crystals Whole Loan and Mortgaged Property);

•	fourth, to the holders of the A Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes;

•	fifth, to the holders of the A Notes on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances;

•	sixth, to the holders of the A Notes, on a pro rata and pari passu basis, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	seventh, to the holders of the B Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes;

•	eighth, to the holders of the B Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the B Notes;

•	ninth, to the holders of the B Notes, on a pro rata and pari passu basis, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	tenth, to the holders of the C Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes;

•	eleventh, to the holders of the C Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the C Notes;

•	twelfth, to the holders of the C Notes, on a pro rata and pari passu basis, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	thirteenth, to the holders of the D Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes;

•	fourteenth, to the holders of the D Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the D Notes;

•	fifteenth, to the holders of the D Notes, on a pro rata and pari passu basis, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	sixteenth, to the holders of the E Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes;

•	seventeenth, to the holders of the E Notes, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on monthly debt service advances on the E Notes;

•	eighteenth, to the holders of the E Notes, on a pro rata and pari passu basis, based on their outstanding principal balance until their principal balances have been reduced to zero;

•	nineteenth, to pay the Shops at Crystals 2016-CSTL Master Servicer or the Shops at Crystals 2016-CSTL Special Servicer any amounts to be applied to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items;

•	twentieth, to fund any other reserves to the extent then required to be held in escrow;

•	twenty-first, to pay to the holders of the A Notes any yield maintenance or other prepayment premium then due and payable to the holders of the A Notes, on a pro rata and pari passu basis, then to the holders of the B Notes, on a pro rata and pari passu basis, then to the holders of the C Notes, on a pro rata and pari passu basis, then the holders of the D Notes, on a pro rata and pari passu basis, and then the holders of the E Notes, on a pro rata and pari passu basis;

•	twenty-second, to pay the Shops at Crystals 2016-CSTL Master Servicer or the Shops at Crystals 2016-CSTL Special Servicer default interest and late fees then due and payable under the Shops at Crystals Whole Loan documents, all of which will be applied in accordance with the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement;

•	twenty-third, to pay any additional servicing compensation that the Shops at Crystals 2016-CSTL Master Servicer or the Shops at Crystals 2016-CSTL Special Servicer is entitled to receive under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement; and

•	twenty-fourth, to pay any other amounts then due and payable under the Shops at Crystals Whole Loan agreement.

If a P&I Advance is made with respect to the Shops at Crystals Mortgage Loan pursuant to the terms of the PSA, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Shops at Crystals Mortgage Loan or, as and to the extent described under “Description of the Certificates—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the Shops at Crystals Companion Loans.

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the Shops at Crystals Whole Loan in accordance with the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement and the Shops at Crystals Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the E Notes, D Notes and C Notes have been applied to pay such amounts (it being understood that the pro rata share payable by issuing entity under this paragraph would be determined allocating such unanticipated trust expenses, as the case may be, first to the E Notes, then to the D Notes, then to the C Notes, then to the B Notes and then to the Class A Notes, in that order).

To the extent collections received after the final liquidation of the Shops at Crystals Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Shops at Crystals Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (which will be determined based on the original principal balance of the Shops at Crystals Mortgage Loan, the Shops at Crystals Companion Loans and the Shops at Crystals Subordinate Companion Loans) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control. The controlling noteholder under the Shops at Crystals Intercreditor Agreement will be the securitization trust created pursuant to the terms of the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement (“Shops at Crystals 2016-CSTL Trust”). Pursuant to the expected terms of the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, the directing certificateholder of the Shops at Crystals 2016-CSTL Trust (the “Shops at Crystals Directing Certificateholder”) will have consent and/or consultation rights with respect to the Shops at Crystals Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Shops at Crystals Whole Loan”.

In addition, pursuant to the terms of the Shops at Crystals Intercreditor Agreement, the issuing entity, as a non-controlling note holder will (i) have the right to receive copies of all notices, information and reports that the Shops at Crystals 2016-CSTL Master Servicer or the Shops at Crystals 2016-CSTL Special Servicer, as applicable, is required to provide to the Shops at Crystals Directing Certificateholder (within the same time frame such notices, information and reports to certificateholders under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement) with respect to any major decisions to be taken with respect to the Shops at Crystals Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Shops at Crystals Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the Shops at Crystals Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Shops at Crystals Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the Shops at Crystals 2016-CSTL Master Servicer or the Shops at Crystals 2016-CSTL Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above the Shops at Crystals 2016-CSTL Master Servicer or the Shops at Crystals 2016-CSTL Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Shops at Crystals Mortgage Loan, the related the Shops at Crystals Pari Passu Companion Loans and the related the Shops at Crystals Subordinate Companion Loans. Neither the Shops at Crystals 2016-CSTL Master Servicer nor the Shops at Crystals 2016-CSTL Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Shops at Crystals Mortgage Loan (or its representative).

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Shops at Crystals Intercreditor Agreement, if the Shops at Crystals Whole Loan become a defaulted loan pursuant to the terms of the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, and if the Shops at Crystals 2016-CSTL Special Servicer determines to sell the Shops at Crystals Pari Passu Companion Loans in accordance with the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, then the Shops at Crystals 2016-CSTL Special Servicer will be required to sell the Shops at Crystals Mortgage Loan together with the Shops at Crystals Pari Passu Companion Loans and the Shops at Crystals Subordinate Companion Loans as one whole loan. In connection with any such sale, the Shops at Crystals 2016-CSTL Special Servicer will be required to follow the procedures set forth under “Pooling and Servicing

Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Shops at Crystals Whole Loan”.

Notwithstanding the foregoing, the Shops at Crystals 2016-CSTL Special Servicer will not be permitted to sell the Shops at Crystals Pari Passu Companion Loans together with the Shops at Crystals Mortgage Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the Shops at Crystals Mortgage Loan (provided that such consent is not required if the issuing entity is the borrower or an affiliate of the borrower) unless the Shops at Crystals 2016-CSTL Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Shops at Crystals 2016-CSTL Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Shops at Crystals Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Shops at Crystals Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Shops at Crystals Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Shops at Crystals 2016-CSTL Master Servicer or the Shops at Crystals 2016-CSTL Special Servicer in connection with the proposed sale; provided that the issuing entity may waive any of the delivery or timing requirements described in this sentence.

Appointment of Special Servicer. Pursuant to the terms of the Shops at Crystals Intercreditor Agreement and the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, the Shops at Crystals 2016-CSTL Trust, as the controlling noteholder, will have the right, with or without cause, to replace the Shops at Crystals 2016-CSTL Special Servicer then acting with respect to the Shops at Crystals Whole Loan and appoint a replacement special servicer in accordance with the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Shops at Crystals Whole Loan”.

Opry Mills Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Opry Mills, representing approximately 7.3% of the Initial Pool Balance, with a Cut-off Date Balance of $65,000,000 (the “Opry Mills Mortgage Loan”), is part of a whole loan comprised of five promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Opry Mills Mortgaged Property”). The Opry Mills Mortgage Loan is evidenced by promissory Note A-2. The portions of the Opry Mills Whole Loan (as defined below) evidenced by (a) promissory Note A-1, with a Cut-off Date Balance of $80,000,000, which was included in the JPMCC 2016-JP2 Mortgage Trust, (b) promissory Note A-3, with a Cut-off Date Balance of $80,000,000, which is currently being held by JPMCB (or an affiliate) and (c) promissory Note A-4 and promissory Note A-5, with an aggregate Cut-off Date Balance of $150,000,000, which are currently being held by Citigroup Global Markets Realty Corp are collectively referred to in this prospectus as the “Opry Mills Companion Loans”. Each Opry Mills Companion Loan is pari passu in right of payment with the Opry Mills Mortgage Loan. The Opry Mills Mortgage Loan and the Opry Mills Companion Loans are collectively referred to in this prospectus as the “Opry Mills Whole Loan.” The Opry Mills Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Opry Mills Whole Loan (the “Opry Mills Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Opry Mills Noteholder (the “Opry Mills Intercreditor Agreement”).

Servicing. The Opry Mills Whole Loan is currently being serviced by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “JPMCC 2016-JP2 Master Servicer”) and specially serviced by LNR Partners, LLC, as special servicer (the “JPMCC 2016-JP2 Special Servicer”), pursuant to the pooling and servicing agreement entered into between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, the JPMCC 2016-JP2 Master Servicer, the JPMCC 2016-JP2 Special

Servicer, Wilmington Trust, National Association, as trustee (the “JPMCC 2016-JP2 Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (in such capacity, the “JPMCC 2016-JP2 Certificate Administrator”) and Pentalpha Surveillance LLC, as operating advisor (in such capacity, the “JPMCC 2016-JP2 Operating Advisor”) and as asset representations reviewer (in such capacity, the “JPMCC 2016-JP2 Asset Representations Reviewer”), in connection with the JPMCC 2016-JP2 Mortgage Trust (into which the Opry Mills Companion Loan designated as Note A-1 was deposited)(the “JPMCC 2016-JP2 Pooling and Servicing Agreement”), and, subject to the terms of the Opry Mills Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Opry Mills Noteholder will be effected in accordance with the JPMCC 2016-JP2 Pooling and Servicing Agreement and the Opry Mills Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Opry Mills Mortgage Loan (but not on the Opry Mills Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The JPMCC 2016-JP2 Master Servicer or the JPMCC 2016-JP2 Trustee, as applicable, will be obligated to make servicing advances with respect to the Opry Mills Whole Loan, in each case unless a similar determination of nonrecoverability is made under the JPMCC 2016-JP2 Pooling and Servicing Agreement.

Distributions. The Opry Mills Intercreditor Agreement sets forth the respective rights of each of the Opry Mills Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Opry Mills Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the Opry Mills Mortgage Loan and the Opry Mills Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder with respect to the Opry Mills Whole Loan will be the directing certificateholder or such other party specified in the JPMCC 2016-JP2 Pooling and Servicing Agreement (such party, the “Opry Mills Directing Certificateholder”). Certain decisions to be made with respect to the Opry Mills Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report with respect to the Opry Mills Whole Loan or any related REO Property, prior to the occurrence and continuance of a control termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement, will require the approval of the Opry Mills Directing Certificateholder.

Pursuant to the terms of the Opry Mills Intercreditor Agreement, the Directing Certificateholder (the “Opry Mills Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the JPMCC 2016-JP2 Master Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, is required to provide to the Opry Mills Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Opry Mills Directing Certificateholder (but without regard to whether or not the JPMCC 2016-JP2 Directing Certificateholder actually has lost any rights to receive such information as a result of a control termination event or a consultation termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Opry Mills Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the Opry Mills Non-Controlling Note Holder. The consultation right of the Opry Mills Non-Controlling Note Holder will expire 10 business days after the delivery of notice and information relating to the matter subject to consultation, whether or not the Opry Mills Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the Opry Mills Non-Controlling Note Holder’s consultation rights described above, the JPMCC 2016-JP2 Master Servicer or JPMCC 2016-JP2 Special Servicer, as applicable, is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Opry Mills Mortgage Loan and the Opry Mills Companion Loans. In no event will the JPMCC 2016-JP2 Master Servicer or JPMCC 2016-JP2 Special Servicer be obligated to follow or take any alternative actions recommended by the Opry Mills Non-Controlling Note Holder.

Notwithstanding the foregoing consultation rights, no direction or objection by the Opry Mills Non-Controlling Note Holder may require or cause the JPMCC 2016-JP2 Master Servicer or the JPMCC 2016-JP2 Special Servicer, as applicable, to violate any provision of any related Mortgage Loan documents, the Opry Mills Intercreditor Agreement, applicable law, the JPMCC 2016-JP2 Pooling and Servicing Agreement or the REMIC provisions, including, without limitation, the JPMCC 2016-JP2 Master Servicer’s or the JPMCC 2016-JP2 Special Servicer’s obligation to act in accordance with the applicable servicing standard, or expose the JPMCC 2016-JP2 Master Servicer, JPMCC 2016-JP2 Special Servicer or the applicable certificate administrator, senior trust advisor, trust fund or the trustee to liability, or materially expand the scope of the JPMCC 2016-JP2 Master Servicer’s or JPMCC 2016-JP2 Special Servicer’s responsibilities under the JPMCC 2016-JP2 Pooling and Servicing Agreement.

In addition to the consultation rights of the Opry Mills Non-Controlling Note Holder described above, the Opry Mills Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the JPMCC 2016-JP2 Master Servicer or JPMCC 2016-JP2 Special Servicer, as applicable) with the JPMCC 2016-JP2 Master Servicer or JPMCC 2016-JP2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2016-JP2 Master Servicer or JPMCC 2016-JP2 Special Servicer, as applicable, in which servicing issues related to the Opry Mills Whole Loan are discussed.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Opry Mills Intercreditor Agreement, if the Opry Mills Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the JPMCC 2016-JP2 Pooling and Servicing Agreement, the JPMCC 2016-JP2 Special Servicer will be required to sell the Opry Mills Mortgage Loan together with the Opry Mills Companion Loans as a single whole loan. The Opry Mills Whole Loan is required to be sold at a price established in accordance with the process described by the Opry Mills Intercreditor Agreement.

Appointment of Special Servicer. The Opry Mills Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the JPMCC 2016-JP2 Special Servicer for the Opry Mills Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Opry Mills Non-Controlling Note Holders as long as such replacement special servicer satisfies certain conditions set forth in the JPMCC 2016-JP2 Pooling and Servicing Agreement.

Center 21 Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Center 21, representing approximately 9.3% of the Initial Pool Balance, with a Cut-off Date Balance of $83,000,000 (the “Center 21 Mortgage Loan”), is part of a Whole Loan comprised of two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The Center 21 Mortgage Loan is evidenced by promissory Note A-2. The portion of the Center 21 Whole Loan (as defined below) evidenced by promissory Note A-1, with an outstanding principal balance as of the Cut-off Date of $80,000,000, which was contributed to the JPMCC 2016-JP2 Mortgage Trust (the “Center 21 Companion Loan”), is pari passu in right of payment with the Center 21 Mortgage Loan. The Center 21 Mortgage Loan and the Center 21 Companion Loan are collectively referred to as the “Center 21 Whole Loan” in this prospectus. The Center 21 Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the Center 21 Whole Loan (the “Center 21 Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Center 21 Noteholder (the “Center 21 Intercreditor Agreement”).

Servicing. The Center 21 Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the Center 21 Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Center 21 Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on any Center 21 Mortgage Loan (but not on the Center 21 Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the Center 21 Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The Center 21 Intercreditor Agreement sets forth the respective rights of each of the Center 21 Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Center 21 Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the Center 21 Mortgage Loan and the Center 21 Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Center 21 Intercreditor Agreement with respect to the Center 21 Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the Center 21 Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists.

Pursuant to the terms of the Center 21 Intercreditor Agreement, the Center 21 Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Control Termination Event or a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Center 21 Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by the Center 21 Non-Controlling Note Holder. The consultation right of the Center 21 Non-Controlling Note Holder will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not such Center 21 Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew from the date of such proposal and delivery of all information relating thereto. Notwithstanding the Center 21 Non-Controlling Note Holder’s consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Center 21 Mortgage Loan and the Center 21 Companion Loan. In no event will the master servicer or special servicer be obligated to follow or take any alternative actions recommended by the Center 21 Non-Controlling Note Holder.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the Center 21 Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the Center 21 Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent, trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the Center 21 Non-Controlling Note Holder described above, the Center 21 Non-Controlling Note Holder will have the right to attend annual meetings (either telephonically or in person, in the discretion of the master servicer or special servicer, as applicable) master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Center 21 Whole Loan are discussed.

The “Center 21 Non-Controlling Note Holder” means, with respect to the Center 21 Companion Loan, (i) until the Center 21 Companion Loan is included in a securitization, the holders of the Center 21 Companion Loan and (ii) if the Center 21 Companion Loan is included in a securitization, the party entitled under such securitization to exercise the rights granted to the holders of the Center 21 Companion Loan under the Center 21 Intercreditor Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Center 21 Intercreditor Agreement, if the Center 21 Whole Loan becomes a Defaulted Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the Center 21 Intercreditor Agreement to pursue a sale of the Center 21 Mortgage Loan, the special servicer will be required to sell the Center 21 Mortgage Loan together with the Center 21 Companion Loan as a single whole loan, in accordance with the provisions of the PSA and the Center 21 Intercreditor Agreement; provided that the special servicer will not be permitted to sell the Center 21 Whole Loan without the consent of each Center 21 Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements. The Center 21 Whole Loan is required to be sold at a price established in accordance with the process described by the Center 21 Intercreditor Agreement.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the Center 21 Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the Center 21 Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

U-Haul AREC Portfolio Whole Loan

General. The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as U-Haul AREC Portfolio, representing approximately 5.1% of the Initial Pool Balance, with a Cut-off Date Balance of $46,000,000 (the “U-Haul AREC Portfolio Mortgage Loan”), is part of a Whole Loan comprised of two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties (the “U-Haul AREC Portfolio Mortgaged Properties”). The U-Haul AREC Portfolio Mortgage Loan is evidenced by promissory Note A-2. The portion of the U-Haul AREC Portfolio Whole Loan (as defined below) evidenced by promissory Note A-1, with an outstanding principal balance as of the Cut-off Date of $48,500,000, which (subject to any applicable financing arrangement) is currently being held by GACC (or an affiliate) (the “U-Haul AREC Portfolio Companion Loan”), is pari passu in right of payment with the U-Haul AREC Portfolio Mortgage Loan. The U-Haul AREC Portfolio Mortgage Loan and the U-Haul AREC Portfolio Companion Loan are collectively referred to as the “U-Haul AREC Portfolio Whole Loan” in this prospectus. The U-Haul AREC Portfolio Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the U-Haul AREC Portfolio Whole Loan (the “U-Haul AREC Portfolio Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each U-Haul AREC Portfolio Noteholder (the “U-Haul AREC Portfolio Intercreditor Agreement”).

Servicing. Pursuant to the terms of the U-Haul AREC Portfolio Intercreditor Agreement, the U-Haul AREC Portfolio Whole Loan will be initially serviced and administered pursuant to the terms of the PSA by the master servicer and the special servicer, as the case may be, according to the Servicing Standard until the date on which the U-Haul AREC Portfolio Companion Loan designated as Note A-1 is securitized (the “U-Haul AREC Portfolio Control Note Securitization Date”), after which the U-Haul AREC Portfolio Whole Loan will be serviced and administered pursuant to the pooling and servicing agreement (the “U-Haul AREC Portfolio Pooling and Servicing Agreement”) entered into in connection with such other securitization and the U-Haul AREC Portfolio Intercreditor Agreement. The U-Haul AREC Portfolio Intercreditor Agreement provides that expenses, losses and shortfalls relating to the U-Haul AREC Portfolio Whole Loan will be allocated on a pro rata and pari passu basis to the holders thereof.

Advancing. Until the U-Haul AREC Portfolio Control Note Securitization Date, the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the U-Haul AREC Portfolio Mortgage Loan (but not any advances of principal and/or interest on the U-Haul AREC Portfolio Companion Loan) pursuant to the terms of the PSA and the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required Servicing Advances with respect to the U-Haul AREC Portfolio Whole Loan, in each case unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the U-Haul AREC Portfolio Mortgage Loan (in the case of a P&I Advance) or the U-Haul AREC Portfolio Whole Loan (in the case of a Servicing Advance).

On and after the U-Haul AREC Portfolio Control Note Securitization Date, (i) the master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the U-Haul AREC Portfolio Mortgage Loan (but not any advances of principal and/or interest on the U-Haul AREC Portfolio Companion Loan) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the U-Haul AREC Portfolio Mortgage Loan and (ii) the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be responsible for making (A) any required principal and interest advances on U-Haul AREC Portfolio Companion Loan designated as Note A-1 as required under the terms of the U-Haul AREC Portfolio Pooling and Servicing Agreement (but not on the U-Haul AREC Portfolio Mortgage Loan) and (B) any required property protection advances with respect to the U-Haul AREC Portfolio Whole Loan, unless in the case of clause (A) or (B) above, a similar determination of nonrecoverability is made under the U-Haul AREC Portfolio Pooling and Servicing Agreement.

Distributions. The U-Haul AREC Portfolio Intercreditor Agreement sets forth the respective rights of each of the U-Haul AREC Portfolio Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the U-Haul AREC Portfolio Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the U-Haul AREC Portfolio Mortgage Loan and the U-Haul AREC Portfolio Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing holder under the U-Haul AREC Portfolio Intercreditor Agreement with respect to the U-Haul AREC Portfolio Whole Loan (such party, the “U-Haul AREC Portfolio Directing Holder”) will initially be the holder of the U-Haul AREC Portfolio Companion Loan designated as Note A-1, and from and after the U-Haul AREC Portfolio Control Note Securitization Date, will be the controlling class representative or such other party specified in the U-Haul AREC Portfolio Pooling and Servicing Agreement. Certain decisions to be made with respect to the U-Haul AREC Portfolio Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the U-Haul AREC Portfolio Whole

Loan or any related REO Property pursuant to the PSA or the U-Haul AREC Portfolio Pooling and Servicing Agreement, as applicable, will require the approval of the U-Haul AREC Portfolio Directing Holder.

Pursuant to the terms of the U-Haul AREC Portfolio Intercreditor Agreement, the controlling class representative (the “U-Haul AREC Portfolio Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the special servicer or, from and after the U-Haul AREC Portfolio Control Note Securitization Date, the special servicer under the U-Haul AREC Portfolio Pooling and Servicing Agreement (the “U-Haul AREC Portfolio Special Servicer”), is required to provide to the U-Haul AREC Portfolio Directing Holder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the U-Haul AREC Portfolio Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted on a strictly non-binding basis with respect to (x) certain major servicing decisions regarding the U-Haul AREC Portfolio Whole Loan as set forth in the U-Haul AREC Portfolio Intercreditor Agreement and (y) the implementation of any recommended actions outlined in an asset status report in respect of the U-Haul AREC Portfolio Whole Loan. The consultation right of the U-Haul AREC Portfolio Non-Controlling Note Holder will expire 10 business days after the delivery by such special servicer of notice and information relating to the matter subject to consultation, whether or not such U-Haul AREC Portfolio Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the U-Haul AREC Portfolio Non-Controlling Note Holder’s consultation rights described above, the special servicer or the U-Haul AREC Portfolio Special Servicer, as applicable, is permitted to make any major servicing decision or take any action set forth in an asset status report in respect of the U-Haul AREC Portfolio Mortgaged Properties before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the U-Haul AREC Portfolio Mortgage Loan and the U-Haul AREC Portfolio Companion Loan.

Notwithstanding the foregoing consultation rights, no direction or objection by the U-Haul AREC Portfolio Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, or, from and after the U-Haul AREC Portfolio Control Note Securitization Date, the master servicer under the U-Haul AREC Portfolio Pooling and Servicing Agreement (the “U-Haul AREC Portfolio Master Servicer”) or the U-Haul AREC Portfolio Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA or the U-Haul AREC Portfolio Pooling and Servicing Agreement, as applicable, the U-Haul AREC Portfolio Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the applicable master servicer’s or special servicer’s obligation to act in accordance with the applicable servicing standard or expose the applicable master servicer or special servicer, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA or the U-Haul AREC Portfolio Pooling and Servicing Agreement, as applicable.

In addition to the consultation rights of the U-Haul AREC Portfolio Non-Controlling Note Holder described above, the U-Haul AREC Portfolio Non-Controlling Note Holder will have the right to annual conference calls with the master servicer or special servicer or, from and after the U-Haul AREC Portfolio Control Note Securitization Date, the U-Haul AREC Portfolio Master Servicer or the U-Haul AREC Portfolio Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the U-Haul AREC Portfolio Whole Loan are discussed.

Sale of Defaulted U-Haul AREC Portfolio Whole Loan. Pursuant to the terms of the U-Haul AREC Portfolio Intercreditor Agreement, if the U-Haul AREC Portfolio Mortgage Loan becomes a Defaulted Loan, and if the special servicer (or, after the U-Haul AREC Portfolio Control Note Securitization Date, the related Non-Serviced Special Servicer) determines pursuant to the PSA or the U-Haul AREC Portfolio Pooling and Servicing Agreement, as the case may be, and the U-Haul AREC Portfolio Intercreditor Agreement to pursue a sale of the U-Haul AREC Portfolio Mortgage Loan (or the U-Haul AREC Portfolio Companion Loan, as the case may be), the special servicer or related Non-Serviced Special Servicer, as applicable, will be required to sell the U-Haul AREC Portfolio Mortgage Loan together with the U-Haul AREC Portfolio Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) or the related Non-Serviced Trustee’s (or any third party hired by such Non-Serviced Trustee in accordance with the U-Haul AREC Portfolio Pooling and Servicing Agreement), as applicable, obligation to review whether any offer from an Interested Person received for the U-Haul AREC Portfolio Mortgage Loan and the U-Haul AREC Portfolio Companion Loan constitutes a fair price. In connection with any such sale, the applicable special servicer will be required to follow the procedures set forth in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” or similar procedures.

Notwithstanding the foregoing, on and after the U-Haul AREC Portfolio Control Note Securitization Date, the related Non-Serviced Special Servicer will not be permitted to sell the U-Haul AREC Portfolio Mortgage Loan together with the U-Haul AREC Portfolio Companion Loan if the loan becomes a defaulted whole loan without the written consent of the holder of the U-Haul AREC Portfolio Mortgage Loan (provided that such consent is not required if the holder of the U-Haul AREC Portfolio Mortgage Loan is the borrower or an affiliate of the borrower) unless the related Non-Serviced Special Servicer has delivered to the holder of the U-Haul AREC Portfolio Mortgage Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the U-Haul AREC Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the holder of the U-Haul AREC Portfolio Mortgage Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the U-Haul AREC Portfolio Directing Holder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale. Subject to the terms of the PSA, the holder of the U-Haul AREC Portfolio Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan.

Prior to the U-Haul AREC Portfolio Control Note Securitization Date, in the event of the sale by the special servicer of the U-Haul AREC Portfolio Whole Loan, the special servicer will be required to provide the same information to, and consult with, the holders of the U-Haul AREC Portfolio Companion Loan as described above.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

Appointment of Special Servicer. The directing holder (which will be, prior to the U-Haul AREC Portfolio Control Note Securitization Date, the holder of the U-Haul AREC Portfolio Companion Loan designated as Note A-1, and from and after the U-Haul AREC Portfolio Control Note Securitization Date, the controlling class representative or such other party specified in the U-Haul AREC Portfolio Pooling and Servicing Agreement) will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the U-Haul AREC Portfolio Whole Loan and appoint a replacement special servicer without the consent of the holder of the U-Haul AREC Portfolio Mortgage Loan as long as such replacement special servicer is a “qualified servicer” (as described in the U-Haul AREC Portfolio Intercreditor Agreement) and satisfies other conditions set forth in the U-Haul AREC Portfolio Pooling and Servicing Agreement.

Staybridge Suites Times Square Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Staybridge Suites Times Square, representing approximately 4.3% of the Initial Pool Balance, with a Cut-off Date Balance of $38,600,000 (the “Staybridge Suites Times Square Mortgage Loan”), is part of a Whole Loan comprised of two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The Staybridge Suites Times Square Mortgage Loan is evidenced by promissory Note A-1. The portion of the Staybridge Suites Times Square Whole Loan (as defined below) evidenced by promissory Note A-2, with an outstanding principal balance as of the Cut-off Date of $28,900,000, which (subject to any applicable financing arrangement) is currently being held by Citigroup Global Markets Realty Corp. (or an affiliate) (the “Staybridge Suites Times Square Companion Loan”), is pari passu in right of payment with the Staybridge Suites Times Square Mortgage Loan. The Staybridge Suites Times Square Mortgage Loan and the Staybridge Suites Times Square Companion Loan are collectively referred to as the “Staybridge Suites Times Square Whole Loan” in this prospectus. The Staybridge Suites Times Square Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the promissory notes evidencing the Staybridge Suites Times Square Whole Loan (the “Staybridge Suites Times Square Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Staybridge Suites Times Square Noteholder (the “Staybridge Suites Times Square Intercreditor Agreement”).

Servicing. The Staybridge Suites Times Square Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA. Subject to the terms of the Staybridge Suites Times Square Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Staybridge Suites Times Square Noteholder will be effected in accordance with the PSA.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making: (i) P&I Advances on any Staybridge Suites Times Square Mortgage Loan (but not on the Staybridge Suites Times Square Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance; and (ii) Servicing Advances with respect to the Staybridge Suites Times Square Whole Loan, in each case unless a similar determination of nonrecoverability is made under the PSA.

Distributions. The Staybridge Suites Times Square Intercreditor Agreement sets forth the respective rights of each of the Staybridge Suites Times Square Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Staybridge Suites Times Square Whole Loan (other than escrow and reserve payments and any proceeds, awards or settlements to be otherwise applied or released in accordance with the related loan documents) will be applied to the Staybridge Suites Times Square Mortgage Loan and the Staybridge Suites Times Square Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Staybridge Suites Times Square Intercreditor Agreement with respect to the Staybridge Suites Times Square Whole Loan will be the Directing Certificateholder. Certain decisions to be made with respect to the Staybridge Suites Times Square Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the PSA, will require the approval of the Directing Certificateholder unless a Control Termination Event exists.

Pursuant to the terms of the Staybridge Suites Times Square Intercreditor Agreement, the Staybridge Suites Times Square Non-Controlling Note Holder will have the right to (i) receive copies of all notices, information and reports that the special servicer is required to provide to the Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the Directing Certificateholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Staybridge Suites Times Square Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Staybridge Suites Times Square Non-Controlling Note Holder will expire 10 business days after the delivery by the special servicer of notice and information relating to the matter subject to consultation, whether or not such Staybridge Suites Times Square Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Staybridge Suites Times Square Non-Controlling Note Holder’s consultation rights described above, the special servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Staybridge Suites Times Square Mortgage Loan and the Staybridge Suites Times Square Companion Loan.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the Directing Certificateholder or the Staybridge Suites Times Square Non-Controlling Note Holder may require or cause the master servicer or the special servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the PSA, the Staybridge Suites Times Square Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer, special servicer, paying agent, trust fund, certificate administrator, trustee, Depositor, any Mortgage Loan Seller, operating advisor, custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

In addition to the consultation rights of the Staybridge Suites Times Square Non-Controlling Note Holder described above, the Staybridge Suites Times Square Non-Controlling Note Holder will have the right to annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Staybridge Suites Times Square Whole Loan are discussed.

The “Staybridge Suites Times Square Non-Controlling Note Holder” means, with respect to the Staybridge Suites Times Square Companion Loan, (i) until the Staybridge Suites Times Square Companion Loan is included in a securitization, the holder of the Staybridge Suites Times Square Companion Loan and (ii) if the Staybridge Suites Times Square Companion Loan is included in a securitization, the party entitled under such securitization to exercise the rights granted to the holder of the Staybridge Suites Times Square Companion Loan under the Staybridge Suites Times Square Intercreditor Agreement.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Staybridge Suites Times Square Intercreditor Agreement, if the Staybridge Suites Times Square Whole Loan becomes a Defaulted Loan pursuant to the terms of the PSA and thereafter the special servicer determines pursuant to the PSA and the Staybridge Suites Times Square Intercreditor Agreement to pursue a sale of the Staybridge Suites Times Square Mortgage Loan, the special servicer will be required to sell the Staybridge Suites Times Square Mortgage Loan together with the Staybridge Suites Times Square Companion Loan as a single whole loan, in accordance with the provisions of the PSA and the Staybridge Suites Times Square Intercreditor Agreement; provided that the special servicer will not be permitted to sell the Staybridge Suites Times Square Whole Loan without the consent of each Staybridge Suites Times Square Non-Controlling Note Holder unless the special servicer has satisfied certain notice and information delivery requirements.

Appointment of Special Servicer. The Directing Certificateholder (prior to a Control Termination Event) or Certificateholders with the requisite percentage of Voting Rights, as described under “Description of the Certificates—Voting Rights” (following a Control Termination Event), will have the right, with or without cause, to replace the special servicer and appoint a replacement special servicer in lieu thereof without the consent of the Staybridge Suites Times Square Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the Staybridge Suites Times Square Intercreditor Agreement) and satisfies the other conditions set forth in the PSA.

Intercontinental Kansas City Hotel Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Intercontinental Kansas City Hotel, representing approximately 3.4% of the Initial Pool

Balance, with a Cut-off Date Balance of $30,140,000 (the “Intercontinental Kansas City Hotel Mortgage Loan”), is part of a whole loan comprised of two promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The Intercontinental Kansas City Hotel Mortgage Loan is evidenced by promissory Note A-2. The portion of the Intercontinental Kansas City Hotel Whole Loan (as defined below) evidenced by promissory Note A-1, with a Cut-off Date Balance of $45,000,000, which is included in the COMM 2016-DC2 Mortgage Trust is referred to in this prospectus as the “Intercontinental Kansas City Hotel Companion Loan” and is pari passu in right of payment with the Intercontinental Kansas City Hotel Mortgage Loan. The Intercontinental Kansas City Hotel Mortgage Loan and the Intercontinental Kansas City Hotel Companion Loan are collectively referred to in this prospectus as the “Intercontinental Kansas City Hotel Whole Loan.” The Intercontinental Kansas City Hotel Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Intercontinental Kansas City Hotel Whole Loan (the “Intercontinental Kansas City Hotel Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Intercontinental Kansas City Hotel Noteholder (the “Intercontinental Kansas City Hotel Intercreditor Agreement”).

Servicing. The Intercontinental Kansas City Hotel Whole Loan is being serviced by Wells Fargo Bank, National Association, as master servicer (the “COMM 2016-DC2 Master Servicer”) and specially serviced by CWCapital Asset Management LLC, as special servicer (the “COMM 2016-DC2 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the COMM 2016-DC2 Master Servicer, the COMM 2016-DC2 Special Servicer, Wilmington Trust, National Association, as trustee (the “COMM 2016-DC2 Trustee”), Deutsche Bank Trust Company Americas, as certificate administrator and custodian (the “COMM 2016-DC2 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (the “COMM 2016-DC2 Operating Advisor”) and as asset representations reviewer (the “COMM 2016-DC2 Asset Representations Reviewer”), in connection with the COMM 2016-DC2 Mortgage Trust (into which the Intercontinental Kansas City Hotel Companion Loan designated as Note A-1 has been deposited)(the “COMM 2016-DC2 Pooling and Servicing Agreement”), and, subject to the terms of the Intercontinental Kansas City Hotel Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Intercontinental Kansas City Hotel Noteholder will be effected in accordance with the COMM 2016-DC2 Pooling and Servicing Agreement and the Intercontinental Kansas City Hotel Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Intercontinental Kansas City Hotel Mortgage Loan (but not on the Intercontinental Kansas City Hotel Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The COMM 2016-DC2 Master Servicer or the COMM 2016-DC2 Trustee, as applicable, will be obligated to make servicing advances with respect to the Intercontinental Kansas City Hotel Whole Loan, in each case unless a similar determination of nonrecoverability is made under the COMM 2016-DC2 Pooling and Servicing Agreement.

Distributions. The Intercontinental Kansas City Hotel Intercreditor Agreement sets forth the respective rights of each of the Intercontinental Kansas City Hotel Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Intercontinental Kansas City Hotel Whole Loan will be applied to the Intercontinental Kansas City Hotel Mortgage Loan and the Intercontinental Kansas City Hotel Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Intercontinental Kansas City Hotel Intercreditor Agreement with respect to the Intercontinental Kansas City Hotel Whole Loan will be the controlling class representative or such other party specified in the COMM 2016-DC2 Pooling and Servicing Agreement (such party, the “COMM 2016-DC2 Directing Certificateholder”). Certain decisions to be made with respect to the Intercontinental Kansas City Hotel Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the COMM 2016-DC2 Pooling and Servicing Agreement, will require the approval of the COMM 2016-DC2 Directing Certificateholder.

Pursuant to the terms of the Intercontinental Kansas City Hotel Intercreditor Agreement, the controlling class representative (the “Intercontinental Kansas City Hotel Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the COMM 2016-DC2 Special Servicer is required to provide to the COMM 2016-DC2 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the COMM 2016-DC2 Directing Certificateholder (but without regard to whether or not the COMM 2016-DC2 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the COMM 2016-DC2 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Intercontinental Kansas City Hotel Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Intercontinental Kansas City Hotel Non-Controlling Note Holder will expire 10 business days after the delivery by the COMM 2016-DC2 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Intercontinental Kansas City Hotel Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Intercontinental Kansas City Hotel Non-Controlling Note Holder’s consultation rights described above, the COMM 2016-DC2 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Intercontinental Kansas City Hotel Mortgage Loan and the Intercontinental Kansas City Hotel Companion Loan.

In addition to the consultation rights of the Intercontinental Kansas City Hotel Non-Controlling Note Holder described above, the Intercontinental Kansas City Hotel Non-Controlling Note Holder will have the right to annual conference calls with the COMM 2016-DC2 Master Servicer or COMM 2016-DC2 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the COMM 2016-DC2 Master Servicer or COMM 2016-DC2 Special Servicer, as applicable, in which servicing issues related to the Intercontinental Kansas City Hotel Whole Loan are discussed.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Intercontinental Kansas City Hotel Intercreditor Agreement, if the Intercontinental Kansas City Hotel Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the COMM 2016-DC2 Pooling and Servicing Agreement, the COMM 2016-DC2 Special Servicer will be required to sell the Intercontinental Kansas City Hotel Mortgage Loan together with the Intercontinental Kansas City Hotel Companion Loan as a single whole loan.

Appointment of Special Servicer. The COMM 2016-DC2 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the COMM 2016-DC2 Pooling and Servicing Agreement, will have the right, only for cause, to replace the COMM 2016-DC2 Special Servicer for the Intercontinental Kansas City Hotel Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Intercontinental Kansas City Hotel Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the Intercontinental Kansas City Hotel Intercreditor Agreement) and satisfies the other conditions set forth in the COMM 2016-DC2 Pooling and Servicing Agreement.

Williamsburg Premium Outlets Whole Loan

General. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Williamsburg Premium Outlets, representing approximately 1.7% of the Initial Pool Balance, with a Cut-off Date Balance of $15,000,000 (the “Williamsburg Premium Outlets Mortgage

Loan”), is part of a Whole Loan comprised of seven promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The Williamsburg Premium Outlets Mortgage Loan is evidenced by promissory Note A-5-B. The portions of the Williamsburg Premium Outlets Whole Loan (as defined below) evidenced by (a) promissory Note A-1 and promissory Note A-6, with an aggregate Cut-off Date Balance of $70,000,000, which are included in the DBJPM 2016-C1 Mortgage Trust, (b) promissory Note A-2 and promissory Note A-5-A, with an aggregate Cut-off Date Balance of $50,000,000, which were contributed to the JPMDB Commercial Mortgage Securities Trust 2016-C2 Mortgage Trust and (c) promissory Note A-3 and promissory Note A-4, with an aggregate Cut-off Date Balance of $50,000,000, which are included in the COMM 2016-DC2 Mortgage Trust (collectively, the “Williamsburg Premium Outlets Companion Loans”), are pari passu in right of payment with the Williamsburg Premium Outlets Mortgage Loan. The Williamsburg Premium Outlets Mortgage Loan and the Williamsburg Premium Outlets Companion Loans are collectively referred to as the “Williamsburg Premium Outlets Whole Loan” in this prospectus. The Williamsburg Premium Outlets Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Williamsburg Premium Outlets Whole Loan (the “Williamsburg Premium Outlets Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Williamsburg Premium Outlets Noteholder (the “Williamsburg Premium Outlets Intercreditor Agreement”).

Servicing. The Williamsburg Premium Outlets Whole Loan is being serviced by Wells Fargo Bank, National Association, as master servicer (the “DBJPM 2016-C1 Master Servicer”) and specially serviced by Midland Loan Services, a Division of PNC Bank, National Association, as special servicer (the “DBJPM 2016-C1 Special Servicer”), pursuant to the pooling and servicing agreement entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, the DBJPM 2016-C1 Master Servicer, the DBJPM 2016-C1 Special Servicer, Wilmington Trust, National Association, as trustee (the “DBJPM 2016-C1 Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (the “DBJPM 2016-C1 Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (the “DBJPM 2016-C1 Operating Advisor”) and as asset representations reviewer (the “DBJPM 2016-C1 Asset Representations Reviewer”), in connection with the DBJPM 2016-C1 Mortgage Trust (into which the Williamsburg Premium Outlets Companion Loans designated as Note A-3 and Note A-4 have been deposited)(the “DBJPM 2016-C1 Pooling and Servicing Agreement”), and, subject to the terms of the Williamsburg Premium Outlets Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Williamsburg Premium Outlets Noteholder will be effected in accordance with the DBJPM 2016-C1 Pooling and Servicing Agreement and the Williamsburg Premium Outlets Intercreditor Agreement.

Advancing. The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Williamsburg Premium Outlets Mortgage Loan (but not on the Williamsburg Premium Outlets Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The DBJPM 2016-C1 Master Servicer or the DBJPM 2016-C1 Trustee, as applicable, will be obligated to make servicing advances with respect to the Williamsburg Premium Outlets Whole Loan, in each case unless a similar determination of nonrecoverability is made under the DBJPM 2016-C1 Pooling and Servicing Agreement.

Distributions. The Williamsburg Premium Outlets Intercreditor Agreement sets forth the respective rights of each of the Williamsburg Premium Outlets Noteholders and provides, in general, that all payments, proceeds and other recoveries on or in respect of the Williamsburg Premium Outlets Whole Loan will be applied to the Williamsburg Premium Outlets Mortgage Loan and the Williamsburg Premium Outlets Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the applicable master servicer, special servicer, certificate administrator, trustee and operating advisor in accordance with the terms of the applicable pooling and servicing agreement).

Consultation and Control. The directing certificateholder under the Williamsburg Premium Outlets Intercreditor Agreement with respect to the Williamsburg Premium Outlets Whole Loan will be the controlling class representative or such other party specified in the DBJPM 2016-C1 Pooling and Servicing Agreement (such party, the “DBJPM 2016-C1 Directing Certificateholder”). Certain decisions to be made with respect to the Williamsburg Premium Outlets Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the DBJPM 2016-C1 Pooling and Servicing Agreement, will require the approval of the DBJPM 2016-C1 Directing Certificateholder.

Pursuant to the terms of the Williamsburg Premium Outlets Intercreditor Agreement, the controlling class representative (the “Williamsburg Premium Outlets Non-Controlling Note Holder”) will have the right to (i) receive copies of all notices, information and reports that the DBJPM 2016-C1 Special Servicer is required to provide to the DBJPM 2016-C1 Directing Certificateholder within the same time frame it is required to provide such notices, information and reports to the DBJPM 2016-C1 Directing Certificateholder (but without regard to whether or not the DBJPM 2016-C1 Directing Certificateholder actually has lost any rights to receive such information as a result of a consultation termination event under the DBJPM 2016-C1 Pooling and Servicing Agreement) and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the Williamsburg Premium Outlets Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of the Williamsburg Premium Outlets Non-Controlling Note Holder will expire 10 business days after the delivery by the DBJPM 2016-C1 Special Servicer of notice and information relating to the matter subject to consultation, whether or not the Williamsburg Premium Outlets Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding the Williamsburg Premium Outlets Non-Controlling Note Holder’s consultation rights described above, the DBJPM 2016-C1 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Williamsburg Premium Outlets Mortgage Loan and the Williamsburg Premium Outlets Companion Loans.

In addition to the consultation rights of the Williamsburg Premium Outlets Non-Controlling Note Holder described above, the Williamsburg Premium Outlets Non-Controlling Note Holder will have the right to annual conference calls with the DBJPM 2016-C1 Master Servicer or DBJPM 2016-C1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the DBJPM 2016-C1 Master Servicer or DBJPM 2016-C1 Special Servicer, as applicable, in which servicing issues related to the Williamsburg Premium Outlets Whole Loan are discussed.

Sale of Defaulted Mortgage Loan. Pursuant to the terms of the Williamsburg Premium Outlets Intercreditor Agreement, if the Williamsburg Premium Outlets Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the DBJPM 2016-C1 Pooling and Servicing Agreement, the DBJPM 2016-C1 Special Servicer will be required to sell the Williamsburg Premium Outlets Mortgage Loan together with the Williamsburg Premium Outlets Companion Loans as a single whole loan.

Appointment of Special Servicer. The DBJPM 2016-C1 Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights, pursuant to the DBJPM 2016-C1 Pooling and Servicing Agreement, will have the right, only for cause, to replace the DBJPM 2016-C1 Special Servicer for the Williamsburg Premium Outlets Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Williamsburg Premium Outlets Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the Williamsburg Premium Outlets Intercreditor Agreement) and satisfies the other conditions set forth in the DBJPM 2016-C1 Pooling and Servicing Agreement.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 20 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to (i) the Westfield San Francisco Centre Whole Loan, which was co-originated by Deutsche Bank AG, New York Branch (an affiliate of GACC) and JPMCB, (ii) the Staybridge Suites Times Square Whole Loan, which was co-originated by Deutsche Bank AG, New York Branch (an affiliate of GACC) and Citigroup Global Markets Realty Corp, and (iii) the Pillar Mortgage Loans, GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction. GACC contributed the portion of the Westfield San Francisco Centre Mortgage Loan originated by Deutsche Bank AG, New York Branch. GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation and GACC is an affiliate of the Depositor and Deutsche Bank Securities Inc., an Underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. In addition, it is expected that Deutsche Bank AG, New York Branch will, as of the date of the initial issuance of the certificates, hold the Westfield San Francisco Centre Companion Loans designated as Note A-1-EMP-C2, Note A-1-EMP-C3, Note A-1-EMP-C4, Note A-1-SFC-C2, Note A-1-SFC-C3 and Note A-1-SFC-C4 and the U-Haul AREC Portfolio Companion Loan designated as Note A-1.

The GACC Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Oxford at Country Club, Village at Shoal Creek, Santiago MHC and Hobson Medical Campus (collectively, the “Pillar Mortgage Loans”), representing approximately 5.3% of the Initial Pool Balance, were originated by Pillar Multifamily, LLC and acquired by GACC. The Pillar Mortgage Loans were re-underwritten by GACC in accordance with the underwriting criteria described under “—DB Originator’s Underwriting Guidelines and Processes—Exceptions” below.

GACC is engaged in the origination of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination into a commercial mortgage backed securities primary issuance securitization or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

GACC originates loans and aggregates and warehouses the loans pending sale via a commercial mortgage backed securities (“CMBS”) securitization.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 13 of the Mortgage Loans to be contributed to this securitization by GACC (excluding the Westfield San Francisco Centre Mortgage Loan), representing approximately 28.3% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 4 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 7.3% of the Initial Pool Balance.

With respect to the Westfield San Francisco Centre Mortgage Loan, representing approximately 9.4% of the Initial Pool Balance, which will be contributed to this securitization jointly by GACC and JPMCB, Wells Fargo Bank, National Association acts as interim servicer prior to such Mortgage Loan’s inclusion in the securitization.

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC was the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through July 15, 2016 is approximately $47.499 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the Underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the Westfield San Francisco Centre Mortgage Loan, which was co-originated by GACC and JPMCB, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

•	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Review of GACC Mortgage Loans—Data Tape”;

•	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by GACC, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with originating counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex C.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with GACC’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originator’s Underwriting Guidelines and Processes.

General. GACC and Deutsche Bank AG, New York Branch are each an originator and are affiliated with each other and with Deutsche Bank Securities Inc., one of the underwriters, and the Depositor. GACC and Deutsche Bank AG, New York Branch are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. The Pillar Mortgage Loans, while originated by Pillar, were re-underwritten by GACC in accordance with the underwriting criteria described under this “—DB Originator’s Underwriting Guidelines and Processes—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with GACC’s acquisition and reunderwriting of a mortgage loan, GACC relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a GACC opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and GACC relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with GACC’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and GACC relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

•	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

•	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

•	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originator’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 11, 2016. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2013 to and including March 31, 2016, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

JPMorgan Chase Bank, National Association

General. JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2015, of JPMorgan Chase & Co., the 2015 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

It is expected that JPMCB will, as of the date of the initial issuance of the certificates, hold Westfield San Francisco Centre Companion Loans designated as Note A-2-EMP-C2, Note A-2-EMP-C3, Note A-2-EMP-C4, Note A-2-SFC-C2, Note A-2-SFC-C3 and Note A-2-SFC-C4, the Opry Mills Companion Loan designated as Note A-3, the 693 Fifth Avenue Companion Loans designated as Note A-3 and Note A-4, and the Shops at Crystals Companion Loans designated as Note A-2-B-1, Note A-2-B-2, Note A-2-B-3, Note A-3-B-1, Note A-3-B-2, Note A-3-B-3, Note B-2-B-1, Note B-2-B-2, Note B-2-B-3, Note B-3-B-1, Note B-3-B-2 and Note B-3-B-3.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2014, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $97.6 billion. Of that amount, approximately $85.5 billion has been securitized by the depositor. In its fiscal year ended December 31, 2014, JPMCB originated approximately $13.1 billion of commercial mortgage loans, of which approximately $10.5 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans.

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the Depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

With respect to the Westfield San Francisco Centre Mortgage Loan, which was co-originated by GACC and JPMCB, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

•	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

•	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes.

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “hypothetical as-is”, “as complete” and “as-is” values. The “as stabilized”, “hypothetical as-is” or “as complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

•	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

•	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

•	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

•	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Other than as set forth below, the JPMCB Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Opry Mills and The Shops at Crystals, representing in the aggregate approximately 12.9% of the Initial Pool Balance, JPMCB did not obtain certifications from the related borrower sponsors as to current contingent liabilities and/or real estate experience. These represent exceptions to the underwriting guidelines for JPMCB. JPMCB’s decision to include the Mortgage Loans notwithstanding the exceptions was supported by the compensating factors that JPMCB was able to effectively evaluate the financial capacity and real estate experience of the borrower sponsors based on other due diligence, including, but not limited to, searches of public records, prior experience with such borrower sponsors and/or the financial statements provided by the borrower sponsors. Based on these compensating factors, JPMCB approved inclusion of the Mortgage Loans in this transaction.

Compliance with Rule 15Ga-1 under the Exchange Act. The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on May 12, 2016. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 10, 2016. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus.

With respect to the period from and including April 1, 2013 to and including March 31, 2016, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 (CIK# 0001432823)	X	JPMorgan Chase Bank, N.A.	29	662,438,813	56.8	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00	0	0.00	0.00
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7						0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3			0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization. Neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, JPMCB or its affiliates may own in the future certain other classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 8 years ending July 15, 2016, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $83.298 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, DBJPM 2016-C3 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee, certificate administrator, tax administrator, certificate registrar, the 17g-5 information provider and custodian under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.8 trillion in assets and approximately 265,000 employees as of December 31, 2015, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the Sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the Mortgage Loan Sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of December 31, 2015, Wells Fargo Bank was acting as trustee on approximately 367 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $151 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and tax returns on behalf of the Trust REMICs and all grantor trust tax returns on behalf of the Grantor Trust to the extent required under the PSA and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2015, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2015, Wells Fargo Bank was acting as custodian of more than 187,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a Sponsor or an affiliate of a Sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A., in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 residential mortgage-backed securities (“RMBS”) trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, The Bank of New York Mellon and U.S. Bank) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank, N.A. alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank, N.A. and other trustees in the same court by RMBS investors in these and other transactions and these cases have been consolidated before the same judge. On January 19, 2016, an order was entered in connection with the complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the complaint, the District Court also allowed all plaintiffs to file amended complaints if they so choose and three amended complaints have been filed.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above, except that Wells Fargo Bank has committed to purchase $210,054,000 Notional Amount of the Class X-A certificates for investment. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any certificates at any time, whether acquired on or after the Closing Date.

The foregoing information set forth under this heading “—Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and the certificate administrator will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland is also expected to initially be appointed to act as the special servicer under the PSA, and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Loans) and any related REO Properties, and in certain circumstances, will review, evaluate and/or provide or withhold consent as to certain major decisions and other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans when such Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P Global Ratings, Moody’s Investors Service, Inc., Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC. Midland has received the highest rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P Global Ratings, Fitch Ratings, Inc. and Morningstar Credit Ratings, LLC. For each category, S&P Global Ratings ranks Midland as “Strong”, Fitch Ratings, Inc. ranks Midland as “CMS1” as a master servicer, and “CSS1” as a special servicer, and Morningstar Credit Ratings, LLC ranks Midland as “CS1”. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2016, Midland was master and/or primary servicing approximately 28,906 commercial and multifamily mortgage loans with a principal balance of approximately $384 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,661 of such loans, with a total principal balance of approximately $147 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2013 to 2015.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015
CMBS	$141	$157	$149
Other	$167	$179	$255
Total	$308	$336	$404

As of June 30, 2016, Midland was named the special servicer in approximately 215 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $109 billion. With respect to such transactions as of such date, Midland was administering approximately 81 assets with an outstanding principal balance of approximately $714 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans and leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2013 to 2015.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015
Total	$70	$85	$110

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing certificateholder, any Companion Loan Holder, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related co-lender agreement and limitations on the right of such person to remove the special servicer.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC Mortgage Loans, including, prior to their inclusion in the issuing entity.

Midland assisted BlackRock Realty Advisors, Inc. (or its affiliate), with due diligence relating to the Mortgage Loans in the Mortgage Pool.

As of March 31, 2016, an affiliate of Midland owns approximately 21% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors.

Midland is also the special servicer under the DBJPM 2016-C1 Pooling and Servicing Agreement with respect to the Williamsburg Premium Outlets Whole Loan.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.0025%, but which may be reduced under certain circumstances as provided in the PSA.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

The foregoing information regarding Midland under this heading “Transaction Parties—The Master Servicer and the Special Servicer” has been provided by Midland.

The roles and responsibilities of the master servicer and the special servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The master servicer’s or the special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer and the special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer or the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s and the special servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s or the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Non-Serviced Master Servicer

Wells Fargo Bank is, or is expected to be, the Non-Serviced Master Servicer with respect to (i) the Westfield San Francisco Centre Whole Loan under the DBJPM 2016-SFC Trust and Servicing Agreement, (ii) the Opry Mills Whole Loan under the JPMCC 2016-JP2 Pooling and Servicing Agreement, (iii) the Intercontinental Kansas City Hotel Whole Loan under the COMM 2016-DC2 Pooling and Servicing Agreement, and (iv) the Williamsburg Premium Outlets Whole Loan under the DBJPM 2016-C1 Pooling and Servicing Agreement. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo Bank is also the trustee, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the PSA. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 6/30/2016
By Approximate Number:	33,391	33,605	32,716	31,747
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.49	$475.39	$503.34	$503.65

Within this portfolio, as of June 30, 2016, are approximately 23,158 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $401.0 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of June 30, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank services in Europe through its London Branch. Wells Fargo Bank has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of June 30, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.5 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
YTD Q2 2016	$389,377,596,079	$702,835,003	0.18%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average
Special; Servicer:	CSS3	Average

The long-term issuer ratings of Wells Fargo Bank are rated “AA-” by S&P, “Aa2” by Moody’s and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under any Non-Serviced PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank will remain responsible for its duties thereunder. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

•	provision of Strategy and Strategy CS software;

•	tracking and reporting of flood zone changes;

•	abstracting of leasing consent requirements contained in loan documents;

•	legal representation;

•	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

•	performance of property inspections;

•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

•	Uniform Commercial Code searches and filings.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the related Mortgage Loans and Non-Serviced Companion Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the related Mortgage Loans and Non-Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (in its capacity as Non-Serviced Master Servicer) will not have primary responsibility for custody services of original documents evidencing the related Non-Serviced Mortgage Loans or Non-Serviced Companion Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the related Non-Serviced Mortgage Loans, Non-Serviced Companion Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the servicing standard under the related Non-Serviced PSA.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Wells Fargo Bank has entered, or is expected to enter, into one or more agreements with the related Mortgage Loan Sellers to purchase the master servicing and primary servicing rights to the Westfield San Francisco Centre Whole Loan, the Opry Mills Whole Loan, the Intercontinental Kansas City Hotel Whole Loan and the Williamsburg Premium Outlets Whole Loan.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and GACC and/or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and JPMCB and/or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by JPMCB or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the JPMCB Mortgage Loans.

Neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above, except that Wells Fargo Bank has committed to purchase $210,054,000 Notional Amount of the Class X-A certificates for investment. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any certificates at any time, whether acquired on or after the Closing Date.

The foregoing information under this heading “Transaction Parties—Non-Serviced Master Servicer” has been provided by Wells Fargo Bank.

The role and responsibilities of Wells Fargo Bank with respect to the related Non-Serviced Whole Loans are similar to those of the master servicer of the Mortgage Loans (other than Non-Serviced Mortgage Loans) under the PSA, and are further summarized in this prospectus under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services“), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial“), will act as operating advisor under the PSA with respect to each Mortgage Loan (other than Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan) and Serviced Whole Loan (other than the Servicing Shift Whole Loan). Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10036 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of June 30, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $85.7 billion issued in 83 transactions.

As of June 30, 2016, Park Bridge Lender Services is acting as asset representations reviewer for CMBS transactions with an approximate aggregate initial principal balance of $12.1 billion issued in 15 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The DBJPM 2016-C3 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C3 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates (collectively, with the Class A-M certificates, the “Class A Certificates”), the Class X-A, Class X-B and Class X-C (collectively, the “Class X Certificates”), Class A-M, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class R certificates.

The Class A Certificates (other than the Class A-M certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class A-M, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$33,545,000
A-2	$6,084,000
A-3	$11,000,000
A-SB	$45,000,000
A-4	$250,000,000
A-5	$279,987,000
X-A	$700,467,000
A-M	$74,851,000
B	$44,687,000
C	$36,867,000

Non-Offered Certificates
X-B	$44,687,000
X-C	$82,671,000
D	$45,804,000
E	$17,874,000
F	$8,938,000
G	$10,054,000
H	$29,047,404
R	N/A

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $700,467,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates. The initial Notional Amount of the Class X-B certificates will be approximately $44,687,000. The Notional Amount of the Class X-C certificates will equal the aggregate of the Certificate Balances of the Class C and Class D certificates. The initial Notional Amount of the Class X-C certificates will be approximately $82,671,000.

The Class H certificates will also represent the right to receive Excess Interest received on any ARD Loan, which will be held in a grantor trust (the “Grantor Trust”).

“Excess Interest” with respect to the ARD Loan is the interest accrued on the related outstanding principal balance at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the Lower-Tier REMIC. The certificates (other than the portion of the Class H certificates representing the right to receive Excess Interest) will be issued by the Upper-Tier REMIC (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the sixth day of each calendar month (or, if the sixth calendar day of that month is not a business day, then the next business day) commencing in September 2016.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a) the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

•	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

•	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

•	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

•	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

•	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class H certificates);

•	all yield maintenance charges and prepayment premiums;

•	all amounts deposited in the Collection Account in error; and

•	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b) if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c) P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d) with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-C certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1. to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex F for such Distribution Date;

2. then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3. then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4. then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5. then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6. then, to the Class A-5 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates has been reduced to zero; and

7. then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates pursuant to clauses (1), (2), (3), (4), (5) and (6) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh to the Class H certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-eighth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each of the Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to 1.502%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to 1.886%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to 2.362%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to 2.756%.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to 2.632%.

The Pass-Through Rate for the Class A-5 certificates will be a per annum rate equal to 2.890%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to 3.041%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to 3.264%.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period minus (ii) 0.750%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period minus (ii) 0.750%, but in any case, not less than 0.000%.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class F certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class G certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class H certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class B certificates for such Distribution Date.

The Pass-Through Rate for the Class X-C certificates for any Distribution Date will equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class C and Class D certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a) the Principal Shortfall for that Distribution Date,

(b) the Scheduled Principal Distribution Amount for that Distribution Date, and

(c) the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans), as the case may be, that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to the ARD Loan on or prior to the related Determination Date to the holders of the Class H certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class H certificates will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

With respect to the Shops at Crystals Mortgage Loan, amounts allocated pursuant to the foregoing waterfall will be allocated between the two tranches of debt that comprise the Shops at Crystals Mortgage Loan in sequential order.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator to the holders of the Class A-1 through Class D certificates in the following manner: such holders will receive the product of (a) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates on such Distribution Date; (b) the Base Interest Fraction for the related principal prepayment and such class of certificates and (c) the aggregate amount of the prepayment premiums or the yield maintenance charges, as applicable, collected on such principal prepayment during the related Collection Period.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a) first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b) second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class B certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c) third, to the Class X-C Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) through (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class D certificates will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	August 2021
Class A-2	August 2021
Class A-3	July 2023
Class A-SB	January 2026
Class A-4	July 2026
Class A-5	July 2026
Class X-A	August 2026
Class A-M	August 2026
Class B	August 2026
Class C	August 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in August 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or

Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan, equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to Excluded Loans or the Servicing Shift Whole Loan), the Directing Certificateholder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loans to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest

Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class H certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class H certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class H certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)	a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)	a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)	a CREFC® historical loan modification and corrected loan report;

(4)	a CREFC® advance recovery report;

(5)	a CREFC® total loan report;

(6)	a CREFC® operating statement analysis report;

(7)	a CREFC® comparative financial status report;

(8)	a CREFC® net operating income adjustment worksheet;

(9)	a CREFC® real estate owned status report;

(10)	a CREFC® servicer watch list;

(11)	a CREFC® loan level reserve and letter of credit report;

(12)	a CREFC® property file;

(13)	a CREFC® financial file;

(14)	a CREFC® loan setup file; and

(15)	a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

•	a CREFC® property file;

•	a CREFC® financial file;

•	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only); and

•	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or applicable special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

•	Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending September 30, 2016, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

•	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2016, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related

Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event), the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Bloomberg Financial Markets, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

•	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

•	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

•	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the annual reports prepared by the operating advisor;

•	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

•	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any accountants’ attestation reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	the “Investor Q&A Forum”; and

○	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties and (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1) 2% in the case of the Class X-A, Class X-B and Class X-C certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2) in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

The Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—DBJPM 2016-C3

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, DBJPM 2016-C3 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to the Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)	(A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)	the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)	an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an Assignment of Mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)	(A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(v)	(A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)	the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

(vii)	the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)	(A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(ix)	the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)	copies of the currently effective Management Agreements, if any, for the Mortgaged Properties;

(xi)	if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)	if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)	if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)	originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)	the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)	the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)	with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of the related Non-Lead PSA;

(xviii)	with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)	the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)	the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the Trust and the Companion Noteholders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)	with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) the Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the Servicing Shift Securitization Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a) A copy of each of the following documents:

(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)	the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)	assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)	any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)	an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)	the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)	an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)	any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)	any related mezzanine intercreditor agreement;

(xviii)	all related environmental reports;

(xix)	all related environmental insurance policies;

(b)  a copy of any engineering reports or property condition reports;

(c)  other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)  for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)  copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)   copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)  a copy of the appraisal for the related Mortgaged Property(ies);

(h)  for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)   a copy of the applicable mortgage loan seller’s asset summary;

(j)   copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)  copies of any zoning reports;

(l)   copies of financial statements of the related mortgagor;

(m) copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)  copies of all UCC searches;

(o)  copies of all litigation searches;

(p)  copies of all bankruptcy searches;

(q)  a copy of the origination settlement statement;

(r)   a copy of the insurance consultant report;

(s)  copies of the organizational documents of the related mortgagor and any guarantor;

(t)   copies of the escrow statements;

(u)  a copy of any closure letter (environmental);

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)  a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided, that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the Mortgage Loan Seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2. Those representations and warranties of JPMCB are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x) such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y) in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1) cure such Material Defect in all material respects, at its own expense,

(2) repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3) substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each Mortgage Loan Seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In the case of a Material Defect with respect to the Westfield San Francisco Centre Mortgage Loan, each of GACC and JPMCB will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the Westfield San Francisco Centre Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b) have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c) have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d) accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e) have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value”

for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g) comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i) have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k) not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l) have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m) not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n) have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Certificateholder;

(o) prohibit Defeasance within two years of the Closing Date;

(p) not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q) have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r) be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Mortgage Loan (other than the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—693 Fifth Avenue Whole Loan”, “—Center 21 Whole Loan”, “—U-Haul AREC Portfolio Whole Loan” and “—Staybridge Suites Times Square Whole Loan”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan”, “—Shops at Crystals Whole Loan”, “—Opry Mills Whole Loan” , “—Intercontinental Kansas City Hotel Whole Loan”, “—U-Haul AREC Portfolio Whole Loan”, “—Williamsburg Premium Outlets Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers”, on and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for certain matters as to which the consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent as to certain major decisions and other transactions relating to the Mortgage Loans (other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)     the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)     the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender)(and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of any related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)   any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)   the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)   the obligation, if any, of the master servicer to make advances;

(D)   the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)   the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)   any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)   any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller)(the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)     all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans (including the Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)     in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any

Mortgage Loan (other than the Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan”, “—Shops at Crystals Whole Loan”, “—Opry Mills Whole Loan” , “—U-Haul AREC Portfolio Whole Loan”, “—Intercontinental Kansas City Hotel Whole Loan”, “—Williamsburg Premium Outlets Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized Person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer will be entitled to reimbursement first, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. Upon the later of (i) two Business Days following the master servicer’s receipt of properly identified funds and (ii) the same Business Day that such properly identified funds become available to the master servicer, the master servicer is required to deposit in the Collection Account all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account),  plus, among other things, any P&I Advances less amounts, if any, distributable to the Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class H certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of

Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the master servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)	to pay to the master servicer and the applicable special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)	to pay itself any Net Prepayment Interest Excess;

(v)	to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)	to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)	to reimburse the trustee, the applicable special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)	to reimburse the master servicer, the applicable special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)	to reimburse the master servicer or the applicable special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)	to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)	to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)	to recoup any amounts deposited in the Collection Account in error;

(xiii)	to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the applicable special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)	to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)	to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)	to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)	to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)	to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (other than any Non-Serviced Mortgage Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust.
CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation for the Mortgage Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”)(i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) to the extent permitted by applicable law and the related Mortgage Loan documents, 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, provided that the consent of the special servicer is not required to take such actions, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions, provided that the consent of the special servicer is required to take such actions, 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions, 50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, provided that the consent of the special servicer is required to take such actions, 100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A)

neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at a rate equal to 0.25% per annum of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest and Excess Interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that in the event the Workout Fee with respect to a Corrected Loan is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be equal to $25,000; provided, further, that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced

Loan” and the related collection of principal and interest is received within 3 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout. In addition, notwithstanding the foregoing, after receipt by the special servicer of Workout Fees with respect to a Corrected Loan in an amount equal to $25,000, the total amount of Workout Fees in excess of such $25,000 payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the Agreement, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000; provided the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

•	the purchase of any Defaulted Loan by the special servicer, the Directing Certificateholder or their respective affiliates (except in the case of the Directing Certificateholder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),

•	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

•	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

•	with respect to any Mortgage Loan that is subject to mezzanine indebtedness the purchase of such Mortgage Loan by the holder of the related mezzanine loan within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

•	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

•	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

•	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the Special Servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

•	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within three (3) months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer resigns or is terminated, and prior or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Certificateholder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

•	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

•	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Major Decisions, provided that the consent of the special servicer is required to take such actions,

•	100% of any assumption fees on Specially Serviced Loans,

•	50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, provided that the consent of the special servicer is required to take such actions,

•	100% of assumption application fees on Specially Serviced Loans,

•	100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) on Specially Serviced Loans,

•	any interest or other income earned on deposits in the REO Accounts, and

•	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or Appraisal Reduction Amounts, but excluding the Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances of the Notional Amounts of the Class X-A, Class X-B and Class X-C certificates and the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Whole Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan and any purchaser of any Mortgage Loan (other than any Non-

Serviced Mortgage Loan), Serviced Whole Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.0067% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (excluding the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to (i) 0.00290% with respect to all Mortgage Loans (except the Non-Serviced Mortgage Loans, the Servicing Shift Mortgage Loan, the 693 Fifth Avenue Mortgage Loan, the Center 21 Mortgage Loan and the Staybridge Suites Times Square Mortgage Loan); (ii) 0.0061% with respect to the 693 Fifth Avenue Mortgage Loan; (iii) 0.0053% with respect to the Center 21 Mortgage Loan and (iv) 0.0081% with respect to the Staybridge Suites Times Square Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $9,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, taking into account the Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.0005% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)	the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)	the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)	the 30th day following the date on which the related borrower has filed a bankruptcy petition, the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)	the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)	a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate equal to the excess of:

(a)   the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)   the excess of:

(1)	the sum of:

•	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

•	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

•	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(2)	the sum as of the Due Date occurring in the month of the date of determination of:

•	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate;

•	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

•	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

•	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, order an appraisal or conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”), within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the master servicer from the special servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 12-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer) , plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class H certificates, second, to the Class G certificates, third, to the Class F certificates, and fourth, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the master servicer from the special servicer to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan”, “—Shops at Crystals Whole Loan”, “—Opry Mills Whole Loan”, “—Intercontinental Kansas City Hotel Whole Loan”, “—U-Haul AREC Portfolio Whole Loan”, “—Williamsburg Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

In the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, as applicable (but excluding any Mortgage Loan as to which the related Mortgaged Property has become an REO Property and any Non-Serviced Mortgage Loan), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)	the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)	if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must

(to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)	the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)	except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the special servicer subject to the discussion under “—The Directing Certificateholder” and “—The Operating Advisor” below in this prospectus);

(v)	to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)	any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the special servicer with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the special servicer will be required to promptly notify the master servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Mortgage Loan (other than a Non-Serviced Mortgage Loan), REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or if no Control Termination Event has occurred and is continuing, the Directing Certificateholder), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y)

the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan noteholders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the special servicer has determined, in accordance with the Servicing Standard and, unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder, that either (i) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) such insurance is not available at any rate; provided that the Directing Certificateholder will not have more than 30 days to respond to the special servicer’s request for such consent; provided, further, that upon the special servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the special servicer to consult with the Directing Certificateholder, the special servicer will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans, the master servicer (subject to the special servicer’s consent, if such action constitutes a Major Decision) or (b) with respect to any Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Certificateholder, and, in the case of the special servicer, after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan if such modification, waiver, amendment, consent or other action (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder.

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The consent of the special servicer is required to any modification, waiver, amendment, consent or action that is a Major Decision with regard to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan that is not a Specially Serviced Loan, and the special servicer will also be required to obtain the consent of the Directing Certificateholder, if such waiver, modification, amendment, consent or other action is a Major Decision and will be required to consult with the operating advisor in connection with any such modification, waiver, amendment, consent or other action, to the extent described under “—The Directing Certificateholder” and “—The Operating Advisor”.

The special servicer is also required to obtain the consent of the Directing Certificateholder, and will be required to consult with the operating advisor in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described under “—The Directing Certificateholder” and “—The Operating Advisor” in this prospectus. When the special servicer’s consent is required and the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to promptly provide the special servicer with written notice of any request for modification, waiver, amendment or other action or consent that is a Major Decision accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Major Decision together with such other information reasonably required by the special servicer and reasonably available to the master servicer. With respect to all Specially Serviced Loans and non-Specially Serviced Loans, the special servicer will be required to obtain, prior to consenting to such a proposed action of the master servicer, and prior to itself taking such a Major Decision, the written consent of the Directing Certificateholder, which consent will be deemed given 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt (unless earlier objected to) by the Directing Certificateholder of the master servicer’s and/or special servicer’s, as applicable, written analysis and recommendation with respect to such waiver together with such other information reasonably requested by the Directing Certificateholder.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Certificateholder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if a Control Termination Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

See also “—The Directing Certificateholder” and “—The Operating Advisor” for a description of the Directing Certificateholder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer, with respect to each Mortgage Loan that is not a Specially Serviced Loan with the consent of the special servicer, and the special servicer, with respect to each Specially Serviced Loan, will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights prior to the occurrence and continuance of any Control Termination Event, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, upon consultation with the Directing Certificateholder) and (ii) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan with a “due-on-encumbrance” clause, the master servicer, with respect to each Mortgage Loan that is not a Specially Serviced Loan with the consent of the special servicer, and the special servicer, with respect to each Specially Serviced Loan, will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, (i) that, with respect to such waiver of rights prior to the occurrence and continuance of a Control Termination Event, the special servicer has obtained the consent of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, has consulted with the Directing Certificateholder) and (ii) the master servicer or the special servicer, as the case may be, has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $20,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2017) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2016 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)	either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement (and delivers a statement to that effect to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor, the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred and is continuing), within 30 days after the default), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, a Servicing Transfer Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents, the PSA and any related Intercreditor Agreement; provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly delivered a copy to the special servicer, the operating advisor, the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred and is continuing), on or before the 60th day after the related maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan), a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment;

(ii)	any Monthly Payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)	the master servicer or the special servicer (and, in the case of a determination by the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder, and, with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan noteholders to the extent provided for in the related intercreditor agreement) determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)	the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)	the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)	the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)	a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or the special servicer (and, in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder, and with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan noteholders to the extent provided for in the related Intercreditor Agreement) materially and adversely affects the interests of the

Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)	the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”)(A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than the Non-Serviced Mortgage Loans) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 30 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

•	the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred and is continuing);

•	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

•	the operating advisor (but only after the occurrence and during the continuance of a Control Termination Event);

•	the master servicer; and

•	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

•	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

•	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

•	the most current rent roll and income or operating statement available for the related Mortgaged Property;

•	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

•	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

•	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

•	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

•	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

•	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

•	such other information as the special servicer deems relevant in light of the Servicing Standard.

If no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within ten business days) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within ten (10) business days following the later of (i) receipt of such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

Notwithstanding the foregoing, in the case of the Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event or a Consultation Termination Event has occurred) may exercise the rights of the Directing Certificateholder described in this “—Asset Status Report” section, and neither the Directing Certificateholder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Co-Lender Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing certificateholder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, neither Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related

Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—693 Fifth Avenue Whole Loan”, “—Center 21 Whole Loan” and “—Staybridge Suites Times Square Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan”, “—Shops at Crystals Whole Loan”, “—Opry Mills Whole Loan”, “—Intercontinental Kansas City Hotel Whole Loan”, “—U-Haul AREC Portfolio Whole Loan”, “—Williamsburg Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, with respect to the Servicing Shift Mortgage Loan, if the Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan or the Servicing Shift Mortgage Loan) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan or the Servicing Shift Mortgage Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan), upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a

Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)     absent that selection, or

(2)     until a Directing Certificateholder is so selected, or

(3)     upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be BlackRock Realty Advisors, Inc., as agent for its managed account.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class H certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate Class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G and Class H certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Directing Certificateholder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly provide the name of the then-current Directing Certificateholder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Directing Certificateholder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Directing Certificateholder, then the certificate administrator will be required to promptly (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Directing Certificateholder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Certificateholder (or controlling class representative) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the controlling class representative and (ii) the requesting party has not been notified of the identity of the Directing Certificateholder (or controlling class representative) or reasonably believes that the identity of the Directing Certificateholder (or controlling class representative) has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Directing Certificateholder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The Class E certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer and (b) prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Certificateholder has objected in writing within ten business days (or thirty (30) days with respect to clause (j) below) after receipt of the written recommendation and analysis together with such other information reasonably requested by the Directing Certificateholder (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action)(each of the following, a “Major Decision”):

(a)   any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(b)   (i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, (ii) any extension of the maturity date of any Mortgage Loan

(other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or (iii) any modification, waiver, consent or amendment of a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(c)   any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(d)   any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(e)   requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(f)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(g)   any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or franchise changes for which the lender is required to consent or approve under the Mortgage Loan documents;

(h)   releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including, without limitation, with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(i)     any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan and for which there is no lender discretion;

(j)     any determination of an Acceptable Insurance Default;

(k)    any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)     any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(m)  any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents; and

(n)   consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (c) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the special servicer has made a reasonable effort to contact the Directing Certificateholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is a Major Decision, the master servicer will not agree to such modification, waiver, amendment, consent, request or other action without the prior written consent of the special servicer. In connection with such consent, the master servicer will promptly provide the special servicer with written notice of any request for such modification, waiver, amendment, consent, request or other action, along with the master servicer’s written recommendation and analysis, to the extent the master servicer is recommending approval, and all information in the master servicer’s possession that may be reasonably requested in order to grant or withhold such consent by the special servicer or the Directing Certificateholder or other person with consent or consultation rights); provided that in the event that the special servicer does not respond within 10 business days after receipt of such written notice and all such reasonably requested information, plus the time period provided to the Directing Certificateholder or other relevant party under the PSA and, if applicable, any time period provided to a Companion Holder under a related Intercreditor Agreement, the special servicer’s consent to such modification, waiver, amendment, consent, request or other action will be deemed granted.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Certificateholder.

Asset Status Report

The Loan-Specific Directing Holder (with respect to the Servicing Shift Whole Loan only) or, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that prior to the Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to the Servicing Shift Whole Loan and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that prior to the Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to the Servicing Shift Whole Loan and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Excluded Loans, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class E certificates, the successor Class E Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling

Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

“Loan-Specific Directing Holder” means, with respect to the Servicing Shift Whole Loan, the “controlling holder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the Servicing Shift Securitization Date, the “directing holder” with respect to the Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan. On and after the Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the Servicing Shift Whole Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and the Servicing Shift Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the directing certificateholder under the related Non-Serviced PSA or the Loan-Specific Directing Holder (in the case of the Servicing Shift Mortgage Loan, as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and the Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or the Servicing Shift Whole Loan, as applicable, and, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or Servicing Shift Whole Loan, as applicable, that has become a Defaulted Loan under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan”, “—Shops at Crystals Whole Loan”, “—Opry Mills Whole Loan”, “—Intercontinental Kansas City Hotel Whole Loan”, “—U-Haul AREC Portfolio Whole Loan”, “—Williamsburg Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—693 Fifth Avenue Whole Loan”, “—Center 21 Whole Loan” and “—Staybridge Suites Times Square Whole Loan”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Noteholders);

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Noteholders) over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular

Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights under the PSA for this transaction with respect to any Non-Serviced Whole Loan, the Servicing Shift Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties. However, Park Bridge Lender Services is also the operating advisor under the COMM 2016-DC2 Pooling and Servicing Agreement and, in that capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the COMM 2016-DC2 Pooling and Servicing Agreement that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan and the Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)   promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)   promptly reviewing each Final Asset Status Report; and

(c)   reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease changes and other similar actions that the special servicer may perform under the PSA and will have no obligations with respect to any Non-Serviced Mortgage Loan or the Servicing Shift Mortgage Loan.

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder which does not include any communication (other than the related Asset

Status Report) between the special servicer and Directing Certificateholder with respect to such Specially Serviced Loan; provided that, so long as a Control Termination Event has not occurred and is not continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder, has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan and the Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than the Servicing Shift Whole Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(i)	the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(ii)	the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(iii)	the operating advisor will be required to prepare an annual report (if any Mortgage Loan other than the Non-Serviced Mortgage Loan, any Serviced Whole Loan (other than the Servicing Shift Whole Loan) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(iv)	the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (iv) above:

(1)     after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the master servicer has provided such information to the special servicer) to the operating advisor;

(2)     if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)     if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the master servicer or the special servicer, as applicable, and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than the Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, the mortgage loan seller, the depositor, the servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, or any of their affiliates.

Annual Report

After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage (other than the Servicing Shift Mortgage Loan) were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance Report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least five (5) business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan or the Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

Notwithstanding anything in this prospectus to the contrary (i) the operating advisor’s assessment of the special servicer’s performance will be based on the provisions of the PSA and (ii) so long as Midland Loan Services, a Division of PNC Bank, National Association is acting as special servicer then the special servicer, upon reasonable written request, will provide the operating advisor with electronic access (reasonably acceptable to the special servicer and the operating advisor) to the special servicer’s stated policies and procedures to permit the Operating Advisor to review such policies and procedures. The operating advisor will be permitted to review such policies and procedures but will not be permitted to retain hard copies. The operating advisor will keep all information contained in the policies and procedures strictly confidential, except (A) the operating advisor may disclose such information if (i) such information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the operating advisor, or (ii) such disclosure is required by applicable law, rule, order or regulation (as demonstrated by evidence reasonably satisfactory to the special servicer) and (B) the operating advisor may disclose a particular portion of the policies and procedures solely when necessary to support specific conclusions (i) in the Operating Advisor Annual Report, or (ii) in connection with a recommendation by the operating advisor to replace Midland Loan Services, a Division of PNC Bank, National Association as the special servicer pursuant to the provisions of the PSA. Notwithstanding the foregoing, the operating advisor will be permitted to share such information with its Affiliates and any subcontractors of the operating advisor to the extent reasonably necessary to perform the operating advisor’s obligations under the PSA. The operating advisor’s assessment may not take into account the fact that Midland Loan Services, a Division of PNC Bank, National Association limited the operating advisor’s access to the special servicer’s written policies and procedures pursuant to the provisions of the PSA. Nothing set forth herein will limit or affect the scope of the operating advisor’s platform level review in connection with its preparation of the Operating Advisor Annual Report, provided that the operating advisor’s access to or reliance upon the special servicer’s written policies and procedures will be subject to the terms of this paragraph. Subject to the terms and conditions in the PSA related to Privileged Information, the operating advisor agrees that it will use information received from the special servicer pursuant to the terms of the PSA solely for purposes of complying with its duties and obligations under the PSA.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause” and “―Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)	that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, Inc. (“KBRA”) (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)	that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)	that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)	that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)	that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any Privileged Information received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder (other than with respect to an Excluded Loan), the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders. Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after any date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder 30 days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and subject, to any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Certificateholder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Certificateholder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 62 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and June 30, 2016 was approximately 28.07%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 16.59%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 15.98% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 5.56%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 3 largest Mortgage Loans in the Mortgage Pool represent approximately 26.0% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 2 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties.  While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote

Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vi)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary in connection with its completion of any such Asset Review, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (v) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request (in writing in accordance with the PSA) the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith sole discretion to be relevant to the Asset Review, as described below (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed of that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, or (ii) Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in its preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an

Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS, Inc., KBRA, Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, Inc., KBRA, Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)	any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)	any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)	any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)	the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property;

(vi)	the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Directing Certificateholder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer

(which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates on an aggregate basis.

“Non-Reduced Certificates” means any Class of Principal Balance Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch and (viii) is not a special servicer that has been cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer, the certificate administrator will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator obtains a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA) and the certificate administrator receives the requisite amount of affirmative votes within 180 days of the posting of notice of such vote to the certificate administrator’s website, the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, then the Directing Certificateholder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan”, “—Shops at Crystals Whole Loan”, “—Opry Mills Whole Loan”, “—Intercontinental Kansas City Hotel Whole Loan”, “—U-Haul AREC Portfolio Whole Loan”, “—Williamsburg Premium Outlets Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within one business day, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for one business day;

(b)   with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)   any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15- or 30-day period, as applicable, will be extended an additional 30 days;

(d)   any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action;

(g)   the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)   so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (h)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, or (3) the Depositor (with respect to clause (h) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f) or (g) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan noteholders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan noteholders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing (i) in the case of the master servicer, at least 25% of the aggregate Voting Rights, or (ii) in the case of the special servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Certificateholder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency

Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any Class affected thereby evidencing percentage interests of at least 25% of such Class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event, except (a) a Servicer Termination Event under clause (h) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval in each case will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase

Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results to the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution

Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder, provided that a Consultation Termination Event has not occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

Each Non-Serviced Mortgage Loan and any related REO Properties are being serviced and administered under the applicable Non-Serviced PSA. Accordingly, as to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or, if it fails to do so, the related Non-Serviced Trustee) will (and, in certain urgent or emergency situations, the related Non-Serviced Special Servicer may) generally make servicing advances, unless it is determined in accordance with the related Non-Serviced PSA that such servicing advance would not be recoverable from related collections. However, no such party will make a P&I advance with respect to a Non-Serviced Mortgage Loan. The related Non-Serviced Master Servicer will generally also remit collections on the related Non-Serviced Mortgage Loan to or on behalf of the issuing entity for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on a Non-Serviced Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the issuing entity as the holder of a Non-Serviced Mortgage Loan under the terms of the related Intercreditor Agreement and make P&I Advances with respect to a Non-Serviced Mortgage Loan, subject to any non-recoverability determination.

Each Non-Serviced PSA and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the Mortgaged Properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted Mortgage Loans; acquisition, operation, maintenance and disposition of REO Properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced Mortgage Loans; servicing reports; servicer liability and indemnification; servicer resignation; servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. In addition, the securitization transaction governing the servicing of each Non-Serviced Whole Loan is a rated commercial mortgage-backed securitization transaction that is rated by one or more nationally recognized statistical rating organizations. Nonetheless, the servicing arrangements under the Non-Serviced PSAs differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the Non-Serviced PSAs and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, circumstances under which the consent of the special servicer must be obtained by the master servicer or the consent of a directing holder must be obtained by the master servicer or special servicer, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements.

In addition, pursuant to the PSA, with respect to each Non-Serviced Mortgage Loan:

•	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, or any of the trustee, certificate administrator or operating advisor under a Non-Serviced PSA or (b) make Servicing Advances with respect to any Non-Serviced Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to a Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer.

•	The master servicer for this securitization will be required to make P&I Advances with respect to the Non-Serviced Mortgage Loan, unless it has determined that such Advance would not be recoverable from collections on the Non-Serviced Mortgage Loan.

Servicing of the Westfield San Francisco Centre Mortgage Loan

The Westfield San Francisco Centre Mortgage Loan, the Westfield San Francisco Centre Companion Loans and any related REO Property are being serviced and administered under the DBJPM 2016-SFC Trust and Servicing Agreement. While the DBJPM 2016-SFC Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the DBJPM 2016-SFC Trust and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the DBJPM 2016-SFC Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The DBJPM 2016-SFC Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00125% per annum with respect to the Westfield San Francisco Centre Mortgage Loan.

•	Any P&I Advance made by the DBJPM 2016-SFC Master Servicer or the DBJPM 2016-SFC Trustee or the master servicer or the trustee for the securitization of the other Westfield San Francisco Centre Pari Passu Non-Standalone Companion Loan in respect of a monthly payment on the Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan, or, as and to the extent permitted under the DBJPM 2016-SFC Trust and Servicing Agreement or the pooling and servicing agreement for the securitization of the other Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the DBJPM 2016-SFC Trust and Servicing Agreement, the special servicing fee with respect to the Westfield San Francisco Centre Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

•	Pursuant to the DBJPM 2016-SFC Trust and Servicing Agreement, the liquidation fee rate and workout fee rate are both equal to a rate of 0.25% and are not subject to any cap.

•	The DBJPM 2016-SFC Master Servicer is obligated to make servicing advances with respect to the Westfield San Francisco Centre Whole Loan in accordance with the servicing standard under the DBJPM 2016-SFC Trust and Servicing Agreement. If the DBJPM 2016-SFC Master Servicer determines that a servicing advance it made with respect to the Westfield San Francisco Centre Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the Westfield San Francisco Centre Whole Loan allocable to the Westfield San Francisco Centre Subordinate Companion Loan, then, from collections on, and proceeds of, the Westfield San Francisco Centre Whole Loan allocable to the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the DBJPM 2016-SFC Securitization Trust, the securitization trust related to the other Westfield San Francisco Centre Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

•	With respect to the Westfield San Francisco Centre Mortgage Loan, prior to the occurrence and continuance of any control termination event under the DBJPM 2016-SFC Trust and Servicing Agreement, the DBJPM 2016-SFC Directing Holder will have the right to terminate the DBJPM

2016-SFC Special Servicer, with or without cause, and appoint the successor DBJPM 2016-SFC Special Servicer that meets the requirements of the DBJPM 2016-SFC Trust and Servicing Agreement.

•	With respect to the Westfield San Francisco Centre Mortgage Loan, after the occurrence and during the continuance of any control termination event under the DBJPM 2016-SFC Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the DBJPM 2016-SFC Trust and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the DBJPM 2016-SFC Certificate Administrator is required to conduct a vote to terminate the DBJPM 2016-SFC Special Servicer. At the written direction of certificate holders representing 75% of the applicable certificateholder quorum required for this vote or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the DBJPM 2016-SFC Trustee will be required to terminate the DBJPM 2016-SFC Special Servicer and appoint a successor DBJPM 2016-SFC Special Servicer.

•	There is no operating advisor (and therefore no operating advisor fee) or asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the DBJPM 2016-SFC Mortgage Trust.

•	If the Westfield San Francisco Centre Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the DBJPM 2016-SFC Directing Holder and the consultation rights of the holders of the Westfield San Francisco Centre Pari Passu Companion Loans) the DBJPM 2016-SFC Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Westfield San Francisco Centre Whole Loan in its entirety. If the DBJPM 2016-SFC Special Servicer determines to sell the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans, then the DBJPM 2016-SFC Special Servicer will have the right and the obligation to sell the Westfield San Francisco Centre Mortgage Loan and the Westfield San Francisco Centre Companion Loans as notes evidencing one whole loan in accordance with the terms of the DBJPM 2016-SFC Trust and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Westfield San Francisco Centre Whole Loan—Sale of Defaulted Westfield San Francisco Centre Whole Loan”.

•	With respect to the Westfield San Francisco Centre Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

•	The DBJPM 2016-SFC Master Servicer and DBJPM 2016-SFC Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

•	The rating agencies rating the securities issued under the DBJPM 2016-SFC Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the DBJPM 2016-SFC Trust and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—Westfield San Francisco Centre Whole Loan” in this prospectus.

Servicing of the Shops at Crystals Mortgage Loan

The Shops at Crystals Mortgage Loan, the Shops at Crystals Companion Loans and any related REO Property are being serviced and administered under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement. While the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The Shops at Crystals Trust 2016-CSTL Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.0025% per annum with respect to the Shops at Crystals Mortgage Loan.

•	Any P&I Advance made by the Shops at Crystals Trust 2016-CSTL Master Servicer or the Shops at Crystals Trust 2016-CSTL Trustee or the master servicer or the trustee for the securitization of the other the Shops at Crystals Companion Loans in respect of a monthly payment on the Shops at Crystals Companion Loans may only be reimbursed out of future payments and collections on the related the Shops at Crystals Companion Loans, or, as and to the extent permitted under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement or the pooling and servicing agreement for the securitization of the other the Shops at Crystals Companion Loans, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loan.

•	Pursuant to the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, the special servicing fee with respect to the Shops at Crystals Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

•	Pursuant to the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, the liquidation fee rate and workout fee rate are both equal to a rate of 0.50% and are not subject to any cap.

•	The Shops at Crystals Trust 2016-CSTL Master Servicer is obligated to make servicing advances with respect to the Shops at Crystals Whole Loan in accordance with the servicing standard under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement. If the Shops at Crystals Trust 2016-CSTL Master Servicer determines that a servicing advance it made with respect to the Shops at Crystals Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first, from collections on, and proceeds of the Shops at Crystals Whole Loan allocable to the Shops at Crystals Subordinate Companion Loans, then, from collections on, and proceeds of, the Shops at Crystals Whole Loan allocable to the Shops at Crystals Mortgage Loan and the Shops at Crystals Pari Passu Companion Loans on a pro rata basis, and then, in respect of the pro rata portions allocable to the Westfield San Francisco Centre Pari Passu Companion Loans and the Westfield San Francisco Centre Mortgage Loan, from general collections on the mortgage loans in the securitization trust related to the Shops at Crystals Pari Passu Companion Loans and the Collection Account, as applicable, on a pro rata basis.

•	With respect to the Shops at Crystals Mortgage Loan, during a Control Period under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, the Shops at Crystals Trust 2016-CSTL Majority Controlling Class Certificateholder will have the right to terminate the Shops at Crystals Trust 2016-CSTL Special Servicer, with or without cause, and appoint the successor Shops at Crystals Trust 2016-CSTL Special Servicer that meets the requirements of the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement.

•	With respect to the Shops at Crystals Mortgage Loan, after the occurrence and during the continuance of any Consultation Period under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement, at the written direction of holders of principal balance certificates under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the Shops at Crystals Trust 2016-CSTL Certificate Administrator is required to conduct a vote to terminate the Shops at Crystals Trust 2016-CSTL Special Servicer. At the written direction of certificate holders representing 66-2/3% of the applicable certificateholder quorum required for this vote, the Shops at Crystals Trust 2016-CSTL Trustee will be required to terminate the Shops at Crystals Trust 2016-CSTL Special Servicer and appoint a successor Shops at Crystals Trust 2016-CSTL Special Servicer.

•	There is no operating advisor (and therefore no operating advisor fee) or asset representations reviewer (and therefore no asset representations reviewer asset review fee) with respect to the Shops at Crystals Trust 2016-CSTL Mortgage Trust.

•	If the Shops at Crystals Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the Shops at Crystals Trust 2016-CSTL Majority Controlling Class Certificateholder) the Shops at Crystals Trust 2016-CSTL Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Shops at Crystals Whole Loan in its entirety. If the Shops at Crystals Trust 2016-CSTL Special Servicer determines to sell the Shops at Crystals Mortgage Loan and the Shops at Crystals Companion Loans, then the Shops at Crystals Trust 2016-CSTL Special Servicer will have the right and the obligation to sell the Shops at Crystals Mortgage Loan and the Shops at Crystals Companion Loans as notes evidencing one whole loan in accordance with the terms of the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—Shops at Crystals Whole Loan—Sale of Defaulted Shops at Crystals Whole Loan”.

•	With respect to the Shops at Crystals Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

•	The Shops at Crystals Trust 2016-CSTL Master Servicer and Shops at Crystals Trust 2016-CSTL Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

•	The rating agencies rating the securities issued under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—Shops at Crystals Whole Loan” in this prospectus.

Servicing of the Opry Mills Mortgage Loan

The Opry Mills Mortgage Loan, the Opry Mills Pari Passu Companion Loans and any related REO Property are being serviced and administered under the JPMCC 2016-JP2 Pooling and Servicing Agreement. While the JPMCC 2016-JP2 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the JPMCC 2016-JP2 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the JPMCC 2016-JP2 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The JPMCC 2016-JP2 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.00250% per annum with respect to the Opry Mills Mortgage Loan.

•	Any P&I Advance made by the JPMCC 2016-JP2 Master Servicer, the JPMCC 2016-JP2 Trustee, the JPMCC 2016-JP2 Master Servicer or the JPMCC 2016-JP2 Trustee, as applicable, in respect of a monthly payment on the related Opry Mills Pari Passu Companion Loan may only be reimbursed out of future payments and collections on the related Opry Mills Pari Passu Companion Loan, or, as and to the extent permitted under the JPMCC 2016-JP2 Pooling and Servicing Agreement or the JPMCC 2016-JP2 Pooling and Servicing Agreement, on other loans included in the JPMCC 2016-JP2 Securitization Trust or JPMCC 2016-JP2 Securitization Trust, respectively, but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the JPMCC 2016-JP2 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Opry Mills Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, and the JPMCC 2016-JP2 PSA provides that the JPMCC 2016-JP2 Special Servicer will be entitled to a minimum workout fee and liquidation fee of $25,000.

•	The JPMCC 2016-JP2 Master Servicer is obligated to make servicing advances with respect to the Opry Mills Whole Loan in accordance with the servicing standard under the JPMCC 2016-JP2 Pooling and Servicing Agreement. If the JPMCC 2016-JP2 Master Servicer determines that a servicing advance it made with respect to the Opry Mills Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Opry Mills Mortgage Loan and the related Opry Mills Pari Passu Companion Loans, on a pro rata basis, and then from general collections on the mortgage loans in the JPMCC 2016-JP2 Securitization Trust, the JPMCC 2016-JP2 Securitization Trust and the Collection Account, on a pro rata basis.

•	With respect to the Opry Mills Mortgage Loan, prior to the occurrence and continuance of any control termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement, the JPMCC 2016-JP2 Directing Certificateholder will have the right to terminate the JPMCC 2016-JP2 Special Servicer, with or without cause, and appoint the successor JPMCC 2016-JP2 Special Servicer that meets the requirements of the JPMCC 2016-JP2 Pooling and Servicing Agreement.

•	In addition, with respect to the Opry Mills Mortgage Loan, after the occurrence and during the continuance of any control termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the JPMCC 2016-JP2 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the JPMCC 2016-JP2 Certificate Administrator is required to conduct a vote to terminate the JPMCC 2016-JP2 Special Servicer. At the written direction of certificate holders representing 75% of the applicable certificateholder quorum required for this vote, the JPMCC 2016-JP2 Trustee will be required to terminate the JPMCC 2016-JP2 Special Servicer and appoint a successor JPMCC 2016-JP2 Special Servicer.

•	In addition, with respect to the Opry Mills Mortgage Loan, following the occurrence of a consultation termination event under the JPMCC 2016-JP2 Pooling and Servicing Agreement, if the JPMCC 2016-JP2 Operating Advisor determines that the JPMCC 2016-JP2 Special Servicer is not performing its duties under the JPMCC 2016-JP2 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the JPMCC 2016-JP2 Operating Advisor will have the right to recommend the replacement of the JPMCC 2016-JP2 Special Servicer.

•	If the Opry Mills Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the JPMCC 2016-JP2 Directing Certificateholder and the consultation rights of the holders of the Opry Mills Pari Passu Companion Loans) the JPMCC 2016-JP2 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower; or (iii) sell the Opry Mills Whole Loan in its entirety. The issuing entity, as the holder of the Opry Mills Mortgage Loan, will have the right to consent to a sale of a defaulted loan in the event that the JPMCC 2016-JP2 Special Servicer fails to provide certain notices and information regarding such sale in accordance with the terms of the related Intercreditor Agreement. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—The Opry Mills Whole Loan—Sale of Defaulted Mortgage Loan”.

•	With respect to the Opry Mills Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA, except that inspection obligations commence in the year 2016.

•	The JPMCC 2016-JP2 Master Servicer and JPMCC 2016-JP2 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—Opry Mills Whole Loan” in this prospectus.

Servicing of the Intercontinental Kansas City Hotel Mortgage Loan

The Intercontinental Kansas City Hotel Mortgage Loan, the Intercontinental Kansas City Hotel Pari Passu Companion Loans and any related REO Property are being serviced and administered under the COMM 2016-DC2 Pooling and Servicing Agreement. While the COMM 2016-DC2 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the COMM 2016-DC2 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the COMM 2016-DC2 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The COMM 2016-DC2 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.0025% per annum with respect to the Intercontinental Kansas City Hotel Mortgage Loan.

•	Any P&I Advance made by the COMM 2016-DC2 Master Servicer or the COMM 2016-DC2 Trustee or the master servicer or the trustee for the securitization of the other Intercontinental Kansas City Hotel Pari Passu Companion Loan in respect of a monthly payment on the Intercontinental Kansas City Hotel Pari Passu Companion Loans may only be reimbursed out of future payments and collections on the related Intercontinental Kansas City Hotel Pari Passu Companion Loan, or, as and to the extent permitted under the COMM 2016-DC2 Pooling and Servicing Agreement or the pooling and servicing agreement for the securitization of the other Intercontinental Kansas City Hotel Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the COMM 2016-DC2 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Intercontinental Kansas City Hotel Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

•	The COMM 2016-DC2 Master Servicer is obligated to make servicing advances with respect to the Intercontinental Kansas City Hotel Whole Loan in accordance with the servicing standard under the COMM 2016-DC2 Pooling and Servicing Agreement. If the COMM 2016-DC2 Master Servicer determines that a servicing advance it made with respect to the Intercontinental Kansas

City Hotel Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Intercontinental Kansas City Hotel Mortgage Loan and the Intercontinental Kansas City Hotel Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the COMM 2016-DC2 Securitization Trust, the securitization trust related to the other Intercontinental Kansas City Hotel Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

•	With respect to the Intercontinental Kansas City Hotel Mortgage Loan, prior to the occurrence and continuance of any control termination event under the COMM 2016-DC2 Pooling and Servicing Agreement, the COMM 2016-DC2 Directing Certificateholder will have the right to terminate the COMM 2016-DC2 Special Servicer, with or without cause, and appoint the successor COMM 2016-DC2 Special Servicer that meets the requirements of the COMM 2016-DC2 Pooling and Servicing Agreement.

•	With respect to the Intercontinental Kansas City Hotel Mortgage Loan, after the occurrence and during the continuance of any control termination event under the COMM 2016-DC2 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the COMM 2016-DC2 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the COMM 2016-DC2 Certificate Administrator is required to conduct a vote to terminate the COMM 2016-DC2 Special Servicer. At the written direction of certificate holders representing at least 75% of the applicable certificateholder quorum required for this vote or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the COMM 2016-DC2 Trustee will be required to terminate the COMM 2016-DC2 Special Servicer and appoint a successor COMM 2016-DC2 Special Servicer.

•	With respect to the Intercontinental Kansas City Hotel Mortgage Loan, following the occurrence of a consultation termination event under the COMM 2016-DC2 Pooling and Servicing Agreement, if the COMM 2016-DC2 Operating Advisor determines that the COMM 2016-DC2 Special Servicer is not performing its duties under the COMM 2016-DC2 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the COMM 2016-DC2 Operating Advisor will have the right to recommend the replacement of the COMM 2016-DC2 Special Servicer.

•	If the Intercontinental Kansas City Hotel Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the COMM 2016-DC2 Directing Certificateholder and the consultation rights of the holders of the Intercontinental Kansas City Hotel Pari Passu Companion Loans) the COMM 2016-DC2 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Intercontinental Kansas City Hotel Whole Loan in its entirety. If the Intercontinental Kansas City Hotel Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the COMM 2016-DC2 Pooling and Servicing Agreement, the COMM 2016-DC2 Special Servicer will be required to sell the Intercontinental Kansas City Hotel Mortgage Loan together with the Intercontinental Kansas City Hotel Companion Loan as a single whole loan. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—Intercontinental Kansas City Hotel Whole Loan—Sale of Defaulted Mortgage Loan”.

•	With respect to the Intercontinental Kansas City Hotel Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA, except that inspection obligations commence in the year 2016.

•	The COMM 2016-DC2 Master Servicer and COMM 2016-DC2 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

•	The rating agencies rating the securities issued under the COMM 2016-DC2 Pooling and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the COMM 2016-DC2 Pooling and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—Intercontinental Kansas City Hotel Whole Loan” in this prospectus.

Servicing of the Williamsburg Premium Outlets Mortgage Loan

The Williamsburg Premium Outlets Mortgage Loan, the Williamsburg Premium Outlets Pari Passu Companion Loans and any related REO Property are being serviced and administered under the DBJPM 2016-C1 Pooling and Servicing Agreement. While the DBJPM 2016-C1 Pooling and Servicing Agreement and the PSA both address similar servicing matters, the servicing arrangements under the DBJPM 2016-C1 Pooling and Servicing Agreement differ in certain respects from the servicing arrangements under the PSA. In that regard, in the case of the DBJPM 2016-C1 Pooling and Servicing Agreement, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in expected servicing provisions between such Non-Serviced PSA and the PSA:

•	The DBJPM 2016-C1 Master Servicer will earn a primary servicing fee (which includes any sub-servicing fee) of 0.0025% per annum with respect to the Williamsburg Premium Outlets Mortgage Loan.

•	Any P&I Advance made by the DBJPM 2016-C1 Master Servicer or the DBJPM 2016-C1 Trustee or the master servicer or the trustee for the securitization of the other Williamsburg Premium Outlets Pari Passu Companion Loan in respect of a monthly payment on the Williamsburg Premium Outlets Pari Passu Companion Loans may only be reimbursed out of future payments and collections on the related Williamsburg Premium Outlets Pari Passu Companion Loan, or, as and to the extent permitted under the DBJPM 2016-C1 Pooling and Servicing Agreement or the pooling and servicing agreement for the securitization of the other Williamsburg Premium Outlets Pari Passu Companion Loan, on other loans included in the related securitization trust, but not out of payments or other collections on the Mortgage Loans.

•	Pursuant to the DBJPM 2016-C1 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Williamsburg Premium Outlets Mortgage Loan will be generally similar to the corresponding fee payable under the PSA.

•	The DBJPM 2016-C1 Master Servicer is obligated to make servicing advances with respect to the Williamsburg Premium Outlets Whole Loan in accordance with the servicing standard under the DBJPM 2016-C1 Pooling and Servicing Agreement. If the DBJPM 2016-C1 Master Servicer determines that a servicing advance it made with respect to the Williamsburg Premium Outlets Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed first from collections on, and proceeds of, the Williamsburg Premium Outlets Mortgage Loan and the Williamsburg Premium Outlets Pari Passu Companion Loans on a pro rata basis, and then from general collections on the mortgage loans in the DBJPM 2016-C1 Securitization Trust, the securitization trust related to the other Williamsburg Premium Outlets Pari Passu Companion Loan and the Collection Account, on a pro rata basis.

•	With respect to the Williamsburg Premium Outlets Mortgage Loan, prior to the occurrence and continuance of any control termination event under the DBJPM 2016-C1 Pooling and Servicing Agreement, the DBJPM 2016-C1 Directing Certificateholder will have the right to terminate the DBJPM 2016-C1 Special Servicer, with or without cause, and appoint the successor DBJPM

2016-C1 Special Servicer that meets the requirements of the DBJPM 2016-C1 Pooling and Servicing Agreement.

•	With respect to the Williamsburg Premium Outlets Mortgage Loan, after the occurrence and during the continuance of any control termination event under the DBJPM 2016-C1 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the DBJPM 2016-C1 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates (taking into account the application of any appraisal reduction amounts to notionally reduce the certificate balances of those certificates), the DBJPM 2016-C1 Certificate Administrator is required to conduct a vote to terminate the DBJPM 2016-C1 Special Servicer. At the written direction of certificate holders representing at least 75% of the applicable certificateholder quorum required for this vote or certificate holders of non-reduced certificates representing more than 50% of the voting rights of each class of non-reduced certificates, the DBJPM 2016-C1 Trustee will be required to terminate the DBJPM 2016-C1 Special Servicer and appoint a successor DBJPM 2016-C1 Special Servicer.

•	With respect to the Williamsburg Premium Outlets Mortgage Loan, following the occurrence of a consultation termination event under the DBJPM 2016-C1 Pooling and Servicing Agreement, if the DBJPM 2016-C1 Operating Advisor determines that the DBJPM 2016-C1 Special Servicer is not performing its duties under the DBJPM 2016-C1 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the DBJPM 2016-C1 Operating Advisor will have the right to recommend the replacement of the DBJPM 2016-C1 Special Servicer.

•	If the Williamsburg Premium Outlets Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent/consultation rights of the DBJPM 2016-C1 Directing Certificateholder and the consultation rights of the holders of the Williamsburg Premium Outlets Pari Passu Companion Loans) the DBJPM 2016-C1 Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Properties; (ii) negotiate a workout with the related borrower; or (iii) sell the Williamsburg Premium Outlets Whole Loan in its entirety. If the Williamsburg Premium Outlets Whole Loan becomes a defaulted mortgage loan pursuant to the terms of the DBJPM 2016-C1 Pooling and Servicing Agreement, the DBJPM 2016-C1 Special Servicer will be required to sell the Williamsburg Premium Outlets Mortgage Loan together with the Williamsburg Premium Outlets Companion Loan as a single whole loan. See “—Sale of Defaulted Loans and REO Properties” above and “Description of the Mortgage Pool—The Whole Loans—Williamsburg Premium Outlets Whole Loan—Sale of Defaulted Mortgage Loan”.

•	With respect to the Williamsburg Premium Outlets Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA, except that inspection obligations commence in the year 2016.

•	The DBJPM 2016-C1 Master Servicer and DBJPM 2016-C1 Special Servicer (a) have substantially similar rights related to resignation and (b) are subject to servicer termination events substantially similar to those in the PSA.

•	The rating agencies rating the securities issued under the DBJPM 2016-C1 Trust and Servicing Agreement vary from the rating agencies rating the certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events and eligibility requirements for service providers) to be different under the DBJPM 2016-C1 Trust and Servicing Agreement than under the PSA.

See also “Description of the Mortgage Pool—The Whole Loans—Williamsburg Premium Outlets Whole Loan” in this prospectus.

Servicing of the Servicing Shift Whole Loan

The servicing of the U-Haul AREC Portfolio Whole Loan, the Servicing Shift Whole Loan, is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of the related Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the related Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA are unknown. See “Risk Factors—The Servicing of Servicing Shift Whole Loans Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—U-Haul AREC Portfolio Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i)(A) the applicable replacement master servicer or special servicer has been appointed as a master servicer or special servicer, as applicable, on a transaction-level basis on the closing date of a commercial mortgage loan securitization and, as of the date of such determination, is the master servicer or special servicer, as applicable, of such securitization, with respect to which Moody’s rated one or more classes of certificates and one or more classes of such certificates are still outstanding and rated by Moody’s and (B) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of Moody’s, Fitch and KBRA.

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

•	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

•	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class R certificates) for the Mortgage Loans remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of all of the Mortgage Loans as of the Cut-off Date. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)   to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)   to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)   to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)   to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, either Trust REMIC or the Grantor Trust that would be a claim against the issuing entity, Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)   to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)    to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)   to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)   to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)    to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; and

(j)    to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “A2” by Moody’s and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “Baa2” by Moody’s and “A-” by Fitch, (b) it has a rating on its short-term debt obligations of at least “P-2” by Moody’s and “F1” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A2” by Moody’s and “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a sale pursuant to a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

New York

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

Arizona

Mortgage loans in Arizona are generally secured by deeds of trust on the related real estate. A deed of trust is normally enforced in Arizona by exercise of the trustee’s power of sale through a non-judicial trustee’s sale. A non-judicial foreclosure sale is commenced by the recording of a notice of trustee’s sale setting a sale date not earlier than 90 days after the date the notice is recorded. After recording, the notice must be posted and copies sent to the borrower and other parties having an interest in the encumbered real property, all in the manner required by statute. No redemption rights are available after a non-judicial trustee’s foreclosure sale. If permitted by the loan documents, a deficiency may be recovered after a trustee’s sale by commencement of a judicial action within the time period required by statute. The amount of a deficiency judgment is limited to (i) the total debt owed to the lender as of the date of the trustee’s sale less (ii) the greater of (a) the fair market value of the property on the date of sale as determined by the court or (b) the sale price at the trustee’s sale. A deed of trust may also be foreclosed as a mortgage, but that procedure is not commonly utilized because of the additional time and cost involved and the redemption rights afforded the borrower and junior lienholders.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personality necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller, originator and sponsor, and Deutsche Bank AG, New York Branch, an originator. JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller and a sponsor.

Deutsche Bank AG, New York Branch (an affiliate of GACC) currently holds certain of the Westfield San Francisco Centre Companion Loans and the U-Haul AREC Portfolio Companion Loan. However, Deutsche Bank AG, New York Branch intends to sell such Companion Loans in connection with one or more future securitizations. JPMCB currently holds certain of the Westfield San Francisco Centre Companion Loans, certain of the 693 Fifth Avenue Companion Loans, certain of the Shops at Crystals Companion Loans and one of the Opry Mills Companion Loans. However, JPMCB intends to sell such Companion Loans in connection with one or more future securitizations.

Wells Fargo Bank, National Association, the trustee, certificate administrator, custodian, certificate registrar and 17g-5 information provider, is also (i) the master servicer under the DBJPM 2016-SFC Trust and Servicing Agreement, (ii) the trustee certificate administrator and custodian under the Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement with respect to the Shops at Crystals Whole Loan, (iii) the master servicer under the COMM 2016-DC2 Pooling and Servicing Agreement with respect to the Intercontinental Kansas City Hotel Whole Loan, (iv) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the JPMCC 2016-JP2 Pooling and Servicing Agreement with respect to the Opry Mills Whole Loan, (v) the master servicer under the DPJPM 2016-SFC Trust and Servicing Agreement with respect to the Westfield San Francisco Centre Whole Loan and (vi) the master servicer, certificate administrator, custodian, 17g-5 information provider and certificate registrar under the DBJPM 2016-C1 Pooling and Servicing Agreement with respect to the Williamsburg Premium Outlets Whole Loan.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 13 of the Mortgage Loans to be contributed to this securitization by GACC (excluding the Westfield San Francisco Centre Mortgage Loan), representing approximately 28.3% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Midland Loan Services, a Division of PNC Bank, National Association, on the other hand, Midland Loan Services, a Division of PNC Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, four of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 7.3% of the Initial Pool Balance.

With respect to the Westfield San Francisco Centre Mortgage Loan, representing approximately 9.4% of the Initial Pool Balance, which will be contributed to this securitization jointly by GACC and JPMCB, Wells Fargo Bank, National Association acts as interim servicer prior to such Mortgage Loan’s inclusion in the securitization.

As of March 31, 2016, an affiliate of Midland owns approximately 21% voting interest in BlackRock Inc., an affiliate of BlackRock Realty Advisors, Inc., and has certain rights under a shareholder agreement with respect to corporate governance, including membership on the board of directors. BlackRock Realty Advisors, Inc., as agent for its managed account, is expected to be designated as the initial Directing Certificateholder, and Midland is expected to act as the master servicer and the special servicer.

Midland assisted BlackRock Realty Advisors, Inc. (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool.

Midland is also the special servicer under the DBJPM 2016-C1 Pooling and Servicing Agreement with respect to the Williamsburg Premium Outlets Whole Loan.

Park Bridge Lender Services LLC is also the operating advisor under the COMM 2016-DC2 Pooling and Servicing Agreement with respect to the Intercontinental Kansas City Hotel Whole Loan and the DBJPM 2016-C1 Pooling and Servicing Agreement with respect to the Williamsburg Premium Outlets Whole Loan.

Park Bridge Lender Services LLC is also the asset representations reviewer under the COMM 2016-DC2 Pooling and Servicing Agreement with respect to the Intercontinental Kansas City Hotel Whole Loan and the DBJPM 2016-C1 Pooling and Servicing Agreement with respect to the Williamsburg Premium Outlets Whole Loan.

Four (4) of the GACC Mortgage Loans, representing in the aggregate approximately 5.3% of the Initial Pool Balance, were originated by Pillar Multifamily, LLC and subsequently sold to GACC. The Mortgage Loans were underwritten by GACC in accordance with GACC’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation” above.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 700,467,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	$ 44,687,000	Class B
Class X-C	$ 82,671,000	Class C, Class D

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$700,467,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M
Class X-B	$44,687,000	Class B
Class X-C	$82,671,000	Class C, Class D

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Regular Certificate (other than the Class X Certificates) refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Regular Certificate (other than the Class X Certificates) will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan)

during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

•	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 10th day of the related month, beginning in September 2016;

•	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

•	the Mortgage Loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

•	in the case of each Mortgage Loan (other than the Westfield San Francisco Centre Mortgage Loan and the Shops at Crystals Mortgage Loan), any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

•	in the case of the Westfield San Francisco Centre Mortgage Loan, any principal prepayments on the Westfield San Francisco Centre Whole Loan will be received on its Due Date at the respective levels of CPR set forth in the tables below and further allocated to the Westfield San Francisco Centre Mortgage Loan in accordance with the payment priority set forth in the Intercreditor Agreement;

•	in the case of the Shops at Crystals Mortgage Loan, any principal prepayments on the Shops at Crystals Whole Loan will be received on its Due Date at the respective levels of CPR set forth in the tables below and further allocated to the Shops at Crystals Mortgage Loan in accordance with the payment priority set forth in the Intercreditor Agreement;

•	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

•	the Closing Date occurs on August 11, 2016;

•	each ARD Loan prepays in full on the related Anticipated Repayment Date;

•	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

•	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

•	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

•	no additional trust fund expenses are incurred;

•	no property releases (or related re-amortizations) occur;

•	the optional termination is not exercised; and

•	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2017	86%	86%	86%	86%	86%
August 2018	71%	71%	71%	71%	71%
August 2019	49%	49%	49%	49%	49%
August 2020	26%	26%	26%	26%	26%
August 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.87	2.87	2.86	2.86	2.86

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	5.00	5.00	4.99	4.98	4.81

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.91	6.89	6.87	6.83	6.58

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	79%	79%	79%	79%	79%
August 2023	56%	56%	56%	56%	57%
August 2024	34%	34%	34%	34%	34%
August 2025	10%	10%	10%	10%	10%
August 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.30	7.30	7.30	7.30	7.30

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	99%	94%
August 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.70	9.65	9.60	9.55	9.33

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.91	9.91	9.89	9.85	9.61

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.93	9.91	9.91	9.91	9.68

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	10.00	9.99	9.95	9.91	9.75

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
August 2017	100%	100%	100%	100%	100%
August 2018	100%	100%	100%	100%	100%
August 2019	100%	100%	100%	100%	100%
August 2020	100%	100%	100%	100%	100%
August 2021	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	10.00	10.00	10.00	9.98	9.75

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from August 1, 2016 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.5000%	1.6739%	1.6740%	1.6742%	1.6743%	1.6746%
99.7500%	1.5834%	1.5834%	1.5835%	1.5836%	1.5837%
100.0000%	1.4932%	1.4932%	1.4932%	1.4931%	1.4931%
100.2500%	1.4033%	1.4032%	1.4031%	1.4031%	1.4029%
100.5000%	1.3137%	1.3136%	1.3134%	1.3133%	1.3130%
Weighted Average Life (years)	2.87	2.87	2.86	2.86	2.86

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.5000%	1.9895%	1.9895%	1.9895%	1.9897%	1.9931%
99.7500%	1.9364%	1.9364%	1.9364%	1.9365%	1.9380%
100.0000%	1.8835%	1.8835%	1.8835%	1.8834%	1.8831%
100.2500%	1.8307%	1.8307%	1.8306%	1.8305%	1.8283%
100.5000%	1.7781%	1.7781%	1.7780%	1.7778%	1.7737%
Weighted Average Life (years)	5.00	5.00	4.99	4.98	4.81

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.5000%	2.4437%	2.4439%	2.4441%	2.4445%	2.4470%
99.7500%	2.4039%	2.4040%	2.4041%	2.4043%	2.4054%
100.0000%	2.3643%	2.3643%	2.3642%	2.3642%	2.3639%
100.2500%	2.3248%	2.3246%	2.3245%	2.3242%	2.3225%
100.5000%	2.2853%	2.2851%	2.2848%	2.2844%	2.2812%
Weighted Average Life (years)	6.91	6.89	6.87	6.83	6.58

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	2.3831%	2.3831%	2.3831%	2.3831%	2.3833%
102.7500%	2.3459%	2.3459%	2.3459%	2.3459%	2.3461%
103.0000%	2.3088%	2.3088%	2.3088%	2.3088%	2.3090%
103.2500%	2.2718%	2.2718%	2.2718%	2.2718%	2.2720%
103.5000%	2.2348%	2.2348%	2.2348%	2.2348%	2.2351%
Weighted Average Life (years)	7.30	7.30	7.30	7.30	7.30

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.5000%	2.5798%	2.5795%	2.5792%	2.5789%	2.5775%
100.7500%	2.5505%	2.5500%	2.5496%	2.5491%	2.5471%
101.0000%	2.5213%	2.5206%	2.5201%	2.5195%	2.5169%
101.2500%	2.4921%	2.4913%	2.4907%	2.4899%	2.4867%
101.5000%	2.4630%	2.4621%	2.4613%	2.4604%	2.4566%
Weighted Average Life (years)	9.70	9.65	9.60	9.55	9.33

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	2.6095%	2.6095%	2.6089%	2.6077%	2.6013%
102.7500%	2.5810%	2.5810%	2.5804%	2.5791%	2.5720%
103.0000%	2.5526%	2.5526%	2.5519%	2.5505%	2.5428%
103.2500%	2.5243%	2.5243%	2.5235%	2.5220%	2.5137%
103.5000%	2.4960%	2.4960%	2.4952%	2.4935%	2.4846%
Weighted Average Life (years)	9.91	9.91	9.89	9.85	9.61

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
11.6550%	4.0644%	4.0194%	3.9668%	3.8898%	3.4649%
11.6675%	4.0398%	3.9948%	3.9421%	3.8651%	3.4399%
11.6800%	4.0152%	3.9702%	3.9175%	3.8404%	3.4149%
11.6925%	3.9907%	3.9456%	3.8929%	3.8157%	3.3900%
11.7050%	3.9662%	3.9211%	3.8683%	3.7911%	3.3651%

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	2.7600%	2.7597%	2.7597%	2.7597%	2.7535%
102.7500%	2.7313%	2.7309%	2.7309%	2.7309%	2.7242%
103.0000%	2.7027%	2.7023%	2.7023%	2.7023%	2.6950%
103.2500%	2.6742%	2.6738%	2.6738%	2.6738%	2.6658%
103.5000%	2.6457%	2.6453%	2.6453%	2.6453%	2.6368%
Weighted Average Life (years)	9.93	9.91	9.91	9.91	9.68

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.5000%	2.9837%	2.9835%	2.9825%	2.9815%	2.9771%
102.7500%	2.9548%	2.9546%	2.9536%	2.9525%	2.9476%
103.0000%	2.9261%	2.9258%	2.9247%	2.9235%	2.9183%
103.2500%	2.8974%	2.8972%	2.8959%	2.8946%	2.8890%
103.5000%	2.8688%	2.8685%	2.8672%	2.8658%	2.8598%
Weighted Average Life (years)	10.00	9.99	9.95	9.91	9.75

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
97.0000%	3.9257%	3.9257%	3.9256%	3.9266%	3.9327%
97.2500%	3.8945%	3.8945%	3.8944%	3.8953%	3.9008%
97.5000%	3.8634%	3.8633%	3.8633%	3.8641%	3.8690%
97.7500%	3.8324%	3.8323%	3.8323%	3.8331%	3.8373%
98.0000%	3.8014%	3.8014%	3.8014%	3.8021%	3.8057%
Weighted Average Life (years)	10.00	10.00	10.00	9.98	9.75

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-C, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates (in the case of the Class H certificates, excluding the right to receive Excess Interest), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (i) the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code and (ii) the Class H certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata.

A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interest in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, 2 of the Mortgaged Properties securing 2 Mortgage Loans representing 2.8% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. The Regular Interest will represent newly originated debt instruments for federal income tax purposes. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class C certificates will be issued with original issue discount for federal income tax purposes.

In addition, it is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions“, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest Holder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase.

For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-C, Class A-M, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-C, Class A-M, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-C, Class A-M, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015 President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the REMIC and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the regular interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the regular interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the regular interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a regular interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the regular interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a regular interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The trustee or certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the trustee or certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the regular interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own regular interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC
Class A-1	$33,545,000	$0
Class A-2	$6,084,000	$0
Class A-3	$11,000,000	$0
Class A-SB	$41,000,000	$4,000,000
Class A-4	$250,000,000	$0
Class A-5	$279,987,000	$0
Class X-A	$700,467,000	$0
Class A-M	$74,851,000	$0
Class B	$44,687,000	$0
Class C	$36,867,000	$0

Class	Academy Securities, Inc.
Class A-1	$0
Class A-2	$0
Class A-3	$0
Class A-SB	$0
Class A-4	$0
Class A-5	$0
Class X-A	$0
Class A-M	$0
Class B	$0
Class C	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 112.362109798386% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from August 1, 2016, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $4,850,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC and (ii) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206705)(the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E, as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the

Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the distribution date in August 2049. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

With respect to the Mortgaged Property identified as 693 Fifth Avenue on Annex A-1 to this prospectus, prospective investors should note that the borrower sponsor owns a 20.0% non-controlling equity interest in the parent company of one of the NRSROs engaged by the depositor to rate the certificates.

Index of Defined Terms

17g-5 Information Provider	252
1986 Act	404
1996 Act	384
2015 Budget Act	411
401(c) Regulations	421
693 Fifth Avenue Companion Loans	176
693 Fifth Avenue Intercreditor Agreement	176
693 Fifth Avenue Mortgage Loan	176
693 Fifth Avenue Non-Controlling Note Holder	177
693 Fifth Avenue Noteholders	176
693 Fifth Avenue Whole Loan	176
A Notes	178
AB Modified Loan	297
Acceptable Insurance Default	301
Accrued AB Loan Interest	237
Acting General Counsel’s Letter	116
Actual/360 Basis	151
Actual/360 Loans	276
ADA	386
Administrative Cost Rate	233
ADR	119
Advances	272
Affirmative Asset Review Vote	332
Allocated Loan Amount	120
Annual Debt Service	120
Anticipated Repayment Date	152
Appraisal Reduction Amount	294
Appraisal Reduction Event	293
Appraised Value	120
Appraised-Out Class	298
ARD Loan	152
Assessment of Compliance	365
Asset Representations Reviewer Asset Review Fee	292
Asset Representations Reviewer Fee Cap	292
Asset Representations Reviewer Termination Event	336
Asset Review	333
Asset Review Notice	332
Asset Review Quorum	332
Asset Review Report	334
Asset Review Report Summary	334
Asset Review Standard	333
Asset Review Trigger	330
Asset Review Vote Election	332
Asset Status Report	307
Assumed Final Distribution Date	240
Assumed Scheduled Payment	234
Attestation Report	365

Available Funds	227
B Notes	178
Balloon Balance	120
Balloon LTV	121
Base Interest Fraction	239
Benefit Plan Investors	418
Borrower Party	246
Borrower Party Affiliate	246
Breach Notice	263
BSCMI	206
C Notes	178
C(WUMP)O	15
Center 21 Companion Loan	185
Center 21 Intercreditor Agreement	186
Center 21 Mortgage Loan	185
Center 21 Non-Controlling Note Holder	187
Center 21 Noteholders	186
Center 21 Whole Loan	185
CERCLA	384
Certificate Administrator/Trustee Fee	291
Certificate Administrator/Trustee Fee Rate	291
Certificate Balance	226
Certificate Owners	254
Certificateholder	247
Certificateholder Quorum	339
Certificateholder Repurchase Request	348
Certifying Certificateholder	256
Class A Certificates	225
Class A-SB Planned Principal Balance	235
Class X Certificates	225
Clearstream	253
Clearstream Participants	255
Closing Date	119
CMBS	49, 198
Code	402
Collateral Deficiency Amount	297
Collection Account	275
Collection Period	228
COMM 2016-DC2 Asset Representations Reviewer	193
COMM 2016-DC2 Certificate Administrator	193
COMM 2016-DC2 Directing Certificateholder	194, 196
COMM 2016-DC2 Master Servicer	193
COMM 2016-DC2 Operating Advisor	193
COMM 2016-DC2 Pooling and Servicing Agreement	193
COMM 2016-DC2 Special Servicer	193
COMM 2016-DC2 Trustee	193
Communication Request	257

Companion A Notes	178
Companion B Notes	178
Companion Loan	118
Companion Loan Holder	163
Compensating Interest Payment	241
Complaint	216
Constant Prepayment Rate	393
Consultation Termination Event	320
Control Eligible Certificates	315
Control Termination Event	320
Controlling Class	315
Controlling Class Certificateholder	315
Controlling Companion Loan	163
Corrected Loan	307
CPR	393
CREFC®	244
CREFC® Intellectual Property Royalty License Fee	293
CREFC® Intellectual Property Royalty License Fee Rate	293
CREFC® Reports	244
Crossover Date	231
Cumulative Appraisal Reduction Amount	297, 298
Cure Event	175
Cure Payment	175
Cure/Contest Period	334
Current LTV	121
Custodian	216
Cut-off Date	118
Cut-off Date Balance	120
Cut-off Date LTV Ratio	121
Cut-off Date UW NCF	123
D Notes	178
Daily Portions	406
DB Originators	201
DBJPM 2016-C1 Asset Representations Reviewer	195
DBJPM 2016-C1 Certificate Administrator	195
DBJPM 2016-C1 Master Servicer	195
DBJPM 2016-C1 Operating Advisor	195
DBJPM 2016-C1 Pooling and Servicing Agreement	195
DBJPM 2016-C1 Special Servicer	195
DBJPM 2016-C1 Trustee	195
DBJPM 2016-SFC Certificate Administrator	167
DBJPM 2016-SFC Controlling Class	174
DBJPM 2016-SFC Controlling Class Certificateholder	174
DBJPM 2016-SFC Master Servicer	167
DBJPM 2016-SFC Special Servicer	167
DBJPM 2016-SFC Subordinate Consultation Period	174

DBJPM 2016-SFC Subordinate Control Period	173
DBJPM 2016-SFC Trust and Servicing Agreement	167
DBJPM 2016-SFC Trustee	167
Debt Service Coverage Ratio	124
Defaulted Loan	312
Defeasance Deposit	156
Defeasance Loans	156
Defeasance Lock-Out Period	156
Defeasance Option	156
Definitive Certificate	253
Delinquent Loan	331
Depositaries	254
Depositor	214
Determination Date	227
Diligence File	260
Directing Certificateholder	315
Disclosable Special Servicer Fees	290
Discount Rate	152
Dispute Resolution Consultation	350
Dispute Resolution Cut-off Date	350
Distribution Accounts	276
Distribution Date	227
District Court	216
DMARC	199
Dodd-Frank Act	103
DOL	418
Draft CRR Amendment Regulation	103
DSCR	124
DTC	253
DTC Participants	254
DTC Rules	255
Due Date	151, 228
E Notes	178
EDGAR	417
ELI Loan	130, 162
ELI Restrictions	130, 162
Eligible Asset Representations Reviewer	335
Eligible Operating Advisor	326
ELIHA	130
Enforcing Party	348
Enforcing Servicer	348
ESA	136, 203, 211
Escrow/Reserve Mitigating Circumstances	205, 213
EU Risk Retention and Due Diligence Requirements	103
Euroclear	253
Euroclear Operator	255
Euroclear Participants	255
Excess Interest	226
Excess Interest Distribution Account	276
Excess Prepayment Interest Shortfall	242
Exchange Act	197, 206

Excluded Controlling Class Holder	246
Excluded Controlling Class Loan	247
Excluded Information	247
Excluded Loan	247
Excluded Plan	420
Excluded Special Servicer	340
Excluded Special Servicer Mortgage Loan	340
Exemption	418
Exemption Rating Agency	419
FATCA	412
FDIA	115
FDIC	116
FETL	16
FHFC	130
FIEL	17
Final Asset Status Report	323
Final Dispute Resolution Election Notice	351
Financial Promotion Order	13
FIRREA	116, 202, 210
Fitch	326
Florida Housing	162
FPO Persons	14
FSCMA	16
FSMA	14
GACC	198
GACC Data Tape	200
GACC Deal Team	200
GACC Mortgage Loans	199
Gain-on-Sale Reserve Account	276
Garn Act	385
Grace Period	151
Grantor Trust	47, 226, 402
Hard Lockbox	120
High Net Worth Companies, Unincorporated Associations, Etc.	13
ICAP	150
Indirect Participants	254
Initial Pool Balance	118
Initial Rate	152
Initial Requesting Certificateholder	348
In-Place Cash Management	121
Insurance and Condemnation Proceeds	275
Intercontinental Kansas City Hotel Companion Loan	193
Intercontinental Kansas City Hotel Intercreditor Agreement	193
Intercontinental Kansas City Hotel Mortgage Loan	193
Intercontinental Kansas City Hotel Non-Controlling Note Holder	194
Intercontinental Kansas City Hotel Noteholders	193

Intercontinental Kansas City Hotel Whole Loan	193
Intercreditor Agreement	163
Interest Accrual Amount	233
Interest Accrual Period	233
Interest Distribution Amount	233
Interest Payment Differential	153
Interest Reserve Account	276
Interest Shortfall	233
Interested Person	313
Intermediary	412
Investment Company Act	1
Investor Certification	247
Investor Q&A Forum	251
Investor Registry	252
IO Group YM Distribution Amount	238
JPMCB	206
JPMCB Data Tape	208
JPMCB Deal Team	207
JPMCB Mortgage Loans	207
JPMCB’s Qualification Criteria	209
JPMCC 2016-JP2 Asset Representations Reviewer	184
JPMCC 2016-JP2 Certificate Administrator	184
JPMCC 2016-JP2 Master Servicer	183
JPMCC 2016-JP2 Pooling and Servicing Agreement	184
JPMCC 2016-JP2 Special Servicer	183
JPMCC 2016-JP2 Trustee	184
KBRA	326
Largest Tenant	121
Lease Expiration	121
Liquidation Fee	287
Liquidation Proceeds	275, 287
Loan Per Net Rentable Area	121
Loan-Specific Directing Holder	321
Loan-Specific REMIC Distribution Account	276
Loan-to-Value Ratio	121
Loan-to-Value Ratio at Maturity or ARD	121
Loss of Value Payment	264
Lower-Tier Regular Interests	402
Lower-Tier REMIC	47
Lower-Tier REMIC Distribution Account	276
Lower-Tier REMICs	402
LTV Ratio	121
LTV Ratio at Maturity or ARD	121
MAI	266
Major Decision	316
Market Discount	407
MAS	15
Master Servicer Proposed Course of Action Notice	349
Master Servicer Remittance Date	271
Master Servicing Fee	285

Master Servicing Fee Rate	285
Material Defect	263
Maturity Date LTV Ratio	121
Midland	217
MLPA	257
Modeling Assumptions	394
Modification Fees	289
Modified Mortgage Loan	294
Moody’s	326
Mortgage	119
Mortgage File	257
Mortgage Loan Seller	198
Mortgage Loans	118
Mortgage Note	119
Mortgage Pool	118
Mortgage Rate	233
Mortgaged Property	119
Most Recent NOI	122
MSA	122
Net Default Interest	284
Net Mortgage Rate	232
Net Operating Income	122
Net Prepayment Interest Excess	241
NI 33-105	17
NOI	122
NOI Date	122
non-qualified intermediary	412
Nonrecoverable Advance	273
Non-Reduced Certificates	339
Non-Serviced Certificate Administrator	163
Non-Serviced Companion Loan	164
Non-Serviced Master Servicer	164, 220
Non-Serviced Mortgage Loan	165
Non-Serviced PSA	164
Non-Serviced Securitization Trust	165
Non-Serviced Special Servicer	164
Non-Serviced Trustee	164
Non-Serviced Whole Loan	165
Non-U.S. Person	412
Note A	173
Note B	173
Notice of Foreclosure/DIL	175
Notional Amount	226
NRA	122
NRSRO	421
NRSRO	246, 343
NRSRO Certification	248
Occupancy	122
Occupancy Date	122
Offered Certificates	225
Offsetting Modification Fees	290
OID Regulations	405
OLA	116
Operating Advisor Consulting Fee	291
Operating Advisor Fee	291
Operating Advisor Fee Rate	291

Operating Advisor Standard	325
Operating Advisor Termination Event	328
Opry Mills Companion Loans	183
Opry Mills Directing Certificateholder	184
Opry Mills Intercreditor Agreement	183
Opry Mills Mortgage Loan	183
Opry Mills Mortgaged Property	183
Opry Mills Non-Controlling Note Holder	184
Opry Mills Noteholders	183
Opry Mills Whole Loan	183
Original Balance	122
P&I Advance	271
Pads	126
PAR	203, 211
Pari Passu Companion Loan	118
Park Bridge Financial	224
Park Bridge Lender Services	224
Participants	253
Parties in Interest	418
Pass-Through Rate	231
Patriot Act	387
PCIS Persons	14
Periodic Payments	227
Permitted Investments	227, 277
Permitted Special Servicer/Affiliate Fees	290
Pillar Mortgage Loans	198
PIPs	69, 137
Plans	417
PRC	14
Preliminary Dispute Resolution Election Notice	350
Prepayment Assumption	406
Prepayment Interest Excess	240
Prepayment Interest Shortfall	240
Prepayment Provision	123
Prime Rate	275
Principal Balance Certificates	225
Principal Distribution Amount	233
Principal Shortfall	235
Privileged Information	327
Privileged Information Exception	327
Privileged Person	246
Prohibited Prepayment	241
Promotion of Collective Investment Schemes Exemptions Order	14
Proposed Course of Action	349
Proposed Course of Action Notice	349
Prospectus Directive	13
PSA	225
PSA Party Repurchase Request	348
PTCE	420
Purchase Price	265
Qualified Intermediary	412
Qualified Replacement Special Servicer	339

Qualified Substitute Mortgage Loan	265
RAC No-Response Scenario	363
Rated Final Distribution Date	240
Rating Agencies	364
Rating Agency Confirmation	364
REA	56
Realized Loss	242
Record Date	227
Registration Statement	417
Regular Certificates	225
Regular Interest Holder	405
Regular Interests	402
Regulation AB	366
Reimbursement Rate	275
Reinvestment Yield	153
Related Group	123
Related Proceeds	274
Release Date	156
Relevant Member State	12
Relevant Persons	14
Relief Act	386
REMIC	402
REMIC Regulations	402
REO Account	277
REO Loan	235
REO Property	307
Repurchase Election Notice	175
Repurchase Option Notice	175
Repurchase Request	349
Requesting Certificateholder	350
Requesting Holders	298
Requesting Investor	257
Requesting Party	363
Requirements	387
Residual Certificates	225
Resolution Failure	349
Resolved	349
Restricted Group	419
Restricted Mezzanine Holder	247
Restricted Party	327
Review Materials	332
Revised Rate	152
RevPAR	123
RMBS	216
Rooms	126
Rule 15Ga-1	214
Rule 17g-5	248
Scheduled Principal Distribution Amount	234
SEC	197, 206
Securities Act	365
Securitization Accounts	277
Securitization Framework	103
Securitization Regulation	103
Senior Certificates	225
Serviced Companion Loan	165

Serviced Pari Passu Companion Loan	165
Serviced Whole Loan	165
Serviced Whole Loan Custodial Account	276
Servicer Termination Even	341
Servicing Advances	272
Servicing Compensation	285
Servicing Fee	285
Servicing Fee Rate	285
Servicing Shift Mortgage Loan	166
Servicing Shift PSA	166
Servicing Shift Securitization Date	166
Servicing Shift Whole Loan	166
Servicing Standard	270
Servicing Transfer Event	307
SF	123
SFA	15
SFO	15
Shops at Crystals 2016-CSTL Trust	182
Shops at Crystals Directing Certificateholder	182
Shops at Crystals Intercreditor Agreement	179
Shops at Crystals Mortgage Loan	178
Shops at Crystals Noteholders	179
Shops at Crystals Pari Passu Companion Loans	178
Shops at Crystals Trust 2016-CSTL Certificate Administrator	179
Shops at Crystals Trust 2016-CSTL Master Servicer	179
Shops at Crystals Trust 2016-CSTL Special Servicer	179
Shops at Crystals Trust 2016-CSTL Trust and Servicing Agreement	179
Shops at Crystals Trust 2016-CSTL Trustee	179
Shops at Crystals Whole Loan	179
Similar Law	418
Simon L.P.	149
Small Loan Appraisal Estimate	295
SMMEA	421
Soft Lockbox	123
Sole Certificateholder	290
Special Servicing Fee	286
Specially Serviced Loans	305
Sponsor	198
Springing Cash Management	123
Springing Lockbox	123
Sq. Ft.	123
Square Feet	123
Startup Day	402
Stated Principal Balance	235
Staybridge Suites Times Square Companion Loan	191

Staybridge Suites Times Square Intercreditor Agreement	191
Staybridge Suites Times Square Mortgage Loan	190
Staybridge Suites Times Square Non-Controlling Note Holder	192
Staybridge Suites Times Square Noteholders	191
Staybridge Suites Times Square Whole Loan	191
Subject Loans	292
Subordinate Certificates	225
Subordinate Companion Loan	118, 166
Sub-Servicing Agreement	271
Sub-Servicing Entity	342
T-12	123
Term to Maturity	123
Terms and Conditions	256
Tests	333
Title V	386
TMPs	411
Trailing 12 NOI	122
TRIPRA	76
Trust A Note	178
Trust B Note	178
Trust REMIC	47
Trust REMICs	227, 402
TTM	123
U.S. Obligations	153
U.S. Person	412
UCC	374
U-Haul AREC Portfolio Companion Loan	187
U-Haul AREC Portfolio Control Note Securitization Date	188
U-Haul AREC Portfolio Directing Holder	188
U-Haul AREC Portfolio Intercreditor Agreement	188
U-Haul AREC Portfolio Master Servicer	189
U-Haul AREC Portfolio Mortgage Loan	187
U-Haul AREC Portfolio Mortgaged Properties	187
U-Haul AREC Portfolio Non-Controlling Note Holder	189
U-Haul AREC Portfolio Noteholders	188
U-Haul AREC Portfolio Pooling and Servicing Agreement	188
U-Haul AREC Portfolio Special Servicer	189
U-Haul AREC Portfolio Whole Loan	187
Underwriter Entities	94
Underwriting Agreement	415
Underwritten EGI	126
Underwritten Expenses	123
Underwritten NCF	124

Underwritten NCF Debt Yield	123
Underwritten NCF DSCR	124
Underwritten Net Cash Flow	124
Underwritten Net Cash Flow DSCR	124
Underwritten Net Operating Income	125
Underwritten Net Operating Income DSCR	126
Underwritten NOI	125
Underwritten NOI Debt Yield	124
Underwritten NOI DSCR	126
Underwritten Revenues	126
Units	126
Unscheduled Principal Distribution Amount	234
Unsolicited Information	333
Updated Appraisal	296
Upper-Tier REMIC	47, 402
Upper-Tier REMIC Distribution Account	276
UW EGI	126
UW Expenses	123
UW NCF	124
UW NCF Debt Yield	123
UW NCF DSCR	124
UW NOI	125
UW NOI Debt Yield	124
UW NOI DSCR	126
Volcker Rule	104
Voting Rights	253
WAC Rate	232
Weighted Average Mortgage Rate	126
Wells Fargo Bank	215
Westfield DSCR Trigger Period	173
Westfield San Francisco Centre Companion Loans	167
Westfield San Francisco Centre Intercreditor Agreement	167
Westfield San Francisco Centre Mortgage Loan	166
Westfield San Francisco Centre Mortgaged Property	167
Westfield San Francisco Centre Non-Standalone Pari Passu Companion Loan	167
Westfield San Francisco Centre Noteholders	167
Westfield San Francisco Centre Pari Passu Companion Loans	167
Westfield San Francisco Centre Standalone Companion Loans	167
Westfield San Francisco Centre Standalone Pari Passu Companion Loans	167
Westfield San Francisco Centre Subordinate Companion Loan	167
Westfield San Francisco Centre Subordinate Companion Loan Holder	168

Westfield San Francisco Centre Whole Loan	167
Westfield Triggering Event of Default	168
Whole Loan	118, 163
Williamsburg Premium Outlets Companion Loans	195
Williamsburg Premium Outlets Intercreditor Agreement	195
Williamsburg Premium Outlets Mortgage Loan	195

Williamsburg Premium Outlets Non-Controlling Note Holder	196
Williamsburg Premium Outlets Noteholders	195
Williamsburg Premium Outlets Whole Loan	195
Withheld Amounts	276
Workout Fee	286
Workout-Delayed Reimbursement Amount	275

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining
Property			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to
Flag	ID	Property Name	Balance	Properties	Seller (1)	Balance($) (2)(3)	Balance($) (2)(3)	or ARD Balance($)	Type (4)(5)	Type	Rate	Fee Rate (6)	Basis	Maturity or ARD	Maturity or ARD
Loan	1	Westfield San Francisco Centre (33)	9.4%	1	GACC/JPMCB	84,000,000	84,000,000	84,000,000	Mixed Use	Super Regional Mall / Office	3.3940%	0.01095%	Actual/360	120	120
Loan	2	Center 21 (33)(34)	9.3%	1	JPMCB	83,000,000	83,000,000	83,000,000	Office	CBD	4.1400%	0.0175%	Actual/360	120	119
Loan	3	Opry Mills (33)(34)	7.3%	1	JPMCB	65,000,000	65,000,000	65,000,000	Retail	Super Regional Mall	4.0920%	0.0122%	Actual/360	120	119
Loan	4	693 Fifth Avenue (33)	7.0%	1	JPMCB	62,500,000	62,500,000	49,035,545	Mixed Use	Retail/Office	3.9660%	0.0183%	Actual/360	120	119
Loan	5	Yuma Palms (34)	7.0%	1	JPMCB	62,500,000	62,500,000	50,922,691	Retail	Anchored	4.7300%	0.0151%	Actual/360	120	120
Loan	6	The Shops at Crystals (33)(34)	5.6%	1	JPMCB	50,000,000	50,000,000	50,000,000	Retail	Anchored	3.7440%	0.0122%	Actual/360	120	119
Loan	7	U-Haul AREC Portfolio (33)	5.1%	23	GACC	46,000,000	46,000,000	32,745,801	Self Storage	Self Storage	3.7200%	0.0122%	Actual/360	120	120
Property	7.01	U-Haul N Miami Beach	0.5%	1	GACC	4,336,678	4,336,678		Self Storage	Self Storage
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%	1	GACC	3,252,509	3,252,509		Self Storage	Self Storage
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%	1	GACC	2,858,265	2,858,265		Self Storage	Self Storage
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%	1	GACC	2,759,705	2,759,705		Self Storage	Self Storage
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%	1	GACC	2,693,997	2,693,997		Self Storage	Self Storage
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%	1	GACC	2,661,143	2,661,143		Self Storage	Self Storage
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%	1	GACC	2,529,729	2,529,729		Self Storage	Self Storage
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%	1	GACC	2,299,754	2,299,754		Self Storage	Self Storage
Property	7.09	U-Haul Coeur D Alene	0.2%	1	GACC	2,135,486	2,135,486		Self Storage	Self Storage
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%	1	GACC	2,069,778	2,069,778		Self Storage	Self Storage
Property	7.11	U-H Moving & Storage Of Little River	0.2%	1	GACC	1,938,364	1,938,364		Self Storage	Self Storage
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%	1	GACC	1,829,947	1,829,947		Self Storage	Self Storage
Property	7.13	U-Haul Storage Of Cumming	0.2%	1	GACC	1,774,096	1,774,096		Self Storage	Self Storage
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%	1	GACC	1,760,954	1,760,954		Self Storage	Self Storage
Property	7.15	U-Haul Storage Of Downtown	0.2%	1	GACC	1,698,532	1,698,532		Self Storage	Self Storage
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%	1	GACC	1,678,820	1,678,820		Self Storage	Self Storage
Property	7.17	U-Haul Center Dade County	0.2%	1	GACC	1,544,120	1,544,120		Self Storage	Self Storage
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%	1	GACC	1,169,589	1,169,589		Self Storage	Self Storage
Property	7.19	U-Haul Of Stone Mountain	0.1%	1	GACC	1,141,664	1,141,664		Self Storage	Self Storage
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%	1	GACC	1,041,460	1,041,460		Self Storage	Self Storage
Property	7.21	U-Haul Center North Irby St	0.1%	1	GACC	952,755	952,755		Self Storage	Self Storage
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%	1	GACC	952,755	952,755		Self Storage	Self Storage
Property	7.23	U-Haul 36th Street	0.1%	1	GACC	919,902	919,902		Self Storage	Self Storage
Loan	8	1901 Harrison Street (34)	4.8%	1	JPMCB	42,500,000	42,500,000	42,500,000	Office	CBD	4.1400%	0.0151%	Actual/360	120	119
Loan	9	Staybridge Suites Times Square (33)	4.3%	1	GACC	38,600,000	38,600,000	35,170,448	Hospitality	Extended Stay	4.2350%	0.0203%	Actual/360	120	119
Loan	10	Marina Del Rey Hotel (34)	4.3%	1	GACC	38,000,000	38,000,000	38,000,000	Hospitality	Full Service	5.0900%	0.0151%	Actual/360	120	116
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	1	GACC	30,140,000	30,140,000	25,881,925	Hospitality	Full Service	4.7100%	0.0122%	Actual/360	120	114
Loan	12	260 Townsend Street (34)	3.2%	1	JPMCB	28,200,000	28,200,000	28,200,000	Office	CBD	4.1400%	0.0151%	Actual/360	120	119
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	1	GACC	26,000,000	25,909,324	21,235,445	Hospitality	Full Service	4.8000%	0.0151%	Actual/360	120	117
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	1	GACC	21,000,000	20,903,630	15,838,580	Hospitality	Limited Service	5.2400%	0.0151%	Actual/360	120	117
Loan	15	38-01 47th Avenue	2.3%	1	GACC	20,750,000	20,750,000	16,541,153	Self Storage	Self Storage	4.1000%	0.0151%	Actual/360	120	120
Loan	16	39-25 21st Street	2.3%	1	GACC	20,750,000	20,723,402	16,583,464	Self Storage	Self Storage	4.1700%	0.0151%	Actual/360	120	119
Loan	17	River Terrace Inn	2.2%	1	GACC	20,000,000	20,000,000	20,000,000	Hospitality	Full Service	4.7200%	0.0151%	Actual/360	120	117
Loan	18	The Shops at Mockingbird	2.1%	1	JPMCB	19,209,000	19,209,000	16,816,495	Retail	Anchored	4.5000%	0.0151%	Actual/360	120	119
Loan	19	Oxford at Country Club	2.0%	1	GACC	18,300,000	18,300,000	16,771,442	Multifamily	Garden	4.6000%	0.0151%	Actual/360	120	114
Loan	20	Village at Shoal Creek	1.7%	1	GACC	15,230,000	15,230,000	12,333,404	Retail	Anchored	4.5500%	0.0151%	Actual/360	120	120
Loan	21	Williamsburg Premium Outlets (33)	1.7%	1	GACC	15,000,000	15,000,000	15,000,000	Retail	Anchored	4.2290%	0.0122%	Actual/360	120	114
Loan	22	201 Mentor Drive	1.6%	1	GACC	14,600,000	14,600,000	12,549,878	Office	Suburban	4.7400%	0.0151%	Actual/360	120	117
Loan	23	Valley Fair Shopping Center	1.3%	1	GACC	11,590,000	11,590,000	10,999,566	Retail	Anchored	4.2500%	0.0151%	Actual/360	84	83
Loan	24	Clive Daniel Building	1.1%	1	GACC	9,500,000	9,500,000	7,693,194	Retail	Single Tenant	4.5500%	0.0151%	Actual/360	120	120
Loan	25	Mission Bend Shopping Center	1.0%	1	JPMCB	8,900,000	8,880,794	7,373,504	Retail	Anchored	5.2400%	0.0151%	Actual/360	120	118
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	1	GACC	7,500,000	7,474,670	6,156,104	Hospitality	Limited Service	4.9500%	0.0151%	Actual/360	120	117
Loan	27	Santiago MHC	0.8%	1	GACC	7,200,000	7,200,000	6,197,617	Manufactured Housing Community	Manufactured Housing Community	4.8000%	0.0151%	Actual/360	120	113
Loan	28	Hobson Medical Campus	0.8%	1	GACC	6,800,000	6,792,342	5,544,512	Office	Medical	4.7500%	0.0151%	Actual/360	120	119
Loan	29	Preserve at Oslo	0.7%	1	GACC	6,600,000	6,600,000	6,085,814	Multifamily	Garden	4.9900%	0.0151%	Actual/360	60	60
Loan	30	Grizzly Self-Storage Mesquite	0.6%	1	JPMCB	5,250,000	5,237,609	4,289,036	Self Storage	Self Storage	4.8100%	0.0151%	Actual/360	120	118
Loan	31	Fairfield Hilton Head	0.6%	1	GACC	5,200,000	5,157,665	3,878,201	Hospitality	Limited Service	4.9300%	0.0151%	Actual/360	120	115
Loan	32	Grizzly Self-Storage Desoto	0.5%	1	JPMCB	4,250,000	4,239,969	3,472,077	Self Storage	Self Storage	4.8100%	0.0151%	Actual/360	120	118

A-1-1

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
													Pari Passu	Pari Passu
			% of	Original	Remaining		First				Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
Property			Initial Pool	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final	Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With
Flag	ID	Property Name	Balance	Term	Term	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($) (7)	Service($) (7)	Service($)	Service($)	Period	Lockbox (8)	Management (9)	Other Loans
Loan	1	Westfield San Francisco Centre (33)	9.4%	0	0	07/11/2016	09/01/2016	08/01/2026	No	08/01/2026	240,880	2,890,557	1,001,019	12,012,224	120	Hard	Springing	No
Loan	2	Center 21 (33)(34)	9.3%	0	0	06/24/2016	08/01/2016	07/01/2026	No	07/01/2026	290,327	3,483,925	279,833	3,358,000	119	Hard	Springing	No
Loan	3	Opry Mills (33)(34)	7.3%	0	0	06/02/2016	08/01/2016	07/01/2026	No	07/01/2026	224,728	2,696,742	1,071,782	12,861,383	119	Hard	Springing	No
Loan	4	693 Fifth Avenue (33)	7.0%	300	300	06/10/2016	08/01/2016	07/01/2026	No	07/01/2026	328,726	3,944,710	986,177	11,834,130	23	Hard	In Place	No
Loan	5	Yuma Palms (34)	7.0%	360	360	07/11/2016	09/01/2016	08/01/2026	No	08/01/2026	325,277	3,903,319				Hard	Springing	No
Loan	6	The Shops at Crystals (33)(34)	5.6%	0	0	06/09/2016	08/01/2016	07/01/2026	No	07/01/2026	158,167	1,898,000	1,052,441	12,629,292	119	Hard	Springing	No
Loan	7	U-Haul AREC Portfolio (33)	5.1%	300	300	07/07/2016	09/06/2016	08/06/2026	Yes	08/06/2036	235,750	2,828,999	248,562	2,982,749		Soft	Springing	No
Property	7.01	U-Haul N Miami Beach	0.5%
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%
Property	7.09	U-Haul Coeur D Alene	0.2%
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%
Property	7.11	U-H Moving & Storage Of Little River	0.2%
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%
Property	7.13	U-Haul Storage Of Cumming	0.2%
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%
Property	7.15	U-Haul Storage Of Downtown	0.2%
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%
Property	7.17	U-Haul Center Dade County	0.2%
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%
Property	7.19	U-Haul Of Stone Mountain	0.1%
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%
Property	7.21	U-Haul Center North Irby St	0.1%
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%
Property	7.23	U-Haul 36th Street	0.1%
Loan	8	1901 Harrison Street (34)	4.8%	0	0	06/30/2016	08/01/2016	07/01/2026	No	07/01/2026	148,661	1,783,938			119	Hard	Springing	No
Loan	9	Staybridge Suites Times Square (33)	4.3%	360	360	06/22/2016	08/06/2016	07/06/2026	No	07/06/2026	189,550	2,274,600	141,917	1,703,004	59	Springing Hard	Springing	No
Loan	10	Marina Del Rey Hotel (34)	4.3%	0	0	03/29/2016	05/06/2016	04/06/2026	No	04/06/2026	163,422	1,961,064			116	Hard	Springing	No
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	360	360	01/11/2016	03/06/2016	02/06/2026	No	02/06/2026	156,499	1,877,984	233,658	2,803,891	18	Hard	Springing	No
Loan	12	260 Townsend Street (34)	3.2%	0	0	06/30/2016	08/01/2016	07/01/2026	No	07/01/2026	98,641	1,183,695			119	Hard	Springing	No
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	360	357	04/28/2016	06/06/2016	05/06/2026	No	05/06/2026	136,413	1,636,956				Hard	Springing	No
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	300	297	04/15/2016	06/06/2016	05/06/2026	No	05/06/2026	125,718	1,508,618				Hard	In Place	No
Loan	15	38-01 47th Avenue	2.3%	360	360	07/07/2016	09/06/2016	08/06/2026	No	08/06/2026	100,264	1,203,164				Springing Hard	Springing	No
Loan	16	39-25 21st Street	2.3%	360	359	06/24/2016	08/06/2016	07/06/2026	No	07/06/2026	101,108	1,213,297				Springing Hard	Springing	No
Loan	17	River Terrace Inn	2.2%	0	0	05/06/2016	06/06/2016	05/06/2026	No	05/06/2026	79,759	957,111			117	Hard	Springing	No
Loan	18	The Shops at Mockingbird	2.1%	360	360	06/28/2016	08/01/2016	07/01/2026	No	07/01/2026	97,329	1,167,950			35	Hard	Springing	No
Loan	19	Oxford at Country Club	2.0%	360	360	02/01/2016	03/06/2016	02/06/2026	No	02/06/2026	93,814	1,125,767			54	Springing Soft	Springing	No
Loan	20	Village at Shoal Creek	1.7%	360	360	07/12/2016	09/06/2016	08/06/2026	No	08/06/2026	77,621	931,456				Hard	Springing	No
Loan	21	Williamsburg Premium Outlets (33)	1.7%	0	0	01/07/2016	03/06/2016	02/06/2026	No	02/06/2026	53,597	643,160	607,429	7,289,151	114	Hard	Springing	No
Loan	22	201 Mentor Drive	1.6%	360	360	05/05/2016	06/06/2016	05/06/2026	No	05/06/2026	76,073	912,870			21	Hard	Springing	No
Loan	23	Valley Fair Shopping Center	1.3%	360	360	07/06/2016	08/06/2016	07/06/2023	No	07/06/2023	57,016	684,190			47	Springing Hard	Springing	No
Loan	24	Clive Daniel Building	1.1%	360	360	07/08/2016	09/06/2016	08/06/2026	No	08/06/2026	48,418	581,013				Springing Hard	Springing	No
Loan	25	Mission Bend Shopping Center	1.0%	360	358	05/17/2016	07/01/2016	06/01/2026	No	06/01/2026	49,091	589,092				Springing Hard	Springing	No
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	360	357	05/05/2016	06/06/2016	05/06/2026	No	05/06/2026	40,033	480,393				Springing Hard	Springing	No
Loan	27	Santiago MHC	0.8%	360	360	12/10/2015	02/06/2016	01/06/2026	No	01/06/2026	37,776	453,311			17	Springing Soft	Springing	No
Loan	28	Hobson Medical Campus	0.8%	360	359	07/06/2016	08/06/2016	07/06/2026	No	07/06/2026	35,472	425,664				Hard	Springing	No
Loan	29	Preserve at Oslo	0.7%	360	360	07/13/2016	09/06/2016	08/06/2021	No	08/06/2021	35,390	424,679				Springing Soft	Springing	No
Loan	30	Grizzly Self-Storage Mesquite	0.6%	360	358	05/02/2016	07/01/2016	06/01/2026	No	06/01/2026	27,577	330,920				Springing Soft	Springing	No
Loan	31	Fairfield Hilton Head	0.6%	300	295	02/16/2016	04/06/2016	03/06/2026	No	03/06/2026	30,187	362,244				Springing Hard	Springing	No
Loan	32	Grizzly Self-Storage Desoto	0.5%	360	358	05/02/2016	07/01/2016	06/01/2026	No	06/01/2026	22,324	267,888				Springing Soft	Springing	No

A-1-2

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of								FIRREA	Cut-off
Property			Initial Pool	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at
Flag	ID	Property Name	Balance	Borrower	NOI DSCR (7)(10)(11)	NCF DSCR (7)(10)(11)	Period (12)	Date	Value ($)(13)	As-of Date	(Yes/No)	Ratio (10)(11)(13)(14)	Maturity or ARD (10)(11)(13)(14)	Address
Loan	1	Westfield San Francisco Centre (33)	9.4%		3.79x	3.68x	5	1	1,220,000,000	04/27/2016	Yes	35.5%	35.5%	865 Market Street
Loan	2	Center 21 (33)(34)	9.3%	Yes - A	2.31x	2.01x	5 (Twice per year)	1	275,500,000	05/19/2016	Yes	59.2%	59.2%	2150 Franklin Street and 2101 Webster Street
Loan	3	Opry Mills (33)(34)	7.3%	Yes - B	2.43x	2.33x	0	1	738,000,000	05/10/2016	Yes	50.8%	50.8%	433 Opry Mills Drive
Loan	4	693 Fifth Avenue (33)	7.0%		1.01x	1.00x	0	1	525,000,000	05/24/2016	Yes	47.6%	37.4%	693 Fifth Avenue
Loan	5	Yuma Palms (34)	7.0%		1.35x	1.28x	0	1	92,000,000	04/01/2016	Yes	67.9%	55.4%	1305-1550 South Yuma Palms Parkway
Loan	6	The Shops at Crystals (33)(34)	5.6%	Yes - B	3.41x	3.28x	0	1	1,100,000,000	04/26/2016	Yes	34.8%	34.8%	3720 South Las Vegas Boulevard
Loan	7	U-Haul AREC Portfolio (33)	5.1%		1.68x	1.64x	0	6	140,165,000	Various	Yes	67.4%	48.0%	Various
Property	7.01	U-Haul N Miami Beach	0.5%						13,200,000	04/21/2016	Yes			2269 Northeast 163rd Street and 2100 Northeast 162nd Street
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%						9,900,000	04/25/2016	Yes			8701 Oso Blanca Road
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%						8,700,000	04/25/2016	Yes			5220 South Jones Boulevard
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%						8,400,000	05/02/2016	Yes			1256 How Lane
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%						8,200,000	05/02/2016	Yes			409 Highway 9 South
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%						8,100,000	04/26/2016	Yes			4014 Forestville Road
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%						7,700,000	04/26/2016	Yes			242 North Camino Mercado
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%						7,000,000	05/02/2016	Yes			397 State Route 18
Property	7.09	U-Haul Coeur D Alene	0.2%						6,600,000	04/26/2016	Yes			750 West Appleway Avenue
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%						6,300,000	04/25/2016	Yes			3083 West Lake Mead Boulevard
Property	7.11	U-H Moving & Storage Of Little River	0.2%						5,900,000	04/21/2016	Yes			3195 Highway 9 East
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%						5,570,000	04/21/2016	Yes			12200 Portland Avenue
Property	7.13	U-Haul Storage Of Cumming	0.2%						5,400,000	04/21/2016	Yes			3060 Keith Bridge Road
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%						5,360,000	04/28/2016	Yes			3307 US Highway 17-92 West
Property	7.15	U-Haul Storage Of Downtown	0.2%						5,170,000	04/25/2016	Yes			400 West Ashley Street
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%						5,110,000	04/20/2016	Yes			1326 & 1402 North Salisbury Boulevard
Property	7.17	U-Haul Center Dade County	0.2%						4,700,000	04/21/2016	Yes			5341 Northwest 7th Avenue
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%						3,560,000	04/27/2016	Yes			2309 Angel Oliva Senior Street
Property	7.19	U-Haul Of Stone Mountain	0.1%						3,475,000	04/21/2016	Yes			4940 Memorial Drive
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%						3,170,000	04/21/2016	Yes			1550 16th Avenue Southwest
Property	7.21	U-Haul Center North Irby St	0.1%						2,950,000	04/21/2016	Yes			369 North Irby Street
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%						2,900,000	04/21/2016	Yes			301 Robins West Parkway
Property	7.23	U-Haul 36th Street	0.1%						2,800,000	04/21/2016	Yes			2460 Northwest 36th Street
Loan	8	1901 Harrison Street (34)	4.8%	Yes - A	2.65x	2.30x	5 (Twice per year)	1	101,600,000	05/19/2016	Yes	41.8%	41.8%	1901 Harrison Street
Loan	9	Staybridge Suites Times Square (33)	4.3%		2.34x	2.09x	0	6	137,500,000	06/01/2016	Yes	49.1%	44.7%	340 West 40th Street
Loan	10	Marina Del Rey Hotel (34)	4.3%		2.78x	2.40x	0	6	66,100,000	11/09/2015	Yes	57.5%	57.5%	13534 Bali Way
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%		1.85x	1.62x	0	6	91,000,000	12/03/2015	Yes	65.1%	56.6%	401 Ward Parkway
Loan	12	260 Townsend Street (34)	3.2%	Yes - A	1.91x	1.77x	5 (Twice per year)	1	50,780,000	06/09/2016	Yes	43.7%	55.5%	260 Townsend Street
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%		3.07x	2.09x	0	6	88,200,000	11/17/2015	Yes	29.4%	24.1%	11111 North 7th Street
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%		1.80x	1.65x	0	6	32,400,000	01/11/2016	Yes	64.5%	48.9%	5434 Kearny Mesa Road
Loan	15	38-01 47th Avenue	2.3%	Yes - C	1.60x	1.59x	0	6	31,900,000	05/27/2016	Yes	65.0%	51.9%	38-01 47th Avenue
Loan	16	39-25 21st Street	2.3%	Yes - C	1.49x	1.48x	0	6	31,000,000	05/27/2016	Yes	66.8%	53.5%	39-25 21st Street
Loan	17	River Terrace Inn	2.2%		2.52x	2.26x	0	6	40,500,000	12/21/2015	Yes	49.4%	49.4%	1600 Soscol Avenue
Loan	18	The Shops at Mockingbird	2.1%		1.39x	1.30x	0	1	25,665,000	05/18/2016	Yes	74.8%	65.5%	4550 West Mockingbird Lane
Loan	19	Oxford at Country Club	2.0%		1.50x	1.45x	0	6	26,000,000	11/05/2015	Yes	70.4%	64.5%	2800 West Baker Road
Loan	20	Village at Shoal Creek	1.7%		1.44x	1.37x	0	6	20,500,000	06/06/2016	Yes	74.3%	60.2%	8383 North Booth Avenue
Loan	21	Williamsburg Premium Outlets (33)	1.7%	Yes - B	2.66x	2.52x	0	6	337,800,000	12/03/2015	Yes	54.8%	54.8%	5715-62A Richmond Road
Loan	22	201 Mentor Drive	1.6%		1.37x	1.26x	0	6	20,500,000	03/17/2016	Yes	71.2%	61.2%	201 Mentor Drive
Loan	23	Valley Fair Shopping Center	1.3%		1.68x	1.55x	0	6	18,100,000	02/15/2016	Yes	64.0%	60.8%	113 East Southern Avenue
Loan	24	Clive Daniel Building	1.1%		1.79x	1.73x	0	6	14,800,000	05/13/2016	Yes	64.2%	52.0%	1351 Northwest 2nd Circle
Loan	25	Mission Bend Shopping Center	1.0%		2.09x	1.73x	0	1	15,260,000	02/01/2016	Yes	58.2%	48.3%	6800-7020 Highway 6 South
Loan	26	Holiday Inn Express Mt. Juliet	0.8%		2.18x	1.94x	0	6	11,000,000	01/01/2016	Yes	68.0%	56.0%	565 South Mount Juliet Road
Loan	27	Santiago MHC	0.8%		1.40x	1.38x	0	6	10,000,000	10/19/2015	Yes	72.0%	62.0%	4650 East Carey Avenue
Loan	28	Hobson Medical Campus	0.8%		1.67x	1.61x	0	6	10,500,000	03/17/2016	Yes	64.7%	52.8%	1220 Hobson Road
Loan	29	Preserve at Oslo	0.7%		1.72x	1.59x	0	6	10,000,000	04/18/2016	Yes	66.0%	60.9%	2299 10th Road Southwest
Loan	30	Grizzly Self-Storage Mesquite	0.6%	Yes - D	1.46x	1.44x	0	1	7,450,000	03/09/2016	Yes	70.3%	57.6%	1125 East Main Street
Loan	31	Fairfield Hilton Head	0.6%		2.19x	1.99x	0	6	8,000,000	11/01/2015	Yes	64.5%	48.5%	105 Okatie Center Boulevard
Loan	32	Grizzly Self-Storage Desoto	0.5%	Yes - D	1.46x	1.43x	0	1	6,150,000	03/09/2016	Yes	68.9%	56.5%	1480 North Hampton Road

A-1-3

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
										Net		Loan per Net
			% of							Rentable Area	Units	Rentable Area
Property			Initial Pool					Year	Year	(SF/Units/	of	(SF/Units/Rooms/	Prepayment Provisions	Most Recent Operating	Most Recent
Flag	ID	Property Name	Balance	City	County	State	Zip Code	Built	Renovated	Rooms/Pads)	Measure	Pads) ($) (10)(11)	(# of payments) (15)(16)(17)	Statements Date	EGI ($)
Loan	1	Westfield San Francisco Centre (33)	9.4%	San Francisco	San Francisco	CA	94103	1908, 1988	2006	794,521	Sq. Ft.	545	L(24), DorYM1(92), O(4)	T-12 3/31/2016	90,654,772
Loan	2	Center 21 (33)(34)	9.3%	Oakland	Alameda	CA	94612	1986, 2008	NAP	689,302	Sq. Ft.	236	L(25), D(91), O(4)	T-12 3/31/2016	20,515,971
Loan	3	Opry Mills (33)(34)	7.3%	Nashville	Davidson	TN	37214	2000	2012	1,169,633	Sq. Ft.	321	L(25), D(88), O(7)	T-12 1/31/2016	51,765,862
Loan	4	693 Fifth Avenue (33)	7.0%	New York	New York	NY	10022	1993	2015	96,514	Sq. Ft.	2,590	L(25), YM1(91), O(4)	T-12 3/31/2016	19,303,224
Loan	5	Yuma Palms (34)	7.0%	Yuma	Yuma	AZ	85365	2005	NAP	399,083	Sq. Ft.	157	L(25), YM1(92), O(3)	T-12 5/31/2016	8,695,425
Loan	6	The Shops at Crystals (33)(34)	5.6%	Las Vegas	Clark	NV	89158	2009	NAP	262,327	Sq. Ft.	1,459	L(25), D(88), O(7)	12/31/2015	65,203,201
Loan	7	U-Haul AREC Portfolio (33)	5.1%	Various	Various	Various	Various	Various	Various	1,223,463	Sq. Ft.	77	L(24), D(92), O(4)	T-12 5/31/2016	13,451,784
Property	7.01	U-Haul N Miami Beach	0.5%	North Miami Beach	Miami-Dade	FL	33160 and 33162	1963, 1972, 1985, 2001	NAP	60,678	Sq. Ft.	147		T-12 5/31/2016	1,180,965
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%	Las Vegas	Clark	NV	89166	2009	2013	77,735	Sq. Ft.	86		T-12 5/31/2016	815,732
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%	Las Vegas	Clark	NV	89118	1998	2013	60,090	Sq. Ft.	98		T-12 5/31/2016	764,647
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%	North Brunswick	Middlesex	NJ	08902	1988	NAP	65,995	Sq. Ft.	86		T-12 5/31/2016	828,184
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%	Englishtown	Monmouth	NJ	07726	1988	NAP	61,420	Sq. Ft.	90		T-12 5/31/2016	852,878
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%	District Heights	Prince George’s	MD	20747	2002	NAP	37,414	Sq. Ft.	146		T-12 5/31/2016	635,266
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%	Casa Grande	Pinal	AZ	85122	2008	NAP	85,998	Sq. Ft.	60		T-12 5/31/2016	598,139
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%	East Brunswick	Middlesex	NJ	08816	1993	NAP	39,884	Sq. Ft.	118		T-12 5/31/2016	736,818
Property	7.09	U-Haul Coeur D Alene	0.2%	Coeur D Alene	Kootenai	ID	83814	1945, 1970, 2011	NAP	67,895	Sq. Ft.	65		T-12 5/31/2016	692,957
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%	North Las Vegas	Clark	NV	89032	2005	2014	76,475	Sq. Ft.	56		T-12 5/31/2016	570,501
Property	7.11	U-H Moving & Storage Of Little River	0.2%	Little River	Horry	SC	29566	1996	2005	82,049	Sq. Ft.	49		T-12 5/31/2016	603,691
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%	Burnsville	Dakota	MN	55337	2008	NAP	47,507	Sq. Ft.	79		T-12 5/31/2016	506,657
Property	7.13	U-Haul Storage Of Cumming	0.2%	Cumming	Forsyth	GA	30041	2007	2008	60,475	Sq. Ft.	60		T-12 5/31/2016	502,960
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%	Haines City	Polk	FL	33844	2007	NAP	57,390	Sq. Ft.	63		T-12 5/31/2016	476,601
Property	7.15	U-Haul Storage Of Downtown	0.2%	Jacksonville	Duval	FL	32202	1925	1996	46,773	Sq. Ft.	75		T-12 5/31/2016	526,003
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%	Salisbury	Wicomico	MD	21801	1990, 2002, 2005	NAP	66,545	Sq. Ft.	52		T-12 5/31/2016	597,232
Property	7.17	U-Haul Center Dade County	0.2%	Miami	Miami-Dade	FL	33127	1958	NAP	10,600	Sq. Ft.	299		T-12 5/31/2016	391,993
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%	Tampa	Hillsborough	FL	33605	1908	1976	19,719	Sq. Ft.	122		T-12 5/31/2016	377,305
Property	7.19	U-Haul Of Stone Mountain	0.1%	Stone Mountain	Dekalb	GA	30083	1988	1990	39,640	Sq. Ft.	59		T-12 5/31/2016	396,283
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%	Cedar Rapids	Linn	IA	52404	1979	2015	60,000	Sq. Ft.	36		T-12 5/31/2016	387,858
Property	7.21	U-Haul Center North Irby St	0.1%	Florence	Florence	SC	29501	1964	2012	27,068	Sq. Ft.	72		T-12 5/31/2016	347,411
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%	Warner Robins	Houston	GA	31088	1994	1996-2004	59,025	Sq. Ft.	33		T-12 5/31/2016	305,193
Property	7.23	U-Haul 36th Street	0.1%	Miami	Miami-Dade	FL	33142	1965, 1995	NAP	13,088	Sq. Ft.	144		T-12 5/31/2016	356,510
Loan	8	1901 Harrison Street (34)	4.8%	Oakland	Alameda	CA	94612	1986	NAP	277,655	Sq. Ft.	153	L(25), D(91), O(4)	T-12 3/31/2016	9,181,939
Loan	9	Staybridge Suites Times Square (33)	4.3%	New York	New York	NY	10018	2010	NAP	310	Rooms	217,742	L(25), D(90), O(5)	T-12 5/31/2016	26,990,267
Loan	10	Marina Del Rey Hotel (34)	4.3%	Marina del Rey	Los Angeles	CA	90292	1964	2013-2014	164	Rooms	231,707	L(23), YM1(92), O(5)	T-12 4/30/2016	18,013,329
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	Kansas City	Jackson	MO	64112	1972	2006, 2009, 2011, 2012, 2015	366	Rooms	205,301	L(30), D(85), O(5)	T-12 3/31/2016	26,891,895
Loan	12	260 Townsend Street (34)	3.2%	San Francisco	San Francisco	CA	94107	1986	2015	65,638	Sq. Ft.	430	L(25), D(91), O(4)	T-12 3/31/2016	4,508,302
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	Phoenix	Maricopa	AZ	85020	1982	2007, 2016	584	Rooms	44,365	L(27), D(89), O(4)	T-12 3/31/2016	40,155,427
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	San Diego	San Diego	CA	92111	1990	2007, 2013	147	Rooms	142,202	L(27), D(89), O(4)	T-12 4/30/2016	5,783,680
Loan	15	38-01 47th Avenue	2.3%	Long Island City	Queens	NY	11101	1952	2005	81,630	Sq. Ft.	254	L(24), D(92), O(4)	T-12 5/31/2016	3,362,799
Loan	16	39-25 21st Street	2.3%	Long Island City	Queens	NY	11101	1925	2006	66,164	Sq. Ft.	313	L(25), D(91), O(4)	T-12 4/30/2016	2,432,423
Loan	17	River Terrace Inn	2.2%	Napa	Napa	CA	94559	2003	2011-2015	105	Rooms	190,476	L(27), D(88), O(5)	T-12 3/31/2016	6,766,626
Loan	18	The Shops at Mockingbird	2.1%	Dallas	Dallas	TX	75209	2009	NAP	76,426	Sq. Ft.	251	L(25), YM1(92), O(3)	T-12 4/30/2016	2,533,671
Loan	19	Oxford at Country Club	2.0%	Baytown	Harris	TX	77521	2013	NAP	228	Units	80,263	L(30), D(86), O(4)	T-12 3/31/2016	3,004,763
Loan	20	Village at Shoal Creek	1.7%	Kansas City	Clay	MO	64158	2015	NAP	80,093	Sq. Ft.	190	L(24), YM1(89), O(7)
Loan	21	Williamsburg Premium Outlets (33)	1.7%	Williamsburg	James City	VA	23188	1987	2005	522,133	Sq. Ft.	354	L(30), D(83), O(7)	12/31/2015	27,342,048
Loan	22	201 Mentor Drive	1.6%	Goleta	Santa Barbara	CA	93111	1991	NAP	72,043	Sq. Ft.	203	L(27), D(88), O(5)	T-12 2/29/2016	2,515,298
Loan	23	Valley Fair Shopping Center	1.3%	Tempe	Maricopa	AZ	85282	1962	1994	90,862	Sq. Ft.	128	L(25), D(54), O(5)	T-12 4/30/2016	1,585,825
Loan	24	Clive Daniel Building	1.1%	Boca Raton	Palm Beach	FL	33432	2016	NAP	68,389	Sq. Ft.	139	L(24), D(92), O(4)
Loan	25	Mission Bend Shopping Center	1.0%	Houston	Harris	TX	77083	1979	2008	140,576	Sq. Ft.	63	L(25), YM1(91), O(4)	YTD 5/31/2016 Ann.	1,734,069
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	Mount Juliet	Wilson	TN	37122	2008	NAP	81	Rooms	92,280	L(27), D(89), O(4)	T-12 3/31/2016	2,924,595
Loan	27	Santiago MHC	0.8%	Las Vegas	Clark	NV	89115	1984	NAP	185	Pads	38,919	L(31), D(85), O(4)	T-12 4/30/2016	1,010,987
Loan	28	Hobson Medical Campus	0.8%	Naperville	DuPage	IL	60540	1990	2015	37,042	Sq. Ft.	183	L(25), YM1(88), O(7)	T-12 4/30/2016	1,220,673
Loan	29	Preserve at Oslo	0.7%	Vero Beach	Indian River	FL	32962	2000	NAP	176	Units	37,500	L(24), D(32), O(4)	T-12 4/30/2016	1,333,253
Loan	30	Grizzly Self-Storage Mesquite	0.6%	Mesquite	Dallas	TX	75149	2002	NAP	70,860	Sq. Ft.	74	L(26), D(90), O(4)	T-12 3/31/2016	740,578
Loan	31	Fairfield Hilton Head	0.6%	Okatie	Beaufort	SC	29909	1999	2013	64	Rooms	80,589	L(29), D(87), O(4)	T-12 3/31/2016	1,795,435
Loan	32	Grizzly Self-Storage Desoto	0.5%	Desoto	Dallas	TX	75115	2002	NAP	61,305	Sq. Ft.	69	L(26), D(90), O(4)	T-12 3/31/2016	602,602

A-1-4

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of			Second Most	Second	Second	Second	Third Most	Third	Third	Third
Property			Initial Pool	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten
Flag	ID	Property Name	Balance	Expenses($)	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield (10)(11)(14)	Debt Yield (10)(11)(14)	Revenue($)
Loan	1	Westfield San Francisco Centre (33)	9.4%	38,690,784	51,963,988	12/31/2015	88,603,550	37,649,371	50,954,179	12/31/2014	84,621,362	36,493,338	48,128,023	13.1%	12.7%	58,964,187
Loan	2	Center 21 (33)(34)	9.3%	9,039,124	11,476,847	12/31/2015	20,216,275	8,817,110	11,399,165	12/31/2014	20,721,990	8,551,773	12,170,217	9.7%	8.4%	25,523,866
Loan	3	Opry Mills (33)(34)	7.3%	14,870,712	36,895,150	12/31/2015	51,734,040	15,026,181	36,707,859	12/31/2014	50,063,915	15,076,680	34,987,235	10.1%	9.7%	30,376,276
Loan	4	693 Fifth Avenue (33)	7.0%	4,712,493	14,590,731	12/31/2015	18,736,883	4,528,682	14,208,201	12/31/2014	8,701,285	3,798,967	4,902,318	6.4%	6.3%	22,744,589
Loan	5	Yuma Palms (34)	7.0%	2,968,985	5,726,440	12/31/2015	8,856,601	2,935,756	5,920,845	12/31/2014	8,654,231	2,714,910	5,939,321	8.5%	8.0%	7,074,342
Loan	6	The Shops at Crystals (33)(34)	5.6%	18,826,390	46,376,811	12/31/2014	62,646,345	19,004,031	43,642,314	12/31/2013	58,100,295	18,045,943	40,054,352	12.9%	12.4%	51,724,446
Loan	7	U-Haul AREC Portfolio (33)	5.1%	3,610,425	9,841,358	12/31/2015	11,127,291	3,411,829	7,715,462	12/31/2014	6,997,361	2,778,371	4,218,991	10.3%	10.1%	12,172,465
Property	7.01	U-Haul N Miami Beach	0.5%	293,877	887,088											978,312
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%	154,516	661,216											747,043
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%	145,476	619,171											726,860
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%	221,993	606,191											802,755
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%	275,666	577,212											694,988
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%	135,842	499,424											620,490
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%	185,501	412,637											588,170
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%	250,565	486,254											667,490
Property	7.09	U-Haul Coeur D Alene	0.2%	180,378	512,579											603,587
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%	138,545	431,956											548,896
Property	7.11	U-H Moving & Storage Of Little River	0.2%	146,756	456,935											581,625
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%	167,675	338,982											500,664
Property	7.13	U-Haul Storage Of Cumming	0.2%	122,406	380,554											448,374
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%	119,124	357,477											458,288
Property	7.15	U-Haul Storage Of Downtown	0.2%	144,703	381,299											510,187
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%	142,990	454,242											577,109
Property	7.17	U-Haul Center Dade County	0.2%	105,906	286,088											238,139
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%	122,589	254,716											306,646
Property	7.19	U-Haul Of Stone Mountain	0.1%	121,966	274,317											348,043
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%	118,220	269,637											363,521
Property	7.21	U-Haul Center North Irby St	0.1%	118,865	228,545											291,364
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%	90,119	215,074											291,253
Property	7.23	U-Haul 36th Street	0.1%	106,747	249,762											278,660
Loan	8	1901 Harrison Street (34)	4.8%	4,328,563	4,853,375	12/31/2015	9,247,198	4,285,831	4,961,367	12/31/2014	8,818,103	4,085,004	4,733,099	11.1%	9.6%	12,162,602
Loan	9	Staybridge Suites Times Square (33)	4.3%	17,039,902	9,950,365	12/31/2015	27,966,165	17,149,733	10,816,433	12/31/2014	29,674,991	17,146,359	12,528,633	13.8%	12.3%	25,452,295
Loan	10	Marina Del Rey Hotel (34)	4.3%	12,833,060	5,180,269									14.3%	12.4%	11,728,000
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	18,208,890	8,683,005	12/31/2015	27,274,342	18,373,735	8,900,607	12/31/2014	26,508,285	18,041,763	8,466,522	11.5%	10.1%	16,317,542
Loan	12	260 Townsend Street (34)	3.2%	1,646,263	2,862,039	12/31/2015	4,329,600	1,591,576	2,738,024	12/31/2014	1,632,908	1,045,634	587,275	10.2%	9.4%	4,095,114
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	35,243,354	4,912,073	12/31/2015	38,806,989	34,473,330	4,333,659	12/31/2014	35,589,739	31,970,490	3,619,249	19.4%	13.2%	17,307,536
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	2,937,366	2,846,314	12/31/2015	5,859,462	3,003,928	2,855,534	12/31/2014	5,432,008	2,853,896	2,578,111	13.0%	11.9%	5,720,165
Loan	15	38-01 47th Avenue	2.3%	1,360,747	2,002,053	12/31/2015	3,312,591	1,405,650	1,906,941	12/31/2014	3,148,703	1,472,832	1,675,871	9.3%	9.2%	3,511,357
Loan	16	39-25 21st Street	2.3%	646,755	1,785,668	12/31/2015	2,413,643	664,722	1,748,922	12/31/2014	2,390,168	753,380	1,636,788	8.7%	8.6%	2,560,572
Loan	17	River Terrace Inn	2.2%	4,032,107	2,734,519	12/31/2015	6,606,382	3,969,165	2,637,217	12/31/2014	6,113,679	3,928,711	2,184,968	12.0%	10.8%	6,000,902
Loan	18	The Shops at Mockingbird	2.1%	763,573	1,770,098	12/31/2015	2,425,333	726,061	1,699,272	12/31/2014	2,029,182	628,981	1,400,201	8.4%	7.9%	1,778,808
Loan	19	Oxford at Country Club	2.0%	1,254,635	1,750,127	12/31/2015	2,953,592	1,262,710	1,690,882	12/31/2014	2,680,156	1,138,913	1,541,243	9.2%	8.9%	2,946,855
Loan	20	Village at Shoal Creek	1.7%											8.8%	8.4%	1,497,232
Loan	21	Williamsburg Premium Outlets (33)	1.7%	5,297,476	22,044,572	12/31/2014	26,560,402	5,848,491	20,711,911	12/31/2013	24,802,246	5,159,412	19,642,834	11.4%	10.8%	20,728,072
Loan	22	201 Mentor Drive	1.6%	573,586	1,941,712	12/31/2015	2,345,782	542,952	1,802,830	12/31/2014	2,312,988	551,133	1,761,855	8.6%	7.9%	1,491,270
Loan	23	Valley Fair Shopping Center	1.3%	423,512	1,162,313	12/31/2015	1,596,777	415,055	1,181,722	12/31/2014	1,489,855	417,118	1,072,737	9.9%	9.1%	1,492,842
Loan	24	Clive Daniel Building	1.1%											11.0%	10.6%	1,140,045
Loan	25	Mission Bend Shopping Center	1.0%	612,745	1,121,324	12/31/2015	1,532,569	517,944	1,014,626	12/31/2014	1,476,396	632,085	844,311	13.9%	11.5%	1,449,140
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	1,842,229	1,082,366	12/31/2015	2,827,899	1,735,525	1,092,374	12/31/2014	2,595,000	1,693,956	901,044	14.0%	12.5%	2,786,194
Loan	27	Santiago MHC	0.8%	384,932	626,054	12/31/2015	1,001,252	395,598	605,654	12/31/2014	996,715	406,639	590,076	8.8%	8.7%	1,192,144
Loan	28	Hobson Medical Campus	0.8%	347,618	873,055	12/31/2015	1,187,987	343,681	844,306	12/31/2014	1,167,597	337,335	830,262	10.4%	10.1%	860,085
Loan	29	Preserve at Oslo	0.7%	620,054	713,199	12/31/2015	1,284,166	689,376	594,791	12/31/2014	1,040,801	599,975	440,826	11.0%	10.2%	1,407,671
Loan	30	Grizzly Self-Storage Mesquite	0.6%	243,394	497,184	12/31/2015	724,901	236,937	487,964	12/31/2014	714,524	192,646	521,878	9.2%	9.1%	758,641
Loan	31	Fairfield Hilton Head	0.6%	925,638	869,797	12/31/2015	1,761,125	915,110	846,015	12/31/2014	1,611,351	869,341	742,010	15.4%	14.0%	1,754,497
Loan	32	Grizzly Self-Storage Desoto	0.5%	174,273	428,329	12/31/2015	583,441	171,489	411,951	12/31/2014	558,486	150,820	407,666	9.2%	9.1%	602,316

A-1-5

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of
Property			Initial Pool	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease
Flag	ID	Property Name	Balance	EGI($) (4)	Expenses($)	NOI ($)	Reserves($)	TI/LC($) (29)	NCF($)	Interest (18)(19)	Expiration (19)	Extension Terms (19)	Largest Tenant (20)(21)(22)(23)(25)	SF	Expiration
Loan	1	Westfield San Francisco Centre (33)	9.4%	95,016,729	38,462,539	56,554,190	157,864	1,578,636	54,817,690	Fee Simple/Leasehold	06/30/2043	One, 15-year option	San Francisco State University	125,483	12/31/2021
Loan	2	Center 21 (33)(34)	9.3%	25,123,345	9,339,732	15,783,613	206,791	1,830,259	13,746,563	Fee Simple			Pandora Media, Inc.	183,783	09/30/2020
Loan	3	Opry Mills (33)(34)	7.3%	52,975,528	15,212,634	37,762,894	233,927	1,254,682	36,274,285	Fee Simple			Bass Pro Shops	130,131	04/30/2020
Loan	4	693 Fifth Avenue (33)	7.0%	20,153,750	4,235,787	15,917,963	19,303	187,508	15,711,152	Fee Simple			Valentino	14,425	07/31/2029
Loan	5	Yuma Palms (34)	7.0%	8,210,339	2,928,641	5,281,698	67,844	199,542	5,014,313	Fee Simple			Harkins Theatre	63,255	01/31/2020
Loan	6	The Shops at Crystals (33)(34)	5.6%	64,805,737	15,337,877	49,467,860	41,972	1,815,657	47,610,231	Fee Simple			Louis Vuitton	22,745	12/31/2019
Loan	7	U-Haul AREC Portfolio (33)	5.1%	13,451,784	3,676,925	9,774,858	252,815		9,522,044	Fee Simple
Property	7.01	U-Haul N Miami Beach	0.5%	1,180,965	298,715	882,251	12,538		869,712	Fee Simple			NAP	NAP	NAP
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%	815,732	157,356	658,376	16,063		642,313	Fee Simple			NAP	NAP	NAP
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%	764,647	148,143	616,503	12,417		604,086	Fee Simple			NAP	NAP	NAP
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%	828,184	225,361	602,823	13,637		589,186	Fee Simple			NAP	NAP	NAP
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%	852,878	279,959	572,920	12,692		560,228	Fee Simple			NAP	NAP	NAP
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%	635,266	138,240	497,026	7,731		489,295	Fee Simple			NAP	NAP	NAP
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%	598,139	189,105	409,034	17,770		391,264	Fee Simple			NAP	NAP	NAP
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%	736,818	254,635	482,183	8,242		473,941	Fee Simple			NAP	NAP	NAP
Property	7.09	U-Haul Coeur D Alene	0.2%	692,957	183,848	509,109	14,030		495,079	Fee Simple			NAP	NAP	NAP
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%	570,501	141,306	429,194	15,803		413,392	Fee Simple			NAP	NAP	NAP
Property	7.11	U-H Moving & Storage Of Little River	0.2%	603,691	149,561	454,130	16,954		437,176	Fee Simple			NAP	NAP	NAP
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%	506,657	170,352	336,305	9,817		326,488	Fee Simple			NAP	NAP	NAP
Property	7.13	U-Haul Storage Of Cumming	0.2%	502,960	124,847	378,113	12,496		365,616	Fee Simple			NAP	NAP	NAP
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%	476,601	121,614	354,988	11,859		343,129	Fee Simple			NAP	NAP	NAP
Property	7.15	U-Haul Storage Of Downtown	0.2%	526,003	147,492	378,511	9,665		368,846	Fee Simple			NAP	NAP	NAP
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%	597,232	145,672	451,560	13,751		437,810	Fee Simple			NAP	NAP	NAP
Property	7.17	U-Haul Center Dade County	0.2%	391,993	108,087	283,906	2,190		281,715	Fee Simple			NAP	NAP	NAP
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%	377,305	124,902	252,403	4,075		248,328	Fee Simple			NAP	NAP	NAP
Property	7.19	U-Haul Of Stone Mountain	0.1%	396,283	124,430	271,852	8,191		263,661	Fee Simple			NAP	NAP	NAP
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%	387,858	120,574	267,284	12,398		254,886	Fee Simple			NAP	NAP	NAP
Property	7.21	U-Haul Center North Irby St	0.1%	347,411	121,567	225,844	5,593		220,251	Fee Simple			NAP	NAP	NAP
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%	305,193	92,105	213,089	12,197		200,892	Fee Simple			NAP	NAP	NAP
Property	7.23	U-Haul 36th Street	0.1%	356,510	109,055	247,455	2,704		244,751	Fee Simple			NAP	NAP	NAP
Loan	8	1901 Harrison Street (34)	4.8%	9,090,835	4,355,369	4,735,466	75,245	565,381	4,094,840	Fee Simple			Wells Fargo Bank, N.A.	87,000	12/31/2022
Loan	9	Staybridge Suites Times Square (33)	4.3%	25,719,857	16,383,450	9,336,406	1,028,794		8,307,612	Fee Simple			NAP	NAP	NAP
Loan	10	Marina Del Rey Hotel (34)	4.3%	18,511,071	13,068,686	5,442,385	740,443		4,701,943	Leasehold	02/28/2061	None	NAP	NAP	NAP
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	26,847,523	18,178,634	8,668,889	1,073,901		7,594,988	Fee Simple			NAP	NAP	NAP
Loan	12	260 Townsend Street (34)	3.2%	3,851,281	1,586,160	2,265,121	13,784	154,651	2,096,686	Fee Simple			Swinerton	35,121	03/31/2026
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	40,092,609	35,064,837	5,027,772	1,603,704		3,424,068	Fee Simple/Leasehold	03/13/2054	One, 65-year option	NAP	NAP	NAP
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	5,783,680	3,062,433	2,721,247	231,347		2,489,900	Fee Simple/Leasehold	04/22/2028	Two, 10-year options	NAP	NAP	NAP
Loan	15	38-01 47th Avenue	2.3%	3,328,114	1,397,109	1,931,005	12,194		1,918,810	Leasehold	02/28/2054	Five, 10-year options	NAP	NAP	NAP
Loan	16	39-25 21st Street	2.3%	2,425,441	623,371	1,802,071	9,925		1,792,146	Fee Simple			NAP	NAP	NAP
Loan	17	River Terrace Inn	2.2%	6,170,030	3,761,506	2,408,525	246,801		2,161,723	Fee Simple			NAP	NAP	NAP
Loan	18	The Shops at Mockingbird	2.1%	2,440,503	821,981	1,618,522	11,464	90,503	1,516,555	Fee Simple			LA Fitness	37,418	02/28/2025
Loan	19	Oxford at Country Club	2.0%	2,940,174	1,254,329	1,685,846	57,000		1,628,846	Fee Simple			NAP	NAP	NAP
Loan	20	Village at Shoal Creek	1.7%	1,954,748	611,709	1,343,039	12,014	58,468	1,272,557	Fee Simple			Sprouts	28,439	02/28/2030
Loan	21	Williamsburg Premium Outlets (33)	1.7%	27,001,994	5,877,418	21,124,575	156,640	991,557	19,976,379	Fee Simple			Food Lion	29,000	04/20/2020
Loan	22	201 Mentor Drive	1.6%	1,953,830	699,245	1,254,585	10,873	95,781	1,147,930	Fee Simple			Cottage Health	17,920	02/28/2021
Loan	23	Valley Fair Shopping Center	1.3%	1,582,464	434,117	1,148,346	19,081	69,478	1,059,787	Fee Simple			Fitness International, LLC	50,610	02/28/2026
Loan	24	Clive Daniel Building	1.1%	1,508,742	466,985	1,041,757	4,103	32,500	1,005,154	Fee Simple			Clive Daniel Home	68,389	04/15/2036
Loan	25	Mission Bend Shopping Center	1.0%	1,768,923	538,697	1,230,226	35,144	173,707	1,021,375	Fee Simple			dd’s Discounts	22,500	01/31/2025
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	2,868,386	1,820,473	1,047,913	114,735		933,177	Fee Simple			NAP	NAP	NAP
Loan	27	Santiago MHC	0.8%	1,010,987	375,996	634,991	9,250		625,741	Fee Simple			NAP	NAP	NAP
Loan	28	Hobson Medical Campus	0.8%	1,053,965	344,506	709,459	7,413	15,344	686,702	Fee Simple			Edward Health Ventures	9,551	07/31/2025
Loan	29	Preserve at Oslo	0.7%	1,331,941	602,843	729,098	52,800		676,298	Fee Simple			NAP	NAP	NAP
Loan	30	Grizzly Self-Storage Mesquite	0.6%	740,578	256,274	484,305	7,086		477,219	Fee Simple			NAP	NAP	NAP
Loan	31	Fairfield Hilton Head	0.6%	1,761,268	968,513	792,755	70,451		722,304	Fee Simple			NAP	NAP	NAP
Loan	32	Grizzly Self-Storage Desoto	0.5%	602,602	212,476	390,126	6,016		384,110	Fee Simple			NAP	NAP	NAP

A-1-6

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of
Property			Initial Pool			Lease			Lease			Lease			Lease
Flag	ID	Property Name	Balance	2nd Largest Tenant (20)(22)(23)(24)	SF	Expiration	3rd Largest Tenant (22)(23)(24)(25)	SF	Expiration	4th Largest Tenant (20)(22)(24)(25)	SF	Expiration	5th Largest Tenant (22)(24)	SF	Expiration
Loan	1	Westfield San Francisco Centre (33)	9.4%	Crunchyroll, Inc.	71,614	01/31/2020	Century Theatres	52,636	09/30/2021	Bespoke	36,977	12/31/2021	True Ultimate Standards Every	28,217	02/29/2020
Loan	2	Center 21 (33)(34)	9.3%	Kaiser Foundation Health Plan, Inc.	96,002	12/31/2022	Federal Bureau of Investigation	76,737	10/04/2026	Cerexa, Inc.	49,311	05/31/2020	iParadigms, LLC	48,912	06/30/2025
Loan	3	Opry Mills (33)(34)	7.3%	Regal Cinema	100,056	05/31/2020	Dave & Buster’s	56,886	11/30/2021	Forever 21	53,244	01/31/2019	Bed Bath & Beyond	30,966	03/31/2022
Loan	4	693 Fifth Avenue (33)	7.0%	JDS Development Group	11,635	04/30/2020	Pierson Capital	9,629	08/31/2020	Carpenters Workshop Gallery	5,075	02/28/2031	Louis Licari	4,847	05/31/2025
Loan	5	Yuma Palms (34)	7.0%	Ross Dress for Less	29,983	01/31/2020	Marshalls	28,500	09/30/2024	Jo-Ann	25,056	01/31/2019	Bealls Outlet	24,943	01/31/2024
Loan	6	The Shops at Crystals (33)(34)	5.6%	Prada	15,525	12/31/2019	Gucci	10,952	12/31/2025	Tiffany & Co.	10,000	01/31/2024	Ermenegildo Zegna	9,926	12/31/2020
Loan	7	U-Haul AREC Portfolio (33)	5.1%
Property	7.01	U-Haul N Miami Beach	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.09	U-Haul Coeur D Alene	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.11	U-H Moving & Storage Of Little River	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.13	U-Haul Storage Of Cumming	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.15	U-Haul Storage Of Downtown	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.17	U-Haul Center Dade County	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.19	U-Haul Of Stone Mountain	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.21	U-Haul Center North Irby St	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	7.23	U-Haul 36th Street	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	8	1901 Harrison Street (34)	4.8%	Burnham & Brown	40,337	12/31/2022	Burke, Williams & Sorensen, LLP	16,385	05/31/2019	Regus	13,841	09/30/2025	Orbach Huff Suarez & Henderson, LLP	5,840	11/30/2019
Loan	9	Staybridge Suites Times Square (33)	4.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	10	Marina Del Rey Hotel (34)	4.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	12	260 Townsend Street (34)	3.2%	Breeze Labs, Inc	12,832	10/31/2021	Battery Management Corp.	3,701	10/31/2019	NAP	NAP	NAP	NAP	NAP	NAP
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	15	38-01 47th Avenue	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	16	39-25 21st Street	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	17	River Terrace Inn	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	18	The Shops at Mockingbird	2.1%	Family Dollar	8,286	01/31/2026	US Postal Service	4,196	08/31/2020	Phoenix Salons	4,025	11/30/2024	Leslie’s Pools	2,824	12/31/2017
Loan	19	Oxford at Country Club	2.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	20	Village at Shoal Creek	1.7%	Party City	12,035	01/31/2025	Tuesday Morning	9,929	08/31/2026	Boot Barn	8,916	08/31/2025	Sleep & Co	6,007	09/30/2022
Loan	21	Williamsburg Premium Outlets (33)	1.7%	Nike Factory Store	13,852	09/30/2020	Polo Ralph Lauren	12,538	08/31/2018	Coach	10,000	01/31/2024	The North Face	9,492	11/30/2022
Loan	22	201 Mentor Drive	1.6%	Truven Health Analytics	16,172	06/30/2017	CIO Solutions	9,832	09/30/2021	Tobin Lucks	9,553	07/31/2026	Applied Research Associates	8,202	05/31/2023
Loan	23	Valley Fair Shopping Center	1.3%	Remy Co.	7,518	08/15/2020	Pet Club Gilbert LLC	5,520	08/31/2024	Rent-A-Center	4,500	10/31/2017	Venezia’s NY Style Pizzeria	4,462	12/31/2019
Loan	24	Clive Daniel Building	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	25	Mission Bend Shopping Center	1.0%	Harbor Freights Tools	15,446	03/31/2024	Melrose	13,048	01/31/2022	Dollar General	10,000	11/30/2019	Fresenius Medical Care	9,455	09/30/2017
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	27	Santiago MHC	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	28	Hobson Medical Campus	0.8%	Women’s Center for Health L.P.	8,863	07/31/2017	DuPage Medical Group, Ltd.	5,380	06/30/2022	Blue Seas MedSap, LLC	2,510	02/28/2022	Oakbrook Allergists S.C.	2,051	02/28/2019
Loan	29	Preserve at Oslo	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	30	Grizzly Self-Storage Mesquite	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	31	Fairfield Hilton Head	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	32	Grizzly Self-Storage Desoto	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-7

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of			Upfront	Monthly	Upfront	Monthly
Property			Initial Pool		Occupancy	Replacement	Replacement	TI/LC	TI/LC
Flag	ID	Property Name	Balance	Occupancy (25)	As-of Date	Reserves ($) (27)	Reserves ($) (28)(29)(31)	Reserves ($) (27)	Reserves ($) (28)(31)
Loan	1	Westfield San Francisco Centre (33)	9.4%	95.6%	04/30/2016		Springing		Springing
Loan	2	Center 21 (33)(34)	9.3%	98.8%	03/01/2016				Springing
Loan	3	Opry Mills (33)(34)	7.3%	98.6%	03/14/2016		Springing		Springing
Loan	4	693 Fifth Avenue (33)	7.0%	57.1%	04/01/2016
Loan	5	Yuma Palms (34)	7.0%	85.9%	06/09/2016	5,654	5,654	500,000	41,667
Loan	6	The Shops at Crystals (33)(34)	5.6%	87.6%	04/21/2016		Springing	185,000	Springing
Loan	7	U-Haul AREC Portfolio (33)	5.1%	90.7%	05/31/2016	126,407	Springing
Property	7.01	U-Haul N Miami Beach	0.5%	96.0%	05/31/2016
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%	89.1%	05/31/2016
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%	95.2%	05/31/2016
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%	88.8%	05/31/2016
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%	90.2%	05/31/2016
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%	92.2%	05/31/2016
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%	81.8%	05/31/2016
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%	93.8%	05/31/2016
Property	7.09	U-Haul Coeur D Alene	0.2%	97.6%	05/31/2016
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%	85.3%	05/31/2016
Property	7.11	U-H Moving & Storage Of Little River	0.2%	88.5%	05/31/2016
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%	98.3%	05/31/2016
Property	7.13	U-Haul Storage Of Cumming	0.2%	90.6%	05/31/2016
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%	86.3%	05/31/2016
Property	7.15	U-Haul Storage Of Downtown	0.2%	96.4%	05/31/2016
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%	86.4%	05/31/2016
Property	7.17	U-Haul Center Dade County	0.2%	98.6%	05/31/2016
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%	94.0%	05/31/2016
Property	7.19	U-Haul Of Stone Mountain	0.1%	98.7%	05/31/2016
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%	97.2%	05/31/2016
Property	7.21	U-Haul Center North Irby St	0.1%	92.1%	05/31/2016
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%	80.4%	05/31/2016
Property	7.23	U-Haul 36th Street	0.1%	94.1%	05/31/2016
Loan	8	1901 Harrison Street (34)	4.8%	73.0%	03/31/2016				Springing
Loan	9	Staybridge Suites Times Square (33)	4.3%	99.7%	05/31/2016		The greater of (i) 4.0% of prior month’s gross revenues and (ii) any amount required under Management Agreement or Franchise Agreement for FF&E Work
Loan	10	Marina Del Rey Hotel (34)	4.3%	80.8%	04/30/2016		Springing
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	66.7%	03/31/2016		The greater of (i) 4.0% of prior month’s gross revenues and (ii) any amount required under Management Agreement or Franchise Agreement for FF&E Work
Loan	12	260 Townsend Street (34)	3.2%	78.7%	04/01/2016				Springing
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	56.2%	03/31/2016		Springing
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	76.8%	04/30/2016		The greater of (i) 4.0% of prior month’s gross revenues and (ii) any amount required under Management Agreement or Franchise Agreement for FF&E Work
Loan	15	38-01 47th Avenue	2.3%	92.4%	06/02/2016		1,016
Loan	16	39-25 21st Street	2.3%	89.1%	04/30/2016		827
Loan	17	River Terrace Inn	2.2%	71.1%	03/31/2016		The greater of (i) 4.0% of prior month’s rent and (ii) the then-current amount required by the Approved Annual Budget
Loan	18	The Shops at Mockingbird	2.1%	100.0%	06/30/2016	955	955	8,333	8,333
Loan	19	Oxford at Country Club	2.0%	98.7%	03/31/2016		4,750
Loan	20	Village at Shoal Creek	1.7%	96.2%	04/30/2016		1,001		3,337
Loan	21	Williamsburg Premium Outlets (33)	1.7%	95.2%	12/10/2015		Springing		Springing
Loan	22	201 Mentor Drive	1.6%	92.1%	05/01/2016	36,245	Springing	159,836	8,457
Loan	23	Valley Fair Shopping Center	1.3%	92.6%	06/28/2016		1,590		5,790
Loan	24	Clive Daniel Building	1.1%	100.0%	08/06/2016		859		2,708
Loan	25	Mission Bend Shopping Center	1.0%	88.7%	04/12/2016	2,929	2,929	11,715	11,715
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	81.3%	03/31/2016	300,000	The greater of (i) 4.0% of prior month’s gross revenues and (ii) any amount required under Management Agreement or Franchise Agreement for FF&E Work
Loan	27	Santiago MHC	0.8%	80.0%	04/30/2016		771
Loan	28	Hobson Medical Campus	0.8%	87.8%	07/08/2016		618	475,000	4,633
Loan	29	Preserve at Oslo	0.7%	94.3%	03/31/2016		4,400
Loan	30	Grizzly Self-Storage Mesquite	0.6%	95.9%	03/31/2016	7,086	Springing
Loan	31	Fairfield Hilton Head	0.6%	75.9%	03/31/2016		The greater of (i) 4.0% of prior month’s gross revenues and (ii) any amount required under Management Agreement or Franchise Agreement for FF&E Work
Loan	32	Grizzly Self-Storage Desoto	0.5%	97.2%	03/31/2016	6,016	Springing

A-1-8

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Upfront	Monthly	Upfront	Monthly	Upfront	Upfront	Monthly
Property			Initial Pool	Tax	Tax	Insurance	Insurance	Engineering	Other	Other
Flag	ID	Property Name	Balance	Reserves ($) (27)	Reserves ($) (28)(29)(29)(31)	Reserves($) (27)	Reserves ($) (28)(31)	Reserve($) (27)	Reserves ($) (27)	Reserves ($) (28)(29)(30)(31)
Loan	1	Westfield San Francisco Centre (33)	9.4%		Springing		Springing			Springing
Loan	2	Center 21 (33)(34)	9.3%		Springing		Springing	1,500,000	14,202,311
Loan	3	Opry Mills (33)(34)	7.3%		Springing		Springing
Loan	4	693 Fifth Avenue (33)	7.0%		Springing		Springing		3,327,853
Loan	5	Yuma Palms (34)	7.0%		Springing		Springing		1,619,645	Springing
Loan	6	The Shops at Crystals (33)(34)	5.6%		Springing		Springing
Loan	7	U-Haul AREC Portfolio (33)	5.1%	645,544	Springing		Springing	388,906
Property	7.01	U-Haul N Miami Beach	0.5%
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%
Property	7.09	U-Haul Coeur D Alene	0.2%
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%
Property	7.11	U-H Moving & Storage Of Little River	0.2%
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%
Property	7.13	U-Haul Storage Of Cumming	0.2%
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%
Property	7.15	U-Haul Storage Of Downtown	0.2%
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%
Property	7.17	U-Haul Center Dade County	0.2%
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%
Property	7.19	U-Haul Of Stone Mountain	0.1%
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%
Property	7.21	U-Haul Center North Irby St	0.1%
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%
Property	7.23	U-Haul 36th Street	0.1%
Loan	8	1901 Harrison Street (34)	4.8%		Springing		Springing		2,488,938
Loan	9	Staybridge Suites Times Square (33)	4.3%	294,193	294,193	73,163	18,291			Springing
Loan	10	Marina Del Rey Hotel (34)	4.3%	96,271	32,090		Springing		205,061	1,668
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	145,115	72,557		Springing		15,898,677	Springing
Loan	12	260 Townsend Street (34)	3.2%		Springing		Springing		6,798,334
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%		Springing		Springing	724,638	11,556,019	Springing
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%		13,467	2,435	2,435	13,750	1,101,298	Springing
Loan	15	38-01 47th Avenue	2.3%	20,086	10,043		Springing		150,000	Springing
Loan	16	39-25 21st Street	2.3%	3,861	3,861		Springing
Loan	17	River Terrace Inn	2.2%		20,393		Springing	11,470	2,500,000	Springing
Loan	18	The Shops at Mockingbird	2.1%		Springing		Springing
Loan	19	Oxford at Country Club	2.0%	91,391	45,696	3,692	6,186
Loan	20	Village at Shoal Creek	1.7%	170,466	18,941	11,090	1,232	6,250	1,651,914	Springing
Loan	21	Williamsburg Premium Outlets (33)	1.7%		Springing		Springing
Loan	22	201 Mentor Drive	1.6%	54,428	13,607		Springing		231,590	Springing
Loan	23	Valley Fair Shopping Center	1.3%	45,217	15,072		Springing			Springing
Loan	24	Clive Daniel Building	1.1%	37,586	4,176	30,502	3,813	438		Springing
Loan	25	Mission Bend Shopping Center	1.0%	141,155	23,526		Springing	126,250	1,003,782
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	13,452	4,484	14,324	1,229	625	55,000	Springing
Loan	27	Santiago MHC	0.8%	15,164	3,791	9,471	1,353
Loan	28	Hobson Medical Campus	0.8%	74,083	12,347	14,299	869	236,106	127,391
Loan	29	Preserve at Oslo	0.7%	67,310	6,731		Springing	8,750
Loan	30	Grizzly Self-Storage Mesquite	0.6%	87,975	Springing	12,754	Springing
Loan	31	Fairfield Hilton Head	0.6%	15,219	5,073	4,351	2,176	6,956	345,000
Loan	32	Grizzly Self-Storage Desoto	0.5%	79,000	Springing	11,772	Springing

A-1-9

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Other
Property			Initial Pool	Reserves
Flag	ID	Property Name	Balance	Description
Loan	1	Westfield San Francisco Centre (33)	9.4%	Ground Rent Reserve (Springing Monthly: Ground Rent Funds)
Loan	2	Center 21 (33)(34)	9.3%	Outstanding TI Reserve (Upfront: 11,893,677); Free Rent Reserve (Upfront: 2,308,634)
Loan	3	Opry Mills (33)(34)	7.3%
Loan	4	693 Fifth Avenue (33)	7.0%	Outstanding TI Reserve (Upfront: 3,022,060); Free Rent Reserve (Upfront: 305,793)
Loan	5	Yuma Palms (34)	7.0%	Sports Authority Reserve (Upfront: 935,000); Rent Abatement Reserve (Upfront: 627,000); Outstanding TI Reserve (Upfront: 57,645); Additional Collateral Reserve (Monthly: Springing)
Loan	6	The Shops at Crystals (33)(34)	5.6%
Loan	7	U-Haul AREC Portfolio (33)	5.1%
Property	7.01	U-Haul N Miami Beach	0.5%
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%
Property	7.09	U-Haul Coeur D Alene	0.2%
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%
Property	7.11	U-H Moving & Storage Of Little River	0.2%
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%
Property	7.13	U-Haul Storage Of Cumming	0.2%
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%
Property	7.15	U-Haul Storage Of Downtown	0.2%
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%
Property	7.17	U-Haul Center Dade County	0.2%
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%
Property	7.19	U-Haul Of Stone Mountain	0.1%
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%
Property	7.21	U-Haul Center North Irby St	0.1%
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%
Property	7.23	U-Haul 36th Street	0.1%
Loan	8	1901 Harrison Street (34)	4.8%	Outstanding TI Reserve (Upfront: 2,444,444); Free Rent Reserve (Upfront: 44,494)
Loan	9	Staybridge Suites Times Square (33)	4.3%	PIP Reserve (Springing Monthly: Excess Cash Flow)
Loan	10	Marina Del Rey Hotel (34)	4.3%	Ground Rent Reserve (Upfront: 205,061; Monthly: Ground Rent Funds); Ground Lease Extension Fee (Monthly: 1,668)
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	PIP (Upfront: 15,898,677; Monthly: Springing); Low Debt Service Cure Reserve (Future one-time deposit: Springing)
Loan	12	260 Townsend Street (34)	3.2%	Vacant Space Reserve (Upfront: 6,000,000); Outstanding TI/LC Reserve (Upfront: 683,472); Free Rent Reserve (Upfront: 114,862)
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	Renovation Work Reserve (Upfront: 7,000,000); Pipeline Work Reserve (Upfront: 3,712,769) Debt Service Reserve (Upfront: 825,000); Ground Rent Reserve (Upfront: 18,250; Monthly: Springing); Seasonal Working Capital Reserve (Monthly: Springing)
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	PIP Reserve (Upfront: 1,081,100); Ground Rent (Upfront: 20,198; Springing Monthly: Ground Rent Funds)
Loan	15	38-01 47th Avenue	2.3%	Ground Rent Reserve (Upfront: 150,000; Monthly: Springing)
Loan	16	39-25 21st Street	2.3%
Loan	17	River Terrace Inn	2.2%	Hotel Expansion Reserve (Upfront: 2,500,000); Seasonal Working Capital Reserve (Monthly: Springing)
Loan	18	The Shops at Mockingbird	2.1%
Loan	19	Oxford at Country Club	2.0%
Loan	20	Village at Shoal Creek	1.7%	Tuesday Morning Occupancy Reserve (Upfront: 1,170,000); Tuesday Morning TI Reserve (Upfront: 348,130); Tuesday Morning Rent Abatement Reserve (Upfront: 114,184); Outstanding Yogurtini TI Reserve (Upfront: 19,600); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	21	Williamsburg Premium Outlets (33)	1.7%
Loan	22	201 Mentor Drive	1.6%	Free Rent Reserve (Upfront: 231,590); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	23	Valley Fair Shopping Center	1.3%	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	24	Clive Daniel Building	1.1%	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)
Loan	25	Mission Bend Shopping Center	1.0%	dd’s Discounts Reserve (Upfront: 750,000); Outstanding TI/LC Reserve : (Upfront: 238,540); CSL Plasma Gap Rent Reserve: (Upfront: 15,242)
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	Seasonality Reserve (Upfront: 55,000, Monthly: Springing); PIP Reserve (Springing Monthly: Excess Cash Flow)
Loan	27	Santiago MHC	0.8%
Loan	28	Hobson Medical Campus	0.8%	Fox Valley Rent Abatement Reserve (Upfront: 12,391); Outstanding Rush-Copley TI Reserve (Upfront: 100,000); Outstanding Fox Valley TI Reserve (Upfront: 15,000)
Loan	29	Preserve at Oslo	0.7%
Loan	30	Grizzly Self-Storage Mesquite	0.6%
Loan	31	Fairfield Hilton Head	0.6%	PIP Reserve (Upfront: 325,000); Seasonal Working Capital Reserve (Upfront: 20,000)
Loan	32	Grizzly Self-Storage Desoto	0.5%

A-1-10

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of	Environmental
Property			Initial Pool	Report	Engineering	Loan
Flag	ID	Property Name	Balance	Date	Report Date	Purpose	Sponsor (26)
Loan	1	Westfield San Francisco Centre (33)	9.4%	05/05/2016	05/05/2016	Refinance	Westfield America, Inc.
Loan	2	Center 21 (33)(34)	9.3%	05/24/2016	05/21/2016	Recapitalization	CIM Commercial Trust Corporation
Loan	3	Opry Mills (33)(34)	7.3%	05/13/2016	05/13/2016	Refinance	Simon Property Group, L.P.
Loan	4	693 Fifth Avenue (33)	7.0%	04/15/2016	04/15/2016	Acquisition	Marc de Lacharrière
Loan	5	Yuma Palms (34)	7.0%	05/17/2016	05/17/2016	Refinance	Inland Private Capital Corporation
Loan	6	The Shops at Crystals (33)(34)	5.6%	02/05/2016	05/13/2016	Recapitalization	Simon Property Group, L.P.; ICRE REIT Holdings
Loan	7	U-Haul AREC Portfolio (33)	5.1%			Recapitalization	AMERCO
Property	7.01	U-Haul N Miami Beach	0.5%	05/18/2016	05/18/2016
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%	05/18/2016	05/18/2016
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%	05/18/2016	05/18/2016
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%	05/20/2016	05/18/2016
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%	05/25/2016	05/09/2016
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%	05/19/2016	05/18/2016
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%	05/11/2016	05/06/2016
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%	05/20/2016	05/18/2016
Property	7.09	U-Haul Coeur D Alene	0.2%	05/19/2016	05/18/2016
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%	05/18/2016	05/06/2016
Property	7.11	U-H Moving & Storage Of Little River	0.2%	05/18/2016	05/09/2016
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%	05/09/2016	05/18/2016
Property	7.13	U-Haul Storage Of Cumming	0.2%	05/18/2016	05/18/2016
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%	05/23/2016	05/18/2016
Property	7.15	U-Haul Storage Of Downtown	0.2%	05/11/2016	05/18/2016
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%	05/19/2016	05/18/2016
Property	7.17	U-Haul Center Dade County	0.2%	05/18/2016	05/10/2016
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%	05/11/2016	05/18/2016
Property	7.19	U-Haul Of Stone Mountain	0.1%	05/25/2016	05/18/2016
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%	05/19/2016	05/18/2016
Property	7.21	U-Haul Center North Irby St	0.1%	05/18/2016	05/09/2016
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%	05/25/2016	05/18/2016
Property	7.23	U-Haul 36th Street	0.1%	05/12/2016	05/18/2016
Loan	8	1901 Harrison Street (34)	4.8%	05/24/2016	05/23/2016	Recapitalization	CIM Commercial Trust Corporation
Loan	9	Staybridge Suites Times Square (33)	4.3%	05/27/2016	05/27/2016	Refinance	Krishna K. Mehta; Chandra Mehta
Loan	10	Marina Del Rey Hotel (34)	4.3%	01/25/2016	11/12/2015	Refinance	Invest West Financial Corporation
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	12/09/2015	12/09/2015	Acquisition	TH Investment Holdings II, LLC
Loan	12	260 Townsend Street (34)	3.2%	06/21/2016	06/22/2016	Recapitalization	CIM Commercial Trust Corporation
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	12/01/2015	12/02/2015	Recapitalization	Andrew Segal
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	03/17/2016	01/18/2016	Refinance	Jeffrey A. Carlstead
Loan	15	38-01 47th Avenue	2.3%	06/07/2016	06/07/2016	Refinance	Steven J. Guttman
Loan	16	39-25 21st Street	2.3%	06/08/2016	06/07/2016	Refinance	Steven J. Guttman
Loan	17	River Terrace Inn	2.2%	01/06/2016	01/06/2016	Refinance	Robert Gustin
Loan	18	The Shops at Mockingbird	2.1%	05/25/2016	05/24/2016	Acquisition	William L. Hutchinson; Donald Engle
Loan	19	Oxford at Country Club	2.0%	11/13/2015	11/13/2015	Acquisition	Oxford Enterprises, Inc.
Loan	20	Village at Shoal Creek	1.7%	06/07/2016	06/07/2016	Refinance	Kevin T. Kelly; Daniel K. Carr; Richard D. Baier; Daniel K. Carr Trust Under Trust Agreement Dated June 1, 2006; Richard D. Baier Trust Under Trust Agreement Dated November 1, 2006
Loan	21	Williamsburg Premium Outlets (33)	1.7%	12/11/2015	12/11/2015	Refinance	Simon Property Group, L.P.
Loan	22	201 Mentor Drive	1.6%	02/11/2016	02/11/2016	Refinance	Jeffrey C. Bermant
Loan	23	Valley Fair Shopping Center	1.3%	03/04/2016	03/04/2016	Refinance	Edward G. Hudson; Mark Hamermesh; Gary Grabel
Loan	24	Clive Daniel Building	1.1%	05/24/2016	05/24/2016	Refinance	Malcolm Butters; Mark Butters
Loan	25	Mission Bend Shopping Center	1.0%	01/18/2016	03/11/2016	Acquisition	Hartman Short Term Income Properties XX, Inc.
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	01/22/2016	01/22/2016	Refinance	Jatin Patel; Chittal Patel
Loan	27	Santiago MHC	0.8%	11/04/2015	11/04/2015	Refinance	Kim W. Eggleston
Loan	28	Hobson Medical Campus	0.8%	03/31/2016	03/28/2016	Refinance	Thomas M. Fencl
Loan	29	Preserve at Oslo	0.7%	05/24/2016	05/24/2016	Refinance	Naimisha Barot
Loan	30	Grizzly Self-Storage Mesquite	0.6%	03/16/2016	03/17/2016	Refinance	Roberto R. Alvarez
Loan	31	Fairfield Hilton Head	0.6%	12/29/2015	12/30/2015	Refinance	Sanjay Patel; Charan Singh; Parvinder Singh
Loan	32	Grizzly Self-Storage Desoto	0.5%	03/14/2016	03/15/2016	Refinance	Roberto R. Alvarez

A-1-11

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of			Existing
Property			Initial Pool			Additional Debt
Flag	ID	Property Name	Balance	Guarantor (26)(32)	Previous Securitization	Amount
Loan	1	Westfield San Francisco Centre (33)	9.4%	Westfield America, Inc.	LBUBS 2007-C1	474,000,000
Loan	2	Center 21 (33)(34)	9.3%	CIM Commercial Trust Corporation		80,000,000
Loan	3	Opry Mills (33)(34)	7.3%	Simon Property Group, L.P.		310,000,000
Loan	4	693 Fifth Avenue (33)	7.0%	NAP		187,500,000
Loan	5	Yuma Palms (34)	7.0%	Inland Private Capital Corporation	WBCMT 2006-C27
Loan	6	The Shops at Crystals (33)(34)	5.6%	Simon Property Group, L.P.; ICRE REIT Holdings		500,000,000
Loan	7	U-Haul AREC Portfolio (33)	5.1%	AMERCO		48,500,000
Property	7.01	U-Haul N Miami Beach	0.5%		LBUBS 2006-C1 (2269 Northeast 163rd Street)
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%		GCCFC 2007-GG9
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%		BACM 2007-C3
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%		GSMS 2007-GG10
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%		LBUBS 2006-C1
Property	7.09	U-Haul Coeur D Alene	0.2%
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%
Property	7.11	U-H Moving & Storage Of Little River	0.2%
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%
Property	7.13	U-Haul Storage Of Cumming	0.2%
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%
Property	7.15	U-Haul Storage Of Downtown	0.2%		LBUBS 2006-C1
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%		MLCFC 2007-9 (1326 North Salisbury Boulevard)
Property	7.17	U-Haul Center Dade County	0.2%		LBUBS 2006-C1
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%		LBUBS 2006-C1
Property	7.19	U-Haul Of Stone Mountain	0.1%
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%		MLCFC 2007-7
Property	7.21	U-Haul Center North Irby St	0.1%
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%
Property	7.23	U-Haul 36th Street	0.1%		LBUBS 2006-C1
Loan	8	1901 Harrison Street (34)	4.8%	CIM Commercial Trust Corporation
Loan	9	Staybridge Suites Times Square (33)	4.3%	Krishna K. Mehta; Chandra Mehta	MSC 2011-C3	28,900,000
Loan	10	Marina Del Rey Hotel (34)	4.3%	Invest West Financial Corporation
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	TH Investment Holdings II, LLC	WBCMT 2006-C23	45,000,000
Loan	12	260 Townsend Street (34)	3.2%	CIM Commercial Trust Corporation
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	Andrew Segal	BSCMS 2006-T24
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	Jeffrey A. Carlstead	WBCMT 2007-C30
Loan	15	38-01 47th Avenue	2.3%	Steven J. Guttman	WFCM 2010-C1
Loan	16	39-25 21st Street	2.3%	Steven J. Guttman	WFCM 2010-C1
Loan	17	River Terrace Inn	2.2%	Robert Gustin	WBCMT 2006-C26
Loan	18	The Shops at Mockingbird	2.1%	William L. Hutchinson; Donald Engle
Loan	19	Oxford at Country Club	2.0%	Oxford Enterprises, Inc.
Loan	20	Village at Shoal Creek	1.7%	Kevin T. Kelly; Daniel K. Carr; Richard D. Baier; Daniel K. Carr Trust Under Trust Agreement Dated June 1, 2006; Richard D. Baier Trust Under Trust Agreement Dated November 1, 2006
Loan	21	Williamsburg Premium Outlets (33)	1.7%	Simon Property Group, L.P.	WBCMT 2006-C26; WBCMT 2006-C27; RREF 2007-1A	170,000,000
Loan	22	201 Mentor Drive	1.6%	Jeffrey C. Bermant	BSCMS 2006-T22
Loan	23	Valley Fair Shopping Center	1.3%	Edward G. Hudson; Mark Hamermesh; Gary Grabel
Loan	24	Clive Daniel Building	1.1%	Malcolm Butters; Mark Butters
Loan	25	Mission Bend Shopping Center	1.0%	Hartman Short Term Income Properties XX, Inc.	GSMS 2006-FL8A; GCCFC 2006-GG7
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	Jatin Patel; Chittal Patel
Loan	27	Santiago MHC	0.8%	Kim W. Eggleston	JPMCC 2007-LDPX
Loan	28	Hobson Medical Campus	0.8%	Thomas M. Fencl
Loan	29	Preserve at Oslo	0.7%	Naimisha Barot
Loan	30	Grizzly Self-Storage Mesquite	0.6%	Roberto R. Alvarez	BACM 2006-5
Loan	31	Fairfield Hilton Head	0.6%	Sanjay Patel; Charan Singh; Parvinder Singh
Loan	32	Grizzly Self-Storage Desoto	0.5%	Roberto R. Alvarez	BACM 2006-5

A-1-12

DBJPM 2016-C3

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Future Debt
Property			Initial Pool		Permitted
Flag	ID	Property Name	Balance	Existing Additional Debt Description	Type
Loan	1	Westfield San Francisco Centre (33)	9.4%	$349,077,000 Pari Passu Debt; $124,923,000 Subordinate Secured Debt	NAP
Loan	2	Center 21 (33)(34)	9.3%	Pari Passu Debt	Mezzanine
Loan	3	Opry Mills (33)(34)	7.3%	Pari Passu Debt	NAP
Loan	4	693 Fifth Avenue (33)	7.0%	Pari Passu Debt	NAP
Loan	5	Yuma Palms (34)	7.0%	None	Unsecured Subordinate Guarantor Loan
Loan	6	The Shops at Crystals (33)(34)	5.6%	$332.7 Million Pari Passu Debt; $167.3 Million Subordinate Secured Debt	NAP
Loan	7	U-Haul AREC Portfolio (33)	5.1%	Pari Passu Debt	NAP
Property	7.01	U-Haul N Miami Beach	0.5%
Property	7.02	U-Haul Moving & Storage At Oso Blanca	0.4%
Property	7.03	U-Haul Moving & Storage Of Spring Valley	0.3%
Property	7.04	U-Haul Moving & Storage Of North Brunswick	0.3%
Property	7.05	U-Haul Moving & Storage Of Marlboro	0.3%
Property	7.06	U-Haul Moving & Storage Of Forestville Rd	0.3%
Property	7.07	U-Haul Moving & Storage Of Casa Grande	0.3%
Property	7.08	U-Haul Moving & Storage Of East Brunswick	0.3%
Property	7.09	U-Haul Coeur D Alene	0.2%
Property	7.10	U-Haul Moving & Storage At W Lake Mead Blvd	0.2%
Property	7.11	U-H Moving & Storage Of Little River	0.2%
Property	7.12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	0.2%
Property	7.13	U-Haul Storage Of Cumming	0.2%
Property	7.14	U-Haul Moving & Storage Of Haines City	0.2%
Property	7.15	U-Haul Storage Of Downtown	0.2%
Property	7.16	U-Haul Moving & Storage Of Salisbury	0.2%
Property	7.17	U-Haul Center Dade County	0.2%
Property	7.18	U-Haul Moving & Storage Of Historic Ybor City	0.1%
Property	7.19	U-Haul Of Stone Mountain	0.1%
Property	7.20	U-Haul Moving & Storage Of Cedar Rapids	0.1%
Property	7.21	U-Haul Center North Irby St	0.1%
Property	7.22	U-Haul Moving And Storage Of West Warner Robins	0.1%
Property	7.23	U-Haul 36th Street	0.1%
Loan	8	1901 Harrison Street (34)	4.8%	None	Mezzanine
Loan	9	Staybridge Suites Times Square (33)	4.3%	Pari Passu Debt	NAP
Loan	10	Marina Del Rey Hotel (34)	4.3%	None	Mezzanine
Loan	11	Intercontinental Kansas City Hotel (33)	3.4%	Pari Passu Debt	NAP
Loan	12	260 Townsend Street (34)	3.2%	None	Mezzanine
Loan	13	Pointe Hilton Tapatio Cliffs Resort (34)	2.9%	None	Mezzanine
Loan	14	Hampton Inn - San Diego/Kearny Mesa	2.3%	None	NAP
Loan	15	38-01 47th Avenue	2.3%	None	NAP
Loan	16	39-25 21st Street	2.3%	None	NAP
Loan	17	River Terrace Inn	2.2%	None	NAP
Loan	18	The Shops at Mockingbird	2.1%	None	NAP
Loan	19	Oxford at Country Club	2.0%	None	NAP
Loan	20	Village at Shoal Creek	1.7%	None	NAP
Loan	21	Williamsburg Premium Outlets (33)	1.7%	Pari Passu Debt	NAP
Loan	22	201 Mentor Drive	1.6%	None	NAP
Loan	23	Valley Fair Shopping Center	1.3%	None	NAP
Loan	24	Clive Daniel Building	1.1%	None	NAP
Loan	25	Mission Bend Shopping Center	1.0%	None	NAP
Loan	26	Holiday Inn Express Mt. Juliet	0.8%	None	NAP
Loan	27	Santiago MHC	0.8%	None	NAP
Loan	28	Hobson Medical Campus	0.8%	None	NAP
Loan	29	Preserve at Oslo	0.7%	None	NAP
Loan	30	Grizzly Self-Storage Mesquite	0.6%	None	NAP
Loan	31	Fairfield Hilton Head	0.6%	None	NAP
Loan	32	Grizzly Self-Storage Desoto	0.5%	None	NAP

A-1-13

FOOTNOTES TO ANNEX A-1

(1)	GACC—German American Capital Corporation or one of its affiliates; JPMCB—JPMorgan Chase Bank, National Association or one of its affiliates.

(2)	Loan No. 1 – Westfield San Francisco Centre – The Original Balance ($) and Cut-off Date Balance ($) of $84.0 million represent the senior non-controlling Notes A-1-EMP-C1, A-1-SFC-C1, A-2-EMP-C1 and A-2-SFC-C1 of a $558.0 million whole loan evidenced by 28 promissory notes: 24 pari passu senior notes with an aggregate original principal balance of $433.077 million and four subordinate notes with an aggregate original principal balance of $124.923 million. Eight of the Senior Notes with an aggregate original principal balance of $182.019 million and all of the Junior Notes are expected to be contributed to the DBJPM 2016-SFC mortgage trust. The remaining Senior Notes are expected to be held by DBNY or an affiliate and JPMCB or an affiliate and contributed to one or more future securitizations.

Loan No. 2 – Center 21 – The Original Balance ($) and Cut-off Date Balance ($) of $83.0 million represent the controlling Note A-2 of a $163.0 million whole loan evidenced by two senior pari passu notes. The pari passu companion loan is the non-controlling Note A-1 in the original principal amount of $80.0 million, which was contributed to the JPMCC 2016-JP2 securitization.

Loan No. 3 – Opry Mills – The Original Balance ($) and Cut-off Date Balance ($) of $65.0 million represent the non-controlling Note A-2 of a $375.0 million whole loan evidenced by five senior pari passu notes. The pari passu companion loans are the controlling Note A-1 in the original principal amount of $80.0 million, which was contributed to the JPMCC 2016-JP2 securitization, the non-controlling Note A-3 in the original principal amount of $80.0 million, which is currently held by JPMCB, and the non-controlling Notes A-4 and A-5 in the original principal amount of $70.0 million and $80.0 million, respectively, which are currently held by Citigroup Global Markets Realty Corp.

Loan No. 4 – 693 Fifth Avenue – The Original Balance ($) and Cut-off Date Balance ($) of $62.5 million represent the controlling Note A-2 of a $250.0 million whole loan evidenced by four senior pari passu notes. The pari passu companion loans are the non-controlling Note A-1 in the original principal amount of $65.0 million, which was contributed to the JPMCC 2016-JP2 securitization, and the non-controlling Notes A-3 and A-4, with original principal amounts of $80.0 and $42.5 million, respectively, which are currently held by JPMCB.

Loan No. 6 – The Shops at Crystals – The Original Balance ($) and Cut-off Date Balance ($) of $50.0 million represent the aggregate original principal balance of the non-controlling Note A-1-B-2 and Note B-1-B-2 of a $550.0 million whole loan evidenced by the following: (i) two tranches of companion loans, each comprised of 11 pari passu notes (the A Notes consisting of Note A-1-A, Note A-2-A, Note A-3-A, Note A-1-B-1, Note A-1-B-2, Note A-2-B-1, Note A-2-B-2, Note A-2-B-3, Note A-3-B-1, Note A-3-B-2 and Note A-3-B-3; and the B Notes consisting of Note B-1-A, Note B-2-A, Note B-3-A, Note B-1-B-1, Note B-1-B-2, Note B-2-B-1, Note B-2-B-2, Note B-2-B-3, Note B-3-B-1, Note B-3-B-2 and Note B-3-B-3), and (ii) three subordinate companion loans, each comprised of three pari passu notes (the C Notes consisting of Note C-1, Note C-2 and Note C-3; the D Notes consisting of Note D-1, Note D-2 and Note D-3; and the E Notes consisting of Note E-1, Note E-2 and Note E-3). The non-controlling Note A-1-B-1 and Note B-1-B-1 in the aggregate original principal amount of $50.0 million were included in the JPMCC 2016-JP2 securitization. The controlling Note A-1-A and the non-controlling Notes A-2-A, A-3-A, B-1-A, B-2-A, B-3-A, C Notes, D Notes and E Notes, with an aggregate original principal balance of $300.0 million were included in the SHOPS 2016-CSTL securitization. The remaining notes are currently held by Wells Fargo Bank, National Association and Bank of America, N.A.

Loan No. 7 – U-Haul AREC Portfolio – The Original Balance ($) and Cut-off Date Balance ($) of $46.0 million represent the aggregate balance of the non-controlling Note A-2 in the original

A-1-14

principal amount of $46.0 million of a $94.5 million whole loan evidenced by two pari passu notes. The pari passu companion loan is the controlling Note A-1 in the original principal amount of $48.5 million which is currently held by GACC or an affiliate.

Loan No. 9 – Staybridge Suites Times Square – The Original Balance ($) and Cut-off Date Balance ($) of $38.6 million represent the aggregate balance of the controlling Note A-1 in the original principal amount of $38.6 million of a $67.5 million whole loan evidenced by two pari passu notes. The pari passu companion loan is the non-controlling Note A-2 in the original principal amount of $28.9 million which is currently held by Citigroup Global Markets Realty Corp. or an affiliate.

Loan No. 11 – Intercontinental Kansas City Hotel – The Original Balance ($) and Cut-off Date Balance ($) of $30.14 million represent the non-controlling Note A-2 of a $75.14 million whole loan evidenced by two pari passu notes. The pari passu companion loan is the controlling Note A-1 in the original principal amount of $45.0 million, which was included in the COMM 2016-DC2 mortgage trust.

Loan No. 21 – Williamsburg Premium Outlets – The Original Balance ($) and Cut-off Date Balance ($) of $15.0 million represent the aggregate original principal balance of the non-controlling Note A-5-B in the original principal amount of $15.0 million. The pari passu companion loans are the controlling Note A-1 and Note A-6 in the aggregate original principal amount of $70.0 million which were included in the DBJPM 2016-C1 mortgage trust, the non-controlling Note A-2 in the original principal balance amount of $40.0 million, the non-controlling Note A-5-A in the original principal amount of $10.0 million which were contributed to the JPMDB 2016-C2 mortgage trust, the non-controlling Note A-3 in the original principal balance amount of $25.0 million and the non-controlling Note A-4 in the original principal amount of $25.0 million, which were included in the COMM 2016-DC2 mortgage trust.

(3)	With respect to any Mortgaged Property securing a multi property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

(4)	Loan No. 1 – Westfield San Francisco Centre – The Mortgaged Property consists of approximately 553,366 sq. ft. of retail space and approximately 241,155 sq. ft. of office space.

Loan No. 2 – Center 21 – The Mortgaged Property is identified as an office property, but approximately 7,468 sq. ft. consists of retail space.

Loan No. 4 – 693 Fifth Avenue – The Mortgaged Property consists of approximately 82,089 sq. ft. of office space and 14,425 sq. ft. of retail space.

Loan No. 7 – U-Haul AREC Portfolio – The U-Haul AREC Portfolio Mortgaged Properties consists of 23 properties with two additional remote properties rolled up within the parent properties in U-Haul N Miami Beach and U-Haul Moving and Storage Of Salisbury.

Loan No. 8 – 1901 Harrison Street – The Mortgaged Property is identified as an office property, but approximately 2,668 sq. ft. consists of retail space.

Loan No. 12 – 260 Townsend Street – Approximately 6.1% of Underwritten EGI ($) for the Mortgage Loan is attributable to a parking garage at the Mortgaged Property.

(5)	Loan No. 29 – Preserve at Oslo – The Mortgaged Property is a rent restricted community that was operating under a tax-credit land use restriction agreement (LURA) program in which 100% of the units were required to be leased to tenants with incomes at or below 60% of the area median income. The tax credit compliance expired in 2014, however, in 2013 the borrower obtained a state apartment incentive loan (SAIL) extremely low income loan (the “ELI loan”) and a LURA mortgage was placed on the Mortgage Property, which extended the LURA compliance

A-1-15

period for an additional 30 years. The ELI Loan also includes additional affordable housing use restrictions that state that 5% (nine units) be leased to tenants with income levels at or below 35% of the area median income, and in addition, 50% of the 35% area median income units (four units) be made available to special needs households. The ELI Loan has an original principal balance of $675,000 (and an outstanding principal balance of approximately $494,901). Provided there are no defaults under the ELI Loan, the ELI Loan has no repayment obligations and will self-amortize at the rate of 1/15 every year automatically.

(6)	The Administrative Fee Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. The Pari Passu Loan Primary Servicing Fee Rate for the Westfield San Francisco Centre Loan will be 0.00125%. The Pari Passu Loan Primary Servicing Fee Rate for the Center 21 Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Opry Mills Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the 693 Fifth Avenue Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for The Shops at Crystals Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the U-Haul AREC Portfolio Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Staybridge Suites Times Square Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Intercontinental Kansas City Hotel Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Williamsburg Premium Outlets Loan will be 0.00250%.

(7)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date is shown based on the interest only payments during the 12 month period following the Cut-off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

(8)	“Hard” generally means each tenant is required to transfer its rent directly to the lender controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender controlled lockbox.

(9)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan Documents, In Place cash management (as described above) will take effect, and will generally

A-1-16

continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan Documents).

(10)	Loan No. 1 – Westfield San Francisco Centre – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the Westfield San Francisco Centre subordinate companion loan.

Loan No. 2 – Center 21 – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loan in the aggregate.

Loan No. 3 – Opry Mills – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loan.

Loan No. 4 – 693 Fifth Avenue – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 6 – The Shops at Crystals – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the subordinate companion loans.

Loan No. 7 – U-Haul AREC Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 9 – Staybridge Suites Times Square – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 11 – Intercontinental Kansas City Hotel – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 21 – Williamsburg Premium Outlets – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

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(11)	Loan No. 1 – Westfield San Francisco Centre – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) calculations exclude Westfield San Francisco Centre subordinate secured debt.

Loan No. 6 – The Shops at Crystals – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms/Pads) ($) calculations exclude The Shops at Crystals subordinate secured debt.

(12)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A-1 to this prospectus.

Loan No. 1 – Westfield San Francisco Centre – The late payment fee will be waived if any principal, interest or any other sum due under the loan documents (other than the outstanding principal balance due and payable on the maturity date) is paid within five business days following the date on which it is due.

Loan No. 2 – Center 21 – There is a grace period without notice for any payments of principal, interest or any other sums due under the loan documents of five business days following the date on which it is due. However, such grace period may not be exercised more than twice during any 12-month period.

Loan No. 5 – Yuma Palms – During a cash sweep period caused by a low debt service coverage ratio, the Mortgage Loan documents provide that failure to pay any portion of the Mortgage Loan when due is not a default to the extent there are sufficient funds in the cash management account to pay such amounts (and, to the extent there is no other event of default, there will be no late payment fee for such failure).

Loan No. 8 – 1901 Harrison Street– There is a grace period without notice for any payments of principal, interest or any other sums due under the loan documents of five business days following the date on which it is due. However, such grace period may not be exercised more than twice during any 12-month period.

Loan No. 12 – 260 Townsend Street – There is a grace period without notice for any payments of principal, interest or any other sums due under the loan documents of five business days following the date on which it is due. However, such grace period may not be exercised more than twice during any 12-month period.

Loan No. 13 – Pointe Hilton Tapatio Cliffs Resort – The late payment fee will be waived once per year if any principal, interest or any other sum due under the loan documents (other than the outstanding principal balance due and payable on the maturity date) is paid within five business days following the date on which it is due.

Loan No. 21 – Williamsburg Premium Outlets – The late payment fee will be waived if any principal, interest or any other sum due under the loan documents (other than the outstanding principal balance due and payable on the maturity date) is paid within five business days following the date on which it is due.

(13)	Loan No. 22 – 201 Mentor Drive – The Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on the “As Complete” appraised value of $20.5 million as of March 17, 2016. The “As Complete” value reflects the payment of outstanding TI/LCs which were outstanding as of the date of the appraiser’s value. The TI/LCs were paid at closing with the remaining reserved at closing. Based on the “As-Is” appraised value of $19.0 million as of March

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17, 2016, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 76.8% and 66.1%, respectively.

Loan No. 25 – Mission Bend Shopping Center – The Appraised Value ($), Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are based on the “Hypothetical As-Is Value” of $15,260,000, which assumes that two tenants that had executed leases at the time of valuation but had not yet taken occupancy, have taken occupancy of their spaces and that all outstanding tenant improvements, leasing commissions, rent loss and expense reimbursements have been paid. At origination, the borrower deposited amounts equal to all outstanding tenant improvements, leasing commissions and free rent. Based on the “As-is” appraised value of $14,690,000 as of February 1, 2016, the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are 60.5% and 50.2%, respectively.

(14)	Loan No. 11 – Intercontinental Kansas City Hotel – The Cut-off Date LTV Ratio is based on the “As-Is” value of $91,000,000 and is calculated net of the approximately $15.9 million PIP upfront reserve. Based on the full $75.14 million loan amount, the Cut-off Date LTV Ratio is 82.6%. The LTV Ratio at Maturity or ARD was calculated using the “As Stabilized” value of $114,000,000 as of January 1, 2018. The “As Stabilized” value assumes the completion of the PIP renovations at the Intercontinental Kansas City Hotel Property in 2016 and that the hotel achieves occupancy, ADR and RevPAR of 75.0%, $197.76 and $147.81, respectively. Based on the “As-Is” value of $91,000,000, the LTV Ratio at Maturity or ARD is 70.9%.

Loan No. 12 – 260 Townsend Street – The Cut-off Date LTV Ratio, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated net of the $6.0 million Vacant Space Reserve holdback. The borrower reserved $6.0 million with lender into the Vacant Space Reserve at origination for landlord obligations incurred in connection with re-tenanting two vacant suites at the Mortgaged Property. The Mortgage Loan documents require the lender to disburse the funds in the Vacant Space Reserve in a single disbursement upon satisfaction of the following conditions: (i) there is no event of default; (ii) the borrower has entered into leases with third parties for the vacant space; and (iii) the debt service coverage ratio is equal to or greater than 2.25x based on the trailing three month period, taking into account rent payable under the lease(s) (including any rent that would otherwise be payable during any applicable free rent period so long as either rent commences within six months of the lease commencement or, if not, any free rent beyond the six month period is reserved with the lender. The LTV Ratio at Maturity or ARD is based on the “As-Is” appraised value as of June 9, 2016 and the full Maturity Balance ($), assuming release of the Vacant Space Reserve holdback. Based on the “As Stabilized” appraised value as of November 8, 2016 of $53,050,000 and the full Maturity Balance ($), LTV Ratio at Maturity or ARD is 53.2%. The “as stabilized” appraised value as determined by CBRE assumes a stabilized occupancy of 97.0%, including lease-up of the vacated Swinerton space, a condition for the release of the Vacant Space holdback.

(15)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.

 “DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date or anticipated repayment date.

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Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this prospectus. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Property Releases” in this prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms and Conditions of the Mortgage Loans—Voluntary Prepayments” in this prospectus.

(16)	Loan No. 1 – Westfield San Francisco Centre – The lockout period will be at least 24 payment dates beginning with and including the first payment date of September 1, 2016. Defeasance of the full $558.0 million Westfield San Francisco Centre Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 1, 2019. The assumed lockout period of 24 payments is based on the expected DBJPM 2016-C3 securitization closing date in August 2016. The actual lockout period may be longer.

Loan No. 3 – Opry Mills – The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 1, 2016. Defeasance of the full $375.0 million Opry Mills Whole Loan is permitted after the earlier to occur of (i) August 1, 2019 and (ii) two years from the date that is the closing date for the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not occurred by August 1, 2019, the borrower is permitted to prepay the Opry Mills Whole Loan in whole, but not in part, with the payment of a yield maintenance premium (except that any portion of the Opry Mills Whole Loan that has been securitized for at least two years is required to be defeased). The assumed lockout period of 25 payment dates is based on the expected DBJPM 2016-C3 Securitization date in August 2016. The actual lockout period may be longer.

Loan No. 6 – The Shops at Crystals – The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 1, 2016. Defeasance of the full $550.0 million The Shops at Crystals Whole Loan is permitted after the earlier to occur of (i) August 1, 2019 and (ii) two years from the date that is the closing date for the securitization that includes the last note to be securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not occurred by August 1, 2019, the borrower is permitted to prepay The Shops at Crystals Whole Loan in whole, but not in part, with the payment of a yield maintenance premium (except that any portion of The Shops at Crystals Whole Loan that has been securitized for at least two years is required to be defeased). The assumed lockout period of 25 payment dates is based on the expected DBJPM 2016-C3 securitization closing date in August 2016. The actual lockout period may be longer.

Loan No. 7 – U-Haul AREC Portfolio – The lockout period will be at least 24 payment dates beginning with and including the first payment date of September 6, 2016. Defeasance of the full $94.5 million U-Haul AREC Portfolio Whole Loan is permitted two years after the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected DBJPM 2016-C3 securitization closing date in August 2016. The actual lockout period may be longer.

Loan No. 9 – Staybridge Suites Times Square – The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 6, 2016. Defeasance of the full $67.5 million Staybridge Suites Times Square Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) June 22, 2019. The assumed lockout period of 25 payments is based on the expected DBJPM 2016-C3 securitization closing date in August 2016. The actual lockout period may be longer.

(17)	Loan No. 4 – 693 Fifth Avenue – The borrower is permitted to prevent or cure a cash sweep period caused solely by a low debt service coverage ratio trigger by providing a letter of credit

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that, if used to reduce the outstanding principal balance of the 693 Fifth Avenue Whole Loan, would otherwise prevent or cure such a trigger event.

(18)	Loan No. 7 – U-Haul AREC Portfolio – Certain of the mortgaged properties are secured by the borrowers’ leasehold interest in the mortgaged property along with the corresponding fee simple interest of the ground lessor in such mortgaged property. As such, the borrowers’ interest in each mortgaged property is deemed to be a fee interest.

(19)	The following Mortgaged Properties consist, in whole or in part, of the respective borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:

Loan No. 1 – Westfield San Francisco Centre – The San Francisco Centre portion of the Westfield San Francisco Centre Property is subject to a ground lease with an initial expiration of June 30, 2043 and includes one renewal option for a 15-year term.

Loan No. 10 – Marina Del Rey Hotel – The property is subject to a ground lease between the County of Los Angeles, as ground lessor, and the borrower, as ground lessee. The related ground lease has an expiration date of February 28, 2061. Annual ground rent is the greater of (i) a minimum base rent of approximately $742,426 (which is subject to periodic adjustment pursuant to criteria set forth in the ground lease) and (ii) a percentage rent based on a percentage of gross revenues (including from, among other things, room revenue and food and beverage revenue) at the Mortgaged Property.

Loan No. 13 – Pointe Hilton Tapatio Cliffs Resort – Approximately 32.5 acres of the property’s golf course is situated on land leased to the borrower by the City of Phoenix. The ground lease has an initial term of 65 years and expires in March 2054 with a sponsor-elected right to extend the term for an additional 65 years. As of June 1, 2016, the payment was $3,158 per month and will increase again in 2019.

Loan No. 14 – Hampton Inn – San Diego/Kearny Mesa – The property’s 3.18 acre parking lot is owned by the Al Bahr Shrine Temple, whose facility is north of the subject. The ground lease commenced in April 1988 for a 20-year term with four, 10-year renewal options. The current expiration date, after executing the second renewal option, is April 22, 2028.

Loan No. 15 – 38-01 47th Avenue – The property is subject to a 49-year ground lease which commenced on February 22, 2005 and has five, 10-year renewal options. For each five year extension option, the base rent shall be equal to the base rent in effect on the day immediately preceding the first day of the lease year which begins such five year period plus 10% of such base rent then in effect.

(20)	Loan No. 5 – Yuma Palms – The entire Mortgaged Property is subject to a master lease between the borrower, as the master lessor, and an affiliate as master tenant, to accommodate the related borrower’s Delaware Statutory Trust structure. Annual rent payments under each master lease are at least equal to the annual debt service payments required under the related Mortgage Loan documents.

Loan No. 24 – Clive Daniel Building – The principals of the Largest Tenant, Clive Daniel Home (100.0% of NRA), control a 15% limited ownership interest in the borrower through Clive Daniel Investments, LLC. No other affiliations exist between the tenant and borrower, or between the tenant and sponsor. The lease between the borrower and Clive Daniel Home (i) has an initial term of 20 years, expiring in April 2036, (ii) is cross-defaulted with the loan documents for any monetary and material non-monetary default under the lease beyond all applicable notice and cure rights and continuing for at least 30 days, and (iii) is fully subordinated to the Mortgage Loan.

Loan No. 25 – Mission Bend Shopping Center – The entire Mortgaged Property is subject to a master lease between the borrower, as the master lessor, and an affiliate as master tenant, to

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accommodate the borrower’s Delaware Statutory Trust structure. Annual rent payments under the master lease are at least equal to the annual debt service payments required under the Mortgage Loan documents.

Loan No. 28 – Hobson Medical Campus – The 2nd Largest Tenant, Women’s Center for Health L.P., which leases approximately 23.9% of the net rentable area at the Mortgaged Property, is owned by Dr. Chris Olson, a 1.7316% owner in the Borrower. Dr. Chris Olson also is the owner of the 4th Largest Tenant, Blue Seas MedSap, LLC, which leases approximately 6.8% of the net rentable area at the Mortgaged Property.

(21)	Loan No. 8 – 1901 Harrison Street – The Largest Tenant, Wells Fargo Bank, N.A., leases multiple spaces with two different expiration dates. The expiration date with respect to 69,600 sq. ft. (25.1% of the Mortgaged Property’s net rentable area) is December 31, 2022 and the expiration date with respect to 17,400 sq. ft. (6.3% of the Mortgaged Property’s net rentable area) is December 31, 2018. SF, with respect to the Largest Tenant, excludes 65,671 sq. ft., which the Largest Tenant intends to vacate upon its current lease expiration in December 2017.

(22)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely. In addition to the foregoing, the following are non contingent early termination options for those tenants listed in Annex A 1:

Loan No. 1 – Westfield San Francisco Centre – The Largest Tenant, San Francisco State University, has a termination option for the entirety of its space effective December 31, 2018 and requires notice by September 30, 2017, and payment of a termination fee equal to the then unamortized sum of (A) the total tenant improvement allowance granted to the tenant and (B) the total amount of brokerage commissions paid by the landlord.

Loan No. 2 – Center 21 – The Largest Tenant, Pandora Media, Inc., has the right to contract its space with respect the sixth or 16th floors as of March 1, 2018, with notice and the payment of a termination fee. The 2nd Largest Tenant, Kaiser Foundation Health Plan, Inc., has the right (i) to contract its space at any time by up to two full floors with 12 months’ notice and the payment of a contraction fee, and (ii) to terminate its lease any time after (A) with respect to Suite 900, December 31, 2020, (B) with respect to Suite 1100, March 2, 2020, (C) with respect to Suite 1400, December 31, 2019, (D) with respect to Suite 1700, November 30, 2020, and (E) with respect to Suite 2000, October 31, 2018, in each case with nine months’ notice and the payment of a termination fee. The 3rd Largest Tenant, the Federal Bureau of Investigation, has the right to terminate its lease any time on or after October 4, 2021 with 120 days’ notice. The 5th Largest Tenant, iParadigms, LLC, has the right to terminate its lease as of April 1, 2024, with 15 months’ notice and the payment of a termination fee.

Loan No. 3 – Opry Mills – The 2nd Largest Tenant, Regal Cinema, has the right to terminate its lease if the occupancy rate in the shopping center, not including the premises of Regal Cinema, falls below 50% of the total leasable area and such occupancy rate continues for 12 months.

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Loan No. 5 – Yuma Palms – Bealls Outlet, the 5th Largest Tenant, has the right to terminate its lease after May 31, 2018, if its gross sales during the period commencing with the 49th month of the lease term and ending with the 60th month of the lease term do not exceed $2.5 million, with 90 days’ notice and the payment of a termination fee.

Loan No. 6 – The Shops at Crystals – In the event the 4th Largest Tenant, Tiffany & Co., does not achieve gross sales of at least $30,000,000 during the seventh lease year, the tenant has the right to terminate its lease (which right must be exercised during the period that is 60 days after the date on which the tenant is obligated to furnish its written report of the gross sales of the applicable year), with 182 days’ notice and the payment of a termination fee.

Loan No. 8 – 1901 Harrison Street – Regus, the 4th Largest Tenant, has the right to terminate its lease after August 31, 2022), with 12 months’ notice and the payment of a termination fee. The Mortgaged Property was 97.3% physically occupied as of March 31, 2016, but the Largest Tenant, Wells Fargo Bank, N.A., intends to vacate 65,571 sq. ft. upon its current lease expiration in December 2017, and Most Recent Physical Occupancy reflects the tenant downsizing.

Loan No. 25 – Mission Bend Shopping Center – dd’s Discounts, the Largest Tenant, has the right to terminate its lease with 90 days’ notice if gross sales do not exceed $6.5 million in its third lease year.

(23)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No. 1 – Westfield San Francisco Centre – The Largest Tenant, San Francisco State University, is subleasing approximately 18,354 sq. ft. to San Francisco Examiner and approximately 18,712 sq. ft. to Westfield Labs. The sub-leased premises will be subject to the San Francisco State University lease that expires December 31, 2021. In addition, the 2nd Largest Tenant, Crunchyroll, Inc., is subleasing approximately 30,000 sq. ft. to GoPro, Inc. The sublease expires in June, 2017. During the sublease period, Crunchyroll, Inc. is required to pay the borrower as additional rent 50% of all rent, additional rent or other consideration paid by GoPro, Inc. to Crunchyroll, Inc. in excess of the rent and additional rent already payable for such space under the prime lease. The lender did not include any related sublease income in its underwriting.

Loan No. 2 – Center 21 – The Largest Tenant, Pandora Media, Inc., is currently subleasing 49,311 sq. ft. of additional space (7.2% of the net rentable area) under a sublease from the 3rd Largest Tenant, Cerexa, Inc.

(24)	The following major tenants shown on Annex A-1 have abated, free or prepaid rent:

Loan No. 2 – Center 21 – The 5th Largest Tenant, iParadigms LLC, has free rent under its lease during the months of July 2016 through March 2017. At origination, the borrower was required to reserve $2,308,634 for free or abated rent related to this tenant and three additional tenants at the Mortgaged Property.

Loan No. 5 – Yuma Palms – The borrower was required to reserve $627,000 for rent abatements associated with the lease for Sports Authority, which is the 2nd Largest Tenant by net rentable area at the Mortgaged Property but was excluded from underwriting due to the tenant’s pending bankruptcy. The Mortgage Loan documents require the lender to release the funds in the reserve in equal installments of $34,833 on each payment date commencing in September 2016 through and including February 2018. All funds in the reserve are required to be either released to the borrower or, if there is a cash sweep period in effect, transferred to the cash management account and disbursed in accordance with the loan documents, upon the earliest to occur of the following: (a)(i) all or a portion of the space leased to Sports Authority is re-leased to one or more replacement tenant(s), with contractual rent in the aggregate equal to or greater than 70% of the contractual rent payable under the Sports Authority lease, (ii) the borrower or master tenant, as

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applicable, and replacement tenant(s) are not in default under the related lease(s), (iii) the applicable tenant(s) is in occupancy of the entire spaced demised pursuant to the lease(s) and is conducting business at its space, and (iv) there are no outstanding landlord obligations under the replacement lease(s); or (b)(i) Sports Authority has affirmed its lease pursuant to a final non-appealable order of a court of competent jurisdiction and has delivered a tenant estoppel confirming that the lease is in full force and effect, that there is no default under the lease, that Sports Authority is in occupancy and open for business and is paying full contractual rent without any abated rent or landlord obligations under the lease, or (ii) the Sports Authority lease is assigned as part of the bankruptcy proceeding to a replacement tenant.

Loan No. 12 – 260 Townsend Street – The 2nd Largest Tenant, Breeze Labs, Inc., has free rent under its lease for the months of July and August, 2016. At origination, the borrower was required to reserve $114,862 for free or abated rent related to this tenant.

Loan No. 20 – Village at Shoal Creek – The 3rd Largest Tenant, Tuesday Morning has a six-month free rent period ending February 28, 2017. At origination, the borrower deposited $114,184 into a free rent reserve account for existing rent abatement amounts for the Tuesday Morning lease.

Loan No. 22 – 201 Mentor Drive – At origination, the borrower deposited $231,590 into a free rent reserve account of which $25,694 relates to a free rent period for the 2nd Largest Tenant, Truven Health Analytics, $87,328 relates to free rent for the 3rd Largest Tenant, CIO Solutions, $81,736 relates to the 4th Largest Tenant, Tobin Lucks, and $36,832 relates to the 5th Largest Tenant, Applied Research Associates.

(25)	The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 2 – Center 21 – The Largest Tenant, Pandora Media, Inc., has signed a lease for four additional suites at the property totaling approximately 99,871 sq. ft. The leases for the new spaces commence in August, September and October of 2016 and the tenant has not yet taken occupancy of those additional suites.

Loan No. 6 – The Shops at Crystals – There are three tenants that have signed leases but are not yet in occupancy of their full spaces and/or paying full rent, including Hermes, the 4th Largest Tenant.

Loan No. 20 – Village at Shoal Creek – The 3rd Largest Tenant, Tuesday Morning, executed a lease for approximately 12.4% of NRA at the Mortgaged Property, but has not yet taken occupancy. The lease possession date is August 22, 2016 and the tenant is expected to take occupancy of its space at that time. At origination, the borrower deposited $1,170,000 into a Tuesday Morning occupancy holdback reserve account be released to the borrower upon Tuesday Morning taking occupancy of its space so long as no Trigger Period is continuing.

Loan No. 25 – Mission Bend Shopping Center – There are two tenants that have signed leases but are not yet in occupancy of their full spaces and/or paying rent.

(26)	Loan No. 5 – Yuma Palms – The borrower is structured as a Delaware statutory trust, and master leases the entire Mortgaged Property to an affiliate.

Loan No. 9 – Staybridge Suites Times Square – The borrowers are structured as tenants-in-common. 340 West 40 Realty, LLC is 100% owned by Mehta Family, LLC, which has six members, Krishna Mehta Trust (41%), Chandra Mehta Trust (19%), Krishna K. Mehta (10%), Chandra Mehta (10%), Rajeev Mehta Trust (10%) and Sanjeev Mehta Trust (10%). 340 West 40 Realty Two, LLC is 100% owned by 340-344 Realty, LLC, which has five members, Krishna Mehta Trust (32%), Krishna K. Mehta (19%), Chandra Mehta (1%), Rajeev Mehta Trust (24%)

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and Sanjeev Mehta Trust (24%). The sponsors of the borrower and non-recourse carve-out guarantors are Krishna K. Mehta and Chandra Mehta.

Loan No. 18 – The Shops at Mockingbird – The borrowers, Mockingbird Dunhill LLC and DE Mockingbird Borrower LLC, are structured as tenants-in-common and are each a single-purpose Delaware limited liability company structured to be bankruptcy-remote. The sponsors of the borrowers and non-recourse carve-out guarantors are William L. Hutchinson and Donald Engle. William L. Hutchinson is liable for any breach or violation of the non-recourse carveout provisions in the Mortgage Loan documents and the environmental indemnity, but Donald Engle’s liability under the non-recourse carveouts is limited to acts or omissions of the tenant-in-common borrower controlled by him.

Loan No. 23 – Valley Fair Shopping Center – The borrowers, EC Valley Fair Refi 2016 LLC and South Mill LLC, are structured as tenants-in-common and are both Delaware limited liability companies, respectively, each a single purpose entity structured to be bankruptcy-remote, with no independent directors in its organizational structure. The sponsors of the borrowers and non-recourse carve-out guarantors are Edward G. Hudson, Mark Hamermesh and Gary Grabel, jointly and severally.

Loan No. 25 – Mission Bend Shopping Center – The borrower is structured as a Delaware statutory trust, and master leases the entire Mortgaged Property to an affiliate.

(27)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

(28)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related mortgage loan documents.

(29)	Loan No. 2 – Center 21 – The Monthly Tax Reserves ($) are waived provided that no event of default has occurred and is continuing and the related borrower provides satisfactory evidence that all taxes have been paid on or prior to their due date.

Loan No. 3 – Opry Mills – Upon (i) an event of default under the mortgage loan documents or (ii) the occurrence of the date that the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.75x for two consecutive calendar quarters (an “Opry Mills DSCR Reserve Trigger Event”), the borrower is required to deposit into the (x) Monthly Replacement Reserves ($) $19,494 (capped at $701,780) and (y) Monthly TI/LC Reserves ($) $160,825 (capped at $5,789,683). In addition, Monthly Tax Reserves ($) are waived provided that (a) no event of default has occurred, (b) no Opry Mills DSCR Reserve Trigger Event exists and (c) the borrower pays all taxes prior to the date of delinquency and provides satisfactory evidence of the same.

Loan No. 5 – Yuma Palms – The Monthly Tax Reserves ($) are waived provided that (i) there is no event of default or cash sweep period under the Mortgage Loan documents in effect, (ii) the borrower provides evidence that taxes have been paid at least 10 days prior to the date of delinquency and (ii) the debt service coverage ratio based on the trailing three months is less than 1.25x or, with respect to a specific tenant’s space, there is a tenant that occupies one or more parcels which constitutes a separate tax lot and is required to pay such taxes under its lease, which is in full force and effect with no event of default under the lease.

Loan No. 5 – Yuma Palms – At any time after August 1, 2024, commencing on the date that the debt service coverage ratio based on the trailing three months is less than 1.40x, the Mortgage Loan documents require the borrower to deposit $84,500 from equity sources other than the revenues generated by the Mortgaged Property into the Additional Collateral Reserve to be held as additional collateral for the Mortgage Loan (or, at the borrower’s request, funds to be allocated from the excess cash flow reserve in substitute of such amount). The Mortgage Loan documents

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require deposits into this reserve until the earlier of (i) the payment date which occurs after the Mortgaged Property achieves a debt service coverage ratio of at least 1.40x for one calendar quarter based on the trailing three month period or (ii) payment in full of the Mortgage Loan. The funds in the Additional Collateral Reserve are required to be released to the borrower upon payment in full of the Mortgage Loan.

Loan No. 6 – The Shops at Crystals – Monthly Replacement Reserves ($) and Monthly Tax Reserves ($) are waived provided that (i) there is no event of default, (ii) the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is at least 1.60x for two consecutive calendar quarters and (iii) solely with respect to the Monthly Tax Reserves ($), the borrower pays all taxes prior to the date of delinquency and provides satisfactory evidence of the same.

Loan No. 8 1901 Harrison Street – The Monthly Tax Reserves ($) are waived provided that no event of default has occurred and is continuing and the related borrower provides satisfactory evidence that all taxes have been paid on or prior to their due date.

Loan No. 12 – 260 Townsend Street – The Monthly Tax Reserves ($) are waived provided that no event of default has occurred and is continuing and the related borrower provides satisfactory evidence that all taxes have been paid on or prior to their due date.

Loan No. 18 – The Shops at Mockingbird – Beginning on the payment date in January 2017, the borrowers will be required to deposit 1/12 of annual real estate taxes into the tax reserve account. To the extent that the Tax Waiver Criteria (as defined below) are satisfied with respect to any Tax Waiver Tenant (as defined below), monthly deposits for real estate taxes will be waived. A “Tax Waiver Tenant” means (i) LA Fitness, (ii) Family Dollar and (iii) the US Postal Service. The “Tax Waiver Criteria” will mean the following with respect to each Tax Waiver Tenant: (i) no Cash Sweep Event exists, (ii) the applicable Tax Waiver Tenant is required to reimburse the borrowers for its proportionate share of taxes and other charges, (iii) the borrowers provide evidence satisfactory to lender within 30 days that taxes have been paid, (iv) the applicable Tax Waiver Tenant lease is in full force and effect and (v) the borrowers make one or more additional deposits at least 10 days prior to delinquency in an amount equal to the amount the applicable Tax Waiver Tenant is responsible for reimbursing the borrowers pursuant to the related lease.

(30)	Loan No. 17 – River Terrace Inn – On each payment date in July through and including November, the borrower is required to deposit $80,000 into the Seasonal Working Capital Reserve, up to the cap of $320,000.

Loan No. 26 – Holiday Inn Express Mt. Juliet – The borrower is required to deposit to the Seasonality Reserve, prior to the occurrence of a Cash Management Trigger Event (as defined in the Mortgage Loan documents), $13,750 in June through September of each year and after the occurrence of a Cash Management Trigger Event, all available excess cash.

(31)	Loan No. 1 – Westfield San Francisco Centre – In lieu of making payments to any of the reserve accounts, the borrower may deliver to lender a letter of credit or guaranty with respect to any reserve. At loan origination, the borrower delivered to lender two letters of credit in the aggregate amount of $4,300,000 from UBS AG Bank in lieu of depositing a cash reserve to lender to cover the free rent and borrower work associated with the Zara lease.

Loan No. 2 – Center 21 – So long as the related guarantor maintains a net worth of at least $450,000,000, the guarantor may deliver a guaranty in lieu of the related borrower’s requirement to make deposits to the Monthly TI/LC Reserves ($), subject to the following terms: (i) if the guarantor’s net worth is at least $600,000,000, any amount on reserve will be released to the borrower and the borrower’s requirement to make monthly deposits will be waived; and (ii) if the guarantor’s net worth is equal to or greater than $450,000,000 but less than $600,000,000, 50% of the amount on reserve will be released to the borrower and the borrower will be required to deposit 50% of the amount required to be deposited monthly. The borrower may also deliver a

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letter of credit in the amount of the reserve cap in lieu of monthly deposits. At origination, the guarantor delivered a guaranty satisfying the foregoing conditions, and the borrower’s requirement to make deposits to the Monthly TI/LC Reserves ($) was waived.

Loan No. 2 – Center 21 – The Mortgage Loan documents provide that the TI/LC Reserve Cap of $5,500,000 must be reduced by the amount attributed under the loan documents to the Largest Tenant, Pandora Media, Inc. ($4,336,500 attributed), and the 4th Largest Tenant, Cerexa, Inc. ($1,163,500 attributed), when either (i) such tenant(s) has either renewed or extended its lease or (ii) the space occupied by such tenants has been re-let to a replacement tenant, provided that, in either case, all tenant improvement and leasing commission obligations have been satisfied and either (x) such tenants or replacement tenants are either paying full contractual rent, (y) the borrower has deposited the amount of any abated rent with the lender or (z) such tenant(s) has a long term unsecured credit rating of Baa3 or higher from Moody’s or BBB- or higher from S&P and has no right to terminate its lease prior to the expiration of the free rent period under the lease.

Loan No. 3 – Opry Mills – In lieu of cash reserves, the guarantor delivered a guaranty in the amount of $3,943,000 for the outstanding tenant improvements, tenant allowance and leasing commission obligations associated with four tenants at the Mortgaged Property in accordance with the Mortgage Loan documents.

Loan No. 6 – The Shops at Crystals – The borrower is required to deposit into the Monthly TI/LC Reserves ($) $185,000, in lieu of which, to the extent that there is no event of default under the Mortgage Loan documents, the borrower is permitted to deliver (i) a guaranty from the guarantors in the amount of all required deposits into the reserve not to exceed the amount of the reserve cap of $4,440,000 (the “Reserve Cap”) or (ii) a letter of credit in the amount of the Reserve Cap. At origination, the guarantor delivered a guaranty satisfying the foregoing conditions, and the borrower’s requirement to make deposits to the Monthly TI/LC Reserves ($) was waived.

Loan No. 8 – 1901 Harrison Street – So long as the related guarantor maintains a net worth of at least $450,000,000, the guarantor’s may deliver a guaranty in lieu of the related borrower’s requirement to make deposits to the Monthly TI/LC Reserves ($), subject to the following terms: (i) if the guarantor’s net worth is at least $600,000,000, any amount on reserve will be released to the borrower and the borrower’s requirement to make monthly deposits will be waived; and (ii) if the guarantor’s net worth is equal to or greater than $450,000,000 but less than $600,000,000, 50% of the amount on reserve will be released to the borrower and the borrower will be required to deposit 50% of the amount required to be deposited monthly. The borrower may also deliver a letter of credit in the amount of the reserve cap in lieu of monthly deposits. At origination, each borrower delivered a guaranty satisfying the foregoing conditions, and the borrower’s requirement to make deposits to the Monthly TI/LC Reserves ($) was waived.

Loan No. 8 – 1901 Harrison Street – The Mortgage Loan documents provide that the TI/LC Reserve Cap of $5,000,000 must be reduced by the amount attributed under the Loan documents to the Largest Tenant, Wells Fargo Bank, N.A. ($5,000,000 attributed), when either (i) such tenant has either renewed or extended its lease or (ii) the space occupied by such tenant has been re-let to a replacement tenant, provided that, in either case, all tenant improvement and leasing commission obligations have been satisfied and either (x) such tenant or replacement tenants are either paying full contractual rent, (y) the borrower has deposited the amount of any abated rent with the lender or (z) such tenant has a long term unsecured credit rating of Baa3 or higher from Moody’s or BBB- or higher from S&P and have no right to terminate their leases prior to the expiration of the free rent period under the leases.

Loan No. 12 – 260 Townsend Street – So long as the related guarantor maintains a net worth of at least $450,000,000, the guarantor’s may deliver a guaranty in lieu of the related borrower’s requirement to make deposits to the Monthly TI/LC Reserves ($), subject to the following terms: (i) if the guarantor’s net worth is at least $600,000,000, any amount on reserve will be released to the borrower and the borrower’s requirement to make monthly deposits will be waived; and (ii) if

A-1-27

the guarantor’s net worth is equal to or greater than $450,000,000 but less than $600,000,000, 50% of the amount on reserve will be released to the borrower and the borrower will be required to deposit 50% of the amount required to be deposited monthly. The borrower may also deliver a letter of credit in the amount of the reserve cap in lieu of monthly deposits. At origination, each borrower delivered a guaranty satisfying the foregoing conditions, and the borrower’s requirement to make deposits to the Monthly TI/LC Reserves ($) was waived.

Loan No. 12 – 260 Townsend Street – The Mortgage Loan documents provide that the TI/LC Reserve Cap of $3,000,000 must be reduced by the amount attributed under the Loan documents to the Largest Tenant, Swinerton ($3,000,000 attributed), when either (i) such tenant has either renewed or extended its lease or (ii) the space occupied by such tenant has been re-let to a replacement tenant, provided that, in either case, all tenant improvement and leasing commission obligations have been satisfied and either (x) such tenant or replacement tenants are either paying full contractual rent, (y) the borrower has deposited the amount of any abated rent with the lender or (z) such tenant has a long term unsecured credit rating of Baa3 or higher from Moody’s or BBB- or higher from S&P and have no right to terminate their leases prior to the expiration of the free rent period under the leases.

Loan No. 30 – Grizzly Self-Storage Mesquite – The Mortgage Loan documents permit monthly deposits to be waived if the borrower posts cash or letters of credit in the amount equal to the annual deposits for Monthly Tax Reserves ($), Monthly Insurance Reserves ($) and Monthly Replacement Reserves ($) for the next ensuing 12 months, provided that (i) no event of default exists and (ii) the borrower has provided evidence (A) of timely payments of taxes, (B) that the property is insured in accordance with the loan documents, and (C) that the borrower is satisfactorily maintaining the condition of the property as required by the loan documents.

Loan No. 32 – Grizzly Self-Storage Desoto – The Mortgage Loan documents permit monthly deposits to be waived if the borrower posts cash or letters of credit in the amount equal to the annual deposits for Monthly Tax Reserves ($), Monthly Insurance Reserves ($) and Monthly Replacement Reserves ($) for the next ensuing 12 months, provided that (i) no event of default exists and (ii) the borrower has provided evidence (A) of timely payments of taxes, (B) that the property is insured in accordance with the loan documents, and (C) that the borrower is satisfactorily maintaining the condition of the property as required by the loan documents.

(32)	Loan No. 3 – Opry Mills – the aggregate liability of the related non-recourse carve-out guarantor under the Mortgage Loan documents is capped at $75.0 million and $110.0 million, respectively.

Loan No. 4 – 693 Fifth Avenue – There is no separate non-recourse carve-out guarantors, and the borrower is the sole party responsible for any breaches or violations of the non-recourse carve-out provisions in the Mortgage Loan documents or the environmental indemnity.

Loan No. 6 – The Shops at Crystals – the aggregate liability of the related non-recourse carve-out guarantors under the Mortgage Loan documents is capped at $75.0 million and $110.0 million, respectively.

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(33)	Summary of Existing Pari Passu Debt

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Whole Loan U/W NCF DSCR	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield
1	Westfield San Francisco Centre(1)	$84,000,000	$349,077,000	$433,077,000	3.68x	35.5%	13.1%
2	Center 21	$83,000,000	$80,000,000	$163,000,000	2.01x	59.2%	9.7%
3	Opry Mills	$65,000,000	$310,000,000	$375,000,000	2.33x	50.8%	10.1%
4	693 Fifth Avenue	$62,500,000	$187,500,000	$250,000,000	1.00x	47.6%	6.4%
6	The Shops at Crystals(2)	$50,000,000	$332,700,000	$382,700,000	3.28x	34.8%	12.9%
7	U-Haul AREC Portfolio	$46,000,000	$48,500,000	$94,500,000	1.64x	67.4%	10.3%
9	Staybridge Suites Times Square	$38,600,000	$28,900,000	$67,500,000	2.09x	49.1%	13.8%
11	Intercontinental Kansas City Hotel	$30,140,000	$45,000,000	$75,140,000	1.62x	65.1%	11.5%
21	Williamsburg Premium Outlets	$15,000,000	$170,000,000	$185,000,000	2.52x	54.8%	11.4%

(1) The Whole Loan Cut-off Date Balance excludes four subordinate companion notes in the original principal amount of approximately $124.9 million.
(2) The Whole Loan Cut-off Date Balance excludes subordinate companion notes in the aggregate original principal amount of $167.3 million.

(34)	Summary of Future Mezzanine Debt

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
2	Center 21	$83,000,000	9.3%	Yes	2.01x	59.2%	NAP
8	1901 Harrison Street	$42,500,000	4.8%	Yes	2.30x	41.8%	NAP
10	Marina Del Rey Hotel	$38,000,000	4.3%	Yes	1.53x	57.5%	10.0%
12	260 Townsend Street	$28,200,000	3.2%	Yes	1.77x	43.7%	NAP
13	Pointe Hilton Tapatio Cliffs Resort	$25,909,324	2.9%	Yes	1.50x	NAP	NAP

Loan No. 2 – Center 21 – The Mortgage Loan documents permit the equity owners of the borrower and/or guarantor to pledge the direct or indirect equity interests in connection with a credit facility or other loan that is secured by substantially all of the pledgor’s assets or distributions.

Loan No. 3 – Opry Mills – The Mortgage Loan documents permit the equity owners of the borrower and/or guarantor to pledge the direct or indirect equity interests in connection with a credit facility or other loan that is secured by substantially all of the pledgor’s assets or distributions.

Loan No. 5 – Yuma Palms – The Mortgage Loan documents permit the guarantor to make one or more unsecured loans to the borrower without the prior consent of the lender in an aggregate amount up to the lesser of (i) $4,687,500 or (ii) 7.5% of the outstanding principal balance of the Mortgage Loan. Each such guarantor loan is required to, among other conditions, be (1) unsecured, (2) payable only out of excess cash flow, and (3) subordinated to the mortgage loan pursuant to a subordination and standstill agreement in the form attached to the loan agreement with changes satisfactory to the mortgage lender in its sole discretion.

Loan No. 6 – The Shops at Crystals – The borrower is permitted to enter into a Property Assessed Clean Energy (PACE) loan in an amount up to $7.0 million upon certain terms and conditions set forth in the Mortgage Loan documents which include, without limitation, Rating Agency Confirmation and the prior consent of the lender, which may not be unreasonably withheld, conditioned or delayed.

Loan No. 6 – The Shops at Crystals – The Mortgage Loan documents permit the equity owners of the borrower and/or guarantor to pledge the direct or indirect equity interests in connection with a credit facility or other loan that is secured by substantially all of the pledgor’s assets or distributions.

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Loan No. 8 – 1901 Harrison Street – The Mortgage Loan documents permit the equity owners of the borrower and/or guarantor to pledge the direct or indirect equity interests in connection with a credit facility or other loan that is secured by substantially all of the pledgor’s assets or distributions.

Loan No. 12 – 260 Townsend Street – The Mortgage Loan documents permit the equity owners of the borrower and/or guarantor to pledge the direct or indirect equity interests in connection with a credit facility or other loan that is secured by substantially all of the pledgor’s assets or distributions.

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

Distribution of Cut-off Date Balances(1)(2)

				Weighted Averages

Range of Cut-off Date Balances	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
$4,239,969 – $7,499,999	7	$42,702,254	4.8%	4.8656%	108	1.63x	67.8%	56.6%
$7,500,000 – $14,999,999	4	$44,570,794	5.0%	4.6717%	109	1.53x	65.2%	56.6%
$15,000,000 – $24,999,999	8	$150,116,032	16.8%	4.5217%	118	1.69x	64.9%	55.8%
$25,000,000 – $49,999,999	7	$249,349,324	27.9%	4.3595%	118	2.00x	51.8%	47.3%
$50,000,000 – $74,999,999	4	$240,000,000	26.9%	4.1528%	119	1.91x	51.1%	45.2%
$75,000,000 – $84,000,000	2	$167,000,000	18.7%	3.7648%	120	2.85x	47.3%	47.3%
Total/Weighted Average	32	$893,738,404	100.0%	4.2599%	118	2.04x	54.4%	49.1%

Distribution of Mortgage Rates(1)(2)

Range of Mortgage Rates	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
3.3940% – 4.4999%	13	$567,863,402	63.5%	3.9468%	118	2.25x	49.7%	46.2%
4.5000% – 4.7499%	8	$189,479,000	21.2%	4.6672%	118	1.48x	67.0%	57.5%
4.7500% – 5.2400%	11	$136,396,002	15.3%	4.9974%	114	1.94x	56.5%	49.0%
Total/Weighted Average	32	$893,738,404	100.0%	4.2599%	118	2.04x	54.4%	49.1%

Property Type Distribution(1)(2)(5)

						Weighted Averages

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstand-ing Pool Balance	Number of Units/Rooms/ Pads/NRA	Cut-off Date Balance per # of Units/ Rooms/Pads/NRA	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
Retail	9	$256,909,794	28.7%	2,809,522	$467	4.3089%	117	92.6%	2.06x	56.6%	51.1%
Anchored(6)	9	$256,909,794	28.7%	2,809,522	$467	4.3089%	117	92.6%	2.06x	56.6%	51.1%
Hospitality	8	$186,185,289	20.8%	1,821	$174,205	4.7779%	117	77.4%	2.04x	53.6%	47.9%
Full Service	4	$114,049,324	12.8%	1,219	$174,939	4.8588%	116	69.8%	2.10x	51.7%	48.3%
Limited Service	3	$33,535,965	3.8%	292	$121,599	5.1277%	117	77.7%	1.77x	65.3%	50.4%
Extended Stay	1	$38,600,000	4.3%	310	$217,742	4.2350%	119	99.7%	2.09x	49.1%	44.7%
Office	5	$175,092,342	19.6%	1,141,680	$242	4.2137%	119	88.3%	1.96x	53.7%	54.3%
CBD	3	$153,700,000	17.2%	1,032,595	$249	4.1400%	119	88.0%	2.05x	51.5%	53.7%
Suburban	1	$14,600,000	1.6%	72,043	$203	4.7400%	117	92.1%	1.26x	71.2%	61.2%
Medical	1	$6,792,342	0.8%	37,042	$183	4.7500%	119	87.8%	1.61x	64.7%	52.8%
Mixed Use	2	$146,500,000	16.4%	891,035	$1,417	3.6380%	120	79.2%	2.54x	40.7%	36.3%
Super Regional Mall/Office	1	$84,000,000	9.4%	794,521	$545	3.3940%	120	95.6%	3.68x	35.5%	35.5%
Retail/Office	1	$62,500,000	7.0%	96,514	$2,590	3.9660%	119	57.1%	1.00x	47.6%	37.4%
Self-Storage	27	$96,950,979	10.8%	1,503,422	$173	4.0041%	120	91.8%	1.58x	67.0%	50.9%
Multifamily	2	$24,900,000	2.8%	404	$68,928	4.7034%	100	97.5%	1.49x	69.2%	63.5%
Garden	2	$24,900,000	2.8%	404	$68,928	4.7034%	100	97.5%	1.49x	69.2%	63.5%
Manufactured Housing Community	1	$7,200,000	0.8%	185	$38,919	4.8000%	113	80.0%	1.38x	72.0%	62.0%
Total/Weighted Average	54	$893,738,404	100.0%		$467	4.2599%	118	86.3%	2.04x	54.4%	49.1%

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Geographic Distribution(1)(2)(5)

				Weighted Averages

State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
California	8	$ 331,203,630	37.1%	4.1907%	119	2.45x	49.7%	49.3%
Northern(7)	5	$ 257,700,000	28.8%	3.9418%	119	2.60x	46.1%	47.4%
Southern(7)	3	$ 73,503,630	8.2%	5.0631%	116	1.96x	62.2%	55.8%
New York	4	$ 142,573,402	16.0%	4.0880%	119	1.45x	53.3%	43.8%
New York City	4	$ 142,573,402	16.0%	4.0734%	119	1.45x	53.3%	43.8%
Arizona	4	$ 102,529,053	11.5%	4.6685%	115	1.52x	57.7%	47.9%
Tennessee	2	$ 72,474,670	8.1%	4.1805%	119	2.29x	52.6%	51.3%
Nevada	5	$ 65,380,552	7.3%	3.8573%	118	2.87x	43.0%	39.4%
Texas	5	$ 55,867,371	6.3%	4.7030%	117	1.44x	69.9%	61.0%
Missouri	2	$ 45,370,000	5.1%	4.6563%	116	1.54x	68.2%	57.8%
Florida	8	$ 27,529,776	3.1%	4.3109%	106	1.66x	66.0%	52.5%
Virginia	1	$ 15,000,000	1.7%	4.2290%	114	2.52x	54.8%	54.8%
South Carolina	3	$ 8,048,783	0.9%	4.4954%	117	1.86x	65.5%	48.3%
New Jersey	3	$ 7,753,455	0.9%	3.7200%	120	1.64x	67.4%	48.0%
Illinois	1	$ 6,792,342	0.8%	4.7500%	119	1.61x	64.7%	52.8%
Maryland	2	$ 4,339,963	0.5%	3.7200%	120	1.64x	67.4%	48.0%
Georgia	3	$ 3,868,514	0.4%	3.7200%	120	1.64x	67.4%	48.0%
Idaho	1	$ 2,135,486	0.2%	3.7200%	120	1.64x	67.4%	48.0%
Minnesota	1	$ 1,829,947	0.2%	3.7200%	120	1.64x	67.4%	48.0%
Iowa	1	$ 1,041,460	0.1%	3.7200%	120	1.64x	67.4%	48.0%
Total/Weighted Average	54	$ 893,738,404	100.0%	4.2599%	118	2.04x	54.4%	49.1%

Distribution of Cut-off Date LTV Ratios(1)(2)(3)(4)

				Weighted Averages

Range of Cut-off Date LTV Ratios	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
29.4% – 54.9%	10	$431,709,324	48.3%	3.9946%	119	2.44x	42.8%	41.4%
55.0% – 59.9%	3	$129,880,794	14.5%	4.4932%	118	2.10x	58.6%	58.0%
60.0% – 64.9%	5	$ 53,943,636	6.0%	4.8144%	110	1.67x	64.4%	52.5%
65.0% – 69.9%	8	$198,428,041	22.2%	4.3871%	117	1.51x	66.9%	53.5%
70.0% – 74.8%	6	$ 79,776,609	8.9%	4.6238%	117	1.36x	72.5%	62.6%
Total/Weighted Average	32	$ 893,738,404	100.0%	4.2599%	118	2.04x	54.4%	49.1%

Distribution of LTV Ratios at Maturity or ARD(1)(2)(3)

				Weighted Averages

Range of LTV Ratios at Maturity or ARD	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
24.1% – 49.9%	11	$ 404,451,413	45.3%	4.0326%	119	2.35x	45.5%	39.8%
50.0% – 54.9%	6	$ 137,765,744	15.4%	4.1839%	119	2.03x	57.4%	52.0%
55.0% – 59.9%	8	$ 258,792,248	29.0%	4.5363%	118	1.80x	60.7%	57.2%
60.0% – 64.9%	6	$ 73,520,000	8.2%	4.6169%	106	1.42x	70.1%	61.8%
65.0% – 65.5%	1	$ 19,209,000	2.1%	4.5000%	119	1.30x	74.8%	65.5%
Total/Weighted Average	32	$ 893,738,404	100.0%	4.2599%	118	2.04x	54.4%	49.1%

A-2-2

Distribution of Underwritten NCF Debt Service Coverage Ratios(1)(2)

				Weighted Averages

Range of Underwritten NCF Debt Service Coverage Ratios	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
1.00x – 1.00x	1	$62,500,000	7.0%	3.9660%	119	1.00x	47.6%	37.4%
1.19x – 1.39x	5	$118,739,000	13.3%	4.6752%	119	1.30x	70.5%	58.8%
1.40x – 1.44x	2	$9,477,577	1.1%	4.8100%	118	1.44x	69.7%	57.1%
1.45x – 1.54x	2	$39,023,402	4.4%	4.3716%	117	1.47x	68.5%	58.7%
1.55x – 1.99x	12	$201,989,101	22.6%	4.4115%	114	1.67x	62.3%	52.7%
2.00x – 2.49x	7	$313,009,324	35.0%	4.3488%	118	2.20x	50.5%	49.6%
2.50x – 2.87x	1	$15,000,000	1.7%	4.2290%	114	2.52x	54.8%	54.8%
2.88x – 3.68x	2	$134,000,000	15.0%	3.5246%	120	3.53x	35.2%	35.2%
Total/Weighted Average	32	$893,738,404	100.0%	4.2599%	118	2.04x	54.4%	49.1%

Original Terms to Maturity or ARD(1)(2)

				Weighted Averages

Range of Original Terms to Maturity or ARD (n Months)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
60	1	$ 6,600,000	0.7%	4.9900%	60	1.59x	66.0%	60.9%
84	1	$ 11,590,000	1.3%	4.2500%	83	1.55x	64.0%	60.8%
120	30	$ 875,548,404	98.0%	4.2545%	118	2.05x	54.2%	48.8%
Total/Weighted Average	32	$ 893,738,404	100.0%	4.2599%	118	2.04x	54.4%	49.1%

Distribution of Remaining Terms to Maturity or ARD(1)(2)

				Weighted Averages

Range of Remaining Terms to Maturity or ARD in Months	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
60 – 60	1	$ 6,600,000	0.7%	4.9900%	60	1.59x	66.0%	60.9%
81 – 84	1	$ 11,590,000	1.3%	4.2500%	83	1.55x	64.0%	60.8%
111 – 117	11	$ 202,685,289	22.7%	4.8227%	116	1.93x	58.0%	52.0%
118 – 120	19	$ 672,863,115	75.3%	4.0833%	119	2.09x	53.0%	47.8%
Total/Weighted Average	32	$ 893,738,404	100.0%	4.2599%	118	2.04x	54.4%	49.1%

Distribution of Underwritten NOI Debt Yields(1)(2)(4)

				Weighted Averages

Range of Underwritten NOI Debt Yields	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
6.4% – 8.9%	7	$ 201,962,402	22.6%	4.4039%	119	1.22x	63.0%	51.6%
9.0% – 9.9%	6	$ 143,117,577	16.0%	4.2463%	116	1.80x	62.6%	58.8%
10.0% – 12.4%	10	$ 269,732,342	30.2%	4.2191%	117	2.02x	54.4%	50.5%
12.5% – 14.9%	7	$ 247,859,094	27.7%	4.1243%	119	2.86x	45.1%	42.4%
15.0% – 19.4%	2	$ 31,066,989	3.5%	4.8216%	117	2.07x	35.2%	28.2%
Total/Weighted Average	32	$ 893,738,404	100.0%	4.2599%	118	2.04x	54.4%	49.1%

A-2-3

Amortization Types(1)(2)

				Weighted Averages

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity Date or ARD(3)
Interest Only	9	$ 425,700,000	47.6%	4.0541%	119	2.62x	46.8%	47.6%
Amortizing Balloon	14	$ 219,899,404	24.6%	4.6989%	117	1.57x	62.4%	50.5%
Interest Only, then Amortizing	8	$ 202,139,000	22.6%	4.3383%	115	1.43x	58.7%	50.7%
Amortizing Balloon, ARD	1	$ 46,000,000	5.1%	3.7200%	120	1.64x	67.4%	48.0%
Total/Weighted Average	32	$ 893,738,404	100.0%	4.2599%	118	2.04x	54.4%	49.1%

A-2-4

FOOTNOTES TO ANNEX A-2

(1)	With respect to the Westfield San Francisco Centre Mortgage Loan, Center 21 Mortgage Loan, Opry Mills Mortgage Loan, 693 Fifth Avenue Mortgage Loan, The Shops at Crystals Mortgage Loan, U-Haul AREC Portfolio Mortgage Loan, Staybridge Suites Times Square Mortgage Loan, Intercontinental Kansas City Hotel Mortgage Loan and Williamsburg Premium Outlets Mortgage Loan, the Cut-off Date LTV Ratio, U/W NCF DSCR, U/W NOI Debt Yield and Cut-off Date Balance per Unit/Room/NRA calculations include the related pari passu companion loan(s).

(2)	For the ARD Loan, the Original Terms to Maturity or ARD, Remaining Terms to Maturity or ARD, Stated Remaining Term (Mos.) and LTV Ratio at Maturity Date or ARD are through the related Anticipated Repayment Date.

(3)	With respect to the 201 Mentor Drive Mortgage Loan, representing 1.6% of the Initial Outstanding Pool Balance, the Cut-off Date LTV Ratio and LTV Ratio at Maturity Date or ARD have been calculated based on the “as complete” value. With respect to the Intercontinental Kansas City Hotel Mortgage Loan, representing 3.4% of the Initial Outstanding Pool Balance, the LTV Ratio at Maturity Date or ARD has been calculated based on the “as stabilized” value. With respect to the Mission Bend Shopping Center Mortgage Loan, representing 1.0% of the Initial Outstanding Pool Balance, the Cut-off Date LTV Ratio and LTV Ratio at Maturity Date or ARD have been calculated based on a “hypothetical as-is” value. For additional information, see the Footnotes to Annex A-1.

(4)	With respect to the Intercontinental Kansas City Hotel Mortgage Loan, representing 3.4% of the Initial Outstanding Pool Balance, the Cut-off Date LTV, and U/W NOI Debt Yield have been calculated net of a $15,898,677 PIP reserve. With respect to the 260 Townsend Street Mortgage Loan, representing 3.2% of the initial Outstanding Pool Balance, the Cut-off Date LTV, and LTV Ratio at Maturity Date or ARD have been calculated net of a $6,000,000 Vacant Space reserve. For additional information, see the Footnotes to Annex A-1.

(5)	Because this table presents information relating to the Mortgaged Properties and not the Mortgage Loans, the information for Mortgaged Properties that relate to Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts.

(6)	Includes anchored, single tenant and super regional mall properties.

(7)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

A-2-5

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ANNEX A-3

DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

 A-3-1

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

 A-3-2

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

Mortgage Loan Information
Loan Seller:	GACC/JPMCB
Loan Purpose:	Refinance
Sponsor:	Westfield America, Inc.
Borrower:	Emporium Mall LLC; S.F. Centre Limited Partnership
Original Balance(1):	$84,000,000
Cut-off Date Balance(1):	$84,000,000
% by Initial UPB:	9.4%
Interest Rate:	3.3940%
Payment Date:	1st of each month
First Payment Date:	September 1, 2016
Maturity Date:	August 1, 2026
Amortization:	Interest Only
Additional Debt(1)(2):	$349,077,000 Pari Passu Debt; $124,923,000 Subordinate Secured Debt
Call Protection(3):	L(24), DorYM1(92), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Ground Rent:	$0	Springing
Zara Free Rent / TI (LOC)(5):	$4,300,000	NAP

Financial Information
	Senior Notes(6)	Total Debt(7)
Cut-off Date Balance / Sq. Ft.:	$545	$702
Balloon Balance / Sq. Ft.:	$545	$702
Cut-off Date LTV:	35.5%	45.7%
Balloon LTV:	35.5%	45.7%
Underwritten NOI DSCR:	3.79x	2.95x
Underwritten NCF DSCR:	3.68x	2.85x
Underwritten NOI Debt Yield:	13.1%	10.1%
Underwritten NCF Debt Yield:	12.7%	9.8%
Underwritten NOI Debt Yield at Balloon:	13.1%	10.1%
Underwritten NCF Debt Yield at Balloon:	12.7%	9.8%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall / Office
Collateral:	Fee Simple/Leasehold
Location:	San Francisco, CA
Year Built / Renovated:	1908, 1988 / 2006
Total Sq. Ft.:	794,521
Property Management:	Westfield Property Management LLC
Underwritten NOI:	$56,554,190
Underwritten NCF:	$54,817,690
Appraised Value:	$1,220,000,000
Appraisal Date:	April 27, 2016

Historical NOI
Most Recent NOI:	$51,963,988 (T-12 March 31, 2016)
2015 NOI:	$50,954,179 (December 31, 2015)
2014 NOI:	$48,128,023 (December 31, 2014)
2013 NOI:	$48,398,462 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	95.6% (April 30, 2016)
2015 Occupancy:	93.4% (December 31, 2015)
2014 Occupancy:	95.1% (December 31, 2014)
2013 Occupancy:	92.1% (December 31, 2013)
(1)	The Original Balance and Cut-off Date Balance of $84.0 million represents the senior non-controlling Notes A-1-EMP-C1, A-1-SFC-C1, A-2-EMP-C1 and A-2-SFC-C1 which, together with the pari passu Senior Notes, with an aggregate original principal balance of $349.077 million, and four subordinate Junior Notes, with an aggregate original principal balance of $124.923 million, comprises the Westfield San Francisco Centre Whole Loan with an aggregate original principal balance of $558.0 million. For additional information regarding the pari passu Senior Notes and the Junior Notes, see “The Loan” herein.
(2)	See “Current Mezzanine or Subordinate Indebtedness” herein.
(3)	The borrower has the option of prepayment in full together with the greater of 1% or yield maintenance or defeasance in full. The lockout period will be at least 24 payment dates beginning with and including the first payment date of September 1, 2016. Defeasance of the full $558.0 million Westfield San Francisco Centre Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) August 1, 2019. The assumed lockout period of 24 payments is based on the expected DBJPM 2016-C3 securitization closing date in August 2016. The actual lockout period may be longer. In addition, in connection with a DSCR Trigger Period (as defined below) the borrower may prepay a portion of the Westfield San Francisco Centre Whole Loan to achieve a higher DSCR. See “Ongoing Reserves” below.
(4)	See “Initial Reserves” and “Ongoing Reserves” herein.
(5)	In lieu of depositing a cash reserve to cover the free rent and landlord’s work associated with the Zara lease, the borrower has delivered two letters of credit in the aggregate amount of $4,300,000 from UBS AG bank. See “Letters of Credit” herein.
(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Senior Notes only, which have an aggregate principal balance of $433.077 million.
(7)	Total Debt DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Westfield San Francisco Centre Whole Loan balance of $558.0 million, which includes the $124.923 million Junior Notes.

 A-3-3

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

Retail Tenant Summary
Tenant Mix	Ratings (Fitch/Moody’s/S&P)(1)	Total Sq. Ft.(2)	% of Retail Collateral Sq. Ft.	% of Total Collateral Sq. Ft.	Base Rent PSF(2)	Lease Expiration	TTM March 2016 Sales (000s)(3)	TTM March 2016 Sales PSF(3)

Anchors (non-collateral)
Bloomingdale’s	BBB/Baa2/BBB	338,928	NAP	NAP	NAP	NAP	$122,876	$363
Nordstrom	BBB+/Baa1/BBB+	312,000	NAP	NAP	NAP	NAP	$89,220	$286
Total Anchor Tenants		650,928					$212,096	$326

Major Tenants (>10,000 sq. ft.)
Century Theatres(4)	NR/B2/BB	52,636	9.5%	6.6%	$27.00	9/30/2021	$6,377	$708,598
Bespoke	NR/NR/NR	36,977	6.7%	4.7%	$25.75	12/31/2021	NAP	NAP
Zara(5)	NR/NR/NR	27,579	5.0%	3.5%	$108.78	3/31/2027	$11,874	$1,403
H&M	NR/NR/NR	25,289	4.6%	3.2%	$71.07	1/31/2022	$11,170	$442
Bristol Farms	NR/NR/NR	22,135	4.0%	2.8%	$42.27	1/31/2017	$10,690	$483
Abercrombie & Fitch	NR/NR/BB-	16,488	3.0%	2.1%	$107.29	1/31/2022	$12,907	$783
Express/Express Men	NR/NR/NR	15,660	2.8%	2.0%	$74.00	1/31/2023	$4,587	$293
J. Crew	NR/B2/B-	11,284	2.0%	1.4%	$83.44	1/31/2022	$11,033	$978
Victoria’s Secret	NR/NR/NR	11,037	2.0%	1.4%	$76.41	1/31/2023	$14,772	$1,338
Total Major Tenants(6)		219,085	39.6%	27.6%	$58.51		$77,032	$802

In-line		218,415	39.5%	27.5%	$91.28		$173,234	$793
Restaurant/Food Court		38,711	7.0%	4.9%	$109.69		$39,331	$1,016
Exterior		29,808	5.4%	3.8%	$172.03		$32,956	$1,106
Specialty Leasing(7)		5,203	0.9%	0.7%	NAP		NAP	NAP
Kiosk/ATM		4,360	0.8%	0.5%	NAP		NAP	NAP
Patio		2,672	0.5%	0.3%	$71.57		NAP	NAP

Total Occupied Retail Collateral		518,254	93.7%	65.2%

Vacant Retail		35,112	6.3%	4.4%
Total Retail Collateral Sq. Ft.		553,366	100.0%	69.6%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Total Sq. Ft. and Base Rent PSF are based on the April 30, 2016 rent roll.

(3)	All sales information presented herein with respect to the Westfield San Francisco Centre Property is based upon information provided by the Borrower; in certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have timely reported sales.

(4)	TTM March 2016 Sales PSF for Century Theatres represents sales per screen based on nine screens.

(5)	TTM March 2016 Sales PSF figures for Zara are based upon the 8,463 sq. ft. that Zara currently occupies at the Westfield San Francisco Centre Property. The Total Sq. Ft. for Zara above includes Zara’s expansion space. The Zara expansion space is expected to be delivered to the tenant April 1, 2017 and the tenant will commence paying rent on October 1, 2017.

(6)	Century Theatres’ sales are excluded from the total TTM March 2016 Sales and TTM March 2016 Sales PSF.

(7)	Specialty Leasing represents tenants with short-term lease or license agreements with a duration that is typically 12 months or less.

Office Tenant Summary
Tenant Name	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Office Sq. Ft.	% of Collateral Sq. Ft.	Underwritten Base Rent PSF	Underwritten Gross Rent PSF	Lease Expiration
San Francisco State University(1)	A+/Aa3/AA-	125,483	52.0%	15.8%	$37.12	$37.95	12/31/2021
Crunchyroll, Inc.(2)	NR/NR/NR	71,614	29.7%	9.0%	$58.71	$60.50	1/31/2020
True Ultimate Standards Every	NR/NR/NR	28,217	11.7%	3.6%	$53.56	$55.35	2/29/2020
Burke Williams Day Spa	NR/NR/NR	15,841	6.6%	2.0%	$44.00	$54.87	1/31/2022
Total / Wtd. Avg. Occupied		241,155	100.0%	30.4%	$45.90	$47.80
(1)	San Francisco State University subleases 18,354 sq. ft. to San Francisco Examiner through December 2021 and 18,712 sq. ft. to Westfield Labs, a Westfield affiliate, through December 2021. San Francisco State University has a termination option for the entirety of its space effective December 31, 2018 which requires 15 months prior notice and the payment of a termination fee equal to three months of base rent and the unamortized tenant improvement and broker commissions.

(2)	Crunchyroll, Inc. subleases 30,000 sq. ft. to GoPro, Inc. through June 2017.

 A-3-4

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
Specialty(3)	3	5,203	0.7%	5,203	0.7%	$0.00	0.0%	0.0%
MTM	19	35,382	4.5%	40,585	5.1%	$105.14	7.0%	7.0%
2016	6	9,979	1.3%	50,564	6.4%	$40.88	0.8%	7.7%
2017	39	84,308	10.6%	134,872	17.0%	$112.54	17.8%	25.5%
2018	13	19,948	2.5%	154,820	19.5%	$73.74	2.8%	28.3%
2019	10	4,929	0.6%	159,749	20.1%	$191.71	1.8%	30.0%
2020	11	108,570	13.7%	268,319	33.8%	$62.61	12.7%	42.8%
2021	19	244,139	30.7%	512,458	64.5%	$35.13	16.1%	58.8%
2022	22	114,412	14.4%	626,870	78.9%	$83.76	17.9%	76.8%
2023	10	43,434	5.5%	670,304	84.4%	$70.79	5.8%	82.5%
2024	5	16,070	2.0%	686,374	86.4%	$70.83	2.1%	84.7%
2025	5	13,601	1.7%	699,975	88.1%	$179.66	4.6%	89.2%
2026	8	15,341	1.9%	715,316	90.0%	$125.73	3.6%	92.9%
Thereafter	4	44,093	5.5%	759,409	95.6%	$86.54	7.1%	100.0%
Vacant	NAP	35,112	4.4%	794,521	100.0%	NAP	NAP
Total / Wtd. Avg.	174	794,521	100.0%			$70.31	100.0%
(1)	Based on the April 30, 2016 rent roll.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Specialty tenants represent tenants with short-term leases or license agreements with a duration that is typically 12 months or less. Rent for the Specialty tenants was not included in underwritten base rent but has been underwritten with other income.

The Loan. The Westfield San Francisco Centre loan (the “Westfield San Francisco Centre Loan”) is a fixed rate loan secured by the borrower’s fee simple and leasehold interests in 794,521 sq. ft. of a 1,445,449 sq. ft super regional mall and office property located at 865 Market Street in the Union Square neighborhood of San Francisco, California (the “Westfield San Francisco Centre Property”). The Westfield San Francisco Centre Loan is evidenced by the senior non-controlling notes A-1-EMP-C1, A-1-SFC-C1, A-2-EMP-C1 and A-2-SFC-C1 with an aggregate original principle balance of $84.0 million and is a part of a $558.0 million whole loan that is evidenced by 28 promissory notes: 24 pari passu senior notes with an aggregate original principal balance of $433.077 million (the “Senior Notes”) and four subordinate notes with an aggregate original principal balance of $124.923 million (the “Junior Notes” and, together with the Senior Notes, the “Westfield San Francisco Centre Whole Loan”). Only the Westfield San Francisco Centre Loan will be included in the DBJPM 2016-C3 mortgage trust. Eight of the Senior Notes with an aggregate original principal balance of $182.019 million and all of the Junior Notes are expected to be contributed to the DBJPM 2016-SFC mortgage trust. The remaining Senior Notes are expected to be held by DBNY or an affiliate and JPMCB or an affiliate and contributed to one or more future securitizations.

The relationship between the holders of the Senior Notes and the Junior Notes is governed by a co-lender agreement as described under “Description of the Mortgage Pool—Whole Loan—Westfield San Francisco Centre” in the Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Control
A-1-EMP-C1, A-1-SFC-C1, A-2-EMP-C1 , A-2-SFC-C1	$84,000,000	$84,000,000	DBJPM 2016-C3	No
DBJPM 2016-SFC Mortgage Trust Notes	$306,942,000	$306,942,000	DBJPM 2016-SFC	Yes
DBNY Non-Trust Senior Notes	$83,529,000	$83,529,000	DBNY	No
JPMCB Non-Trust Senior Notes	$83,529,000	$83,529,000	JPMCB	No
Total Debt	$558,000,000	$558,000,000

The Westfield San Francisco Centre Loan has a 10-year term and pays interest only for the duration of the term. The Westfield San Francisco Centre Loan accrues interest at a rate equal to 3.3940% per annum and has a Cut-off Date Balance of approximately $84.0 million. The Westfield San Francisco Centre Whole Loan proceeds were used to refinance existing debt of approximately $555.5 million and pay closing costs of approximately $4.2 million. Based on the appraised value of $1.22 billion as of April 27, 2016, the Cut-off Date LTV for the Senior Notes is 35.5%. Previous financing on the property consisted of a $120.5 million floating-rate loan encumbering the leasehold interest in the San Francisco Centre and a $435.0 million fixed-rate loan encumbering the fee interest in the Emporium retail and office. The $435.0 million loan was bifurcated into a $300.0 million senior note which was included in the LBUBS 2007-C1 transaction and a $135.0 million junior note which was sold separately.

 A-3-5

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$558,000,000	99.7%	Loan Payoff	$555,500,000	99.3%
Sponsor Equity	$1,661,400	0.3%	Closing Costs	$4,161,400	0.7%
Total Sources	$559,661,400	100.0%	Total Uses	$559,661,400	100.0%

The Borrower / Sponsor. The borrowers are Emporium Mall LLC, a Delaware limited liability company and S.F. Centre Limited Partnership, a Delaware limited partnership, each structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrowers and the non-recourse carve-out guarantor is Westfield America, Inc. (“Westfield”), provided that (i) any related recourse liability is subject to a cap of 10% of the then outstanding principal balance of the Westfield San Francisco Centre Whole Loan and (ii) in no event will Westfield be liable for losses solely related to the borrowers’ failure to (a) pay debt service on or repay the Westfield San Francisco Centre Loan, (b) remain solvent, (c) remain adequately capitalized or (d) pay their debts as they become due.

Emporium Mall LLC owns the Emporium retail and office in fee simple and S.F. Centre Limited Partnership holds the leasehold interest in the San Francisco Centre. Westfield and Forest City indirectly own a majority of the S.F. Centre Limited Partnership and Emporium Mall LLC. Westfield indirectly controls both S.F. Centre Limited Partnership and Emporium Mall LLC.

Westfield, an affiliate of Westfield Corporation, is a real estate investment trust (“REIT”) that is in the business of owning, operating, developing, and acquiring iconic retail destinations in the world’s leading cities (including in major metropolitan areas in the United States) attracting over 330 million shopper visits last year, Westfield’s portfolio of 32 shopping centers in the United States includes nearly 5,800 stores encompassing approximately 40 million sq. ft. of retail space in eight states.

The Property. The Westfield San Francisco Centre Property is a portion of a 1,445,449 sq. ft. super regional mall and office property located at 865 Market Street in San Francisco’s Union Square neighborhood. The Westfield San Francisco Centre Property is divided between the San Francisco Centre (23.4% of collateral NRA) and the Emporium retail and office building (76.6% of collateral NRA). The San Francisco Centre portion of the mall was originally developed in 1988 and purchased by Westfield in 2002. The Emporium portion of the mall, which is a redevelopment of the historic Emporium department store that dates back to the 1890s, was co-developed by Westfield and Forest City in 2006. The San Francisco Centre is subject to a ground lease with an initial expiration of June 30, 2043 and includes one renewal option for a 15-year term. The retail portion of the Westfield San Francisco Centre Property is anchored by the west coast flagship of Bloomingdale’s and the second largest Nordstrom in the United States, neither of which are collateral for the Westfield San Francisco Centre Whole Loan.

As of April 30, 2016, the Westfield San Francisco Centre Property’s retail portion was 93.7% leased by approximately 160 tenants (97.1% including non-collateral anchor tenants). The Westfield San Francisco Centre Property features a nine-screen movie theater and several noteworthy major and in-line tenants, including Zara, H&M, J. Crew, Victoria’s Secret, Banana Republic, Foot Locker, and Champs Sports. Furthermore, the Westfield San Francisco Centre Property offers approximately 23 restaurant and dining concepts. No tenant contributes more than 5.1% of gross rent. Sales for all reporting categories, including non-collateral tenants, for the trailing 12 months ending March 2016 totaled $599.3 million, with specialty store (all tenants excluding major tenants and theatre tenants) sales of $1,028 PSF. From 2011 to 2015, specialty store sales PSF has grown at a compound annual growth rate of 7.4%.

The retail portion of the Westfield San Francisco Centre Property also features a new digital space, called Bespoke, which Westfield unveiled May of 2015. Bespoke, which is a Westfield affiliate, consists of co-working, technology demonstration, and event spaces. As of July 2016, Bespoke was host to over 100 events, showcased over 30 demonstrations, and was home to more than 75 retail-tech start-ups. Clients of Bespoke include several prominent technology companies including Google, Salesforce and Facebook. The co-working space has over 200 paying members and achieved 100% occupancy in its first nine months.

The Westfield San Francisco Centre Property is a located in one of the top retail destinations in the country (Market Street in San Francisco’s Union Square neighborhood), with strong historical sales and average mall and office occupancies of 96.6% and 97.5%, respectively, from 2007 to 2015 (including non-collateral anchors). As of April 30, 2016, the Westfield San Francisco Centre Property’s Office portion was 100% leased to four tenants. Historical occupancy of both the retail and office portions of the Westfield San Francisco Centre Property is further detailed in the charts below.

Historical Occupancy
	2007	2008	2009	2010	2011	2012	2013	2014	2015	Apr-16
Collateral Retail Occupancy	99.3%	95.8%	93.6%	87.7%	89.6%	89.1%	89.4%	94.5%	93.7%	93.7%
Total Mall Occupancy	99.7%	98.1%	97.1%	94.4%	95.3%	95.0%	95.1%	97.5%	97.1%	97.1%
Office Occupancy	94.0%	96.0%	100.0%	100.0%	100.0%	100.0%	98.3%	96.6%	92.7%	100.0%

Since January 2015, 29,853 sq. ft. of new in-line tenants have been signed at the retail portion of the Westfield San Francisco Centre Property. These leases are 27.4% higher than the average in-place base rent PSF of all in-line tenants. Additionally, Zara signed a lease to expand their space by 19,116 sq. ft. in June 2016. The space is expected to be delivered to Zara in April 2017 and Zara is

 A-3-6

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

required to begin paying rent in October 2017. The borrower has delivered a letter of credit in the amount of $4,300,000 to cover gap rent and the tenant improvement obligations of the borrower associated with the Zara lease. The average in-place gross office rent of $47.80 PSF is a 19.1% discount to the most recently signed office leases at the Westfield San Francisco Centre Property (Crunchyroll, Inc. and TRUSTe).

Historical Sales PSF(1)
Tenant	2012 PSF	2013 PSF	2014 PSF	2015 PSF	TTM March 2016 Sales	TTM March 2016 PSF
Anchors (Non Collateral)(2)
Bloomingdale’s	$320	$361	$376	$364	$122,875,937	$363
Nordstrom	$334	$321	$297	$277	$89,219,568	$286

Major Tenants (>10,000 Sq. Ft.)
H&M	$466	$441	$448	$448	$11,170,323	$442
Bristol Farms	$524	$505	$475	$472	$10,690,027	$483
Abercrombie & Fitch	$1,122	$977	$837	$786	$12,906,555	$783
Express/Express Men	$0	$401	$312	$299	$4,587,178	$293
J. Crew	$1,133	$1,143	$1,032	$980	$11,033,132	$978
Victoria’s Secret	$0	$1,103	$1,151	$1,332	$14,771,539	$1,338
Total Major	$727	$685	$637	$640	$65,158,754	$639

Comp In-line (<10,000 Sq. Ft.)(3)	$847	$881	$898	$909	$170,664,253	$915

Exterior Tenants
Adidas	$506	$591	$630	$751	$8,899,470	$805
Timberland	$603	$895	$1,028	$889	$2,056,192	$879
Tourneau	$4,314	$4,941	$5,469	$5,147	$13,477,648	$5,132
American Eagle Outfitters	$1,190	$1,050	$940	$1,029	$8,522,466	$1,013
Total Exterior	$1,160	$1,246	$1,295	$1,332	$32,955,776	$1,349

Century Theatres(4)	$675,847	$642,737	$618,177	$663,681	$6,377,379	$708,598
(1)	All sales information presented herein with respect to the Westfield San Francisco Centre Property is based upon information provided by the Borrower; in certain instances, sales figures represent estimates because the tenants are not required to report, or otherwise may not have timely reported sales.

(2)	Anchor sales reflect estimates from the general manager’s communication with the tenant.

(3)	Comp In-line Sales include tenants that have reported two full years of sales.

(4)	Sales for Century Theatres reflect sales per screen based on nine screens.

Environmental Matters. The Phase I environmental report dated May 5, 2016 reported a recognized environmental condition in connection with a 4,000 gallon underground storage tank, which is being monitored in compliance with regulatory standards and, according to the Phase I report, warrants no further action. The report also identified, de minimis leaks of hydraulic fluid associated with the two truck elevators on lower level 1, which, according to the Phase I report, does not  represent a significant environmental concern.

The Market. The Westfield San Francisco Centre Property is located in the Union Square neighborhood within the greater San Francisco Bay Area. According to the appraiser, Union Square is the San Francisco Bay Area’s premier retail district and in a class with the top tier of high end shopping districts nationally, such as New York’s Fifth/Madison Avenues, Chicago’s North Michigan Avenue and Beverly Hills’ Rodeo Drive.

According to industry reports, the San Francisco retail market did not experience much change in market conditions in the first quarter of 2016. The vacancy rate went from 2.1% in the previous quarter to 2.2% in the current quarter. Net absorption was negative 88,851 sq. ft., and vacant sublease space decreased by 5,885 sq. ft. Quoted rental rates increased from fourth quarter 2015 levels, ending at $37.92 PSF per year. There was no new retail space delivered to the market in the first quarter, and there is currently 356,786 sq. ft. still under construction as of the end of the quarter.

According to industry reports, the Union Square submarket has a retail inventory of 3.29 million sq. ft. The submarket had a vacancy rate of 2.9%, net absorption of 20,476 sq. ft. and an average rental rate of $72.16 PSF, triple net. The appraiser determined a stabilized vacancy of 4.0% for the Westfield San Francisco Centre Property. As of the first quarter of 2016, the population within a 5-mile radius of the Westfield San Francisco Centre Property was 724,333, with expected growth of 1.15% over the next five years, and average household income was $129,484.

The appraiser noted that the Westfield San Francisco Centre Property is very well-located for a super regional mall and office project and represents a prime destination retail property that acts as the anchor for the larger surrounding Union Square District. Due to its size and location, the Westfield San Francisco Centre Property does not have any truly comparable competition. However, according to industry reports there are five retail centers located between six and 12 miles away, which are summarized in the chart below.

 A-3-7

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

Competitive Set(1)
Name	Westfield San Francisco Centre	Stonestown Galleria	Bay Street	Serramonte Center	Shops at Tanforan	Village at Corte Madera
Distance from Property (mi)	N/A	6	8	9	11	12
Property Type	Mall	Mall	Lifestyle Center	Mall	Mall	Mall
Year Built / Renovated	1988 / 2006	1952 / 1988	2002	1968 / 2007	1971 / 2005	1985 / 2005
Owner(s)	Westfield / Forest City	General Growth	Madison Marquette	Equity One, Inc.	QIC Limited	Calpers / Macerich
Total Occupancy	98.0%	97.0%	90.0%	91.0%	89.0%	98.0%
Sales PSF(2)	$960	$610	$300	$490	$375	$1,070
Size (Sq. Ft.)	1,220,000(3)	836,454	400,000	865,000	979,000	460,000
Anchors / Major Tenants	Bloomingdale’s / Nordstrom	Macy’s / Nordstrom / Trader Joe’s / United Artists Theatres	AMC Theatres	Dick’s Sporting Goods / JCP / Macy’s / Target	Century Theatres / JCP / Sears / Target / Toys R Us	Macy’s / Nordstrom / Tesla Motors

(1)	Source: Retail Industry Report.
(2)	Sales PSF figures exclude Apple where applicable.

(3)	Based on the retail sq. ft. only. Variances between the above table and the underwritten sq. ft. are due to measurement differences and/or reporting methodology.

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	TTM 3/31/2016	U/W	U/W PSF
Base Rent(1)	$45,697,435	$46,482,470	$48,326,548	$49,319,480	$53,475,187	$67.30
Straight Line(2)	0	0	0	0	242,069	0.30
Step Rents(3)	0	0	0	0	1,261,179	1.59
Value of Vacant Space(4)	0	0	0	0	3,985,753	5.02
Gross Potential Rent	$45,697,435	$46,482,470	$48,326,548	$49,319,480	$58,964,187	$74.21
Total Recoveries	28,021,791	29,445,379	30,419,008	30,668,606	31,197,107	39.27
Total Other Income	10,401,563	8,693,512	9,857,994	10,666,686	8,841,187	11.13
Less: Vacancy(5)	0	0	0	0	(3,985,753)	(5.02)
Effective Gross Income	$84,120,789	$84,621,362	$88,603,550	$90,654,772	$95,016,729	$119.59
Total Operating Expenses	35,722,327	36,493,338	37,649,371	38,690,784	38,462,539	48.41
Net Operating Income	$48,398,462	$48,128,023	$50,954,179	$51,963,988	$56,554,190	$71.18
TI/LC	0	0	0	0	1,578,636	1.99
Capital Expenditures	0	0	0	0	157,864	0.20
Net Cash Flow	$48,398,462	$48,128,023	$50,954,179	$51,963,988	$54,817,690	$68.99

(1)	Underwritten Base Rent is based on the April 2016 rent roll with base rent equal to the contractual amount as of August 1, 2016. Underwritten Base Rent includes an adjustment for recently signed leases and the Zara expansion lease. The Zara expansion space is expected to be delivered to the tenant April 1, 2017 and the tenant is required to commence paying rent on October 1, 2017. Base rent generated by the leases currently encumbering the Zara expansion space was removed from the Underwritten Base Rent. Excludes straight lining of rents.

(2)	Straight Line average of Microsoft’s and San Francisco State University’s contractual base rent through tenants’ lease expiration date.

(3)	Step Rents are based on the contractual minimum rent increases occurring between August 1, 2016 and August 1, 2017.

(4)	Value of Vacant Space is grossed up at the average contractual base rent PSF for leases signed since January 1, 2015 by leasing category.

(5)	Vacancy haircut based on in-place economic vacancy.

Property Management. The Westfield San Francisco Centre Property is managed by Westfield Property Management LLC, a borrower affiliate.

 A-3-8

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

Lockbox / Cash Management. The Westfield San Francisco Centre Loan is structured with a hard lockbox and springing cash management. The borrower requires that tenants deposit all rents directly into a clearing account controlled by the lender (the “Lockbox Account”). Prior to a Cash Sweep Period (defined below), funds on deposit in the Lockbox Account will be transferred on a daily basis into the borrower’s operating account. During the continuance of a Cash Sweep Period, funds deposited into the Lockbox Account will be swept on a weekly basis and on each monthly payment date into a deposit account controlled by the lender, to be applied and disbursed in accordance with the loan documents. Any excess cash will, during the continuance of a Cash Sweep Period, be deposited into an eligible account (the “Excess Cash Flow Reserve Account”) and held by the lender as additional security for the loan. All sums remaining on deposit in the Excess Cash Flow Reserve Account will be disbursed to borrower on the earlier to occur of (i) payment in full of the debt or (ii) discontinuation of a Cash Sweep Period.

A “Cash Sweep Period” will commence upon the occurrence or commencement of an event of default and will end on the date upon which the event of default has been cured.

Initial Reserves. None.

Letters of Credit. The borrower has delivered two letters of credit in the aggregate amount of $4,300,000 from UBS AG bank to cover gap rent and the tenant improvement obligations of the borrower associated with the Zara Lease. The landlord’s work letter of credit in the amount of $1,756,435 and the gap rent letter of credit in the amount of $2,543,565 (together the “Zara Letter of Credit”).

Ongoing Reserves. During a DSCR Trigger Period (as defined below), the borrower will be required to make monthly deposits of (i) 1/12 of the annual real estate taxes, and to the extent a blanket insurance policy is not in effect, 1/12 of annual insurance premiums into a tax and insurance reserve account, (ii) $13,155 into a replacement reserve account subject to a cap of $315,727, (iii) $82,221 into a leasing reserve account subject to a cap of $1,973,295 as well as any sum or termination fee payable to the borrower in connection with any tenant’s election to exercise any early termination option and (iv) 1/12 of the base rent due to the ground lessor under the ground lease during the ensuing 12 months and 1/12 of the percentage or additional rents and other charges paid under the ground lease in the prior calendar year.

In lieu of making payments to any of the reserve accounts, the borrower may deliver to lender a letter of credit with respect to any reserve. Additionally, the borrower may deliver to lender a letter of credit in lieu of deposits previously made to any of the reserve accounts. Other than with respect to the Zara Letter of Credit, upon delivery of a letter of credit, the lender will disburse an amount equal to the face value of the letter of credit from the applicable reserve account to the borrower.

A “DSCR Trigger Period” will commence upon the occurrence of (i) an event of default or (ii) a debt service coverage ratio falling below 1.45x as of the last calendar day of any fiscal quarter and will end if the Westfield San Francisco Centre Property has achieved a debt service coverage ratio of at least 1.45x for two consecutive calendar quarters or borrower prepays a portion of the Westfield San Francisco Centre Whole Loan, delivers a letter of creditor deposits additional collateral acceptable to the lender to achieve a debt service coverage ratio of at least 1.45x. Any such prepayments to cure a DSCR Trigger Period prior to the occurrence of an event of default under the Westfield San Francisco Centre Whole Loan documents will be applied pro rata and pari passu among all of the notes that evidence the Westfield San Francisco Centre Whole Loan, including the Junior Notes.

Current Mezzanine or Subordinate Indebtedness. The Westfield San Francisco Centre Whole Loan includes the Junior Notes, with an aggregate principal balance of $124.923 million. The Junior Notes are co-terminus with the Senior Notes and accrue interest at a rate of 3.3940%. The Senior Notes are generally senior in right of payment to the Junior Notes.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

 A-3-9

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

 A-3-10

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

 A-3-11

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

 A-3-12

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

 A-3-13

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

 A-3-14

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

 A-3-15

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

 A-3-16

865 Market Street San Francisco, CA 94103	Collateral Asset Summary – Loan No. 1 Westfield San Francisco Centre	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$84,000,000 35.5% 3.68x 13.1%

CARTIFACT
Oakland
San Francisco
Alameda
Daly City
San Leandro
Dublin
Hayward
Pleasanton
San Francisco Bay
Pacifica
Millbrae
Union City
Sunol
San Mateo
Fremont
Montara
Belmont
Newark
Half Moon Bay
Redwood City
Milpitas
Pacific Ocean
Palo Alto
Mountain View
Sunnyvale
Santa Clara
San Jose
San Gregorio
Campbell
Saratoga
Los Gatos
Pescadero
JACKSON SQUARE
San Francisco Bay
NOB HILL
NORTH FINANCIAL DISTRICT
CABLE CAR
CENTRAL SUBWAY (2019)
Union Square
BART
MUNI
TRANSBAY TERMINAL
FERRY TERMINAL
THE EMBARCADERO
SOUTH FINANCIAL DISTRICT
SOUTH OF MARKET
MID-MARKET
SOUTH BEACH
CHINA BASIN
SHOWPLACE SQUARE
CALTRAIN EXT.
80
Westfield San Francisco Centre
865 Market Street
San Francisco, CA 94103

 A-3-17

2150 Franklin Street and 2101 Webster Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 2 Center 21	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$83,000,000 59.2% 2.01x 9.7%

 A-3-18

2150 Franklin Street and 2101 Webster Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 2 Center 21	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$83,000,000 59.2% 2.01x 9.7%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Recapitalization
Sponsor(1):	CIM Commercial Trust Corporation
Borrower:	CIM/Oakland Center 21, LP
Original Balance(2):	$83,000,000
Cut-off Date Balance(2):	$83,000,000
% by Initial UPB:	9.3%
Interest Rate:	4.1400%
Payment Date:	1st of each month
First Payment Date:	August 1, 2016
Maturity Date:	July 1, 2026
Amortization:	Interest Only
Additional Debt(2)(3):	$80,000,000 Pari Passu Debt; Future Mezzanine Debt Permitted
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
TI/LC:	$0	Springing
Required Repairs:	$1,500,000	NAP
Outstanding TI:	$11,893,677	$0
Free Rent:	$2,308,634	$0

Financial Information(5)
Cut-off Date Balance / Sq. Ft.:	$236
Balloon Balance / Sq. Ft.:	$236
Cut-off Date LTV:	59.2%
Balloon LTV:	59.2%
Underwritten NOI DSCR:	2.31x
Underwritten NCF DSCR:	2.01x
Underwritten NOI Debt Yield:	9.7%
Underwritten NCF Debt Yield:	8.4%
Underwritten NOI Debt Yield at Balloon:	9.7%
Underwritten NCF Debt Yield at Balloon:	8.4%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Oakland, CA
Year Built / Renovated:	1986, 2008 / NAP
Total Sq. Ft.:	689,302
Property Management:	CIM Management, Inc.
Underwritten NOI(6):	$15,783,613
Underwritten NCF:	$13,746,563
Appraised Value:	$275,500,000
Appraisal Date:	May 19, 2016

Historical NOI
Most Recent NOI(6):	$11,476,847 (T-12 March 31, 2016)
2015 NOI:	$11,399,165 (December 31, 2015)
2014 NOI:	$12,170,217 (December 31, 2014)
2013 NOI:	$10,994,239 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy(6):	98.8% (March 1, 2016)
2015 Occupancy:	90.4% (December 31, 2015)
2014 Occupancy:	79.5% (December 31, 2014)
2013 Occupancy:	80.5% (December 31, 2013)
(1)	The sponsor is also the sponsor of the mortgage loans identified on Annex A-1 to the Prospectus as 1901 Harrison Street and 260 Townsend Street, which have Cut-off Balances of $42.5 million and $28.2 million, respectively.

(2)	The Center 21 Whole Loan is evidenced by two pari passu notes with an aggregate original principal balance of $163.0 million. The controlling Note A-2, with an original principal balance of $83.0 million will be included in the DBJPM 2016-C3 mortgage trust. The pari passu companion loan is the non-controlling Note A-1 with an original principal balance of $80.0 million, which is expected to be included in the JPMCC 2016-JP2 mortgage trust. For additional information on the pari passu companion loan, see “The Loan” herein.

(3)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Center 21 Whole Loan.

(6)	The increase in Underwritten NOI from Most Recent NOI is primarily related to Pandora’s expansion into suites 400, 600, 700 and 1650, and Most Recent Occupancy of 98.8% includes the total expansion of 99,871 sq. ft. The expansion space lease commences on August 1, 2016 with respect to suite 700, September 1, 2016 with respect to suites 400 and 1650 and October 1, 2016 with respect to suite 600. In total, the expansion contributes approximately $3.9 million in annual underwritten base rent. The increase is also attributed to underwritten rent steps of approximately $543,434.

 A-3-19

2150 Franklin Street and 2101 Webster Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 2 Center 21	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$83,000,000 59.2% 2.01x 9.7%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Pandora Media, Inc.(3)(4)	NR/NR/NR	183,783	26.7%	$37.63	27.3%	9/30/2020
Kaiser Foundation Health Plan, Inc.(5)	NR/NR/AA-	96,002	13.9%	$36.19	13.7%	12/31/2022
Federal Bureau of Investigation(6)	AAA/Aaa/AA+	76,737	11.1%	$41.47	12.6%	10/4/2026
Cerexa, Inc.(4)	BBB-/Baa3/NR	49,311	7.2%	$32.50	6.3%	5/31/2020
iParadigms, LLC(7)	NR/B3/B-	48,912	7.1%	$37.70	7.3%	6/30/2025
Sierra Club	NR/NR/NR	38,776	5.6%	$41.04	6.3%	7/31/2026
Sedgwick CMS, Inc	NR/NR/NR	37,206	5.4%	$34.09	5.0%	11/30/2018
The Regents of the University of California(8)	NR/NR/NR	34,631	5.0%	$39.60	5.4%	10/17/2021
Social Security Administration(9)	AAA/Aaa/AA+	30,416	4.4%	$41.27	5.0%	7/31/2019
Gensler & Associates(10)	NR/NR/NR	23,535	3.4%	$36.23	3.4%	5/31/2022
Subtotal / Wtd. Avg.		619,309	89.8%	$37.71	92.2%
Other		61,751	9.0%	$32.03	7.8%
Total / Wtd. Avg. Occupied		681,060	98.8%	$37.20	100.0%
Vacant		8,242	1.2%
Total / Wtd. Avg.		689,302	100.0%

(1)	Based on the U/W rent roll as of March 1, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Pandora has a one time right to contract its space occupying part of the sixth or 16th floors as of March 1, 2018, upon notice and payment of a termination fee.

(4)	Pandora occupies 49,311 sq. ft. of additional space (7.2% of the net rentable area) under a sublease from Cerexa, Inc.

(5)	Kaiser Foundation Health Plan, Inc. has the right (i) to contract its space at any time by up to two full floors with 12 months’ notice and the payment of a contraction fee, and (ii) to terminate its lease any time after (A) with respect to Suite 900, December 31, 2020, (B) with respect to Suite 1100, March 2, 2020, (C) with respect to Suite 1400, December 31, 2019, (D) with respect to Suite 1700, November 30, 2020, and (E) with respect to Suite 2000, October 31, 2018, in each case with nine months’ notice and the payment of a termination fee.

(6)	FBI has the right to terminate its lease at any time on or after October 4, 2021, with 120 days’ notice.

(7)	iParadigms, LLC has a one time right to terminate its lease as of April 1, 2024, with 15 months’ notice and the payment of a termination fee.

(8)	The Regents of the University of California has a one-time right to terminate its lease as of February 28, 2018, with 12 months’ notice and the payment of a termination fee.

(9)	Social Security Administration has the right to terminate its lease at any time after the eighth lease year with 60 days’ notice.

(10)	Gensler & Associates has a one-time right to terminate its lease or contract its space by up to 9,000 sq. ft. as of June 30, 2018, with 12 months’ notice and the payment of a termination fee.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	3	41,756	6.1%	41,756	6.1%	$34.23	5.6%	5.6%
2019	1	30,416	4.4%	72,172	10.5%	$41.27	5.0%	10.6%
2020	6	261,767	38.0%	333,939	48.4%	$35.83	37.0%	47.6%
2021	2	35,349	5.1%	369,288	53.6%	$39.49	5.5%	53.1%
2022	4	130,388	18.9%	499,676	72.5%	$36.46	18.8%	71.9%
2023	1	3,000	0.4%	502,676	72.9%	$28.62	0.3%	72.2%
2024	0	0	0.0%	502,676	72.9%	$0.00	0.0%	72.2%
2025	3	60,089	8.7%	562,765	81.6%	$36.34	8.6%	80.9%
2026	2	115,513	16.8%	678,278	98.4%	$41.33	18.8%	99.7%
Thereafter(4)	1	2,782	0.4%	681,060	98.8%	$28.02	0.3%	100.0%
Vacant	NAP	8,242	1.2%	689,302	100.0%	NAP	NAP
Total / Wtd. Avg.	23	689,302	100.0%			$37.20	100.0%

(1)	Based on the U/W rent roll as of March 1, 2016.

(2)	Certain tenants have lease termination options, which may become exercisable prior to the originally stated expiration date of the tenant lease, that are not considered in the lease rollover schedule.

(3)	Annual U/W Base Rent PSF is inclusive of approximately $543,434 in base rent steps.

(4)	Includes 2,451 sq. ft. used as a management office and 331 sq. ft. used as storage space.

 A-3-20

2150 Franklin Street and 2101 Webster Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 2 Center 21	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$83,000,000 59.2% 2.01x 9.7%

The Loan. The Center 21 loan (the “Center 21 Loan”) is a fixed rate loan secured by the borrowers’ fee simple interest in a 689,302 sq. ft. Class A office building located in Oakland, California (the “Center 21 Property”) with an Original and Cut-off Date Balance of $83.0 million. The Center 21 Loan is evidenced by the controlling Note A-2 with an original principal balance of $83.0 million, which will be included in the DBJPM 2016-C3 mortgage trust. The non-controlling Note A-1 with an original principal balance of $80.0 million, which is expected to be included in the JPMCC 2016-JP2 mortgage trust, is a pari passu companion loan (and together with the Center 21 Loan, “the Center 21 Whole Loan”).

The relationship of the holders of the Center 21 Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool-The Whole Loans–Center 21 Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$80,000,000	$80,000,000	JPMCC 2016-JP2	No
A-2	$83,000,000	$83,000,000	DBJPM 2016-C3	Yes
Total	$163,000,000	$163,000,000

The Center 21 Loan has a 10-year term and pays interest only for the term of the loan. The Center 21 Loan accrues interest at a fixed rate equal to 4.1400%. The Center 21 Whole Loan proceeds were primarily used to recapitalize and return equity of approximately $146.9 million to the sponsor, fund upfront reserves of approximately $15.7 million and pay closing costs of approximately $0.4 million. Based on the “As-is” appraised value of $275.5 million as of May 19, 2016, the Cut-off Date LTV for loan is 59.2%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$163,000,000	100.0%	Recapitalization	$146,924,529	90.1%
			Upfront Reserves	$15,702,311	9.6%
			Closing Costs	$373,160	0.2%
Total Sources	$163,000,000	100.0%	Total Uses	$163,000,000	100.0%

The Borrower / Sponsor. The borrowing entity for the Center 21 Whole Loan is CIM/Oakland Center 21, LP, a Delaware limited partnership and special purpose entity.

The loan sponsor and nonrecourse carve-out guarantor is CIM Commercial Trust Corporation (“CMCT”), a Maryland corporation and a publicly traded REIT. CMCT is sponsored and managed by CIM Group (“CIM”). CMCT currently has ownership interests in 33 properties totaling over 5.5 million sq. ft. of office space, 930 multifamily units and 908 hotel rooms. As of June 24, 2016, CMCT has a market capitalization of approximately $1.8 billion. CIM is a full service urban real estate and infrastructure fund manager with approximately $18.8 billion of assets under management. Since its founding in 1994, CIM has been a process and research-driven investor that mitigates risk through the fundamental analysis of the long-term drivers in communities.

The loan sponsor acquired the Century 21 Property in 2008 for approximately $162.1 million (approximately $235 PSF). Since acquisition, the loan sponsor has invested approximately $58.7 million (approximately $85 PSF) for a total cost basis of approximately $220.9 million (approximately $320 PSF).

The Property. Center 21 is a 689,302 sq. ft. Class A multi-tenant office building located in Oakland, California. The Center 21 Property is situated on an approximately 1.3-acre site and is comprised of two separate buildings, 2150 Franklin Street and 2101 Webster Street. 2150 Franklin Street is a nine-story building originally constructed in 2008 consisting of 216,666 sq. ft., while 2101 Webster Street is a 20-story building originally constructed in 1986 consisting of 472,636 sq. ft. The two towers are adjacent to one another and are joined by a ground-level lobby and sky-lit atrium located on the 10th floor. The Center 21 Property comprises an entire city block and primary access to the Center 21 Property is provided along 21st Street. Office tenants at the Century 21 Property also benefit from a parking garage located in the basement that offers 127 spaces and a parking ratio of approximately 0.18 spaces per 1,000 sq. ft. of net rentable area. Additionally, the Century 21 Property contains 7,468 sq. ft. of ground floor retail space consisting of an Umami Burger, Burn Pilates and The Octopus Literary Salon, amongst other tenants. As of March 1, 2016, the Century 21 Property was 98.8% occupied by 23 tenants.

Environmental Matters. The Phase I environmental report dated May 24, 2016 recommended no further action at the Center 21 Property other than the implementation of an asbestos operations and maintenance plan.

 A-3-21

2150 Franklin Street and 2101 Webster Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 2 Center 21	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$83,000,000 59.2% 2.01x 9.7%

Major Tenants.

Pandora Media, Inc. (183,783 sq. ft.; 26.7% of NRA; 27.3% of U/W Base Rent) Pandora Media, Inc. (“Pandora”) (NYSE:P) is an internet music streaming services company that was originally founded in 2000 and has grown to over 2,000 employees. The company offers ticketing and marketing software and services for venues and event promoters to promote their events, as well as allow fans to find and purchase tickets for events. The Center 21 Property serves as Pandora’s headquarters. Pandora currently leases its space through September 2020 and has been in occupancy since October 2009. Additionally, Pandora subleases 7.2% of the net rentable area from Cerexa, Inc. through May 31, 2020. Most recently, Pandora executed an expansion into an additional 99,871 sq. ft. and its lease contains two remaining five-year lease renewal options.

Kaiser Foundation Health Plan, Inc. (96,002 sq. ft.; 13.9% of NRA; 13.7% of U/W Base Rent; NR/NR/AA- by Fitch/Moody’s/S&P) Kaiser Foundation Health Plan, Inc. (“KFHP”) is a subsidiary of Kaiser Permanente (“Kaiser”), one of the largest not-for-profit managed health care companies in the United States. Kaiser offers both hospital and physician care through a network of hospitals and physician practices operating under the Kaiser brand. Founded in 1945, Kaiser has grown to over 10.6 million members across eight states and the District of Columbia. Kaiser currently leases its space through December 2022 and has been in occupancy since June 2005. The tenant’s lease contains one remaining five-year renewal option.

Federal Bureau of Investigation (76,737 sq. ft.; 11.1% of NRA; 12.6% of U/W Base Rent; AAA/Aaa/AA+ by Fitch/Moody’s/S&P) The Federal Bureau of Investigation (“FBI”) leases its space until October 2026 and has been in occupancy since October 2011. The Century 21 Property serves as the FBI’s main location in Oakland, California. There are no remaining lease renewal options for the tenant.

The Market. The Center 21 Property is located in the downtown Oakland neighborhood of Lake Merritt. The metropolitan area is benefiting from growth from the high technology industry, which is expected to remain the driving force behind the Oakland economy. As the business cycle matures, strong demand for technology workers and real estate is making San Francisco increasingly expensive. Firms are responding by relocating to the Oakland metropolitan area, with Uber being the latest and most high profile relocation. Uber recently purchased Uptown Station, a historic downtown Oakland building (located two blocks from Center 21) for $123.5 million and reportedly plans to eventually move 3,000 employees to the site in 2017. Additionally, the Center 21 Property has many demand drivers within walking distance of the property, including the Oakland City Center and the City Center BART station, both of which are within approximately 0.5 miles. There are also a number of diverse restaurants surrounding the Century 21 Property, including Ozumo, Pican, Plum and Umami Burger, which is one of the property’s tenants. The Center 21 Property is also located less than 0.3 miles away from numerous bus stops for commuting needs. Additionally, the Center 21 Property is located approximately 0.6 miles from Highway 980, a regional north and south highway that provides direct access to both Highway 580 and Highway 880. Lake Merritt is located approximately 1.0 mile southeast of the property and is historic for being the United States’ oldest official wildlife refuge established in 1870. The lake features a 3.4 mile shoreline and several artificial islands for people to enjoy the wide variety of wildlife.

The Center 21 Property is located in the Oakland central business district office submarket of the greater Oakland/East Bay office market. As of the first quarter of 2016, the Oakland central business district submarket totaled approximately 10.7 million sq. ft. of net rentable area with an overall vacancy rate of 4.2% and average rents of $46.56 PSF. Additionally, as of the first quarter of 2016, the Class A central business district submarket totaled approximately 6.6 million sq. ft. of net rentable area with an overall vacancy rate of 3.4% and average rents of $51.60 PSF. Additionally, according to the appraisal, there is only one Class A building that can accommodate a full floor tenant. The appraisal identified six directly comparable office properties built between 1976 and 2002 and ranging in size from 172,077 to 532,150 sq. ft. Recently executed leases for the comparable office properties ranged from $42.96 to $54.96 PSF, with a weighted average of $49.45 PSF. The weighted average underwritten office rents for the Center 21 Property are $37.34 PSF, which is below the appraisal’s concluded market rent of $49.80 PSF. Additionally, the appraisal identified three directly comparable retail properties built between 1923 and 1980. Recently executed leases for the comparable retail properties ranged from $22.56 to $36.00 PSF, with a weighted average of $32.20 PSF. The weighted average underwritten retail rents for the Center 21 Property are $26.46 PSF, which is below the appraisal’s concluded market rent of $36.00 PSF.

The appraisal identified three comparable Class A office properties that are under construction. Uptown Station is a 380,000 sq. ft. building undergoing approximately $40.0 million of renovations prior to Uber relocating 3,000 employees to the property in 2017. EmeryStation West and San Leandro Tech Campus are 248,000 and 132,000 sq. ft., respectively.

 A-3-22

2150 Franklin Street and 2101 Webster Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 2 Center 21	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$83,000,000 59.2% 2.01x 9.7%

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	T-12 3/31/16(1)	U/W(1)	U/W PSF
Base Rent(1)	$20,529,691	$19,254,562	$20,029,225	$20,235,728	$25,335,159	$36.75
Value of Vacant Space	0	0	0	0	188,707	0.27
Gross Potential Rent	$20,529,691	$19,254,562	$20,029,225	$20,235,728	$25,523,866	$37.03
Total Recoveries	236,672	657,371	101,865	118,749	312,703	0.45
Parking(2)	160,000	160,000	160,000	160,000	160,000	0.23
Total Other Income(3)	542,478	889,194	489,158	466,319	426,604	0.62
Less: Vacancy/Credit Loss	(2,291,500)	(239,137)	(563,973)	(464,825)	(1,299,828)	(1.89)
Effective Gross Income	$19,177,341	$20,721,990	$20,216,275	$20,515,971	$25,123,345	$36.45
Total Fixed Expenses	2,150,766	2,674,800	2,734,327	3,037,987	3,016,950	4.38
Total Operating Expenses	6,032,335	5,876,973	6,082,783	6,001,138	6,322,782	9.17
Net Operating Income	$10,994,239	$12,170,217	$11,399,165	$11,476,847	$15,783,613	$22.90
TI/LC	0	0	0	0	1,830,259	2.66
Capital Expenditures	0	0	0	0	206,791	0.30
Net Cash Flow	$10,994,239	$12,170,217	$11,399,165	$11,476,847	$13,746,563	$19.94
(1)	The increase in U/W Base Rent in Place from T-12 3/31/16. Base Rent is primarily related to Pandora’s expansion into suites 400, 600, 700 and 1650. The expansion space lease commences on August 1, 2016 with respect to suite 700, September 1, 2016 with respect to suites 400 and 1650 and October 1, 2016 with respect to suite 600. In total, the expansion contributes approximately $3.9 million in annual underwritten base rent. The increase is also attributed to underwritten rent steps of approximately $543,434.

(2)	The property contains 127 parking garage spaces that are leased to Ace Parking at an annual fee of $160,000.

(3)	Total Other Income represents after hours HVAC usage revenue, telecom revenue and miscellaneous revenue.

Property Management. The Center 21 Property is managed by CIM Management Inc., an affiliate of the loan sponsor.

Lockbox / Cash Management. The Center 21 Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to deliver tenant direction letters to deposit all revenues directly into a lockbox account controlled by the lender. All funds in the lockbox account are returned to an account controlled by the borrower until the occurrence of a Cash Sweep Event (as defined below). Upon the occurrence of a Cash Sweep Event, all funds are required to be swept on each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent a Cash Sweep Event is continuing, all excess cash flow on deposit in the cash management account after payment of monthly debt service, required reserves and operating expenses will be held in the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default or (ii) any bankruptcy or insolvency action of the borrower or the property manager (provided, to the extent the manager is not affiliated with the borrower, the manager is not replaced with a qualified manager in accordance with the loan documents within 60 days, or such filing is not dismissed within 30 days following the filing).

A Cash Sweep Event may be cured by (a) if caused solely by clause (i) above, the acceptance by the lender of a cure of such event of default, (b) if caused solely by clause (ii) above only with respect to the property manager, the borrower replacing such manager in accordance with the loan agreement or the bankruptcy action of property manager is dismissed or discharged within 30 days following its filing and (c) with respect to an involuntary bankruptcy filing by the borrower in which neither the borrower nor the guarantor (or their affiliates) colludes with any creditor for such filing, the dismissal of such action within 90 days without adverse consequences to the Century 21 Property or the borrower (each of the foregoing, a “Cash Sweep Event Cure”).

Each Cash Sweep Event Cure is also subject to the following conditions: (i) no event of default under the loan documents has occurred and is continuing and (ii) the borrower pays all of the lender’s reasonable expenses incurred in connection with curing any Cash Sweep Event, including reasonable attorney’s fees and expenses. The borrower will have no right to cure a Cash Sweep Event caused by a voluntary or collusive involuntary bankruptcy action of the borrower.

Initial Reserves. At origination, the borrower deposited into escrow (i) $11,893,677 for outstanding tenant improvements and leasing commissions related to eight tenants, (ii) $2,308,634 for outstanding free rent related to four tenants and (iii) $1,500,000 for upfront immediate repairs related to a roof replacement, which represents 125% of the recommended replacement cost, at 2101 Webster Street. The guarantor also delivered the guaranty referenced in “Ongoing Reserves” below at origination.

 A-3-23

2150 Franklin Street and 2101 Webster Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 2 Center 21	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$83,000,000 59.2% 2.01x 9.7%

Ongoing Reserves. The requirement for the borrower to make deposits into the tax escrow on a monthly basis is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that all taxes have been paid on or prior to their due date. The requirement for the borrower to make deposits into the insurance escrow on a monthly basis is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents. So long as the guarantor maintains a net worth of at least $450,000,000 (the “Lease Rollover Minimum Net Worth”), the guarantor may deliver a guaranty in lieu of the borrower’s requirement to make deposits into the tenant improvement and leasing commission reserve at origination and on a monthly basis upon the following terms: (i) if the guarantor’s net worth is at least $600,000,000 (the “Lease Rollover Target Net Worth”), any amounts on reserve will be released to the borrower and the borrower’s requirement to make monthly deposits will be waived and (ii) if the guarantor’s net worth is no less than the Lease Rollover Minimum Net Worth, but less than the Lease Rollover Target Net Worth, 50% of the amount on reserve will be released to the borrower and the borrower will be required to deposit 50% of the amount required to be deposited monthly. The borrower may also deliver a letter of credit in the amount of the reserve cap in lieu of monthly deposits. In the event that monthly deposits are required, the borrower is required to deposit an amount that is equal to the quotient of the reserve cap divided by the number of payment dates remaining through and including the payment date in May 2020. The reserve is subject to a cap of $5,500,000 (approximately $7.98 PSF). The loan documents require that the reserve cap be reduced by the amount attributed under the loan documents to Pandora Media, Inc. ($4,336,500 attributed) and Cerexa, Inc. ($1,163,500 attributed), when either (i) such tenant(s) has either renewed or extended its lease or (ii) the space occupied by such tenant(s) has been re-let to one or more replacement tenants, provided that, in either case, all tenant improvement and leasing commission obligations have been satisfied and either (x) such tenant(s) or replacement tenant(s) is paying full contractual rent, (y) the borrower has deposited the amount of any abated rent with the lender, or (z) such tenant(s) has a long term unsecured credit rating of Baa3 or higher from Moody’s or BBB- or higher from S&P and has no right to terminate its lease prior to the expiration of the free rent period under the lease.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. The owners of the borrower are permitted to obtain a mezzanine loan secured by the direct or indirect ownership interests in the borrower upon satisfaction of certain terms and conditions which include, without limitation, (i) the mezzanine lender meets the qualified transferee definition in the loan documents and is not an affiliate of the borrower, (ii) the combined loan-to-value ratio does not exceed the loan-to-value ratio as of the origination date, (iii) the combined debt service coverage ratio (as calculated in the loan documents) is not less than the debt service coverage ratio as of the origination date, (iv) the maturity date of the mezzanine loan is not earlier than the maturity date of the loan and (v) the lenders enter into an intercreditor agreement reasonably acceptable to the mortgage lender.

 A-3-24

2150 Franklin Street and 2101 Webster Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 2 Center 21	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$83,000,000 59.2% 2.01x 9.7%

 A-3-25

2150 Franklin Street and 2101 Webster Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 2 Center 21	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$83,000,000 59.2% 2.01x 9.7%

 A-3-26

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 A-3-27

433 Opry Mills Drive Nashville, TN 37214	Collateral Asset Summary – Loan No. 3 Opry Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 50.8% 2.33x 10.1%

 A-3-28

433 Opry Mills Drive Nashville, TN 37214	Collateral Asset Summary – Loan No. 3 Opry Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 50.8% 2.33x 10.1%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose:	Refinance
Sponsor(2):	Simon Property Group, L.P.
Borrower:	Opry Mills Mall Limited Partnership
Original Balance(3):	$65,000,000
Cut-off Date Balance(3):	$65,000,000
% by Initial UPB:	7.3%
Interest Rate:	4.0920%
Payment Date:	1st of each month
First Payment Date:	August 1, 2016
Maturity Date:	July 1, 2026
Amortization:	Interest Only
Additional Debt(3):	$310,000,000 Pari Passu Debt
Call Protection(4):	L(25), D(88), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(5)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	Springing
Outstanding TI/LC(6):	$3,943,000	$0

Financial Information(7)
Cut-off Date Balance / Sq. Ft.:	$321
Balloon Balance / Sq. Ft.:	$321
Cut-off Date LTV:	50.8%
Balloon LTV:	50.8%
Underwritten NOI DSCR:	2.43x
Underwritten NCF DSCR:	2.33x
Underwritten NOI Debt Yield:	10.1%
Underwritten NCF Debt Yield:	9.7%
Underwritten NOI Debt Yield at Balloon:	10.1%
Underwritten NCF Debt Yield at Balloon:	9.7%

(1)	The Opry Mills Whole Loan was co-originated by JPMCB and Citigroup Global Markets Realty Corp. (“CGMRC”).

(2)	The sponsor is also the sponsor of the mortgage loans identified on Annex A-1 to the Prospectus as The Shop at Crystals and Williamsburg Premium Outlets, with a Cut-off Date Balances of $50.0 million and $15.0 million, respectively.

(3)	The Opry Mills Whole Loan is evidenced by five pari passu notes with an aggregate original principal balance of $375.0 million. The non-controlling Note A-2, with an original principal balance of $65.0 million, will be included in the DBJPM 2016-C3 trust. The controlling Note A-1, with an original principal balance of $80.0 million, is expected to be included in the JPMCC 2016-JP2 trust. The non-controlling note A-3, with an original principal balance of $80.0 million, is held by JPMCB or an affiliate and expected to be contributed to one or more future securitizations. The non-controlling Note A-4 and Note A-5, with an aggregate original principal balance of $150.0 million, are held by CGMRC or an affiliate and expected to be contributed to one or more future securitizations. For additional information on the pari passu companion loans, see “The Loan” herein.

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall – Retail
Collateral:	Fee Simple
Location:	Nashville, TN
Year Built / Renovated:	2000 / 2012
Total Sq. Ft.:	1,169,633
Property Management:	Simon Management Associates II, LLC
Underwritten NOI(8):	$37,762,894
Underwritten NCF:	$36,274,285
Appraised Value:	$738,000,000
Appraisal Date:	May 10, 2016

Historical NOI
Most Recent NOI(8):	$36,895,150 (T-12 January 31, 2016)
2015 NOI(9) :	$36,707,859 (December 31, 2015)
2014 NOI:	$34,987,235 (December 31, 2014)
2013 NOI(9):	$34,502,158 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy(10):	98.6% (March 14, 2016)
2015 Occupancy:	97.0% (December 31, 2015)
2014 Occupancy:	97.0% (December 31, 2014)
2013 Occupancy:	96.0% (December 31, 2013)

(4)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 1, 2016. Defeasance of the full $375.0 million Opry Mills Whole Loan is permitted after the earlier to occur of (i) August 1, 2019 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by August 1, 2019, the borrower is permitted to prepay the Opry Mills Whole Loan in whole, but not in part, with the payment of a yield maintenance premium (except that any portion of the Opry Mills Whole Loan that has been securitized for at least two years must be defeased). The assumed lockout period of 25 payments is based on the expected DBJPM 2016-C3 securitization closing date in August 2016. The actual lockout period may be longer. For additional information on the pari passu companion loans, see “The Loan” herein.

(5)	See “Initial Reserves” and “Ongoing Reserves” herein.

(6)	The Outstanding TI/LC reserve represents a guaranty from the loan sponsor for outstanding tenant improvements and leasing commissions.

(7)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Opry Mills Whole Loan.

(8)	The increase in Underwritten NOI from Most Recent NOI was primarily due to (i) the inclusion of four tenants, Madame Tussauds, Hofbrauhaus Beer Garden, Abercrombie & Fitch Outlet and Swarovski, all of which have signed leases but have not yet taken occupancy, accounting for $743,170 in underwritten base rent and $253,025 of reimbursements and (ii) contractual rent increases through June 2017 in the amount of $799,000.

(9)	The increase in 2015 NOI from 2013 NOI is primarily associated with contractual rent increases.

(10)	Most Recent Occupancy includes four tenants, Madame Tussauds (25,854 sq. ft.), Hofbrauhaus Beer Garden (14,658 sq. ft.), Abercrombie & Fitch Outlet (6,500 sq. ft.), and Swarovski (1,231 sq. ft.), all of which have executed leases but are not yet in occupancy. Madame Tussauds is expected to take occupancy and begin paying rent on May 1, 2017. Hofbrauhaus Beer Garden, Abercrombie & Fitch Outlet, and Swarovski are expected to take occupancy and begin paying rent on August 1, 2016. Occupancy excluding tenants which have signed leases but not yet taken occupancy is 94.5%.

 A-3-29

433 Opry Mills Drive Nashville, TN 37214	Collateral Asset Summary – Loan No. 3 Opry Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 50.8% 2.33x 10.1%

Tenant Summary(1)
	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	Lease Expiration	U/W Base Rent PSF	Total Sales (000s)(3)	Sales PSF(3)	Occupancy Cost (3)
Top Tenants
Bass Pro Shops	NR/NR/NR	130,131	11.1%	4/30/2020	$7.80	$44,478	$342	2.8%
Regal Cinema(4)	NR/Ba1/B+	100,056	8.6%	5/31/2020	$21.50	$11,144	$557,200	24.6%
Dave & Buster’s	NR/NR/NR	56,886	4.9%	11/30/2021	$23.20	$15,733	$277	9.6%
Forever 21	NR/NR/NR	53,244	4.6%	1/31/2019	$27.52	$8,966	$168	18.9%
Bed Bath & Beyond	NR/Baa1/BBB+	30,966	2.6%	3/31/2022	$12.59	$4,590	$148	10.0%
Off Broadway Shoes	NR/NR/NR	29,722	2.5%	1/31/2021	$32.38	$6,802	$229	19.2%
Saks Fifth Avenue Off 5th	NR/B1/B+	27,567	2.4%	4/30/2020	$7.00	$5,293	$192	7.8%
Madame Tussauds(5)	NR/NR/NR	25,854	2.2%	4/30/2032	$5.80	NAP	NAP	NAP
H&M	NR/NR/NR	25,022	2.1%	1/31/2024	$35.08	$9,753	$390	9.9%
Sun & Ski Sports	NR/NR/NR	21,429	1.8%	5/31/2022	$21.90	$4,064	$190	14.5%
Subtotal / Wtd. Avg.(6)		500,877	42.8%		$17.96	$110,823	$266	9.9%
Remaining Tenants(7)		652,915	55.8%		$31.86	$286,908	$473	11.6%
Total / Wtd. Avg. Occupied		1,153,792	98.6%		$25.82	397,731	$394	11.1%
Vacant		15,841	1.4%
Total		1,169,633	100.0%

(1)	Based on the U/W rent roll as of March 14, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Total Sales (000s), Sales PSF and Occupancy Cost are provided by the borrower and represent trailing 12 months ending December 31, 2015 for all tenants.

(4)	Sales PSF reflects sales per screen for Regal Cinema. Sales per screen is based on a total of 20 screens. Regal Cinema has the right to terminate its lease if the occupancy rate at the shopping center falls below 50% of the total leasable area, not including the premises of Regal Cinema, and such occupancy rate continues for 12 months.

(5)	Madame Tussauds’ lease commenced May 2016 and therefore Sales PSF figures are not available.

(6)	Subtotal / Wtd. Avg. Sales PSF excludes Regal Cinema as the Sales PSF figure shown for Regal Cinema above reflects sales per screen, as well as Madame Tussauds, for which historical sales are not available.

(7)	Remaining Tenants Sales PSF and Occupancy Cost exclude 46,377 sq. ft. associated with tenants for which historical sales are not available.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	7	10,727	0.9%	10,727	0.9%	$47.76	1.7%	1.7%
2018	6	31,640	2.7%	42,367	3.6%	$29.95	3.2%	4.9%
2019	8	74,806	6.4%	117,173	10.0%	$30.58	7.7%	12.6%
2020	8	302,926	25.9%	420,099	35.9%	$14.70	14.9%	27.5%
2021	4	109,093	9.3%	529,192	45.2%	$24.27	8.9%	36.4%
2022	82	343,763	29.4%	872,955	74.6%	$30.75	35.5%	71.9%
2023	35	168,702	14.4%	1,041,657	89.1%	$28.92	16.4%	88.3%
2024	5	34,792	3.0%	1,076,449	92.0%	$39.94	4.7%	92.9%
2025	4	8,597	0.7%	1,085,046	92.8%	$69.56	2.0%	94.9%
2026	8	42,892	3.7%	1,127,938	96.4%	$31.69	4.6%	99.5%
Thereafter	1	25,854	2.2%	1,153,792	98.6%	$5.80	0.5%	100.0%
Vacant	NAP	15,841	1.4%	1,169,633	100.0%	NAP	NAP
Total / Wtd. Avg.	168	1,169,633	100.0%			$25.82	100.0%
(1)	Based on the U/W rent roll as of March 14, 2016.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Annual U/W Base Rent PSF is inclusive of approximately $799,000 in base rent steps through June 2017.

 A-3-30

433 Opry Mills Drive Nashville, TN 37214	Collateral Asset Summary – Loan No. 3 Opry Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 50.8% 2.33x 10.1%

The Loan. The Opry Mills Loan (the “Opry Mills Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 1,169,633 sq. ft. super regional mall located in Nashville, Tennessee (the “Opry Mills Property”) with an Original and Cut-off Date Balance of $65.0 million. The whole loan has an aggregate original principal balance of $375.0 million (the “Opry Mills Whole Loan”) and is comprised of five pari passu notes, each a pari passu companion loan. The Opry Mills Loan is evidenced by the non-controlling Note A-2 with an original principal balance of $65.0 million, which will be included in the DBJPM 2016-C3 mortgage trust. The pari passu controlling Note A-1, with original principal balance of $80.0 million, is expected to be included in the JPMCC 2016-JP2 mortgage trust. The pari passu non-controlling Note A-3, with an original principal balance of $80.0 million, is expected to be held by JPMCB or an affiliate and contributed to one or more future securitizations. The pari passu non-controlling Note A-4 and Note A-5, with an aggregate original principal balance of $150.0 million, are expected to be held by CGMRC or an affiliate and contributed to one or more future securitizations.

The relationship between the holders of the Opry Mills Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–Opry Mills Whole Loan” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$80,000,000	$80,000,000	JPMCC 2016-JP2	Yes
A-2	$65,000,000	$65,000,000	DBJPM 2016-C3	No
A-3	$80,000,000	$80,000,000	JPMCB	No
A-4	$70,000,000	$70,000,000	CGMRC	No
A-5	$80,000,000	$80,000,000	CGMRC	No
Total	$375,000,000	$375,000,000

The Opry Mills Whole Loan has a 10-year term and pays interest only for the term of the loan. The Opry Mills Whole Loan accrues interest at a fixed rate equal to 4.0920%. The Opry Mills Whole Loan proceeds were used to refinance existing debt of approximately $346.6 million, pay closing costs of approximately $2.1 million and return approximately $26.3 million of equity to the loan sponsor. Based on the “As-is” appraised value of $738.0 million as of May 10, 2016 the Cut-off Date LTV is 50.8%. The most recent prior financing of the Opry Mills Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$375,000,000	100.0%	Loan Payoff	$346,592,719	92.4%
			Return of Equity	$26,280,526	7.0%
			Closing Costs	$2,126,755	0.6%
Total Sources	$375,000,000	100.0%	Total Uses	$375,000,000	100.0%

The Borrower / Sponsor. The borrowing entity for the Opry Mills Whole Loan is Opry Mills Mall Limited Partnership, a Delaware limited partnership and special purpose entity. The loan sponsor and non-recourse carve-out guarantor is Simon Property Group, L.P., an affiliate of Simon Property Group, Inc. (“SPG”). SPG was founded in 1960 and is headquartered in Indianapolis, Indiana. SPG (NYSE: SPG, rated A3/A by Moody’s and S&P) is an S&P 100 company and the largest public real estate company in the world. SPG currently owns or has an interest in 231 retail real estate properties in North America, Europe and Asia comprising approximately 191 million sq. ft. SPG purchased the Opry Mills Property in connection with its acquisition of Mills Corporation in 2007 through a joint venture with Farallon Capital Management (“Farallon”). In 2012, SPG purchased Farallon’s equity stake in the Opry Mills Property and now has a 100% ownership interest. SPG’s liability under the non-recourse carve-out provisions in the loan documents is capped at $75.0 million plus reasonable collection costs.

The Property. The Opry Mills Property is a 1,169,633 sq. ft., super regional mall located adjacent to the Opryland Resort & Convention Center in Nashville, Tennessee. The Opry Mills Property serves as a shopping, dining and entertainment destination in Tennessee and is the only mall in Nashville that features designer factory outlet shopping. The property is located in Opryland (which includes the Gaylord Opryland Resort & Convention Center and the Grand Ole Opry), which has over 3.0 million visitors each year. Major retailers and department stores at the mall include Bass Pro Shops, Forever 21, Bed Bath & Beyond, Off Broadway Shoes, Saks Fifth Avenue Off 5th, a Regal Cinema movie theater with IMAX and H&M, among others. Additionally, the Opry Mills Property features a range of restaurants and food court tenants, including Rainforest Café, T.G.I. Fridays, Johnny Rockets, Chili’s, Moe’s Southwest Grill, Subway and Charley’s Grilled Subs. The Opry Mills Property provides approximately 8,073 parking spaces, resulting in a parking ratio of approximately 6.9 spaces per 1,000 sq. ft. of net rentable area.

As of March 14, 2016, the Opry Mills Property was approximately 98.6% leased by 168 tenants. The property’s in-line tenants generally consist of national tenants, such as Polo Ralph Lauren, Nike Factory Store, Gap Outlet, Victoria’s Secret, Tommy Hilfiger, Banana Republic Factory Store and Old Navy Outlet. Gross mall sales for all tenants that had reported as of the trailing 12-month period ending December 31, 2015 were approximately $401.2 million. In-line sales PSF for comparable stores less than 10,000 sq. ft. were approximately $447, $468 and $485 in 2013, 2014 and 2015, respectively. Occupancy costs for comparable in-line tenants occupying less than 10,000 sq. ft. for the same time periods were approximately 11.8%, 11.8% and 11.8% respectively.

 A-3-31

433 Opry Mills Drive Nashville, TN 37214	Collateral Asset Summary – Loan No. 3 Opry Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 50.8% 2.33x 10.1%

The Opry Mills Property originally opened in 2000 on the former site of the Opryland USA theme park but was closed from May 2010 to March 2012 as a result of flooding from the Cumberland River. The damage to the Opry Mills Property was caused by the confluence of torrential rainfall (over 13.5 inches of rain within a 36 hour period) and the sudden release of water from the Old Hickory Dam, which was authorized by the Army Corps. of Engineers (“USACE”). The Opry Mills Property was redeveloped during that period and a portion of the redevelopment included improvements to structural features in order to limit potential future flood damage. Additionally, improvements to the Cumberland River levee and pumping system were made and a post-flood technical report was prepared by USACE outlining how it contributed to the crisis and its intent to use this information in order to reduce consequences of any potential future flooding. Immediately following the flooding, the Opry Mills Property was rebuilt, and re-opened in March 2012 after the loan sponsor spent over $130.0 million to redevelop the property. Operating performance improved following the redevelopment as the re-tenanting of the center resulted in a higher proportion of national and credit tenancy.

Environmental Matters. The Phase I environmental report dated May 13, 2016 recommended no further action at the Opry Mills Property.

The Market. Opryland is a country music themed tourist attraction that encompasses approximately 124 acres and includes the Opry Mills Property, the Gaylord Opryland Resort & Convention Center and the Grand Ole Opry. The 2,881 room Gaylord Opryland Resort & Convention Center (the largest hotel outside of Las Vegas), together with the Grand Ole Opry, draw a substantial number of visitors per year including 1.5 million hotel guests and 2.6 million banquet facility guests, which support foot traffic at the Opry Mills Property. The Grand Ole Opry, Tennessee’s largest tourist attraction and often called the “home of American music”, is a country music venue that showcases a variety of renowned country music artists and receives several hundreds of thousands of visitors each year. Additionally, the General Jackson Showboat, a 1,200 passenger paddlewheel boat featuring a variety of daily country music lunch and dinner cruises docks at Opryland.

According to the Urban Land Institute, Nashville is an “18-Hour City” and the “#7 U.S. Market to Watch for 2016.” Factors contributing to Nashville’s emergence in the top 10 markets in the Urban Land Institute’s report include a re-emergent downtown, consistent in-migration, high quality of life, and low costs of doing business. Regional access to the area is provided by Interstate-40, Interstate-65 and Interstate-24. Nashville International Airport is located approximately 5.0 miles south of the Opry Mills Property along Interstate-40 and is served by 14 carriers with an average of more than 375 flights arriving and departing the airport on a daily basis. According to the appraisal, the trade area within a 30-mile radius contains approximately 1.5 million people, with an average household income of $79,950 as of 2015. The appraisal concluded that market rents were generally in-line with the rents in-place at the property.

The table below summarizes the Opry Mills Property’s competitive set as defined by the appraiser:

Competitive Set(1)
	Distance From Subject	Property Type	Year Built / Renovated	Occupancy	Size (Sq. Ft.)	Estimated Sales PSF	Anchors/Major Tenants
Opry Mills	NAP	Super Regional Mall	2000 / 2012	98.6%(2)	1,169,633	$485(3)	Bass Pro Shops, Dave & Buster’s, Forever 21
Rivergate Mall	9.5 Miles	Super Regional Mall	1971 / 2011	94%	1,138,169	$280 - $300	Dillard’s, JC Penney, Macy’s, Sears
The Mall at Green Hills	13.8 Miles	Regional Center	1955 / 2011	98%	869,000	$650 - $670	Dillard’s, Macy’s, Nordstrom
Providence Marketplace	14.0 Miles	Regional Center	2006 / NA	98%	835,000	NAV	Target, Belk, JC Penney, Kroger, Dick’s Sporting Goods
Cool Springs Galleria	22.0 Miles	Super Regional Mall	1991 / 2006	99%	1,381,800	NAV	Dillard’s, JC Penney, Macy’s, Belk
Lebanon Premium Outlets(4)	29.0 Miles	Outlet Center	1988 / NA	100%	227,262	NAV	Gap Factory Store, Nike, AnnTaylor, The Children’s Place
The Avenue Murfressboro	31.0 Miles	Lifestyle/Specialty Center	2007 / NA	90%	747,497	NAV	Belk, Dick’s Sporting Goods, Best Buy, Haverty’s Furniture
Stones River Mall	31.0 Miles	Regional Center	1992 / 2008	97%	598,688	NAV	Dillard’s, JC Penney, Sears
(1)	Source: Appraisal.

(2)	Based on the U/W rent roll as of March 14, 2016.

(3)	Based on in-line sales PSF for 2015.

(4)	Owned by Simon Property Group, Inc.

 A-3-32

433 Opry Mills Drive Nashville, TN 37214	Collateral Asset Summary – Loan No. 3 Opry Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 50.8% 2.33x 10.1%

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	T-12 1/31/2016	U/W	U/W PSF
Base Rent(1)(2)	$25,645,666	$26,886,191	$27,691,194	$27,869,739	$29,792,892	$25.47
Value of Vacant Space	0	0	0	0	583,384	0.50
Gross Potential Rent	$25,645,666	$26,886,191	$27,691,194	$27,869,739	$30,376,276	$25.97
CAM Reimbursements	7,524,044	8,002,492	8,242,367	8,206,506	9,142,890	7.82
Other Reimbursements(3)	8,371,007	7,940,550	8,087,640	7,918,716	7,974,588	6.82
Percentage Rent	1,963,537	1,701,241	2,159,817	2,101,647	2,309,076	1.97
Total Other Income	5,622,945	5,533,441	5,553,022	5,669,254	5,662,840	4.84
Less: Vacancy & Credit Loss	0	0	0	0	(2,490,141)	(2.13)
Effective Gross Income	$49,127,199	$50,063,915	$51,734,040	$51,765,862	$52,975,528	$45.29
Total Operating Expenses(4)	14,625,041	15,076,680	15,026,181	14,870,712	15,212,634	13.01
Net Operating Income	$34,502,158	$34,987,235	$36,707,859	$36,895,150	$37,762,894	$32.29
TI/LC	0	0	0	0	1,254,682	1.07
Capital Expenditures	0	0	0	0	233,927	0.20
Net Cash Flow	$34,502,158	$34,987,235	$36,707,859	$36,895,150	$36,274,285	$31.01
(1)	U/W Base Rent includes $799,000 in contractual rent increases through June 2017.

(2)	The increase in U/W Net Operating Income from T-12 1/31/2016 Net Operating Income is primarily due to (i) the inclusion of four tenants, Madame Tussauds, Hofbrauhaus Beer Garden, Abercrombie & Fitch Outlet and Swarovski, all of which have signed leases but have not yet taken occupancy, accounting for $743,170 in U/W Base Rent and $253,025 in reimbursements and (ii) contractual rent increases through June 2017 in the aggregate amount of $799,000.

(3)	Other Reimbursements include utilities and real estate taxes.

(4)	Total Operating Expenses were underwritten to SPG’s 2016 budget. Historical financials were normalized to exclude non-recurring legal expenses associated with the 2010 flooding of the Cumberland River. 2014 was adjusted by $3.2 million and 2015 was adjusted by $6.5 million. SPG has provided a guaranty related to the payment of any future legal expenses in connection with such event.

Property Management. The property is managed by Simon Management Associates II, LLC, an affiliate of the loan sponsor.

Lockbox / Cash Management. The Opry Mills Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters within 30 days of the origination date to all tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. The funds are then swept to an account controlled by the borrower until the occurrence of a Lockbox Event (as defined below). During the continuance of a Lockbox Event, all rents will be swept weekly to a segregated cash management account. The lender will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Lockbox Event, all funds deposited into the cash management account (with respect to a DSCR Trigger Event (as defined below), after payment of debt service, required reserves and budgeted operating expenses) will be held as additional security for the loan.

A Lockbox Event may be cured (i) if the Lockbox Event is caused solely by a DSCR Trigger Event the achievement of a debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of a such determination is 1.60x or greater for two consecutive quarters, (ii) if the Lockbox Event is caused solely by an event of default, the acceptance by the lender of a cure of such event of default, or (iii) if the Lockbox Event is caused solely by a bankruptcy action of the property manager, if the borrower replaces the property manager with a replacement property manager acceptable to the lender under a new management agreement within 60 days after such bankruptcy action or such property manager is discharged within 90 days after such bankruptcy action without any adverse consequences to the Opry Mills Property or the loan (each of the foregoing, a “Lockbox Termination Event”).

Each Lockbox Termination Event is also subject to the following conditions: (i) no event of default under the loan documents has occurred and is continuing, (ii) the borrower may not cure a Lockbox Event (x) more than a total of five times in the aggregate during the term of the loan or (y) triggered by a bankruptcy action of the borrower at any time during the term of the loan and (iii) the borrower pays all of the lender’s reasonable expenses incurred in connection with curing any Lockbox Event, including reasonable attorney’s fees and expenses.

A “Lockbox Event” means the occurrence of (a) an event of default, (b) any bankruptcy action of the borrower, (c) a bankruptcy action of the property manager if the manager is an affiliate of borrower and provided the manager is not replaced within 60 days with a qualified manager or (d) a DSCR Trigger Event.

A “DSCR Trigger Event” means the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.60x for two consecutive calendar quarters.

 A-3-33

433 Opry Mills Drive Nashville, TN 37214	Collateral Asset Summary – Loan No. 3 Opry Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 50.8% 2.33x 10.1%

Initial Reserves. No upfront escrows were taken at origination. In lieu of cash reserves, SPG delivered a guaranty in the amount of $3,943,000 for the outstanding tenant improvements, tenant allowance and leasing commission obligations associated with Madame Tussauds, Hofbrauhaus Beer Garden, Abercrombie & Fitch Outlet, Swarovski and Mission BBQ.

Ongoing Reserves.

Tax Escrows - The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (i) no event of default under the loan documents has occurred and is continuing, (ii) no DSCR Reserve Trigger Event (as defined below) exists and (iii) the borrower (a) pays all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent and (b) provides the lender with satisfactory evidence that taxes have been paid prior to the assessment of any late payment penalty and the date that such taxes become delinquent upon request.

Insurance Escrows - The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - The requirement for the borrower to make monthly deposits to the replacement reserve is waived so long as no DSCR Reserve Trigger Event or event of default exists. Following the occurrence and during the continuance of a DSCR Reserve Trigger Event or an event of default, the borrower is required to deposit $19,494 per month ($0.20 PSF annually) for replacement reserves. The reserve is subject to a cap of $701,780 (approximately $0.60 PSF).

TI/LC Reserves - The requirement for the borrower to make monthly deposits into the tenant improvements and leasing commissions reserve is waived so long as no DSCR Reserve Trigger Event or event of default exists. Following the occurrence and during the continuance of a DSCR Reserve Trigger Event or an event of default, the borrower is required to deposit $160,825 per month (approximately $1.65 PSF annually) for tenant improvement and leasing commission reserves. The reserve is subject to a cap of $5,789,683 (approximately $4.95 PSF).

A “DSCR Reserve Trigger Event” means the debt service coverage ratio based on the trailing four calendar quarter period immediately preceding the date of such determination is less than 1.75x for two consecutive calendar quarters.

Current Mezzanine or Subordinate Indebtedness. None.

Litigation Guaranty. In connection with a casualty from a flooding that occurred at the property in 2010, the loan sponsor was involved in a five-year lawsuit against the insurers. The loan sponsor was initially awarded $50.0 million out of the $200.0 million that the loan sponsor claimed, and was ultimately granted a summary judgment by the Chancery Court for Davidson County, Tennessee, awarding the sponsor $204.0 million. The case is currently being appealed and the sponsor has provided a guaranty to the lender related to the payment of all obligations, costs, expenses and liabilities of the borrower or its affiliates incurred in connection with such insurance proceedings, including any post-trial motions and appeals, all attorney’s fees or disbursements, expert witness fees or other related expenses, costs or fees. Neither lender nor servicer has (i) any right to participate in the insurance proceedings in any manner whatsoever or (ii) any right to approve any decisions of borrower with respect to the insurance proceedings or any appeals or settlement thereof. Any amounts received by borrower from the insurance proceedings are not required to be deposited into the lockbox account and belong to the borrower, to be retained or disbursed by the borrower in its sole discretion and control and otherwise in accordance with its organizational documents.

 A-3-34

433 Opry Mills Drive Nashville, TN 37214	Collateral Asset Summary – Loan No. 3 Opry Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 50.8% 2.33x 10.1%

 A-3-35

433 Opry Mills Drive Nashville, TN 37214	Collateral Asset Summary – Loan No. 3 Opry Mills	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$65,000,000 50.8% 2.33x 10.1%

 A-3-36

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 A-3-37

693 Fifth Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 4 693 Fifth Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 47.6% 1.00x 6.4%

 A-3-38

693 Fifth Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 4 693 Fifth Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 47.6% 1.00x 6.4%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Sponsor:	Marc de Lacharrière
Borrower:	693 Fifth Owner LLC
Original Balance(1):	$62,500,000
Cut-off Date Balance(1):	$62,500,000
% by Initial UPB:	7.0%
Interest Rate:	3.9660%
Payment Date:	1st of each month
First Payment Date:	August 1, 2016
Maturity Date:	July 1, 2026
Amortization:	Interest only for first 24 months; 300 months thereafter
Additional Debt(1):	$187,500,000 Pari Passu Debt
Call Protection:	L(25), YM1(91), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves(2)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Outstanding TI:	$3,022,060	$0
Free Rent:	$305,793	$0

Financial Information(3)
Cut-off Date Balance / Sq. Ft.:	$2,590
Balloon Balance / Sq. Ft.:	$2,032
Cut-off Date LTV:	47.6%
Balloon LTV:	37.4%
Underwritten NOI DSCR:	1.01x
Underwritten NCF DSCR(4):	1.00x
Underwritten NOI Debt Yield:	6.4%
Underwritten NCF Debt Yield:	6.3%
Underwritten NOI Debt Yield at Balloon:	8.1%
Underwritten NCF Debt Yield at Balloon:	8.0%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Retail / Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1993 / 2015
Total Sq. Ft.(5):	96,514
Property Management:	Savitt Partners LLC
Underwritten NOI:	$15,917,963
Underwritten NCF:	$15,711,152
Appraised Value:	$525,000,000
Appraisal Date:	May 24, 2016

Historical NOI
Most Recent NOI:	$14,590,731 (T-12 March 31, 2016)
2015 NOI(6):	$14,208,201 (December 31, 2015)
2014 NOI(6):	$4,902,318 (December 31, 2014)
2013 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	57.1% (April 1, 2016)
2015 Occupancy:	62.0% (December 31, 2015)
2014 Occupancy(7):	62.0% (December 31, 2014)
2013 Occupancy(7):	36.7% (December 31, 2013)
(1)	The 693 Fifth Avenue Whole Loan is evidenced by four pari passu notes with an aggregate original principal balance of $250.0 million. The controlling Note A-2 with an original principal balance of $62.5 million will be included in the DBJPM 2016-C3 mortgage trust. The non-controlling Note A-1, with an original principal balance of $65.0 million, is expected to be included in the JPMCC 2016-JP2 securitization. The non-controlling Note A-3 and non-controlling Note A-4, with an aggregate original principal balance of $122.5 million, will not be included in the trust and are currently held by JPMCB or an affiliate and are expected to be contributed to one or more future securitizations. For additional information on the pari passu companion loans, see “The Loan” herein.

(2)	See “Initial Reserves” and “Ongoing Reserves” herein.

(3)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate 693 Fifth Avenue Whole Loan, which has an original principal balance of $250.0 million.

(4)	The Underwritten NCF DSCR of 1.00x is calculated based on a 25-year amortization schedule. The current Underwritten NCF DSCR based on the interest-only period for the first two years of the loan term is 1.56x. Valentino has a contractual rent increase in August 2018, which increases its annual rent payment from $16.5 million to approximately $19.0 million. Including the Valentino contractual rent increase in August 2018, the implied Underwritten NCF would result in an Underwritten NCF DSCR of approximately 1.15x based on a 25-year amortization schedule.

(5)	Total Sq. Ft. consists of 82,089 sq. ft. (85.1% of net rentable area) of office space and 14,425 sq. ft. (14.9% of net rentable area) of retail space.

(6)	The increase in 2015 NOI from 2014 NOI is primarily due to the rent commencement under Valentino’s lease.

(7)	The increase in 2014 Occupancy from 2013 Occupancy is primarily driven by the lease up associated with Valentino.

 A-3-39

693 Fifth Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 4 693 Fifth Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 47.6% 1.00x 6.4%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
Valentino	NR/NR/NR	14,425	14.9%	$1,143.85	83.7%	7/31/2029
JDS Development Group	NR/NR/NR	11,635	12.1%	$72.15	4.3%	4/30/2020
Pierson Capital	NR/NR/NR	9,629	10.0%	$80.30	3.9%	8/31/2020
Carpenters Workshop Gallery	NR/NR/NR	5,075	5.3%	$95.38	2.5%	2/28/2031
Louis Licari	NR/NR/NR	4,847	5.0%	$84.40	2.1%	5/31/2025
New York Smile Institute	NR/NR/NR	4,838	5.0%	$73.96	1.8%	10/31/2031
Hays Worldwide Research	NR/NR/NR	4,665	4.8%	$76.16	1.8%	6/30/2020
Total / Wtd. Avg. Occupied		55,114	57.1%	$357.78	100.0%
Vacant		41,400	42.9%
Total / Wtd. Avg.		96,514	100.0%

(1)	Based on the U/W rent roll as of April 1, 2016.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	3	25,929	26.9%	25,929	26.9%	$75.90	10.0%	10.0%
2021	0	0	0.0%	25,929	26.9%	$0.00	0.0%	10.0%
2022	0	0	0.0%	25,929	26.9%	$0.00	0.0%	10.0%
2023	0	0	0.0%	25,929	26.9%	$0.00	0.0%	10.0%
2024	0	0	0.0%	25,929	26.9%	$0.00	0.0%	10.0%
2025	1	4,847	5.0%	30,776	31.9%	$84.40	2.1%	12.1%
2026	0	0	0.0%	30,776	31.9%	$0.00	0.0%	12.1%
Thereafter(2)	3	24,338	25.2%	55,114	57.1%	$712.54	87.9%	100.0%
Vacant	NAP	41,400	42.9%	96,514	100.0%	NAP	NAP
Total / Wtd. Avg.	7	96,514	100.0%			$357.78	100.0%

(1)	Based on the U/W rent roll as of April 1, 2016.

(2)	Thereafter Annual U/W Base Rent PSF includes a retail space occupied by Valentino, for which the tenant pays approximately $1,144 PSF.

The Loan. The 693 Fifth Avenue loan (the “693 Fifth Avenue Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 20-story, 96,514 sq. ft., Class A office building with four levels of retail along Fifth Avenue between East 54th and East 55th Streets in Midtown Manhattan (the “693 Fifth Avenue Property”). The 693 Fifth Avenue Loan has an Original and Cut-off Date Balance of $62.5 million. The 693 Fifth Avenue Loan is evidenced by the controlling Note A-2 with an original principal balance of $62.5 million, which will be included in the DBJPM 2016-C3 mortgage trust. The non-controlling Note A-1, with an original principal balance of $65.0 million, which is expected to be included in the JPMCC 2016-JP2 mortgage trust, and the non-controlling Note A-3 and non-controlling Note A-4, with an aggregate original principal balance of $122.5 million, which are currently held by JPMCB or an affiliate and expected to be contributed to one or more future securitizations, are pari passu companion loans (and together with the 693 Fifth Avenue Loan, the “693 Fifth Avenue Whole Loan”).

The relationship between the holders of the 693 Fifth Avenue Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–693 Fifth Avenue Whole Loan” in the Prospectus.

 A-3-40

693 Fifth Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 4 693 Fifth Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 47.6% 1.00x 6.4%

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$65,000,000	$65,000,000	JPMCC 2016-JP2	No
A-2	$62,500,000	$62,500,000	DBJPM 2016-C3	Yes
A-3	$80,000,000	$80,000,000	JPMCB	No
A-4	$42,500,000	$42,500,000	JPMCB	No
Total	$250,000,000	$250,000,000

The 693 Fifth Avenue Whole Loan has a 10-year term and, subsequent to a two-year interest-only period, will amortize on a 25-year schedule. The 693 Fifth Avenue Whole Loan accrues interest at a fixed rate equal to 3.9660%. The 693 Fifth Avenue Whole Loan proceeds were used to acquire the property for $525.0 million, pay closing costs of approximately $6.5 million and fund upfront reserves of approximately $3.3 million. Based on the “As-is” appraised value of $525.0 million as of May 24, 2016, the Cut-off Date LTV is 47.6%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Sponsor Equity	$284,819,681	53.3%	Purchase Price	$525,000,000	98.2%
Mortgage Loan	$250,000,000	46.7%	Closing Costs	$6,491,828	1.2%
			Reserves	$3,327,853	0.6%
Total Sources	$534,819,681	100.0%	Total Uses	$534,819,681	100.0%

The Borrower / Sponsor. The borrowing entity for the 693 Fifth Avenue Loan is 693 Fifth Owner LLC, a Delaware limited liability company and special purpose entity. The loan sponsor is Marc de Lacharrière. Mr. Lacharrière is a French investor with a reported net worth of approximately $2.8 billion and is the Chairman and CEO of Fimalac, a Paris-based holding company with investments in financial services, hotels, entertainment and real estate. As of December 31, 2015, Fimalac’s financial services investments include an approximately 20.0% non-controlling equity interest in the Fitch Group, which is the parent company of Fitch Ratings. There is no separate non-recourse carve-out guarantor for the 693 Fifth Avenue Whole Loan. The borrower is the sole party responsible for breaches or violations of the non-recourse carve-out provisions in the loan documents and the environmental indemnity.

The Property. The 693 Fifth Avenue Property is a 20-story, 96,514 sq. ft., Class A boutique office building with a four-level retail component located along Fifth Avenue between East 54th and East 55th Streets within Midtown Manhattan. The office and retail components of the property consist of 82,089 sq. ft. (85.1% of net rentable area) and 14,425 sq. ft. (14.9% of net rentable area), respectively. The 693 Fifth Avenue Property was built in 1993 and was renovated in 2015 to include a new eight-story glass and steel façade and new lobby. The floors range from approximately 4,978 to 5,671 sq. ft. on floors two through eight and are 4,975 sq. ft. on floors nine to 18. The top two floors range between 2,090 and 2,566 sq. ft. The retail ceiling heights range from 14 to 17.5 feet. Typical office floor ceiling heights range from 13 to 15 feet and the penthouse extends just over 35 feet.

As of April 1, 2016, the property was 57.1% occupied by seven tenants. The retail component of the property is 100.0% occupied by Valentino U.S.A., Inc. (“Valentino”) and the office component of the property is approximately 49.6% occupied by six tenants. The prior owner was primarily focused on leasing the retail component of the property, which accounts for approximately 82.7% of the in-place base rent. The current loan sponsor plans to focus on leasing the office space up to market level.

Major Tenants.

Valentino (14,425 sq. ft.; 14.9% of NRA; 83.7% of U/W Base Rent), a luxury fashion company based in Milan, Italy, is the largest tenant and has occupied the space since August 2013. The property serves as Valentino’s flagship U.S. location. According to the loan sponsor, prior to taking occupancy, Valentino invested $40.0 million ($2,773 PSF) into its space in addition to approximately $10.0 million ($693 PSF) invested by the previous owner of the 693 Fifth Avenue Property, Thor Equities. Valentino’s annual base rent is currently $16.5 million ($1,144 PSF) and increases contractually by 15.0% to approximately $19.0 million ($1,315 PSF) in August 2018 and by an additional 15.0% to approximately $21.8 million ($1,513 PSF) in August 2023. Valentino leases its space through July 2029 and has no renewal or termination options.

JDS Development Group (“JDS”, 11,635 sq. ft.; 12.1% of NRA; 4.3% of U/W Base Rent), the second largest tenant, has occupied the space since February 2015. JDS is a Manhattan-based real estate development company, which purchases and develops luxury real estate in New York and Miami, including developments at 626 First Avenue and 111 West 57th Street in New York. JDS leases its space through April 2020.

 A-3-41

693 Fifth Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 4 693 Fifth Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 47.6% 1.00x 6.4%

Pierson Capital (“Pierson”, 9,629 sq. ft.; 10.0% NRA; 3.9% of U/W Base Rent), the third largest tenant, has occupied the space since September 2015. Pierson is an international construction firm focused on the development of social housing programs, highways, railways, pipelines, power stations and other government projects. Pierson leases its space through August 2020.

Environmental Matters. The Phase I environmental report dated April 15, 2016 recommended no further action at the 693 Fifth Avenue Property.

The Market. The 693 Fifth Avenue Property is surrounded by a number of New York’s landmarks, restaurants, hotels, retail shops and tourist attractions, and is accessible from several major transportation hubs. The 693 Fifth Avenue Property is located in the Upper Fifth Avenue retail submarket. According to the appraisal, this portion of Fifth Avenue is the single most expensive area in Manhattan and the second most expensive retail corridor in the world. As of the first quarter of 2016, the Upper Fifth Avenue retail submarket reported an overall vacancy rate of 13.0% and overall average asking rents of $2,906 PSF (ranging between $2,700 and $4,450 PSF). The appraisal identified 11 comparable ground floor retail leases on Fifth Avenue ranging from $3,175 to $5,337 PSF, including Bulgari ($5,337 PSF; August 2015), Harry Winston ($4,146; April 2015) and Ermeneglido Zegna ($3,800; February 2016).

The 693 Fifth Avenue Property is located within the Madison/Fifth Avenue office submarket, which consists of approximately 21.1 million sq. ft. of Class A office space. According to the appraisal, as of the first quarter of 2016, the Madison/Fifth Avenue office submarket reported an overall vacancy rate of 13.3% and overall average asking rents of $99.98 PSF. The appraisal identified six directly comparable office properties built between 1926 and 1987 and ranging in size from approximately 52,500 to 142,023 sq. ft. The comparable office properties reported average asking rents ranging from $70.00 to $85.00 PSF with a weighted average of $79.80 PSF. The appraisal identified six comparable office projects currently under construction in Midtown Manhattan as well as seven proposed developments.

Directly Competitive Buildings(1)
Property	Office Area (NRA)	Available Sq. Ft. (Direct)	Available Sq. Ft. (Sublease)	Direct Occupancy	Total Occupancy	Direct Asking Rent (Low)	Direct Asking Rent (High)
608 Fifth Avenue	105,290	0	0	100.0%	100.0%	N/A	N/A
One East 52nd Street	52,500	4,026	33,371	92.3%	28.8%	$70.00	$75.00
665 Fifth Avenue	135,300	0	0	100.0%	100.0%	N/A	N/A
689 Fifth Avenue	90,000	0	0	100.0%	100.0%	N/A	N/A
70 East 55th Street	142,023	4,730	0	96.7%	96.7%	$80.00	$85.00
1 East 57th Street	67,097	0	0	100.0%	100.0%	N/A	N/A
Total / Wtd. Avg.	592,210	8,756	33,371	98.52%	92.9%	$70.00	$85.00
(1)	Source: Appraisal.

The appraiser’s market rent conclusions demonstrate that gross rents for office space and retail space at the 693 Fifth Avenue Property are approximately 4.4% and 20.0% below market, respectively. The following table details the appraiser’s rent conclusions by type and location.

Market Rents
Type	Average Floorplate (Sq. Ft.)(1)	Market Rent PSF(1)	In Place Annual Gross Rent PSF(2)	% Above (Below) Market
Floors 4-9	5,818	$75.00	$70.05	-6.6%
Floors 10-15	4,795	$77.00	$73.17	-5.0%
Office Floors 16-18	4,815	$80.00	$77.98	-2.5%
Office Floors 19-20	2,538	$95.00	$93.06	-2.0%
Total / Wtd. Avg. Office	4,492	$79.13	$75.61	-4.4%
Retail-Multi level	14,425	$1,430.00	$1,143.85	-20.0%
(1) Source: Appraisal.
(2) Based on the underwritten rent roll.

 A-3-42

693 Fifth Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 4 693 Fifth Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 47.6% 1.00x 6.4%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	T-12 3/31/2016	U/W	U/W PSF
Base Rent(1)	$7,976,634	$18,395,122	$18,934,587	$19,718,919	$204.31
Value of Vacant Space	0	0	0	3,025,669	31.35
Gross Potential Rent	$7,976,634	$18,395,122	$18,934,587	$22,744,589	$235.66
Total Recoveries	724,651	341,761	368,637	434,831	4.51
Less: Vacancy	0	0	0	(3,025,669)	(31.35)
Effective Gross Income	$8,701,285	$18,736,883	$19,303,224	$20,153,750	$208.82
Total Fixed Expenses	1,958,489	2,243,528	2,245,039	2,735,940	28.35
Total Operating Expenses	1,840,478	2,285,154	2,467,454	1,499,848	15.54
Net Operating Income	$4,902,318	$14,208,201	$14,590,731	$15,917,963	$164.93
TI/LC	0	0	0	187,508	1.94
Replacement Reserves	0	0	0	19,303	0.20
Net Cash Flow	$4,902,318	$14,208,201	$14,590,731	$15,711,152	$162.79
(1)	The increase in Base Rent from 2014 to 2015 is primarily due to the rent commencement under Valentino’s lease.

Property Management. The 693 Fifth Avenue Property is managed by Savitt Partners LLC, a New York limited liability company.

Lockbox / Cash Management. The loan is structured with a hard lockbox and in-place cash management. The borrower was required to send tenant direction letters to tenants instructing them to deposit all rents and payments into the lockbox account controlled by the lender. All funds in the lockbox account are swept each business day to a cash management account under the control of the lender and disbursed during each interest period of the term of the loan in accordance with the loan documents. To the extent there is a Cash Sweep Event (as defined below) continuing, all excess cash flow after payment of debt service, required reserves and operating expenses on deposit in the cash management account will be held in the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” means (i) the occurrence of an event of default, (ii) the bankruptcy or insolvency action of the borrower or the property manager, unless the property manager that files bankruptcy is not an affiliate of the borrower and is replaced in accordance with the loan agreement within 30 days, (iii) a DSCR Trigger Event (as defined below) has occurred and is ongoing or (iv) a Specified Tenant Trigger Event (as defined below) has occurred and is ongoing. A Cash Sweep Event arising from a DSCR Trigger Event may be prevented if the borrower provides cash or a letter of credit that, if used to reduce the outstanding principal balance of the loan, would otherwise prevent or cure the applicable DSCR Trigger Event (a “DSCR Trigger Cure Deposit”).

A Cash Sweep Event may be cured by the following: if the Cash Sweep Event is caused solely by (a) clause (i) above, the acceptance by the lender of a cure of such event of default, (b) clause (ii) above only with respect to the property manager, the borrower replacing such property manager or if such bankruptcy action by the property manager is dismissed without any material adverse modifications to the terms of the loan documents, (c) clause (ii) above only with respect to the borrower, if such bankruptcy is caused by a party filing an involuntary petition against the borrower and neither the borrower nor its affiliates has colluded with such party or has solicited creditors for any involuntary petition against the borrower, and such bankruptcy action is dismissed without any material adverse modifications to the terms of the loan documents, (d) clause (iii) above, either (1) the applicable debt service coverage ratio for two consecutive three month periods is not less than (A) from the origination date through and including July 31, 2018, 1.05x, and (B) thereafter, 1.10x, or (2) the borrower delivers a DSCR Trigger Cure Deposit or (e) clause (iv) above, if (1) Valentino (or any replacement tenant) is in possession of its space and open to the public for business during customary hours, (2) Valentino has revoked all termination or cancellation notices with respect to its lease and has re-affirmed the lease as being in full force and effect, (3) with respect to any bankruptcy or insolvency proceedings involving Valentino, Valentino is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed its lease pursuant to final, non-appealable order of a court of competent jurisdiction and (4) Valentino is paying full, unabated rent under its lease (each of (a) through (e) above, a “Cash Sweep Event Cure”).

Each Cash Sweep Event Cure is also subject to the following conditions: (i) no event of default under the loan documents has occurred and is continuing, (ii) the borrower may cure a Cash Sweep Event caused by clause (i) above no more than a total of two times in the aggregate during the term of the loan and (iii) the borrower pays all of the lender’s reasonable expenses incurred in connection with curing any Cash Sweep Event, including reasonable attorney’s fees and expenses. The borrower will have no right to cure a Cash Sweep Event caused by a voluntary or collusive involuntary bankruptcy action of the borrower.

 A-3-43

693 Fifth Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 4 693 Fifth Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 47.6% 1.00x 6.4%

A “DSCR Trigger Event” will commence when the trailing three-month debt service coverage ratio as calculated in accordance with the loan documents is less than (i) 1.00x through and including July 31, 2018 and (ii) 1.10x thereafter.

A “Specified Tenant Trigger Event” means (i) Valentino “going dark”, (ii) the occurrence of a bankruptcy action with respect to Valentino, (iii) Valentino giving notice that it is terminating its lease for all or any material portion of its lease and such notice is not fully rescinded within 10 business days or (iv) any termination or cancellation of Valentino’s lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding).

Initial Reserves. At loan origination, the borrower deposited into reserve (i) $3,022,060 for outstanding tenant improvements and leasing commissions related to two existing tenants and (ii) $305,793 for free rent related to one existing tenant.

Ongoing Reserves. The requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (i) there is no event of default and (ii) the lender receives evidence reasonably satisfactory that the taxes are paid by the borrower no later than the date on which taxes are due. The requirement for the borrower to make deposits to the insurance escrow is waived so long as (i) no event of default has occurred and is continuing, (ii) the property is insured under a stand-alone insurance policy in accordance with the loan documents and (iii) the lender receives evidence reasonably satisfactory that such premiums have been paid on or prior to their due date.

Current Mezzanine or Subordinate Indebtedness. None.

Right of First Offer. The largest tenant, Valentino, has a right of first offer in the event the borrower intends to sell the space currently occupied by Valentino or the entire property. The option is not applicable to any foreclosure or deed-in-lieu of foreclosure.

 A-3-44

693 Fifth Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 4 693 Fifth Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 47.6% 1.00x 6.4%

Floor	Tenant	SF	Exp.
20	Carpenters Workshop Gallery	2,538 SF	Exp. 2/2031
19	Carpenters Workshop Gallery	2,537 SF	Exp. 2/2031
18	Pierson Capital	4,815 SF	Exp. 8/2020
17	Pierson Capital	4,814 SF	Exp. 8/2020
16	Vacant (Fully Pre-Built)	4,831 SF	
15	Louis Licari	4,847 SF	Exp. 5/2025
14	New York Smile Institute	4,838 SF	Exp. 10/2031
13	Vacant	4,831 SF	
12	Vacant	4,833 SF	
11	Vacant	4,729 SF	
10	Hays Worldwide Research	4,665 SF	Exp. 6/2020
9	Vacant	4,617 SF	
8	Vacant	5,874 SF	
7	Vacant	5,818 SF	
6	Vacant (Fully Pre-Built)	5,867 SF	
5	JDS Development Group	5,818 SF	Exp. 4/2020
4	JDS Development Group	5,817 SF	Exp. 4/2020
3	Valentino	3,607 SF	Exp. 7/2029
2	Valentino	3,606 SF	Exp. 7/2029
1	Valentino	3,606 SF	Exp. 7/2029
B	Valentino	3,606 SF	Exp. 7/2029

Vacant | 2020 | 2025 | 2029+

 A-3-45

693 Fifth Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 4 693 Fifth Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 47.6% 1.00x 6.4%

 A-3-46

693 Fifth Avenue New York, NY 10022	Collateral Asset Summary – Loan No. 4 693 Fifth Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 47.6% 1.00x 6.4%

 A-3-47

1305-1550 South Yuma Palms Parkway Yuma, AZ 85365	Collateral Asset Summary – Loan No. 5 Yuma Palms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 67.9% 1.28x 8.5%

 A-3-48

1305-1550 South Yuma Palms Parkway Yuma, AZ 85365	Collateral Asset Summary – Loan No. 5 Yuma Palms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 67.9% 1.28x 8.5%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Sponsor:	Inland Private Capital Corporation
Borrower:	Yuma Palms DST
Original Balance:	$62,500,000
Cut-off Date Balance:	$62,500,000
% by Initial UPB:	7.0%
Interest Rate:	4.7300%
Payment Date:	1st of each month
First Payment Date:	September 1, 2016
Maturity Date:	August 1, 2026
Amortization:	360 months
Additional Debt(1):	Future Unsecured Guarantor Loan
Call Protection:	L(25), YM1(92), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves(2)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$5,654	$5,654
TI/LC(3):	$500,000	$41,667
Sports Authority(4):	$935,000	$0
Rent Abatement(5):	$627,000	$0
Outstanding TI:	$57,645	$0
Additional Collateral:	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.(6):	$157
Balloon Balance / Sq. Ft.(6):	$128
Cut-off Date LTV:	67.9%
Balloon LTV:	55.4%
Underwritten NOI DSCR:	1.35x
Underwritten NCF DSCR:	1.28x
Underwritten NOI Debt Yield:	8.5%
Underwritten NCF Debt Yield:	8.0%
Underwritten NOI Debt Yield at Balloon:	10.4%
Underwritten NCF Debt Yield at Balloon:	9.8%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Yuma, AZ
Year Built / Renovated:	2005 / NAP
Total Sq. Ft.:	802,049
Total Collateral Sq. Ft.(7):	399,083
Property Management:	Inland Commercial Real Estate Services LLC
Underwritten NOI:	$5,281,698
Underwritten NCF:	$5,014,313
Appraised Value:	$92,000,000
Appraisal Date:	April 1, 2016

Historical NOI
Most Recent NOI:	$5,726,440 (T-12 May 31, 2016)
2015 NOI:	$5,920,845 (December 31, 2015)
2014 NOI:	$5,939,321 (December 31, 2014)
2013 NOI:	$5,800,995 (December 31, 2013)

Historical Occupancy(6)(7)
Most Recent Occupancy(8):	95.2% (June 9, 2016)
2015 Occupancy:	96.5% (December 31, 2015)
2014 Occupancy:	96.7% (December 31, 2014)
2013 Occupancy:	96.1% (December 31, 2013)

(1)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(2)	See “Initial Reserves” and “Ongoing Reserves” herein.

(3)	TI/LC reserve is subject to a cap of $3,935,000.

(4)	Sports Authority Reserves in the amount of $935,000 are to be used towards re-leasing costs in anticipation of Sports Authority’s imminent departure caused by its recently announced bankruptcy.

(5)	Rent Abatement Reserves in the amount of $627,000 represent 1.5 years of rent under the Sports Authority lease, and will be used towards the payment of debt service on a monthly basis through February 2018.

(6)	Based on Total Collateral Sq. Ft. of 399,083.

(7)	Total Collateral Sq. Ft. and Historical Occupancy exclude sq. ft. associated with Target, JCPenney, Dillard’s and 14 other tenants that do not serve as collateral for the Yuma Palms Loan.

(8)	Most Recent Occupancy as of June 9, 2016 is significantly higher than the contemplated underwritten occupancy of 85.9% as Sports Authority (34,867 sq. ft.) and CenturyLink (2,155 sq. ft.), have been underwritten as vacant, though still in occupancy. Sports Authority filed for bankruptcy, while CenturyLink plans to vacate upon lease expiration in December 2016. At origination, the borrower deposited $935,000 for free rent and re-leasing costs associated with the Sports Authority space, as well as $500,000 for general TI/LC related expenditures.

 A-3-49

1305-1550 South Yuma Palms Parkway Yuma, AZ 85365	Collateral Asset Summary – Loan No. 5 Yuma Palms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 67.9% 1.28x 8.5%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Total Sq. Ft.	% of Total Sq. Ft.(2)	Lease Expiration	U/W Base Rent PSF	Total Sales (000s)(3)	Sales PSF(3)	Occupancy Cost(3)
Non-Collateral Anchor Tenants(4)
Target	A-/A2/A	138,000	17.2%	NAP	NAP	NAP	NAP	NAP
Dillards	BBB-/Baa3/BBB-	98,060	12.2%	NAP	NAP	$15,600	$159	NAP
JCPenney	B+/NR/B	91,609	11.4%	NAP	NAP	$7,800	$85	NAP
Subtotal / Wtd. Avg.		327,669	40.9%		NAP	$23,400	$123	NAP

Anchor Tenants
Harkins Theatre(5)	NR/NR/NR	63,255	15.9%	1/31/2020	$14.50	$8,710	$622,119	15.1%
Ross Dress for Less	NR/A3/A-	29,983	7.5%	1/31/2020	$13.25	$5,200	$173	9.9%
Marshalls	NR/A2/A+	28,500	7.1%	9/30/2024	$9.90	$8,088	$284	4.8%
Jo-Ann	NR/B3/B	25,056	6.3%	1/31/2019	$12.00	$2,381	$95	17.7%
Bealls Outlet(6)	NR/NR/NR	24,943	6.3%	1/31/2024	$10.62	$2,405	$96	11.0%
Total Anchor Tenants(7)		171,737	43.0%		$12.59	$26,783	$167	10.8%

Major Tenants
Best Buy	BBB-/Baa1/BB+	19,792	5.0%	1/31/2020	$13.50	$27,300	$1,379	1.3%
Petsmart	NR/B3/B+	19,184	4.8%	1/31/2020	$13.50	$3,120	$163	10.6%
Old Navy	BB+/Baa2/BB+	14,800	3.7%	4/30/2017	$13.23	$4,879	$330	5.3%
Famous Footwear	NR/NR/NR	8,005	2.0%	12/31/2020	$20.57	$1,611	$201	12.3%
Buffalo Wild Wings	NR/NR/NR	7,805	2.0%	12/31/2035	$29.00	$5,601	$718	5.2%
Kirkland’s	NR/NR/NR	6,533	1.6%	1/31/2021	$22.00	$1,225	$188	14.1%
Planet X	NR/NR/NR	5,490	1.4%	4/30/2022	$21.00	$943	$172	14.2%
American Eagle Outfitters	NR/NR/NR	5,000	1.3%	1/31/2019	$26.00	$2,034	$407	7.5%
Total Major Tenants(8)		86,609	21.7%		$17.34	$46,713	$539	4.0%

Total In-Line Tenants		84,515	21.2%		$27.12	$23,916	$364	9.3%
Total Occupied Collateral/ Wtd. Avg.(7)(8)		342,861	85.9%		$17.37	$97,413	$340	7.2%
Vacant		56,222	14.1%
Total / Wtd. Avg.(9)		399,083	100.0%

(1)	Certain ratings may be those of the parent company whether or not the parent company guarantees the lease.

(2)	% of Total Sq. Ft. for Non-Collateral Anchor Tenants is based on the total Yuma Palms sq. ft. of 802,049, with the remaining tenants based on the Yuma Palms Property collateral sq. ft. of 399,083.

(3)	Total Sales (000s), Sales PSF and Occupancy Cost are based on historical operating statements and third party estimates provided by the borrower for the fiscal year 2015 and includes only those tenants reporting sales.

(4)	Non-Collateral Anchor Tenants with no attributable underwritten base rent are liable for their proportionate share of reimbursements, equal to an annual total of $245,394 as of June 9, 2016. Total reimbursement for all non-collateral tenants is equal to an annual amount of $419,915.

(5)	Sales PSF for Harkins Theatre represents sales per screen based on 14 total screens.

(6)	Bealls Outlet has the right to terminate its lease after May 31, 2018 if its gross sales during the period between the 48th month and 60th month of the lease term do not exceed $2.5 million, with 90 days’ notice and the payment of a termination fee.

(7)	Sales PSF for Total Anchor Tenants and Total Occupied Collateral / Wtd. Avg. excludes Harkins Theatre, which is measured on a per screen basis.

(8)	Weighted average Occupancy Cost for Total Major Tenants and Total Occupied Collateral / Wtd. Avg. excluding Best Buy is 7.9% and 9.5%, respectively.

(9)	Total / Wtd. Avg. does not include Non-Collateral Anchor tenants.

 A-3-50

1305-1550 South Yuma Palms Parkway Yuma, AZ 85365	Collateral Asset Summary – Loan No. 5 Yuma Palms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 67.9% 1.28x 8.5%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	1	1,400	0.4%	1,400	0.4%	$31.36	0.7%	0.7%
2016	2	6,331	1.6%	7,731	1.9%	$22.06	2.3%	3.1%
2017	4	23,533	5.9%	31,264	7.8%	$17.41	6.9%	10.0%
2018	4	12,383	3.1%	43,647	10.9%	$18.38	3.8%	13.8%
2019	11	47,531	11.9%	91,178	22.8%	$20.41	16.3%	30.1%
2020	11	153,388	38.4%	244,566	61.3%	$15.86	40.8%	70.9%
2021	3	9,386	2.4%	253,952	63.6%	$24.15	3.8%	74.7%
2022	3	12,132	3.0%	266,084	66.7%	$21.12	4.3%	79.0%
2023	1	3,150	0.8%	269,234	67.5%	$25.00	1.3%	80.3%
2024	7	62,422	15.6%	331,656	83.1%	$13.22	13.9%	94.2%
2025	1	3,400	0.9%	335,056	84.0%	$35.00	2.0%	96.2%
2026	0	0	0.0%	335,056	84.0%	$0.00	0.0%	96.2%
Thereafter	1	7,805	2.0%	342,861	85.9%	$29.00	3.8%	100.0%
Vacant	NAP	56,222	14.1%	399,083	100.0%	NAP	NAP
Total / Wtd. Avg.	49	399,083	100.0%			$17.37	100.0%
(1)	Certain tenants have lease termination options related to co-tenancy provisions and sales thresholds that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule or the site plan.

(2)	The rollover schedule includes contractual rent steps through April 2017.

The Loan. The Yuma Palms loan (the “Yuma Palms Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in 399,083 sq. ft. of Yuma Palms (the “Yuma Palms Property”), an 802,049 sq. ft. anchored retail property located in Yuma, Arizona (the “Yuma Palms Regional Center”) with a Cut-off Date Balance of $62.5 million. The Yuma Palms Loan has a 10-year term and will amortize on a 30-year schedule. The Yuma Palms Loan accrues interest at a fixed rate equal to 4.7300%. Loan proceeds along with approximately $2.9 million of equity from the sponsor were used to refinance existing debt of approximately $62.8 million, fund upfront reserves of approximately $2.1 million and pay closing costs of approximately $0.5 million. Based on the “As-is” appraised value of $92.0 million as of April 1, 2016, the Cut-off Date LTV is 67.9%. The most recent prior financing of the Yuma Palms Property was included in the WBCMT 2006-C27 transaction.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$62,500,000	95.5%	Loan Payoff	$62,817,024	96.0%
Sponsor Equity	$2,932,179	4.5%	Sports Authority Reserve	$935,000	1.4%
			Rent Abatement Reserve	$627,000	1.0%
			TI/LC Reserve	$500,000	0.8%
			Other Reserves	$63,299	0.1%
			Closing Costs	$489,856	0.7%
Total	$65,432,179	100.0%	Total	$65,432,179	100.0%

The Borrower / Sponsor. The borrower, Yuma Palms DST, is a newly formed Delaware Statutory Trust. IPCC (as defined below) will be the sole member of the Yuma Palms LeaseCo, L.L.C., which is the tenant under the master lease executed with the borrower at origination to accommodate the Delaware Statutory Trust structure. The sponsor of the borrower and the non-recourse carve-out guarantor is Inland Private Capital Corporation (“IPCC”), an affiliate of The Inland Real Estate Group of Companies, Inc. (“Inland”). IPCC was formed in March 2001 to provide replacement properties for people wishing to complete a Section 1031 Exchange, as well as investors seeking a multiple-owner real estate investment. As of December 31, 2015, IPCC had sponsored 182 private placement programs, offering more than $2.6 billion in equity to over 7,500 investors. The 182 private placement programs included 451 properties, with over 26.1 million sq. ft. of gross leasable area, for an aggregate offering price of more than $5.3 billion. Of these properties, 364 are retail centers, 48 are office buildings, nine are industrial and distribution centers and 30 are multifamily communities.

Inland is a fully-integrated group of legally and financially independent companies, engaged in several diverse facets of real estate including property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, finance and other related services for more than 40 years. Since inception, Inland has created 696 sponsored programs with over 490,000 investors and approximately $10.5 billion in institutional transactions.

 A-3-51

1305-1550 South Yuma Palms Parkway Yuma, AZ 85365	Collateral Asset Summary – Loan No. 5 Yuma Palms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 67.9% 1.28x 8.5%

The Property. The Yuma Palms Regional Center consists of a two-story, 802,049 sq. ft. open-air regional anchored shopping center situated on an approximately 101.3 acre site and located in Yuma, Arizona. 399,083 sq. ft. serves as collateral for the Yuma Palms Loan. The Yuma Palms Property was originally built in 2005 and is known as the largest commercial development in Yuma County’s history. The Yuma Palms Property was subsequently acquired by the sponsor in June 2006 for an all in purchase price of approximately $105.1 million ($263 PSF). In connection with the acquisition of the Yuma Palms Property in June 2006, the sponsor contributed approximately $44.1 million of equity and, in connection with the re-financing of the Yuma Palms Property, contributed an approximately $2.9 million in additional equity.

As of June 9, 2016, the Yuma Palms Property collateral was 95.2% physically occupied by a broad mix of 51 national and international brand-name retailers. Occupancy was underwritten to 85.9%, driven by the recent bankruptcy of Sports Authority (34,867 sq. ft.). Additionally, CenturyLink (2,155 sq. ft.) provided notice of its intention to vacate its space upon the lease expiration in December 2016. Sports Authority and CenturyLink were underwritten as vacant. The property has experienced significant leasing momentum since 2015, as evidenced by three successfully executed new leases and 27 lease renewals totaling approximately 154,000 sq. ft. Non-collateral anchors at the property include Target (138,000 sq. ft.), Dillard’s (98,060 sq. ft.; $15.6 million in 2015 Sales) and JCPenney (91,609 sq. ft.; $7.8 million in 2015 Sales). Collateral anchor tenants include Harkins Theater (63,255 sq. ft.; 15.4% U/W Base Rent; $622,119 Sales per screen), Ross Dress for Less (29,983 sq. ft.; 6.7% U/W Base Rent; $173 Sales PSF; rated NR/A3/A- by Fitch/Moody’s/S&P), Marshalls (28,500 sq. ft.; 4.7% U/W Base Rent; $284 Sales PSF; rated NR/A2/A+ by Fitch/Moody’s/S&P), Jo-Ann (25,056 sq. ft.; 5.0% U/W Base Rent; $95 Sales PSF; rated NR/B3/B by Fitch/Moody’s/S&P) and Bealls Outlet (24,943 sq. ft.; 4.4% U/W Base Rent; $96 Sales PSF). Major tenants include Best Buy, Petsmart, Old Navy, Famous Footwear, Buffalo Wild Wings, Kirkland’s, Planet X and American Eagle Outfitters, which together total 86,609 sq. ft. Most recent sales for the collateral tenants totaled approximately $97.4 million excluding nine tenants for whom sales are not reported. The Yuma Palms Regional Center features 5,008 parking spaces, which equates to a ratio of 6.24 spaces per 1,000 sq. ft. The weighted average sales PSF and occupancy cost for the Yuma Palms Property are $340 and 7.2%, respectively, compared to a market comparison of $342 and 13.9%, respectively. The Yuma Palms Property has historically maintained consistently stable occupancy rates, shown by an eight year average occupancy rate of 93.2% over the preceding eight years with a trough occupancy rate of approximately 90.0% in 2011.

Historical Comparable Sales(1)
	2013	2014	2015
Harkins Theatre	$8,342,569	$8,434,536	$8,709,666
Per Screen	$595,898	$602,467	$622,119
Ross Dress for Less	NAV	NAV	$5,200,000
PSF	NAV	NAV	$173
Marshalls	$7,481,317	$7,647,402	$8,088,222
PSF	$263	$268	$284
Jo-Ann	$2,798,425	$2,574,907	$2,380,607
PSF	$112	$103	$95
Bealls Outlet	NAV	$2,615,387	$2,404,703
PSF	NAV	$105	$96
Major Tenants(2)	$15,661,431	$15,981,177	$16,293,067
PSF	$329	$336	$342
In-Line Tenants(3)	$17,785,218	$18,762,633	$19,305,928
PSF	$346	$365	$376
(1)	Historical Comparable Sales PSF/Per Screen is based on historical operating statements and third party estimates provided by the borrower.

(2)	Major Tenants does not include Best Buy (19,792 sq. ft.) and PetSmart (19,184 sq. ft.), for which 2015 sales were $27.3 million ($1,379 PSF) and $3.1 million ($163 PSF), respectively, as historical sales were unavailable for 2013 and 2014.

(3)	In-line Tenants does not include 17 tenants consisting of 33,112 sq. ft. for which historical sales are unavailable or incomplete.

Environmental Matters. The Phase I environmental report dated May 17, 2016 recommended no further action at the Yuma Palms Property.

The Market. The Yuma Palms Property is located within the Yuma City submarket, adjacent to the Colorado River, California and Mexico. The property is situated directly off the intersection of Interstate 8 and Highway 95 and benefits from high visibility with an average of 34,407 vehicles passing daily. The property sits in a key NAFTA trade corridor within 300 miles of San Diego, California, Los Angeles, California, Phoenix, Arizona and Mexico. Additionally, the Yuma Palms Property is part of the larger Yuma Palms Regional Center, which encompasses four main shopping districts including a village, a power center, a regional center and a restaurant row. All districts are interconnected through shaded pedestrian walkways.

 A-3-52

1305-1550 South Yuma Palms Parkway Yuma, AZ 85365	Collateral Asset Summary – Loan No. 5 Yuma Palms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 67.9% 1.28x 8.5%

The Yuma Palms Property is one of just two regional centers located within a 60-mile radius. The primary trade area of the Yuma Palms Property is an approximately 30-mile radius. Within a 30-mile radius of the Yuma Palms Property, the 2015 average household income was $54,356 with a population of 203,197. The population is projected to increase approximately 1.5% annually from 2015 to 2020 according to the appraisal. Additionally, as of 2015, Yuma City had a population of approximately 96,000 people with this number almost doubling in the winter months, courtesy of more than 23,000 spots in RV parks and resorts. The community also offers nearly 4,300 hotel rooms, conference and meeting facilities and three casinos.

According to the appraisal, as of the second quarter of 2016, the Yuma City submarket contained approximately 6.3 million sq. ft. of retail space with a vacancy rate of approximately 9.7%. The appraisal identified two competitive properties that serve as the primary competition to the Yuma Palms Property and four competitive properties that serve as secondary competition to the Yuma Palms Property. The two primary competitors, Imperial Valley Mall and Promenade at Casa Grande, are located approximately 59.5 miles and 181.0 miles from the Yuma Palms Property, respectively. Average rents within the primary competitive set ranged from $20.00 to $30.00 PSF, while average rents within the secondary competitive set ranged from $14.00 to $24.00 PSF.

The table below summarizes the Yuma Palm Property’s primary and secondary competitive set.

Competitive Set(1)
	Distance from Subject	Property Type	Year Built / Renovated	Occupancy	Size (Sq. Ft.)	Estimated Sales PSF	Anchors / Major Tenants
Yuma Palms	NAP	Anchored Retail	2005 / N/A	85.9%(2)	399,083(2)	$340	Dillard’s, JCPenney, Target, Harkins Theatres, Sam’s Club, Kohl’s(3).
Primary Competitors:
Imperial Valley Mall	59.5 Miles	Super Regional Center	2005 / N/A	98.7%	826,094	$340	Dillard’s, JCPenney, Macy’s, Sears, Kohl’s

Promenade at Casa Grande	181.0 Miles	Regional Center	2007 / N/A	95.9%	1,030,000	$225 - $250	Dillard’s, JCPenney, Target, Kohl’s
Secondary Competitors:
Las Palmillas	Adjacent	Power Center	2006 / N/A	82.1%	151,000	N/A	Bed Bath & Beyond, Dollar Tree, Party City

Palo Verde Village	2.9 Miles	Community Center	1990 / N/A	92.1%	277,014	N/A	Walmart

Southgate Mall	3.2 Miles	Regional Center	1967 / 2009	82.1%	241,703	N/A	Sears, Burlington Coat Factory, Goodwill

Cielo Verde Center	8.2 Miles	Community Center	2006 / N/A	95.8%	220,740	N/A	Walmart
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll.

(3)	Dillard’s, JCPenney, Target, Sam’s Club and Kohl’s are non-collateral tenants.

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	T-12 5/31/2016	U/W	U/W PSF
Base Rent(1)	$6,203,118	$6,358,418	$6,389,253	$6,289,309	$5,955,974	$14.92
Value of Vacant Space	0	0	0	0	1,118,368	2.80
Gross Potential Rent	$6,203,118	$6,358,418	$6,389,253	$6,289,309	$7,074,342	$17.73
Total Recoveries	2,162,426	2,007,030	2,107,325	2,035,252	2,365,172	5.93
Percentage Rent	263,574	$243,587	$322,058	$336,858	$272,110	0.68
Total Other Income	49,415	45,196	37,965	34,006	34,006	0.09
Less: Vacancy & Credit Loss(2)	0	0	0	0	(1,535,290)	(3.85)
Effective Gross Income	$8,678,533	$8,654,231	$8,856,601	$8,695,425	$8,210,339	$20.57
Total Operating Expenses	2,877,538	2,714,910	2,935,756	2,968,985	2,928,641	7.34
Net Operating Income	$5,800,995	$5,939,321	$5,920,845	$5,726,440	$5,281,698	$13.23
TI/LC	0	0	0	0	199,542	0.50
Capital Expenditures	0	0	0	0	67,844	0.17
Net Cash Flow	$5,800,995	$5,939,321	$5,920,845	$5,726,440	$5,014,313	$12.56

(1)	U/W Base Rent includes $57,230 in contractual step rent through April 2017.

(2)	U/W Vacancy represents 15.8% of gross income, significantly above the property’s historical average.

Property Management. The Yuma Palms Property is managed by Inland Commercial Real Estate Services LLC, a borrower affiliate.

 A-3-53

1305-1550 South Yuma Palms Parkway Yuma, AZ 85365	Collateral Asset Summary – Loan No. 5 Yuma Palms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 67.9% 1.28x 8.5%

Lockbox / Cash Management. The Yuma Palms Loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants instructing them to deposit all rents and other payments into the lockbox account controlled by the lender. Provided no Cash Sweep Period (as defined below) is continuing, all amounts on deposit in the lockbox account are required to be swept daily into an account controlled by the borrower. Upon the occurrence of a Cash Sweep Event, the borrower is required to establish a cash management account under the control of the lender. During a Cash Sweep Period, all amounts on deposit in the lockbox account are required to be swept each business day into the cash management account and applied and disbursed in accordance with the loan documents.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of (a) the payment date following the related Cash Sweep Event Cure (as defined below), or (b) the payment in full of all principal and interest on the loan and other amounts due under loan documents.

A “Cash Sweep Event” will occur upon (a) an event of default by the borrower, (b) any bankruptcy action of the borrower or manager, or (c) the date that the debt service coverage ratio based on the trailing three month period of less than 1.25x.

A “Cash Sweep Event Cure” means, with respect to a Cash Sweep Event (a) caused solely by an event of default, the lender accepts a cure of such event of default, (b) caused solely by a bankruptcy action of the manager, the borrower replaces the manager with another qualified manager in accordance with the loan documents (or, if the bankruptcy is an involuntary bankruptcy to which the manager did not consent, upon the same being discharged, stayed or dismissed within 90 days of filing without adverse consequences to the Yuma Palms Property or loan), or (c) caused by a low debt service coverage ratio, the Yuma Palms Property achieves a debt service coverage ratio of 1.30x or greater for two consecutive calendar quarters based on the trailing three month period.

Initial Reserves. At closing, the borrower deposited (i) $5,654 into a replacement reserve account, (ii) $500,000 into a TI/LC account, (iii) $935,000 into a Sports Authority reserve account, (iv) $627,000 into a rent abatement reserve account and (v) $57,645 into an outstanding TI reserve account towards Planet X.

The $935,000 upfront Sports Authority reserve is in anticipation of Sports Authority’s imminent departure caused by its recently announced bankruptcy, to be used towards re-leasing costs for the Sports Authority space. The $627,000 rent abatement reserve represents 1.5 years of base rent under the Sports Authority lease, and will be used towards the payment of debt service on a monthly basis in equal installments of $34,833 through February 2018. The funds in the rent abatement reserve will be released prior to February 2018 upon the occurrence of a Sports Authority Rent Cure (as defined below) or a Sports Authority BK Cure (as defined below). Additionally, there is a $500,000 reserve for general tenant improvements and leasing commissions.

A “Sports Authority Rent Cure” shall mean all or a portion of the Sports Authority space is re-leased to one or more replacement tenants and the contractual rent paid by such tenant(s) is equal to or greater than 70% of the contractual rent that would have been payable under the Sports Authority lease.

A “Sports Authority BK Cure” shall mean (a) the affirmation of the Sports Authority lease pursuant to a final, non-appealable order of a court with jurisdiction, and the tenant delivers an estoppel confirming that its lease is in full force and effect, there is no default under the lease agreement and Sports Authority is in occupancy and conducting business in the space and paying full contractual rent, or (b) the Sports Authority lease is assigned as part of bankruptcy proceedings to a replacement tenant reasonably acceptable to the lender.

Ongoing Reserves. The requirement for the borrower to make the monthly deposits into the tax escrow is waived so long as either (i) (a) there is no event of default, (b) no Cash Sweep Event has occurred, (c) the borrower provides the lender at least 10 days prior to the date on which such taxes would be delinquent with satisfactory evidence that taxes have been paid in timely manner, and (d) the debt service coverage ratio based on the trailing three month period is not less than 1.25x, or (ii) with respect to a tenant’s space (a) there is no event of default, (b) no Cash Sweep Event has occurred, (c) the tenant occupies one or more parcels not constituting a portion of any other tax lot and pays taxes directly to the appropriate authority, (d) the borrower provides the lender at least 10 days prior to the date on which such taxes would be delinquent with satisfactory evidence that taxes have been paid in timely manner, (e) such tenant’s lease remains in full force and effect with no event of default.

The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents.

On a monthly basis, the borrower is required to deposit reserves of (i) $5,654 into a replacement reserve account, (ii) $41,667 into a TI/LC reserve account, subject to a cap of $3,935,000 and (iii) $84,500 per month from equity sources other than the revenues generated by the property (or, at borrower’s request, funds to be allocated from the excess cash flow reserve in substitute of this amount) during any Cash Collateral Reserve Period to be held as additional collateral for the loan.

A “Cash Collateral Reserve Period” shall mean each period commencing upon the occurrence of a DSCR Cash Collateral Reserve Event (as defined below) and continuing until the earlier of (a) the payment date next occurring following the achievement of a debt

 A-3-54

1305-1550 South Yuma Palms Parkway Yuma, AZ 85365	Collateral Asset Summary – Loan No. 5 Yuma Palms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 67.9% 1.28x 8.5%

service coverage ratio of 1.40x or greater for one calendar quarter based upon the trailing three month period, or (b) payment in full of the loan.

A “DSCR Cash Collateral Reserve Event” shall occur if from and after August 1, 2024, the debt service coverage ratio, based on the trailing three months immediately preceding a date of determination, is less than 1.40x.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. The guarantor may make one or more unsecured loans to the borrower without the consent of the lender in an amount up to the lesser of (i) $4,687,500 or (ii) 7.5% of the outstanding principal balance of the loan. Each such loan is required to, among other conditions, be (1) unsecured, (2) payable only out of excess cash flow, (3) subordinated to the mortgage loan pursuant to a subordination and standstill agreement in the form attached to the loan agreement with changes satisfactory to the mortgage lender in its sole discretion.

 A-3-55

1305-1550 South Yuma Palms Parkway Yuma, AZ 85365	Collateral Asset Summary – Loan No. 5 Yuma Palms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 67.9% 1.28x 8.5%

KOHL'S
TARGET.
JO-ANN
Harkins Theatres
HOT TOPIC
Bath&BodyWorks
rue21
CASTLE DOME AVENUE
PALMS PARKWAY
verizon
chico's
PACSUN
AEROPOSTALE
Foot Locker
jcpenney
CenturyLink
KAY
LANE BRYANT
Payless
Dillard's
Sam's Club
PACIFIC AVENUE
Sprint
RED LOBSTER
at&t
BEST BUY
Marshalls
BEALLS
ROSS
SPORTS AUTHORITY
SUBWAY
GNC
carter's
Famous Footwear
THE CHILDREN'S PLACE
Kneaders Bakery
Olive Garden
16TH STREET
DEL TACO
IN-N-OUT BURGER
Anchor
Major / In-line
Vacant
Not Part of the Collateral

 A-3-56

1305-1550 South Yuma Palms Parkway Yuma, AZ 85365	Collateral Asset Summary – Loan No. 5 Yuma Palms	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$62,500,000 67.9% 1.28x 8.5%

 A-3-57

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

 A-3-58

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose:	Recapitalization
Sponsor(2):	Simon Property Group, L.P.; ICRE REIT Holdings
Borrower:	The Crystals Las Vegas, LLC
Original Balance(3):	$50,000,000
Cut-off Date Balance(3):	$50,000,000
% by Initial UPB:	5.6%
Interest Rate:	3.7440%
Payment Date:	1st of each month
First Payment Date:	August 1, 2016
Maturity Date:	July 1, 2026
Amortization:	Interest Only
Additional Debt(3)(4):	$332,700,000 Pari Passu Debt; $167,300,000 Subordinate Secured Debt
Call Protection(5):	L(25), D(88), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(6)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC(7):	$185,000	Springing

Financial Information(3)
	Pari Passu Notes(8)	Whole Loan(9)
Cut-off Date Balance / Sq. Ft.:	$1,459	$2,097
Balloon Balance / Sq. Ft.:	$1,459	$2,097
Cut-off Date LTV:	34.8%	50.0%
Balloon LTV:	34.8%	50.0%
Underwritten NOI DSCR:	3.41x	2.37x
Underwritten NCF DSCR:	3.28x	2.28x
Underwritten NOI Debt Yield:	12.9%	9.0%
Underwritten NCF Debt Yield:	12.4%	8.7%
Underwritten NOI Debt Yield at Balloon:	12.9%	9.0%
Underwritten NCF Debt Yield at Balloon:	12.4%	8.7%

(1)	The Shops at Crystals Whole Loan was co-originated by JPMCB, Bank of America, N.A. and Wells Fargo Bank, National Association.

(2)	The sponsor is also the sponsor of the mortgage loans identified on Annex A-1 to the Prospectus as Opry Mills and Williamsburg Premium Outlets with Cut-off Date Balances of $65.0 million and $15.0 million, respectively.

(3)	The Shops at Crystals Whole Loan is evidenced by (i) a mortgage loan (evidenced by two tranches of debt (each comprised of one pari passu note) with an aggregate original principal balance of $50.0 million), (ii) companion loans, each of which is pari passu with respect to one tranche of The Shops at Crystals Mortgage Loan (each such companion loan being comprised of 10 pari passu notes) with an aggregate outstanding principal balance of $332.7 million and (iii) three subordinate companion loans (each companion loan being comprised of three pari passu notes) with an aggregate original principal balance of $167.3 million. The Financial Information presented in the chart above reflects the $382.7 million aggregate Cut-off Date balance of The Shops at Crystals Mortgage Loan and The Shops at Crystals Pari Passu Companion Loans and the aggregate Cut-off Date balance of the $550.0 million The Shops at Crystals Whole Loan. For additional information on the pari passu notes, see “The Loan” herein.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Las Vegas, NV
Year Built / Renovated:	2009 / NAP
Total Sq. Ft.(10):	262,327
Property Management:	Simon Management Associates, LLC
Underwritten NOI(11):	$49,467,860
Underwritten NCF:	$47,610,231
Appraised Value(12):	$1,100,000,000
Appraisal Date:	April 26, 2016

Historical NOI
2015 NOI(11)(13):	$46,376,811 (December 31, 2015)
2014 NOI:	$43,642,314 (December 31, 2014)
2013 NOI(13):	$40,054,352 (December 31, 2013)
2012 NOI:	$34,351,614 (December 31, 2012)

Historical Occupancy
Most Recent Occupancy(14):	87.6% (April 21, 2016)
2015 Occupancy:	91.0% (December 31, 2015)
2014 Occupancy:	93.8% (December 31, 2014)
2013 Occupancy:	95.7% (December 31, 2013)
(4)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(5)	The lockout period will be at least 25 payments beginning with and including the first payment date of August 1, 2016. Defeasance of the full $550.0 million The Shops at Crystals Whole Loan is permitted after the date that is the earlier of (i) the payment date in August 2019 and (ii) two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected DBJPM 2016-C3 securitization closing date in August 2016. The actual lockout period may be longer.

(6)	See “Initial Reserves” and “Ongoing Reserves” herein.

(7)	At origination, the Borrower provided a guaranty to the mortgage lenders, which guaranteed payment of the tenant improvement and leasing commission reserve deposit amounts (including the monthly deposit required at origination) in lieu of cash deposits as permitted under the mortgage loan documents.

(8)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Pari Passu Notes only, which have an aggregate principal balance of $382.7 million.

(9)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate The Shops at Crystals Whole Loan, which has an aggregate principal balance of $550.0 million.

(10)	Represents the total rentable space at the property, equal to approximately 262,327 sq. ft., which excludes the space on the third floor of the property. The third floor of the property is currently used as mezzanine and storage space, a portion of which is unimproved. No income was underwritten related to this third floor space but it does serve as collateral for The Shops at Crystals Mortgage Loan. There are currently no plans for developing the unimproved portion of the third floor space.

(11)	The increase in Underwritten NOI from 2015 NOI is predominantly driven by five new tenant leases (excluding the Hermès expansion lease) since September 2015, which contribute approximately $1.6 million in annual underwritten rent, in addition to rent bumps totaling $939,332.

(12)	The Appraised Value includes 7,485 sq. ft. on the third floor, which Hermès is expected to occupy.

(13)	The increase in 2015 NOI from 2013 NOI is primarily associated with increases in rents in place.

(14)	Most Recent Occupancy does not include three tenants shown on the loan sponsors’ rent roll dated April 21, 2016 (Donna Karan, Miu Miu and Kiki de Montparnasse) that are no longer in occupancy and/or are expected to vacate. Most Recent Occupancy includes DSquared2 (2,200 sq. ft.) and Berluti (960 sq. ft.), which have executed leases but are not yet in occupancy.

 A-3-59

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

Tenant Summary(1)(2)
	Ratings (Fitch/Moody’s/S&P)(3)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	Lease Expiration(4)	U/W Base Rent PSF	Total Sales (000s)(5)	Sales PSF(5)	Occupancy Cost(5)

Major Tenants
Louis Vuitton(6)	NR/NR/A+	22,745	8.7%	12/31/2019	$192.57	$48,667	$2,140	9.0%
Prada	NR/NR/NR	15,525	5.9%	12/31/2019	$243.45	$11,315	$729	33.4%
Gucci	NR/NR/BBB	10,952	4.2%	12/31/2025	$166.45	$15,115	$1,380	12.1%
Tiffany & Co.(7)	BBB+/Baa2/BBB+	10,000	3.8%	1/31/2024	$220.00	$14,501	$1,450	15.2%
Ermenegildo Zegna	NR/NR/NR	9,926	3.8%	12/31/2020	$277.46	$6,800	$685	40.5%
Roberto Cavalli	NR/NR/NR	9,814	3.7%	12/31/2019	$175.05	$5,559	$566	30.9%
Dolce & Gabbana (Men’s)	NR/NR/NR	9,000	3.4%	12/31/2021	$79.57	$4,813	$535	14.9%
Mastro’s Ocean Club	NR/NR/NR	8,568	3.3%	12/31/2024	$81.23	$13,980	$1,632	5.0%
Todd English Pub	NR/NR/NR	7,963	3.0%	2/11/2020	$91.89	$10,485	$1,317	7.0%
Tom Ford	NR/NR/NR	7,693	2.9%	12/31/2019	$275.55	$12,727	$1,654	16.7%
Subtotal Major Tenants		112,186	42.8%		$186.46	$143,963	$1,283	18.5%
Other		117,723	44.9%		$214.30	$173,853	$1,372	19.8%
Total Occupied Collateral		229,909	87.6%		$200.71	$317,816	$1,330	19.2%

Vacant		32,418	12.4%
Total		262,327	100.0%

(1)	Based on the U/W rent roll as of April 21, 2016.

(2)	Hermès recently executed a lease to expand its space from 4,582 sq. ft. to 13,507 sq. ft. starting in December 2017, which would make Hermès the third largest tenant by net rentable area.

(3)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(4)	Certain tenants, including the fourth largest tenant, Tiffany & Co., have the right to terminate their leases if a certain number of retailers go dark or if the occupancy level decreases below certain thresholds or if the related tenant fails to meet certain sales targets.

(5)	Total Sales, Sales PSF and Occupancy Cost represent sales for the 12 month period ending December 31, 2015 for all tenants.

(6)	Louis Vuitton pays percentage rent in lieu of base rent, calculated using fiscal year 2015 sales and corresponding tenant break points.

(7)	Tiffany & Co. has the right to terminate its lease if it does not achieve gross sales of at least $30 million during the seventh lease year, with 182 days’ notice and the payment of a termination fee. The tenant may exercise the right at any time during the period that is 60 days after the date on which the tenant is obligated to furnish its written report of its gross sales for the year to the borrower.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	1	1,949	0.7%	1,949	0.7%	$53.76	0.2%	0.2%
2017	0	0	0.0%	1,949	0.7%	$0.00	0.0%	0.2%
2018	5	12,359	4.7%	14,308	5.5%	$234.57	6.3%	6.5%
2019	9	69,021	26.3%	83,329	31.8%	$220.53	33.0%	39.5%
2020(3)	11	45,909	17.5%	129,238	49.3%	$223.94	22.3%	61.8%
2021	4	18,448	7.0%	147,686	56.3%	$109.38	4.4%	66.1%
2022	3	6,560	2.5%	154,246	58.8%	$260.61	3.7%	69.9%
2023	3	9,061	3.5%	163,307	62.3%	$288.86	5.7%	75.5%
2024	10	47,908	18.3%	211,215	80.5%	$156.31	16.2%	91.8%
2025	1	10,952	4.2%	222,167	84.7%	$166.45	4.0%	95.7%
2026	2	3,160	1.2%	225,327	85.9%	$253.16	1.7%	97.4%
Thereafter(4)	1	4,582	1.7%	229,909	87.6%	$258.27	2.6%	100.0%
Vacant	NAP	32,418	12.4%	262,327	100.0%	NAP	NAP
Total / Wtd. Avg.	50	262,327	100.0%			$200.71	100.0%

(1)	Based on the U/W rent roll as of April 21, 2016.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Total Expiring Sq. Ft. in 2020 includes a concierge desk for Aria Resort & Casino (250 sq. ft.), which has no base rent or sales.

(4)	Reflects the expiration date of the lease for Hermès’ expansion space but otherwise reflects the current space that is underwritten.

 A-3-60

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

The Loan. The Shops at Crystals loan (“The Shops at Crystals Mortgage Loan”) is a $50.0 million fixed rate loan secured by the borrower’s fee simple interest in a 262,327 sq. ft. luxury shopping center located in Las Vegas, Nevada. The whole loan was co-originated by JPMCB, Bank of America, N.A. and Wells Fargo Bank, National Association and has an outstanding principal balance as of the Cut-off Date of $550.0 million (“The Shops at Crystals Whole Loan”). The Shops at Crystals Whole Loan is comprised of (i) two tranches of companion loans, each comprised of 11 pari passu notes (Note A-1-B-2 and Note B-1-B-2 from each tranche are, collectively, “The Shops at Crystals Mortgage Loan” and the remaining notes in each such tranche are “The Shops at Crystals Pari Passu Companion Loans”), and (ii) three subordinate companion loans, each comprised of three pari passu notes (“The Shops at Crystals Subordinate Companion Loans”) as described below. Each of The Shops at Crystals Pari Passu Companion Loans and each of The Shops at Crystals Subordinate Companion Loans are comprised of one or more pari passu notes. Each tranche of debt comprising The Shops at Crystals Mortgage Loan and each related tranche comprising The Shops at Crystals Pari Passu Companion Loans are pari passu in right of payment with each other and are generally senior in right of payment to The Shops at Crystals Subordinate Companion Loans as and to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Shops at Crystals Whole Loan” in the Prospectus. Note A-1-A was contributed to the SHOPS 2016-CSTL mortgage trust, which governs the servicing and administration of The Shops at Crystals Whole Loan and is the controlling note under the related intercreditor agreement, the rights of which will be exercised by the related trustee (or, prior to the occurrence and continuance of a control event under the related trust and servicing agreement (“The Shops at Crystals Trust and Servicing Agreement”), the directing certificateholder under The Shops at Crystals Trust and Servicing Agreement). The non-controlling Note A-1-B-1 and Note B-1-B-2, with an original aggregate principal balance of $50,000,000, are expected to be included in the JPMCC 2016-JP2 trust. However, the DBJPM 2016-C3 mortgage trust will be entitled, under certain circumstances, to be consulted with respect to certain major decisions (which rights will be exercised by the Directing Certificateholder prior to a Control Termination Event).

The Shops at Crystals Whole Loan has a 10-year term and pays interest only for the term of the loan. The Shops at Crystals Mortgage Loan accrues interest at a fixed rate equal to 3.74400%. Loan proceeds were used to return equity to the borrower of approximately $548.0 million and pay closing costs of approximately $2.0 million. Based on the “As-is” appraised value of $1.1 billion as of April 26, 2016, the Cut-Off Date LTV for The Shops at Crystals Whole Loan is 50.0%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$550,000,000	100.0%	Return of Equity(1)	$548,047,098	99.6%
			Closing Costs	$1,952,902	0.4%
Total Sources	$550,000,000	100.0%	Total Uses	$550,000,000	100.0%
(1)	In April 2016, the borrower, an affiliate of a joint venture between the loan sponsors, acquired the property from MGM and Infinity World in an all-cash transaction for approximately $1.1 billion. In June 2016, The Shops at Crystals Whole Loan proceeds were used to recapitalize the joint venture and return equity to affiliates of the loan sponsors.

 A-3-61

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

The Borrower / Sponsor. The borrower, The Crystals Las Vegas, LLC, is a Delaware limited liability company and special purpose entity. The nonrecourse carve-out guarantors are Simon Property Group, L.P. and ICRE REIT Holdings. Simon Property Group, L.P. is an affiliate of Simon Property Group, Inc. (“SPG”). SPG was founded in 1960 and is headquartered in Indianapolis, Indiana. SPG (NYSE: SPG, rated A3/A by Moody’s and S&P) is an S&P 100 company and the largest public real estate company in the world. SPG currently owns or has an interest in 231 retail real estate properties in North America, Europe and Asia comprising 191 million sq. ft. ICRE REIT Holdings, a Maryland real estate investment trust, is an affiliate of Invesco, Ltd., a publicly traded independent global investment management firm.

The loan sponsors purchased The Shops at Crystals in April 2016 from MGM Resorts International (“MGM”) and Infinity World Development Corporation (“Infinity World”), a wholly-owned subsidiary of Dubai World, for approximately $1.1 billion. The liability of the guarantors under the nonrecourse carve-out provisions in the loan documents together with the guarantors’ indemnification obligations with respect to the private CMBS securitization is capped at $110.0 million plus reasonable collection costs.

The Property. The Shops at Crystals (“Crystals”) is an approximately 262,327 sq. ft., luxury shopping center located in the CityCenter development in the heart of the Las Vegas strip. Developed in 2009, the property is highly visible with 374 feet of frontage along the strip and easily accessible. Crystals is attached to the Aria Resort & Casino, accessible via the ARIA Express Tram from the Bellagio Resort & Casino and the Monte Carlo and adjacent to the Mandarin Oriental, The Cosmopolitan and the Vdara Hotel & Spa. The property also forms the base of the twin, 37-story, 674-unit Veer Towers luxury condominium. CityCenter is an approximately 18 million sq. ft. development and the largest retail district to receive LEED+ Gold Core & Shell certification from the United States Green Building Council. The development is situated on the west side of Las Vegas Boulevard and was completed by MGM Resorts International and Dubai World.

Crystals provides a luxury shopping experience featuring a collection of globally-renowned brands. Tenants occupying 10,000 or more sq. ft. (“Major Tenants”) include Louis Vuitton, Gucci, Prada and Tiffany & Co., which collectively comprise approximately 22.6% of the property’s net rentable area. Crystals also serves as the Las Vegas flagship location for nine of the tenants (Louis Vuitton, Gucci, Tom Ford, Prada, Roberto Cavalli, Ermenegildo Zegna, Dolce & Gabbana, Tourbillon and Hermès (post expansion)). Crystals also features 23 unique-to-market tenants such as Audemars Piguet, Richard Mille and Yves Saint Laurent and three restaurants: Mastro’s Ocean Club, Todd English Pub and Wolfgang Puck Pizzeria and Cucina. Approximately 39.7% of 2015 sales and 32.0% of net rentable area comes from investment grade tenants such as LVMH (Bulgari, Christian Dior, Emilio Pucci, Fendi, Loro Piana, Louis Vuitton and TAG Heuer), Kering (Yves Saint Laurent, Bottega Veneta, Balenciaga, Gucci and Stella McCartney), JAB Holdings (Bally and Jimmy Choo), Tiffany & Co. and Luxottica (Ilori).

As of April 21, 2016, Crystals was approximately 87.6% occupied by 50 tenants (excluding the Hermès expansion space). Hermès has executed a new lease to relocate from its 4,582 sq. ft. space on the first floor to 13,507 sq. ft. of space across two floors, effective December 1, 2017. Inclusive of the second floor expansion space, Crystals is 88.2% leased as of April 21, 2016. Crystals had 2015 aggregate sales of approximately $317.8 million and sales PSF of $1,330. Based on underwritten gross rent and 2015 total sales, the 2015 occupancy cost was 19.2%. Total sales have increased by approximately 10.1% from 2012 to 2015 and net operating income has increased by approximately 35.0% during the same period.

Historical Occupancy(1)
2013	2014	2015	4/21/2016(2)
95.7%	93.8%	91.0%	87.6%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Most Recent Occupancy does not include three tenants shown on the loan sponsors’ rent roll dated April 21, 2016 (Donna Karan, Miu Miu and Kiki de Montparnasse) that are no longer in occupancy and/or are expected to vacate. Current occupancy includes DSquared2 (2,200 sq. ft.) and Berluti (960 sq. ft.), which have executed leases but are not yet in occupancy.

Environmental Matters. The Phase I environmental report dated February 5, 2016 recommended no further action at The Shops at Crystals.

Major Tenants.

Louis Vuitton (22,745 sq. ft., 8.7% of NRA, 9.5% of U/W Base Rent), is a French fashion house founded in 1854 that sells products ranging from luxury trunks and leather goods to shoes, watches, jewelry, and accessories. Louis Vuitton is rated NR/NR/A+ by Fitch/Moody’s/S&P, respectively, and has its Las Vegas flagship location at Crystals. Louis Vuitton is the largest tenant at Crystals and has occupied its space since December 2009. The tenant reported estimated sales of approximately $48.7 million ($2,140 PSF) in 2015, with a corresponding occupancy cost of 9.0%. Louis Vuitton leases its spaces through December 2019 and has one, five-year renewal option.

Prada (15,525 sq. ft., 5.9% of NRA, 8.2% of U/W Base Rent), is an Italian luxury fashion house founded in 1913 that specializes in leather goods, travel accessories, shoes, and perfumes. Prada is the second largest tenant at Crystals and reported estimated sales of approximately $11.3 million ($729 PSF) in 2015, with a corresponding occupancy cost of 33.4%. Prada has been at Crystals since June 2010 and leases its space through December 2019. The tenant has no renewal options.

 A-3-62

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

Gucci (10,952 sq. ft., 4.2% of NRA, 4.0% of U/W Base Rent), is an Italian luxury brand founded in 1921 that produces fashion and leather goods. Gucci is the third largest tenant and has occupied its space since September 2010. Gucci is rated NR/NR/BBB by Fitch/Moody’s/S&P, respectively, and has its Las Vegas flagship location at Crystals. Gucci reported estimated sales of approximately $15.1 million ($1,380 PSF) in 2015, with a corresponding occupancy cost of 12.1%. The tenant leases its space through December 2025 and has no renewal options.

Tiffany & Co. (10,000 sq. ft., 3.8% of NRA, 4.8% of U/W Base Rent), is an American worldwide luxury jewelry and specialty retailer. Tiffany & Co. (“Tiffany”) is rated BBB+/Baa2/BBB+ by Fitch/Moody’s/S&P, respectively, and has its Las Vegas flagship location at Crystals. Tiffany is the fourth largest tenant and reported estimated sales of approximately $14.5 million ($1,450 PSF) in 2015, with a corresponding occupancy cost of 15.2%. Tiffany has been at Crystals since December 2009 and leases its space through January 2024.The tenant has one, five-year renewal option.

Hermès (4,582 sq. ft., 1.7% of NRA, 2.6% of UW Base Rent), is one of the most productive tenants at Crystals, on a PSF basis, with total 2015 sales of approximately $34.9 million ($7,609 PSF). Hermès has executed a new lease to relocate from its 4,582 sq. ft. space on the ground floor to a new 13,507 sq. ft. space across two floors, effective December 1, 2017. Inclusive of the second floor expansion space, Crystals is 88.2% leased as of April 21, 2016. Hermès has been at Crystals since January 2010 and leases its space through December 2027.

The Market. According to the appraisal, the Las Vegas market has rebounded since the financial crisis and retail spending continues to increase as visitor spending becomes more diversified from its historical gaming focus. According to the Nevada Gaming Control Board, non-gaming revenues have increased from 42.1% of Las Vegas revenues in 1990 to 63.1% in 2015. According to the appraisal, visitor spending also reached an all-time high of approximately $42.7 billion in 2015. Retail spending was the third largest non-gaming expenditure after accommodations and food and beverage, at an average of approximately $123 per person for the year. Additionally, Las Vegas experienced a record volume of approximately 42.3 million visitors in 2015, and total 2016 visitations through February 2016 increased from the record level at the same time in 2015 by approximately 3.8%.

Competitive Set(1)
Name	Distance from Subject	Year Built / Renovated	Est. Sales PSF	Total Occupancy	Total Size (Sq. Ft.)	Anchor Tenants / Major Tenants
The Shops at Crystals(2)	NAP	2009 / N/A	$1,279(3)	87.6%	262,327	Louis Vuitton, Gucci, Prada and Tiffany & Co.
Fashion Show Mall	1.3 miles	1981 / 2003	$900-$1,000	93%	1,890,000	Macy’s, Dillard’s, Saks Fifth Avenue and Neiman Marcus
Grand Canal Shoppes	1.1 miles	1999 / 2007	$900-$1,100	95%	806,000	Barneys New York, Burberry, Canali, Dooney & Bourke and Armani
Forum Shops at Caesars(4)	0.8 miles	1992 / 2004	$1,500-$1,700	100%	650,000	Apple, Marc Jacobs, Christian Louboutin, Montblanc and Hugo Boss
Miracle Mile Shops	Adjacent	2000 / 2016	$825-$875	94%	500,000	H&M, Guess, bebe, BCBG MAXAZRIA and LOFT
Bellagio Shops	0.3 miles	1998 / N/A	N/A	100%	N/A	Bottega Veneta, Fendi, Gucci, Chanel, Valentino and Prada
(1)	Source: Appraisal.

(2)	Est. Sales PSF, Total Occupancy and Total Size (Sq. Ft.) based on the underwritten rent roll.

(3)	Est. Sales PSF ($1,279) is derived from 2015 historical sales.

(4)	Owned by Simon Property Group, Inc.

 A-3-63

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	U/W	U/W PSF
Rents in Place(1)	$40,421,000	$44,060,423	$46,579,251	$46,145,746	$175.91
Value of Vacant Space	0	0	0	5,578,700	21.27
Gross Potential Rent	$40,421,000	$44,060,423	$46,579,251	$51,724,446	$197.18
Total Recoveries(2)	16,849,275	17,624,637	17,570,608	17,100,944	65.19
Total Other Income	925,597	1,148,318	1,530,859	1,559,047	5.94
Less: Vacancy	(95,577)	(187,033)	(477,517)	(5,578,700)	(21.27)
Effective Gross Income	$58,100,295	$62,646,345	$65,203,201	$64,805,737	$247.04
Total Fixed Expenses	1,193,580	1,187,923	1,194,520	1,433,027	5.46
Total Operating Expenses(2)	16,852,363	17,816,108	17,631,870	13,904,850	53.01
Net Operating Income	$40,054,352	$43,642,314	$46,376,811	$49,467,860	$188.57
TI/LC	0	0	0	1,815,657	6.92
Replacement Reserves	0	0	0	41,972	0.16
Net Cash Flow	$40,054,352	$43,642,314	$46,376,811	$47,610,231	$181.49
(1)	Rents in Place is based on the Borrower’s rent roll dated April 21, 2016, with rent steps underwritten through May 2017 (totaling $939,332), and, in addition, includes the following rents: (i) percentage rent in lieu of base rent of $5.4 million from Louis Vuitton and Christian Dior, calculated using fiscal year 2015 sales and corresponding tenant break points, (ii) profit rent for Wolfgang Puck Pizzeria & Cucina equal to 68% of the trailing twelve month net profits for the period ending August 31, 2015; (iii) $440,000 of base rent that DSquared2 will be required to pay under the related executed new lease when it opens its store in fall 2016; and (iv) annual base rent of $360,000 that Berluti, after taking 960 sq. ft. from Wolfgang Puck Pizzeria & Cucina, will be required to pay under the related executed new lease when it opens its store in fall 2016. Rents in Place excludes rent from Donna Karan, Miu Miu and Kiki de Montparnasse that are no longer in occupancy and/or are expected to vacate.

(2)	As part of the acquisition, expenses that had historically been allocated to Crystals’ component of the larger CityCenter development were reallocated. This has resulted in a reduction in Total Operating Expenses and a reduction in Total Recoveries. The lower operating expenses and recoveries are reflected in the underwriting.

Property Management. The property is managed by Simon Management Associates, LLC, an affiliate of SPG.

Lockbox / Cash Management. The loan is structured with a hard lockbox and springing cash management. The borrower was required to send tenant direction letters to all tenants within 30 days of origination instructing them to deposit all rents and payments into the lockbox account controlled by the designated agent for the benefit of the lenders. The funds are then swept into an account controlled by the designated agent for the benefit of the borrower until the lockbox bank is notified of the occurrence of a Lockbox Event (as defined below). During the continuance of a Lockbox Event, all rents will be swept weekly into a segregated cash management account and held in trust for the benefit of the lenders. The lenders will have a first priority security interest in the cash management account. Upon the occurrence and during the continuance of a Lockbox Event, all funds deposited into the cash management account (with respect to a DSCR Trigger Event (as defined below), after payment of debt service, required reserves and budgeted operating expenses) will be held as additional security for the loan.

A “Lockbox Event” means the occurrence of: (i) an event of default; (ii) any bankruptcy or insolvency action of the borrower, (iii) any bankruptcy or insolvency action of the property manager if the property manager is affiliated with the borrower (provided that the property manager is not replaced within 60 days with a qualified manager in accordance with the loan documents); or (iv) the date that the debt service coverage ratio (as calculated in the loan documents) based on the trailing four calendar quarter period immediately preceding the date of determination is less than 1.30x for two consecutive calendar quarters (a “DSCR Trigger Event”).

A Lockbox Event may be cured (a) if the Lockbox Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a debt service coverage ratio of 1.30x or greater for two consecutive calendar quarters based upon the trailing four calendar quarter period immediately preceding the date of determination, (b) if the Lockbox Event is caused solely by clause (i) above, the acceptance by the lenders of a cure of such event of default, provided that the lenders have not accelerated the loan, moved for a receiver or commenced foreclosure proceedings or (c) if the Lockbox Event is caused solely by clause (iii) above, if the borrower replaces the property manager in accordance with the loan documents or such bankruptcy or insolvency action is discharged or dismissed without any adverse consequences to the property or the loan. The cures in this paragraph are also subject to the following conditions: (i) no event of default has occurred and is continuing, (ii) the borrower pays all of the lenders’ reasonable out-of-pocket expenses incurred in connection with curing such Lockbox Event including, reasonable attorney’s fees and expenses and (iii) the borrower may not cure a Lockbox Event (x) more than a total of five times in the aggregate during the term of the loan or (y) triggered by a bankruptcy or insolvency action of the borrower.

 A-3-64

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

A “DSCR Reserve Trigger Event” will commence upon the date that the debt service coverage ratio (as calculated in the loan documents) based on the trailing four calendar quarter period immediately preceding the date of determination is less than 1.60x for two consecutive calendar quarters.

Initial Reserves. No upfront reserves were taken at origination.

Ongoing Reserves. On a monthly basis, the requirement for the borrower to make monthly deposits into the tax escrow is waived so long as (i) there is no event of default, (ii) no DSCR Reserve Trigger Event exists and (iii) the borrower (a) pays all taxes prior to the assessment of any late payment penalty and the date that such taxes become delinquent or (b) upon request, provides the lender with satisfactory evidence of such payment of taxes. The requirement for the borrower to make monthly deposits to the insurance escrow is waived so long as (i) no event of default exists and (ii) the borrower provides satisfactory evidence that the property is insured under an acceptable blanket policy in accordance with the loan documents. The requirement for the borrower to make monthly deposits to the replacement reserve is waived so long as no DSCR Reserve Trigger Event or event of default exists. Following the occurrence and during the continuance of a DSCR Reserve Trigger Event or an event of default, the borrower is required to deposit $4,372 per month ($0.20 PSF annually) for replacement reserves. The reserve is subject to a cap of $104,931 ($0.40 PSF). The requirement for the borrower to make monthly deposits (including the monthly deposit required at origination) in cash into the tenant improvement and leasing commissions reserve is waived in the event that the borrower delivers either (i) a guaranty from the guarantors (or replacement guarantors) for all monthly deposits to the tenant improvement and leasing commissions reserve required by the loan documents with the related liabilities of the guarantors capped at the TI/LC Reserve Cap (as defined below) plus all of the reasonable out-of-pocket costs and expenses in enforcing such guaranty or (ii) the borrower delivers a letter of credit in the amount of the TI/LC Reserve Cap, provided that the borrower does not have the right to deliver such guaranty or letter of credit if an event of default has occurred and is continuing. In the event that the borrower has not delivered such guaranty or letter of credit, the borrower is required to deposit $185,000 per month (approximately $8.46 PSF annually) in cash for TI/LC reserves. The reserve is subject to a cap of $4,440,000 (approximately $16.93 PSF) (the “TI/LC Reserve Cap”). The guarantors delivered a guaranty of such amounts on the origination date.

Current Mezzanine or Subordinate Indebtedness. The Shops at Crystals Whole Loan includes three subordinate companion loans, each comprised of three pari passu notes with an aggregate original principal balance of $167.3 million that were contributed to SHOPS 2016-CSTL transaction. See “Description of the Mortgage Pool—The Whole Loans—The Shops at Crystals Whole Loan” in the Prospectus.

 A-3-65

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

CARTIFACT
Panorama Towers
The Martin Condos
Aria
Vdara
Bellagio
Monte Carlo
Cosmopolitan
Mandarin Oriental
EAST HARMON AVENUE
THE SHOPS AT CRYSTALS
WEST ARIA PLACE
THE STRIP
SOUTH LAS VEGAS BOULEVARD

 A-3-66

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

VACANT
THE NEWS
VACANT
VACANT
VACANT
BALLY
Paul Smith
DOLCE & GABBANA WOMEN'S
roberto cavalli
BVLGARI
CÉLINE
MIKIMOTO
Ermenegildo Zegna
VERSACE
BOTTEGA VENETA
HERMÈS PARIS
Dior
HARMON BUILDING PAD
AUDEMARS PIGUET
DOLCE & GABBANA MEN'S
LANVIN
TOM FORD
PRADA
TIFFANY & CO.
N
Street Level
Major
In-line
Las Vegas Flagship Stores
Vacant
Not Part of the Collateral

 A-3-67

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

 A-3-68

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

HERMÈS
PARIS
2017 EXPANSION
OPEN TO BELOW
PLANT
OPEN TO TENANT BELOW
PLANT
VEER TOWER
PLANT
OPEN TO MALL BELOW
OPEN TO TENANT BELOW
OPEN TO TENANT BELOW
PLANT
OPEN TO TENANT BELOW
PLANT
VEER TOWER
OPEN TO TENANT BELOW
PLANT
OPEN TO TENANT BELOW
OPEN TO TENANT BELOW
PLANT
PLANT
OPEN TO MALL BELOW
GUCCI
STORAGE
OPEN TO TENANT BELOW
STORAGE
PRADA
STORAGE
Mezzanine Level
N
Major
Las Vegas Flagship Stores
Currently Unimproved Space
Not Part of the Collateral

 A-3-69

3720 South Las Vegas Boulevard Las Vegas, NV 89158	Collateral Asset Summary – Loan No. 6 The Shops at Crystals	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 34.8% 3.28x 12.9%

 A-3-70

(THIS PAGE INTENTIONALLY LEFT BLANK)

 A-3-71

Various	Collateral Asset Summary – Loan No. 7 U-Haul AREC Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 67.4% 1.64x 10.3%

 A-3-72

Various	Collateral Asset Summary – Loan No. 7 U-Haul AREC Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 67.4% 1.64x 10.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Recapitalization
Sponsor:	AMERCO
Borrower:	U-Haul Co. of Florida 22, LLC; UHIL 22, LLC; AREC 22, LLC
Original Balance(1):	$46,000,000
Cut-off Date Balance(1):	$46,000,000
% by Initial UPB:	5.1%
Interest Rate(2):	3.7200%
Payment Date:	6th of each month
First Payment Date:	September 6, 2016
Maturity Date:	August 6, 2036
Anticipated Repayment Date(2):	August 6, 2026
Amortization:	300 months
Additional Debt(1):	$48,500,000 Pari Passu Debt
Call Protection(3):	L(24), D(92), O(4)
Lockbox / Cash Management:	Soft / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$645,544	Springing
Insurance:	$0	Springing
Replacement:	$126,407	Springing
Required Repairs:	$388,906	NAP

Financial Information(5)
Cut-off Date Balance / Sq. Ft.:	$77
Balloon Balance / Sq. Ft.(6):	$55
Cut-off Date LTV:	67.4%
Balloon LTV(6):	48.0%
Underwritten NOI DSCR:	1.68x
Underwritten NCF DSCR:	1.64x
Underwritten NOI Debt Yield:	10.3%
Underwritten NCF Debt Yield:	10.1%
Underwritten NOI Debt Yield at Balloon(6):	14.5%
Underwritten NCF Debt Yield at Balloon(6):	14.2%

Property Information
Single Asset / Portfolio(7):	Portfolio of 23 properties
Property Type:	Self Storage
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	1,223,463
Property Management:	U-Haul Co. of Arizona; U-Haul Co. of Florida; U-Haul Co. of Georgia; U-Haul Co. of Idaho, Inc.; U-Haul Co. of Iowa, Inc.; U-Haul Co. of Maryland, Inc.; U-Haul Co. of Minnesota; U-Haul Co. of Nevada, Inc.; U-Haul Co. of New Jersey, Inc.; U-Haul Co. of South Carolina, Inc.
Underwritten NOI:	$9,774,858
Underwritten NCF:	$9,522,044
Appraised Value:	$140,165,000
Appraisal Date:	April – May 2016

Historical NOI(8)
Most Recent NOI:	$9,841,358 (T-12 May 31, 2016)
2015 NOI:	$7,715,462 (December 31, 2015)
2014 NOI:	$4,218,991 (December 31, 2014)
2013 NOI:	$2,308,614 (December 31, 2013)

Historical Occupancy(8)
Most Recent Occupancy:	90.7% (May 31, 2016)
2015 Occupancy:	84.3% (December 31, 2015)
2014 Occupancy:	75.5% (December 31, 2014)
2013 Occupancy:	66.0% (December 31, 2013)
(1)	The U-Haul AREC Portfolio Whole Loan is evidenced by two pari passu notes in the aggregate original principal amount of $94.5 million. The non-controlling Note A-2 with an original principal balance of $46.0 million will be included in the DBJPM 2016-C3 mortgage trust. The controlling Note A-1 with an original principal balance of $48.5 million, will not be included in the trust and is expected to be held by DBNY or an affiliate and contributed to one or more future securitizations. For additional information on the pari passu companion loans, see “The Loan” herein.

(2)	If the U-Haul AREC Portfolio Whole Loan is not paid in full by the Anticipated Repayment Date, the interest rate will increase to the Adjusted Interest Rate. See “Anticipated Repayment Date” herein.

(3)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of September 6, 2016. Defeasance of the full $94.5 million U-Haul AREC Portfolio Whole Loan is permitted after the date that is two years after the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected DBJPM 2016-C3 securitization closing date in August 2016. The actual lockout period may be longer.

(4)	See “Initial Reserves” and “Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate U-Haul AREC Portfolio Whole Loan.

(6)	The Balloon Balance / Sq. Ft., Balloon LTV, Underwritten NOI Debt Yield at Balloon and Underwritten NCF Debt Yield at Balloon calculations are based on the Anticipated Repayment Date.

(7)	The portfolio consists of 23 properties with two additional remote properties rolled up with the parent properties in U-Haul N Miami Beach and U-Haul Moving & Storage Of Salisbury. See “The Properties” section herein.

(8)	The sponsor only owned eight of the 23 properties prior to 2011. The sponsor acquired two properties in 2011, two properties in 2012, seven properties in 2013 and three properties in 2014. The remote property relating to the U-Haul N Miami Beach Property was acquired in 2012 and the remote property relating to U-Haul Moving & Storage Salisbury Property was acquired in 2015. The acquisition date of the U-Haul Moving & Storage Of East Brunswick Property was not provided by the sponsor.

 A-3-73

Various	Collateral Asset Summary – Loan No. 7 U-Haul AREC Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 67.4% 1.64x 10.3%

Portfolio Summary
Property Name	Location	Sq. Ft.	Units	Year Built / Renovated	Allocated Loan Amount	Appraised Value	Occupancy(1)
U-Haul N Miami Beach(2)	North Miami Beach, FL	60,678	819	1963, 1972, 1985, 2001 / NAP	$8,909,046	$13,200,000	96.0%
U-Haul Moving & Storage At Oso Blanca	Las Vegas, NV	77,735	761	2009 / 2013	$6,681,784	$9,900,000	89.1%
U-Haul Moving & Storage Of Spring Valley	Las Vegas, NV	60,090	695	1998 / 2013	$5,871,871	$8,700,000	95.2%
U-Haul Moving & Storage Of North Brunswick	North Brunswick, NJ	65,995	594	1988 / NAP	$5,669,393	$8,400,000	88.8%
U-Haul Moving & Storage Of Marlboro	Englishtown, NJ	61,420	538	1988 / NAP	$5,534,407	$8,200,000	90.2%
U-Haul Moving & Storage Of Forestville Rd	District Heights, MD	37,414	427	2002 / NAP	$5,466,914	$8,100,000	92.2%
U-Haul Moving & Storage Of Casa Grande	Casa Grande, AZ	85,998	689	2008 / NAP	$5,196,943	$7,700,000	81.8%
U-Haul Moving & Storage Of East Brunswick	East Brunswick, NJ	39,884	526	1993 / NAP	$4,724,494	$7,000,000	93.8%
U-Haul Coeur D Alene	Coeur D Alene, ID	67,895	663	1945, 1970, 2011 / NAP	$4,387,030	$6,600,000	97.6%
U-Haul Moving & Storage At W Lake Mead Blvd	North Las Vegas, NV	76,475	616	2005 / 2014	$4,252,044	$6,300,000	85.3%
U-Haul Moving & Storage Of Little River	Little River, SC	82,049	603	1996 / 2005	$3,982,073	$5,900,000	88.5%
U-Haul Moving & Storage At Hwy 13 & Portland Ave	Burnsville, MN	47,507	393	2008 / NAP	$3,759,347	$5,570,000	98.3%
U-Haul Storage Of Cumming	Cumming, GA	60,475	408	2007 / 2008	$3,644,610	$5,400,000	90.6%
U-Haul Moving & Storage Of Haines City	Haines City, FL	57,390	407	2007 / NAP	$3,617,612	$5,360,000	86.3%
U-Haul Storage Of Downtown	Jacksonville, FL	46,773	765	1925 / 1996	$3,489,376	$5,170,000	96.4%
U-Haul Moving & Storage Of Salisbury(2)	Salisbury, MD	66,545	649	1990, 2002, 2005 / NAP	$3,448,880	$5,110,000	86.4%
U-Haul Center Dade County	Miami, FL	10,600	149	1958 / NAP	$3,172,160	$4,700,000	98.6%
U-Haul Moving & Storage Of Historic Ybor City	Tampa, FL	19,719	261	1908 / 1976	$2,402,743	$3,560,000	94.0%
U-Haul Of Stone Mountain	Stone Mountain, GA	39,640	444	1988 / 1990	$2,345,374	$3,475,000	98.7%
U-Haul Moving & Storage Of Cedar Rapids	Cedar Rapids, IA	60,000	487	1979 / 2015	$2,139,521	$3,170,000	97.2%
U-Haul Center North Irby St	Florence, SC	27,068	366	1964 / 2012	$1,957,290	$2,950,000	92.1%
U-Haul Moving And Storage Of West Warner Robins	Warner Robins, GA	59,025	405	1994 / 1996-2004	$1,957,290	$2,900,000	80.4%
U-Haul 36th Street	Miami, FL	13,088	175	1965, 1995 / NAP	$1,889,798	$2,800,000	94.1%
Total / Wtd. Avg.		1,223,463	11,840		$94,500,000	$140,165,000	90.7%
(1)	Based on rent roll dated May 31, 2016.

(2)	U-Haul N Miami Beach and U-Haul Moving & Storage Of Salisbury represent both a parent and remote property.

The Loan. The U-Haul AREC Portfolio loan (the “U-Haul AREC Portfolio Loan”) is a fixed rate loan secured by the borrowers’ fee simple interest in 23 self storage properties, including two remote properties rolled into each parent property, totaling 1,223,463 sq. ft. or 11,840 units, located across 10 states (the “U-Haul AREC Portfolio Properties”) with an Original and Cut-off Date Balance of $46.0 million. The U-Haul AREC Portfolio Loan is evidenced by the non-controlling Note A-2, with an original principal balance of $46.0 million, which will be included in the DBJPM 2016-C3 mortgage trust. The controlling Note A-1, with an original principal balance of $48.5 million, is expected to be held by DBNY or an affiliate and contributed to one or more future securitizations. The controlling Note A-1, together with the U-Haul AREC Portfolio Loan, the “U-Haul AREC Portfolio Whole Loan”, are pari passu companion loans and have an aggregate original principal balance of $94.5 million.

The relationship between the holders of the U-Haul AREC Portfolio Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool – The Whole Loans – U-Haul AREC Portfolio Whole Loan” in the accompanying Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$48,500,000	$48,500,000	GACC	Yes
Note A-2	$46,000,000	$46,000,000	DBJPM 2016-C3	No
Total	$94,500,000	$94,500,000

The U-Haul AREC Portfolio Loan will amortize on a 25-year schedule. The U-Haul AREC Portfolio Whole Loan has an anticipated repayment date of August 6, 2026 (the “Anticipated Repayment Date” or “ARD”) and a stated maturity date of August 6, 2036. Prior to the Anticipated Repayment Date, the U-Haul AREC Portfolio Loan accrues interest at a fixed rate of 3.7200%. From and after the Anticipated Repayment Date, the U-Haul AREC Portfolio Loan accrues interest at a fixed rate that is equal to 3.0000% in excess of the greater of (i) 3.7200% and (ii) the 10-year treasury yield as of the Anticipated Repayment Date plus 2.0200% (the “Adjusted Interest Rate”). See “Anticipated Repayment Date” herein. The U-Haul AREC Portfolio Loan proceeds were used to fund upfront reserves of approximately $1.2 million, pay closing costs of approximately $1.7 million and return $91.7 million to the borrowers to recapitalize the U-Haul AREC Portfolio Properties.

The most recent prior financings of the 2269 Northeast 163rd Street property within the U-Haul N Miami Beach Property, the U-Haul Moving & Storage Of East Brunswick Property, the U-Haul Storage of Downtown Property, the U-Haul Center Dade County Property, the U-Haul Moving & Storage Of Historic Ybor City Property and the U-Haul 36th Street Property were included in the LBUBS 2006-C1 securitization. The most recent prior financing for the U-Haul Moving & Storage Of North Brunswick Property was included in the GCCFC 2007-GG9 securitization. The most recent prior financing for the U-Haul Moving & Storage Of Marlboro Property was included in the BACM 2007-C3 securitization. The most recent prior financing for the U-Haul Moving & Storage Of Forestville Rd Property was included in the GSMS 2007-GG10 securitization. The most recent prior financing for the 1326 North Salisbury Boulevard property within the U-Haul Moving & Storage Of Salisbury Property was included in the MLCFC 2007-9. The most recent prior financing for the U-Haul

 A-3-74

Various	Collateral Asset Summary – Loan No. 7 U-Haul AREC Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 67.4% 1.64x 10.3%

Moving & Storage Of Cedar Rapids Property was included in the MLCFC 2007-7 securitization. The most recent prior financing for the other U-Haul AREC Portfolio properties were not included in a previous securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$94,500,000	100.0%	Reserves	$1,160,858	1.2%
			Closing Costs	$1,656,852	1.8%
			Recapitalization(1)	$91,682,291	97.0%
Total Sources	$94,500,000	100.0%	Total Uses	$94,500,000	100.0%
(1)	Prior to the U-Haul AREC Portfolio Whole Loan, the U-Haul AREC Portfolio Properties were unencumbered.

The Borrower / Sponsor. The borrowers, U-Haul Co. of Florida 22, LLC, UHIL 22, LLC, AREC 22, LLC, are each a Delaware limited liability company with two independent directors in its organizational structure. The sponsor of the borrowers and the nonrecourse carve-out guarantor is AMERCO, the parent company of U-Haul International, Inc. (“U-Haul”). U-Haul is one of the largest North American operators of self-storage facilities and has been a leader in the self-storage industry since 1974. U-Haul operates storage units ranging in size from 6 sq. ft. to over 1,000 sq. ft. As of March 31, 2016, U-Haul operates nearly 1,280 self-storage locations in North America, with over 536,000 rentable rooms comprising 47.9 million sq. ft. of rentable storage space. U-Haul locations provide customers with a variety of moving and storage supplies including self-storage, packing supplies and truck and trailer rentals.

AMERCO filed for Chapter 11 bankruptcy in 2003 after failing to refinance $866 million of debt. The company emerged from bankruptcy approximately nine months later, and its creditors were paid in full. For the year ending March 31, 2016, the company had EBIT of $887 million and net earnings of $489 million.

On March 11, 2015, a judgment in the amount of $60.7 million was entered against U-Haul International, Inc., an affiliate of AMERCO, in connection with certain federal trademark infringement and related claims. The case is currently on appeal with the Eleventh Circuit. Please refer to the section “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose, Default History, Bankruptcy Issues and Other Proceedings” in the accompanying Prospectus.

The Properties. The U-Haul AREC Portfolio Loan is secured by the fee simple interests in 23 cross-collateralized self-storage properties with an additional two remote properties rolled up within the parent properties, totaling approximately 1,223,463 sq. ft or 11,840 units. There are approximately 5,136 climate-controlled units and 6,704 non climate-controlled units. The U-Haul AREC Portfolio Properties are located across 10 states including Nevada, Florida, New Jersey, Georgia, South Carolina, Maryland, Arizona, Idaho, Iowa and Minnesota. The U-Haul AREC Portfolio Properties range from 10,600 sq. ft. to 85,998 sq. ft., or 149 units to 819 units. The largest state concentrations by sq. ft. are Nevada, Florida, New Jersey and Georgia which account for 17.5%, 17.0%, 13.7% and 13.0%, respectively. No other state accounts for more than 8.9% of total sq. ft.

Regional Breakdown
State	Property Count	Total Sq. Ft.	% of Sq. Ft.	Total Units	% of Units	Occupancy	U/W NCF	% of U/W NCF
Nevada	3	214,300	17.5%	2,072	17.5%	89.4%	$1,659,791	17.4%
Florida	6	208,248	17.0%	2,576	21.8%	93.3%	$2,356,481	24.7%
New Jersey	3	167,299	13.7%	1,658	14.0%	90.5%	$1,623,356	17.0%
Georgia	3	159,140	13.0%	1,257	10.6%	88.8%	$830,169	8.7%
South Carolina	2	109,117	8.9%	969	8.2%	89.4%	$657,426	6.9%
Maryland	2	103,959	8.5%	1,076	9.1%	88.5%	$927,104	9.7%
Arizona	1	85,998	7.0%	689	5.8%	81.8%	$391,264	4.1%
Idaho	1	67,895	5.5%	663	5.6%	97.6%	$495,079	5.2%
Iowa	1	60,000	4.9%	487	4.1%	97.2%	$254,886	2.7%
Minnesota	1	47,507	3.9%	393	3.3%	98.3%	$326,488	3.4%
Total	23	1,223,463	100.0%	11,840	100.0%	90.7%	$9,522,044	100.0%

 A-3-75

Various	Collateral Asset Summary – Loan No. 7 U-Haul AREC Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 67.4% 1.64x 10.3%

The chart below represents the historical occupancy for the U-Haul AREC Portfolio Properties. Occupancy year-over-year, from 2014 to May 2016, has increased 9.5%, 8.9% and 4.3%, respectively. The sponsor acquired eight of the assets prior to 2011, two in 2011, two in 2012, seven in 2013 and three in 2014. The remote property relating to the U-Haul N Miami Beach Property was acquired in 2012 and the remote property relating to U-Haul Moving & Storage Salisbury Property was acquired in 2015. The acquisition date of the U-Haul Moving & Storage Of East Brunswick Property was not provided by the sponsor. As of May 31, 2016, the U-Haul AREC Portfolio Properties were 90.7% occupied.

Historical Occupancy
Property Name	2013 Occupancy (Units)	2014 Occupancy (Units)	2015 Occupancy (Units)	Most Recent Occupancy (Units)(1)	Most Recent Occupancy (Sq. Ft.)(1)
U-Haul Coeur D Alene	53.3%	69.4%	86.0%	92.8%	97.6%
U-Haul Moving & Storage Of Casa Grande	55.4%	71.6%	78.4%	85.8%	81.8%
U-Haul Center North Irby St	44.2%	65.2%	68.3%	80.6%	92.1%
U-Haul Of Stone Mountain	42.6%	72.7%	94.8%	97.4%	98.7%
U-Haul Moving & Storage Of Historic Ybor City	91.6%	92.5%	93.6%	95.9%	94.0%
U-Haul 36th Street	91.8%	89.2%	92.8%	93.1%	94.1%
U-Haul Center Dade County	97.3%	97.1%	96.4%	96.9%	98.6%
U-Haul N Miami Beach(2)	85.4%	94.8%	94.4%	89.8%	96.0%
U-Haul Moving & Storage Of Salisbury(2)	54.7%	84.9%	87.6%	84.8%	86.4%
U-Haul Moving & Storage Of Marlboro	82.5%	82.3%	86.1%	87.1%	90.2%
U-Haul Moving & Storage Of East Brunswick	85.6%	85.3%	85.4%	88.3%	93.8%
U-Haul Moving & Storage Of North Brunswick	79.1%	74.7%	85.0%	89.0%	88.8%
U-Haul Moving & Storage At W Lake Mead Blvd	NAP	62.7%	73.7%	82.0%	85.3%
U-Haul Moving & Storage At Hwy 13 & Portland Ave	61.7%	85.9%	94.5%	96.8%	98.3%
U-Haul Moving & Storage At Oso Blanca	50.0%	55.4%	74.1%	82.3%	89.1%
U-Haul Moving And Storage Of West Warner Robins	70.0%	70.8%	72.5%	76.8%	80.4%
U-Haul Moving & Storage Of Little River	62.4%	66.7%	74.4%	81.8%	88.5%
U-Haul Moving & Storage Of Spring Valley	73.0%	79.3%	90.9%	93.5%	95.2%
U-Haul Storage Of Cumming	37.8%	56.2%	79.2%	88.5%	90.6%
U-Haul Storage Of Downtown	72.8%	79.1%	86.8%	91.4%	96.4%
U-Haul Moving & Storage Of Cedar Rapids	NAP	73.2%	85.9%	93.0%	97.2%
U-Haul Moving & Storage Of Haines City	61.8%	68.4%	82.3%	90.6%	86.3%
U-Haul Moving & Storage Of Forestville Rd	NAP	84.4%	91.2%	94.6%	92.2%
Total / Wtd. Avg.	66.0%	75.5%	84.3%	88.6%	90.7%
(1)	Based on rent roll dated May 31, 2016.

(2)	Each of the U-Haul N Miami Beach and U-Haul Moving & Storage Of Salisbury properties include a separate remote property in addition to the identified property.

Environmental Matters. The Phase I environmental reports dated May 2016 recommended the development and implementation of an asbestos operation and maintenance plans and lead based paint operation and maintenance plans at select properties within the U-Haul AREC Portfolio Properties, all of which are in place. A Phase II environmental assessment was recommended for the U-Haul Center North Irby St Property, however a Phase II was not performed because the property is covered by a blanket environmental insurance policy that covers all of the U-Haul AREC properties owned by AMERCO, including the U-Haul AREC Portfolio Properties. The lender was also named as additionally insured on the sponsor’s environmental blanket policy. AMERCO serves as the environmental indemnitor for the U-Haul AREC Portfolio Loan.

The Market. According to the appraisal, in 2015 the US self-storage market encompassed approximately 41,443 self-storage facilities totaling approximately 2.16 billion sq. ft. The customer base for self-storage is broken down into four categories: residential (68.8%), commercial (17.5%), military (7.4%), and students (6.3%). Over the last four years national occupancy has steadily increased from 85.0% in 2012 to 90.2% in 2015. The appraiser’s comparable market rates concluded a weighted average monthly rate of $106.96 per unit, $1.00 PSF and an overall occupancy of 88.8%. The below chart depicts market information compared to the U-Haul AREC Portfolio Properties and local demographics.

 A-3-76

Various	Collateral Asset Summary – Loan No. 7 U-Haul AREC Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 67.4% 1.64x 10.3%

Market Comparison
	U-Haul AREC Portfolio Properties			Market Comparables(1)			3-Mile Radius(1)
Property Name	Monthly Rent Per Unit (1)	Monthly Rent PSF(1)	Occupancy(2)	Monthly Rent Per Unit	Monthly Rent PSF	Occupancy	2016 Population	Median Household Income
U-Haul Coeur D Alene	$82.00	$0.79	97.6%	$82.00	$0.79	94.5%	48,889	$47,304
U-Haul Moving & Storage Of Casa Grande	$89.23	$0.53	81.8%	$89.00	$0.53	77.3%	19,109	$46,476
U-Haul Center North Irby St	$87.00	$1.17	92.1%	$87.00	$1.17	92.2%	29,733	$34,209
U-Haul Of Stone Mountain	$67.00	$0.75	98.7%	$68.00	$0.75	86.0%	108,576	$40,479
U-Haul Moving & Storage Of Historic Ybor City	$106.00	$1.57	94.0%	$106.00	$1.57	92.0%	95,213	$35,201
U-Haul 36th Street	$161.00	$2.15	94.1%	$161.00	$2.15	93.2%	259,035	$24,059
U-Haul Center Dade County	$143.00	$2.01	98.6%	$143.00	$2.01	90.2%	215,548	$27,315
U-Haul N Miami Beach	$122.00	$1.62	96.0%	$122.00	$1.62	94.0%	195,002	$42,523
U-Haul Moving & Storage Of Salisbury	$100.94	$0.99	86.4%	$99.94	$0.98	76.1%	47,491	$38,919
U-Haul Moving & Storage Of Marlboro	$144.00	$1.15	90.2%	$144.00	$1.15	90.2%	50,993	$115,754
U-Haul Moving & Storage Of East Brunswick	$123.00	$1.64	93.8%	$123.00	$1.64	90.2%	84,947	$79,655
U-Haul Moving & Storage Of North Brunswick	$136.00	$1.22	88.8%	$135.71	$1.22	90.2%	126,685	$65,872
U-Haul Moving & Storage At W Lake Mead Blvd	$107.00	$0.87	85.3%	$107.00	$0.87	89.7%	155,606	$39,010
U-Haul Moving & Storage At Hwy 13 & Portland Ave	$116.00	$0.96	98.3%	$116.00	$0.96	92.6%	64,877	$67,281
U-Haul Moving & Storage At Oso Blanca	$120.00	$1.11	89.1%	$120.00	$1.11	90.2%	77,385	$68,904
U-Haul Moving And Storage Of West Warner Robins	$88.00	$0.61	80.4%	$88.00	$0.61	90.7%	51,353	$48,019
U-Haul Moving & Storage Of Little River	$125.00	$0.85	88.5%	$124.00	$0.85	90.0%	18,928	$43,105
U-Haul Moving & Storage Of Spring Valley	$102.00	$1.09	95.2%	$102.00	$1.09	91.6%	125,839	$45,015
U-Haul Storage Of Cumming	$116.00	$0.75	90.6%	$116.00	$0.75	86.0%	18,866	$71,289
U-Haul Storage Of Downtown	$59.00	$0.97	96.4%	$59.00	$0.97	90.1%	71,964	$27,785
U-Haul Moving & Storage Of Cedar Rapids	$68.33	$0.56	97.2%	$70.97	$0.58	96.8%	60,912	$47,421
U-Haul Moving & Storage Of Haines City	$122.00	$0.85	86.3%	$122.00	$0.85	81.6%	22,656	$35,644
U-Haul Moving & Storage Of Forestville Rd	$148.00	$1.69	92.2%	$148.00	$1.69	90.1%	70,152	$61,829
Wtd. Avg.	$106.95	$1.00	90.7%	$106.96	$1.00	88.8%
(1)	Source: Appraisals

(2)	Occupancy based on rent rolls as of May 31, 2016.

Cash Flow Analysis.

Cash Flow Analysis(1)
	12/31/2013	12/31/2014	12/31/2015	T-12 5/31/2016	U/W	U/W PSF
Base Rent(2)	$3,150,947	$6,026,394	$9,897,425	$12,172,465	$12,172,465	$9.95
Value of Vacant Space	0	0	0	0	3,071,968	2.51
Gross Potential Rent	$3,150,947	$6,026,394	$9,897,425	$12,172,465	$15,244,433	$12.46
Total Recoveries	0	0	0	0	0	0.00
Total Other Income(3)	837,105	970,968	1,229,866	1,279,319	1,279,319	1.05
Less: Vacancy	0	0	0	0	(3,071,968)	(2.51)
Effective Gross Income	$3,988,053	$6,997,361	$11,127,291	$13,451,784	$13,451,784	$10.99
Total Operating Expenses	1,679,438	2,778,371	3,411,829	3,610,425	3,676,925	3.01
Net Operating Income	$2,308,614	$4,218,991	$7,715,462	$9,841,358	$9,774,858	$7.99
Capital Expenditures	0	0	0	0	252,815	0.21
Net Cash Flow	$2,308,614	$4,218,991	$7,715,462	$9,841,358	$9,522,044	$7.78

(1)	The sponsor only owned eight of the 23 assets prior to 2011. The sponsor acquired two properties in 2011, two properties in 2012, seven properties in 2013 and three properties in 2014. The remote property relating to the U-Haul N Miami Beach Property was acquired in 2012 and the remote property relating to U-Haul Moving & Storage Salisbury Property was acquired in 2015. The acquisition date of the U-Haul Moving & Storage Of East Brunswick Property was not provided by the sponsor.

(2)	U/W Base Rent is based on in-place rent rolls as of May 31, 2016.

(3)	Total Other Income consists of U-Move Net Commissions, U-Box Net Commissions and miscellaneous revenue.

Property Management. The U-Haul AREC Portfolio Properties are managed by 10 separate affiliates of U-Haul International, Inc.

Lockbox / Cash Management. The U-Haul AREC Portfolio Loan is structured with a soft lockbox and springing cash management. The borrowers and property managers collect rents at the U-Haul AREC Portfolio Properties and are required to deposit such amounts into a lockbox account. During a Cash Sweep Event (as defined below) all amounts in the lockbox account will be transferred into the cash management account, and all excess cash flow is to be held as additional collateral.

 A-3-77

Various	Collateral Asset Summary – Loan No. 7 U-Haul AREC Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 67.4% 1.64x 10.3%

A “Cash Sweep Event” will commence upon the earlier of (i) an event of default, (ii) the failure of the borrowers after the end of two consecutive calendar quarters to maintain a debt service coverage ratio of at least 1.15x, (iii) the borrowers failure to provide evidence of payments of real estate taxes or that the properties are insured, (iv) the date on which the property managers become insolvent or the debtor in any bankruptcy action and (v) an Extension Term Trigger Event (as defined below).

A Cash Sweep Event will expire, with regard to clause (i) above, if the cure of the event of default is accepted by the U-Haul AREC Portfolio Loan lender, with regard to clause (ii) above, if the U-Haul AREC Portfolio Whole Loan generates a debt service coverage ratio equal to or greater than 1.15x for four consecutive calendar quarters, with regard to clause (iii) above, if the borrowers provide evidence of payment of taxes or insurance, and with regard to clause (iv) above, if the borrowers enter into a replacement management agreement with a qualified manager in accordance with the terms of the loan agreement. A cash sweep event may be cured no more than a total of five times in the aggregate during the term of the loan.

An “Extension Term Trigger Event” will commence upon the payment date that is three payment dates prior to the Anticipated Repayment Date, if the U-Haul AREC Portfolio Whole Loan has not been repaid in full.

Initial Reserves. At loan origination, the borrowers deposited (i) $645,544 into a tax reserve account, (ii) $126,407 into a replacement reserve account and (iii) $388,906 into a required repairs account, which represents 125% of the estimated costs.

Ongoing Reserves. The borrowers are required to deposit 1/12 of annual real estate taxes upon (i) an event of default, (ii) if the balance of the tax reserve account falls below an amount sufficient to pay six months of taxes or (iii) if the borrowers fail to provide evidence of satisfactory payment of all taxes due. The borrowers are required to deposit 1/12 of the annual insurance premiums upon (i) an event of default, (ii) if an acceptable blanket insurance policy is no longer in place, (iii) if the balance of the insurance reserve account falls below an amount sufficient to pay six months of insurance premiums or (iv) if the borrowers fail to furnish evidence of satisfactory payment of all insurance premiums. On a monthly basis, the borrowers will be required to deposit $21,068 into a replacement reserve account, upon the replacement reserve account balance falling below the replacement reserve cap of $126,407.

Anticipated Repayment Date. The U-Haul AREC Portfolio Whole Loan has an Anticipated Repayment Date of August 6, 2026 and a stated maturity date of August 6, 2036. From and after the Anticipated Repayment Date, the U-Haul AREC Portfolio Loan accrues interest at a fixed rate that is equal to 3.0000% in excess of the greater of (i) 3.7200% and (ii) the 10-year treasury yield as of the Anticipated Repayment Date plus 2.0200% (the “Adjusted Interest Rate”). All excess cash flow after payment of reserves, the interest calculated at the initial interest rate, and the properties’ operating expenses, will be applied to the outstanding principal balance of the U-Haul AREC Portfolio Loan until repaid in full. The additional ARD interest which is not paid current during the post ARD period will accrue and bear interest at the Adjusted Interest Rate.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

After Acquired Adjacent Property. The borrowers may, pursuant to conditions set forth in the loan documents, acquire certain property adjacent to an existing mortgaged property to expand the related mortgaged property, provided among other things, the borrowers provide the lender with a clean environmental report, updated title and survey, evidence that the property is insured in accordance with the loan documents, and evidence that the property is acquired for cash. Any such after acquired adjacent property will be encumbered by the lien of the mortgage on the related existing U-Haul AREC Portfolio Properties.

After Acquired Operating Lease Property. The borrowers may, pursuant to conditions set forth in the loan documents, enter into operating leases with respect to storage facilities that may be acquired by an affiliate of borrowers in the vicinity of an existing U-Haul AREC Portfolio Property, provided among other things, (i) such facility is operated as remote, unstaffed facility related to an existing U-Haul AREC Portfolio Property, (ii) the borrowers deliver a clean environmental report, a current survey, evidence that the property is insured in accordance with the loan documents and (iii) the borrowers execute an operating lease in a form substantially similar to the form included in the loan documents, which lease provides that (a) in the event that the debt service coverage ratio for the U-Haul AREC Portfolio Whole Loan is less than 1.20x, any rent, taxes and insurance due by the borrowers under the operating lease will be abated and (b) if the lender forecloses or accepts a deed-in-lieu of foreclosure on the related, transferee shall assume or terminate the lease.

Substitution. None.

 A-3-78

Various	Collateral Asset Summary – Loan No. 7 U-Haul AREC Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 67.4% 1.64x 10.3%

CARTIFACT
CANADA
MEXICO
Pacific Ocean
Atlantic Ocean
Gulf of Mexico
WA
OR
ID
MT
WY
NV
UT
CA
AZ
CO
NM
ND
SD
NE
KA
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
VT
NH
ME
MA
CT
RI
DE
Missoula
Billings
Boise
Casper
Cheyenne
Salt Lake City
Reno
Denver
Colorado Springs
St George
Las Vegas
Flagstaff
Albuquerque
Los Angeles
Phoenix
San Diego
Tucson
Las Cruces
Bismarck
Fargo
Rapid City
Minneapolis
Omaha
Des Moines
Kansas City
Wichita
Tulsa
Oklahoma City
Fort Worth
Dallas
Austin
Houston
San Antonio
Milwaukee
Chicago
St Louis
Indianapolis
Memphis
Little Rock
Shreveport
Jackson
New Orleans
Birmingham
Nashville
Atlanta
Detroit
Cleveland
Columbus
Cincinnati
Lexington
Buffalo
Albany
Boston
Philadelphia
Baltimore
Washington DC
Richmond
Charlotte
Jacksonville
Orlando
Tampa
Miami
10 2 3
9
7
12
20
5 8 4
6
16
13
19
22
21
11
15
14
18
23 17 1

U-Haul Arec Portfolio

#	Property Name	Address	City/State	Zip Code
1	U-Haul N Miami Beach	2269 Northeast 163rd Street and 2100 North 162nd Street	North Miami Beach, FL	33160 and 33162
2	U-Haul Moving & Storage At Oso Blanca	8701 Oso Blanca Road	Las Vegas, NV	89166
3	U-Haul Moving & Storage Of Spring Valley	5220 South Jones Boulevard	Las Vegas, NV	89118
4	U-Haul Moving & Storage Of North Brunswick	1256 How Lane	North Brunswick, NJ	08902
5	U-Haul Moving & Storage Of Marlboro	409 Highway 9 South	Englishtown, NJ	07726
6	U-Haul Moving & Storage Of Forestville Rd	4014 Forestville Road	District Heights, MD	20747
7	U-Haul Moving & Storage Of Casa Grande	242 North Camino Mercado	Casa Grande, AZ	85122
8	U-Haul Moving & Storage Of East Brunswick	397 State Route 18	East Brunswick, NJ	08816
9	U-Haul Coeur D Alene	750 West Appleway Avenue	Coeur D Alene, ID	83814
10	U-Haul Moving & Storage At W Lake Mead Blvd	3083 West Lake Mead Boulevard	North Las Vegas, NV	89032
11	U-H Moving & Storage Of Little River	3195 Highway 9 East	Little River, SC	29566
12	U-Haul Moving & Storage At Hwy 13 & Portland Ave	12200 Portland Avenue	Burnsville, MN	55337
13	U-Haul Storage Of Cumming	3060 Keith Bridge Road	Cumming, GA	30041
14	U-Haul Moving & Storage Of Haines City	3307 US Highway 17-92 West	Haines City, FL	33844
15	U-Haul Storage Of Downtown	400 West Ashley Street	Jacksonville, FL	32202
16	U-Haul Moving & Storage Of Salisbury	1326 & 1402 North Salisbury Boulevard	Salisbury, MD	21801
17	U-Haul Center Dade County	5341 Northwest 7th Avenue	Miami, FL	33127
18	U-Haul Moving & Storage Of Historic Ybor City	2309 Angel Oliva Senior Street	Tampa, FL	33605
19	U-Haul Of Stone Mountain	4940 Memorial Drive	Stone Mountain, GA	30083
20	U-Haul Moving & Storage Of Cedar Rapids	1550 16th Avenue Southwest	Cedar Rapids, IA	52404
21	U-Haul Center North Irby St	369 North Irby Street	Florence, SC	29501
22	U-Haul Moving And Storage Of W Warner Robins	301 Robins West Parkway	Warner Robins, GA	31088
23	U-Haul 36th Street	2460 Northwest 36th Street	Miami, FL	33142

 A-3-79

1901 Harrison Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 8 1901 Harrison Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,500,000 41.8% 2.30x 11.1%

 A-3-80

1901 Harrison Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 8 1901 Harrison Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,500,000 41.8% 2.30x 11.1%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Recapitalization
Sponsor(1):	CIM Commercial Trust Corporation
Borrower:	CIM/Oakland 1901 Harrison, LP
Original Balance:	$42,500,000
Cut-off Date Balance:	$42,500,000
% by Initial UPB:	4.8%
Interest Rate:	4.1400%
Payment Date:	1st of each month
First Payment Date:	August 1, 2016
Maturity Date:	July 1, 2026
Amortization:	Interest Only
Additional Debt(2):	Future Mezzanine Debt Permitted
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
TI/LC:	$0	Springing
Outstanding TI:	$2,444,444	$0
Free Rent:	$44,494	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$153
Balloon Balance / Sq. Ft.:	$153
Cut-off Date LTV:	41.8%
Balloon LTV:	41.8%
Underwritten NOI DSCR:	2.65x
Underwritten NCF DSCR:	2.30x
Underwritten NOI Debt Yield:	11.1%
Underwritten NCF Debt Yield:	9.6%
Underwritten NOI Debt Yield at Balloon:	11.1%
Underwritten NCF Debt Yield at Balloon:	9.6%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Oakland, CA
Year Built / Renovated:	1986 / NAP
Total Sq. Ft.:	277,655
Property Management:	CIM Management, Inc.
Underwritten NOI:	$4,735,466
Underwritten NCF(4):	$4,094,840
Appraised Value:	$101,600,000
Appraisal Date:	May 19, 2016

Historical NOI
Most Recent NOI:	$4,853,375 (T-12 March 31, 2016)
2015 NOI:	$4,961,367 (December 31, 2015)
2014 NOI:	$4,733,099 (December 31, 2014)
2013 NOI:	$4,117,872 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy(5):	97.3% (March 31, 2016)
2015 Occupancy:	98.2% (December 31, 2015)
2014 Occupancy:	99.4% (December 31, 2014)
2013 Occupancy:	87.3% (December 31, 2013)
(1)	The sponsor is also the sponsor of the mortgage loans identified on Annex A-1 to the Prospectus as Center 21 and 260 Townsend Street, which have Cut-off Date Balances of $83.0 million and $28.2 million, respectively.

(2)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.

(3)	See “Initial Reserves” and “Ongoing Reserves” herein.

(4)	Underwritten NCF contemplates the current in-place rent roll, excluding the 65,571 sq. ft. that Wells Fargo Bank, N.A. (“Wells Fargo”) is expected to vacate. Assuming the appraiser’s concluded market vacancy of 5.0%, including a current market rent applied to the vacated Wells Fargo space, base rent would increase by $3,304,778.

(5)	Most Recent Occupancy as of March 31, 2016 is significantly higher than the contemplated underwritten occupancy of 73.0% as Wells Fargo plans to vacate 65,571 sq. ft. upon its current lease expiration in December 2017. Under its current lease, Wells Fargo pays substantially lower rent than the appraiser’s market rent, providing considerable upside to the sponsor. See “The Property” herein.

 A-3-81

1901 Harrison Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 8 1901 Harrison Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,500,000 41.8% 2.30x 11.1%

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Wells Fargo(3)	AA-/A2/A	87,000	31.3%	$48.75	50.3%	Various
Burnham & Brown	NR/NR/NR	40,337	14.5%	$39.84	19.1%	12/31/2022
Burke, Williams & Sorensen, LLP	NR/NR/NR	16,385	5.9%	$35.77	7.0%	5/31/2019
Regus(4)	NR/NR/NR	13,841	5.0%	$33.10	5.4%	9/30/2025
Orbach Huff Suarez & Henderson, LLP	NR/NR/NR	5,840	2.1%	$34.32	2.4%	11/30/2019
Remcho, Johansen & Purcell, LLP	NR/NR/NR	5,335	1.9%	$51.54	3.3%	9/30/2021
Valdez Law Group LLP	NR/NR/NR	5,051	1.8%	$32.52	1.9%	11/30/2019
Fortunas, L.L.C. and K. Pace Law Group, Inc.	NR/NR/NR	4,275	1.5%	$40.17	2.0%	4/30/2021
Joe Trapasso - State Farm Insurance Agent	NR/NR/AA	3,820	1.4%	$12.69	0.6%	7/31/2019
Bennett, Johnson & Galler	NR/NR/NR	3,127	1.1%	$36.17	1.3%	10/31/2016
Subtotal / Wtd. Avg.		185,011	66.6%	$42.51	93.3%
Other		17,760	6.4%	$31.87	6.7%
Total / Wtd. Avg. Occupied(5)		202,771	73.0%	$41.58	100.0%
Vacant		74,884	27.0%
Total / Wtd. Avg.		277,655	100.0%

(1)	Based on the U/W rent roll as of March 31, 2016.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	Wells Fargo leases multiple spaces with two different expiration dates. The expiration date with respect to 69,600 sq. ft. (25.1% of the property’s net rentable area) is December 31, 2022 and the expiration date with respect to 17,400 sq. ft. (6.3% of the property’s net rentable area) is December 31, 2018. Net Rentable Area (Sq. Ft.) excludes 65,671 sq. ft. for which Wells Fargo plans to vacate upon its current lease expiration in December 2017. See “The Property” herein.

(4)	Regus has the right to terminate its lease after August 31, 2022 with 12 months’ notice and the payment of a termination fee of three months of base rent plus unamortized tenant improvements, leasing commissions and free rent.

(5)	The property is 97.3% physically occupied as of March 31, 2016; however Wells Fargo has been underwritten as vacant. Wells Fargo plans to vacate 65,571 sq. ft. upon lease expiration in December 2017.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2016	1	3,127	1.1%	3,127	1.1%	$36.17	1.3%	1.3%
2017	2	4,950	1.8%	8,077	2.9%	$36.10	2.1%	3.5%
2018	2	19,363	7.0%	27,440	9.9%	$47.29	10.9%	14.3%
2019	5	32,108	11.6%	59,548	21.4%	$32.32	12.3%	26.6%
2020	1	2,791	1.0%	62,339	22.5%	$35.28	1.2%	27.8%
2021	4	14,019	5.0%	76,358	27.5%	$44.93	7.5%	35.3%
2022(4)	2	111,820	40.3%	188,178	67.8%	$44.71	59.3%	94.6%
2023	0	0	0.0%	188,178	67.8%	$0.00	0.0%	94.6%
2024	0	0	0.0%	188,178	67.8%	$0.00	0.0%	94.6%
2025	1	13,841	5.0%	202,019	72.8%	$33.10	5.4%	100.0%
2026	0	0	0.0%	202,019	72.8%	$0.00	0.0%	100.0%
Thereafter(5)	0	752	0.3%	202,771	73.0%	$0.00	0.0%	100.0%
Vacant	NAP	74,884	27.0%	277,655	100.0%	NAP	NAP
Total / Wtd. Avg.	18	277,655	100.0%			$41.58	100.0%

(1)	Based on the U/W rent roll as of March 31, 2016.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Annual U/W Base Rent PSF is inclusive of approximately $1,492,244 in base rent steps.

(4)	Includes a 1,883 sq. ft. storage space for Burnham & Brown which has no attributable underwritten base rent.

(5)	Includes a 683 sq. ft. boiler room and a 69 sq. ft. storage space for CIM Group which have no attributable underwritten base rent.

 A-3-82

1901 Harrison Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 8 1901 Harrison Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,500,000 41.8% 2.30x 11.1%

The Loan. The 1901 Harrison Street loan (the “1901 Harrison Street Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 17-story Class A office building consisting of 277,655 sq. ft. located at 1901 Harrison Street in downtown Oakland, California (the “1901 Harrison Street Property”) with an Original and a Cut-off Date Balance of $42.5 million. The 1901 Harrison Street Loan has a 10-year term and pays interest only for the term of the loan. The 1901 Harrison Street Loan accrues interest at a fixed rate equal to 4.1400%. Loan proceeds were used to pay off corporate debt of approximately $37.1 million, return equity to the sponsor of approximately $2.7 million, fund reserves of approximately $2.5 million and pay closing costs of approximately $0.1 million. Based on the “As-is” appraised value of $101.6 million as of May 19, 2016, the Cut-off Date LTV is 41.8%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$42,500,000	100.0%	Payoff of Corporate Debt(1)	$37,146,952	87.4%
			Return of Equity	$2,739,594	6.4%
			Reserves	$2,488,938	5.9%
			Closing Costs	$124,516	0.3%
Total Sources	$42,500,000	100.0%	Total Uses	$42,500,000	100.0%

(1) The property was previously unencumbered. This is the repayment of corporate debt.

The Borrower / Sponsor. The borrowing entity for the 1901 Harrison Street Loan is CIM/Oakland 1901 Harrison, LP, a Delaware limited partnership and special purpose entity.

The loan sponsor and non-recourse carve-out guarantor is CIM Commercial Trust Corporation (“CMCT”), a Maryland corporation and a publicly traded REIT. CMCT is sponsored and managed by CIM Group (“CIM”). CMCT currently has ownership interests in 33 properties totaling over 5.5 million sq. ft. of office space, 930 multifamily units and 908 hotel rooms. As of June 24, 2016, CMCT has a market capitalization of approximately $1.8 billion. CIM is a full service urban real estate and infrastructure fund manager with approximately $18.8 billion of assets under management. Since its founding in 1994, CIM has been a process and research-driven investor that mitigates risk through the fundamental analysis of the long-term drivers in communities.

The loan sponsor acquired the property in 2008 for approximately $68.2 million (approximately $246 PSF). Since acquisition, the loan sponsor has invested approximately $9.8 million (approximately $35 PSF) for a total cost basis of approximately $77.9 million (approximately $281 PSF).

The Property. The 1901 Harrison Street Property is a 17-story, 277,655 sq. ft., Class A office building located on Harrison Street between 19th and 20th Streets consisting of approximately 271,497 sq. ft. of office space and 2,668 sq. ft. of retail space. As of March 31, 2016, the property was 97.3% physically occupied, however, the property has been underwritten to a 73.0% occupancy, excluding certain sq. ft. associated with Wells Fargo. Wells Fargo currently occupies 152,571 sq. ft. through December 2017. Wells Fargo has renewed 69,600 sq. ft. through December 2022 and 17,400 sq. ft. through December 2018, but plans to vacate 65,571 sq. ft. upon lease expiration in December 2017. After vacating 65,571 sq. ft. in December 2017, Wells Fargo will still be the largest tenant. If the sponsor executes a lease for a replacement tenant prior to the expiration of the current Wells Fargo lease, the sponsor has the ability to terminate a portion of this space with 120 days’ notice. The current base rent associated with the space that Wells Fargo is vacating is $33.04 PSF, well below the appraiser’s concluded office market rent of $49.80 PSF Should the sponsor lease the Wells Fargo space at the appraiser’s concluded market rent, the net increase in rental income equates to approximately $1.1 million. According to the sponsor, the vacated Wells Fargo space provides considerable upside given the quality of the asset, current market rent and market occupancy. Additionally, the 1901 Harrison Street Property has experienced strong leasing momentum. Since June 2014, the sponsor has signed two renewal and seven new leases accounting for 45.4% of net rentable area and 67.7% of underwritten rent.

Environmental Matters. The Phase I environmental report dated May 24, 2016 recommended no further action at the 1901 Harrison Street Property other than the implementation of an asbestos operations and maintenance plan.

Major Tenants.

Wells Fargo (87,000 sq. ft.; 31.3% of NRA; 50.3% of U/W Base Rent; AA-/A2/A by Fitch/Moody’s/S&P) Wells Fargo operates approximately 8,700 branches across the United States. The company and its subsidiaries specialize in retail banking, corporate and investment banking and investment services. Wells Fargo has been at the property since 1998 and currently occupies 152,571 sq. ft. through December 2017. Wells Fargo has renewed 69,600 sq. ft. through December 2022 and 17,400 sq. ft. through December 2018, but plans to vacate 65,571 sq. ft. upon lease expiration in December 2017. Wells Fargo has one, five-year renewal option remaining.

Burnham & Brown (40,337 sq. ft.; 14.5% of NRA; 19.1% of U/W Base Rent) Founded in 1899, Burnham & Brown is a law firm that focuses on business counseling and litigation, offering clients leading-edge expertise and strategic guidance. Burnham & Brown is active across a diverse scope of industries including financial services, food and restaurant, healthcare, insurance, retail, hospitality and transportation, logistics and manufacturing. The firm has been a tenant since 1989 and leases its space through December 2022. The property currently serves as its headquarters.

 A-3-83

1901 Harrison Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 8 1901 Harrison Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,500,000 41.8% 2.30x 11.1%

Burke, Williams & Sorensen, LLP (16,385 sq. ft.; 5.9% of NRA; 7.0% of U/W Base Rent) Founded in 1927, Burke, Williams & Sorensen, LLP is a law firm that specializes in construction, education, insurance, labor/employment, litigation, public, and real estate law. The firm has operated in California for over 80 years and now employs over 100 attorneys. Burke, Williams & Sorensen, LLP has been a tenant at the property since 2010 and leases its space through May 2019. Burke, Williams & Sorensen, LLP has one seven-year renewal option remaining.

The Market. The 1901 Harrison Street Property is located in the downtown Oakland neighborhood of Lake Merritt. The metropolitan area is benefiting from growth from the high tech industry, which is expected to remain the driving force behind the Oakland economy. As the business cycle matures, strong demand for tech workers and real estate is making San Francisco increasingly expensive. Firms are responding by relocating to the Oakland metropolitan area with Uber being the latest and most high profile relocation. Uber recently purchased Uptown Station, a historic downtown Oakland building for $123.5 million and reportedly plans to eventually move 3,000 employees to the site in 2017. Additionally, the 1901 Harrison Street Property has many demand drivers within walking distance of the 1901 Harrison Street Property, including the Oakland City Center and the City Center BART station, both of which are within approximately 0.3 miles. There are also a number of diverse restaurants within walking distance of the 1901 Harrison Property, including Ozumo, Pican, Plum and Umami Burger. The 1901 Harrison Street Property is also located less than 0.3 miles away from numerous bus stops for commuting needs. Additionally, the 1901 Harrison Property is located approximately 0.9 miles from Highway 980, a regional north and south highway that provides direct access to both Highway 580 and Highway 880. Lake Merritt is located within walking distance mile southeast of the 1901 Harrison Street Property and is historic for being the United States’ oldest official wildlife refuge established in 1870. The lake features a 3.4 mile shoreline and several artificial islands for people to enjoy the wide variety of wildlife.

The 1901 Harrison Street Property is located in the Oakland central business district office submarket of the greater Oakland/East Bay office market. As of the first quarter of 2016, the Oakland central business district submarket totaled approximately 10.7 million sq. ft. of net rentable area with an overall vacancy rate of 4.2% and average rents of $46.56 PSF. Additionally, as of the first quarter of 2016, the Class A central business district submarket totaled approximately 6.6 million sq. ft. of net rentable area with an overall vacancy rate of 3.4% and average rents of $51.60 PSF. Additionally, according to the appraisal, there is only one other Class A building that can accommodate a full floor tenant. The appraisal identified six directly comparable office properties built between 1976 and 2002 and ranging in size from 172,077 to 532,150 sq. ft. Recently executed leases for the comparable office properties ranged from $42.96 to $54.96 PSF, with a weighted average of $49.45 PSF. The weighted average underwritten office rent for the 1901 Harrison Street Property is $42.24 PSF, below the appraisal’s concluded market rent of $49.80 PSF. Additionally, the appraisal identified three directly comparable retail properties built between 1923 and 1980. Recently executed leases for the comparable retail properties ranged from $22.56 to $36.00 PSF, with a weighted average of $32.20 PSF. The weighted average underwritten retail rent for the 1901 Harrison Street Property is $33.93 PSF, which is below the appraisal’s concluded market rent of $40.00 PSF.

The appraisal identified three comparable Class A office properties that are under construction. Uptown Station is a 380,000 sq. ft. building undergoing approximately $40.0 million of renovations prior to Uber relocating 3,000 employees to Uptown Station in 2017. EmeryStation West and San Leandro Tech Campus are 248,000 and 132,000 sq. ft., respectively.

Cash Flow Analysis.

Cash Flow Analysis
	2013	2014	2015	T-12 3/31/2016	U/W	U/W PSF
Base Rent(1)	$7,580,853	$8,042,854	$8,726,656	$8,741,767	$8,431,540	$30.37
Value of Vacant Space	0	0	0	0	3,731,062	13.44
Gross Potential Rent	$7,580,853	$8,042,854	$8,726,656	$8,741,767	$12,162,602	$43.80
Total Recoveries	287,792	533,137	225,392	163,013	409,885	1.48
Total Other Income	258,728	242,112	295,151	277,159	249,410	0.90
Less: Vacancy(2)	0	0	0	0	(3,731,062)	(13.44)
Effective Gross Income	$8,127,373	$8,818,103	$9,247,198	$9,181,939	$9,090,835	$32.74
Total Operating Expenses	894,037	1,066,948	1,072,300	1,179,392	1,108,318	3.99
Total Fixed Expenses	3,115,465	3,018,056	3,213,531	3,149,171	3,247,051	11.69
Net Operating Income	$4,117,872	$4,733,099	$4,961,367	$4,853,375	$4,735,466	$17.06
TI/LC	0	0	0	0	565,381	2.04
Capital Expenditures	0	0	0	0	75,245	0.27
Net Cash Flow(1)(2)	$4,117,872	$4,733,099	$4,961,367	$4,853,375	$4,094,840	$14.75
(1)	U/W Base Rent does not include 65,571 sq. ft. of space that Wells Fargo will be vacating upon lease expiration in December 2017.

(2)	Underwritten NCF contemplates the current in-place rent roll, excluding the 65,571 sq. ft. that Wells Fargo Bank, N.A. (“Wells Fargo”) is expected to vacate. Assuming the appraiser’s concluded market vacancy of 5.0%, including a current market rent applied to the vacated Wells Fargo space, base rent would increase by $3,304,778.

Property Management. The 1901 Harrison Street Property is managed by CIM Management, Inc., a borrower affiliate.

 A-3-84

1901 Harrison Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 8 1901 Harrison Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,500,000 41.8% 2.30x 11.1%

Lockbox / Cash Management. The 1901 Harrison Street Loan is structured with a hard lockbox and springing cash management. The borrower was required to deliver tenant direction letters to deposit all revenues directly into a lockbox account controlled by the lender. All funds in the lockbox account are returned to an account controlled by the borrower until the occurrence of a Cash Sweep Event (as defined below). Upon the occurrence of a Cash Sweep Event, all funds are required to be swept on each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the loan documents. To the extent a Cash Sweep Event is continuing, all excess cash flow on deposit in the cash management account will be held in the excess cash flow subaccount. The lender has a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default or (ii) any bankruptcy or insolvency action of the borrower or property manager (provided, to the extent the manager is not affiliated with the borrower, the manager is not replaced with a qualified manager in accordance with the loan documents within 60 days, or such filing is not dismissed within 30 days following the filing or to the extent the manager is affiliated with the borrower, the borrower has not replaced the manager within 15 days in accordance with the loan documents).

A Cash Sweep Event may be cured by (a) if caused by clause (i) above, the acceptance by the lender of a cure of such event of default, (b) if caused by clause (ii) above with respect to the property manager, the lender replacing such manager in accordance with the loan agreement or bankruptcy action of property manager is dismissed or discharged within 30 days following its filing and (c) with respect to an involuntary bankruptcy filing by the borrower in which neither the borrower nor the guarantor (or their affiliates) colludes with any creditor for such filing, the dismissal of such action within 90 days without adverse consequences to the property or the borrower (each of the foregoing, a “Cash Sweep Event Cure”). Each Cash Sweep Event Cure is also subject to the following conditions: (i) there is no event of default continuing under the loan documents, (ii) the borrower pays the lender’s reasonable out of pocket expenses in connection with the Cash Sweep Event Cure and (iii) the borrower may not cure a voluntary or collusive bankruptcy.

Initial Reserves. At loan origination, the borrower deposited (i) $2,444,444 for outstanding tenant improvements associated with four tenants and (ii) $44,494 for free rent associated with Remcho, Johansen & Purcell, LLP. The guarantor also delivered the guaranty referenced in “Ongoing Reserves” below at origination.

Ongoing Reserves. The requirement for the borrower to make deposits into the tax escrow on a monthly basis is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that all taxes have been paid on or prior to their due date. The requirement for the borrower to make deposits into the insurance escrow on a monthly basis is waived so long as no event of default has occurred and is continuing and the borrower provides satisfactory evidence that the property is insured as part of a blanket policy in accordance with the loan documents. So long as the guarantor maintains a net worth of at least $450,000,000 (the “Lease Rollover Minimum Net Worth”), the guarantor may deliver a guaranty in lieu of the borrower’s requirement to make deposits into the tenant improvement and leasing commission reserve at origination and on a monthly basis upon the following terms: (i) if the guarantor’s net worth is at least $600,000,000 (the “Lease Rollover Target Net Worth”), any amounts on reserve will be released to the borrower and the borrower’s requirement to make monthly deposits will be waived and (ii) if the guarantor’s net worth is no less than the Lease Rollover Minimum Net Worth, but less than the Lease Rollover Target Net Worth, 50% of the amount on reserve will be released to the borrower and the borrower will be required to deposit 50% of the amount required to be deposited monthly. The borrower may also deliver a letter of credit in the amount of the reserve cap in lieu of monthly deposits. In the event that monthly deposits are required, the borrower is required to deposit an amount that is equal to the quotient of the reserve cap divided by the number of payment dates remaining through and including the payment date in December 2017. The reserve is subject to a cap of $5,000,000 (approximately $18.00 PSF). The loan documents require that the reserve cap be reduced by the amount attributed under the loan documents to Wells Fargo ($5,000,000 attributed), when either (i) such tenant has either renewed or extended its lease or (ii) the space occupied by such tenant has been re-let to one or more replacement tenants, provided that, in either case, all tenant improvement and leasing commission obligations have been satisfied and either (x) such tenant or replacement tenant is paying full contractual rent, (y) the borrower has deposited the amount of any abated rent with the lender or (z) such tenant(s) has a long term unsecured credit rating of Baa3 or higher from Moody’s or BBB- or higher from S&P and has no right to terminate its lease prior to the expiration of the free rent period under the lease.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. The owners of the borrower are permitted to obtain a mezzanine loan secured by the direct or indirect ownership interests in the borrower upon satisfaction of certain terms and conditions which include, without limitation, (i) the mezzanine lender meets a qualified transferee provision in the loan documents and is not an affiliate of the borrower, (ii) the combined loan-to-value ratio does not exceed the loan-to-value ratio as of the origination date, (iii) the combined debt service coverage ratio (as calculated in the loan documents) is not less than the debt service coverage ratio as of the origination date, (iv) the maturity date of the mezzanine loan is not earlier than the maturity date of the loan and (v) the lenders enter into an intercreditor agreement reasonably acceptable to the mortgage lender.

 A-3-85

1901 Harrison Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 8 1901 Harrison Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,500,000 41.8% 2.30x 11.1%

 A-3-86

1901 Harrison Street Oakland, CA 94612	Collateral Asset Summary – Loan No. 8 1901 Harrison Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$42,500,000 41.8% 2.30x 11.1%

 A-3-87

340 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 9 Staybridge Suites Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,600,000 49.1% 2.09x 13.8%

 A-3-88

340 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 9 Staybridge Suites Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,600,000 49.1% 2.09x 13.8%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Krishna K. Mehta; Chandra Mehta
Borrower:	340 West 40 Realty, LLC; 340 West 40 Realty Two, LLC
Original Balance(1):	$38,600,000
Cut-off Date Balance(1):	$38,600,000
% by Initial UPB:	4.3%
Interest Rate:	4.2350%
Payment Date:	6th of each month
First Payment Date:	August 6, 2016
Maturity Date:	July 6, 2026
Amortization:	Interest only for first 60 months; 360 months thereafter
Additional Debt(1):	$28,900,000 Pari Passu Debt
Call Protection(2):	L(25), D(90), O(5)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$294,193	$294,193
Insurance:	$73,163	$18,291
FF&E:	$0	At least 4% of prior month’s gross revenues
PIP:	$0	Springing

Financial Information(4)
Cut-off Date Balance / Room:	$217,742
Balloon Balance / Room:	$198,396
Cut-off Date LTV:	49.1%
Balloon LTV:	44.7%
Underwritten NOI DSCR(5):	2.34x
Underwritten NCF DSCR(5):	2.09x
Underwritten NOI Debt Yield:	13.8%
Underwritten NCF Debt Yield:	12.3%
Underwritten NOI Debt Yield at Balloon:	15.2%
Underwritten NCF Debt Yield at Balloon:	13.5%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Extended Stay Hospitality
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	2010 / NAP
Total Rooms:	310
Property Management:	334-340 Hotel Management LLC
Underwritten NOI:	$9,336,406
Underwritten NCF:	$8,307,612
“As-is” Appraised Value(6):	$137,500,000
“As-is” Appraisal Date:	June 1, 2016
“As Stabilized” Appraised Value(7):	$152,000,000
“As Stabilized” Appraisal Date:	June 1, 2018

Historical NOI
Most Recent NOI:	$9,950,365 (T-12 May 31, 2016)
2015 NOI:	$10,816,433 (December 31, 2015)
2014 NOI:	$12,528,633 (December 31, 2014)
2013 NOI:	$12,286,123 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	99.7% (May 31, 2016)
2015 Occupancy:	99.5% (December 31, 2015)
2014 Occupancy:	99.4% (December 31, 2014)
2013 Occupancy:	97.4% (December 31, 2013)
(1)	The Staybridge Suites Times Square Whole Loan is evidenced by two pari passu notes in the aggregate original principal amount of $67.5 million. The controlling Note A-1 with an original principal balance of $38.6 million will be included in the DBJPM 2016-C3 mortgage trust. The non-controlling Note A-2 with an original principal balance of $28.9 million, is expected to be held by CGMRC or its affiliates and contributed to one or more future securitizations. For additional information on the pari passu companion loans, see “The Loan” herein.

(2)	The lockout period will be at least 25 payment dates beginning with and including the first payment date of August 6, 2016. Defeasance of the full $67.5 million Staybridge Suites Times Square Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) June 22, 2019. The assumed lockout period of 25 payments is based on the expected DBJPM 2016-C3 securitization closing date in August 2016. The actual lockout period may be longer.

(3)	See “Initial Reserves” and “Ongoing Reserves” herein.

(4)	DSCR, LTV, Debt Yield and Balance / Room calculations are based on the aggregate Staybridge Suites Times Square Whole Loan.

(5)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 3.22x and 2.86x, respectively.

(6)	The borrowers have the option to convert the Staybridge Suites Times Square Property into an independent hotel without a brand affiliation upon expiration of the franchise agreement in April 2020. The appraiser determined a value of $142.5 million if such conversion were to take place. Based on the appraiser’s “As-is” appraised value with no brand affiliation, the Staybridge Suites Times Square Property has a Cut-off Date LTV of 47.4% and Balloon LTV of 43.2%.

(7)	The “As Stabilized” Appraised Value assumes that the Staybridge Suites Times Square Property achieves occupancy and ADR of 90.0% and $281.31, respectively, by June 1, 2018. Based on the “As Stabilized” Appraised Value, the Staybridge Suites Times Square Property has an “As Stabilized” Cut-off Date LTV of 44.4% and Balloon LTV of 40.5%.

 A-3-89

340 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 9 Staybridge Suites Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,600,000 49.1% 2.09x 13.8%

Historical Occupancy, ADR, RevPAR(1)
	Staybridge Suites Times Square Property			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2013(2)	97.4%	$252.95	$246.31	92.8%	$257.61	$239.09	104.9%	98.2%	103.0%
2014(3)	98.5%	$253.39	$249.50	92.0%	$257.52	$236.88	107.0%	98.4%	105.3%
2015(3)	99.4%	$252.22	$250.81	93.4%	$250.66	$234.05	106.5%	100.6%	107.2%
T-12 May 2016(3)	99.4%	$236.82	$235.44	92.8%	$243.78	$226.33	107.1%	97.1%	104.0%
(1)	Occupancy, ADR and RevPAR represent estimates from the hospitality research report. The minor variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Staybridge Suites Times Square Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Source: December 2013 hospitality research report.

(3)	Source: May 2016 hospitality research report.

The Loan. The Staybridge Suites Times Square loan (the “Staybridge Suites Times Square Loan”) is a fixed rate loan with an original principal balance and Cut-off Date principal balance of $38.6 million secured by the borrowers’ fee simple interest in a 310-room extended stay hotel located at 340 West 40th Street in New York, New York (the “Staybridge Suites Times Square Property”). The Staybridge Suites Times Square Loan is evidenced by the controlling Note A-1 which will be included in the DBJPM 2016-C3 mortgage trust. The non-controlling Note A-2, with an original principal balance of $28.9 million and (together with the Staybridge Suites Times Square Loan, the “Staybridge Suites Times Square Whole Loan”), will not be included in the trust and is expected to be held by CGMRC or its affiliates and contributed to one or more future securitizations. The Staybridge Suites Times Square Whole Loan was co-originated by DBNY and CGMRC.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$38,600,000	$38,600,000	DBJPM 2016-C3	Yes
Note A-2	$28,900,000	$28,900,000	CGMRC	No
Total	$67,500,000	$67,500,000

The Staybridge Suites Times Square Loan has a 10-year term and amortizes on a 30-year schedule after an initial 60-month interest only period. The Staybridge Suites Times Square Loan accrues interest at a fixed rate equal to 4.2350%. Loan proceeds were used to retire existing debt of approximately $64.3 million, fund reserves of approximately $0.4 million, pay closing costs of approximately $2.3 million and return approximately $0.5 million of equity to the borrowers. Based on the “As-is” appraised value of $137.5 million as of June 1, 2016, the Cut-off Date LTV is 49.1%. Based on the “As Stabilized” appraised value of $152.0 million as of June 1, 2018, the Cut-off Date LTV is 44.4%. The most recent prior financing of the Staybridge Suites Times Square Property was included in the MSC 2011-C3 securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$67,500,000	100.0%	Loan Payoff	$64,268,524	95.2%
			Reserves	$367,357	0.5%
			Closing Costs	$2,342,711	3.5%
			Return of Equity	$521,408	0.8%
Total Sources	$67,500,000	100.0%	Total Uses	$67,500,000	100.0%

The Borrowers / Sponsors. The borrowers, 340 West 40 Realty, LLC and 340 West 40 Realty Two, LLC, as tenants-in-common, are each a single purpose Delaware limited liability company structured to be bankruptcy-remote, each with two independent directors in its organizational structure. 340 West 40 Realty, LLC is 100% owned by Mehta Family, LLC, which has six members, Krishna Mehta Trust (41%), Chandra Mehta Trust (19%), Krishna K. Mehta (10%), Chandra Mehta (10%), Rajeev Mehta Trust (10%) and Sanjeev Mehta Trust (10%). 340 West 40 Realty Two, LLC is 100% owned by 340-344 Realty, LLC, which has five members, Krishna Mehta Trust (32%), Krishna K. Mehta (19%), Chandra Mehta (1%), Rajeev Mehta Trust (24%) and Sanjeev Mehta Trust (24%). The sponsors of the borrowers and non-recourse carve-out guarantors are Krishna K. Mehta and Chandra Mehta, on a joint and several basis.

Krishna K. Mehta has been in the hotel industry for approximately 30 years, owning and operating various branded hotels from the InterContinental Hotels Group, Marriott and Hilton Corporations including Holiday Inn – Tyler, Texas, Marriott Fairfield Inn – La Guardia Airport, New York and Holiday Inn – Downtown Brooklyn, in addition to the Staybridge Suites Times Square Property.

Chandra Mehta has served on the Board of Directors of Intercontinental Hotels Group (“IHG”) Owner Association. IHG is a global company with over 9 hotel brands and over 4,900 hotels in approximately 100 countries around the world. IHG Owner Association represents the interest of owners and operators of more than 3,400 IHG hotels worldwide.

 A-3-90

340 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 9 Staybridge Suites Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,600,000 49.1% 2.09x 13.8%

The Property. The Staybridge Suites Times Square Property is a 32-story 310-room extended stay hotel located in the Times Square neighborhood of New York City. The Staybridge Suites Times Square Property is located on West 40th street between Eighth Avenue and Ninth Avenue. The Staybridge Suites Times Square Property opened in April 2010 and includes 225 king studio suites and 85 double/double suites, as well as 1,000 sq. ft. of meeting space and banquet facilities. The Staybridge Suites Times Square Property also features a bar, Bar 40, on the ground floor with seating for approximately 45 guests, as well as a breakfast dining area, which offers a complimentary continental breakfast and seating for an additional 50 guests. Additional amenities include a concierge service, business center, fitness center, guest laundry facility and a sundries shop. The Staybridge Suites Times Square Property is also a winner of TripAdvisor’s Certificate of Excellence Award, with a 4.5 out of 5.0 star rating.

The Staybridge Suites Times Square Property is operated under a franchise agreement with Holiday Hospitality Franchising, Inc., which expires in April 2020. A cash flow sweep will commence 12 months prior to the expiration of the franchise agreement or at any time that lender determines there is a deficiency in PIP costs that have been previously deposited with lender and will continue until sufficient funds to pay all PIP costs (which shall be equal to $15,000 per room until such time as lender can determine the actual amount required to complete any PIP) or “Re-Branding Costs” (as herein defined), as applicable, have been accumulated in a reserve account held by lender. The “Re-Branding Costs” shall be equal to 115% of all costs and expenses, as determined by lender, anticipated to be incurred in connection with the de-flagging of the Staybridge Suites Times Square Property into an independent hotel, the removal and replacement of all “Staybridge Suites” branded material, the implementation of a new reservation system and any applicable fees payable to the current franchisor. No cash flow sweep shall commence if sponsor deposits the PIP Costs or Re-Branding Costs, as applicable, with lender prior to April 10, 2019 (or a later date in the case of a reassessment by lender of total PIP Costs).

If the borrowers enter into a replacement franchise agreement (with a new franchisor) or elect to convert the Staybridge Suites Times Square Property into an independent hotel, the borrowers shall satisfy certain conditions prior to April 10, 2020, including, among other things, (i) the borrower having paid all outstanding costs in connection with such de-flagging, (ii) the borrower having satisfied any requirements that the current franchisor may have imposed in connection with the de-flagging, (iii) replacement of credit card company servicing agreements and (iv) transitioning the Staybridge Suites Times Square Property to a reservation system approved by lender. Additionally, sponsor shall remove and replace all Staybridge Suites branded material no later than the earlier to occur of (a) 60 days after expiration of the current franchise agreement and (b) the date required by the current franchise agreement for such branded material to be removed.

Environmental Matters. The Phase I environmental report dated May 27, 2016 recommended no further action at the Staybridge Suites Times Square Property.

The Market. The Staybridge Suites Times Square Property is located on 40th Street between Eighth and Ninth Avenues, just blocks from New York City’s Times Square. This location is across the street from the Port Authority, which provides access to the A, C, and E subway lines, and within walking distance to the 1, 2, 3, 7, N, Q, R, B, D, F, M, and shuttle trains. Midtown Manhattan is also home to over 280 million sq. ft. of office space, providing ample corporate demand to the Staybridge Suites Times Square Property’s broad business mix. The location on West 40th Street provides guests with access to New York’s transportation systems including bus access throughout the city and subway stations at Times Square and Bryant Park, and is only a short walk away from the Port Authority Bus Terminal which has access to trains from Penn Station and Grand Central Station.

For the past five years, the number of visitors to New York City has set record breaking numbers, with approximately 58.3 million in 2015 and approximately 59.7 million visitors expected in 2016. Additionally, approximately 330,000 people pass through Times Square daily, the majority of which are tourists. Major attractions around Times Square include the Broadway Theater District, Madame Tussaud’s Wax Museum, Dave & Buster’s, Ripley’s Believe it or Not, Madison Square Garden, Bryant Park, New York Public Library, the Empire State Building, Rockefeller Center, Radio City Music Hall, as well as numerous shopping and restaurants.

The subsequent chart presents the primary competitive set to the Staybridge Suites Times Square Property:

Primary Competitive Set(1)
Property	Rooms	Year Built	Distance	2015 Occupancy	2015 ADR	2015 RevPAR
Staybridge Suites Times Square Property	310	2010	NAP	100.0%	$245.88	$244.71
Manhattan NYC - An Affinia Hotel	610	1974	0.7 mile	94.0%	$235.00	$220.90
Courtyard New York Manhattan Times Sq. South	244	1998	0.5 mile	92.0%	$275.00	$253.00
Residence Inn Times Square	357	2005	0.5 mile	95.0%	$285.00	$270.75
Fairfield Inn & Suites - Times Square	244	2009	<0.1 mile	94.0%	$250.00	$235.00
Four Points Midtown Times Square	244	2009	<0.1 mile	94.0%	$240.00	$225.60
Candlewood Suites New York City Times Square	188	2009	0.2 mile	92.0%	$210.00	$193.20
Hampton Inn Times Square South	184	2009	0.2 mile	94.0%	$230.00	$216.20
Element - Times Square West	411	2010	0.2 mile	94.0%	$240.00	$225.60
Total / Wtd. Avg.(2)	2,482			93.8%	$246.65	$231.41
(1)	Source: Appraisal.

(2)	Total / Wtd. Avg. excludes the Staybridge Suites Times Square Property.

 A-3-91

340 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 9 Staybridge Suites Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,600,000 49.1% 2.09x 13.8%

The appraiser determined demand segmentation of 50% leisure, 40% commercial, and 10% meeting and group for the Staybridge Suites Times Square Property, compared to a weighted average of 33% leisure, 54% commercial and 13% meeting and group travel for the primary competitive set. Corporate bookings at the hotel include Ernst & Young, WalMart Stores, Samsung Group, Morgan Stanley and the New York Times.

2015 Demand Segmentation(1)
Property	Rooms	Meeting Space (sq. ft.)	Commercial	Meeting and Group	Leisure
Staybridge Suites Times Square Property	310	1,000	40.0%	10.0%	50.0%
Manhattan NYC - An Affinia Hotel	610	10,000	45.0%	25.0%	30.0%
Courtyard New York Manhattan Times Sq. South	244	652	65.0%	5.0%	30.0%
Residence Inn Times Square	357	5,000	65.0%	10.0%	25.0%
Fairfield Inn & Suites - Times Square	244	0	55.0%	15.0%	30.0%
Four Points Midtown Times Square	244	0	55.0%	5.0%	40.0%
Candlewood Suites New York City Times Square	188	0	50.0%	5.0%	45.0%
Hampton Inn Times Square South	184	0	55.0%	5.0%	40.0%
Element - Times Square West	411	500	50.0%	15.0%	35.0%
Total / Wtd. Avg.(2)	2,482	3,324	53.8%	13.3%	33.0%
(1)	Source: Appraisal

(2)	Total / Wtd. Avg. excludes the Staybridge Suites Times Square Property.

Cash Flow Analysis.

Cash Flow Analysis
	2012	2013	2014	2015	T-12 5/31/2016	U/W	U/W per Room
Occupancy	97.2%	97.4%	99.4%	99.5%	99.7%	95.0%
ADR	$249.26	$252.89	$260.80	$245.88	$236.78	$236.78
RevPAR	$242.28	$246.26	$259.17	$244.71	$236.05	$224.94

Room Revenue	$27,488,937	$27,864,207	$29,325,307	$27,688,800	$26,709,489	$25,452,295	$82,104
F&B Revenue	212,487	175,858	154,218	128,130	139,702	133,126	429
Other Revenue	165,640	155,850	195,466	149,235	141,076	134,436	434
Total Revenue	$27,867,064	$28,195,915	$29,674,991	$27,966,165	$26,990,267	$25,719,857	$82,967
Operating Expenses	5,674,758	5,734,356	6,708,120	6,427,099	6,473,086	6,169,231	19,901
Undistributed Expenses	5,741,269	6,109,183	6,050,509	6,263,070	6,088,949	5,802,032	18,716
Gross Operating Profit	$16,451,038	$16,352,376	$16,916,362	$15,275,996	$14,428,231	$13,748,593	44,350
Management Fee(1)	829,637	840,602	885,623	835,141	835,141	771,596	2,489
Total Fixed Charges	1,879,624	3,225,651	3,502,107	3,624,422	3,642,725	3,640,591	11,744
Net Operating Income	$13,741,776	$12,286,123	$12,528,633	$10,816,433	$9,950,365	$9,336,406	$30,117
FF&E(2)	1,106,183	1,120,802	1,180,831	1,113,521	1,079,611	1,028,794	3,319
Net Cash Flow	$12,635,593	$11,165,321	$11,347,802	$9,702,912	$8,870,755	$8,307,612	$26,799

(1)   U/W Management Fee is 3.0% of gross revenues.

(2)	U/W FF&E represents 4.0% of gross revenues.

Property Management. The Staybridge Suites Times Square Property is managed by 334-340 Hotel Management LLC, a borrower affiliate.

Lockbox / Cash Management. The Staybridge Suites Times Square Loan is structured with a springing hard lockbox and springing cash management. Following a Trigger Period (as defined herein), all credit card receipts are required to be deposited directly into a clearing account controlled by the lender, and the borrowers and property manager are required to deposit all other rent and payments into the clearing account within one day of receipt. Unless a Trigger Period is ongoing, all amounts on deposit in the clearing account will be swept daily into the borrowers’ account. During a Trigger Period, all amounts on deposit in the clearing account will be swept daily into an account controlled by the lender.

 A-3-92

340 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 9 Staybridge Suites Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,600,000 49.1% 2.09x 13.8%

A “Trigger Period” will commence upon (i) an event of default, (ii) the commencement of a Low Debt Service Period (as defined below) or (iii) the commencement of a PIP Sweep Period (as defined below).

A “Low Debt Service Period” will occur if the debt service coverage ratio for the trailing 12-month period is less than 1.15x on the last day of any calendar quarter and will end if the debt service coverage ratio is at least 1.20x for two consecutive quarters.

A “PIP Sweep Period” will occur (a) on April 10, 2019 or (b) at any time that lender determines that there is a deficiency in PIP costs that have been previously deposited with lender and will continue until sufficient funds to pay all PIP costs or Re-Branding Costs, as applicable, have been accumulated into a reserve account held by lender. Notwithstanding the foregoing, a PIP Sweep Period will not commence if the borrowers have deposited sufficient PIP costs or Re-Branding Costs, as applicable, into the PIP reserve account prior to April 10, 2019 (or a later date in the case of a reassessment by lender of total PIP costs).

Initial Reserves. At loan origination, the borrowers deposited (i) $294,193 into a tax reserve account and (ii) $73,163 into an insurance reserve account.

Ongoing Reserves. On a monthly basis, the borrowers are required to deposit monthly reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $294,193, into a tax reserve account, (ii) 1/12 of the estimated annual insurance premiums, which currently equates to $18,291, into an insurance reserve account, and (iii) the greatest of (a) 4.0% of the prior month’s projected gross income per the most recently approved budget, (b) the then-current amount required under the management agreement and (c) the then-current amount required under the franchise agreement for FF&E work into an FF&E reserve account, subject to an FF&E reserve cap of $3,000,000. In addition, on each monthly payment date during a PIP Sweep Period, the borrowers are required to deposit all excess cash into the PIP Reserve. If Borrower has spent at least $2,000,000 on FF&E work, then prior to April 10, 2020, upon Borrower’s request (made to lender ten business days prior to April 10, 2020), Lender will transfer any remaining FF&E reserve funds to the PIP reserve to be spent on PIP work or re-branding costs.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

 A-3-93

340 West 40th Street New York, NY 10018	Collateral Asset Summary – Loan No. 9 Staybridge Suites Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,600,000 49.1% 2.09x 13.8%

Staybridge Suites Times Square
340 West 40th Street
New York, NY 10018
New York
MANHATTAN
BROOKLYN
Upper East Side
Upper West Side
West New York
Astoria
Long Island City
Midtown
Hoboken
SoHo
Financial District
Jersey City
Times Square
Empire State Building
RESTAURANT ROW
MIDTOWN
THEATER DISTRICT
GARMENT DISTRICT
HUDSON YARDS
LINCOLN TUNNEL ENTRANCE & EXIT
LINCOLN TUNNEL ENTRANCE
W 49TH STREET
W 48TH STREET
W 47TH STREET
W 46TH STREET
W 45TH STREET
W 44TH STREET
W 43RD STREET
W 42ND STREET
W 41ST STREET
W 40TH STREET
W 39TH STREET
W 38TH STREET
W 37TH STREET
W 36TH STREET
W 35TH STREET
W 34TH STREET
W 33RD STREET
W 32ND STREET
W 31ST STREET
W 30TH STREET
NINTH AVENUE
EIGHTH AVENUE
SEVENTH AVENUE
TENTH AVENUE
ELEVENTH AVENUE
BROADWAY

 A-3-94

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 A-3-95

13534 Bali Way Marina del Rey, CA 90292	Collateral Asset Summary – Loan No. 10 Marina Del Rey Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 57.5% 2.40x 14.3%

 A-3-96

13534 Bali Way Marina del Rey, CA 90292	Collateral Asset Summary – Loan No. 10 Marina Del Rey Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 57.5% 2.40x 14.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Invest West Financial Corporation
Borrower:	IWF MDRH, LLC
Original Balance:	$38,000,000
Cut-off Date Balance:	$38,000,000
% by Initial UPB:	4.3%
Interest Rate:	5.0900%
Payment Date:	6th of each month
First Payment Date:	May 6, 2016
Maturity Date:	April 6, 2026
Amortization:	Interest Only
Additional Debt(1):	Future Mezzanine Debt Permitted
Call Protection:	L(23), YM1(92), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(2)
	Initial	Monthly
Taxes:	$96,271	$32,090
Insurance:	$0	Springing
FF&E:	$0	Springing
Ground Rent:	$205,061	Ground Rent Funds
Ground Lease Extension Fee:	$0	$1,668

Financial Information
Cut-off Date Balance / Room:	$231,707
Balloon Balance / Room:	$231,707
Cut-off Date LTV(3):	57.5%
Balloon LTV(3):	57.5%
Underwritten NOI DSCR:	2.78x
Underwritten NCF DSCR:	2.40x
Underwritten NOI Debt Yield:	14.3%
Underwritten NCF Debt Yield:	12.4%
Underwritten NOI Debt Yield at Balloon:	14.3%
Underwritten NCF Debt Yield at Balloon:	12.4%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Leasehold
Location:	Marina del Rey, CA
Year Built / Renovated:	1964 / 2013-2014
Total Rooms:	164
Property Management:	Pacifica Hotel Management, LLC
Underwritten NOI:	$5,442,385
Underwritten NCF:	$4,701,943
“As-is” Appraised Value:	$66,100,000
“As-is” Appraisal Date:	November 9, 2015
“As Stabilized” Appraised Value(3):	$73,300,000
“As Stabilized” Appraisal Date(3):	December 1, 2018

Historical NOI(4)
Most Recent NOI:	$5,180,269 (T-12 April 30, 2016)
2015 NOI:	NAV
2014 NOI:	NAV
2013 NOI:	NAV

Historical Occupancy(4)
Most Recent Occupancy:	80.8% (April 30, 2016)
2015 Occupancy:	NAV
2014 Occupancy:	NAV
2013 Occupancy:	NAV
(1)	See “Future Mezzanine or Subordinate Indebtedness Permitted” herein.
(2)	See “Initial Reserves” and “Ongoing Reserves” herein.

(3)	The “As Stabilized” Appraised Value assumes that the Marina Del Rey Hotel Property achieves occupancy and ADR of 81.0% and $255.76, respectively, by December 1, 2018. Based on the “As Stabilized” Appraised Value, the Marina Del Rey Hotel Property has an “As Stabilized” Cut-off Date LTV of 51.8% and Balloon LTV of 51.8%.

(4)	The Marina Del Rey Hotel Property underwent a $28.5 million renovation and repositioning from late 2013 through the end of 2014. The hotel closed in September 2013 and reopened in January 2015.

Historical Occupancy, ADR, RevPAR(1)
	Marina Del Rey Hotel Property			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
April 2016	80.5%	$242.73	$195.42	83.7%	$265.22	$221.97	96.2%	91.5%	88.0%

(1)	The minor variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Marina Del Rey Hotel Property are attributable to variances in reporting methodologies and/or timing differences. Occupancy, ADR and RevPAR are based on a travel research report as of April 2016.

 A-3-97

13534 Bali Way Marina del Rey, CA 90292	Collateral Asset Summary – Loan No. 10 Marina Del Rey Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 57.5% 2.40x 14.3%

The Loan. The Marina Del Rey Hotel loan (the “Marina Del Rey Hotel Loan”) is a fixed rate loan secured by the borrower’s leasehold interest in a 164-room full service hotel located at 13534 Bali Way in Marina del Rey, California (the “Marina Del Rey Hotel Property”) with an original and Cut-off Date principal balance of $38.0 million. The Marina Del Rey Hotel Loan has a 10-year term and pays interest only for the term of the loan. The Marina Del Rey Hotel Loan accrues interest at a fixed rate equal to 5.0900%. Loan proceeds were used to pay off existing debt of approximately $16.7 million, fund reserves of approximately $0.3 million, pay closing costs of approximately $0.4 million and return equity of approximately $20.6 million to the sponsor. Based on the “As-is” appraised value of $66.1 million as of November 9, 2015, the Cut-off Date LTV is 57.5%. Based on the “As Stabilized” appraised value of $73.3 million as of December 1, 2018, the Cut-off Date LTV is 51.8%. The most recent prior financing of the Marina Del Rey Hotel Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$38,000,000	100.0%	Loan Payoff	$16,715,751	44.0%
			Upfront Reserves	$301,332	0.8%
			Closing Costs	$399,217	1.1%
			Return of Equity(1)(2)	$20,583,700	54.2%
Total Sources	$38,000,000	100.0%	Total Uses	$38,000,000	100.0%
(1)	The sponsor acquired the hotel in 2006 for approximately $17.3 million ($105,316 per room) and invested an additional $28.5 million ($174,077 per room) in renovations from 2013 to 2014, resulting in a total cost basis of approximately $45.8 million ($279,394 per room).

(2)	As part of the refinance, the sponsor reportedly paid off approximately $8.2 million of mezzanine debt and a $3.7 million partnership loan.

The Borrower / Sponsor. The borrower, IWF MDHR, LLC is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsor of the borrower and non-recourse carve-out guarantor is Invest West Financial Corporation.

Invest West Financial Corporation is a full-service real estate and private equity investment firm founded in 1970. Over the last 40 years, Invest West has developed or acquired almost $1.0 billion of real estate and operating ventures. The company currently owns and manages 25 hotels and eight other commercial centers throughout California, Oregon, Texas, Hawaii, and Florida.

Pacifica Hotel Management, LLC, the property manager, is a wholly-owned subsidiary of Invest West Financial Corporation. Formed in 1995, Pacifica Hotel Management, LLC specializes in the operation of full-service, boutique hotels and has been consistently listed as one of the top 10 Hotel Management Companies in the United States by Hotel Business magazine. Pacifica Hotels currently operates 30 hotels along the California coast, Hawaii and Florida.

The Property. The Marina Del Rey Hotel Property consists of a three-story 164-room full service hotel located in Marina del Rey, California, approximately 18 miles southwest of downtown Los Angeles and approximately four miles north of the Los Angeles International airport. Situated within one of the world’s largest man-made harbors, the Marina Del Rey Hotel Property is located near Venice Beach as well as some of the main thoroughfares of Los Angeles which provide access to premiere business and leisure destinations in Santa Monica, Hollywood and Beverly Hills. The Marina Del Rey Hotel Property features approximately 9,700 sq. ft. of meeting space, the SALT Restaurant & Bar, a heated year-round infinity pool and spa with a marina view sundeck, a business center, and a 24-hour fitness center. The Marina Del Rey Hotel Property has served as a meeting point for local yacht clubs, fashion shows, and high-profile Los Angeles functions over the past half-century. In addition, there are 378 parking spaces for a parking ratio of approximately 2.3 spaces per room.

The room mix includes 83 king guestrooms, 71 double queen guestrooms and 10 suites. The room mix includes 14 cabana style rooms (6 queen cabanas and 8 king cabanas) and rooms with both marina and city views. SALT Restaurant and Bar is located within the Marina Del Rey Hotel Property on the marina side, and has earned the distinction as “Best Hotel Restaurant” in 2015 in the Best of the Westside poll. The restaurant offers, breakfast, lunch, dinner and room service daily.

The Marina Del Rey Hotel Property was built in 1964 and was acquired by the sponsor in 2006 for approximately $17.3 million. In September 2013, the sponsor commenced a $28.5 million ($174,077 per room) renovation and repositioning of the hotel that included the addition of seven new guest rooms as well as upgrades to existing guest rooms, exterior façade improvements, roof replacements, new HVAC systems, interior walkway upgrades, new balconies, updated lighting, and landscaping. In addition, the Marina Del Rey Hotel Property underwent a full guestroom and public area renovation, complete with new electrical, plumbing and amenities. The hotel was completely shut down for the duration of the renovation and re-opened in January 2015. The renovation and repositioning has allowed the hotel to utilize an upscale product and a superior location to capitalize on strong transient, corporate, and group demand in the Marina del Rey, Venice, and Santa Monica submarkets.

 A-3-98

13534 Bali Way Marina del Rey, CA 90292	Collateral Asset Summary – Loan No. 10 Marina Del Rey Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 57.5% 2.40x 14.3%

The table below outlines the renovations completed during 2013 and 2014:

2013-2014 Renovation
Description	Amount	Per Room
Hotel Guestroom Construction	$15,956,922	$97,298
FF&E	$4,157,959	$25,353
Marina Construction	$1,500,609	$9,150
Professional Costs	$1,055,273	$6,435
Soft Costs	$647,695	$3,949
Food Service	$355,252	$2,166
Cabling	$224,330	$1,368
Elevator Modernization	$211,457	$1,289
Miscellaneous	$4,439,204	$27,068
Total	$28,548,702	$174,077

In addition, the Marina Del Rey Hotel Property is positioned on a long term ground lease to the County of Los Angeles that expires February 28, 2061. The original ground lease commenced March 1, 1962 and was set to expire February 28, 2022, but the sponsor amended the lease in August 2013 to extend through February 2061. See “Ground Lease” herein for additional details.

Environmental Matters. The Phase I environmental report dated January 25, 2016 recommended no further action at the Marina Del Rey Hotel Property other than the implementation of an asbestos operations and maintenance plan, which is currently in place.

The Market. The Marina Del Rey Hotel Property is located at the tip of the Bali Way peninsula in Marina del Rey, approximately two miles from Venice Beach, 15 miles southwest of Downtown Los Angeles and approximately five miles north of the Los Angeles International Airport (LAX), the nation’s third busiest airport. The Marina Del Rey Hotel Property is an 800-acre coastal community established in the 1950’s and is characterized by numerous high-end condominiums, a diverse selection of upscale retail offerings, and is proximate to Venice Beach, Playa del Rey Beach and Santa Monica Beach. The Marina Del Rey Hotel Property is in the heart of the coastal area that is known as “Silicon Beach,” a burgeoning high-technology hub stretching from Santa Monica through El Segundo/Manhattan Beach. These coastal communities have attracted innovative companies including Facebook, Yahoo!, and Google. Furthermore, the Marina Del Rey Hotel Property is located approximately eight miles north of El Segundo, which houses the second largest concentration of Fortune 500 companies in the state of California (second to San Francisco).

The Marina Del Rey Hotel Property is easily accessed by the San Diego Freeway (Interstate-405) located four miles to the east via the Marina Freeway (CA-90). The Metro Expo Line is located four miles north and connects the Westside by rail to Downtown Los Angeles, Hollywood, the South Bay, Long Beach, and Pasadena. The Harbor at Marina Del Rey provides dock and dry storage to over 5,200 recreational boats. Surrounding the 19 marinas that make up the harbor are high-rise condos, luxury apartments, single family homes, hotels, retail shops, and restaurants. Visitors can participate in various water activities, such as boating, parasailing, kayaking, fishing, and bird-watching, while having access to hundreds of acres of salt and freshwater marsh, as well as shopping and dining at the Fisherman’s Village and other nearby venues.

The Marina Del Rey Hotel Property generated the majority of its 2015 business from transient and online travel agents (“OTAs”) during the post renovation ramp up. Since December 2015, the sponsor has decreased room revenue away from OTAs and increased group and corporate revenue. The sponsor has successfully obtained rates with local companies to be part of their 2016 preferred hotel program, including Google, Apple, Nike, Belkin, Electronic Arts, Sony, Omnicon, Imax, AOL, Snapchat, Siemens Turbo Machinery and Dun and Bradstreet.

 A-3-99

13534 Bali Way Marina del Rey, CA 90292	Collateral Asset Summary – Loan No. 10 Marina Del Rey Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 57.5% 2.40x 14.3%

The primary competitive set for the Marina Del Rey Hotel Property consists of five full service properties located in the immediate Marina Del Rey area.

Primary Competitive Set(1)
						Demand Segmentation
Property	Location	Distance	Year Opened	Rooms	Meeting Space	Commercial	Meeting & Group	Leisure
Marina Del Rey Hotel Property	13534 Bali Way	NAP	1964	164	9,700(2)	25%	10%	65%
Hilton Garden Inn Marina Del Rey	4200 Admiralty Way	1.25 mi.	1974	134	1,775	35%	5%	60%
Hotel MdR Marina Del Rey a Doubletree by Hilton	13480 Maxella Avenue	0.5 mi.	1978	283	7,951	55%	10%	35%
Jamaica Bay Inn Marina Del Rey	4175 Admiralty Way	1.5 mi	1960	111	933	30%	10%	60%
Marriott Marina Del Rey	4100 Admiralty Way	1.5 mi	1982	370	16,369	40%	25%	35%
Ritz-Carlton Marina Del Rey	4375 Admiralty Way	0.75 mi	1990	304	13,878	45%	20%	35%
Total / Wtd. Avg.(3)				1,202	8,181
(1)	Source: Appraisal.

(2)	Source: Borrower.

(3)	Total / Wtd. Avg. does not include the Marina Del Rey Hotel Property.

The appraiser noted that the segmentation is more heavily weighted within the leisure segment, but as market awareness on the Marina Del Rey Hotel Property continues to grow, the subject’s commercial and meeting and group segments are anticipated to grow through the stabilized year.

Cash Flow Analysis.

Cash Flow Analysis(1)
	T-12 4/30/2016	U/W	U/W per Room
Occupancy	80.8%	80.8%
ADR	$242.50	$242.61
RevPAR	$195.84	$195.92

Room Revenue	$11,722,906	$11,728,000	$71,512
F&B Revenue	5,661,874	6,154,522	37,528
Other Revenue	628,549	628,549	3,833
Total Revenue	$18,013,329	$18,511,071	$112,872
Operating Expenses	7,229,518	7,350,688	44,821
Undistributed Expenses	3,186,191	3,326,366	20,283
Gross Operating Profit	$7,597,620	$7,834,018	$47,768
Management Fee(2)	540,402	555,332	3,386
Ground Lease Payments	1,323,701	1,323,701	8,071
Total Fixed Charges	553,248	512,599	3,126
Net Operating Income	$5,180,269	$5,442,385	$33,185
FF&E(3)	771,127	740,443	4,515
Net Cash Flow	$4,409,142	$4,701,943	$28,670
(1)	The Marina Del Rey Hotel Property underwent a $28.5 million renovation and repositioning from late 2013 through the end of 2014. The hotel closed in September 2013 and reopened in January 2015.

(2)	U/W Management Fee is 3.0% of gross revenues.

(3)	U/W FF&E represents 4.0% of gross revenues.

Property Management. The Marina Del Rey Hotel Property is managed by Pacifica Hotel Management, LLC, a borrower affiliate. Pacifica Hotel Management, LLC, the property manager, is a wholly-owned subsidiary of Invest West Financial Corporation. Formed in 1995, Pacifica Hotels specializes in the operation of full-service, boutique hotels and has been consistently listed as one of the top 10 Hotel Management Companies in the United States by Hotel Business magazine.

 A-3-100

13534 Bali Way Marina del Rey, CA 90292	Collateral Asset Summary – Loan No. 10 Marina Del Rey Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 57.5% 2.40x 14.3%

Lockbox / Cash Management. The Marina Del Rey Hotel Loan is structured with a hard lockbox and springing cash management. All rents and other payments are required to be deposited directly into a clearing account controlled by the lender. Unless a Trigger Period (as defined herein) is ongoing, all amounts on deposit in the clearing account are swept daily into the borrower’s operating account. During a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into an account controlled by the lender and applied to pay all monthly amounts due under the loan documents.

A “Trigger Period” will commence (i) upon the occurrence an event of default or (ii) the DSCR is less than 1.25x on the first day of any calendar quarter, and will end upon, (a) with respect to clause (i), such event of default is cured or (b) with respect to clause (ii), the DSCR is at least 1.30x for two consecutive calendar quarters.

Initial Reserves. At closing, the borrower deposited (i) $96,271 into a tax reserve account and (ii) $205,061 into a ground rent reserve.

Ongoing Reserves. On a monthly basis, the borrower is required to deposit monthly reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $32,090, into a tax reserve account, (ii) $1,668 into a ground lease extension reserve in order cover ground rent extension fees associated with the prior early extension and (iii) the monthly ground rent amount into a ground rent reserve. The borrower is required to maintain two months of ground rent in the Ground Rent reserve throughout the term of the loan. If at any time the funds in the Ground Rent reserve fall below the required threshold, borrower is required to deposit the deficiency within 10 days. In addition, if an acceptable blanket insurance policy is no longer in place, borrower shall deposit 1/12 of the annual insurance premiums into the insurance account. The borrower is also required to make monthly deposits of 5.0% of the prior month’s rents into an FF&E Reserve, unless the borrower is required to make deposits into the FF&E Fund pursuant to the ground lease.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. Future mezzanine debt is permitted provided, among other things, (i) no event of default has occurred and is continuing, (ii) the combined loan-to-value ratio does not exceed 57.5%, (iii) the combined debt service coverage ratio is not less than 1.53x, (iv) the combined debt yield is not less than 10.0%, (v) the maturity date of the mezzanine loan is co-terminous with the maturity date of the Marina Del Rey Hotel Loan and (vi) the mezzanine lender enters into an intercreditor agreement acceptable to the mortgage lender.

Ground Lease. The Marina Del Rey Hotel Property is subject to a long-term ground lease to the County of Los Angeles that expires February 28, 2061. The original ground lease commenced March 1, 1962 and was set to expire February 28, 2022, but the sponsor amended the lease in August 2013 to extend through February 2061. Pursuant to the ground lease, the ground rent payment is based on the greater of (i) a fixed base rent amount or (ii) a percentage rent amount. The annual base rent is currently $742,428 and is adjusted every three years through the term based on an amount equal to 75% of the average ground rent amount paid throughout the three year period prior to such adjustment, but no less than the previous base rent amount. The percentage rent amount is based on various percentages of gross revenue categories and has historically been higher than the base rent.

 A-3-101

13534 Bali Way Marina del Rey, CA 90292	Collateral Asset Summary – Loan No. 10 Marina Del Rey Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,000,000 57.5% 2.40x 14.3%

CARTIFACT
Marina Del Rey Hotel
13534 Bali Way
Marina del Rey, CA 90292
Beverly Hills
Los Angeles
Santa Monica
Culver City
Marina Del Rey
Santa Monica Bay
WESTSIDE
SILICON BEACH
PLAYA VISTA
MID CITY
Inglewood
El Segundo
Hawthorne
Lawndale
Manhattan Beach
LOS ANGELES INTERNATIONAL AIRPORT (LAX)
SANTA MONICA AIRPORT
HAWTHORNE AIRPORT
LA AIR FORCE BASE
MELROSE AVENUE
GOLDEN TRIANGLE
WESTWOOD VILLAGE
PURPLE LINE EXTENSION
EXPO LINE
CRENSHAW/LAX TRANSIT CORRIDOR (UNDER CONSTRUCTION)
3RD STREET PROMENADE
MAIN STREET
The Getty
UCLA
Cedars-Sinai Medical Center
Beverly Center
Beverly Connection
The Grove
Westfield Century City
VA Medical Center
Westside Pavilion
Saint John's Health Center
Santa Monica Place
Santa Monica College
Culver City Studios
Sony Pictures Studios
West Los Angeles College
Baldwin Hills Crenshaw Plaza
Kindred Hospital Los Angeles
Westfield Culver City
Marina Marketplace
Waterside Shopping Center
Runway Shopping Center
Promenade at Howard Hughes
Loyola Marymount University
Otis College of Arts & Design
Westchester Village
The Forum
Future Los Angeles Rams Stadium
Centinela Hospital
Crenshaw Imperial Shopping Center
Plaza El Segundo
The Point
Manhattan Village
Manhattan Marketplace
Oceangate Commerce Center
Manhattan Beach Pier
El Camino College
Burbank
Pasadena
Long Beach
Anaheim
Santa Ana
Fullerton
LAX
LGB
BUR

 A-3-102

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 A-3-103

401 Ward Parkway Kansas City, MO 64112	Collateral Asset Summary – Loan No. 11 Intercontinental Kansas City Hotel	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$30,140,000 65.1% 1.62x 11.5%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsor:	TH Investment Holdings II, LLC
Borrower:	TPG KC MO I, LLC
Original Balance(1):	$30,140,000
Cut-off Date Balance(1):	$30,140,000
% by Initial UPB:	3.4%
Interest Rate:	4.7100%
Payment Date:	6th of each month
First Payment Date:	March 6, 2016
Maturity Date:	February 6, 2026
Amortization:	Interest only for first 24 months; 360 months thereafter
Additional Debt(1):	$45,000,000 Pari Passu Debt
Call Protection:	L(30), D(85), O(5)
Lockbox / Cash Management(2):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$145,115	$72,557
Insurance(3):	$0	Springing
FF&E(4):	$0	At least 4% of prior month’s gross revenues
PIP(5):	$15,898,677	Springing
Low Debt Service Cure(6):	$0	Springing

Financial Information(7)
Cut-off Date Balance / Room:	$205,301
Balloon Balance / Room:	$176,296
Cut-off Date LTV(8):	65.1%
Balloon LTV(8):	56.6%
Underwritten NOI DSCR(9):	1.85x
Underwritten NCF DSCR(9):	1.62x
Underwritten NOI Debt Yield:	11.5%
Underwritten NCF Debt Yield:	10.1%
(1)	The Original Balance and Cut-off Date Balance of $30.14 million represents the non-controlling Note A-2 of a $75.14 million whole loan evidenced by two pari passu notes. The Controlling Note A-1, with an original principal balance of $45.0 million was included in the COMM 2016-DC2 mortgage trust. See the footnotes to the Annex A-1 for further details.

(2)	In place cash management will be triggered (i) upon an event of default, (ii) if the DSCR falls below 1.20x during any calendar quarter, no more than four times during the loan term, (iii) a PIP required by the franchisor (other than the PIP in effect) or (iv) the date which is 12 calendar months prior to expiration of the term of the franchise agreement or if the franchise agreement has terminated.

(3)	If an acceptable blanket insurance policy is no longer in place, borrower shall deposit 1/12 of the annual insurance premiums into the insurance reserve account.

(4)	The borrower is required to deposit the greater of (i) 4.0% of prior month’s gross revenues and (ii) any amount required under management agreement or franchise agreement for FF&E work.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Kansas City, MO
Year Built / Renovated:	1972 / 2006, 2009, 2011, 2012, 2015
Total Rooms:	366
Property Management:	TPG KC Hotel Manager, LLC
Underwritten NOI:	$8,668,889
Underwritten NCF:	$7,594,988
“As-is” Appraised Value:	$91,000,000
“As-is” Appraisal Date:	December 3, 2015
“As Complete” Appraised Value(10):	$110,000,000
“As Complete” Appraisal Date:	January 1, 2017
“As Stabilized” Appraised Value(10):	$114,000,000
“As Stabilized” Appraisal Date:	January 1, 2018

Historical NOI
Most Recent NOI:	$8,683,005 (T-12 March 31, 2016)
2015 NOI:	$8,900,607 (December 31, 2015)
2014 NOI:	$8,466,522 (December 31, 2014)
2013 NOI:	$8,096,470 (December 31, 2013)

Historical Occupancy / ADR / RevPAR
Most Recent Occupancy:	66.7% / $183.07 / $122.15 (March 31, 2016)
2015 Occupancy:	67.4% / $182.29 / $122.81 (December 31, 2015)
2014 Occupancy:	67.9% / $178.79 / $121.46 (December 31, 2014)
2013 Occupancy:	65.4% / $177.73 / $116.23 (December 31, 2013)

(5)	If the franchisor requires the borrower to implement a PIP, excluding the existing PIP, borrower will be required to deposit 125% of estimated PIP costs within five days. If the borrower fails to make the PIP deposit within five days, a cash sweep will be implemented and in place until the PIP amount is deposited. A cash sweep will also be triggered if the franchise agreement has less than 12 calendar months of term remaining or has terminated.

(6)	The borrower is permitted, up to four times during the term of the loan, to make a deposit into the Low Debt Service Cure reserve account, which if applied to the principal balance, would be sufficient to increase the DSCR to equal or exceed 1.25x.

(7)	DSCR, LTV, Debt Yield and Balance / Room calculations are based on the aggregate Intercontinental Kansas City Hotel whole loan.

(8)	Cut-off Date LTV is based on the “As-is” Appraised Value and is calculated net of the approximately $15.9 million PIP upfront reserve. Based on the full $75.14 million whole loan amount, Cut-off Date LTV is 82.6%. Balloon LTV is calculated based on the “As Stabilized” Appraised Value.

(9)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 2.42x and 2.12x, respectively.

(10)	The “As Complete” Appraised Value assumes the completion of the PIP renovation to the Intercontinental Kansas City Hotel property in 2016. Based on the “As Complete” Value, the Intercontinental Kansas City Hotel property has an “As Complete” LTV of 68.3%. The “As Stabilized” Appraised Value assumes that the Intercontinental Kansas City Hotel property achieves occupancy, ADR and RevPAR of 75.0%, $197.76 and $147.81, respectively, by January 1, 2018. Based on the “As Stabilized” Value, the Intercontinental Kansas City Hotel Property has an “As Stabilized” LTV of 65.9%.

TRANSACTION HIGHLIGHTS

■	Property. The Intercontinental Kansas City Hotel is a 366-room full service hotel located in the Country Club Plaza District of Kansas City, Missouri. The Intercontinental Kansas City Hotel, built in 1972 and renovated most recently in 2015, consists of a 10-story main tower and a six-story wing tower. There is an adjacent parking garage with 514 parking spaces at the property which equates to 1.40 spaces per room. Amenities at the Intercontinental Kansas City Hotel include 29,000 sq. ft. of meeting and event space, a rooftop ballroom, an outdoor pool area, a full service bar/restaurant called The Oak Room, fitness center and 24-hour complimentary business center. The Intercontinental Kansas City Hotel property’s 29,000 sq. ft. of meeting and event space features 18 distinct meeting rooms including an approximately 5,000 sq. ft. ground floor ballroom and approximately 6,600 sq. ft. of rooftop ballroom and pre-function/bar space located on the top floor of the hotel. The guestrooms consist of 273 single king rooms, 73 double queen rooms and 20 suites with small sitting areas. Additionally, nearly all rooms have private balconies facing the main Country Club Plaza or the entrance to the hotel.

■	Property Improvement Plan. The sponsor has planned an approximately $15.9 million ($43,439 per room) renovation, which is currently underway. The renovation budget includes approximately $9.8 million ($26,769 per room) of PIP work required under the franchise agreement, as well as approximately $6.1 million ($16,670 per room) of additional discretionary renovations. The renovation will address all areas of the hotel including the Oak Room restaurant and poolside area which are leased to a third party operator.

■	Sponsorship. The Procaccianti Group (“TPG”), founded in 1964, is a second generation, privately-held real estate investment and management company with a national platform that spans all sectors of real estate. Over five decades, The Procaccianti Group has owned or managed hundreds of real estate assets in 28 states surpassing 50 million sq. ft. with a value of over $5.0 billion. The Procaccianti Group has a 25 year history in hospitality management, having managed over 100 hotels and over 20,000 rooms.

 A-3-104

260 Townsend Street San Francisco, CA 94107	Collateral Asset Summary – Loan No. 12 260 Townsend Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$28,200,000 43.7% 1.77x 10.2%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Recapitalization
Sponsor(1):	CIM Commercial Trust Corporation
Borrower:	CIM Urban REIT Properties II, L.P.
Original Balance:	$28,200,000
Cut-off Date Balance:	$28,200,000
% by Initial UPB:	3.2%
Interest Rate:	4.1400%
Payment Date:	1st of each month
First Payment Date:	August 1, 2016
Maturity Date:	July 1, 2026
Amortization:	Interest Only
Additional Debt(2):	Future Mezzanine Debt Permitted
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management(3):	Hard / Springing

Reserves
	Initial	Monthly
Taxes(4):	$0	Springing
Insurance(4):	$0	Springing
TI/LC(5):	$0	Springing
Vacant Space(6):	$6,000,000	$0
Outstanding TI/LC:	$683,472	$0
Free Rent:	$114,862	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$430
Balloon Balance / Sq. Ft.:	$430
Cut-off Date LTV(7):	43.7%
Balloon LTV(8):	53.2%
Underwritten NOI DSCR:	1.91x
Underwritten NCF DSCR:	1.77x
Underwritten NOI Debt Yield(7):	10.2%
Underwritten NCF Debt Yield(7):	9.4%
(1)	The sponsor is also the sponsor of the mortgage loans identified on Annex A-1 to the Prospectus as Center 21 and 1901 Harrison Street, with Cut-off Date Balances of $83.0 million and $42.5 million, respectively.

(2)	Future mezzanine debt is permitted, provided, among other conditions, (i) the combined LTV ratio does not exceed the LTV as of the origination date and (ii) the combined DSCR is not less than the DSCR as of the origination date.

(3)	In place cash management will be triggered upon (i) an event of default or (ii) any bankruptcy action of the borrower or manager; provided, the borrower shall have 60 days to replace a non-affiliated manger (15 days with respect to an affiliated manger) with a qualified manager.

(4)	Upon (i) an event of default or (ii) failure of the borrower to provide satisfactory evidence that all taxes have been paid on or prior to the date when due, the borrower is required to deposit 1/12 of annual taxes into the tax reserve account on a monthly basis. Additionally, if an acceptable blanket insurance policy is no longer in place, the borrower is required to deposit 1/12 of the annual insurance premiums into the insurance reserve account on a monthly basis.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	San Francisco, CA
Year Built / Renovated:	1986 / 2015
Total Sq. Ft.:	65,638
Property Management:	CIM Management, Inc.
Underwritten NOI:	$2,265,121
Underwritten NCF:	$2,096,686
“As-is” Appraised Value:	$50,780,000
“As-is” Appraisal Date:	June 9, 2016
“As Stabilized” Appraised Value(8):	$53,050,000
“As Stabilized” Appraisal Date:	November 8, 2016

Historical NOI
Most Recent NOI:	$2,862,039 (T-12 March 31, 2016)
2015 NOI(9):	$2,738,024 (December 31, 2015)
2014 NOI(9):	$587,275 (December 31, 2014)
2013 NOI(9):	$1,874,154 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy(10):	78.7% (April 1, 2016)
2015 Occupancy(10):	89.7% (December 31, 2015)
2014 Occupancy:	89.5% (December 31, 2014)
2013 Occupancy:	100.0% (December 31, 2013)
(5)	At origination, the guarantor delivered a guaranty in lieu of the borrower’s requirement to make initial and monthly deposits to the TI/LC Reserves in accordance with the terms set forth in the loan documents. TI/LC Reserves are subject to an initial cap of $3,000,000.

(6)	Vacant Space Reserves represent a $6.0 million holdback to be released to the borrower in a single disbursement, provided the borrower shall have entered into leases with third parties for all or a portion of the Vacant Space (defined below) in accordance with the loan documents such that the DSCR is equal to or greater than 2.25x. “Vacant Space” means the vacant tenant spaces designated as suite 175 and suite 610, which comprise 100% of currently vacant sq. ft.

(7)	Cut-off Date LTV, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated net of the $6.0 million Vacant Space Reserve holdback, which assumes that the Vacant Space has yet to be leased at a rate covering the relevant DSCR threshold outlined above. The Cut-off Date LTV is based on the “As-is” Appraised Value as of June 9, 2016. Based on the full Cut-off Date Balance of $28.2 million Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are 8.0% and 7.4%, respectively.

(8)	Balloon LTV is based on the “As Stabilized” Appraised Value as of November 8, 2016. The “As Stabilized” Appraised Value as determined by CBRE assumes a stabilized occupancy of 97.0%, including lease-up of the vacated Swinerton space, a condition for the release of the Vacant Space holdback. This assumes the full Vacant Space holdback has been funded. Based on the full Cut-off Date Balance of $28.2 million and the “As-is” Appraised Value as of June 9, 2016, the Balloon LTV is 55.5%.

(9)	The decrease in NOI from 2013 to 2014 was primarily due to (i) free rent concessions and tenant improvement allowances in connection with the extension of the Swinerton lease through March 2026 and (ii) the modification of the Swinerton lease from triple net to modified gross expense reimbursements. The subsequent increase in NOI from 2014 to 2015 was primarily due to the burn-off of free rent concessions and tenants improvements allowances allocated to the Swinerton lease renewal.

(10)	On March 31, 2016 Swinerton vacated 20,056 sq. ft. (30.6% of NRA), 12,832 sq. ft. (19.5% of NRA) of which was subsequently re-leased to Breeze Labs, Inc.

TRANSACTION HIGHLIGHTS

■	Property/Location. The 260 Townsend Street property consists of a 65,638 sq. ft. seven-story Gold LEED-EB office building, as well as the adjacent parking garage containing 82 total spaces, located in San Francisco, California. The property was built in 1986 and renovated in 2015 with upgrades to the interior and common areas.

■	Market. The property is located in the South of Market submarket of San Francisco which, as of the first quarter of 2016, has a market vacancy rate of 7.0% and asking rents of $71.01 PSF for Class B office properties. Additionally, the appraiser’s concluded market rent for the 260 Townsend Street property was $72.96 PSF, in excess of the current underwritten base rent of $60.89 PSF. The current market vacancy rate and the appraiser’s concluded market rent, provide for potential upside upon lease-up of the recently vacated Swinerton space. The property is located one block from San Francisco Caltrain stop, connecting San Francisco to Silicon Valley, Palo Alto and San Jose. Furthermore, the property is located two blocks west of AT&T Park (home of the MLB’s San Francisco Giants) and is in close proximity to Interstate 80 and US 101, connecting the property to San Francisco, San Jose and the greater Los Angeles area.

■	Tenancy. As of April 1, 2016, the property was 78.7% leased to three tenants. Tenants include Swinerton (53.5% of NRA; 65.3% of UW Base Rent; Lease Ex. March 2026), Breeze Labs, Inc (19.5% of NRA; 26.9% of UW Base Rent; Lease Ex. Oct. 2021) and Battery Management Corp. (5.6% of NRA; 7.7% of UW Base Rent; Lease Ex. Oct. 2019). The 260 Townsend Street loan is structured with a $6.0 million leasing holdback, requiring additional lease-up of the property, including the vacated Swinerton space.

■	Sponsorship. CIM Commercial Trust Corporation (“CMCT”) is an experienced sponsor and publicly traded REIT. CMCT is sponsored and managed by CIM Group (“CIM”). CMCT currently has ownership interests in 33 properties totaling over 5.5 million sq. ft. of office space. CIM is a full service urban real estate and infrastructure fund manager with approximately $18.8 billion of assets under management.

 A-3-105

11111 North 7th Street Phoenix, AZ 85020	Collateral Asset Summary – Loan No. 13 Pointe Hilton Tapatio Cliffs Resort	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,909,324 29.4% 2.09x 19.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Recapitalization
Sponsor:	Andrew Segal
Borrower:	11111 North 7th Street Property DE, LLC
Original Balance:	$26,000,000
Cut-off Date Balance:	$25,909,324
% by Initial UPB:	2.9%
Interest Rate:	4.8000%
Payment Date:	6th of each month
First Payment Date:	June 6, 2016
Maturity Date:	May 6, 2026
Amortization:	360 months
Additional Debt(1):	Future Mezzanine Debt Permitted
Call Protection:	L(27), D(89), O(4)
Lockbox / Cash Management(2):	Hard / Springing

Reserves
	Initial	Monthly
Taxes(3):	$0	Springing
Insurance(3):	$0	Springing
FF&E(3):	$0	Springing
Required Repairs:	$724,638	NAP
Renovation Work:	$7,000,000	$0
Pipeline Work:	$3,712,769	$0
Debt Service(4):	$825,000	$0
Ground Rent(3):	$18,250	Springing
Seasonal Working Capital(3)(4):	$0	Springing

Financial Information
Cut-off Date Balance / Room:	$44,365
Balloon Balance / Room:	$36,362
Cut-off Date LTV:	29.4%
Balloon LTV:	24.1%
Underwritten NOI DSCR:	3.07x
Underwritten NCF DSCR:	2.09x
Underwritten NOI Debt Yield:	19.4%
Underwritten NCF Debt Yield:	13.2%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple/Leasehold
Location:	Phoenix, AZ
Year Built / Renovated:	1982 / 2007, 2016
Total Rooms:	584
Property Management:	Hilton Management LLC
Underwritten NOI:	$5,027,772
Underwritten NCF:	$3,424,068
Appraised Value:	$88,200,000
Appraisal Date:	November 17, 2015

Historical NOI
Most Recent NOI:	$4,912,073 (T-12 March 31, 2016)
2015 NOI:	$4,333,659 (December 31, 2015)
2014 NOI:	$3,619,249 (December 31, 2014)
2013 NOI:	$2,368,110 (December 31, 2013)

Historical Occupancy / ADR / RevPAR
Most Recent Occupancy:	56.2% / $144.48 / $81.20 (March 31, 2016)
2015 Occupancy:	55.6% / $144.51 / $80.36 (December 31, 2015)
2014 Occupancy:	58.6% / $138.23 / $80.95 (December 31, 2014)
2013 Occupancy:	57.4% / $130.70 / $75.08 (December 31, 2013)
(1)	Mezzanine debt is permitted provided, among other conditions, (i) a combined DSCR of no less than 1.50x and (iii) the term of the mezzanine debt is coterminous with the mortgage loan.
(2)	In place cash management will be triggered (i) upon an event of default or (ii) if the DSCR falls below 1.50x during any calendar quarter.
(3)	Provided Hilton Management LLC (“Hilton”) is collecting the required monthly reserves for (and making the applicable payments for) real estate taxes, insurance, FF&E, ground rent and seasonal working capital pursuant to the terms of the management agreement with Hilton, the borrower is not required to deposit related monthly reserves with lender. In the event Hilton is removed as, or is no longer, the manager of the property, or if Hilton defaults in its obligations under the management agreement beyond all cure periods (or, with respect to insurance, also if an acceptable blanket policy is no longer in place), the borrower will be required to provide monthly reserves in an amount equal to: (i) with respect to taxes, 1/12 of annual taxes, (ii) with respect to Insurance, 1/12 of annual premiums, (iii) with respect to FF&E, the greater of (i) 4.0% of prior month’s gross revenues and (ii) any amount required under a management agreement or franchise agreement for FF&E work, (iv) with respect to ground rent, 1/12 of the then current ground rent payable, and (v) with respect to seasonal working capital, the product of (A) the sum of the prior year’s negative monthly seasonality cash flows and (B) negative one, rounded upwards to the nearest ten thousand dollar increment.
(4)	On the payment date in May of each year, the borrower is required to deposit an amount equal to $825,000 less the amount on deposit in the debt service reserve account, subject to a cap of $825,000.

TRANSACTION HIGHLIGHTS

■	Property. The Pointe Hilton Tapatio Cliffs Resort property is a full-service 584-room hotel located in Phoenix, Arizona. The five-story property was built in 1982 and renovated in 2007 and 2016. The $21.9 million renovation included a complete guestrooms update, along with renovations to the lobby, food and beverage outlets, and technology updates. In 2008, approximately $4.4 million was spent constructing the Highland Center, which contains approximately 12,000 sq. ft. of meeting and exhibit space. The property is comprised of 37 buildings, with a main building, meeting and banquet buildings, multiple restaurant buildings and guestroom buildings. The property offers three restaurants, two lounges totaling approximately 37,840 sq. ft., eight outdoor pools, an 18-hole golf course and a spa. As of March 31, 2016, Pointe Hilton Tapatio Cliffs Resort had an ADR and RevPAR of $144.48 and $81.20, respectively.
■	Location. The resort is located approximately 10 miles north of the central business district and approximately 14 miles north of Phoenix Sky Harbor International Airport. The University of Phoenix Stadium, home to the Arizona Cardinals, is located approximately 18 miles from the resort. Maricopa County is the largest incorporated area within the metropolitan statistical area with an estimated population of 4.6 million.
■	Capital Expenditure Plan. The sponsor will invest approximately $7.0 million ($11,978 per room) to renovate guestrooms and bathrooms. The improvements will consist of the replacement of all hard and soft goods including new carpet, drapes, beds, bathroom tiling and tub surrounds. Additionally, the sponsor is working with the local agencies to redirect the water supply used to water the golf course to a more cost effective location. Approximately $3.7 million has been reserved upfront for the completion of the water pipeline work.
■	Ground Lease. Approximately 32.5 acres of the property’s golf course is situated on land leased from the City of Phoenix. The ground lease has an initial term of 65 years and expires in March 2054 with a sponsor-elected right to extend the term for an additional 65 years. As of June 1, 2016, the ground rent payment was $3,158 per month. Pursuant to the ground lease, rent increases every five years based on the consumer price index (assumed 3.0% in underwriting), with the next increase in 2019. In addition, approximately 45 acres of the golf course is situated on land subject to an easement that will continue so long as the borrower continues to operate the golf course.

 A-3-106

5434 Kearny Mesa Road San Diego, CA 92111	Collateral Asset Summary – Loan No. 14 Hampton Inn – San Diego/Kearny Mesa	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,903,630 64.5% 1.65x 13.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Jeffrey A. Carlstead
Borrower:	Carlstead, LLC
Original Balance:	$21,000,000
Cut-off Date Balance:	$20,903,630
% by Initial UPB:	2.3%
Interest Rate:	5.2400%
Payment Date:	6th of each month
First Payment Date:	June 6, 2016
Maturity Date:	May 6, 2026
Amortization:	300 months
Additional Debt:	None
Call Protection:	L(27), D(89), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves
	Initial	Monthly
Taxes:	$0	$13,467
Insurance:	$2,435	$2,435
FF&E(1):	$0	At least 4% of prior month’s gross revenue
Required Repairs:	$13,750	NAP
PIP:	$1,081,100	$0
Ground Rent(2):	$20,198	Springing

Financial Information
Cut-off Date Balance / Room:	$142,202
Balloon Balance / Room:	$107,745
Cut-off Date LTV(3):	64.5%
Balloon LTV(3):	48.9%
Underwritten NOI DSCR:	1.80x
Underwritten NCF DSCR:	1.65x
Underwritten NOI Debt Yield:	13.0%
Underwritten NCF Debt Yield:	11.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Limited Service Hospitality
Collateral:	Fee Simple/Leasehold
Location:	San Diego, CA
Year Built / Renovated:	1990 / 2007, 2013
Total Rooms:	147
Property Management:	Carlstead, Inc.
Underwritten NOI:	$2,721,247
Underwritten NCF:	$2,489,900
“As-is” Appraised Value:	$32,400,000
“As-is” Appraisal Date:	January 11, 2016
“As-Stabilized” Appraised Value(3):	$34,300,000
“As-Stabilized” Appraised Date:	January 11, 2017

Historical NOI
Most Recent NOI:	$2,846,314 (T-12 April 30, 2016)
2015 NOI:	$2,855,534 (December 31, 2015)
2014 NOI:	$2,578,111 (December 31, 2014)
2013 NOI:	$2,012,162 (December 31, 2013)

Historical Occupancy / ADR / RevPAR
Most Recent Occupancy:	76.8% / $138.85 / $106.61 (April 30, 2016)
2015 Occupancy:	78.4% / $137.72 / $108.02 (December 31, 2015)
2014 Occupancy:	74.0% / $135.16 / $100.07 (December 31, 2014)
2013 Occupancy:	69.8% / $125.86 / $87.91 (December 31, 2013)

(1)	On a monthly basis, the borrower is required to deposit the greater of (i) 4.0% of prior month’s gross revenues and (ii) any amount required under management agreement or franchise agreement for FF&E work.
(2)	Borrower is not required to make monthly deposits of 1/12 of the annual ground rent due so long as (i) no event of default has occurred, (ii) borrower pays all ground rent required under the ground lease, and borrower provides satisfactory evidence that all amounts have been paid when required, (iii) no default has occurred under the ground lease and (iv) borrower maintains funds in the Ground Rent reserve equal to one quarter of the ground rent due under the ground lease for the next ensuing twelve months.
(3)	The sponsor plans to complete a property improvement plan (“PIP”) primarily to renovate the guestrooms. Approximately $1.1 million was reserved upfront for the completion of the PIP. Based on the “As-Stabilized” Appraised Value, which assumes completion of the scheduled PIP, the Cut-off Date LTV and Balloon LTV are 60.9% and 46.2%, respectively.

TRANSACTION HIGHLIGHTS

■	Property. The Hampton Inn – San Diego/Kearny Mesa property is a 147-room, limited service hotel located in San Diego, California. The five-story property opened in 1990 and was last renovated in 2013, which included upgrades to the exterior, pool, guestrooms, lobby and elevator equipment. Features include a fitness facility, business center, an approximately 566 sq. ft. boardroom, an outdoor swimming pool, guest laundry and complimentary breakfast/evening reception area. The guestrooms consists of 72 single king rooms, 69 double double rooms and six ADA suites. The property features 147 surface parking spaces, which equate to a ratio of 1.00 spaces per guestroom.
■	Property Improvement Plan: The property will undergo an approximate $1.1 million property improvement plan to upgrade the guestrooms. Renovations will include, but not limited to, replacement of the beds, TV’s, headboards, carpeting, nightstands, chairs, ottomans, linens and bathroom refurbishings. The property is currently affiliated with Hilton’s Hampton Inn brand and is under a franchise agreement which expires on June 30, 2034.
■	Location/Market. The property is located in Kearny Mesa directly off Route 163, a major thoroughfare which is accessible from Route 163 and Interstate 15 to the east and Interstate 805 to the west. The property is located approximately 10.6 miles northeast of the San Diego International Airport, the nation’s busiest single runway commercial airport and approximately 9.9 miles north of the San Diego Convention Center. Qualcomm Stadium, home to the San Diego Chargers and San Diego State University Aztecs football teams is approximately 5.2 miles southeast of the property. SeaWorld and the San Diego Zoo, major demand generators for the local transient market are approximately 10.2 miles and 7.8 miles away from the property, respectively.
■	Performance. As of April 30, 2016 the Hampton Inn – San Diego/Kearny Mesa property had an occupancy rate of 76.8%, ADR of $138.85 and RevPAR of $106.61. According to a market research report, the property outperformed its competitive set with Occupancy, ADR and RevPAR penetration rates of 104.5%, 109.4% and 114.3%, respectively, for the trailing 12-month period ending April 30, 2016.
■	Ground Lease. The borrower leases the property’s 3.18 acre parking lot from the Al Bahr Shrine Temple, (whose facility is north of the subject), pursuant to a ground lease with an initial expiration date in April 2008 with four, 10-year renewal options. For additional information, please refer to “Fee & Leasehold Estates; Ground Leases” in the accompanying Prospectus.

 A-3-107

38-01 47th Avenue Long Island City, NY 11101	Collateral Asset Summary – Loan No. 15 38-01 47th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,750,000 65.0% 1.59x 9.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor(1):	Steven J. Guttman
Borrower:	47th Avenue LLC
Original Balance:	$20,750,000
Cut-off Date Balance:	$20,750,000
% by Initial UPB:	2.3%
Interest Rate:	4.1000%
Payment Date:	6th of each month
First Payment Date:	September 6, 2016
Maturity Date:	August 6, 2026
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management(2):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$20,086	$10,043
Insurance(3):	$0	Springing
Replacement:	$0	$1,016
Ground Rent(4):	$150,000	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$254
Balloon Balance / Sq. Ft.:	$203
Cut-off Date LTV:	65.0%
Balloon LTV:	51.9%
Underwritten NOI DSCR:	1.60x
Underwritten NCF DSCR:	1.59x
Underwritten NOI Debt Yield:	9.3%
Underwritten NCF Debt Yield:	9.2%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Self Storage
Collateral:	Leasehold
Location:	Long Island City, NY
Year Built / Renovated:	1952 / 2005
Total Sq. Ft.:	81,630
Property Management:	Cubesmart Asset Management, LLC
Underwritten NOI:	$1,931,005
Underwritten NCF:	$1,918,810
Appraised Value:	$31,900,000
Appraisal Date:	May 27, 2016

Historical NOI
Most Recent NOI:	$2,002,053 (T-12 May 31, 2016)
2015 NOI:	$1,906,941 (December 31, 2015)
2014 NOI:	$1,675,871 (December 31, 2014)
2013 NOI:	$1,511,065 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	92.4% (June 2, 2016)
2015 Occupancy:	90.3% (December 31, 2015)
2014 Occupancy:	89.2% (December 31, 2014)
2013 Occupancy:	87.2% (December 31, 2013)
(1)	The sponsor is also the sponsor of the mortgage loan identified on Annex A-1 to the Prospectus as 39-25 21st Street, which has a Cut-off Date Balance of approximately $20.72 million.
(2)	A hard lockbox and in place cash management will be triggered during the commencement of a “Trigger Period”, which will occur (i) upon an event of default or (ii) if the DSCR falls below 1.15x during any calendar quarter.
(3)	If an acceptable blanket insurance policy is no longer in place or the manager fails to pay all insurance premiums directly, borrower will be required to deposit 1/12 of the annual insurance premiums into the insurance reserve account.
(4)	During a “Ground Rent Trigger Period”, defined as (i) the borrower failing to pay all ground rent when due and payable or (ii) at any time a Trigger Period is continuing, the borrower will be required to deposit an amount equal to the ground rent that was due for such month in which the trigger occurred.

TRANSACTION HIGHLIGHTS

▪	Property/Location. The 38-01 47th Avenue property consists of 1,569 climate-controlled self storage units across 81,630 sq. ft. within a four-story building located in Long Island City, New York, a neighborhood in the western area of Queens and situated opposite Midtown Manhattan. Converted to a self storage facility by the sponsor in 2005, the subject is considered to be Class A by the appraiser. The property is located within three blocks from the 7 train subway (40th street stop), which provides convenient access to Manhattan. Since 2006, at least 9,000 residential units have been completed in the neighborhood. There are currently more than 14,000 units under construction in the area, and at least 3,500 more units planned for the future. The 14,000 units under construction are anticipated to be delivered between 2015 and 2018.
▪	Market. As of 2015, the population within a one-mile radius of the property is 70,519 with an average household income of $66,241 and the population within a three-mile radius is 1,178,567 with an average household income of $106,581. The property’s trade area is approximately 79.3% occupied by renters within one mile and 74.6% within three miles. In terms of self storage supply, a peer group analysis of the United States by state reports that existing supply in New York is approximately 4.40 sq. ft. per person compared to nationwide supply of 8.29 sq. ft. per person.
▪	Sponsorship. The sponsor of the borrower and non-recourse carve-out guarantor is Steven J. Guttman, who founded Storage Deluxe Management Company, LLC (“Storage Deluxe”) in 1998. Storage Deluxe is a Manhattan-based owner, developer and manager of self storage properties within the New York metropolitan area. Storage Deluxe manages 10 facilities with an additional seven properties under construction.
▪	Ground Lease. The property is subject to a 49-year ground lease which expires on February 28, 2054 and has five, 10-year renewal options. For each five year extension option, the base rent will be equal to the base rent in effect on the day immediately preceding the first day of the lease year which begins such five year period plus 10% of such base rent then in effect.
▪	Tax Abatement. The 38-01 47th Avenue property is subject to three 25-year Industrial & Commercial Abatement Program (“ICAP”) property tax abatements. The first abatement started in the 1998/1999 tax year and will end in June 2023. The other two abatements began in the 2006/2007 tax year and will end in June 2032. Each ICAP abatement freezes the assessment on structural improvement made to the building for 15 years and is then phased in by increments of 10% per annum during the final 10 years of each abatement. The real estate taxes for the property were underwritten based on the 10 year average through the maturity date.

 A-3-108

39-25 21st Street Long Island City, NY 11101	Collateral Asset Summary – Loan No. 16 39-25 21st Street	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,723,402 66.8% 1.48x 8.7%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor(1):	Steven J. Guttman
Borrower:	21st Street DE LLC
Original Balance:	$20,750,000
Cut-off Date Balance:	$20,723,402
% by Initial UPB:	2.3%
Interest Rate:	4.1700%
Payment Date:	6th of each month
First Payment Date:	August 6, 2016
Maturity Date:	July 6, 2026
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management(2):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$3,861	$3,861
Insurance(3):	$0	Springing
Replacement:	$0	$827

Financial Information
Cut-off Date Balance / Sq. Ft.:	$313
Balloon Balance / Sq. Ft.:	$251
Cut-off Date LTV:	66.8%
Balloon LTV:	53.5%
Underwritten NOI DSCR:	1.49x
Underwritten NCF DSCR:	1.48x
Underwritten NOI Debt Yield:	8.7%
Underwritten NCF Debt Yield:	8.6%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Self Storage
Collateral:	Fee Simple
Location:	Long Island City, NY
Year Built / Renovated:	1925 / 2006
Total Sq. Ft.:	66,164
Property Management:	Cubesmart Asset Management, LLC
Underwritten NOI:	$1,802,071
Underwritten NCF:	$1,792,146
Appraised Value:	$31,000,000
Appraisal Date:	May 27, 2016

Historical NOI
Most Recent NOI:	$1,785,668 (T-12 April 30, 2016)
2015 NOI:	$1,748,922 (December 31, 2015)
2014 NOI:	$1,636,788 (December 31, 2014)
2013 NOI:	$1,568,773 (December 31, 2013)

Historical Occupancy
Most Recent Occupancy:	89.1% (April 30, 2016)
2015 Occupancy:	85.9% (December 31, 2015)
2014 Occupancy:	82.6% (December 31, 2014)
2013 Occupancy:	88.7% (December 31, 2013)
(1)	The sponsor is also the sponsor of the mortgage loan identified on Annex A-1 to the Prospectus as 38-01 47th Avenue, which has a Cut-off Date Balance of $20.75 million.
(2)	A hard lockbox and in place cash management will be triggered during the commencement of a “Trigger Period”, which will occur (i) upon an event of default or (ii) if the DSCR falls below 1.15x during any calendar quarter.
(3)	If an acceptable blanket insurance policy is no longer in place, borrower will be required to deposit 1/12 of the annual insurance premiums into the insurance account.

TRANSACTION HIGHLIGHTS

▪	Property/Location. The 39-25 21st Street property consists of 1,139 climate-controlled self storage units across 66,164 sq. ft. within a five-story building located in Long Island City, New York, a neighborhood in the western area of Queens and situated opposite Midtown Manhattan. Converted to a self storage facility by the Sponsor in 2006, the property is considered to be Class A by the appraisal. The property is located within three blocks from the 7 train subway (Queensboro Plaza stop), and one block north of the F train subway (21st Street Queensbridge stop), both of which provide convenient access to Manhattan. Since 2006, at least 9,000 residential units have been completed in the neighborhood. There are currently more than 14,000 units under construction in the area, and at least 3,500 more units planned for the future. The 14,000 units under construction are anticipated to be delivered between 2015 and 2018.
▪	Market. As of 2015, the population within a one-mile radius of the property is 74,590 with an average household income of $76,760 and the population within a three-mile radius is 1,225,273 with an average household income of $130,176. The property’s trade area is approximately 85.0% occupied by renters within one mile and 74.3% within three miles. In terms of self storage supply, a peer group analysis of the United States by state reports that existing supply in New York is approximately 4.40 sq. ft. per person compared to nationwide supply of 8.29 sq. ft. per person.
▪	Sponsorship. The sponsor of the borrower and non-recourse carve-out guarantor is Steven J. Guttman, who founded Storage Deluxe Management Company, LLC (“Storage Deluxe”) in 1998. Storage Deluxe is a Manhattan-based owner, developer and manager of self storage properties within the New York metropolitan area. Storage Deluxe manages 10 facilities with an additional seven properties under construction.
▪	Tax Abatement. The property is subject to two Industrial & Commercial Abatement Program (“ICAP”) property tax abatements. The first 22-year abatement started in the 1995/1996 tax year and will end in June 2017. The second 25-year abatement began in the 2007/2008 tax year and will end in June 2032. Each ICAP abatement freezes the assessment on structural improvement made to the building for 15 years and is then phased in by increments of 10% per annum during the final ten years of each abatement.

 A-3-109

1600 Soscol Avenue Napa, CA 94559	Collateral Asset Summary – Loan No. 17 River Terrace Inn	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$20,000,000 49.4% 2.26x 12.0%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Robert Gustin
Borrower:	WCH Napa, LLC
Original Balance:	$20,000,000
Cut-off Date Balance:	$20,000,000
% by Initial UPB:	2.2%
Interest Rate:	4.7200%
Payment Date:	6th of each month
First Payment Date:	June 6, 2016
Maturity Date:	May 6, 2026
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(27), D(88), O(5)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$0	$20,393
Insurance(2):	$0	Springing
FF&E(3):	$0	At least 4% of prior month’s gross revenue
Required Repairs:	$11,470	NAP
Hotel Expansion(4):	$2,500,000	$0
Seasonal Working Capital(5):	$0	Springing

Financial Information
Cut-off Date Balance / Room:	$190,476
Balloon Balance / Room:	$190,476
Cut-off Date LTV:	49.4%
Balloon LTV:	49.4%
Underwritten NOI DSCR:	2.52x
Underwritten NCF DSCR:	2.26x
Underwritten NOI Debt Yield:	12.0%
Underwritten NCF Debt Yield:	10.8%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Napa, CA
Year Built / Renovated:	2003 / 2011-2015
Total Rooms:	105
Property Management:	RTI Management, LLC
Underwritten NOI:	$2,408,525
Underwritten NCF:	$2,161,723
Appraised Value:	$40,500,000
Appraisal Date:	December 21, 2015

Historical NOI
Most Recent NOI:	$2,734,519 (T-12 March 31, 2016)
2015 NOI:	$2,637,217 (December 31, 2015)
2014 NOI:	$2,184,968 (December 31, 2014)
2013 NOI:	$1,807,741 (December 31, 2013)

Historical Occupancy / ADR / RevPAR
Most Recent Occupancy:	71.1% / $242.13 / $172.15 (March 31, 2016)
2015 Occupancy:	70.2% / $239.54 / $168.06 (December 31, 2015)
2014 Occupancy:	71.0% / $216.87 / $153.98 (December 31, 2014)
2013 Occupancy:	70.3% / $204.54 / $143.75 (December 31, 2013)

(1)	In place cash management will be triggered (i) upon an event of default or (ii) if the DSCR falls below 1.40x during any calendar quarter.

(2)	If an acceptable blanket insurance policy is no longer in place, the borrower will be required to deposit 1/12 of the annual insurance premiums into the insurance account.

(3)	On a monthly basis, the borrower is required to deposit the greater of (i) 4.0% of prior month’s gross revenues and (ii) the then-current amount required by the approved annual budget.

(4)	$2,500,000 was reserved at closing to fund the potential future expansion of the number of guestrooms at the property. The Hotel Expansion reserve applies solely to the potential rooms expansion and not voluntary planned capital expenditures.

(5)	On each payment date in July through and including November, the borrower is required to deposit $80,000 into the Seasonal Working Capital reserve, subject to a $320,000 cap.

TRANSACTION HIGHLIGHTS

■	Property. The River Terrace Inn property is a 105-room, full service hotel located in Napa, California. The property was built in 2003 and from 2011 to 2015 underwent approximately $1.5 million of improvements including upgrades to guestrooms, pool and health club, dining areas and the hotel exterior. The property site measures approximately 3.38 acres and with 360 feet of linear frontage along the Napa River. Amenities include, a café and bar, an outdoor pool, a fitness room, and an outdoor patio and fire pit. Additionally, the property has over 50,000 sq. ft. of meeting and event space including a 40,000 sq. ft. River View Event Garden, which was recently approved to host weddings. As of March 31, 2016, River Terrace Inn had an Occupancy, ADR, and RevPAR of 71.1%, $242.13 and $172.15, respectively.

■	Location. The property is located in Napa County in the North Bay Area, approximately 50 miles north of San Francisco and 45 miles southwest of Sacramento. River Terrace Inn is located approximately one-half mile from downtown Napa next to the Oxbow Public Market and is just north of the historic Napa Wine train on McKinstry Street. Napa Valley is recognized as a prominent global wine destination. The region is home to thousands of wineries creating a strong base of tourism. In 2014, over three million people visited Napa Valley, generating an estimated $1.63 billion in total visitor spending.

■	Sponsorship/Management. The sponsor of the borrower and non-recourse carve-out guarantor, Robert Gustin, has over 20 years of experience developing and operating hotels, completing over $200 million in real estate transactions across the Central and Western United States. Robert Gustin is the founder of Gustin Property Group, a private real estate investment firm with a portfolio of over 1,500 rooms and over 10 properties in the west and southwest United States. The property manager, RTI Management, LLC, is an affiliate of Noble House Hotels & Resorts, Ltd. which is a privately held, fully integrated hotel ownership and management company. Nobel House Hotels & Resorts, Ltd. currently owns and/or operates 18 upper segment boutique hotels with a portfolio of over 2,300 rooms.

 A-3-110

4550 West Mockingbird Lane Dallas, TX 75209	Collateral Asset Summary – Loan No. 18 The Shops at Mockingbird	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$19,209,000 74.8% 1.30x 8.4%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Acquisition
Sponsors:	William L. Hutchinson; Donald Engle
Borrowers(1):	Mockingbird Dunhill LLC; DE Mockingbird Borrower LLC
Original Balance:	$19,209,000
Cut-off Date Balance:	$19,209,000
% by Initial UPB:	2.1%
Interest Rate:	4.5000%
Payment Date:	1st of each month
First Payment Date:	August 1, 2016
Maturity Date:	July 1, 2026
Amortization:	Interest only for first 36 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), YM1(92), O(3)
Lockbox / Cash Management(2):	Hard / Springing

Reserves
	Initial	Monthly
Taxes(3):	$0	Springing
Insurance(4):	$0	Springing
Replacements:	$955	$955
TI/LC(5):	$8,333	$8,333

Financial Information
Cut-off Date Balance / Sq Ft.:	$251
Balloon Balance / Sq. Ft.:	$220
Cut-off Date LTV:	74.8%
Balloon LTV:	65.5%
Underwritten NOI DSCR(6):	1.39x
Underwritten NCF DSCR(6):	1.30x
Underwritten NOI Debt Yield:	8.4%
Underwritten NCF Debt Yield:	7.9%
(1)	The borrowers own the property as tenants-in-common.

(2)	In place cash management will be triggered upon (i) an event of default, (ii) the bankruptcy or insolvency action of the borrowers or property manager, (iii) the debt service coverage ratio based on the trailing three month period falling below 1.15x or (iv) an LA Fitness Trigger Event (defined below) (collectively, a “Cash Sweep Event”). An “LA Fitness Trigger Event” means the occurrence of (i) a bankruptcy or insolvency action with respect to LA Fitness, (ii) LA Fitness does not renew its lease prior to 12 months prior to expiration or (iii) LA Fitness goes dark, vacates or abandons its leased premises.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Dallas, TX
Year Built / Renovated:	2009 / NAP
Total Sq. Ft.:	76,426
Property Management:	Dunhill Property Management Services, Inc.
Underwritten NOI:	$1,618,522
Underwritten NCF:	$1,516,555
Appraised Value:	$25,665,000
Appraisal Date:	May 18, 2016

Historical NOI
Most Recent NOI:	$1,770,098 (T-12 April 30, 2016)
2015 NOI:	$1,699,272 (December 31, 2015)
2014 NOI:	$1,400,201 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	100.0% (June 30, 2016)
2015 Occupancy:	97.0% (December 31, 2015)
2014 Occupancy:	85.0% (December 31, 2014)
(3)	Beginning on the payment date in January 2017, the borrowers will be required to deposit 1/12 of annual real estate taxes into the tax reserve account. To the extent that the Tax Waiver Criteria (as defined below) are satisfied with respect to any Tax Waiver Tenant (as defined below), monthly deposits for real estate taxes will be waived. A “Tax Waiver Tenant” means (i) LA Fitness, (ii) Family Dollar and (iii) the US Postal Service. The “Tax Waiver Criteria” means the following with respect to each Tax Waiver Tenant: (i) no Cash Sweep Event exists, (ii) the applicable Tax Waiver Tenant is required to reimburse the borrowers for its proportionate share of taxes and other charges, (iii) the borrowers provide evidence satisfactory to lender within 30 days that taxes have been paid, (iv) the applicable Tax Waiver Tenant lease is in full force and effect and (v) the borrowers make one or more additional deposits at least 10 days prior to delinquency in an amount equal to the amount the applicable Tax Waiver Tenant is responsible for reimbursing the borrowers pursuant to the related lease.

(4)	If either (i) an acceptable blanket insurance policy is no longer in place or (ii) there is an event of default under the loan documents, the borrowers are required to deposit 1/12 of the annual premiums into the insurance reserve account on a monthly basis.

(5)	The TI/LC reserve account is subject to a cap of $500,000.

(6)	Based on amortizing debt service payments. Based on the current interest only payments Underwritten NOI DSCR and Underwritten NCF DSCR are 1.85x and 1.73x, respectively.

TRANSACTION HIGHLIGHTS

■	Property/Location. The Shops at Mockingbird property is a 76,426 sq. ft. anchored retail shopping center located in Dallas, Texas, approximately 3.7 miles from Uptown Dallas and 5.5 miles from the Dallas CBD. The property was constructed in 2009 and is located adjacent to Dallas Love Field Airport. Additionally the property is located approximately 2.5 miles from Parkland Memorial Hospital, an approximately $1.3 billion facility that opened in August 2015 and includes 862-beds and approximately 10,938 employees. The property sits in a highly visible location along a dense retail corridor including Home Depot, Lowe’s and Whole Foods, and benefits from approximately 23,932 in daily vehicle traffic.

■	Tenancy. As of June 30, 2016, the property was 100.0% occupied by 16 tenants, including a diverse set of national and local retailers. The property is anchored by LA Fitness (49.0% of NRA; 54.3% of UW Base Rent; Lease Expiration February 2025) and junior anchored by Family Dollar (10.8% of NRA; 7.5% of UW Base Rent; rated Ba2/BB+ by Moody’s/S&P; Lease Expiration January 2026). In-line tenants include the US Postal Service (5.5% of NRA; 4.7% of UW Base Rent; rated Aaa/AA+/AAA by Moody’s/S&P/Fitch; Lease Expiration August 2020) and State Farm Insurance, as well as a mix of service, food and discount merchants. The loan is structured with a cash flow sweep commencing 12 months prior to the LA Fitness lease expiration if the tenant fails to renew its lease, in addition to ongoing TI/LC deposits amounting to approximately $100,000 annually, with total estimated collections of approximately $27 PSF with respect to the LA Fitness space prior to February 2025.

■	Market. The property is located in the Dallas / Fort Worth metropolitan statistical area and the Central Dallas submarket. According to the appraiser, the property is considered a Class A neighborhood retail center with a primary trade area within an approximately three-mile radius. Per the appraisal, estimated average household income and population within a three-mile radius of the property for 2016 are approximately $119,123 and 129,844, respectively, with projected population growth through 2021 of approximately 6.0%. The appraiser’s concluded market rents for the LA Fitness, Family Dollar and in-line spaces were $25.00, $16.00 and $24.00 PSF, respectively. Current UW Base Rent for the LA Fitness and Family Dollar tenants is in line with the appraiser’s concluded market rent, while weighted average UW Base Rent for in-line tenants is 8.3% below the appraiser’s concluded market rent.

■	Sponsorship. Dunhill Partners specializes in the sale, acquisition, leasing and management of retail shopping centers. Founded in 1984, Dunhill has bought and sold $3.0 billion of shopping centers throughout the Southwestern United States and manages more than 4.0 million sq. ft. of retail. Dunhill’s capital partners include numerous institutional investors and various high net worth individuals.

 A-3-111

2800 West Baker Road Baytown, TX 77521	Collateral Asset Summary – Loan No. 19 Oxford at Country Club	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$18,300,000 70.4% 1.45x 9.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsor:	Oxford Enterprises, Inc.
Borrower:	RC 2015 - I TX Property, LP
Original Balance:	$18,300,000
Cut-off Date Balance:	$18,300,000
% by Initial UPB:	2.0%
Interest Rate:	4.6000%
Payment Date:	6th of each month
First Payment Date:	March 6, 2016
Maturity Date:	February 6, 2026
Amortization:	Interest only for first 60 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(30), D(86), O(4)
Lockbox / Cash Management(1):	Springing Soft / Springing

Reserves
	Initial	Monthly
Taxes:	$91,391	$45,696
Insurance:	$3,692	$6,186
Replacement:	$0	$4,750

Financial Information
Cut-off Date Balance / Unit:	$80,263
Balloon Balance / Unit:	$73,559
Cut-off Date LTV:	70.4%
Balloon LTV:	64.5%
Underwritten NOI DSCR(2):	1.50x
Underwritten NCF DSCR(2):	1.45x
Underwritten NOI Debt Yield:	9.2%
Underwritten NCF Debt Yield:	8.9%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Garden Multifamily
Collateral:	Fee Simple
Location:	Baytown, TX
Year Built / Renovated:	2013 / NAP
Total Units:	228
Property Management:	Oxford Enterprises Management, LLC
Underwritten NOI:	$1,685,846
Underwritten NCF:	$1,628,846
Appraised Value:	$26,000,000
Appraisal Date:	November 5, 2015

Historical NOI
Most Recent NOI:	$1,750,127 (T-12 March 31, 2016)
2015 NOI:	$1,690,882 (December 31, 2015)
2014 NOI:	$1,541,243 (December 31, 2014)
2013 NOI(3):	NAP

Historical Occupancy
Most Recent Occupancy:	98.7% (March 31, 2016)
2015 Occupancy:	99.1% (December 31, 2015)
2014 Occupancy:	93.9% (December 31, 2014)
2013 Occupancy(3):	NAP

(1)	A soft lockbox and in-place cash management will be triggered upon (i) an event of default, (ii) the DSCR falls below 1.10x until such time that the DSCR is at least 1.15x for two consecutive calendar quarters.

(2)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 1.98x and 1.91x, respectively.

(3)	The property was completed in 2013. As such, full year 2013 NOI and 2013 Occupancy are not available.

TRANSACTION HIGHLIGHTS

■	Property. The Oxford at Country Club property is a 228 unit, Class A, apartment community built in 2013 and located in Baytown, Texas. The property is comprised of 12, three-story buildings with a unit mix consisting of 134 one-bedroom units, 90 two-bedroom units and four three-bedroom units. Property amenities include an outdoor swimming pool, outdoor grill area and pond, fitness center, laundry room and community room.

■	Occupancy. As of March 31, 2016, the property is 98.7% occupied and since stabilization in March 2014, the property has averaged over 96% occupancy.

■	Location/Market. The property is located in Baytown, Texas. According to REIS, as of the first quarter of 2016, the Baytown submarket has an average occupancy of 92.4%. The property benefits from access to major highways, and proximity to the Port of Houston.

■	Sponsorship. Oxford Enterprises, Inc., a privately held real estate owner, developer and investment manager, is the sponsor and non-recourse carve-out guarantor. Headquartered in Dallas, Texas, Oxford Enterprises has acquired and developed over $1 billion worth of commercial real estate focusing on multifamily properties.

 A-3-112

8383 North Booth Avenue Kansas City, MO 64158	Collateral Asset Summary – Loan No. 20 Village at Shoal Creek	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$15,230,000 74.3% 1.37x 8.8%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsors:	Kevin T. Kelly; Daniel K. Carr; Richard D. Baier; Daniel K. Carr Trust Under Trust Agreement Dated June 1, 2006; Richard D. Baier Trust Under Trust Agreement Dated November 1, 2006
Borrowers:	SCV Retail LLC; SCV Small Shops LLC
Original Balance:	$15,230,000
Cut-off Date Balance:	$15,230,000
% by Initial UPB:	1.7%
Interest Rate:	4.5500%
Payment Date:	6th of each month
First Payment Date:	September 6, 2016
Maturity Date:	August 6, 2026
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(24), YM1(89), O(7)
Lockbox / Cash Management(1):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$170,466	$18,941
Insurance:	$11,090	$1,232
Replacement:	$0	$1,001
TI/LC:	$0	$3,337
Required Repairs:	$6,250	NAP
Tuesday Morning Occupancy Holdback(2):	$1,170,000	$0
Outstanding Tenant Improvements:	$367,730	$0
Tuesday Morning Rent Abatement(3):	$114,184	$0
Lease Sweep(4):	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$190
Balloon Balance / Sq. Ft.:	$154
Cut-off Date LTV:	74.3%
Balloon LTV:	60.2%
Underwritten NOI DSCR:	1.44x
Underwritten NCF DSCR:	1.37x
Underwritten NOI Debt Yield:	8.8%
Underwritten NCF Debt Yield:	8.4%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Kansas City, MO
Year Built / Renovated:	2015 / NAP
Total Sq. Ft.:	80,093
Property Management:	USFP Property Management, Inc.
Underwritten NOI:	$1,343,039
Underwritten NCF:	$1,272,557
Appraised Value:	$20,500,000
Appraisal Date:	June 6, 2016

Historical NOI
Most Recent NOI:	NAV
2015 NOI:	NAP
2014 NOI:	NAP
2013 NOI:	NAP

Historical Occupancy
Most Recent Occupancy(5):	96.2% (April 30, 2016)
2015 Occupancy:	NAP
2014 Occupancy:	NAP
2013 Occupancy:	NAP

(1)	In place cash management will be triggered (i) upon an event of default, (ii) if the DSCR falls below 1.10x, until such time that the DSCR is at least 1.15x for two consecutive calendar quarters or (iii) upon the commencement of Lease Sweep Period (collectively, a “Trigger Period”). A “Lease Sweep Period” will commence upon (i) the date that is 12 months prior to the earliest stated expiration of a Lease Sweep Lease (as defined below) (ii) the date that the Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or receipt by the borrower of notice from any tenant under a Lease Sweep Lease that it intends to surrender, cancel or terminate its lease, (iii) the date the tenant under the Lease Sweep Lease discontinues its business or gives notice that it intends to discontinue its business, (iv) a default under a Lease Sweep Lease beyond an applicable notice and cure period or (v) insolvency proceeding of any tenant under a Lease Sweep Lease. A “Lease Sweep Lease” is (i) the lease with Boot Barn, Party City, Sprouts or Tuesday Morning or (ii) any lease or leases that replace(s) any lease described in clause (i).

(2)	The holdback of $1,170,000 (provided no Trigger Period is continuing) will be released to the borrowers upon Tuesday Morning (or an acceptable replacement tenant) taking occupancy of its space (expected to be the later of August 22, 2016 and the date the borrower completes tenant improvement work and delivers the premises to the tenant).

(3)	Provided the borrower delivers the space to Tuesday Morning within 90 days of August 22, 2016 such tenant is required to commence paying rent on March 1, 2017.

(4)	On each monthly payment date during a Lease Sweep Period, the borrowers are required to deposit all excess cash into the Lease Sweep Reserve.

(5)	The Village at Shoal Creek property is 96.2% leased as of April 30, 2016. Tuesday Morning is expected to take occupancy by September 2016 and was included in the Most Recent Occupancy rate. The Most Recent Occupancy excluding Tuesday Morning is 83.8%.

TRANSACTION HIGHLIGHTS

■	Property. The Village at Shoal Creek property is an 80,093 sq. ft. grocery anchored retail center located in Kansas City, Missouri. The property was developed by the sponsors in 2015 and leased to its current stabilized occupancy of 96.2% within 18 months of the first tenant taking occupancy. The property is anchored by Sprouts and other national tenants, including Party City, Tuesday Morning and Boot Barn. The four largest tenants, Sprouts (35.5% of NRA), Party City (15.0% of NRA), Tuesday Morning (12.4% of NRA) and Boot Barn (11.1% of NRA), all signed long-term leases which run through at least 2025 with a weighted average lease term of 12.4 years.

■	Market. The property is located 12 miles northeast of the Kansas City CBD adjacent to Liberty Township, one half-mile west of I-35 and along MO-152. The surrounding area is experiencing a growing population, with a total of 1,076 multifamily units coming online over the past 12 months or projected to come online over the next 24 months. The property is located within a well occupied retail corridor as the one-, three- and five-mile retail vacancy rates are 1.6%, 2.3%, and 3.4% respectively. The total 2016 median household income within a one-, three- and five-mile radius is estimated to be $67,033, $77,168 and $70,012, respectively.

 A-3-113

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

B-2

	DBJPM 2016-C3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	9/12/16
8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Depositor	Master Servicer	Special Servicer	Operating Advisor / Asset Representations Reviewer

Deutsche Mortgage & Asset Receiving	Midland Loan Services, a Division of PNC	Midland Loan Services, a Division of PNC	Park Bridge Lender Services LLC
Corporation	Bank, National Association	Bank, National Association	600 Third Avenue
60 Wall Street	10851 Mastin Street, Suite 300		40th Floor
New York, NY 10005	Overland Park, KS 66210	10851 Mastin Street, Suite 300	New York, NY 10016
Overland Park, KS 66210

Contact: Helaine M. Kaplan	Contact: Heather Wagner	Contact: Heather Wagner	Contact: David Rodgers
Phone Number: (212) 250-5270	Phone Number: (913) 253-9570	Phone Number: (913) 253-9570	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	DBJPM 2016-C3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C3	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	9/12/16
8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

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8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-C		0.00000000	0.00000000	0.00000000	0.00000000

	DBJPM 2016-C3 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2016-C3	For Additional Information please contact
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Frederick, MD 21701-4747		Determination Date:	9/6/16

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

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Frederick, MD 21701-4747		Determination Date:	9/6/16

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Red.
			Effected	Amount	Date

Controlling Class Information
Controlling Class:
Effective as of: mm/dd/yyyy

Controlling Class Representative:
Effective as of: mm/dd/yyyy
Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

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Frederick, MD 21701-4747		Determination Date:	9/6/16

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advsior Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00

Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

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Frederick, MD 21701-4747		Determination Date:	9/6/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

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Frederick, MD 21701-4747		Determination Date:	9/6/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

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8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

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Corporate Trust Services		Payment Date:	9/12/16
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Frederick, MD 21701-4747		Determination Date:	9/6/16

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code										(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD
MH	-	Mobile Home Park

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Corporate Trust Services		Payment Date:	9/12/16
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Frederick, MD 21701-4747		Determination Date:	9/6/16

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

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Frederick, MD 21701-4747		Determination Date:	9/6/16

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

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Corporate Trust Services		Payment Date:	9/12/16
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Frederick, MD 21701-4747		Determination Date:	9/6/16

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

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Corporate Trust Services		Payment Date:	9/12/16
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Frederick, MD 21701-4747		Determination Date:	9/6/16

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

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Frederick, MD 21701-4747		Determination Date:	9/6/16

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

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Corporate Trust Services		Payment Date:	9/12/16
8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

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Corporate Trust Services		Payment Date:	9/12/16
8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

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Corporate Trust Services		Payment Date:	9/12/16
8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

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Corporate Trust Services		Payment Date:	9/12/16
8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

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Corporate Trust Services		Payment Date:	9/12/16
8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	9/12/16
8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

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Corporate Trust Services		Payment Date:	9/12/16
8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

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8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

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Corporate Trust Services		Payment Date:	9/12/16
8480 Stagecoach Circle		Record Date:	8/31/16
Frederick, MD 21701-4747		Determination Date:	9/6/16

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date: Report will be delivered annually no later than May 1 (April 30 on leap years).

Transaction: DBJPM 2016-C3

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association

Directing Certificateholder: BlackRock Realty Advisors, Inc. (or its affiliate)

I.          Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement dated as of August 1, 2016 (the “Pooling and Servicing Agreement”), among Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer and Special Servicer, Wells Fargo Bank, National Association, as Trustee and Certificate Administrator, and Park Bridge Lender Services LLC, as Operating Advisor and Asset Representations Reviewer, as well as the items listed below, the Operating Advisor has undertaken a limited review of the Special Servicer’s operational activities in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement with respect to the resolution and/or liquidation of the Specially Serviced Loans and provides this Operating Advisor Annual Report.

No information or any other content included in this Operating Advisor Annual Report contravenes any provision of the Pooling and Servicing Agreement. This Operating Advisor Annual Report sets forth the Operating Advisor’s assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a platform-level basis with respect to the resolution and/or liquidation of Specially Serviced Loans during the prior calendar year.

Subject to the restrictions in the Pooling and Servicing Agreement, this Operating Advisor Annual Report (A) identifies any material deviations, if any (i) from the Servicing Standard and (ii) from the Special Servicer’s obligations under the Pooling and Servicing Agreement with respect to the resolution and/or liquidation of Specially Serviced Loans and (B) complies with all of the confidentiality requirements described in the Pooling and Servicing Agreement.

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed any annual compliance statement delivered to the Operating Advisor pursuant to Section 10.11 the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

Operating Advisor Actions:

2.	Reviewed any annual independent public accountants’ servicing report delivered to the Operating Advisor pursuant to Section 10.13 of the Pooling and Servicing Agreement and the following issues were noted therein: [ ]

Operating Advisor Actions:

3.	Reviewed any [Final] Asset Status Report and other information or communications delivered to the Operating Advisor and the following issues were noted therein: [ ]

Operating Advisor Actions:

Based on such review and/or consultation with the Special Servicer and performance of the other obligations of the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor

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[does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement as described herein.

PARK BRIDGE LENDER SERVICES LLC

By:	Park Bridge Advisors LLC
Its Sole Member

By:	Park Bridge Financial LLC
Its Sole Member

By:
Name:
Title:

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ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its Mortgage Loan Purchase Agreement make, with respect to each GACC Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GACC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GACC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)     Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

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Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)     Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the GACC Mortgage Loan. With respect to each GACC Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such GACC Mortgage Loan consented to by Mortgage Loan Seller on or after July 14, 2016.

(5)     Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee shall provide, or if neither (A) nor (B) is applicable, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)     Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust constitutes a legal, valid and binding assignment to the Trust. Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex D-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the

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lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)     Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Annex D-2, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)     Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases,

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subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)   UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)   Condition of Property. Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

(12)   Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Closing Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

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(14)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)   Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)   No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A-:VIII” from A.M. Best Company, (ii) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (iii) at least “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(18)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)   No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material

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improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)   No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Mortgage Loan Seller.

(21)   REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or Whole Loan, as applicable) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)   Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)   Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a

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trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)   Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)   Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents, insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)   Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for

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physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)   Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GACC Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(30)   Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2; provided, however, that if TRIA or a similar or subsequent

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statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this prospectus or the exceptions thereto set forth in Annex D-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule D-1 to Annex D-2, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)   Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and

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records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)   Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)   Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

(35)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns, Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee,

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its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other

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than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)   Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)   No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)   Bankruptcy. In respect of each GACC Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(40)   Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in

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connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)   Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)   Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)   Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

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(44)   Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth in Schedule D-3 to Annex D-2.

(45)   Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)   Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Annex A ID#	Mortgage Loans	Representations	Exceptions

10	Marina Del Rey Hotel	(7) Permitted Liens; Title Insurance	Under the Ground Lease encumbering the Mortgaged Property, the ground lessor has the right, at any time after March 1, 2022, to acquire the leasehold interest (or the space proposed to be sublet) if the Borrower proposes to (i) assign its interest in the Ground Lease, (ii) enter into any sublease for all or substantially all of the Mortgaged Property, or (iii) transfer 50% or greater of a direct or indirect beneficial interest in the Borrower.

11	Intercontinental Kansas City	(7) Permitted Liens; Title Insurance	The franchisor, Holiday Hospitality Franchising, Inc., has a right of first offer to purchase the entire Mortgaged Property in the event the Borrower offers the entire Mortgaged Property for sale, provided that pursuant to the comfort letter issued in connection with the Mortgage Loan, such right does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

13	Pointe Hilton Tapatio Cliffs Resort	(7) Permitted Liens; Title Insurance	The hotel manager, Hilton Management LLC, has a right of first refusal to purchase the Mortgaged Property in the event the Borrower elects to sell the Mortgaged Property pursuant to a bona fide offer. The right of first refusal does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property within six months after such foreclosure or deed-in-lieu of foreclosure.

31	Fairfield Hilton Head	(7) Permitted Liens; Title Insurance	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property or a direct or indirect interest in the Borrower, or a controlling interest in any entity that controls the Borrower, to a competitor of the franchisor. The right of first refusal does apply to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor as defined under the Mortgage Loan documents.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

29	Preserve at Oslo	(7) Permitted Liens; Title Insurance	The Mortgaged Property is encumbered by a mortgage that secures a loan in the original principal balance of $675,000 (outstanding principal balance of $494,910) from the Florida Housing Finance Corporation (the “FHFC Loan”), the terms of which require the borrower to comply with certain low income housing and rent restrictions at the Mortgaged Property. Provided the borrower complies with the terms and conditions of the FHFC Loan, such loan will self-amortize and the borrower will not be required to make any payments thereunder. The FHFC Loan is subject to a subordination and standstill agreement in favor of the Mortgage Loan lender.

29	Preserve at Oslo	(8) Junior Liens	The Mortgaged Property is encumbered by a mortgage that secures a loan in the original principal balance of $675,000 (outstanding principal balance of $494,910) from the Florida Housing Finance Corporation (the “FHFC Loan”), the terms of which require the borrower to comply with certain low income housing and rent restrictions at the Mortgaged Property. Provided the borrower complies with the terms and conditions of the FHFC Loan, such loan will self-amortize and the borrower will not be required to make any payments thereunder. The FHFC Loan is subject to a subordination and standstill agreement in favor of the Mortgage Loan lender.

1	Westfield San Francisco Centre	(17) Insurance	If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P (and the equivalent rating by Moody’s or Fitch to the extent Moody’s or Fitch rates any class of certificates and rates such insurance companies), and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P (and the equivalent rating by Moody’s or Fitch to the extent Moody’s or Fitch rates any class of certificates and rates such insurance companies) and the only insurance companies subject to the foregoing rating criteria are those covering the total insured value of all of Borrower’s and its affiliates owned property located in the State of California. Notwithstanding the foregoing, the Borrower may use Ironshore Specialty Insurance Company (“Ironshore”) as an insurer within the non-primary layers of the syndicate of insurers with a participation amount no greater than $10,000,000, provided that Ironshore maintain reinsurance with a “cut-through” endorsement that has the effect of raising requirements as set forth herein or such higher rating as may be required by a Rating Agency.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

7	U-Haul AREC Portfolio	(17) Insurance	The Borrower has a self-insured retention on commercial general liability of $5,000,000, which is permitted so long as the guarantor maintains net equity of at least $250,000,000 as reflected in its most recent audited financial statements.

10	Marina Del Rey Hotel	(17) Insurance	The Ground Lease encumbering the Mortgaged Property governs the application of proceeds and awards following a casualty or condemnation. Pursuant to the Ground Lease: (i) with respect to a partial taking, condemnation awards are to be applied to restoration, but are to be held and distributed by the ground lessor, and (ii) with respect to a partial casualty, insurance proceeds are to be applied to restoration, and are to be held by the ground lessor with respect to proceeds in an amount equal to or greater than $500,000, and are to be held by the lender with respect to proceeds in an amount less than $500,000.

21	Williamsburg Premium Outlets	(17) Insurance	If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P, and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P.

14	Hampton Inn San Diego/Kearny Mesa	(18) Access; Utilities; Separate Tax Lots	The Mortgaged Property is a partial fee / partial leasehold property. The leasehold portion of the Mortgaged Property is part of a tax lot which includes property that is not part of the Mortgaged Property. The Borrower is required under the Mortgage Loan documents to pay real estate taxes for the entire tax lot and to escrow amounts sufficient to make such payments; however, the Borrower is not required to apply for the creation of separate tax lots. Under the related ground lessor estoppel agreement, the ground lessor is required to reimburse the Borrower for the proportionate share of real estate tax payments attributable to that portion of the tax lot which is not part of the Mortgaged Property.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

7	U-Haul AREC Portfolio	(25) Local Law Compliance

Two building code violations are open at the Couer D’ Alene Mortgaged Property. The Borrower has covenanted to use commercially reasonable efforts to cure such open building code violations.

The U-Haul Moving & Storage of Historic Ybor City Mortgaged Property is legal non-conforming as to use. In the event of an intentional or voluntary abandonment of such legal non-conforming use for more than 180 days or of damage or destruction of 60% or more of the current assessed taxable value of all structures comprising the legal non-conforming use, the Mortgaged Property must be rebuilt in accordance with current zoning.

1	Westfield San Francisco Centre	(27) Recourse Obligations	The liability of the guarantor for the full recourse amount is capped at an amount equal to 10% of the then outstanding principal balance of the Whole Loan, and in no event will the guarantor be liable for losses solely related to the Borrowers’ failure to pay debt service on or to repay the Whole Loan, to remain solvent or adequately capitalized or to pay their debts as they become due.

21	Williamsburg Premium Outlets	(27) Recourse Obligations	The Mortgage Loan documents do not provide for recourse for intentional material physical waste of the Mortgaged Property. In addition, with respect to other non-recourse carve-outs, the liability of the guarantor is capped at $37,000,000, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights thereunder.

7	U-Haul AREC Portfolio	(32) Single-Purpose Entity	The Borrower may acquire properties adjacent to the existing Mortgaged Properties for expansion purposes. Any such after-acquired adjacent property will be encumbered by the lien of the Mortgage on the related Mortgaged Property. In addition, the Borrower is permitted to enter into an operating lease, as a tenant, with respect to one or more storage facilities acquired by an affiliate of the Borrower, which will be operated jointly with one of the existing Mortgaged Properties.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

10	Marina Del Rey Hotel	(35) Ground Lease

(e) The Ground Lease encumbering the Mortgaged Property provides that at any time after March 1, 2022, if the Borrower proposes to (i) assign its interest in the Ground Lease, (ii) enter into any sublease for all or substantially all of the Mortgaged Property, or (iii) transfer 50% or greater of a direct or indirect beneficial interest in the Borrower, then in each case the ground lessor will have the right to acquire such interest or recapture the space proposed to be sublet, as applicable.

(i) The Ground Lease provides that the Borrower may not sublet all or any portion of the Mortgaged Property without the ground lessor’s consent.

(j) The Ground Lease provides that (i) with respect to a partial taking, condemnation awards are to be applied to restoration, but are to be held and distributed by the ground lessor, and (ii) with respect to a partial casualty, insurance proceeds are to be applied to restoration, and are to be held by the ground lessor with respect to proceeds in an amount equal to or greater than $500,000, and are to be held by the lender with respect to proceeds in an amount less than $500,000.

21	Williamsburg Premium Outlets	(40) Organization of Borrower	The Borrowers are affiliated with the Borrowers under the Mortgage Loans identified on Annex A-1 to this prospectus as Opry Mills and The Shops at Crystals.

15, 16	38-01 47th Avenue and 39-25 21st Street	(40) Organization of Borrower	The Borrowers are affiliated entities.

7	U-Haul AREC Portfolio	(41) Environmental Conditions	The related Phase I environmental site assessments identified the existence of recognized environmental conditions at each of the U-Haul N Miami Beach Mortgaged Property and the U-Haul Center North Irby Street Mortgaged Property and recommended that a limited Phase II environmental site assessment be performed at the U-Haul Center North Irby Street Mortgaged Property. To address these environmental conditions, and in lieu of a Phase II environmental site assessment, the borrower obtained a blanket environmental insurance policy that expires on August 12, 2016 (and obtained a new replacement blanket environmental insurance policy that will commence on August 12, 2016 and expire on August 12, 2019). The Mortgage Loan documents require that the borrower extend such policy (or provide coverage under a substantially similar replacement policy) for so long as the related Mortgage Loan debt is outstanding.

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Annex A ID#	Mortgage Loans	Representations	Exceptions

1	Westfield San Francisco Centre	(44) Cross-Collateralization	The Mortgage Loan is evidenced by a $32,892,473.10 pari passu Note A-1-EMP-C1 and a $9,107,526.90 pari passu Note A-1-SFC-C1, which are being sold to the depositor by German American Capital Corporation, and by a $32,892,473.10 pari passu Note A-2-EMP-C1 and a $9,107,526.90 pari passu Note A-2-SFC-C1, which are being sold to the depositor by JPMorgan Chase Bank, National Association. The Mortgaged Property is also security for twenty pari passu notes with an aggregate original principal balance of $349,077,000, and four junior notes with an aggregate original principal balance of $124,923,000. The notes are cross-collateralized and cross-defaulted with each other.

7	U-Haul AREC Portfolio	(44) Cross-Collateralization	The Mortgage Loan is evidenced by a $46,000,000 pari passu Note A-2. The Mortgaged Property is also security for a $48,500,000 pari passu Note A-1. The notes are cross-collateralized and cross-defaulted with each other.

9	Staybridge Suites Times Square	(44) Cross-Collateralization	The Mortgage Loan is evidenced by a $38,600,000 pari passu Note A-1, which is being sold to the depositor by German American Capital Corporation. The Mortgaged Property is also security for a $28,900,000 pari passu Note A-2, which is currently held by Citigroup Global Markets Realty Corp. or an affiliate. The notes are cross-collateralized and cross-defaulted with each other.

11	Intercontinental Kansas City Hotel	(44) Cross-Collateralization	The Mortgage Loan is evidenced by a $30,140,000 pari passu Note A-2. The Mortgaged Property is also security for a $45,000,000 pari passu Note A-1. The notes are cross-collateralized and cross-defaulted with each other.

21	Williamsburg Premium Outlets	(44) Cross-Collateralization	The Mortgage Loan is evidenced by a $15,000,000 pari passu Note A-5-B . The Mortgaged Property is also security for six other pari passu notes with an aggregate original principal balance of $170,000,000. The notes are cross collateralized and cross-defaulted with each other.

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SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

None

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SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
10 13	Marina Del Rey Hotel Pointe Hilton Tapatio Cliffs Resort

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SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None

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ANNEX E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its Mortgage Loan Purchase Agreement make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)     Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)     Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the Other Securitization), participation (other than with respect to any JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

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(3)     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)     Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)     Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since July 14, 2016.

(7)     Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) from the Mortgage Loan Seller constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such

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Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the

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survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)     Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Borrower.

(10)   Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)   Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)   Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

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(13)   Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)   Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)   Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)   Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the Other Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)   No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)   Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage

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Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)   Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)   No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)   No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)   REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be

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reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)   Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)   Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)   Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Borrower.

(26)   Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

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(27)   Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)   Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Borrower; (ii) Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) transfers of either the Mortgaged Property or equity interests in Borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the Borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to acts or omissions of the related Borrower, guarantor, property manager or their affiliates, employees or agents.

(29)   Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property

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after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)   Financial Reporting and Rent Rolls. Each Mortgage requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)   Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)   Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any

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controlling equity interest in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)   Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)   Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled

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payments under the Mortgage Note as set forth in (iii) above, (vi) if the Borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Borrower is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)   Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)   Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A) The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B) The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C) The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D) The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E) The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

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(F) The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(G) The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I) The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J) Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(K) In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(L) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)   Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)   ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash

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flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)   Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)   No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)   Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)   Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each Borrower which identifies all beneficial controlling owners of the Borrower (i.e., managing members, general partners or similar controlling person for such Borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the

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“Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)   Environmental Conditions. At origination, each Borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-1 to Annex E-2, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-1 to Annex E-2 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with

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respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)   Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)   Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)   Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)   Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)   Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Borrower, and no funds have been received from any person other than the related Borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to

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any Borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)   Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Borrower.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Annex A ID#	Mortgage Loans	Representations	Exceptions
1, 2, 3, 4, 6	Westfield San Francisco Centre, Center 21, Opry Mills, 693 Fifth Avenue and The Shops at Crystals	(7) Lien; Valid Assignment	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
4	693 Fifth Avenue	(8) Permitted Liens; Title Insurance	Pursuant to the related lease, the largest tenant at the Mortgaged Property, Valentino, has a right of first offer to purchase the related Mortgaged Property in the event Borrower intends to sell such tenant’s space or the entire Mortgaged Property building.
6	The Shops at Crystals	(8) Permitted Liens; Title Insurance	The Mortgage Loan documents permit Borrower to enter into any “Property-Assessed Clean Energy Loan” (PACE) which is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $7,000,000, subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).
30	Grizzly Self-Storage Mesquite	(8) Permitted Liens; Title Insurance	Pursuant to the related lease, STC Five LLC, which leases space at the Mortgaged Property for the operation of a cell phone tower, has a right of first refusal to purchase the portion of the Mortgaged Property it leases in the event Borrower intends to sell such portion of the entire Mortgaged Property.
2, 8, 12	Center 21, 1901 Harrison Street and 260 Townsend Street	(9) Junior Liens	Future mezzanine debt is permitted upon satisfaction of certain conditions, which include (but are not limited to) the following: (i) a combined LTV Ratio of not greater than the LTV Ratio as of the origination date; (ii) a combined DSCR equal to or greater than the DSCR as of the origination date; and (iii) the execution of a customary intercreditor agreement reasonably acceptable to the lender.
1, 2, 3, 4, 6	Westfield San Francisco Centre, Center 21, Opry Mills, 693 Fifth Avenue and The Shops at Crystals	(10) Assignment of Leases and Rents	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Companion Loan(s) on a pari passu basis.

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Annex A ID#	Mortgage Loans	Representations	Exceptions
1	Westfield San Francisco Centre	(18) Insurance	If the Borrower elects to have the insurance policies issued by a syndicate of insurers, then, if such syndicate consists of 5 or more members, at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having the rating of “A” or better by S&P (and the equivalent rating by Moody’s or Fitch to the extent Moody’s or Fitch rates any class of certificates and rates such insurance companies), and the remaining 40% (or the remaining 25% if such syndicate consists of 4 or fewer members) is required to be provided by insurance companies having a claims paying ability rating of “BBB” or better by S&P (and the equivalent rating by Moody’s or Fitch to the extent Moody’s or Fitch rates any class of certificates and rates such insurance companies) and the only insurance companies subject to the foregoing rating criteria are those covering the total insured value of all of Borrower’s and its affiliates owned property located in the State of California. Notwithstanding the foregoing, the Borrower may use Ironshore Specialty Insurance Company (“Ironshore”) as an insurer within the non-primary layers of the syndicate of insurers with a participation amount no greater than $10,000,000, provided that Ironshore maintain reinsurance with a “cut-through” endorsement that has the effect of raising requirements as set forth herein or such higher rating as may be required by a Rating Agency.
3, 6	Opry Mills and The Shops at Crystals	(18) Insurance

The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if Borrower delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents). The amount of these deductibles may be considered higher than customary.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

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Annex A ID#	Mortgage Loans	Representations	Exceptions
4	693 Fifth Avenue	(18) Insurance

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

The threshold at or above which the lender has the right to hold and disburse insurance proceeds in respect of a casualty loss is $5,000,000, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

5	Yuma Palms	(18) Insurance	The deductible for the all-risk special form property insurance may not exceed $100,000. The amount of this deductible may be considered higher than customary.
18	The Shops at Mockingbird	(19) Access; Utilities; Separate Tax Lots	The Mortgaged Property shares a tax parcel identification number with an adjoining property that is not part of the collateral. The Mortgage Loan documents require that Borrower cause the appropriate governmental authority to issue a separate tax parcel identification number on or before January 1, 2017. Borrower is required to deposit into the monthly tax escrow reserve sufficient funds to cover the Mortgaged Property and additional land, until a separate parcel identification number is obtained.
1	Westfield San Francisco Centre	(28) Recourse Obligations	The liability of the guarantor for the full recourse amount is capped at an amount equal to 10% of the then outstanding principal balance of the Whole Loan, and in no event will the guarantor be liable for losses solely related to the Borrowers’ failure to pay debt service on or to repay the Whole Loan, to remain solvent or adequately capitalized or to pay their debts as they become due.
5	Yuma Palms	(28) Recourse Obligations	The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards does not include misappropriation.

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2, 8, 12	Center 21, 1901 Harrison Street and 260 Townsend Street	(28) Recourse Obligations	The carve-out for intentional misrepresentations is limited to material misrepresentations in any of the Mortgage Loan documents (i) by the guarantors or any of their respective authorized representatives, or (ii) by the Borrower, any affiliate of the Borrower or any of their respective authorized representatives, which was known by the Borrower or guarantors to be false when made.

The carve-out for waste is limited to intentional material physical waste at the Mortgaged Property committed by the Borrower or the guarantors, except to the extent caused by insufficiency of cash flow generated by the Mortgaged Property and made available to the Borrower.

There is no carve-out for willful misconduct.

The carve-out for misapplication, misappropriation or conversion of rents, insurance proceeds or condemnation awards is limited to the intentional misapplication, intentional misappropriation or intentional conversion by the Borrower or the guarantor of any funds in violation of the Mortgage Loan documents (and less only that portion of such revenues which is actually used by the Borrower to operate the Mortgaged Property in the ordinary course of business and provided such use is approved in writing by the lender), except to the extent that the Borrower or the guarantor, as applicable, did not have the legal right to direct disbursement of such funds because of a bankruptcy, receivership or similar proceeding.

There is no carve-out for failure to deliver security deposits to the lender after an event of default, but the Mortgage Loan documents include a loss carve-out for intentional misappropriation, intentional misapplication or intentional conversion of security deposits after an event of default.

The obligations and liabilities of the related Borrower and guarantors with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting one (1) year after the payment in full or defeasance of the related Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full or defeased without the lender having exercised any remedies or foreclosed or otherwise taken possession of the

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Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) indemnitee shall have received, at the Borrower’s and guarantor’s expense, an updated environmental report dated within ninety (90) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents. In addition, the Mortgage Loan agreement includes a carveout for losses for any material breach of any representation, warranty or indemnification obligation by the Borrower or the guarantors under the environmental indemnity.

The Mortgage Loan agreement provides that the Mortgage Loan is fully recourse to the Borrower and the guarantor in the event there is any unauthorized voluntary transfer of fee title to the Mortgaged Property or a controlling or majority interest in the Borrower in violation of the Mortgage Loan documents.

The full recourse carve-outs for voluntary and involuntary bankruptcy do not include “consenting” or “acquiescing” to a bankruptcy filing. The Mortgage Loan agreement does include a full recourse carve-out for voluntary filings or for the Borrower colluding with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower.

4	693 Fifth Avenue	(28) Recourse Obligations

There is no separate non-recourse carve-out guarantor, and the Borrower is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the Mortgage Loan documents and the environmental indemnity.

The loan is not fully recourse to the Borrower for transfers in violation of the Mortgage Loan documents (i) if such transfers occurs in connection with (A) a foreclosure (or an assignment in lieu of foreclosure) of the Mortgaged Property or (B) following the creation

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of a new mezzanine loan, a foreclosure (or an assignment in lieu of foreclosure) performed in accordance with the loan documents related to such new mezzanine loan and (ii) to the extent that both (A) the recourse liability of the Borrower was caused solely by actions, conditions or events that the Borrower can establish first occurred (x) after a foreclosure (or an assignment in lieu of foreclosure) of the Mortgaged Property that is not set aside, rescinded or invalidated nor otherwise challenged as to validity, effectiveness or indefeasibility or (y) during a period during which the Mortgaged Property remains under a receivership (a “Receivership Period”), in either case whereby the Borrower no longer owns the Mortgaged Property or otherwise has any control with respect to the Mortgaged Property and (B) such liability of the Borrower was not caused by the actions of the Borrower or any affiliate of the Borrower; provided, however, that the Borrower’s such recourse liability will be automatically reinstated upon, as applicable, (1) any foreclosure sale or a conveyance in lieu of foreclosure by such lender being set aside, rescinded or invalidated as a result of the insolvency, bankruptcy or reorganization of the Borrower or any of its affiliates or otherwise or (2) the Borrower’s regaining control with respect to the Mortgaged Property following any such foreclosure or conveyance in lieu of foreclosure or following any Receivership Period.

The obligations and liabilities of the Borrower with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting two (2) years after the payment in full of the related Mortgage Loan, provided (i) the Borrower furnishes to the lender an updated environmental report dated no more than thirty (30) days prior to the date of the repayment in form and substance, and from an environmental consultant, reasonably acceptable to the lender, which updated environmental report discloses, as of the date of such report, (A) no actual noncompliance with or violation of applicable environmental laws (or of permits issued pursuant to such environmental laws), (B) no environmental liens encumbering the Mortgaged Property, (C) no administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in the environmental indemnity agreement, (D) no presence or release of any hazardous substances in, on, above or under the Mortgaged Property, and (E) no other matter for which the lender is entitled to indemnification, other than, in the case

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of clauses (A), (B), (C), (D) and (E), the de minimis condition of standing oil located under the emergency generator described in the Phase I Environmental Site Assessment dated April 15, 2016 (the “2016 Report” and such de minimis condition described therein, the “De Minimis Condition”), in which case the Borrower’s obligations and liabilities under will only continue with respect to the De Minimis Condition disclosed in the 2016 Report and the Borrower will thereafter not have any liability for any other issues, (ii) on the date of such repayment, neither the lender nor the Borrower is aware of a release or other violation of the applicable environmental law and there is no pending or asserted claim under the environmental indemnity agreement, and (iii) the Borrower has paid the lender all sums due under the environmental indemnity agreement and the Borrower is not in default under the environmental indemnity agreement.

The carve-out for material physical waste is limited to intentional waste.

3	Opry Mills	(28) Recourse Obligations

The obligations and liabilities of the carveout guarantor is capped at $75,000,000 under the non-recourse carveout guaranty, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty.

The carve-out regarding waste is limited to any arson or material physical waste intentionally committed by Borrower.

The carve-out for willful misconduct is limited to willful misconduct by Borrower in connection with the Mortgage Loan.

Conversion of prepaid rents or rents after an event of default, condemnation awards or insurance proceeds is not a carveout. Misappropriation or misapplication of such amounts is a loss carveout.

The Borrower and the guarantor will not have liability under the full recourse carve-out for transfers in violation of the Mortgage Loan documents or any loss carve-outs, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) Borrower’s lack of access to revenue from the Mortgaged Property

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as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of Borrower or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of Borrower’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of Borrower, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of Borrower through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

The obligations and liabilities of the related Borrower and guarantor with respect to environmental issues will terminate and be of no further force and effect upon payment in full or full defeasance of the Mortgage Loan, provided the Borrower delivers to the lender a Phase I environmental report in form and substance and from an engineer reasonably acceptable to the lender and dated no earlier than the date on which the Mortgage Loan is paid or defeased in full, indicating no change in any material respect from the environmental report delivered at origination of the Mortgage Loan.

5	Yuma Palms	(28) Recourse Obligations

Upon the acceptance by the lender of any cure by Borrower for any failure to obtain the lender’s prior written consent to any transfer, the Mortgage Loan documents provide that the debt will no longer be fully recourse to Borrower and the guarantor solely as a result of such failure; provided, however, Borrower and the guarantor will remain liable to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with such trigger. The lender is not obligated to accept any such cure and may reject or accept in its sole and absolute discretion.

E-2-8

The obligations and liabilities of Borrower and the guarantor with respect to environmental issues will terminate and be of no further force and effect with respect to any unasserted claim starting two (2) years after the payment in full of the Mortgage Loan, provided (i) the Mortgage Loan has been paid off in full without the lender having foreclosed or otherwise taken possession of the Mortgaged Property, (ii) there has been no material change, between the date of origination of the Mortgage Loan and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents, notwithstanding the fact that the related Mortgage Loan is paid in full, and (iii) indemnitee shall have received, at Borrower’s and the guarantor’s expense, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the related Mortgage Loan documents.
6	The Shops at Crystals	(28) Recourse Obligations

The obligations and liabilities of the carveout guarantors is capped at $110,000,000 under the non-recourse carveout guaranty, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservations of the lender’s rights under the guaranty.

The carve-out regarding waste is limited to arson or material physical waste intentionally committed by the Borrower.

The carve-out for willful misconduct is limited to willful misconduct by the Borrower in connection with the Mortgage Loan.

Conversion of prepaid rents or rents after an event of default, condemnation awards or insurance proceeds is not a carveout. Misappropriation or misapplication of such amounts is a loss carveout.

E-2-9

Borrower and the guarantors will not have liability under the full recourse carve-out for transfers in violation of the Mortgage Loan documents or any loss carve-out in the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carve-out is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property; (ii) the Borrower’s lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows; (iii) the insolvency of the Borrower or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context; (iv) the payment of the Borrower’s debts and liabilities as they become due and payable from sources other than the Mortgaged Property; (v) the failure to pay the Mortgage Loan or other obligation or debts of the Borrower, as the result of (i) through (iii) above; or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Borrower through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

The obligations and liabilities of the related Borrower and guarantors with respect to environmental issues will terminate and be of no further force and effect upon payment in full or full defeasance of the Mortgage Loan, provided the Borrower delivers to the lender a Phase I environmental report in form and substance from an engineer reasonably acceptable to the lender and dated no earlier than the date on which the Mortgage Loan is paid or defeased in full, indicating no change in any material respect from the environmental report delivered at origination of the Mortgage Loan.

18	The Shops at Mockingbird	(30) Financial Reporting and Rent Rolls	The Mortgage Loan documents do not require annual or quarterly financial statements from the Borrowers on a combined basis.

E-2-10

3, 6	Opry Mills and The Shops at Crystals	(31) Acts of Terrorism Exclusion

If the insurance policies contain an exclusion for acts of terrorism and the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, Borrower is not required to pay more than two (2) times the cost of then current property insurance coverage (based on the cost to purchase a stand-alone policy and excluding the earthquake, wind and flood components of such policy) on terrorism coverage.

To the extent that Borrower is required to obtain a stand-alone insurance policy to cover acts of terrorism, Borrower may maintain such policy with a deductible that is reasonable for similar properties in the region (provided that in no event will such deductible exceed $5,000,000). The amount of this deductible may be considered higher than customary.

2, 8, 12	Center 21, 1901 Harrison Street and 260 Townsend Street	(31) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect and provided terrorism insurance is commercially available, the Borrower is not required to pay for any premiums in excess of 200% the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rent loss insurance coverage on a stand-alone basis (without giving effect to the cost of any terrorism component); and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
4	693 Fifth Avenue	(31) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2015 is not in effect, the Borrower is not required to pay for any premiums in excess of two (2) times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rent loss insurance coverage; and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
3	Opry Mills	(33) Single-Purpose Entity	The Borrower has entered into a cash management agency agreement with the guarantor, pursuant to which the guarantor will provide certain bookkeeping, bill-paying and cash management services to the Borrower. The Mortgage Loan agreement provides that all amounts paid to the Borrower in accordance with the Mortgage Loan documents may be deposited into commingled deposit accounts (controlled by the guarantor as agent of the Borrower) on behalf of the Borrower, as and when received.

E-2-11

5	Yuma Palms	(33) Single-Purpose Entity	The related property manager maintains a custodial account on behalf of Borrower and certain affiliates of Borrower. The Mortgage Loan documents contain a representation that the funds have been and are separately accounted and a covenant that such funds will continue to be separately accounted, for each item of income and expense applicable to the Mortgaged Property and Borrower. There is a non-recourse carveout against Borrower and the guarantor for any losses resulting from the commingling of funds in the custodial account.
2, 8, 12	Center 21, 1901 Harrison Street and 260 Townsend Street	(34) Defeasance	The Mortgage Loan documents require the Borrower to pay for all reasonable expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountant’s fees are not expressly enumerated in the provision), but the Mortgage Loan agreement provides that the Borrower will only be required to pay for actual costs and expenses incurred by the servicer and that any processing fee for the servicer is limited to a maximum amount of $25,000.
1, 2, 3, 4, 6	Westfield San Francisco Centre, Center 21, Opry Mills, 693 Fifth Avenue and The Shops at Crystals	(46) Cross-Collateralization	The Mortgage Loans are cross-collateralized and cross-defaulted with the related Companion Loan(s).

E-2-12

SCHEDULE E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

None

E-2-13

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ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	45,000,000.00	58	45,000,000.00
2	45,000,000.00	59	45,000,000.00
3	45,000,000.00	60	44,998,948.14
4	45,000,000.00	61	44,245,394.59
5	45,000,000.00	62	43,436,233.25
6	45,000,000.00	63	42,676,774.50
7	45,000,000.00	64	41,861,876.62
8	45,000,000.00	65	41,096,468.20
9	45,000,000.00	66	40,328,169.12
10	45,000,000.00	67	39,400,113.55
11	45,000,000.00	68	38,625,394.77
12	45,000,000.00	69	37,795,672.69
13	45,000,000.00	70	37,014,889.30
14	45,000,000.00	71	36,179,275.83
15	45,000,000.00	72	35,392,382.15
16	45,000,000.00	73	34,602,515.72
17	45,000,000.00	74	33,758,078.64
18	45,000,000.00	75	32,962,033.53
19	45,000,000.00	76	32,111,594.23
20	45,000,000.00	77	31,309,323.91
21	45,000,000.00	78	30,504,022.09
22	45,000,000.00	79	29,542,416.99
23	45,000,000.00	80	28,730,425.90
24	45,000,000.00	81	27,864,496.03
25	45,000,000.00	82	27,046,159.56
26	45,000,000.00	83	26,174,499.48
27	45,000,000.00	84	25,366,530.29
28	45,000,000.00	85	24,555,505.09
29	45,000,000.00	86	23,692,350.10
30	45,000,000.00	87	22,874,988.15
31	45,000,000.00	88	22,005,677.36
32	45,000,000.00	89	21,181,930.86
33	45,000,000.00	90	20,355,068.00
34	45,000,000.00	91	19,427,978.36
35	45,000,000.00	92	18,594,471.63
36	45,000,000.00	93	17,709,477.07
37	45,000,000.00	94	16,869,463.99
38	45,000,000.00	95	15,978,148.87
39	45,000,000.00	96	15,131,580.36
40	45,000,000.00	97	14,281,808.15
41	45,000,000.00	98	13,381,012.57
42	45,000,000.00	99	12,524,611.31
43	45,000,000.00	100	11,617,375.97
44	45,000,000.00	101	10,754,295.63
45	45,000,000.00	102	9,887,948.39
46	45,000,000.00	103	8,876,509.71
47	45,000,000.00	104	8,003,042.80
48	45,000,000.00	105	7,079,229.07
49	45,000,000.00	106	6,198,954.25
50	45,000,000.00	107	5,268,527.00
51	45,000,000.00	108	4,381,392.89
52	45,000,000.00	109	3,490,899.78
53	45,000,000.00	110	2,550,546.00
54	45,000,000.00	111	1,653,116.47
55	45,000,000.00	112	706,024.33
56	45,000,000.00	113 and thereafter	0
57	45,000,000.00

F-1

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This
Prospectus	11
Summary of Terms	19
Risk Factors	49
Description of the Mortgage Pool	118
Transaction Parties	198
Description of the Certificates	225
Description of the Mortgage Loan Purchase
Agreements	257
Pooling and Servicing Agreement	268
Certain Legal Aspects of Mortgage Loans	372
Certain Affiliations, Relationships and Related
Transactions Involving Transaction Parties	388
Pending Legal Proceedings Involving Transaction
Parties	389
Use of Proceeds	389
Yield and Maturity Considerations	390
Material Federal Income Tax Considerations	402
Certain State and Local Tax Considerations	414
Method of Distribution (Underwriter)	415
Incorporation of Certain Information by Reference	416
Where You Can Find More Information	417
Financial Information	417
Certain ERISA Considerations	417
Legal Investment	421
Legal Matters	422
Ratings	422
Index of Defined Terms	424

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	E-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$782,021,000
(Approximate)

Deutsche Mortgage &
Asset Receiving
Corporation
Depositor

DBJPM 2016-C3 Mortgage
Trust

(Central Index Key Number 0001677390)
Issuing Entity

DBJPM 2016-C3 Mortgage Trust
Commercial Mortgage Pass-
Through Certificates, Series 2016-C3

Class A-1	$33,545,000
Class A-2	$6,084,000
Class A-3	$11,000,000
Class A-SB	$45,000,000
Class A-4	$250,000,000
Class A-5	$279,987,000
Class X-A	$700,467,000
Class A-M	$74,851,000
Class B	$44,687,000
Class C	$36,867,000

PROSPECTUS

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

July 27, 2016